  As filed with the Securities and Exchange Commission on April 3, 2000

                                                     Registration No. 333-92851
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  ----------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          the Securities Act of 1933

                                  ----------

                          divine interVentures, inc.
            (Exact name of registrant as specified in its charter)

      Delaware                       7389                 36-4301991
   (State or other
   jurisdiction of
  incorporation or
    organization)
             (Primary Standard Industrial Classification Code No.)
                                               (I.R.S. Employer Identification
                                                             No.)

    4225 Naperville Road, Suite 400, Lisle, Illinois 60532, (630) 799-7500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Andrew J. Filipowski
                     Chairman and Chief Executive Officer
    4225 Naperville Road, Suite 400, Lisle, Illinois 60532, (630) 799-7500 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
     Matthew S. Brown, Esq.                    Marc M. Rossell, Esq.
       Mark D. Wood, Esq.                       Shearman & Sterling
      Katten Muchin Zavis                      599 Lexington Avenue
 525 West Monroe Street, Suite               New York, New York 10022
              1600                                (212) 848-4000
  Chicago, Illinois 60661-3693
         (312) 902-5200

                                  ----------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                  ----------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 3, 2000

                             20,000,000 Shares

                               [DIVINE NAME LOGO]


                              Class A Common Stock

                                   --------

  Prior to this offering, there has been no public market for our class A common stock. The initial public offering price is expected to be between $6.00 and $8.00 per share. We have applied to list our class A common stock on The Nasdaq Stock Market's National Market under the symbol "DVIN."

  The underwriters have an option to purchase a maximum of 3,000,000 additional shares of our class A common stock to cover over-allotments of shares.

  We have also agreed to sell, concurrent with the completion of this offering, in private placements, approximately 15,365,234 shares of our class A common stock and approximately 30,325,001 shares of our class C common stock, assuming an initial public offering price of $7.00 per share.

  Investing in our class A common stock involves risks. See "Risk Factors" on page 10.

                                                         Underwriting
                                                          Discounts
                                              Price to       and      Proceeds to
                                               Public    Commissions     divine
                                            ------------ ------------ ------------
Per share..................................    $            $            $
Total...................................... $            $            $

  Delivery of the shares of class A common stock will be made on or about
        , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

           Donaldson, Lufkin & Jenrette

                      Bear, Stearns & Co. Inc.

                                  Robertson Stephens

                                             DLJdirect Inc.

                  The date of this prospectus is      , 2000.

                              [Inside Front Cover]

[Red Japanese koi fish (divine logo) in upper left corner]



                                       [Arrow poimting to bands of interwoven strands]
--------------------------------------------------------------------------------------
The divine Family Model
The interwoven strands           [Bands of yellow, red and grey
represent divine's               interwoven strands labeled
community of associated          infrastructure service providers
companies.                       (yellow), market makers (red)
                                 and do rights (grey)]

--------------------------------------------------------------------------------------
The following                 Buzz divine     Knowledge          Sales divine
Infrastructure Service        closerlook        divine           Sequoia
Providers assist companies    Community       LAUNCHworks        sho research
in building and managing        divine        LiveOnTheNet.com   Talent divine
the technical                 comScore        Martin Partners    TV House
infrastructure needed to      divine          Mercantec          ViaChange.com
support business-to-            interChange   mindwrap           Web Design
business e-commerce:          dotspot         NetUnlimited         Group
                              Emicom Group    OpinionWare.com    Westbound
                              e-Reliable      OUTTASK.COM          Consulting
                                Commerce      Perceptual         Xippix
                              eXperience        Robotics         Xqsite
                                divine        PocketCard
                              FiNetrics
                              Host divine
                              i-Fulfillment
                              Justice
                                divine
--------------------------------------------------------------------------------------

The following Market Makers   Aluminium.com     Entrepower        Neoforma.com
bring together buyers and     BeautyJungle.com  Farms.com         OfficePlanIt.com
sellers to exchange           bid4real.com      iSalvage.com      Oilspot.com
products and services on      BidBuyBuild       i-Street          Whiplash
the Internet:                 CapacityWeb.com   The National
                              Commerx             Transportation
                              eFiltration.com     Exchange
--------------------------------------------------------------------------------------

The following Do Rights are   iGive.com         Panthera Productions
for-profit businesses that
use the Internet to support
social, cultural or
educational purposes:


The majority of the associated companies listed above have not generated revenues to date.

                                 ------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    4
Risk Factors..............................................................   10
Cautionary Note Regarding Forward-Looking Statements......................   33
Concurrent Private Placements.............................................   33
Use of Proceeds...........................................................   36
Dividend Policy...........................................................   36
Capitalization............................................................   37
Dilution..................................................................   39
Selected Financial Data...................................................   41
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   42

                                                                            Page
                                                                            ----
Business...................................................................  52
Management.................................................................  79
Relationships and Related-Party
 Transactions..............................................................  95
Principal Stockholders..................................................... 105
Description of Capital Stock............................................... 107
Shares Eligible for Future Sale............................................ 110
Underwriting............................................................... 113
Notice to Canadian Residents............................................... 116
Legal Matters.............................................................. 117
Experts.................................................................... 117
Where Can You Find More Information........................................ 120
Index to Financial Statements.............................................. F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information contained in this document may only be accurate on the date of this document.





                     Dealer Prospectus Delivery Obligation

   Until           , 2000, 25 days after the commencement of the offering, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our class A common stock. You should read this entire prospectus carefully, including the risk factors and our financial statements and the related notes.

                           divine interVentures, inc.

   We are an Internet holding company actively engaged in business-to-business e-commerce through our community of associated companies, currently consisting of 52 business-to-business e-commerce companies. We foster collaboration among these companies, 15 of which are currently located together in our facilities, to provide cross-selling and marketing opportunities and support business growth and the sharing of information and business expertise. We finance and assist in the development, management and operation of these companies. Through associated companies that we established and control, we offer our associated companies a comprehensive array of infrastructure services, including web hosting and design, systems integration, information technology management and marketing and public relations. These services are designed to allow each of our associated companies to focus on its core competencies and accelerate the time-to-market of its products and services. We focus our efforts in geographic areas that we believe have a strong base of intellectual capital and entrepreneurial talent, but that have traditionally lacked infrastructure services and venture capital funding.

   We were formed in May 1999, began operations on June 30, 1999 and generated revenues totalling approximately $1,037,000 on a consolidated basis through December 31, 1999. This amount included $410,000 from our majority-owned associated companies, the operating results of which are consolidated with our operating results. Our associated companies generate, or expect to generate, revenues from the sale of products and services, advertising and transaction fees. Through December 31, 1999, we directly operated, and generated revenues of $351,000 from, the infrastructure services businesses that are now operated by associated companies that we established and control, none of which commenced operations before January 1, 2000. We also generate revenues from fees paid to us by venture capital funds that we manage, as well as consulting fees. In addition, our operating results reflect our share of the earnings or losses of non-majority owned associated companies in which we own at least 20%, but not more than 50%, of the outstanding voting power. Our operating results are only affected by the earnings or losses of associated companies in which we own less than 20% of the outstanding voting power if the earnings or losses are distributed to us. To date, we have received no distributions from any of those associated companies. We had a net loss of approximately $8,828,000 through December 31, 1999.

   We intend to capitalize on the significant growth in the inter-company trade of goods and services over the Internet, commonly referred to as business-to-business e-commerce. We believe, based on estimates published in February 2000 by Forrester Research, an independent industry research firm, that business-to-business e-commerce will grow to approximately $2.7 trillion by 2004. Today, many new companies, including spin-outs from traditional businesses, are being formed and funded to develop technologies and solutions to support the new business-to-business e-commerce market. Business-to-business e-commerce solutions are being rapidly adopted to facilitate the continuous exchange of information among business partners to large customer audiences and to allow businesses to interact more efficiently with suppliers, distributors and service providers.

   We acquire interests in and establish three categories of business-to-business e-commerce companies:

 .  Infrastructure Service Providers:
    -- offer software or services, such as consulting, systems integration, web site design, accounting services and marketing and public relations expertise to assist companies in building and managing the infrastructure needed to support business-to-business e-commerce; and
    -- generate revenues from sales of products and services, as well as advertising.

 .  Market Makers:
    -- create Internet-based markets which bring together buyers and sellers in traditional businesses to exchange products and services and share information; and

    -- generate revenues from transaction fees, as well as advertising.


 .  Do Rights:
    -- use the Internet to operate for-profit businesses with social, cultural or educational purposes; and
    -- generate revenues from advertising, transaction fees and the sale of products and services.

We acquire interests in infrastructure service providers, market makers and do rights primarily by purchasing their capital stock. We also establish associated companies when we identify opportunities consistent with our business strategy and recruit entrepreneurial talent to manage these companies. After forming these associated companies, we help develop their business plans, provide them with capital, build their management teams and hire their initial employees.

   From October 14, 1999 through March 31, 2000, we have acquired interests in or established the 52 business-to-business e-commerce companies listed below. We have indicated below our percentage of equity ownership and voting power in each associated company. Our current equity ownership/voting power percentages have been calculated based on the issued and outstanding common stock of each associated company, assuming the issuance of common stock on the conversion or exercise of preferred stock, but excluding the effect of options and warrants. Except where we indicate otherwise, our equity ownership and voting power percentages are the same. We have identified below as a development stage company by marking with an asterisk (*) any associated company that has not yet begun planned principal operations, or has begun planned principal operations but has not yet generated significant revenue from those operations. Whether a company is in the development stage is determined on a case by case basis by that company's management. There is no specific revenue threshold that is applicable in all cases. A development stage company will typically be devoting most of its efforts to activities such as financial planning, raising capital, research and development, acquiring operating assets and recruiting and training personnel. We have also identified below by marking with a cross (+) each associated company that we established.

 Infrastructure Service Providers                Market Makers

                                                                Our Current
                                                             Equity Ownership/
                                                               Voting Power
                          Associated Company                    Percentage
                          ------------------                 -----------------
                          Aluminium.com, Inc.*                     34.6%
                          BeautyJungle.com, Inc.*                  61.0%
                          bid4real.com, inc.*                      54.3%
                          BidBuyBuild, Inc.*                       35.5%
                          CapacityWeb.com, Inc.*                   44.6%
                          Commerx, Inc.                             1.1%
                          eFiltration.com, Inc.*                   45.2%
                          Entrepower, Inc.*                        43.0%
                          Farms.com, Ltd.                          41.0%
                          iSalvage.com, Inc.*                      36.3%
                          The National Transportation               5.3%
                           Exchange, Inc.
                          Neoforma.com, Inc.*                      1.9%
                          OfficePlanIt.com, Inc.*+              80.7%/90.0%
                          Oilspot.com, Inc.*                       55.6%
                          Whiplash, Inc.*                          26.5%

                                                                Our Current
                                                             Equity Ownership/
                                                               Voting Power
Associated Company                                              Percentage
------------------                                           -----------------
Buzz divine, inc.*+                                             80.6%/90.0%
closerlook, inc.                                                   42.7%
Community divine, inc.*+                                        60.7%/90.0%
comScore, Inc.                                                     0.9%
divine interChange, inc.*                                       75.1%/95.0%
dotspot, Inc.*+                                                 80.6%/90.0%
Emicom Group, Inc.*                                                33.0%
e-Reliable Commerce, Inc.*                                         47.1%
eXperience divine, inc.*+                                       80.8%/90.0%
FiNetrics, Inc.*+                                               80.9%/90.0%
Host divine, inc.*+                                             80.6%/90.0%
i-Fulfillment, Inc.*                                               48.8%
i-Street, Inc.*                                                 76.7%/89.8%
Justice divine, inc.*+                                          80.9%/90.0%
Knowledge divine, inc.*+                                        80.7%/90.0%
LAUNCHworks inc.                                                   39.7%
LiveOnTheNet.com, Inc.                                             76.9%
Martin Partners, L.L.C.                                            25.0%
Mercantec, Inc.                                                    40.4%
mindwrap, inc.                                                     97.1%
NetUnlimited, Inc.                                                 61.4%
OpinionWare.com, Inc.*                                             44.1%
OUTTASK.COM, Inc.*                                                 31.0%
Perceptual Robotics, Inc.                                          33.4%
PocketCard Inc.*                                                   37.4%
Sales divine, inc.*+                                            80.9%/90.0%
Sequoia Software Corporation                                       8.0%
sho research, Inc.*+                                            60.5%/90.0%
Talent divine, inc.*+                                           80.8%/90.0%
TV House Inc.*                                                     42.0%
ViaChange.com, Inc.*                                               70.0%
Web Design Group, Inc.                                             53.7%
Westbound Consulting, Inc.                                         52.4%
Xippix, Inc.                                                       32.3%
Xqsite, Inc.*+                                                  80.6%/90.0%

                                                   Do Rights

                                                                Our Current
                                                             Equity Ownership/
                                                               Voting Power
                          Associated Company                    Percentage
                          ------------------                 -----------------
                          iGive.com, inc.                          31.1%
                          Panthera Productions, LLC                56.3%

   For those companies in which our equity ownership and voting power percentage is greater than 50%, we generally direct all of their operating activities. For those companies in which our equity ownership and voting power percentage is at least 20%, but not more than 50%, we generally have significant involvement in and influence over their operating activities, with board representation and rights to participate in material decisions. For those companies in which our equity ownership and voting power percentage is less than 20%, we are generally not actively involved in their management or day-to-day operations, but offer them advisory services and, through associated companies that we control, infrastructure services.

   Through March 31, 2000, we have paid a total of $229,804,327, excluding $405,000 in brokerage fees, and have committed to pay a total of $105,471,429 in the form of promissory notes, for our acquisitions of interests in 39 associated companies. We have also issued a total of 13,000,000 shares of our series F preferred stock in connection with three of these acquisitions, which will convert into an equal number of shares of class A common stock upon completion of this offering. We currently intend to contribute up to a total of $116,000,000 over the next three to five years to the 13 associated companies that we have established to date for start-up financing, approximately $20,000,000 of which we have paid through March 31, 2000. However, our future contributions to each of the associated companies that we have established may be significantly increased or decreased and accelerated or decelerated based upon various factors, including the company's development of its business plans and objectives and its progress towards achievement of its performance goals, as well as additional funding available to it from third-party sources.

   Of our current associated companies, only BeautyJungle.com, closerlook, Commerx, comScore, Farms.com, iGive.com, LAUNCHworks, LiveOnTheNet.com, Martin Partners, Mercantec, mindwrap, The National Transportation Exchange, Neoforma.com, NetUnlimited, Panthera Productions, Perceptual Robotics, PocketCard, Sequoia, Web Design Group, Westbound Consulting and Xippix generated revenues in excess of $10,000 in 1999, and only Martin Partners and Web Design Group reported net income in 1999.

   Our principal executive offices are located at 4225 Naperville Road, Suite 400, Lisle, Illinois 60532, and our telephone number at that location is (630) 799-7500. Our web site is located at http://www.divine.com. None of the information contained in our web site or in those of our associated companies is part of this prospectus.

                                  The Offering

Class A common stock offered....  20,000,000 shares

Common stock to be outstanding
 after this offering and the
 concurrent private placements:

  Class A common stock..........  520,370,061 shares

  Class B common stock..........  70,075,000 shares

  Class C common stock..........  30,325,001 shares

    Total.......................  620,770,062 shares

Use of proceeds of this offering
 and the concurrent private       To repay promissory notes issued in
 placements.....................  connection with acquisitions of interests in associated companies, contribute capital to
                                  associated companies that we have established
                                  to date, purchase the property in Chicago on
                                  which our planned 400,000 square
                                  foot facility is to be constructed, purchase
                                  and promote Microsoft products and services,
                                  fund our Seattle operations, purchase
                                  services from Level 3, purchase subordinated
                                  voting shares in 360networks and acquire
                                  interests in and establish associated
                                  companies and for general corporate and
                                  working capital purposes.

Proposed Nasdaq National Market   DVIN
 symbol.........................

   The number of shares of our common stock to be outstanding after this offering and the concurrent private placements is based on the number of shares outstanding on March 15, 2000. This number excludes the following:

  . 6,062,772 shares of class A common stock issuable upon the exercise of stock options outstanding on March 15, 2000, with a weighted average exercise price of $1.15 per share;

  . 24,952,453 shares of class A common stock reserved for grants that we may make in the future under our stock incentive plan; and

  . 25,000,000 shares of class A common stock reserved for issuance under our employee stock purchase plan.

Additionally, the number of shares reserved for grant under our stock incentive plan automatically increases on January 1 of each year, beginning on January 1, 2001, by a number of shares of class A common stock equal to the lesser of (1) 10% of the total number of shares of our class A common stock then outstanding, assuming for that purpose the conversion into class A common stock of all then outstanding convertible securities, or (2) 300,000,000 shares.

                       Concurrent Private Placements

   We have agreed to sell to 360networks, inc., Aon Corporation, BancBoston Capital Inc., CMGI, Inc., Compaq Computer Corporation (through its wholly-owned subsidiary CPQ Holdings, Inc.), Hewlett-Packard Company, Level 3 Communications, LLC, marchFIRST, Inc. (formerly Whittman-Hart, Inc.), Microsoft Corporation and Stern Venture Partners, concurrent with the completion of this offering, in private placements, 15,365,234 shares of our class A common stock and 30,325,001 shares of our class C common stock, assuming an initial public offering price of $7.00 per share.

                                ----------------

   Except where we indicate differently, the information in this prospectus assumes:

  . the conversion of our outstanding convertible preferred stock into 430,295,052 shares of class A common stock and 57,850,000 shares of class B common stock to be effected before the completion of this offering;

  . the closing of our acquisition of an interest in Farms.com, Ltd. under a purchase agreement dated March 15, 2000, the closing of which is subject to satisfactory completion of the combination of eHarvest.com Inc. and Farms.com, filing with the Ontario Securities Commission and satisfaction of other customary closing conditions; and

  .  no exercise by the underwriters of their over-allotment option.

                         Summary Financial Information

   You should read the following historical and unaudited pro forma financial information along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included in this prospectus.

                                                                 Period from
                                                                 May 7, 1999
                                                                (Inception) to
                                                                 December 31,
                                                                     1999
                                                               ----------------
                                                                (in thousands,
                                                               except share and
                                                               per share data)
Statement of Operations Data:
  Revenues....................................................   $     1,037
  Total operating expenses....................................        10,183
  Net loss....................................................        (8,828)
  Net loss applicable to common stockholders..................       (12,348)
  Basic and diluted net loss per share applicable to common
   stockholders...............................................         (0.73)
  Shares used in computing basic and diluted net loss per
   share......................................................    16,896,444

                                                      As of December 31, 1999
                                                   -----------------------------
                                                              Pro    Pro Forma,
                                                    Actual   Forma   As Adjusted
                                                   -------- -------- -----------
                                                          (in thousands)
Balance Sheet Data:
  Cash and cash equivalents....................... $162,841 $297,022  $ 656,872
  Working capital.................................  138,279  231,867    639,274
  Total assets....................................  239,452  573,472  1,005,879
  Total stockholders' equity......................  205,814  486,389    918,796

--------------------

   The Pro Forma column reflects (1) our sale of 215,284,327 shares of our convertible preferred stock from January 1 through March 14, 2000 and our receipt of $215,134,327 of net proceeds from these sales, (2) our issuance of 31,234,775 shares of our class A common stock upon exercise of outstanding options and an additional 700,000 shares of our class A common stock under our stock incentive plan from January 1 through March 15, 2000 and (3) our acquisitions of interests in associated companies from January 1 through March 14, 2000, and our issuance of 13,000,000 shares of our series F convertible preferred stock in connection with three of these acquisitions. The Pro Forma, As Adjusted column further reflects (1) our issuance of 15,365,234 shares of class A common stock and 30,325,001 shares of class C common stock in the concurrent private placements, assuming an initial public offering price of $7.00 per share, and our receipt of the estimated net proceeds from these private placements, and (2) our sale of 20,000,000 shares of class A common stock in this offering at an assumed initial public offering price of $7.00 per share, and our receipt of estimated net proceeds of $124,700,000 from this sale, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

   For an explanation of the determination of the number of shares used in computing basic and diluted net loss per share, see Note 1(l ) of the notes to our consolidated financial statements.

                                  RISK FACTORS

   You should carefully consider the risks and uncertainties described below, and all of the other information included in this prospectus, before you decide whether to purchase shares of our class A common stock. Any of the following risks could materially adversely affect our business, financial condition or operating results and could negatively impact the value of your investment.

Risks Particular to Us

Our financial and operating success depends on the financial and operating success of our associated companies; and our business will be adversely affected to the extent our associated companies are not successful.

   Many of the risks described in these risk factors may affect our associated companies and may therefore affect us to the extent of our interest in the affected associated company. In addition, some of our associated companies have business models similar to our own and, therefore, may also be directly affected by the risks particular to us. If any one of our associated companies is harmed or fails as a result of any of these risks, our business will be adversely affected, and the adverse effect on us could be material depending on the size and nature of the business of the affected company and the amount of capital that we have committed to that company. Any adverse impact on us will be magnified to the extent that multiple associated companies are harmed or fail.

We have been in business for less than one year and our associated companies have little operating history, which makes it difficult to evaluate our business.

   We were formed in May 1999 and began operations on June 30, 1999. We have only engaged in start-up activities, acquired interests in or established our initial associated companies and analyzed and engaged in discussions with other potential associated companies. Because we have only recently begun operating and because many of our associated companies are in the early stages of their development, we are unable to provide you with significant data upon which you can evaluate our prospects. We cannot be certain that our business strategy or the business strategies of our associated companies will be successful, because these strategies are new and unproven. As early stage companies, we and our associated companies will be particularly susceptible to the risks and uncertainties described in these risk factors and will be more likely to incur the expenses associated with addressing them. Because we have interests in numerous early-stage companies, we are exposed not only to our own start-up risks, but to the start-up risks associated with each of our associated companies. This exposure will increase as we continue to acquire interests in and establish new associated companies. In the future, we may acquire greater percentage equity interests in companies, including acquiring whole companies, and we may acquire interests in larger companies, than has typically been the case with our acquisitions to date, further increasing our exposure to these risks.

Our stockholders may have difficulty evaluating the success of individual associated companies because we will generally not be required to provide separate financial statements for them.

   We will not be required to provide separate financial statements for our associated companies for periods after their acquisition by us, except under very limited circumstances. For periods before their acquisition by us, we will only be required to provide separate financial statements where at least one of three conditions specified by the SEC is met: (1) our proportionate share of the total assets of the associated company exceeds 20% of our consolidated total assets, (2) our equity in the pre-tax income or loss of the associated company exceeds 20% of our consolidated pre-tax income or loss or (3) the amount paid by us as consideration for the associated company interest exceeds 20% of our consolidated total assets. Therefore, our stockholders may not be able to assess the impact of these risks on the individual associated companies. Further, our stockholders may have difficulty evaluating the success of our individual associated companies and, accordingly, the success of our business strategy.

We expect to incur increasing losses for the foreseeable future, and we and our associated companies may never become profitable.

   We incurred a net loss of approximately $8,828,000 through December 31, 1999 and expect to incur increasing losses for the foreseeable future. Our current associated companies are, and we expect that our future associated companies will be, in the early stages of development and will have limited or no revenues. Because business-to-business e-commerce companies, even if successful, typically generate significant losses while they grow, we do not expect our associated companies to generate income for us for the foreseeable future, and they may never generate income. Further, the income, if any, generated by associated companies will be offset by the losses of our other associated companies. Moreover, our continuing acquisitions of interests in, and establishment of, early stage associated companies may further delay or prevent our profitability.

   In addition, we expect our expenses to increase significantly as we develop the infrastructure necessary to implement our business strategy. Our expenses will continue to increase as we:

  .  acquire interests in and establish new associated companies;

  .  build the operations of our current and new associated companies;

  .  hire additional employees;

  .  expand our information technology systems; and

  . lease and purchase more space, including our planned 400,000 square foot facility in Chicago, to accommodate our operations and to sublease to some of our associated companies and other business-to-business e-commerce companies. We have exercised an option to purchase the property on which the Chicago facility is to be constructed for $9,750,000 plus costs and expenses incurred by the current owner. We intend to arrange for the construction of the facility, which we expect to be funded principally through third-party financing.

   Through March 31, 2000, we have paid a total of $229,804,327, excluding $405,000 in brokerage fees, and have committed to pay a total of $105,471,429 in the form of promissory notes, to acquire interests in 39 of our associated companies. We currently intend to contribute up to a total of $116,000,000 over the next three to five years to associated companies that we have established to date for start-up financing, approximately $20,000,000 of which we have paid through March 31, 2000. However, our future contributions to each of the associated companies that we have established may be significantly increased or decreased and accelerated or decelerated based upon various factors, including the company's development of its business plans and objectives and its progress toward achievement of its performance goals, as well as additional funding available to it from third-party sources. Given the early stages of our associated companies and the high speed at which they expect to develop, their business plans and objectives are subject to rapid and substantial change.

   We are currently in active discussions with over 40 potential associated companies, but do not have plans to acquire interests in or establish a specific number of new associated companies or to commit a target amount of capital to these transactions. Instead, we continuously seek to identify opportunities suitable for our business strategy, employing our associated company evaluation criteria and considering our available funds. Costs associated with building our associated companies and developing the infrastructure we will need to support them will vary based upon many factors, including the number of companies and the size, nature and state of development of each company. Therefore, we cannot now determine the amount by which our expenses will increase as we grow.

If our management fails to properly identify associated companies in which to acquire interests or to establish and effectively complete these transactions, you may lose all or part of your investment.

   Our success depends on our ability to identify opportunities to acquire interests in and establish desirable infrastructure service providers, market makers and do rights and to successfully negotiate the terms of any acquisitions we make. Our management will have sole and absolute discretion in identifying and selecting associated companies in which to acquire interests or to establish and in structuring, negotiating, undertaking and divesting of interests in our associated companies. You will not be able to evaluate the merits of the acquisition of an interest in, or the establishment of, any particular associated company before we make the acquisition or establish the company. In addition, in making decisions to acquire interests in or establish associated companies, we will rely, in part, on financial projections developed by our management and the management of potential associated companies. These projections will be based on assumptions and subjective judgments. The actual results of our associated companies may differ significantly from these projections.

   Even if we identify a company that complements our strategy, we may be unable to acquire an interest in that company for many reasons, including:

  . our inability to interest companies in joining our collaborative network;

  . our inability to agree on the terms of an acquisition or to acquire a controlling interest in the company; and

  .  incompatibility between us and management of the company.

   After this offering and the concurrent private placements and without giving effect to our use of cash since February 29, 2000, we will have approximately $541,458,000 of cash to deploy, based on an assumed initial public offering price of $7.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses. Of this amount, approximately $330,111,595 will be available for acquiring interests in and establishing new associated companies, as well as additional funding for existing associated companies and general corporate and working capital purposes. If we cannot continue to acquire controlling interests in and establish emerging business-to-business e-commerce companies with this capital, our strategy to build a collaborative network of associated companies will not succeed. Further, we expect that, even if we are successful in identifying, acquiring and establishing associated companies, we will not be profitable for the forseeable future and may never become profitable.

We will not be able to successfully execute our business strategy if we are deemed to be an investment company under the Investment Company Act of 1940.

   Companies which are, or hold themselves out as being, engaged primarily in the business of investing, reinvesting or trading in securities are subject to regulation under the Investment Company Act of 1940.
Unless a substantial part of our assets consists of, and a substantial part of our income is derived from, interests in majority-owned subsidiaries and companies that we primarily control, we may be required to register and become subject to regulation under the Investment Company Act. Because Investment Company Act regulation is, for the most part, inconsistent with our strategy of actively managing, operating and promoting collaboration among our network of associated companies, we cannot feasibly operate our business as a registered investment company.

   If we are deemed to be, and are required to register as, an investment company, we will be forced to comply with substantive requirements under the Investment Company Act, including:

  .  limitations on our ability to borrow;

  .  limitations on our capital structure;

  .  restrictions on acquisitions of interests in associated companies;

  .  prohibitions on transactions with affiliates;

  .  restrictions on specific investments; and

  . compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations.

   If we were forced to comply with the rules and regulations of the Investment Company Act, our operations would significantly change, and we would be prevented from successfully executing our business strategy.

We may have to sell, buy or retain assets when we would not otherwise wish to in order to avoid regulation as an investment company.

   To avoid regulation under the Investment Company Act and related SEC rules, we may need to sell assets which we would otherwise want to retain and may be unable to sell assets which we would otherwise want to sell. In addition, we may be forced to acquire additional, or retain existing, income-generating or loss-generating assets which we would not otherwise have acquired or retained and may need to forego opportunities to acquire interests in attractive companies that would benefit our business. If we were forced to sell, buy or retain assets in this manner, we would be prevented from successfully executing our business strategy. In addition, if we dispose of our interests in associated companies, the strength of our collaborative network will be adversely affected.

We may sell our associated company interests for less than their maximum value or at a loss.

   Our ability to sell associated company interests to generate income or to avoid regulation under the Investment Company Act may be limited, especially where there is no public market for an associated company's stock. Market, regulatory, contractual and other conditions largely beyond our control will affect:

  .  our ability to sell our interests in associated companies;

  .  the timing of these sales; and

  .  the amount of proceeds from these sales.

   If we divest all or part of our interest in an associated company, we may not receive maximum value for the interest, and we may sell it for less than the amount we paid to acquire it. Even if an associated company has publicly-traded stock, we may be unable to sell our interest in that company at then-quoted market prices.

Our business strategy may not be successful if valuations of Internet-related companies decline.

   Our strategy involves helping our associated companies grow and access the public capital markets. Therefore, our success is dependent on acceptance by these markets of Internet-related companies in general and of initial public offerings of those companies in particular. If the capital markets for Internet-related companies or the market for initial public offerings of those companies weakens, our associated companies may be delayed or prevented from going public.

Intense competition from other capital providers to acquire interests in business-to-business e-commerce companies could result in lower returns or losses on acquisitions.

   We face intense competition from traditional venture capital firms, companies with business strategies similar to our own, corporate strategic investors and other capital providers to develop and acquire interests in business-to-business e-commerce companies. Competitors with business strategies similar to our own include publicly-held CMGI, Internet Capital Group and Safeguard Scientifics, as well as Idealab! and other private companies. In addition, we may face competition from an emerging group of online service providers that facilitate relationships between entrepreneurs and venture capitalists, such as vcapital.com and Garage.com. Further, several professional service firms have recently announced their intention to provide capital and services to e-commerce companies. Many of our competitors have more experience identifying and acquiring interests in business-to-business e-commerce companies and have greater financial and management resources, brand name recognition and industry contacts than we do.

   This intense competition, and the impact it has on the valuation of business-to-business e-commerce companies, could limit our opportunities to acquire interests in associated companies or force us to pay higher prices to acquire these interests, which would result in lower returns or losses on acquisitions. In addition, some of our competitors, including venture capital firms, private companies with business strategies similar to ours and corporate strategic investors, may have a competitive advantage over us because they have more flexibility than we do in structuring acquisitions in companies because they do not need to acquire majority or controlling interests in companies to avoid regulation under the Investment Company Act.

Our earnings will be reduced by amortization charges associated with completed and future acquisitions of interests in associated companies.

   After we complete an acquisition of a greater than 50% voting interest in an associated company, we must amortize any identifiable intangible assets and goodwill associated with the acquired company over future periods. After we complete an acquisition of a voting interest in an associated company of at least 20%, but not more than 50%, we must amortize our net excess investment over the equity in the net assets of the acquired company over future periods. We expect that, typically, we will amortize these amounts over five years. Our amortization of these amounts will reduce our earnings, or increase our losses, in the affected periods. Through December 31, 1999, we recognized total identifiable intangible assets and goodwill of approximately $18,193,000 and related amortization expense of approximately $310,000. We also recognized approximately $21,276,000 in our net excess investment over the equity in the net assets of acquired companies and related amortization expense of approximately $443,000. We intend to amortize these amounts over five years, which will reduce our earnings, or increase our losses, by approximately $8,000,000 per year over this period. The amortization amounts and, accordingly, the negative impact on our earnings will increase as we continue to complete acquisitions. Further, we may complete larger transactions in the future than we have completed to date, which could result in higher amortization charges and a greater adverse effect on future earnings.

   Our earnings will be reduced, or losses will be increased, by charges associated with our issuances of options and preferred stock.

   Through March 22, 2000, we granted options to purchase 39,633,397 shares of our class A common stock to our employees and non-employee directors, including options to purchase 21,473,550 shares during 1999. These options were granted with exercise prices lower than the deemed fair value, for financial reporting purposes of our class A common stock at the dates of grant. In connection with the granting of these options, we recorded unearned stock-based compensation of approximately $27,408,000 in 1999 and expect to record additional unearned stock-based compensation of approximately $68,443,000 in the first quarter of 2000. The total unearned stock-based compensation will be amortized as stock-based compensation expense in our consolidated financial statements over the vesting period of the applicable options, generally four years in the case of options granted to employees and one year in the case of options granted to non-employee directors. In 1999, we amortized approximately $747,000 of stock-based expense. We expect to amortize the remaining unearned stock-based compensation as follows: 2000--$26,939,000; 2001--$22,942,000; 2002--
$22,656,000; 2003--$22,058,000; and 2004--$508,000, which will reduce our earnings, or increase our losses, in those years.

   During January 2000, our employees acquired interests in 13 companies that we established in October and November 1999. For financial reporting purposes, the deemed fair value of the employees' share of these companies was approximately $24,444,000 more than the total amount contributed by the employees. Therefore, we have recorded that amount as unearned stock-based compensation expense for the first quarter of 2000. The total unearned stock-based compensation will be amortized as stock-based compensation expense in our financial statements ratably over four years, which represents the vesting period of the shares issued. We expect to amortize $6,097,000 of stock-based compensation in each of 2000, 2001, 2002 and 2003, which will reduce our earnings, or increase our losses, in those years.

   On March 9, 2000, we issued an option to purchase 1,000,000 shares of our class A common stock to one of our non-employee directors, of which 750,000 shares relate to a consulting agreement. We will record a total future expense of approximately $2,985,000 relating to the portion of the option issued for consulting services. We will recognize this total future expense over the three-year vesting period of the consulting agreement, which will reduce our earnings, or increase our losses, in those years. We will continue to revalue the services on a quarterly basis based upon our future publicly traded stock price and adjust our expense incurred accordingly. The future value of these potential additional charges cannot be estimated at this time, because the charges will be based on the future fair value of our class A common stock. In the future we may incur similar charges in connection with other stock option awards to consultants, including members of our advisory board, which will reduce our earnings, or increase our losses, in the affected periods.

   In connection with the issuance of our Series E convertible preferred stock on March 14, 2000, we recorded a non-cash preferred stock dividend of $18,284,327, which relates to the deemed beneficial conversion feature associated with that preferred stock.

   We may not be able to secure additional financing when we need it in the future to support our growth.

   In the future, we expect to need to access the public and private equity or debt markets periodically to obtain the funds we need to acquire interests in and establish new associated companies and to otherwise support our operations and continued growth and the operations and growth of our associated companies. For example, we expect that the substantial majority of the cost of constructing and developing our planned 400,000 square foot facility in Chicago, currently estimated to be approximately $80,000,000, will be funded through third-party financing. Our future capital requirements will depend in large part on the number of associated companies in which we acquire interests and which we establish, the amounts of capital we provide to these companies and the timing of these payments. Our plans and the related capital requirements will be dependent on various factors, such as developments in our markets and the availability of acquisition and entrepreneurial opportunities. We may not be able to obtain financing on acceptable terms, or at all, when we need it. If we require, but are unable to obtain, additional financing in the future on acceptable terms, or at all, we will not be able to continue our business strategy, respond to changing business or economic conditions, withstand adverse operating results or compete effectively.

Our management has not previously actively managed, operated or promoted Internet companies, and if they cannot do so effectively, our business strategy will fail.

   Our strategy involves helping associated companies grow and access the public capital markets by providing them with management and operational support. Our senior management has not previously actively managed, operated or promoted Internet companies, and we cannot assure you that they will be able to do so effectively. In addition, we may acquire interests in or establish business-to-business e-commerce companies focused on industries in which our senior management has little experience. If our senior management cannot effectively manage, operate and promote our associated companies, they may not become profitable or gain access to the public capital markets, and we may be unable to convince new companies to join our network.

Our success is dependent on the retention of Andrew J. Filipowski.

   We believe that Andrew J. Filipowski, our Chairman and Chief Executive Officer, is critical to our success. If we lost the services of Mr. Filipowski, our ability to attract associated companies, promote our business and that of our associated companies and raise additional capital would be severely limited, and our business could fail. We do not maintain key man life insurance on Mr. Filipowski.

Our key personnel have entered into non-compete agreements which could prevent us from engaging in certain activities and acquiring interests in some companies.

   Andrew J. Filipowski, Michael P. Cullinane, our Executive Vice President, Chief Financial Officer and Treasurer and a director, and Paul L. Humenansky, our Executive Vice President and a director, have entered into consulting and non-compete agreements with PLATINUM technology International, inc., now a wholly-owned subsidiary of Computer Associates International, Inc. These agreements prohibit Mr. Filipowski until June 29, 2007, and each of Messrs. Cullinane and Humenansky until June 29, 2004, from participating or engaging, directly or indirectly in the development, manufacture, marketing or distribution of any products or services offered by PLATINUM as of March 29, 1999, or any products or services offered by PLATINUM after that date and in which they had actively participated. PLATINUM was as of March 29, 1999, and continues to be, engaged in the business of developing, marketing and supporting software products for managing information technology infrastructures and providing related professional services. As of March 29, 1999, PLATINUM also offered products and services for the creation, deployment and management of web content.

   Under the agreements, competitive activities which Messrs. Filipowski, Cullinane and Humenansky are prohibited from conducting include:

  . selling goods or rendering services, or assisting another person to sell goods or render services or attempt to sell goods or render services, of the type, or similar to the type, sold or rendered by PLATINUM, as described above; and

  . soliciting, or assisting another person to solicit or attempt to solicit, persons or entities that were current customers of PLATINUM or its affiliates before the end of the respective employment periods of Messrs. Filipowski, Cullinane and Humenansky, unless the solicitation of these customers is for goods or services unrelated to any activity which competes with PLATINUM.

   Larry S. Freedman, our Executive Vice President, General Counsel and Secretary, has entered into a consulting and non-compete agreement with Computer Associates, the parent of PLATINUM, containing terms substantially similar to those of Messrs. Filipowski, Cullinane and Humenansky. This agreement terminates on June 29, 2001.

   To manage our business effectively with respect to these agreements, we have consulted with PLATINUM and Computer Associates before making any acquisition to confirm that it would not result in a breach of these agreements. If the relevant parties to these agreements were to deem our activities or those of any proposed associated company to be prohibited by these consulting and non-compete agreements, we might not be able to conduct those activities or acquire interests in that associated company. To date, neither PLATINUM nor Computer Associates has raised any objection to any of our acquisitions or business activities or those of our associated companies, including the web design and deployment operations of Xqsite. In the future, however, these consulting and non-compete agreements could limit our business opportunities, which could impair our success. Sanjay Kumar, one of our directors, is the President and Chief Operating Officer and a director of Computer Associates. Mr. Kumar could have conflicting fiduciary obligations to us and Computer Associates as to enforcement of the non-compete agreements.

There are numerous conflicts of interest among associated companies and our officers, directors and stockholders.

   To further our business strategies, we have adopted policies of (1) encouraging our directors to present acquisition and other business opportunities to us in which they may already have a financial interest and with which they are therefore familiar, (2) entering into strategic transactions and relationships with companies with which our directors are affiliated and (3) creating incentives for our employees, including our senior management, by offering them equity not only in us, but also directly in various associated companies. The implementation of these policies presents numerous conflicts of interest which are discussed below. We intend to continue to follow these policies and, therefore, continue to enter into conflict of interest transactions and relationships.

We provide our employees with 20% of the initial equity of associated companies that we establish, and we create option pools in these companies for their employees.

   When we establish an associated company, we generally provide to all of our employees, including our executive officers, as of December 31, 1999, approximately 20% of the initial outstanding equity, subject to vesting, of that associated company. These employees were given the opportunity to purchase stock of each of the associated companies that we have established to date:
Buzz divine, Community divine, dotspot, eXperience divine, FiNetrics, Host divine, Justice divine, Knowledge divine, OfficePlanIt.com, Sales divine, sho research, Talent divine and Xqsite. These stock issuances could encourage our employees, including our executive officers, to focus their attention and resources disproportionally on those associated companies in which they have interests, particularly the associated companies that they believe have the greatest potential for completing public offerings in the near future. In addition, the president of sho research was allowed to purchase 20% of that company and three key employees of Community divine were allowed to purchase an aggregate of approximately 15% of that company. Except for these issuances, none of the stock of any of the associated companies that we have established to date was issued to employees of that company or of any other associated company. Also, for each associated company that we establish, we create a pool of options representing up to 20% of its outstanding equity to be issued to employees and service providers of that company, including our employees. As a result of these issuances of stock and options, we may have as little as 50% of the economic interest in associated companies that we establish, even though we generally will have contributed substantially all of their operating capital.

   Some of our executive officers and directors and their affiliates have management positions with, and economic interests in, several of the associated companies in which we have acquired interests, which may create conflicts with our interests.

   The following executive officers and members of our Board of Directors have management positions with, or economic interests in, our associated companies:

  . Mr. Filipowski is a director of BeautyJungle.com and beneficially owns approximately 3.0% of BeautyJungle.com. We beneficially own approximately 61.0% of BeautyJungle.com.

  . Mr. Filipowski and Scott Hartkopf, our President, Chief Operating Officer and a director, are directors of closerlook, inc. We beneficially own approximately 42.7% of closerlook.

  . Mr. Filipowski is the chairman of the board of directors of iGive.com and, at the time we acquired an interest in i-Give.com, converted $800,000 of personal loans previously made by him to iGive.com into iGive.com's common stock. Mr. Filipowski beneficially owns approximately 14.2% of iGive.com. We beneficially own approximately 31.1% of iGive.com.

  . Messrs. Filipowski and Humenansky are directors of OpinionWare.com and beneficially own a total of approximately 12.6% of the equity of OpinionWare.com. In addition, Mr. Filipowski's son beneficially owns less than 1% of its equity. We beneficially own approximately 44.1% of OpinionWare.com.

  . Mr. Filipowski is a director of Panthera Productions, beneficially owns, through his shared control over a charitable foundation, 16.9% of Panthera and has personally loaned Panthera approximately $306,000. We beneficially own approximately 56.3% of Panthera.

  . Mr. Filipowski is a director of Perceptual Robotics and beneficially owns approximately 2.3% of its equity. We beneficially own approximately 33.4% of Perceptual Robotics. Perceptual Robotics beneficially owns 1,000,000 shares of our class A common stock.

  . Mr. Filipowski is a director of Sequoia and beneficially owns less than 1% of its equity. We beneficially own approximately 10.5% of Sequoia.

  .  Messrs. Filipowski, Humenansky and Cullinane; and James E. Cowie, Thomas
     P. Danis, Arthur P. Frigo, Jeffrey D. Jacobs and Lawrence F. Levy, five of our directors, collectively, beneficially own approximately 22.2% of the equity of Platinum Venture Partners II, L.P., which beneficially owns approximately 3.6% of The National Transportation Exchange. Additionally, Messrs. Filipowski, Humenansky and Cullinane, collectively, beneficially own approximately 31.0% of the equity of Platinum Venture Partners, Inc., which owns a 1.0% limited partnership interest in Platinum Venture Partners II. We beneficially own approximately 5.3% of The National Transportation Exchange.

  . Gian Fulgoni and George Garrick, two of our directors, are directors of bid4real.com and beneficially own a total of approximately 2.3% of bid4real.com. We beneficially own approximately 54.3% of bid4real.com.

  . Mr. Fulgoni is the founder and chairman of comScore and beneficially owns approximately 20.7% of comScore. Mr. Garrick beneficially owns 1.2% of comScore. We beneficially own approximately 0.9% of comScore.

  . Craig D. Goldman, one of our directors, beneficially owns less than 1% of LAUNCHworks. We beneficially own approximately 39.7% of LAUNCHworks. Giving effect to the exercise of warrants that we hold, we would beneficially own approximately 50.9% of LAUNCHworks.

  . Steven Kaplan and Mohanbir Sawhney, two of our directors, are members of CapacityWeb.com's advisory board. Michigan & Oak, LLC, a venture advisory firm of which Messrs. Kaplan and Sawhney are principals, beneficially owns approximately 3.8% of CapacityWeb.com. We beneficially own approximately 44.6% of CapacityWeb.com. In addition, Michigan & Oak is entitled to a finders fee of approximately $225,000, 5% of the amount paid by us for our interest in CapacityWeb.com. Michigan & Oak will be entitled to similar fees on other transactions which it brings to us.

  . Tim Stojka, one of our directors, is the Chief Executive Officer of Commerx and beneficially owns approximately 17.1% of Commerx. We beneficially own approximately 1.1% of Commerx.

  . Robert Jay Zollars, one of our directors, is the Chairman, President and Chief Executive Officer of Neoforma.com and beneficially owns approximately 9.3% of Neoforma.com. Mr. Filipowski is a director of Neoforma.com and beneficially owns less than 1% of its equity. We beneficially own approximately 1.9% of Neoforma.com.

   These individuals may have conflicting fiduciary obligations to our stockholders and the stockholders of the associated companies in which they hold management positions. In addition, they may have conflicts between our interests and their personal financial interests in these associated companies, although they do not vote as directors on transactions involving entities in which they hold interests. In the future, we may acquire interests in other companies in which our directors and executive officers have management and economic interests.

 Members of our Board of Directors are executive officers and directors of companies and equity investment firms that may compete with us to acquire interests in, and, in some cases, provide services to, business-to-business e-commerce companies.

   The following members of our Board of Directors are executive officers and directors of companies, equity investment firms and other capital providers that may regularly compete with us to acquire interests in, and, in some cases, provide services to, business-to-business e-commerce companies:

  . Robert Bernard is the Chairman and Chief Executive Officer of marchFIRST, Inc., an information technology firm, which recently formed a venture capital fund to invest in e-commerce businesses and technologies and established a new practice to help large corporate clients create Internet spin-offs.

  .Mr. Cowie is a General Partner of Frontenac Company, a Chicago-based private equity firm.

  . Mr. Cullinane is a director of Volatus Technology Group, Inc., an Indiana-based provider of capital and infrastructure services.

  . Michael M. Forster is a Senior Partner of Operations of Internet Capital Group, a provider of capital and services to Internet businesses.

  . Mr. Goldman is a director of CMGI, a provider of capital and services to Internet businesses.

  . David Hiller is the Senior Vice President/Development of the Tribune Company, which has a strategic investment unit known as Tribune Ventures, a provider of capital to new media and broadband communications businesses.

  . Messrs. Kaplan and Sawhney are principals of Michigan & Oak, LLC, a venture advisory firm.

  . Ronald D. Lachman is the co-founder and President of Lachman Goldman Ventures, a company which funds and builds management teams for networking and software related companies.

  . Eric C. Larson is the Managing Partner of Bank One Equity Capital, a private equity investment unit of Bank One Corporation.

  . William A. Lederer is the founder and President of Minotaur Capital Management, an Illinois-based investment firm.

  . Bruce V. Rauner is a principal of GTCR Golder Rauner, L.L.C., a Chicago-based company that manages private equity funds.

  . Alex C. Smith is the Vice President of Dell Ventures, a venture capital division of Dell USA L.P., which holds the greatest number of shares of our class A common stock and is a subsidiary of Dell Computer Corporation. Thomas J. Meredith is the Senior Vice President and Chief Financial Officer of Dell Computer Corporation.

  . James C. Tyree is the Chairman and Chief Executive Officer of Mesirow Financial, which has a private equity investment unit.

   In addition, many of our other directors are executive officers of other companies that may, from time-to-time, compete with us to make particular acquisitions or provide particular services.

  Our executive officers and directors have interests in entities that provide products or services to, or have other economic arrangements with, us or our associated companies, which may result in business being conducted with these entities on terms less favorable to us or our associated companies than could be obtained in transactions with unaffiliated parties.

     The following executive officers, directors and nominees for directorships have interests in entities that provide products or services to, or have other economic arrangements with, us or our associated companies:

  . Mr. Filipowski is a manager of Blackhawk, LLC. He also owns 3% of Blackhawk and intends to exercise a right to acquire an additional 30.33% of Blackhawk. From July 1999 through March 2000, we have paid Blackhawk $50,000 a month for an option to lease a 400,000 square foot facility in Chicago or purchase the property on which the facility is to be constructed. We have exercised our option to purchase the property for $9,750,000 plus all costs and expenses of Blackhawk associated with the property. We expect to purchase the property by late April or early May 2000. We will arrange for the construction of the facility, which we expect to open by the end of 2000 and will cost approximately $80,000,000. However, this budget may increase as we finalize plans for the facility. We expect that the majority of the construction and development costs will be funded through third-party financing and that $14,000,000 of this amount will be reimbursed to us through tax-increment financing.

  . Mr. Filipowski owns 33.3% and is a manager of Habitat-Kahney, LLC. On January 7, 2000, we entered into a ten year lease with Habitat-Kahney for additional office space in Chicago, Illinois. Our rent under this lease is $730,080 per year, with an increase of 2% for each year of the lease.

  . Messrs. Filipowski, Cullinane and Humenansky are directors of Platinum Entertainment, Inc. and beneficially own a total of approximately 7.1% of Platinum Entertainment. Additionally, Messrs. Filipowski, Cullinane, Humenansky, Cowie, Danis, Frigo, Fulgoni, Jacobs and Levy have economic interests in Platinum Venture Partners I and/or Platinum Venture Partners II, which beneficially own a total of approximately 5.6% of Platinum Entertainment. On December 30, 1999, LiveOnTheNet.com, one of our associated companies, entered into a license agreement with Platinum Entertainment to use Platinum Entertainment's library of digital music and video, interview and other performance content. LiveOnTheNet.com has paid $2,000,000 to Platinum Entertainment for the initial term of the license, the length of which is based on website use and downloads, and may renew the license for two additional terms at the same license fee.

  . Mr. Bernard is the Chairman and Chief Executive Officer of marchFIRST. On January 21, 2000, we entered into a contract under which marchFIRST provides us with information technology consulting services when we need them. We have paid marchFIRST approximately $400,000, and owe them an additional approximately $200,000, for consulting services through March 15, 2000. We expect to incur approximately $1,000,000 of additional expenses for marchFIRST consulting services through May 2000. We have agreed to sell to marchFIRST, concurrent with our completion of this offering, for cash in a private placement, a number of shares of our class C common stock having an aggregate initial public offering value of $25,000,000.

  . Peter Bynoe, who has been nominated to become a director, is a partner of Piper Marbury Rudnick & Wolfe, which provides legal services to some of our associated companies. The cost to our associated companies for these services through February 29, 2000 was approximately $71,000. In addition, partners in Piper Marbury Rudnick & Wolfe purchased for a total of $700,000, 700,000 shares of our series C preferred stock, which will convert into an equal amount of class A common stock in connection with the completion of this offering.

  . Mr. Danis is the Managing Director of Aon Risk Services of Southern California and is a Managing Director of Aon Risk Services' Mergers and Acquisitions Group. Teresa L. Pahl, one of our directors, is the Chairman of Aon Enterprise Insurance Services, Inc., an affiliate of Aon Risk Services of Missouri, and is an Executive Vice President of Aon Group, Inc., a subsidiary of Aon Corporation. We are paying Aon Risk Services of Missouri approximately $250,000 as broker with respect to our directors and officers liability insurance. We have agreed to sell to Aon Corporation, concurrent with our completion of this offering, for cash in a private placement at the initial public offering price, a number of shares of our class C common stock having an aggregate initial public offering value of $25,000,000. We have also entered into a non-binding memorandum of understanding with Aon to develop an insurance services component of FiNetrics, as well as a reinsurance business, which may include Aon acquiring an ownership interest in FiNetrics.

  . Arthur Hahn is a partner of Katten Muchin Zavis, one of our legal counsels. Katten Muchin Zavis has provided us with legal services since our inception. The cost to us for these services through February 29, 2000 was approximately $4,100,000. We paid $400,000 of this total billed amount by issuing Katten Muchin Zavis 400,000 shares of our series C preferred stock, which will convert into an equal number of shares of class A common stock in connection with the completion of this offering. Mr. Hahn transferred to Katten Muchin Zavis 125,000 of the shares of our class A common stock acquired by him for $0.001 per share in his capacity as a director and a 50% beneficial interest in the option to purchase 50,000 shares of our class A common stock that was granted by us to him, which option was subsequently exercised by Mr. Hahn. As a result, Katten Muchin Zavis currently owns 550,000 shares of our class A common stock. Additionally, partners in Katten Muchin Zavis purchased for a total of $2,350,000, 2,350,000 shares of our series C preferred stock, which will convert into an equal number of shares of class A common stock in connection with the completion of this offering.

  . Richard Kiphart, one of our directors, is a principal of William Blair & Company. William Blair is receiving a fee as agent of the Big Shoulders interTech Fund in connection with its capital raising efforts. This fee will be equal to 1.75% of the total capital raised for the fund by William Blair.

  . Michael Leitner is the Vice President, Corporate Development of 360networks, inc. We have agreed to sell to 360networks, concurrent with our completion of this offering, for cash in a private placement, 2,000,000 shares of our class C common stock at a price of $1.00 per share and 2,000,000 shares of our class C common stock at the initial public offering price. 360networks has agreed to sell to us 93,545 shares of its subordinate voting shares at a price of $5.00 per share and 280,636 shares of its subordinate voting shares at 360networks' initial public offering price less underwriting discounts. We have also entered into a non-binding memorandum of understanding with 360networks, as a preferred supplier of bandwidth and switched data services.

  . Mr. Leitner also serves as a Senior Director of Corporate Development of Microsoft. On January 28, 2000, we entered into an Alliance Agreement with Microsoft which was amended on March 29, 2000 under which we agreed to incorporate Microsoft products, technologies and services into our systems and the web application hosting services that we provide to our associated companies. Under this agreement, we are obligated to purchase approximately $15,000,000 of Microsoft software and services over the next four years and have committed to use commercially reasonable efforts to encourage our associated companies to migrate to Microsoft software solutions, including expending $4,000,000 to promote these solutions. In addition, under this agreement, we have agreed to use commercially reasonable efforts to establish and staff an office in Seattle within 60 days after the completion of this offering and to develop a Seattle-based incubator habitat by May 2001, and committed to contribute at least $50,000,000 in capital for our Seattle operations for projects and acquisitions. We have also agreed to sell to Microsoft, concurrent with our completion of this offering, for cash in a private placement at the initial public offering price, a number of shares of our class A common stock having an aggregate initial public offering value of $50,000,000.

  .  Messrs. Smith and Meredith are affiliated with Dell Computer
     Corporation. We have paid approximately $3,200,000 to Dell Computer Corporation for computers and servers through March 15, 2000. We expect these purchases to continue as we grow.

   We expect to continue to enter into transactions with businesses in which our executive officers and directors have interests. These current and future transactions may be on terms less favorable to us than could be obtained in transactions with unaffiliated parties. In addition, we may enter into transactions which we would not have entered into in the absence of our relationship with the affiliated party. Further, our executive officers and directors may have conflicts between our interests and their personal financial and other interests in the other parties to those transactions.

  We manage a venture capital fund which will invest in start-up and early-stage companies, and we may have conflicts in allocating opportunities between us and the fund when acquiring interests in these companies.

   Through Big Shoulders Management, L.L.C., our wholly-owned subsidiary, we manage the Big Shoulders interTech Fund, L.P., as general partner of the fund. Big Shoulders interTech Fund is a venture capital fund which generally will invest in start-up and early-stage companies located in Illinois and generally will make initial investments of between $250,000 and $3,500,000 in each company. The fund may, however, make larger or smaller investments in these companies and investments in companies outside Illinois. The fund is seeking commitments from investors for approximately $75,000,000 to $125,000,000, of which we have committed to contribute $10,000,000 to the fund, $9,860,000 as a limited partner and $140,000 as a general partner. We are obligated to contribute 1% of the total commitments to the fund as general partner. The fund may admit additional limited partners through November 10, 2000. With respect to each interest in a company acquired by the fund, we are entitled to receive 20% of all distributions in relation to that interest, but only after the partners in the fund have received a return of their invested capital in that company. If, upon liquidation of the fund, the partners fail to receive a return of all of their contributed capital, we are obligated to contribute an amount equal to the deficiency, but not to exceed an amount equal to the distributions received by us with respect to our 20% share.

   We may have conflicts of interest in allocating opportunities to acquire interests in technology and e-commerce companies between us and the fund. In general, we intend to allocate all opportunities involving Illinois-based companies which require an initial investment of $3,500,000 or less to the fund, although we are not obligated to do so. The fund will form an advisory board consisting of representatives of some limited partners of the fund to assist us in managing these conflicts of interest. We are not entitled to representation on the fund's advisory board, and none of the advisory board's members will be affiliated with us. Specifically, the fund has established the following policies concerning conflicts of interest:

  . The fund must obtain the approval of its advisory board before investing in a company in which we or any of our affiliates have previously acquired an interest.

  . The fund must obtain the approval of its advisory board before investing jointly with us in a company in which none of the fund, us or any of our affiliates has an interest if the economic terms of the joint investment are not substantially similar, although no approval is required if the fund's investment is made on the same terms and conditions as any unaffiliated third party participating in the joint investment.

  . We must provide notice to the fund's advisory board before investing in a company in which the fund has previously acquired an interest, although no approval of the fund's advisory board is required.

  . We must provide notice to the fund's advisory board before permitting a company in which we or our affiliates hold 25% or more of the equity interests to acquire 50% or more of the equity interests of a company in which the fund has an interest, although no approval of the fund's advisory board is required.

As a result, we may forego acquiring interests in some companies that would otherwise meet our acquisition criteria and allocate these opportunities to the fund. You will not have the opportunity to evaluate the merits of any particular opportunity before we make these determinations, and you must rely on our management to manage the conflicts of interest appropriately.

  We have entered into an agreement with some of our stockholders who have representatives on our Board of Directors that limits the obligations of these stockholders and their representatives to present us with business opportunities.

   Under an agreement with Frontenac VII Limited Partnership, Frontenac Masters VII Limited Partnership, First Chicago Investment Corporation, Cross Creek Partners X, LLC, Mesirow Capital Partners VII, Dell USA,

CBW/SK divine Investments, Microsoft and the other holders of our series D and D-1 preferred stock, we have agreed that neither these stockholders nor representatives on our Board of Directors who are affiliated with them have any obligation to us, our stockholders or any other party to present business opportunities to us before presenting them to other entities, other than opportunities that are presented to director representatives solely in, and as a direct result of, their capacity as our directors. As a result, we may be denied opportunities to establish or acquire interests in prospective associated companies that would otherwise be available.

   CMGI, one of our shareholders, may compete with us to acquire interests in, and provide services to, business-to-business e-commerce companies.

   CMGI, one of our competitors, purchased 18,284,327 shares of our convertible preferred stock on March 14, 2000 for $18,284,327. In addition, we have agreed to sell to CMGI, concurrent with the completion of this offering, in a private placement at the initial public offering price, a number of shares of our class A common stock so that, at that time but without giving effect to our other concurrent private placements, CMGI will own 4.9% of our class A common stock, in exchange for a number of shares of CMGI common stock with an equivalent value on the date we complete this offering. We expect to issue approximately 6,793,806 shares of our class A common stock to CMGI in this concurrent private placement. CMGI competes with us to acquire interests in, and provides services to, business-to-business e-commerce companies. Under the written agreement providing for the stock issuances to CMGI, we and CMGI have each agreed to attempt to use and promote the products and services of the other's associated companies. These transactions may be on terms less favorable than could be obtained with unaffiliated third parties. In addition, one of our directors, Craig D. Goldman, is also a director of CMGI. Also, George Garrick and Gregory Jones, two of our directors, are chief executive officers of companies acquired by CMGI. In addition, David Tolmie, who has been nominated to serve on our Board of Directors, is the President and Chief Executive Officer of yesmail.com, Inc., which CMGI acquired in March 2000. As a result of CMGI's ownership of our stock and the service of Messrs. Garrick, Goldman, Jones and Tolmie on our Board of Directors, CMGI may have the opportunity to influence our business in a way that may benefit CMGI.

 We cannot assure you that our conflicts of interest policy will address all potential conflicts of interest adequately.

   We have established a policy to address conflicts of interest that arise between us and our directors, officers and affiliates and entities in which these persons have an interest. Under this policy, we intend that any future transactions between us and these persons and entities will be on terms no less favorable to us than can be obtained on an arm's length basis from unaffiliated third parties. Further, any of these transactions which we do not consider to be in the ordinary course of business will be subject to approval by the conflicts committee or the acquisition committee of our Board of Directors. However, this conflicts policy cannot guarantee that every contract or other transaction involving a conflict of interest will be on terms as favorable to us as would have existed in the absence of the conflict of interest. Further, this policy cannot guarantee that we will not enter into transactions which we would not otherwise have entered into absent our relationship with the affiliated party.

If we fail to expand our controls and integrate new personnel to support our anticipated growth, our business will suffer.

   We are rapidly expanding our controls and integrating new personnel to support our growth, which makes it difficult to maintain our standards, controls and procedures. In addition, to the extent that we are responsible for the internal controls of our associated companies, our systems will be under additional strain. We are still in the process of developing and implementing our operating and financial systems, including our internal systems and controls, and have recently begun integrating our initial associated companies into our operational, financial and managerial systems. Members of our senior management will be required to devote considerable amounts of their time to this development and integration process, which may reduce the time they will have to identify, analyze and acquire interests in new associated companies and provide management and other necessary services to our existing associated companies. To continue to develop our business, we and our associated companies must rapidly hire a substantial number of new employees. Since we were founded in May 1999, our employee base has grown to 234 employees as of February 29, 2000, and the employee base of our majority-owned associated companies has grown to a total of 420 employees as of that date. We and our majority-owned associated companies plan to hire a significant number of additional employees in the near future, including over 40 additional employees for us and over 1,000 additional employees for our majority-owned associated companies by December 31, 2000. The recruiting, hiring, training and integration of this large number of employees will place a significant strain on our management and operational resources. To manage our growth effectively, we must successfully develop, implement, maintain and enhance our financial and accounting systems and controls, integrate new personnel and associated companies and manage expanded operations.

Geographic expansion could disrupt our business and that of our associated companies and distract our management from our ongoing business.

   We are developing facilities in geographic markets outside of the midwestern United States to house associated companies and provide infrastructure and support services. In this regard, we have begun operations in Austin, Texas and, through our purchase of an interest in LAUNCHworks, Calgary, Alberta, Canada. Also, under our Alliance Agreement with Microsoft, we are required to establish and staff a Seattle office within 60 days after the completion of this offering and to develop an incubator habitat facility in Seattle by May 2001. This expansion could disrupt our business and that of our associated companies and distract our management from our ongoing business as resources and attention are focused on new facilities and geographic markets. Additionally, we may be unable to recruit or retain qualified management and other key personnel for our new facilities, and may fail to acquire interests in or establish associated companies, or build a network of associated companies, in new markets. We could face significantly greater competition from other providers of capital and services to e-commerce companies in these markets than we face in the historically underserved midwestern market. We will also suffer additional operating losses if the revenues generated by new facilities are not adequate to offset the expense of maintaining them.

If we or our associated companies expand internationally, we or they may face difficulties managing remote facilities and will be subject to other challenges, including foreign regulatory requirements and technology standards.

   We recently established operations outside of North America by acquiring an interest in Emicom Group, a provider of capital and infrastructure services located in Israel. We and our associated companies expect to develop additional international operations. For example, we have entered into a letter of intent to acquire an interest in a company that plans to provide capital and strategic services to Internet and related companies throughout Latin America, to be formed by Consultores Asset Management, S.A., an investor in and developer of Internet companies. We are also contemplating expanding our operations to the Far East within the next three months. Our entry, or the entry of our associated companies, into international markets will require significant management attention and financial resources, which could harm our or their ability to effectively manage existing business. We and our associated companies will also be subject to the following challenges associated with conducting international business:

  .  difficulties of managing remote offices;

  .  burdens of complying with foreign laws and regulatory requirements;

  .  reduced protection of proprietary rights;

  .  problems in meeting different technology standards;

  .  increased tax burdens; and

  . exposure to general foreign economic declines, currency fluctuations and political instability.

If we are unable to facilitate collaboration among our associated companies, our strategy will not be successful and our associated companies may fail.

   Our business strategy is dependent on our ability to facilitate collaboration among our associated companies, including joint marketing, cross-selling and sharing of business information and technical expertise. If we are unable to promote this collaboration, our associated companies will not fully realize the benefits of being part of our network, possibly slowing their growth. As a result, we may have difficulty attracting new companies to our network.

The hosting and other network services which we provide to our associated companies may fail or work improperly due to physical damage, failure of third-party services or other unexpected problems.

   We provide hosting and other information technology services, including data warehousing and web server and network facilities, to support our associated companies' operations. Currently, all associated companies that we established, as well as nine associated companies--bid4real.com, CapacityWeb.com, eFiltration.com, Entrepower, i-Street, LiveOnTheNet.com, mindwrap, Viachange.com and Whiplash--in which we acquired interests, depend on us for hosting services and maintenance of their computer systems. We provide these services through associated companies that we control, which currently rely on third-parties for various ancillary services, such as Internet access, and may in the future rely on third parties for server facilities and other hosting services. An unexpected event, such as a power or telecommunications failure, fire or flood, or physical or electronic break-in at any of our facilities or server facilities, or those of any third parties on which we rely, could cause a loss of our, and our associated companies', critical data and prevent us from offering services to our associated companies. If our hosting and information technology services were interrupted, our business and the businesses of associated companies using these services would be disrupted, which could result in decreased revenues, lost customers and impaired business reputation for us and them. As a result, we could experience greater difficulty attracting associated companies to join our network. Our business interruption insurance may not adequately compensate us or our associated companies for losses that may occur. A failure by us or any third parties on which we rely to provide these services satisfactorily would impair our ability to support our operations and those of our associated companies and could subject us to legal claims.

Risks Particular to Our Associated Companies and the Business-to-Business E-Commerce Industry

Our associated companies depend on the Internet and the wide-spread acceptance of the business-to-business e-commerce market, which is uncertain.

   Our current associated companies rely, and our future associated companies will rely, on the Internet for the critical aspects of their businesses. The development of the business-to-business e-commerce market is in its early stages. If widespread commercial use of the Internet does not continue to develop, or if the Internet does not continue to develop as an effective medium for the provision of products and services, our associated companies may not grow, become profitable or go public.

   Our success also depends on the development and widespread acceptance of the business-to-business e-commerce market. The following factors could prevent this acceptance:

  . the unwillingness of companies to shift from traditional business processes, which are not based on the Internet, to e-commerce processes;

  . a lack of the necessary network infrastructure for substantial growth in the use of e-commerce;

  .  increased government regulation or taxation of e-commerce;

  . insufficient availability of telecommunication services or changes in telecommunication services, resulting in slower response times for users of e-commerce; and

  . concern and adverse publicity about the security of e-commerce transactions.

We and our associated companies will not be successful if businesses who do not currently conduct a substantial amount of their business on the Internet do not shift, to a large degree, to e-commerce from their traditional methods of exchanging goods and services.

Our associated companies face intense competition in their product and service markets, and if they cannot compete effectively, they will fail.

   Competition for Internet products and services is intense. As the market for e-commerce grows, we expect that competition will intensify. Barriers to entry are minimal, and competitors can offer products and services at a relatively low cost. Further, our associated companies' competitors may develop Internet products or services that are superior to, or have greater market acceptance than, the solutions offered by our associated companies. Many of our associated companies' competitors have greater brand recognition and greater financial, marketing and other resources than our associated companies. This may place our associated companies at a disadvantage in responding to their competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. If our associated companies are unable to compete successfully against their competitors, they will fail. In addition, our associated companies may compete with each other for business-to-business e-commerce opportunities. If this type of competition develops, it may deter companies from joining our network and limit our business opportunities. Further, we may acquire interests in associated companies that compete with our current associated companies, which may deprive them of some of the competitive benefits of being part of our network.

Our associated companies may fail if they do not adapt to the rapidly changing e-commerce marketplace.

   If our associated companies fail to adapt to the rapid changes in technology and customer and supplier demands, they may not generate revenues or become or remain profitable. Therefore, although we expect all of our current associated companies to generate revenue by the end of 2000, they may not do so. Further, even if they generate revenue by the end of 2000, we do not expect any of them to become profitable by that time.

   The e-commerce market is characterized by:

  .  rapidly changing technology;

  .  evolving industry standards;

  .  frequent new product and service introductions;

  .  shifting distribution channels; and

  .  changing customer demands.

Our future success will depend on our associated companies' ability to adapt to this rapidly evolving marketplace. They may not be able to adapt their products and services adequately or economically, develop new products and services or establish and maintain effective distribution channels for their products and services. If our associated companies are unable to meet these challenges, they may be unable to sell their products and services and generate revenues. Therefore, their businesses may become or remain unprofitable.

Our associated companies may not be able to attract a loyal base of customers to their web sites or develop relationships with distribution partners, which will negatively affect their ability to generate revenues.

   Our success depends on the ability of our associated companies to deliver compelling Internet content, products or services to their targeted customers. Internet users can freely navigate and instantly switch among a large number of web sites. Many of these web sites offer original content, products or services, which may make it difficult for our associated companies to distinguish the content on their web sites sufficiently to attract a loyal base of users. If any associated company fails to differentiate itself from other Internet industry participants, the value of its brand name could decline, and its prospects for future growth would diminish. In addition, our associated companies will need to develop relationships with entities, such as Internet service providers, Internet portals and e-commerce web sites, typically called distribution partners, that can guide or deliver customers to visit our associated companies' web sites. There is intense competition for these distribution partners. Accordingly, maintaining a strong base of distribution partners may be difficult and costly for our associated companies.

Many of our associated companies may grow rapidly and may be unable to manage their growth.

   We expect many of our associated companies to grow rapidly. Rapid growth often places considerable operational, managerial and financial strain on a business. To successfully manage rapid growth, our associated companies must accurately project their rate of growth and:

  .  rapidly improve, upgrade and expand their business infrastructures;

  .  deliver products and services on a timely basis;

  .  maintain levels of service expected by clients and customers;

  .  maintain adequate levels of liquidity; and

  . expand and upgrade their technology, transaction processing systems and network hardware or software or find third parties to provide these services.

   Our business will suffer if our associated companies are unable to successfully manage their growth. In addition, many of our associated companies have only recently begun developing their financial reporting systems and controls. As a result, these companies may not be able to provide us with their financial results on a timely basis, making it difficult for us to monitor these companies and assess our financial position.

Our associated companies' growth depends on their ability to attract and retain their key personnel.

   We generally direct all of the operating activities of associated companies in which our equity ownership and voting power percentage is greater than 50%. We have significant involvement in and influence over the operating activities of associated companies in which our equity ownership and voting power percentage is at least 20%, but not more than 50%, in part through board representation and rights to participate in material decisions. However, the growth of our associated companies, even those that we have established and those in which our voting power percentage is greater than 50%, will depend on their ability to attract and retain their own senior management personnel to oversee the day-to-day operation of their businesses. As they grow, our associated companies will also need to continue to hire additional technical, marketing, financial and other key personnel, unless they rely on us or other associated companies or third parties to provide these services. A shortage in the availability of required personnel could limit the ability of our associated companies to grow, sell their existing products and services and launch new products and services.

Our associated companies could make business decisions that are not in our best interests or that we do not agree with, which could impair the value of our associated company interests.

   We may not be able to control significant business decisions of our associated companies. We currently have no control over each of Commerx, comScore, The National Transportation Exchange, Neoforma.com or Sequoia. We have at least 25%, but less than 50%, of the voting power of each of Aluminium.com, BidBuyBuild, CapacityWeb.com, closerlook, eFiltration.com, Emicom Group, Entrepower, e-Reliable Commerce, Farms.com, i-Fulfillment, iGive.com, iSalvage.com, LAUNCHworks, Martin Partners, Mercantec, OpinionWare.com, OUTTASK.COM, Perceptual Robotics, PocketCard, TV House, Whiplash and Xippix and, therefore, do not have complete control over any of them. We expect to continue to acquire less than majority voting interests in associated companies. Further, we may not maintain our current ownership or control levels in our associated companies if we sell portions of our interests or our associated companies issue additional equity to other parties.

   Our ownership of interests in associated companies over which we do not exercise complete control involves additional risks that could cause the performance of our interests and our operating results to suffer, including:

  . management of an associated company having economic or business interests or objectives that are different than ours; and

  . associated companies not taking our advice with respect to the financial or operating difficulties that they encounter.

   Our inability to control our associated companies completely could prevent us from assisting them, financially or otherwise, or could prevent us from liquidating our interests in them at a time or at a price that is favorable to us. Additionally, to the extent we do not completely control them, our associated companies may not collaborate with each other, may not act in ways that are consistent with our business strategy and may compete with us or other associated companies. These factors could hamper our ability to maximize returns on our interests, and cause us to recognize losses on our interests in associated companies.

If we are unable or unwilling to provide our associated companies with the significant additional financing they will need, our interests in them may be diluted or they may fail.

   Most of our current associated companies are, and we expect that our future associated companies will be, in the early stages of their development. Our associated companies will require significant amounts of additional capital to compete successfully, meet their business objectives and produce revenues and profits. We are currently unable to predict the future capital needs of any of our associated companies, and we may decide not to provide the additional capital that our associated companies require or may not be given the opportunity to provide it. If our associated companies receive capital from other sources, our ownership interest in them may be diluted. If our associated companies are unable to obtain additional capital, they may fail.

Our associated companies may be at a competitive disadvantage if they are unable to protect their proprietary rights or if they infringe on the proprietary rights of others, and any related litigation could be time consuming and costly.

   Because all of our associated companies operate or will operate their businesses through web sites and rely on hardware and software to conduct e-commerce, proprietary rights, particularly in the form of trade secrets, copyrights and patents, will be critical to the success and competitive position of all of our associated companies. The actions that our associated companies take to protect their proprietary rights may be inadequate. In addition, effective copyright and trademark protection may be unenforceable or limited in certain countries, and our associated companies may be unable to control the dissemination of their content and products and use of their services due to the global nature of the Internet. A substantial majority of our associated companies license content and technology which they include in their product or service offerings from third parties, and they could become subject to infringement actions as a result. In addition, third parties may claim that our associated companies have violated their intellectual property rights. For example, companies have recently brought claims regarding alleged infringement of patent rights relating to methods of doing business over the Internet. To the extent that any of our associated companies violates a patent or other intellectual property right of a third party, it may be prevented from operating its business as planned, and it may be required to pay damages, to obtain a license, if available, to use the patent or other right or to use a non-infringing method, if possible, to accomplish its objectives. Any of these claims, with or without merit, could subject our associated companies to costly litigation and the diversion of their technical and management personnel. If our associated companies incur costly litigation and their personnel are not effectively deployed, the expenses and losses incurred by them will increase, and their profits, if any, will decrease.

Our associated companies' operations may be disrupted by technological problems unrelated to our hosting and information technology services.

   Our associated companies' businesses will depend on the efficient and uninterrupted operation of their computer and communications hardware systems to enable them to continuously provide their products and services over the Internet. Our associated companies that do not rely completely on us for hosting and information technology services are dependent, to some extent, on other third parties for technological support. Service interruptions could result from natural disasters, power loss, telecommunications failures and similar events or from capacity constraints. These interruptions could cause a complete shut-down of our associated companies' businesses, which could result in lost revenues or customers.

If the Internet does not continue to be a reliable commercial medium, our associated companies' businesses could be materially adversely affected.

   Continued growth in Internet usage could cause a decrease in the quality of Internet connection service. Web sites have experienced service interruptions as a result of outages and other delays occurring throughout the Internet network infrastructure. In addition, there have been several recent incidents in which individuals have intentionally caused service disruptions of major e-commerce web sites. If these outages, delays or service disruptions frequently occur in the future, usage of our associated companies' products and services could grow more slowly than anticipated or decline, and they may lose revenues and customers.

Concerns regarding security of transactions or the transmission of confidential information over the Internet or security problems experienced by our associated companies may prevent them from expanding their businesses or subject them to legal exposure.

   If an associated company does not offer sufficient security features in its online product and service offerings, its products and services may not gain market acceptance, and it could be exposed to legal liability. Despite the measures that may be taken by our associated companies, the infrastructure of each of them will be potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents the security measures of our associated companies, that person could misappropriate proprietary information or cause interruptions in the operations of the associated company. Security breaches that result in access to confidential information could damage the reputation of any one of our associated companies and expose it to a risk of loss or liability. All of our associated companies will be required to make significant expenditures, either for internal development efforts or payments to us or other third parties providing security-related services, to protect against or remedy security breaches. Additionally, as e-commerce becomes more widespread, our associated companies' customers may become more concerned about security. If our associated companies are unable to adequately address these concerns, they may be unable to sell their goods and services.

Future government regulation could place financial burdens on the businesses of our associated companies.

   Because of the Internet's popularity and increasing use, new laws and regulations directed specifically at e-commerce may be adopted. These laws and regulations may cover issues such as the collection and use of data from web site visitors, including the placing of small information files, or "cookies," on a user's hard drive to gather information, and related privacy issues; pricing; taxation; telecommunications over the Internet; content; copyrights; distribution; and quality of products and services. In particular, states may impose discriminatory, multiple or special taxes on the Internet if the current moratorium on the application of these taxes, due to end on October 21, 2001, is not extended. If the moratorium ends, federal taxes may also be imposed on e-commerce. These state and federal taxes could cause a decrease in the volume of business-to-business e-commerce. Additionally, new laws or regulations could be enacted which could burden the companies that provide the infrastructure on which the Internet is based, slowing the Internet's rapid expansion and its availability to new users. The enactment of any additional laws or regulations, including international laws and regulations, could impede the growth of the Internet and business-to-business e-commerce or reduce the effectiveness of our associated companies' technology, which could decrease the revenue of our associated companies and place additional financial burdens on our business and the businesses of our associated companies.

Risks Relating to the Offering

Our founding stockholders control us because they own all of our class B common stock, which has ten votes per share and represents 58.5% of the voting power of our common stock, and they may vote in a way with which you do not agree.

   After this offering, Andrew J. Filipowski, Michael P. Cullinane, Paul L. Humenansky, Larry S. Freedman, Thomas A. Slowey, Paul A. Tatro and their affiliates will together own all of the outstanding shares of our class B common stock. Our class B common stock is entitled to ten votes per share on all matters submitted to a stockholder vote, while our class A common stock is entitled to one vote per share. Therefore, in the aggregate, these founding stockholders will hold approximately 58.5% of the voting power of our capital stock after this offering. These stockholders will, together, control us and all of our corporate actions requiring stockholder approval, including the election of our directors, a sale of substantially all of our assets, our merger with another entity or an amendment to our certificate of incorporation. Accordingly, holders of our class A common stock will not be able to direct our business. Our founding stockholders may take actions with which you do not agree, including actions which could delay, defer or prevent a change of control and could adversely affect the price that investors might be willing to pay in the future for shares of our class A common stock.

   Our class B common stock generally converts into an equal number of shares of our class A common stock upon its sale and loses its supervoting rights. However, our founding stockholders are entitled to transfer their shares of class B common stock to other founding stockholders, family members of the founding stockholders, trusts or estates of founding stockholders or their family members, charitable entities created by founding stockholders or their family members, or entities controlled by founding stockholders or their family members. Through these transfers, persons other than our founding stockholders could gain significant influence or control over us. In addition, because of the supervoting nature of our class B common stock, our class B stockholders may sell a substantial portion of their stock and still retain control of us.

Provisions in our charter, our by-laws and Delaware law could delay or deter tender offers or takeover attempts that may offer you a premium for your class A common stock, which could adversely affect our stock price.

   Provisions in our certificate of incorporation and by-laws and Delaware law, in addition to the terms of our class B common stock, could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to you. These provisions are:

  . the classification of our Board of Directors into three classes serving staggered three-year terms;

  . the ability of our Board of Directors to issue shares of preferred stock with rights as they deem appropriate without stockholder approval;

  . a requirement that special meetings of our Board of Directors may be called only by our Chairman, President or a majority of our Board of Directors;

  .  a prohibition against action by written consent of our stockholders;

  . a requirement that our stockholders comply with advance notice provisions to bring director nominations or other matters before meetings of our stockholders; and

  . adoption of a provision of Delaware law that prohibits us from entering into some business combinations with interested stockholders without the approval of our Board of Directors.

   The existence of these provisions may deprive you of an opportunity to sell your shares at a premium over prevailing prices. The potential inability of our stockholders to obtain a control premium could adversely affect the market price for our class A common stock.

You will suffer immediate dilution in the value of your shares and may suffer further dilution in the future.

   You will suffer immediate dilution in the value of your shares because we recently sold a large number of shares of our capital stock at a price lower than our public offering price.

   From August 25, 1999 through March 15, 2000, giving effect to the conversion of all outstanding shares of our convertible preferred stock into common stock, we issued 555,079,827 shares of our common stock for an average price per share of $0.94. These shares include (1) 197,000,000 shares of our class A common stock which we will issue upon conversion of 197,000,000 shares of our series D and D-1 preferred stock which we sold for total consideration of $197,000,000;
(2) 18,284,327 shares of our class A common stock which we will issue upon conversion of 18,284,327 shares of our series E preferred stock which we sold for a total consideration of $18,284,327; (3) 33,984,775 shares of our class A common stock which we issued at a prices ranging from $0.75 to $1.75 per share under our stock incentive plan, upon the exercise of outstanding options or otherwise; and 13,000,000 shares of our class A common stock which we will issue upon conversion of an equal number of shares of our series F preferred stock which we issued in February 2000 in exchange for interests in three associated companies. In addition, we have agreed to sell to 360networks 2,000,000 shares of our class C common stock, convertible on a one-for-one basis into our class A common stock, for $1.00 per share. Investors purchasing shares in this offering will incur immediate and substantial dilution in net tangible book value per share of $5.58.

   There are options outstanding to purchase our class A common stock with exercise prices ranging from $0.75 to $1.75 per share, which will cause you to suffer further dilution in the value of your shares in the future.

   From October 1, 1999 through March 15, 2000, we granted options to purchase 39,347,547 shares of our class A common stock to our directors, officers and employees with exercise prices ranging from $0.75 to $1.75 per share. Options to purchase 6,062,772 shares of our class A common stock were outstanding as of March 15, 2000. Additionally, beginning on the date of this prospectus, under our employee stock purchase plan, we are granting initial options to purchase shares of our class A common stock to our employees who elect to participate in the plan. These initial options will be exercisable at a price which will be no greater than 85% of our initial public offering price and may be lower than that price, depending on the trading price of our class A common stock in the future. To the extent that our outstanding options are exercised, you will suffer dilution in addition to the dilution described above.

   We may issue shares in connection with our acquisitions of interests in associated companies, which could cause you to suffer further dilution in the value of your shares.

   We may issue shares of our class A common stock, or debt or equity securities convertible into our class A common stock, in the future to raise capital to carry out our business strategy of establishing and acquiring interests in associated companies. We may also issue these shares or convertible securities as consideration in our acquisitions of interests of associated companies. These issuances may cause further dilution to our stockholders.

The market price of our class A common stock may fluctuate widely, and this volatility could result in stockholder lawsuits.

   The initial public offering price for our class A common stock will be negotiated between us and the underwriters and may not be indicative of the market price that will prevail after this offering. We believe that the market price of our class A common stock could fluctuate widely and could possibly trade at a price below the initial public offering price because of announcements of acquisitions of interests in business-to-business e-commerce companies or strategic relationships by us, our inability to avoid regulation under the Investment Company Act or because of any of the following factors, which are, in large part, beyond our control:

  . announcements of acquisitions of interests in business-to-business e-commerce companies or strategic relationships by our competitors;

  . announcements of new services, products, technological innovations, acquisitions or strategic relationships by associated companies that we do not control;

  .  trends or conditions in the Internet industry;

  . changes in valuation estimates by securities analysts and in analyst recommendations;

  .  variations in the operating results of our associated companies;

  . changes in the stock prices of our associated companies that are publicly traded;

  . changes in market valuations of other capital and service providers for Internet companies; and

  .  general political, economic and market conditions.

Any of these factors may cause a decrease in the market price of our class A common stock, regardless of our operating performance.

   The market price for our class A common stock may also be affected by our ability to meet or exceed expectations of analysts or investors. Any failure to meet or, in some cases, exceed these expectations, even if minor, could cause the market price of our class A common stock to decline. In addition, the market price of our class A common stock may fluctuate widely because we depend on e-commerce companies for our revenue. The market prices of equity securities of companies in the Internet industry often fluctuate significantly for reasons unrelated to the operating performance of these companies. We expect to be particularly susceptible to such volatility, as have been other public companies with models similar to ours, because we may be valued in the future on the basis of a number of minority interests we hold in public Internet companies. Therefore, fluctuations in the valuations of any of our associated companies may cause our valuation to fluctuate. The trading prices of many Internet companies have reached historical highs within the last 52 weeks and have reflected relative valuations substantially above historical levels. During the same period, these companies' stocks have also been highly volatile and have recorded lows well below such historical highs. Our class A common stock may not trade at the same levels as other Internet-related stocks, and Internet-related stocks in general may not sustain their current market prices. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. If any securities litigation is initiated against us, we could incur substantial costs and our management's attention and resources could be diverted from our business.

Our stock price may decline if a large number of shares are sold after this offering or there is a perception that these sales may occur.

   The market price of our class A common stock could decline as a result of sales of a large number of shares of our class A common stock by our stockholders in the market after this offering, or the perception that these sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of our equity securities. When we complete this offering and the concurrent private placements, we will have 520,370,061 outstanding shares of class A common stock, 70,075,000 outstanding shares of class B common stock and 30,325,001 outstanding shares of class C common stock. The 20,000,000 shares of our class A common stock sold in this offering will be freely transferable, unless they are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, subject, in the case of up to 2,500,000 shares reserved for sale in this offering to employees, directors, vendors, service providers, customers and other persons who have business or other relationships with us, to 12-month lock-up agreements. The remaining total of 600,770,062 shares will be restricted shares, which may be resold only through registration under the Securities Act or under an available exemption from registration, including the exemption provided by Rule 144. In addition, upon completion of this offering, options to purchase 6,062,772 shares of class A common stock will be issued and outstanding, all of which will be exercisable in full.

   The holders of all of our outstanding shares and options have agreed not to sell any of their securities for the period ending 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston Corporation. Credit Suisse First Boston Corporation may release all or any portion of the shares subject to these lock-up agreements at any time. Any early waiver of the lock-up agreements by the underwriters could permit sales of a substantial number of shares and could adversely affect the trading price of our class A common stock. Purchasers of shares in the concurrent private placements have agreed not to transfer or otherwise dispose of those shares for 12-months from the date of this prospectus or enter into a transaction which would have a similar effect.

   Under Rule 144, in June 2000, 10,000 restricted shares of our class A common stock issuable upon conversion of our class B common stock, and, from September 2000 through April 2001, 533,835,287 restricted shares of our class A common stock, including the 100,390,001 shares of our class A common stock issuable upon conversion of our class B common stock and class C common stock, will become eligible for sale, subject to volume and manner of sale limitations and the underwriters' lock-up agreements. These shares exclude the shares which will be eligible for sale in the public market under Rule 701 under the Securities Act, as described below. We are unable to estimate accurately the number of restricted shares that will actually be sold under Rule 144 because these sales will depend in part on the market price of our class A common stock, the personal circumstances of the sellers and other factors.

   Beginning 90 days after the date of this prospectus, 32,940,000 shares of our common stock sold by us in August 1999, and 33,984,775 shares issued under our stock incentive plan, upon exercise of options or otherwise, before the effective date of the registration statement of which this prospectus is a part will be eligible for sale in the public market through Rule 701 under the Securities Act, subject to the underwriters' lock-up agreements discussed above and, in the case of our affiliates, to the volume and manner of sale limitations of Rule 144. Additionally, beginning six months after we complete this offering, the holders of 222,078,133 shares of our class A common stock will be entitled to demand and piggyback registration rights. The holders of an additional 292,810,725 shares, including the 70,075,000 shares of our class A common stock issuable upon conversion of our class B common stock, will be entitled only to piggyback registration rights. We plan to file a registration statement to cover the shares that we may issue in the future under our stock incentive plan and employee stock purchase plan immediately after the effectiveness of the registration statement of which this prospectus is a part. Shares issued under this registration statement will be freely tradeable in the public markets, subject, in the case of our affiliates, to the volume and manner of sale limitations of Rule 144.

We will have broad discretion in using a substantial portion of the proceeds of this offering and the concurrent private placements and may not use them in a manner that our stockholders would prefer.

   We have not identified specific uses for a substantial portion of the proceeds from this offering and the concurrent private placements, and we will have broad discretion in how we use them. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. The failure of our management to apply the funds effectively could have a material adverse effect on our business and financial performance.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as "may," "will," "expect," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include:

  . our need to continue to identify and acquire interests in suitable associated companies;

  . the intense competition among capital providers to acquire interests in business-to-business e-commerce companies;

  . existing and future regulations affecting our business, the businesses of our associated companies or the Internet generally; and

  .  other factors set forth under "Risk Factors" in this prospectus.

   Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this prospectus.

                       CONCURRENT PRIVATE PLACEMENTS

   We have agreed to sell directly to 360networks, inc., concurrent with our completion of this offering, for cash in a private placement, 2,000,000 shares of our class C non-voting common stock at $1.00 per share and 2,000,000 shares of our class C common stock at the initial public offering price.

   We have agreed to sell to BancBoston Capital, Inc., concurrent with our completion of this offering, for cash in a private placement at the initial public offering price, a number of shares of our class C common stock having an aggregate initial public offering value of $25,000,000. However, BancBoston will not purchase a number of shares that would cause the underwriters of the offering to receive excessive compensation under rules of the National Association of Securities Dealers. We currently expect that BancBoston will purchase 1,325,000 shares of class C common stock.

   We have agreed to sell directly to CMGI, Inc., concurrent with our completion of this offering, in a private placement at the initial public offering price, a number of shares of our class A common stock so that, at that time but without giving effect to the other concurrent private placements discussed below, CMGI will own 4.9% of our class A common stock, in exchange for CMGI common stock with an equivalent value, based on the trading price of the CMGI common stock over a five-day trading period ending on the trading day which is three trading days before the date we complete this offering. We expect that CMGI will purchase approximately 6,793,806 shares of our class A common stock in this concurrent private placement.

   We have agreed to sell directly to Level 3 Communications, LLC, concurrent with our completion of this offering, in a private placement at the initial public offering price, a number of shares of our class C common stock having an aggregate initial public offering value of $50,000,000. Based upon an assumed initial public offering price of $7.00 per share, we expect to issue 7,142,857 shares of our class C common stock to Level 3. Level 3 will purchase 50% of the shares for cash and 50% in exchange for a credit to us for colocation and bandwidth services to be provided by Level 3 to Host divine.

   We have also agreed to sell directly to each of the entities listed below, for cash in a private placement at the initial public offering price, a number of shares of our class A common stock or class C common stock having an aggregate initial public offering value shown opposite the name of that entity.

                                                                     Number of
                                                                    Shares to be
                                                                     Purchased
                                                 IPO Value   Class    Assuming
                                                 of Shares    of     $7.00 per
                                                   to be    Common   Share IPO
                   Purchaser                     Purchased   Stock     Price
                   ---------                    ----------- ------- ------------
Aon Corporation................................ $25,000,000 class C  3,571,429
Compaq Computer Corporation....................  50,000,000 class C  7,142,857
Hewlett-Packard Company........................  25,000,000 class C  3,571,429
marchFIRST, Inc................................  25,000,000 class C  3,571,429
Microsoft Corporation..........................  50,000,000 class A  7,142,857
Stern Venture Partners, LP.....................  10,000,000 class A  1,428,571

   These concurrent private placements are conditional upon the completion of our initial public offering. Each of the entities intending to purchase our common stock in the concurrent private placements has agreed not to offer, sell, transfer or dispose of any of the shares it acquires in the concurrent private placements until the 12-month anniversary of the completion of the concurrent private placements. No underwriters or placement agents have been involved with the concurrent private placements.

   In connection with our concurrent private placement to CMGI, we and CMGI have each agreed to use and promote the products and services of the other's associated companies. In connection with our concurrent private placement to Level 3, we have agreed to purchase a minimum of $100,000,000 of colocation and bandwidth services from Level 3. In connection with our concurrent private placement to Microsoft, we have committed to engage in product development efforts for web site and application hosting products based on Microsoft solutions, to expend $4,000,000 to promote the Microsoft solutions, to open an office in Seattle within 60 days of our completion of this offering and to dedicate at least $50,000,000 of capital to our Seattle operations for projects and acquisitions. In connection with our concurrent private placement to Hewlett-Packard, we have entered into an agreement to designate Hewlett-Packard as a preferred supplier of computer and storage solution hardware and software and related products and services for our internal use and for hosted services provided by Host divine to associated companies. We have also entered into non-binding memoranda of understanding or term sheets for commercial agreements with 360networks, Aon and Compaq. In addition, in connection with our concurrent private placement to 360networks, we have agreed to purchase 374,181 shares of 360networks subordinated voting shares, in a private placement, concurrent with 360networks' initial public offering. We have agreed to purchase 93,545 shares at a purchase price of $5.00 per share and 280,636 shares at the 360networks initial public offering price, less underwriting discounts.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of the class A common stock we are offering, assuming an initial public offering price of $7.00 per share, will be approximately $124,700,000. If the underwriters exercise their over-allotment option in full, our net proceeds will be approximately $144,230,000. Our net proceeds are what we expect to receive after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We estimate that our net cash proceeds from the concurrent private placements will be approximately $235,150,000. We intend to use the net proceeds of this offering and the concurrent private placements, which we estimate will total approximately $359,850,000, or approximately $379,380,000 if the underwriters exercise their overallotment option in full, for the following purposes:

    . $86,471,429 to repay promissory notes issued by us in connection with our acquisitions of interests in associated companies, all of which are payable within the next 12 months, and which bear interest at the following rates:

                                             Interest
             Aggregate Note Amount             Rate
             ---------------------          ----------
              $ 8,000,000.................  Prime Rate
              $13,500,000.................  6.0%
              $22,100,000.................  8.0%
              $42,871,429.................  8.5%

    . up to $96,000,000 to contribute to associated companies that we have established to date to meet current intended contributions to those companies;

    . $9,750,000, plus Blackhawk's costs and expenses, to purchase the property in Chicago on which our planned 400,000 square foot facility is to be constructed;

    . approximately $4,750,000 to purchase products and services from Microsoft and promote Microsoft solutions under our Alliance Agreement over the next 12 months;

    . approximately $9,375,000 to purchase colocation and bandwidth services from Level 3 over the next 12 months; and

    . $4,999,996 to purchase subordinated voting shares of 360networks, assuming an initial public offering price of 360networks' subordinated voting shares of $17.00 per share.

   We estimate that the remaining net proceeds of this offering and the concurrent private placements will total approximately $148,503,575, or approximately $168,033,575 if the underwriters exercise their over-allotment option in full, which we intend to use to acquire interests in and establish new associated companies and provide additional funding to associated companies and for general corporate and working capital purposes. The amounts and timing of these expenditures will depend upon various factors, such as developments in our markets or those of our associated companies and the availability of acquisition and entrepreneurial opportunities. Accordingly, our management will have broad discretion as to the allocation of a substantial portion of the net proceeds of this offering.

   The previous paragraphs describe our current estimates of our use of the net proceeds of this offering and the concurrent private placements based on our current plans and estimates of anticipated expenses. Our actual expenditures may vary from these estimates. We may also find it necessary or advisable to reallocate the net proceeds within the uses outlined above or to use portions of the net proceeds for other purposes.

   Pending these uses, we will invest the net proceeds of this offering primarily in cash equivalents or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future. We plan to retain all future earnings, if any, to finance our establishment of, and acquisitions of interests in, associated companies and for general corporate purposes. Any future determination as to the payment of dividends will be at our Board of Directors' discretion and will depend on our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our Board of Directors considers relevant.

                                CAPITALIZATION

   The table below shows our cash and cash equivalents and total capitalization as of December 31, 1999:

    .  on an actual basis;

    . on a pro forma basis to reflect (1) our sale of an additional 215,284,327 shares of convertible preferred stock at $1.00 per share from January 1, 2000 through March 14, 2000 and our receipt of $215,134,327 of net proceeds from these sales, assuming $150,000 of expenses associated with the offerings; (2) our issuance of 31,934,775 shares of our class A common stock in January through March 15, 2000 upon exercise of outstanding options, or otherwise, under our stock incentive plan, for a weighted-average exercise price of $0.84 per share and our receipt of promissory notes and cash totalling $26,806,906 for these issuances; and (3) our acquisitions of interests in associated companies from January 1, 2000 through March 14, 2000, and our issuance of 13,000,000 shares of series F convertible preferred stock in connection with three of these acquisitions, as if all these events had occurred on December 31, 1999; and

    . on a pro forma, as adjusted basis to reflect (1) the conversion of our convertible preferred stock into 430,295,052 shares of our class A common stock and 57,850,000 shares of class B common stock to be effected before the completion of this offering; (2) our issuance of 15,365,234 shares of our class A common stock and 30,325,001 shares of our class C common stock in the concurrent private placements, assuming an initial public offering price of $7.00 per share, and our receipt of the estimated net proceeds from these private placements; and (3) our issuance and sale in this offering of 20,000,000 shares of our class A common stock at an assumed initial public offering price of $7.00 per share, and our receipt of $124,700,000 of net proceeds from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, as if all these events had occurred on December 31, 1999.

   You should read this table along with our financial statements and the related notes included in this prospectus.

                                                   As of December 31, 1999
                                                -------------------------------
                                                            Pro     Pro Forma,
                                                 Actual    Forma    As Adjusted
                                                --------  --------  -----------
                                                 (in thousands, except share
                                                            data)
   Cash and cash equivalents..................  $162,841  $297,022   $656,872
                                                ========  ========   ========
   Stockholders' equity:
     Preferred stock, $.001 par value,
      700,000,000 shares authorized and
      259,860,725 convertible shares issued
      and outstanding, actual; 700,000,000
      shares authorized and 488,145,052
      convertible shares issued and
      outstanding, pro forma; and 100,000,000
      shares authorized and no shares issued
      and outstanding, pro forma, as adjusted.  $    260  $    488        --
     Class A common stock, $.001 par value,
      900,000,000 shares authorized and
      22,750,000 shares issued and
      outstanding, actual; 900,000,000 shares
      authorized and 54,709,775 shares issued
      and outstanding, pro forma; and
      15,000,000,000 shares authorized and
      520,370,061 shares issued and
      outstanding, pro forma, as adjusted.....        23        55        520
     Class B common stock, $.001 par value,
      100,000,000 shares authorized and
      12,250,000 shares issued and
      outstanding, actual; 100,000,000 shares
      authorized and 12,225,000 shares issued
      and outstanding, pro forma; and
      400,000,000 shares authorized and
      70,075,000 shares issued and
      outstanding, pro forma, as adjusted ....        12        12         70
     Class C common stock, $.001 par value, no
      shares authorized, issued and
      outstanding, actual and pro forma; and
      400,000,000 shares authorized and
      30,325,001 shares issued and
      outstanding, pro forma, as adjusted.....       --        --          30
   Additional paid-in capital.................   241,008   546,088    978,380
   Unearned stock-based compensation..........   (26,661)  (26,661)   (26,661)
   Accumulated deficit........................    (8,828)   (8,828)    (8,828)
   Notes receivable from stock exercises......       --    (24,765)   (24,765)
                                                --------  --------   --------
       Total stockholders' equity.............   205,814   486,389    918,746
                                                --------  --------   --------
         Total capitalization.................  $205,814  $486,389   $918,746
                                                ========  ========   ========

   The pro forma, as adjusted number of issued and outstanding shares of our class A common stock excludes:

    . 6,062,772 shares issuable upon the exercise of stock options outstanding on March 15, 2000 with a weighted average exercise price of $1.15 per share;

    . 24,952,453 shares reserved for grants that we may make in the future under our stock incentive plan; and

    . 25,000,000 shares reserved for issuance under our employee stock purchase plan.

                                    DILUTION

   As of December 31, 1999, after giving effect to our pro forma net tangible book value as follows (1) an increase for our receipt of $215,134,327 of net proceeds from our sale of 215,284,327 shares of convertible preferred stock from January 1, 2000 through March 14, 2000 and the addition of 215,284,327 shares of class A common stock issuable upon conversion of those shares; (2) the addition of 13,000,000 shares of class A common stock issuable upon conversion of an equal number of shares of convertible preferred stock issued in February 2000 in exchange for interests in three associated companies; and
(3) the conversion of all outstanding shares of our convertible preferred stock and shares of class B common stock into class A common stock, our pro forma net tangible book value was approximately $448,000,259 or $0.81 per share. Our pro forma net tangible book value is our pro forma total assets minus the sum of our liabilities and intangibles assets. Our pro forma net tangible book value per share is our pro forma net tangible book value divided by the pro forma total number of shares of our common stock outstanding. Dilution in pro forma net tangible book value per share to new investors represents the difference between (1) the assumed price at which we sell each share of our common stock to investors in this offering and the concurrent private placements; and (2) the pro forma net tangible book value per share immediately following the completion of this offering.

   As of December 31, 1999, after giving effect to (1) an increase in our as adjusted pro forma net tangible book value to reflect our receipt of $124,700,000 of estimated net proceeds from the sale of 20,000,000 shares of class A common stock in this offering, at an assumed initial public offering price of $7.00 per share and following the deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the addition of those 20,000,000 shares of class A common stock, and (2) an increase in our as adjusted pro forma net tangible book value to reflect our receipt of the estimated net proceeds from the concurrent private placements, based on the assumed initial public offering price of our class A common stock, and the addition of 45,690,235 shares of our common stock, in the concurrent private placements, our pro forma net tangible book value would have been $880,356,901, or $1.42 per share. This represents an immediate increase in net tangible book value of $0.61 per share to existing stockholders and an immediate and substantial dilution of $5.58 per share to new investors purchasing shares of class A common stock in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per share.................       $7.00
   Pro forma net tangible book value per share as of December 31,
    1999 without giving effect to this offering.................... $0.81
   Increase per share attributable to new investors................  0.61
                                                                    -----
   Pro forma net tangible book value per share as of December 31,
    1999 after giving effect to this offering and the concurrent
    private placements.............................................        1.42
                                                                          -----
   Dilution in pro forma net tangible book value per share to new
    investors......................................................       $5.58
                                                                          =====

   The following table shows the differences, on a pro forma basis as of December 31, 1999, among existing stockholders, investors in the concurrent private placements and investors in this offering, with respect to the number of shares of common stock purchased from us, the total consideration received by us and the average price paid per share, assuming an initial public offering price of $7.00 per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses, giving effect to the conversion of all outstanding shares of convertible preferred stock into our common stock.

                              Shares Purchased   Total Consideration   Average
                             ------------------- --------------------   Price
                               Number    Percent    Amount    Percent Per Share
                             ----------- ------- ------------ ------- ---------
   Existing stockholders.... 555,079,827   89.4% $519,276,458   53.7%   $0.94
   Investors in the
    concurrent private
    placements..............  45,690,235    7.4   307,831,642   31.8     6.74
   Investors in this
    offering................  20,000,000    3.2   140,000,000   15.1     7.00
                             -----------  -----  ------------  -----
       Total................ 620,770,062  100.0% $967,108,100  100.0%   $1.56
                             ===========  =====  ============  =====

   These calculations do not give effect to:

  . 6,062,772 shares of class A common stock issuable upon the exercise of stock options outstanding on March 15, 2000, with a weighted average exercise price of $1.15 per share;

  . 24,952,453 shares of class A common stock reserved for grants that we may make in the future under our stock incentive plan; and

  . 25,000,000 shares of class A common stock reserved for issuance under our employee stock purchase plan.

                            SELECTED FINANCIAL DATA

   In this section, we present our selected financial data. You should read carefully the consolidated financial statements in this prospectus, including the notes to the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected data in this section are not intended to replace our consolidated financial statements. We derived the statement of operations data and the balance sheet data from our audited consolidated financial statements included in this prospectus. Those statements were audited by KPMG LLP, independent public accountants. Our results of operations for the period from May 7, 1999, our inception, to December 31, 1999 are not necessarily indicative of the results we may achieve in the future.

                                                        Period from May 7, 1999
                                                            (Inception) to
                                                           December 31, 1999
                                                        -----------------------
                                                            (in thousands,
                                                           except share and
                                                            per share data)
Statement of Operations Data:
  Revenues.............................................       $    1,037
  Total operating expenses.............................           10,183
  Net loss.............................................           (8,828)
  Net loss applicable to common stockholders...........          (12,348)
  Basic and diluted net loss per share applicable to
   common stockholders.................................            (0.73)
  Shares used in computing basic and diluted net loss
   per share...........................................       16,896,444

                                                        As of December 31, 1999
                                                        -----------------------
                                                            (in thousands)
Balance Sheet Data:
  Cash and cash equivalents............................       $  162,841
  Working capital......................................          138,279
  Total assets.........................................          239,452
  Total stockholders' equity...........................          205,814

For an explanation of the determination of the number of shares used in computing basic and diluted net loss per share, see Note 1(l ) of the notes to our consolidated financial statements.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   You should read the following discussion along with our financial statements and the related notes included in this prospectus. This discussion contains forward-looking statements that are subject to risks, uncertainties and assumptions, including those discussed under "Risk Factors." Our actual results may differ materially from those expressed in, or implied by, these forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements."

Overview

   We were incorporated on May 7, 1999 and began operations on June 30, 1999. We are an Internet holding company actively engaged in business-to-business e-commerce through our community of associated companies. Through September 1999, we engaged in start-up and organizational activities, including building our management team, raising our initial capital, hiring technical and operational personnel and marketing our business. We also analyzed and engaged in discussions with potential associated companies, but we did not establish or acquire interests in any associated companies. Since September 30, 1999, we have continued to build our organization and have acquired interests in 39 associated companies for $229,804,327, excluding $405,000 in brokerage fees, and have committed to pay a total of $105,471,429 in the form of promissory notes. We have also issued a total of 13,000,000 shares of our series F preferred stock in connection with three of these acquisitions, which will convert into an equal number of shares of class A common stock upon completion of this offering. We have also and established 13 associated companies, to which we had contributed approximately $20,000,000 through March 31, 2000.

   We generate revenues principally through our majority-owned associated companies, the operating results of which are consolidated with our operating results. Our associated companies generate, or expect to generate, revenues from the sale of products and services, advertising and transaction fees. We also generate revenues from fees paid to us by venture capital funds that we manage, as well as consulting fees. We generated revenues totalling $1,037,000 through December 31, 1999. These revenues included approximately $275,000 in management fees as the general manager of Platinum Venture Partners I and II. These revenues also included approximately $272,000 related to software sales contracts and maintenance contracts of mindwrap. Other sources of revenues included $135,000 in web-based advertising revenues, such as public relations, consulting and facilities management. Through December 31, 1999, we directly operated, and generated revenues of approximately $351,000 from, the infrastructure services businesses that are now operated by associated companies that we established and control.

   Our operating results also reflect our share of the earnings or losses of associated companies in which we own at least 20%, but not more than 50%, of the outstanding voting power. We anticipate that the majority of these associated companies will experience net losses in future periods, but the amounts of these losses are not currently determinable. Additionally, our earnings are reduced by, and will continue to be reduced by, amortization of identifiable intangible assets and goodwill associated with our acquisition of consolidated associated companies and amortization of the net excess investment over our equity in the net assets of associated companies in which we own at least 20%, but not more than 50%, of the outstanding voting power. At December 31, 1999, the identifiable intangible assets and goodwill totalled $18,123,000 and the net excess investment totalled $21,276,000. We intend to amortize these amounts over five years.

   We expect to continue to acquire interests in associated companies, and we expect that the amount of cash that we will use for acquisitions will increase substantially in future periods. We also expect to expend substantial funds in future periods to fund associated companies that we have established. We are currently in active discussions with over 40 potential associated companies, but do not have plans to acquire interests in or establish a specific number of new associated companies or to commit a target amount of capital to these transactions. Instead, we continuously seek to identify opportunities suitable for our business strategy, employing our associated company evaluation criteria and considering our available funds. Our costs in connection with building associated companies and developing the infrastructure that we will need to support them will vary based upon many factors, including the size, nature and state of development of each company.

   Because we acquire significant interests in business-to-business e-commerce companies, many of which generate net losses, we expect to experience significant volatility in our quarterly results. We do not know if we will report net income in any period, and we expect that we will report increasing net losses for the foreseeable future. Although our associated companies may report net losses in the future, we may record net income in certain periods due to one-time transactions incidental to our ownership interests in, and advances to, associated companies. These one-time transactions may include dispositions of, or changes to, our associated company ownership interests, dispositions of our holdings of available-for-sale securities and impairment charges.

   We and the substantial majority of our associated companies are in the early stages of development. Our associated companies are increasing their spending as they continue to market themselves, develop their various products and services and implement infrastructure such as web site development and hiring key employees. Since December 31, 1999, the net losses incurred by these associated companies are generally increasing along with the level of these expenditures. We anticipate that this trend will continue as our associated companies continue to develop and as we acquire interests in additional companies that are in the early stages of development.

   On a continuous basis, but no less frequently than at the end of each quarterly reporting period, we will evaluate the carrying value for financial statement purposes of our interests in, and advances to, each of our associated companies for impairment. We will base these evaluations on achievement of business plan objectives and milestones by the associated company, the fair value of each ownership interest and advance relative to its carrying value, the financial condition and prospects of the associated company and other relevant factors. The business plan objectives and milestones that we will consider include, among others, those related to financial performance, such as achievement of planned financial results and completion of capital raising activities, and those that are not primarily financial in nature, such as the launching of a web site, the hiring of key employees, the number of people who have registered to be part of the associated company's web community and the number of visitors to the associated company's web site per month. For financial statement purposes, the fair value of our ownership interests in, and advances to, privately held associated companies will generally be determined based on the prices paid by third parties for ownership interests in the associated companies, to the extent third party ownership interests exist, or based on the achievement of business plan objectives and the milestones described above.

   The presentation and content of our financial statements is largely a function of the presentation and content of the financial statements of our associated companies. We assume responsibility for the presentation and content of our financial statements, and each of our associated companies assumes responsibility for the presentation and content of its financial statements. To the extent any of our associated companies change the presentation or content of its financial statements, as may be required upon changes in accounting standards, the presentation and content of our financial statements may also change.

   Our associated companies provide ongoing services, including technological support, facilities usage and professional services, to other of our associated companies at mutually agreed upon prices, which we believe to be substantially equivalent to prices that could be obtained through arm's-length negotiations. To the extent that these transactions occur between consolidated associated companies, they are not reflected in our consolidated operating results. To the extent that these transactions occur between a consolidated associated company and an associated company in which we own at least 20%, but not more than 50%, of the outstanding voting power, our consolidated statement of operations reflects the entire revenue or expense of the consolidated company. The income or expense of the associated company in which we own at least 20%, but not more than 50%, of the outstanding voting power is included in the results of operations of that associated company, and we recognize a portion that is equal to our ownership interest in that associated company. Our consolidated revenue for 1999 included $293,000 of revenue generated by our consolidated associated companies from sales of products or services to associated companies in which we own at least 20%, but not more than 50%, of the outstanding voting power.

Management of Venture Capital Funds

   We receive management fees from venture capital funds that we manage. As the general partner of Platinum Venture Partners I, we receive an annual management fee, payable in advance in quarterly installments, of 2 1/2% of the fair market value of the partnership, adjusted annually by the increase in a consumer price index during the preceding calendar year. As the general partner of Platinum Venture Partners II, we receive an annual management fee, payable in advance in quarterly installments, of 2 1/2% of, through December 31, 2000, the aggregate partner commitments or, beginning January 1, 2001, the fair market value of the partnership, adjusted annually by the percentage increase in a consumer price index during the preceding calendar year. We received a total of approximately $275,000 from Platinum Venture Partners I and II on October 1, 1999 for fourth quarter 1999 management fees, which represented a significant portion of our fourth quarter revenues, and received approximately $193,000 on January 1, 2000 for first quarter 2000 management fees, which we expect will represent a substantially lower percentage of our revenues for that period. We expect to receive a total of approximately $579,000 in management fees from Platinum Venture Partners I and II for the remainder of 2000. We have made no capital contribution to either of these funds and, therefore, have no interest in their profits and losses. Because Platinum Venture Partners I has invested all of its raised capital and Platinum Venture Partners II has invested substantially all of its raised capital, we only devote a limited amount of resources to managing their operations, including recordkeeping, auditing and managing any dispositions of investments by the funds. In addition, we will make investment decisions for the remaining available capital for Platinum Venture Partners II. We also provide some strategic and operational support to the funds' portfolio companies.

   Through Big Shoulders Management, L.L.C., our wholly-owned subsidiary, we manage Big Shoulders interTech Fund, L.P., as general partner of the fund. Big Shoulders interTech Fund is a venture capital fund which will generally make investments of $3,500,000 or less in start-up and early-stage companies located in Illinois, but which may make larger or smaller investments in these companies and investments in companies outside Illinois. On February 10, 2000, we became the general partner and were admitted as a limited partner and one other investor, an affiliate of Mesirow Financial, was admitted as a limited partner. The two initial investors in the fund committed to contribute a total of $14,000,000 to the fund, of which we have committed to contribute $9,860,000 as a limited partner and $140,000 as general partner. We are obligated to contribute 1% of the total commitments to the fund as general partner. The fund is seeking $75,000,000 to $125,000,000 in total commitments and may admit additional limited partners for a period of nine months after February 10, 2000. The fund may draw down its commitments from investors for a period of four years and will terminate no later than ten years from the date on which the last investor was admitted as a limited partner, unless we extend the fund for up to three additional one-year periods.

   With respect to each interest in a company acquired by the fund, we are entitled to receive 20% of all distributions in relation to that interest, after the partners in the fund have received a return of their invested capital in that company. If, upon liquidation of the fund, the partners fail to receive a return of all of their contributed capital, we are obligated to contribute an amount equal to the deficiency, but not to exceed an amount equal to the distributions received by us with respect to our 20% share. We are also entitled to receive an annual management fee of 2% of the total capital committed to the fund during the first six years of the fund. This management fee will then be reduced in 10% increments each year until the termination of the fund.

   We may have conflicts of interest in allocating opportunities to acquire interests in technology and e-commerce companies between us and the fund. In general, we intend to allocate all opportunities involving Illinois companies which require an initial investment of $3,500,000 or less to the fund. However, our management has sole and absolute discretion in allocating these opportunities, and we are not obligated to allocate these opportunities to the fund. See "Risk Factors" for a description of our policies concerning these and other conflicts of interest.

Effect of Various Accounting Methods on the Consolidated Financial Statements

   The various interests that we acquire in our associated companies are accounted for under three methods: consolidation, equity method or cost method. We determine the method of accounting for our associated company interests on a case by case basis based upon our ownership percentage in each associated company, as well as our degree of influence over each associated company.

     Consolidation. Associated companies in which we own, directly or indirectly, more than 50% of the outstanding voting power are generally accounted for under the consolidation method of accounting.

  Under this method, an associated company's results of operations are reflected within our consolidated statement of operations. Earnings or losses attributable to other stockholders of a consolidated associated company are identified as "minority interest" in our consolidated statement of operations. Minority interest adjusts our consolidated net results of operations to reflect only our share of the earnings or losses of a consolidated associated company.

     Equity Method. Associated companies in which we own 50% or less of the outstanding voting power, but over which we exercise significant influence, are generally accounted for under the equity method of accounting. Whether or not we exercise significant influence with respect to an associated company depends on an evaluation of several factors including, among other things, representation on the associated company's board of directors, ownership percentage and voting rights associated with our holdings in the associated company. With respect to our current associated companies, if we own at least 20%, but not more than 50%, of the outstanding voting power of an associated company, we account for our interests under the equity method. Under the equity method of accounting, an associated company's results of operations are not reflected within our consolidated operating results. However, our share of the earnings or losses of that associated company is identified as "equity in income (loss) of associated companies" in our consolidated statement of operations.

     The net effect of an associated company's results of operations on our results of operations is generally the same under either the consolidation method of accounting or the equity method of accounting, because, under each of these methods, only our share of the earnings or losses of an associated company is reflected in the net results of operations in our consolidated statement of operations. However, the presentation of the consolidation method differs dramatically from the equity method of accounting. The consolidation method presents associated company results in the applicable line items within our consolidated financial statements. In contrast, the equity method of accounting presents associated company results in a single category, "equity in income (loss) of associated companies" within our consolidated statement of operations.

     Cost Method. Associated companies not accounted for under either the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, our share of the earnings and losses of these companies is not included in our consolidated statements of operations unless earnings or losses are distributed.

     We expect to record our ownership interest in equity securities of our associated companies accounted for under the cost method at cost, unless the securities have readily determinable fair values based on quoted market prices, in which case these interests would be classified in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

   The presentation of our consolidated financial statements may differ from period to period if our ownership in any of our associated companies changes significantly. Our consolidated revenues and related costs and expenses may fluctuate due to the applicable accounting method used for recognizing our participation in the operating results of a particular associated company.

Associated Company Interests

  Acquired Interests

   The table below shows (1) the name of each associated company in which we have acquired an interest, (2) the date of acquisition, (3) the cash consideration paid by us exclusive of brokerage fees, (4) the principal amount of any promissory note issued in connection with the acquisition to the associated company, (5) the number of shares, if any, of our class A common stock issuable upon conversion of series F preferred stock issued by us in connection with the acquisition, (6) our percentage of equity ownership and voting power in the associated company and (7) our method of accounting for our interest in it. Our current equity ownership/voting power percentages have been calculated based on the issued and outstanding common stock of each associated company, assuming the issuance of common stock on the conversion or exercise of preferred stock, but excluding the effect of options and warrants. Except where we indicate otherwise, our equity ownership and voting power percentages are the same.

                                                                Shares of     Our Current
                                                                 Class A   Equity Ownership/
                            Date of       Cash      Promissory    Common     Voting Power     Accounting
   Associated Company     Acquisition Consideration    Notes      Stock       Percentage        Method
   ------------------     ----------- ------------- ----------- ---------- ----------------- -------------
Aluminium.com, Inc......    3/10/00    $19,250,000          --         --        34.6%       Equity
BeautyJungle.com, Inc...    1/11/00    $18,000,000          --         --        61.0%       Consolidation
bid4real.com, inc.......    1/24/00    $ 7,000,000          --         --        54.3%       Consolidation
BidBuyBuild, Inc........    2/11/00    $ 3,000,000  $ 3,000,000        --        35.5%(1)    Equity
CapacityWeb.com, Inc....    2/11/00    $ 4,500,000          --         --        44.6%       Equity
closerlook, inc.........     2/1/00    $13,000,000          --   2,000,000       42.7%       Equity
Commerx, Inc............   11/19/99    $ 2,500,000          --         --        1.1%        Cost
comScore, Inc...........   10/29/99    $   200,208          --         --        0.9%        Cost
divine interChange,
 inc....................    2/11/00    $15,000,000          --  10,000,000    75.1%/95.0%    Consolidation
eFiltration.com, Inc....    2/11/00    $ 5,000,000  $ 5,000,000        --        45.2%       Equity
Emicom Group, Inc. .....    3/24/00    $ 2,000,000  $24,871,429        --        33.0%(2)    Equity
Entrepower, Inc.........   11/23/99    $   867,000          --         --        43.0%       Equity
e-Reliable Commerce,
 Inc....................    3/15/00    $ 4,725,000          --         --        47.1%       Equity
Farms.com, Ltd..........    3/15/00    $16,100,000  $16,100,000        --        41.0%(3)    Equity
i-Fulfillment, Inc......    1/28/00    $ 1,000,000  $ 9,000,000        --        48.8%       Equity
iGive.com, inc..........    2/11/00    $ 4,000,000          --         --        31.1%       Equity
iSalvage.com, Inc.......     2/3/00    $ 6,500,000          --         --        36.3%       Equity
i-Street, Inc...........   11/23/99    $ 2,000,000          --         --     76.7%/89.8%    Consolidation
LAUNCHworks inc.........    2/25/00    $11,428,571          --         --        39.7%(4)    Equity
LiveOnTheNet.com, Inc...    12/8/99    $ 7,500,000  $ 7,500,000        --        76.9%       Consolidation
Martin Partners, L.L.C..     2/8/00    $ 1,670,883          --         --        25.0%       Equity
Mercantec, Inc..........    2/11/00    $12,000,000  $11,500,000        --        40.4%(5)    Equity
mindwrap, inc...........   11/19/99    $ 4,500,000          --         --        97.1%       Consolidation
The National
 Transportation
 Exchange, Inc..........   10/29/99    $ 5,862,665          --         --        5.3%        Cost
Neoforma.com, Inc.......   10/14/99    $ 6,000,000          --         --        1.9%        Cost
NetUnlimited, Inc.......    3/24/00    $ 5,000,000          --         --        61.4%       Consolidation
Oilspot.com, Inc........    2/10/00    $ 2,500,000  $ 2,500,000        --        55.6%       Consolidation
OpinionWare.com, Inc....    12/8/99    $ 2,000,000          --         --        44.1%       Equity
OUTTASK.COM, Inc........   12/10/99    $ 4,000,000  $ 3,000,000        --        31.0%       Equity
Panthera Productions,
 LLC....................    3/30/00    $ 2,700,000          --         --        56.3%       Consolidation
Perceptual Robotics,
 Inc....................    2/14/00    $10,000,000          --   1,000,000       33.4%       Equity
PocketCard Inc..........   11/23/99    $ 5,000,000  $10,000,000        --        37.4%       Equity
Sequoia Software
 Corporation............   11/23/99    $ 5,000,000          --         --         8.0%(6)    Cost
TV House, Inc...........     3/8/00    $ 2,500,000  $ 2,500,000        --        42.0%       Equity
ViaChange.com, Inc......    1/31/00    $ 3,000,000  $ 2,000,000        --        70.0%       Consolidation
Web Design Group, Inc...    2/11/00    $ 7,000,000          --         --        53.7%       Consolidation
Westbound Consulting,
 Inc....................    2/11/00    $   500,000  $   500,000        --        52.4%       Consolidation
Whiplash, Inc...........    11/8/99    $ 2,000,000  $ 4,000,000        --        26.5%       Equity
Xippix, Inc.............     2/4/00    $ 5,000,000  $ 4,000,000        --        32.3%       Equity

-------------------
(1) We also hold warrants to purchase shares of common stock of BidBuyBuild. Giving effect to the exercise of these warrants, we would hold 37.7% of both the equity and voting power of BidBuyBuild.

(2) Our current equity ownership and voting power percentage is 53.8%, which will be reduced to 33.0% when Emicom completes the private financing it is currently conducting. Beginning March 24, 2002, Emicom will have a right to cause us to purchase all of its outstanding common stock, which right will terminate under certain circumstances, including Emicom's completion of an initial public offering.

(3) We also hold warrants to purchase shares of common stock of Farms.com. Giving effect to the exercise of these warrants, we would hold 45.7% of both the equity and the voting power of Farms.com.

(4) We also hold warrants to purchase shares of common stock of LAUNCHworks. Giving effect to the exercise of these warrants, we would hold 50.9% of both the equity and voting power of LAUNCHworks.

(5) We also hold warrants to purchase shares of common stock of Mercantec. Giving effect to the exercise of these warrants, we would hold 41.6% of both the equity and voting power of Mercantec.

(6) We also hold warrants to purchase shares of preferred stock of Sequoia. Giving effect to the exercise of these warrants, we would hold 10.5% of both the equity and voting power of Sequoia.

   Of the associated companies listed above, only BeautyJungle.com, closerlook, Commerx, comScore, Farms.com, iGive.com, LAUNCHworks, LiveOnTheNet.com, Martin Partners, Mercantec, mindwrap, The National Transportation Exchange, Neoforma.com, NetUnlimited, Panthera Productions, Perceptual Robotics, Panthera Productions, PocketCard, Sequoia, Web Design Group, Westbound Consulting and Xippix generated revenues in excess of $10,000 in 1999, and only Martin Partners and Web Design Group reported net income in 1999.

  Companies We Established

   The table below shows (1) the name of each associated company that we have established, (2) the date of its establishment, (3) our current maximum intended capital contribution to the associated company, (4) our percentage of equity ownership and voting power in the associated company and (5) our method of accounting for our interest in it. Our current maximum intended capital contribution for each associated company represents the amount up to which we currently intend to contribute to that associated company over the next three to five years. We may, however, contribute significantly more or less than the listed amount to any particular associated company. Our current equity ownership/voting power percentages have been calculated based on the issued and outstanding common stock of each associated company, assuming the issuance of common stock on the conversion or exercise of preferred stock, but excluding the effect of options.

                                          Current
                                          Maximum       Our Current
                                          Intended   Equity Ownership/
                             Date of      Capital      Voting Power     Accounting
   Associated Company     Incorporation Contribution    Percentage        Method
   ------------------     ------------- ------------ ----------------- -------------
Buzz divine, inc........    10/26/99    $10,000,000     80.6%/90.0%    Consolidation
Community divine, inc...    10/26/99    $10,000,000     65.8%/90.0%    Consolidation
dotspot, Inc............    10/26/99    $10,000,000     80.6%/90.0%    Consolidation
eXperience divine, inc..    10/26/99    $10,000,000     80.8%/90.0%    Consolidation
FiNetrics, Inc..........     11/3/99    $10,000,000     80.9%/90.0%    Consolidation
Host divine, inc........    10/26/99    $10,000,000     80.6%/90.0%    Consolidation
Justice divine, inc.....    10/26/99    $10,000,000     80.9%/90.0%    Consolidation
Knowledge divine, inc...    10/26/99    $ 3,000,000     80.7%/90.0%    Consolidation
OfficePlanIt.com, Inc...    11/23/99    $10,000,000     80.7%/90.0%    Consolidation
Sales divine, inc.......    10/26/99    $10,000,000     80.9%/90.0%    Consolidation
sho research, Inc.......    10/26/99    $ 3,000,000     60.5%/90.0%    Consolidation
Talent divine, inc......    10/26/99    $10,000,000     80.8%/90.0%    Consolidation
Xqsite, Inc.............    10/26/99    $10,000,000     80.6%/90.0%    Consolidation

   Of the associated companies listed above, only Buzz divine, dotspot and Justice divine are currently generating revenues, and none has earned net income. Each of the associated companies listed above commenced separate operations as of January 1, 2000. Before that date, we directly offered the services provided by these associated companies.

Results of Operations

   General. We were incorporated in the state of Delaware on May 7, 1999 and had no substantive operations through June 30, 1999. From June 30, 1999 to December 31, 1999, we engaged in our initial organization, infrastructure building and marketing activities. During this period, we acquired a controlling majority voting interest in i-Street, LiveOnTheNet.com and mindwrap. We also acquired significant minority ownership interests in five associated companies accounted for under the equity method and ownership interests in five associated companies accounted for under the cost method.

   Revenues. For the period ended December 31, 1999, we generated revenues of approximately $1,037,000. These revenues included approximately $275,000 in management fees as general manager of Platinum Venture Partners I and II. These revenues also included approximately $272,000 related to software sales contracts and maintenance contracts by mindwrap. Other sources of revenues included $135,000 in web-based advertising, and other infrastructure service revenues such as public relations, consulting and facilities management.

   Cost of Revenues. For the period ended December 31, 1999, cost of revenues were approximately $1,027,000. These costs included approximately $234,000 of direct costs of providing products, which consisted of approximately $111,000 for our majority-owned associated companies and approximately $123,000 for infrastructure service activities that are now performed by associated companies that we established. Direct costs of providing products consisted principally of costs of computer hardware and salary expense paid to sales persons. Cost of revenues also included approximately $794,000 of direct costs of providing services, which consisted of approximately $376,000 for our majority-owned associated companies, approximately $209,000 for infrastructure service activities that are now performed by associated companies that we established and approximately $209,000 for the management of Platinum Venture Partners I and II.

   The types of revenues to which the cost of revenues were attributed included web-based advertising ($160,000 cost of revenues), management fees ($236,000 cost of revenues), software and related maintenance revenues ($165,000 cost of revenues), and other infrastructure service revenues such as public relations, consulting, and facilities management ($466,000 cost of revenues).

   Selling, General and Administrative Expenses. For the period ended December 31, 1999, we incurred selling, general and administrative expenses of approximately $8,408,000. These expenses consisted primarily of approximately $3,941,000 of employee benefits and related compensation, approximately $1,449,000 of travel and business development costs, approximately $865,000 of fees for professional services, including legal, consulting and accounting, and approximately $332,000 of facility costs consisting primarily of rent expense. Selling, general and administrative expenses also included amortization of identifiable intangible assets and goodwill in connection with our acquisitions of associated companies which totalled approximately $310,000 for the period ended December 31, 1999.

   Stock-Based Compensation. For the period ended December 31, 1999, we incurred a non-cash expense of approximately $747,000. This expense relates to the grants of options to purchase 21,473,550 shares of our class A common stock granted to employees and directors with exercise prices lower, for financial statement purposes, than the deemed fair value of the class A common stock on the dates of grant. The total unamortized stock-based compensation at December 31, 1999 of approximately $26,661,000 will be amortized over the vesting periods of the related options, generally four years in the case of options granted to employees and one year in the case of options granted to non-employee directors.

   Other Income and Expenses. Other income consisted of interest income of approximately $1,589,000 earned from investment of our available cash balances. Other expense consisted of interest expense of approximately $205,000. Interest expense was incurred principally from notes payable to associated companies.

   Income Taxes. We have recorded no income tax benefit or loss for the period ended December 31, 1999. Because we have no history of taxable income through December 31, 1999, the tax benefit associated with our net loss has been fully reserved.

   At December 31, 1999, we had approximately $5,770,000 of net operating loss carryforwards, which are available to reduce future Federal income taxes, if any. These net operating loss carryforwards expire at the end of 2019.

   Minority Interest. Minority interest of approximately $51,000 represents the non-controlling stockholders' share of our consolidated associated companies' net loss for the period ended December 31, 1999.

   Equity in Losses of Associated Companies. Equity in losses of associated companies resulted from our minority ownership interests in Entrepower, OpinionWare.com, OUTTASK.COM, PocketCard, and Whiplash, Inc., which are accounted for under the equity method. Equity in losses of associated companies includes our proportionate share of equity method associated companies' losses, which totalled approximately $674,000 for the period ended December 31, 1999. Equity in losses of associated companies also includes amortization of our net excess investment over the equity in the net assets of these associated companies, which totalled approximately $443,000 for the period ended December 31, 1999.

   Net Loss. We reported a net loss of approximately $8.1 million for the period ended December 31, 1999, principally due to selling, general and administrative expenses we incurred in addition to our equity loss in associated companies, partially offset by our revenues and interest income earned.

Prospective Stock-based Compensation Charges

   Through March 22, 2000, we granted options to purchase 39,633,397 shares of our class A common stock to our employees and non-employee directors, including options to purchase 21,473,550 shares during 1999. These options were granted with exercise prices lower than the deemed fair value for purposes of our consolidated financial statements of our class A common stock on the dates of grant. The options were granted with exercise prices ranging from $0.75 per share to $2.25 per share, with a weighted average exercise price of $0.88 per share. For purposes of our consolidated financial statements, the deemed fair value of our class A common stock ranged from $1.00 to $6.00 per share for the period during which these options were granted, with a weighted average fair value of $3.30 per share. In connection with the granting of these options, we recorded unearned stock-based compensation of approximately $27,408,000 in 1999 and expect to record additional unearned stock-based compensation of approximately $68,443,000 in the first quarter of 2000. The total unearned stock-based compensation will be amortized as stock-based compensation expense in our consolidated financial statements over the vesting period of the applicable options, generally four years in the case of options granted to employees and one year in the case of options granted to non-employee directors. In 1999, we amortized approximately $747,000 of stock-based compensation expense. We expect to amortize the remaining unearned stock-based compensation as follows: 2000--$26,939,000; 2001--$22,942,000; 2002--
$22,656,000; 2003--$22,058,000; and 2004--$508,000, which will reduce our earnings, or increase our losses, in those years.

   During January 2000, our employees acquired an average of 22.0% ownership interest in 13 companies that we established in October and November 1999. The employee ownership of these associated companies was 39.5% for sho research, Inc., 34.2% for Community divine, inc., and ranged from 19.1% to 19.4% for the remaining 11 companies. The employees contributed a total of approximately $57,000, which represented $0.001 per share. For financial statement purposes, the deemed fair value of the employees' share of these established companies was approximately $24,444,000, or $0.45 per share at the time of issuance of the stock. In connection with these stock issuances, we have recorded unearned stock-based compensation of approximately $24,387,000 for the first quarter of 2000. The total unearned stock-based compensation will be amortized as stock-based expense in our financial statements ratably over four years, which represents the vesting period of the shares issued. We expect to amortize the unearned stock-based compensation as follows: 2000--$6,097,000; 2001-- $6,097,000; 2002--$6,097,000; and 2003--$6,097,000, which will reduce our earnings, or increase our losses, in those years.

   On March 9, 2000, we issued an option to purchase 1,000,000 shares of our class A common stock with an exercise price of $1.00 per share to one of our non-employee directors, of which 750,000 shares relate to a consulting agreement between that director and us. We relied on the guidance set forth in EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services" (EITF 96-18). We applied the Black-Scholes model to the portion of the option granted to that director for consulting services, resulting in a calculated value of $3.98 per share, or a total future expense to us of approximately $2,985,000. We will recognize this total future expense over the three-year vesting period of the consulting agreement in accordance with FIN 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Options or Award Plans," which will reduce our earnings, or increase our losses, in those years. We will continue to revalue the services on a quarterly basis based upon our future publicly traded stock price in accordance with EITF 96-18 and adjust our expense incurred accordingly. The future value of these potential additional charges cannot be estimated at this time, because the charges will be based on the future fair value of our stock. In the future, we may incur similar charges in connection with other stock option awards to consultants, including members of our advisory board, which will reduce our earnings, or increase our losses, in the affected periods.

   In connection with the issuance of our Series E convertible preferred stock on March 14, 2000, we recorded a non-cash preferred stock dividend of $18,284,327, which relates to the deemed beneficial conversion feature associated with that preferred stock.

Liquidity and Capital Resources

   As of February 29, 2000, we had cash and cash equivalents of approximately $181,608,000, consisting almost entirely of funds raised in private placements of securities. This amount represented an increase of $18,767,000 from $162,841,000 as of December 31, 1999. As of December 31, 1999, we had raised $212,323,553 from sales of shares of our convertible preferred stock. From January 1 through March 14, 2000, we raised an additional $215,134,327 from sales of additional shares of our convertible preferred stock.

   During the period ended December 31, 1999, we borrowed approximately $927,000 under a line of credit for ongoing operating expenses. This amount was repaid during October 1999. We are currently negotiating to enter into a $50,000,000 line of credit with La Salle Bank N.A, which we expect will be contingent upon the completion of this offering. We anticipate that this line of credit will be available for working capital financing and general corporate purposes other than permanent financing for acquisitions of interests in associated companies. In addition, our obligations under our office lease in Lisle, Illinois are secured by a letter of credit for $442,865 issued by Bank of America.

   Through March 31, 2000, we have paid a total of approximately $229,804,327, excluding $405,000 in brokerage fees, and have committed to pay a total of $105,471,429, all in the form of promissory notes, to acquire interests in 39 associated companies, as shown in the table under "--Associated Company Interests." We currently intend to contribute up to a total of $116,000,000 over the next three to five years to associated companies that we have established to date, approximately $20,000,000 of which we paid through March 31, 2000. Our future contributions to each of these associated companies that we have established may be significantly increased or decreased and accelerated or decelerated based upon various factors, including the company's development of its business plans and objectives and its progress toward achievement of its performance goals, as well as additional funding available to it from third-party sources. We intend to continue to acquire interests in associated companies, and we expect that the amount of cash that we will use for acquisitions will increase substantially in future periods. We also expect to expend substantial funds in future periods to fund our establishment of new associated companies.

   We have exercised our option to purchase the property in Chicago on which our planned 400,000 square foot facility is to be constructed for $9,750,000 plus the costs and expenses of Blackhawk. We estimate that our budget for the construction and development of the facility will be approximately $80,000,000. However, this budget may increase as we finalize plans for the facility. We expect that the substantial majority of the construction and development costs will be funded through third-party financing and that $14,000,000 of this amount will be reimbursed to us through tax increment financing. In addition, under an Alliance Agreement with Microsoft, we have committed to purchase approximately $9,600,000 of software products, $4,600,000 of consulting services and $1,000,000 of product support services from Microsoft through January 2004.

   In connection with our acquisition of an interest in Emicom, we have agreed that, beginning March 24, 2002, Emicom will have a right to cause us to purchase all of its outstanding common stock at a price equal to 75% of the product of (1) Emicom's net asset value at the time this right is exercised multiplied by (2) the quotient of (a) our then total market capitalization, divided by (b) our then net asset value. This right will terminate under some circumstances, including Emicom's completion of an initial public offering or Emicom's receipt of $157,000,000 or more of gross proceeds from private sales of its common stock if, as a result, we own 25% or less of its common stock.

   We have agreed to sell 15,365,234 shares of our class A common stock and 30,325,001 shares of our class C common stock, assuming an initial public offering price of $7.00 per share, concurrent with the completion of this offering, in private placements. These private placements are conditional upon our completion of this offering. We estimate that our net cash proceeds from these concurrent private placements will be approximately $235,150,000. In connection with these private placements, we have agreed (1) under our Alliance Agreement with Microsoft to expend $4,000,000 to promote Microsoft solutions and to dedicate up to $50,000,000 in capital to our Seattle operations for projects and acquisitions and (2) to purchase $100,000,000 of colocation and bandwidth services from Level 3, $25,000,000 of which will be credited to us as payment by Level 3 for its purchase of shares from us. In addition, in connection with our private placement to 360networks, we have agreed to purchase 374,181 subordinated voting shares of 360networks, in a private placement, concurrent with its initial public offering. We have agreed to purchase 93,545 shares at a purchase price of $5.00 per share and 280,636 shares at the 360networks initial public offering price, less underwriting discounts. Assuming an initial public offering price of 360networks subordinated voting shares of $17.00 per share, our aggregate purchase price for the shares will be approximately $4,999,996.

   Following this offering and the concurrent private placements and without giving effect to our use of cash since February 29, 2000, we will have cash and cash equivalents, and hold direct or guaranteed obligations of the United States, totalling approximately $541,458,000, compared to approximately $181,608,000 if we did not complete this offering or the concurrent private placements. We believe that, if we did not complete this offering and the concurrent private placements, the proceeds we received from our private placements of equity securities and our cash flows from operations would be sufficient to fund our working capital and other cash needs for at least the next 12 months, but that we would be severely constrained in our ability to acquire interests in and establish business-to-business e-commerce companies and to provide capital at currently anticipated levels to the associated companies that we have established to date. Our proceeds from this offering and the private placements should enable us to acquire interests in and establish a significant number of new associated companies during this 12-month period. However, during this period, we may seek additional capital in the private or public equity markets to enable us to further expand our program of acquiring interests in and establishing associated companies. On a longer-term basis, we expect to need to periodically access the private and/or public equity markets to obtain the funds we need to support our operations and continued growth and the operations and continued growth of our associated companies. Because, for the foreseeable future, we expect to incur increasing losses, do not expect to receive cash distributions from our associated companies for the foreseeable future and do not plan to sell our associated company interests, we expect to seek additional capital after we use the cash we will have available after we complete this offering and the concurrent private placements. Our long-term capital requirements will depend in large part on the number of associated companies which we establish and in which we acquire interests, the amounts we pay for interests and as capital contributions and the timing of these payments. Management's plans and the related capital requirements will depend on various factors, such as developments in our markets and the availability of acquisition and entrepreneurial opportunities. We may not be able to obtain financing on acceptable terms, or at all, when we need it. If we require, but are unable to obtain, additional financing in the future on acceptable terms, if at all, we will not be able to continue our business strategy, respond to changing business or economic conditions, withstand adverse operating results or compete effectively.

Recent Accounting Pronouncements

   We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position or cash flows.

Qualitative and Quantitative Disclosure About Market Risk

   At December 31, 1999, we had $162,841,000 in cash and cash equivalents. A decrease in market rates of interest would have no material effect on the value of these assets.

                                    BUSINESS

   You should read the following discussion along with our financial statements and the related notes included in this prospectus. This discussion contains forward-looking statements that are subject to risks, uncertainties and assumptions, including those discussed under "Risk Factors." Our actual results may differ materially from those expressed in, or implied by, these forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements."

Overview

   We are an Internet holding company actively engaged in business-to-business e-commerce through our community of associated companies, currently consisting of 52 business-to-business e-commence companies. We foster collaboration among these companies, 15 of which are currently located together in our facilities, to provide cross-selling and marketing opportunities and support business growth and the sharing of information and business expertise. We finance and assist in the development, management and operations of our associated companies. Through associated companies that we established and control, we also offer them infrastructure services to help them build their businesses.

   We were formed in May 1999 and on June 30, 1999 began start-up and organizational activities, including building our management team, raising our initial capital, hiring technical and operational personnel and marketing our business. In addition, from June 30, 1999 to September 30, 1999, we engaged in initial analysis of, and discussions with, potential associated companies, but we did not acquire interests in or establish any associated companies. Since September 30, 1999, we have acquired interests in 39 associated companies, established a total of 13 associated companies and also further developed our operational procedures and capabilities. We acquire interests in infrastructure service providers, market makers and do rights, primarily by purchasing capital stock of these companies. We also establish new associated companies when we identify opportunities consistent with our business strategy and recruit entrepreneurial talent to manage these companies. After forming these companies, we help develop their business plans, provide them with capital, build their management teams and hire their initial employees. Through associated companies that we control, we provide a wide range of infrastructure and support services, such as marketing and public relations, web site design and strategic planning. Through December 31, 1999, we directly operated the infrastructure service businesses that are now operated by associated companies that we established and control. We currently operate principally in the Chicago area and also recently opened an office in Austin, Texas, and, through our acquisition of an interest in LAUNCHworks, began operating in Calgary, Alberta, Canada. We recently established operations outside of North America by acquiring an interest in Emicom Group, a provider of capital and infrastructure services located in Israel. We have also entered into a letter of intent to acquire an interest in a company that plans to provide capital and strategic services to Internet and related companies throughout Latin America, to be formed by Consultores Asset Management, S.A., an investor in and developer of Internet companies.

   Through the remainder of 2000, we plan to continue acquiring interests in associated companies, although we have not determined the number or size of the acquisitions that we will make. We also intend to expand the operations of associated companies we have established and, as we identify opportunities and recruit entrepreneurial talent, we will consider establishing new associated companies that can advance our business strategy. Throughout the year, we will be providing strategic guidance and day-to-day operational support and offering our infrastructure services to our associated companies to assist them in getting their products and services to market quickly and positioning themselves for possible initial public offerings. Most of our current associated companies are now in the development stage and have not yet generated meaningful revenues. We expect that all of our current associated companies will be engaged in revenue-generating operating activities by the end of the year. Further, in 2000 we plan to develop a 400,000 square foot facility in Chicago to house and facilitate collaboration among associated companies, as well as other e-commerce businesses. In addition, we plan to hire a managing partner and core business development team for a Seattle-based facility to develop business-to-business e-commerce companies. We plan to establish and staff a Seattle office within 60 days after

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


the completion of this offering. We plan to expand our Austin facility and expect that dotspot, Host divine, eXperience divine and Xqsite will operate at this facility by June 2000. We are also contemplating expanding our operations to the Far East within the next three months. Additionally, we will continue to build the internal corporate and managerial capabilities we need to support our planned rapid growth and the growth of our associated companies. Finally, to accelerate this growth, we may seek additional capital in the public or private securities markets later in the year. In future years, we intend to continue to grow our business through internal expansion and acquisitions, both domestic and international, supported by periodic capital-raising, in future years. We may acquire greater percentage equity interests, including whole companies, and we may acquire interests in larger companies, than has typically been the case with our acquisitions to date.

Industry Background

 The Growth of Business-to-Business E-Commerce

   Businesses are increasingly relying on the Internet to share information and sell goods and services. We believe, based on estimates published in February 2000 by Forrester Research, an independent industry research firm, that the inter-company trade of goods and services over the Internet, commonly referred to as business-to-business e-commerce, will grow to approximately $2.7 trillion by 2004. This growth is being driven, in part, by advancements in Internet-related technology that are enabling companies to reach larger audiences while reducing sales, marketing and related expenses and to integrate their systems more efficiently with those of their partners and customers.

   With the continuous advances in the use and business applications of the Internet, the economy is becoming increasingly competitive and customer-oriented. The proliferation of the Internet has enabled businesses to establish more direct relationships with customers. As a result of the greater availability of current pricing information from multiple online vendors and marketplaces, businesses can continuously compare product and service offerings and improve their purchasing decisions. To attract and retain customers in this increasingly competitive environment, businesses have been forced to minimize distribution inefficiencies and adopt more customer-oriented marketing, order fulfillment and service solutions. Businesses today must make rapid inventory adjustments, streamline procurement and distribution processes and automate the entire selling process. Accordingly, businesses are investing significant amounts in developing and deploying e-commerce solutions.

   To capitalize on these business trends, a large number of new companies exclusively devoted to developing business-to-business e-commerce products and services are being formed and funded. In addition, traditional businesses are committing significant resources to deploy e-commerce businesses which may eventually operate as separate companies. We classify business-to-business e-commerce companies as either infrastructure service providers, market makers or do rights:

     Infrastructure Service Providers: Infrastructure service providers assist companies in building and managing the infrastructure needed to support business-to-business e-commerce. Their goal is to maintain and extend their clients' competitive advantage by allowing companies to focus on their core competencies, thereby improving operating efficiencies and decreasing time-to-market. They accomplish these goals by offering systems integration, web site design and hosting, as well as other software and services, such as legal and accounting services and marketing and public relations expertise.

     Market Makers: Market makers enable commerce to be conducted more efficiently and at lower costs by bringing together large numbers of buyers and sellers in traditional businesses on Internet-based markets where they can exchange products and services. They also provide web-based community forums which allow businesses and professionals to share information. Market makers usually operate in specific industries, capitalizing on inherently inefficient distribution channels and business processes.

     Do Rights: Do rights use the Internet to operate for-profit businesses with social, cultural or educational purposes. Do-rights generally either conduct philanthropic activities themselves or provide opportunities for their customers to provide financial support to philanthropic entities.

 Operating Challenges Facing Emerging Business-to-Business E-Commerce
 Companies

   Today's low barriers to entry and the ability of businesses to market products on a global basis make it critical that businesses bring new products and services to market quickly. To be successful, new business-to-business e-commerce companies must:

  .  identify e-commerce needs and opportunities within targeted industries;

  . rapidly develop and effectively market solutions that satisfy specific industry demands;

  . quickly build brand recognition and an online presence to establish market leadership; and

  .  secure valuable strategic partnerships.

   To build internally the necessary technology and management infrastructure in a timely manner, new business-to-business e-commerce companies must obtain capital and rapidly hire sales and marketing professionals, web designers, information technology specialists and administrative personnel. Moreover, because e-commerce solutions are typically targeted at particular industries with distinct business practices, distribution channels and product and service needs, new business-to-business e-commerce companies also often require the assistance of industry experts. In today's competitive labor market, they may be unable to locate and hire the personnel needed to ensure commercial success, or the time and effort required to hire and integrate available individuals could divert management's attention from efforts to construct core product or service offerings and bring them to market. Accordingly, in addition to capital, emerging business-to-business e-commerce companies require access to:

  .  industry experts who can help define and refine their business plans;

  . management teams experienced in the day-to-day operations of business-to-business e-commerce companies;

  .  infrastructure services that can reduce costs and time-to-market; and

  .  a variety of service professionals.

   Venture capital firms, the traditional source of capital for emerging technology companies, have primarily focused on providing capital and have not offered infrastructure services.

 Geographic Concentration of Capital and Services

   We believe, based on venture capital industry data released in February 2000 by The National Venture Capital Association, a trade organization for venture capital and private equity firms, and Thompson Financial Securities's Data's Venture Economics Group, an information provider for private equity professionals, that $48.3 billion of venture capital investments were made in U.S. businesses in 1999, and that, of that amount, approximately $34.5 billion was invested in businesses located in California and the northeastern United States, including $16.9 billion invested in northern California businesses alone. We believe that this capital concentration has contributed to a lack of infrastructure services available outside of these areas, making it more difficult to launch successful e-commerce start-ups and attract capital. The rest of the United States, which is home to numerous traditional manufacturing, retail and service businesses, many major research institutions and a large pool of intellectual capital, as well as a large consumer population, has, to date, experienced less e-commerce business development.

Our Solution and Strategy

   We focus primarily on partnering with, managing and operating emerging companies that develop new business-to-business e-commerce products and services and that we believe can become leaders in their markets. In addition to providing our associated companies with capital, we offer them a comprehensive array of strategic and infrastructure services. Our collaborative network of business-to-business e-commerce companies creates an environment designed to support business growth and the sharing of information and business expertise.

 Exploit Our Resources to Identify Potential Business-to-Business Associated Companies

   We believe that significant industry and management expertise is required to understand and forecast industry trends, assess the value and needs of our associated companies and successfully build market leaders. We have assembled a team of experienced managers, as well as individuals with extensive knowledge of Internet services and emerging e-commerce industries. This team includes our managing partners and the partners who assist them, who identify and act as liaisons to associated companies. Among our current managing partners and partners are eight individuals who have experience analyzing, recommending and making investments in e-commerce businesses on behalf of venture capital firms and other equity investors. We also intend to capitalize on the industry knowledge, insights and expertise of the members of our Board of Directors and the corporations and venture capital firms that have invested in us. For example, Dell USA, which only recently made a large investment in us, has already assisted us in identifying a potential associated company, Neoforma, in which we subsequently acquired an interest. We believe that our team of senior management, managing partners and partners, directors and investors provide us with the expertise necessary to review and evaluate new acquisition opportunities. We encourage our directors to present acquisition and other business opportunities to us in which they may already have a financial interest and are therefore familiar.

   In addition, we manage, and have committed to contribute $10,000,000 to, the Big Shoulders interTech Fund. This venture capital fund will focus on making investments of less than $3,500,000 in start-up and early-stage technology companies located in Illinois, but may make larger or smaller investments in these companies and investments in companies outside Illinois. We expect that our management of this fund will enable us to develop relationships with new companies early in their development cycle and provide us with a pipeline of potential new associated companies.

 Focus on Associating with Companies which can Become Market Leaders

   We focus on associating with business-to-business e-commerce companies that we believe are positioned to become leaders in their markets. We select associated companies through a comprehensive screening process that involves the contributions of business, industry and technical experts. In addition, we use the expertise of employees of our existing associated companies, many of whom have extensive industry experience before joining those companies, to evaluate opportunities that are related to, or extensions of, the market segments in which their companies operate. In evaluating these companies, we analyze the size and growth of the target markets that their products and services address and assess their ability to achieve commercial success and gain significant market share. We believe that there are several key elements to successful business-to-business e-commerce companies, including compelling concepts, strong management, technological expertise and competitive advantage.

 Provide Valuable Infrastructure and Support Services

   We typically take an active role in the affairs of associated companies in which we acquire at least a 25% voting interest and have board representation. Through associated companies that we control, we offer our network of associated companies a variety of infrastructure services designed to enable them to focus most of their efforts on product development and marketing, rather than the many other aspects of building a company.

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


We believe that by allowing an associated company to focus on its core business, the associated company can accelerate its time-to-market with new products and services. The infrastructure services offered by entities we control may also reduce the operating costs of associated companies due to the economies of scale created by our collaborative network.

   Based upon our acquisition experience to date, we believe that the infrastructure service offerings offered by companies we control enhance our competitive position when compared with traditional venture capital and other private company investors. The companies listed below currently offer services at competitive rates to each other and our other associated companies, as well as to e-commerce businesses outside our network:

  . Buzz divine--marketing services,     . Justice divine--management of legal
    including branding, advertising and    service relationships
    public relations                     . Knowledge divine--knowledge
  . Community divine--customer service     applications and consulting
  . dotspot--facilities leasing and        services
    other real estate services           . OfficePlanIt.com--office furniture
  . eXperience divine--e-commerce          and supplies
    consulting services                  . Sales Divine--sales strategy and
  . FiNetrics--accounting and financial    support
    services                             . sho research--market and
  . Host divine--core information          opportunity assessment
    technology services, including       . Talent divine--recruiting and human
    hosting, customer service and          resources
    infrastructure implementation        . Xqsite--web site design and
                                           deployment

   These companies generally do not provide their services for equity or any other non-cash consideration, and the company providing the services charges the business that uses them, whether that business is within or outside of our network. To date, these services have not been provided under any formal written agreements.

   Our executive team dedicates significant attention to our associated companies, offering them strategic guidance on such matters as private financings, public offerings, market positioning and business development. In addition, our executive team offers assistance in evaluating, structuring and negotiating joint ventures, strategic alliances, joint marketing agreements, acquisitions and other corporate transactions.

   In addition, we assist our associated companies' management with day-to-day operations. We assign a managing partner to each of our associated companies to offer dedicated operational guidance and resources, assist it in refining its business model and adopting sound business practices and to act as a liaison with that associated company. The managing partner also has principal responsibility for ensuring that the associated company has full access to our wide range of infrastructure and support services. The managing partner assigned to a particular associated company will generally be the same person who led our initial due diligence review of that company.

 Promote Collaboration among our Associated Companies and Strategic
 Relationships

   We promote collaboration among the associated companies in our network to help them gain significant cross-selling and marketing benefits. We encourage and coordinate joint marketing activities where various associated companies together offer comprehensive solutions in particular markets, as well as efforts of associated companies to assist each other in accessing their respective customer bases. Our community of associated companies also facilitates the sharing of information and expertise regarding technology, operational issues, market opportunities and other strategic and business matters. In connection with the regularly scheduled meetings of our Board of Directors, we plan to bring together our management team and representatives of our associated companies for conferences combining presentations by new associated companies, guest speakers, panel discussions, team building and networking activities and other forums for the exchange of information and ideas. We held the first of these conferences in January 2000. In addition, we seek to leverage the aggregate purchasing power of our network of associated companies to reduce the costs of obtaining equipment, supplies, software and legal and other professional services. We also intend to capitalize on the industry relationships of members of our management team and Board of Directors, as well as the corporations and venture capital firms that have invested in us, to facilitate strategic partnerships, technology licensing agreements, distribution arrangements and co-marketing relationships. For example, we have entered into an Alliance Agreement with Microsoft, which is one of our investors and has a representative on our Board of Directors, under which we are required to purchase approximately $9,600,000 of software products and approximately $5,700,000 in consulting and product support services that our associated companies can use and to use commercially reasonable efforts to encourage our associated companies to use Microsoft software solutions, including expending $4,000,000 to promote these solutions. We have also agreed to dedicate up to $50,000,000 to projects and acquisitions in Seattle. In addition, we have agreed to use commercially reasonable efforts to develop a Seattle-based incubator habitant by May 2001. In addition, as part of a recent agreement, we and CMGI agreed to acquire interests in one another. Under the written agreement providing for these stock sales, we and CMGI have agreed to attempt to use and promote the products and services of the other's associated companies, so long as those products, services or offerings are not competitive with those offered by the other party's associated companies. Affiliates of CMGI may offer our associated companies software and services such as profile-based Internet marketing solutions, software solutions that facilitate communication and collaboration for business professionals and high-performance Internet access solutions. However, under the terms of this arrangement, neither party is legally obligated to use any of the services, products or offerings of the other party or its affiliates. We have also entered into agreements with Hewlett-Packard and Level 3 to purchase technology services which we intend to include in our offers to our associated companies.

 Target Underserved Markets

   We acquire interests in and establish companies operating in areas that lack easy access to capital and infrastructure services. We are initially focusing our efforts in the midwestern United States. We believe that the traditional manufacturing, retail and service businesses in these areas will provide a customer base for our associated companies, as well as a source for potential associated companies as these traditional businesses develop online divisions and subsidiaries. By focusing on these areas, we are able to support existing technical and entrepreneurial talent and identify and acquire interests in promising early-stage companies, while avoiding the intense competition faced by capital providers in other parts of the country. We believe that we will be able to replicate our model in other underserved markets. In that regard, we have begun operations in Austin, Texas and plan to open a facility in Seattle, Washington by November 2000. We continue to evaluate these and other potential U.S. markets. Further, we may consider locating operations in carefully selected international markets that meet our criteria. Through our purchase of an interest in LAUNCHworks, we recently began operations in Calgary, Alberta, Canada; and, through our purchase of an interest in Emicom Group, we recently began operations in Israel. Additionally, we have entered into a letter of intent to acquire an interest in a company that plans to provide capital and strategic services to Internet and related companies in Latin America, to be formed by Consultores Asset Management, S.A., an investor in and developer of Internet companies. We are also contemplating expanding our operations to the Far East within the next three months.

Associated Company Criteria and Screening Process

   We regularly analyze and monitor developments in business-to-business e-commerce so we can identify suitable associated companies. We identify potential associated companies in a variety of ways, including referrals from multiple sources, such as our existing associated companies, board members and the corporations and venture capital firms who have invested in us, and unsolicited proposals and business plans submitted to our web site. We also expect to identify potential associated companies through relationships we establish through management of the Big Shoulders interTech Fund. We have developed associated company criteria that we believe allow us to identify attractive business-to-business e-commerce infrastructure service providers, market makers and do rights. Our screening procedures are designed to ensure that we maximize the number of opportunities we review and that we acquire interests in associated companies in a rapid and efficient manner.

 Associated Company Criteria

   We believe that there are several key elements to evaluating the potential success of a business-to-business e-commerce company. We focus on companies with one or more of the following characteristics:

  . Compelling Concept. We seek associated companies with compelling, unique concepts that we believe allow them to address unmet market needs or establish new market opportunities. We also look for companies that offer products and services which are sufficiently developed with respect to design, features, functions and pilot operations to begin large-scale implementation and execution.

  . Technical Expertise. We look for companies with a technological advantage which prevents competitors from easily entering their market. In addition, we look for companies with accomplished technical teams that have the skills to bring their concept to commercial readiness.

  . Early Stage of Development. We focus on acquiring interests in early-stage companies that we believe have the greatest potential for growth and which can most benefit from the services provided by us and the associated companies that we control. We also believe that our focus on early-stage companies allows us more flexibility to structure our interests in companies in a manner consistent with our goal of avoiding regulation under the Investment Company Act.

  . Large Target Market. We seek companies that target large and rapidly growing markets. The size of the target market and an associated company's share of that market allow us to determine the potential future value of that company.

  . Favorable Competitive Landscape. We favor companies with strong competitive positions, as well as industries where there is no dominant business-to-business e-commerce participant. As part of our assessment of associated companies, we evaluate current competitors and potential market entrants.

  . Strong Management Team. We target companies with highly-qualified management that possess significant e-commerce or specific industry experience and demonstrate the leadership skills critical to guiding the strategy and development of an early-stage company.

  . Potential for Public Capital. We favor companies which can rapidly reach the stage of development necessary to complete an initial public offering.

 Screening Process

   Our screening process is designed to rapidly identify attractive associated companies, assess their value and determine their ability to be integrated into our collaborative network. Our screening process consists of the following steps:

     Initial Screening. We have recently implemented a web-based initial screening stage. In this initial stage of our screening process, a potential associated company is required to complete an on-line questionnaire for review by our finance group. This questionnaire, which provides us with general information about the potential associated company's business, state of development, market opportunity, competitive situation, marketing plan, technical team and capital and infrastructure service needs, allows us to efficiently identify opportunities that fit our business strategy. Suitable opportunities are passed on to the due diligence phase of the screening process described below. We anticipate that only a small percentage of the potential associated companies that we review will successfully pass through this stage of our screening process. All of the companies in which we have acquired interests to date have come to our attention through referrals or other direct sources, and none of them have participated in this initial screening process.

     Due Diligence. The next step of our screening process involves a comprehensive due diligence investigation. A due diligence team with transactional and industry expertise is assigned to each potential associated company. This team assesses the overall business opportunity by performing a financial review and valuation of the potential associated company, reviewing its technical capability and conducting more specialized reviews of areas critical to its success. We have completed a comprehensive due diligence assessment for all of our acquisitions of interests in associated companies to date.

     Commitment Team Approval. Following the completion of due diligence, our commitment team, which consists of members of our senior management, as well as other individuals with finance and acquisition experience, makes a determination as to whether we will pursue acquiring an interest in a potential associated company. All of our acquisitions of interests in associated companies to date have received the approval of a commitment team.

   If we make a decision to pursue an acquisition, the designated managing partner works with our finance department and the potential associated company to agree to terms for the transaction. As part of this process, associated companies that we control make proposals to provide infrastructure and other services to the potential associated company based on its specific needs.

Overview of Current Associated Companies

   The table below and the table on page 65 show information about our associated companies as of March 31, 2000. Our current equity ownership and voting power percentages have been calculated based on the issued and outstanding common stock of each associated company, assuming the issuance of common stock on the conversion or exercise of preferred stock, but excluding the effect of options and warrants. Except where we indicate otherwise, our equity ownership and voting power percentages are the same. Each associated company we have established has an initial option pool equal to 20% of that company's common equity, and we expect that at least 50% of that option pool for each company will be granted in the near future. Each associated company which is a development stage company is marked with an asterisk (*); each associated company that we have established is marked with a cross (+). We have identified as a development stage company any associated company that has not yet begun planned principal operations, or has begun planned principal operations but has not yet generated significant revenue from those operations. Whether a company is in the development stage is determined on a case by case basis by that company's management. There is no specific revenue threshold that is applicable in each case. A development stage company will typically be devoting most of its efforts to activities such as financial planning, raising capital, research and development, acquiring operating assets and recruiting and training personnel. For additional information regarding our equity interests in, and ability to exercise control over, our associated companies, see "--Structure of Interests in Associated Companies."

Infrastructure Service Providers:

                                                                            Our Current
                                                                               Equity
                                                                 Associated  Ownership/
                                                          Date    Company   Voting Power
 Associated Company           Market                     Formed    Since     Percentage
 ------------------           ------                    -------- ---------- ------------
 Buzz divine, inc.*+          Marketing/Public          10/26/99  10/26/99   80.6%/90.0%
                              Relations
 closerlook, inc.             Digital Strategy and       12/1/94    2/1/00      42.7%
                              Design
 Community divine, inc.*+     Customer Service          10/26/99  10/26/99  60.7%/90.0%
 comScore, Inc.               Online Tracking Tools      8/18/99   9/27/99       0.9%
                              and Services
 divine interChange, inc.*    Collaboration Software     1/26/00   2/11/00   75.1%/95.0%
 dotspot, Inc.*+              Facilities Management     10/26/99  10/26/99   80.6%/90.0%
                              and Leasing
 Emicom Group, Inc.*          Incubator Services         3/23/00   3/24/00      33.0%(1)
 e-Reliable Commerce, Inc.*   Transaction Services        8/2/99   3/15/00      47.1%
 eXperience divine, inc.*+    Internet Consulting       10/26/99  10/26/99  80.8%/90.0%
 FiNetrics, Inc.*+            Accounting and Finance     11/3/99   11/3/99   80.9%/90.0%
                              Services
 Host divine inc.*+           Information Technology    10/26/99  10/26/99  80.6%/90.0%
                              Services
 i-Fulfillment, Inc.*         Inventory Management       10/6/98   1/28/00      48.8%
                              Services
 i-Street, Inc.*              Media/Business Services    9/15/98  11/23/99  76.7%/89.8%
 Justice divine, inc.*+       Legal Services            10/26/99  10/26/99  80.9%/90.0%
 Knowledge divine, inc.*+     Consulting Services       10/26/99  10/26/99  80.7%/90.0%
 LAUNCHworks inc.             Incubation Services         2/1/99   2/25/00      39.7%(2)
 LiveOnTheNet.com, Inc.       Web Broadcasting/Online    9/13/85   12/8/99      76.9%
                              Advertising
 Martin Partners, L.L.C.      Executive Recruiting       1/10/96    2/8/00      25.0%
 Mercantec, Inc.              E-commerce Software        2/13/97   2/11/00    40.4%(3)
 mindwrap, inc.               Knowledge Management       1/12/88  11/19/99      97.1%
                              Software
 NetUnlimited, Inc.           Hosting and Web            3/22/96   3/24/00      61.4%
                              Applications
 OpinionWare.com, Inc.*       Online Surveys            11/16/99   12/8/99      44.1%
 OUTTASK.COM, Inc.*           Business Services           4/6/99  12/10/99      31.0%
 Perceptual Robotics, Inc.    Internet-Based Video       7/27/95   2/14/00      33.4%
                              Software
 PocketCard Inc.*             Business and Consumer      11/2/99  11/23/99      37.4%
                              Debit Cards
 Sales divine, inc.*+         Sales Services            10/26/99  10/26/99  80.9%/90.0%
 Sequoia Software Corporation Internet Infrastructure   10/15/92  11/23/99       8.0%(4)
                              Software
 sho research, Inc.*+         Market Research           10/26/99  10/26/99  60.5%/90.0%
 Talent divine, inc.*+        Human Resources           10/26/99  10/26/99  80.8%/90.0%
 TV House Inc.                Financial News             2/11/00    3/8/00      42.0%
 ViaChange.com, Inc.*         Mortgage                   6/28/99   1/31/00      70.0%
 Web Design Group, Inc.       Web Design                  6/9/93   2/11/00      53.7%
 Westbound Consulting, Inc.   Internet Consulting        8/25/97   2/11/00      52.4%
                              Services
 Xippix, Inc.                 E-Commerce Imaging         4/14/99    2/4/00      32.3%
 Xqsite, Inc.*+               Web Design                10/26/99  10/26/99  80.6%/90.0%

-------------------

(1) Our current equity ownership and voting power percentage is 53.8%, which will be reduced to 33.0% when Emicom completes the private financing it is currently conducting. Beginning March 24, 2002, Emicom will have a right to cause us to purchase all of its outstanding common stock, which right will terminate under certain circumstances, including Emicom's completion of an initial public offering.

(2) We also hold warrants to purchase shares of common stock of LAUNCHworks. Giving effect to the exercise of these warrants, we would hold 50.9% of both the equity and voting power of LAUNCHworks.

(3) We also hold warrants to purchase shares of common stock of Mercantec. Giving effect to the exercise of these warrants, we would hold 41.6% of both the equity and voting power of Mercantec.

(4) We also hold warrants to purchase shares of preferred stock of Sequoia. Giving effect to the exercise of these warrants, we would hold 10.5% of both the equity and voting power of Sequoia.

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

     Buzz divine, inc. is an integrated marketing firm specializing in servicing business-to-business Internet companies. Buzz divine offers a variety of services, including strategic planning, branding, advertising, direct mail, online marketing, event marketing, graphic design and public relations. It also provides research services that are designed to monitor the progress and effectiveness of corporate marketing efforts. Buzz divine generates revenues primarily from service fees. Buzz divine is located in Lisle, Illinois and had 33 employees as of February 29, 2000.

     closerlook, inc. (www.closerlook.com) specializes in digital strategy, web site design, e-commerce solutions and hands-on interactive learning initiatives. closerlook primarily serves small and mid-sized companies, working with senior and executive management in industries such as technology, pharmaceuticals, financial services and professional services. closerlook designers, strategists and programmers work with clients to understand their business goals and develop effective digital designs. closerlook generates revenues from the sale of Internet strategy and development services. closerlook is headquartered in Chicago, Illinois and had 60 full-time employees as of February 29, 2000. We expect to transfer our interest in closerlook to Xqsite in exchange for additional equity in Xqsite.

     Community divine plans to provide outsourced customer acquisition and customer care for business-to-business e-commerce companies and other Internet companies. Its agents will communicate with customers and potential customers by telephone, e-mail, mail and fax. Community divine intends to use data modeling to identify and execute targeted sales and marketing campaigns. Community divine also plans to provide specialized customer service and community building programs. Community divine intends to generate revenues from retainer and usage fees. Community divine is headquartered in Lisle, Illinois and had two full-time employees as of February 29, 2000.

     comScore, Inc. (www.comScore.com) provides online consumer behavior data and related consulting services. It uses its proprietary research software technology to track consumers' online behavior by monitoring web use activities, online purchasing habits and responses to online advertisements. comScore's customers can obtain market intelligence to assist them in resource investment and marketing decisions. comScore generates revenues primarily from its syndicated, subscription-based online information services. comScore maintains headquarters in Reston, Virginia and regional offices in Chicago, Illinois and Palo Alto, California and had 31 full-time employees as of February 29, 2000.

     divine interChange, inc. intends to develop, market, license and manage text-based collaboration and communication software. This software is intended to allow information to be captured, filtered and stored in corporate databases and used in knowledge management applications. divine interChange intends to generate revenues primarily from software licenses, as well as from consulting and other services. divine interChange is headquartered in Chicago, Illinois and had one full-time employee as of February 29, 2000.

     dotspot, inc. develops and leases facilities and provides real estate services for our associated companies, as well as unaffiliated Internet start-up companies. dotspot intends to work closely with city governments, architecture firms, office supply vendors and information technology providers to create alliances to provide real estate, operations and technical infrastructure support. It expects to generate revenues primarily from fees associated with developing, managing and leasing facilities, as well as from consulting services. dotspot is headquartered in Lisle, Illinois and had 13 full-time employees as of February 29, 2000.

     Emicom Group, Inc. is a technology holding company that provides capital and advisory services to early-stage technology companies located in the Middle East. Emicom expects to generate revenues primarily from fees associated with providing infrastructure services and from gains on securities owned by Emicom. Emicom is headquartered in Ramat Gan, Israel and had 14 full-time employees as of February 29, 2000.

     e-Reliable Commerce, Inc. is developing technology to provide business-to-business e-commerce web sites with customized guaranteed transaction services, including electronic checking, insurance, credit card processing, financing and logistics services, under their own brand name. This technology will be designed to enable businesses to conduct all necessary steps of acquiring goods, simplify the registration

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

  and order process, increase customer satisfaction and reduce the level of fraudulent transactions. e-Reliable Commerce intends to generate revenues through licensing and transaction fees. e-Reliable Commerce is headquartered in the Chicago metropolitan area and had four full-time employees as of February 29, 2000.

     eXperience divine, inc. provides business-to-business e-commerce consulting services to traditional and web-based companies. eXperience divine integrates management and systems consulting to provide a range of consulting services for clients that are establishing and building e-commerce businesses. eXperience divine delivers its services through a series of executive workshops, which cover innovative business plan creation, alliance formation, strategy and the planning of initial public offering. eXperience divine intends to generate revenues primarily from fixed fee contracts. eXperience divine is headquartered in Lisle, Illinois and had three full-time employees as of February 29, 2000.

     FiNetrics, Inc. offers a suite of integrated accounting and financial services designed to help small and mid-sized companies get their products and services to market quickly. FiNetrics includes accounts payable, billing and collections, payroll, project accounting, general ledger, cash management, stock administration and purchasing in its service offerings. In addition, FiNetrics will assist customers with SEC reporting, tax matters, financial reporting and strategic planning and analysis. FiNetrics generates revenues primarily from customer fees. FiNetrics is headquartered in Lisle, Illinois and had 23 full-time employees as of February 29, 2000.

     Host divine, inc. provides information technology services for business-to-business e-commerce companies, including hosting, customer service and infrastructure implementation, such as phone and e-mail systems and Internet connectivity. Its products and services are designed to reduce the time required to identify, develop and implement critical operating technology and improve the quality, reliability and service levels of technology-based operations. Host divine intends to expand its range of information technology offerings to include other services, such as knowledge management applications and database design, management and consulting services. Host divine expects to generate revenues primarily from customer fees. Host divine is headquartered in Lisle, Illinois and had 19 full-time employees as of February 29, 2000.

     i-Fulfillment.com, Inc. (www.i-fulfillment.com) plans to provide standardized, complete fulfillment and inventory management services to businesses selling products over the Internet. i-Fulfillment.com intends to provide this service by integrating its supply chain systems and operating automated fulfillment centers from which clients' inventory may be shipped. Its service will help businesses bring their products to market quickly without undertaking proprietary systems integration and infrastructure development. i-Fulfillment.com plans to generate revenues primarily through activity- and resource-based fees. i-Fulfillment.com is headquartered in Chicago, Illinois and had 13 full-time employees as of February 29, 2000.

     i-Street, Inc. (www.i-streetcentral.com) is a business-to-business media company and news portal focused on the Internet and technology businesses in Chicago and elsewhere in the midwest. i-Street's products include i-StreetCentral.com, a web community which supports entrepreneurs who are establishing and growing start-up business-to-business companies by providing an Internet who's who, a newsletter covering Internet issues, discussion networks and interviews and web broadcasts featuring Internet entrepreneurs. i-Street also offers The Chicago Software News, a subscription newspaper, and Chisoft.com its related web site, which offers its articles online, as well as job postings and software directories. i-Street currently generates revenues from advertising, sponsorships and content licensing fees. i-Street is headquartered in Chicago, Illinois and had one full-time employee as of February 29, 2000.

     Justice divine, inc. facilitates the provision of legal services at cost-effective prices for associated companies and intends to develop a web portal which aggregates tools for corporate legal departments to manage and communicate with their external legal counsel. Justice divine meets the demands of associated companies through a program with a national law firm. Justice divine manages the relationships between the law firm and associated companies and generates revenues from compensation for this service. Justice divine is located in Lisle, Illinois and had no full-time employees as of February 29, 2000; however, two of our employees devote a substantial portion of their time to Justice divine.

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     Knowledge divine, inc. offers a combination of focused knowledge applications and consulting services. Knowledge divine intends to help organizations identify, capture, manage and share their intellectual capital. Knowledge divine generates revenues primarily from consulting fees and the sales of application systems. Knowledge divine is located in Lisle, Illinois and had 11 full-time employees as of February 29, 2000.

     LAUNCHworks inc. (www.launchworks.com) is a provider of capital and strategic services to business-to-business e-commerce companies. LAUNCHworks works closely with its associated companies to foster their business goals and participates in that success as a shareholder. LAUNCHworks is headquartered in Calgary, Alberta, Canada and had seven full-time employees as of February 29, 2000.

     LiveOnTheNet.com (www.liveonthenet.com) provides video content through its web site as a vehicle to showcase local and national advertisers. LiveOnTheNet.com acquires and distributes live events, such as concerts, sports and educational programming online. It partners with content providers, including music and film festivals, professional sports leagues and record labels. National advertisers and thousands of small business customers have used Cornerpost, LiveOnTheNet.com's online promotion and advertising platform for small businesses. LiveOnTheNet.com generates revenues from advertising fees. LiveOnTheNet.com is headquartered in Lisle, Illinois, with production studios and operational centers in Nashville, Tennessee, Atlanta, Georgia and Huntsville, Alabama, and had 59 full-time employees as of February 29, 2000.

     Martin Partners, L.L.C. (www.martinptrs.com) is an executive search firm which focuses on e-commerce and technology. Martin Partners' clients include start-ups, companies preparing to go public and large public companies. Martin Partners generates revenues from client fees paid in exchange for providing search services. Martin Partners is headquartered in Chicago, Illinois and had 11 full-time employees as of February 29, 2000.

     Mercantec, Inc. (www.mercantec.com) produces software that allows merchants to integrate e-commerce capabilities into their existing web sites. Mercantec has licensed its software to more than 160 Internet service providers and entered into licensing agreements with original equipment manufacturers and web hosting providers in 13 countries. Through these licensed users over 10,000 merchants use Mercantec software to sell their products. Mercantec generates revenues primarily from monthly license fees. Mercantec is located in Naperville, Illinois and had 63 full-time employees as of February 29, 2000.

     mindwrap, inc. (www.blueridge.com) offers a knowledge management software product, OPTIX, that provides workflow, document imaging, text retrieval, document management and control, optical character recognition and computer output to laser disk technology. mindwrap generates revenues primarily from product licensing fees. mindwrap is currently located in Flint Hill, Virginia and is moving its headquarters to Chicago, Illinois and had 33 employees as of February 29, 2000.

     NetUnlimited, Inc. (www.netunlimited.com) markets various Internet technology infrastructure services. NetUnlimited generates revenues primarily from fees associated with Internet connectivity and hosting services, as well as web application services. NetUnlimited is headquartered in Winston-Salem, North Carolina and had 61 full-time employees as of February 29, 2000. We own our interest in NetUnlimited through Host divine.

     OpinionWare.com, Inc. (www.opinionware.com) is developing technology to allow businesses to gather and analyze the opinions of large public and private online communities. OpinionWare.com's solution is being designed to help businesses develop and manage compelling content and enhance the attractiveness of their web sites by generating information that enables them to build closer relationships with their customers. Customers will be able to use OpinionWare.com to build public opinion-based online communities, create additional page impressions, continuously monitor customer satisfaction, create opinion-driven e-commerce applications, develop targeted marketing programs and add opinion information to business decision-making applications. OpinionWare.com expects to generate revenues primarily from product license fees, product rental fees from web-hosting businesses and advertising revenue-sharing arrangements. OpinionWare.com is headquartered in Chicago, Illinois and had 16 full-time employees as of February 29, 2000.

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     OUTTASK.COM, Inc. (www.outtask.com) intends to provide business-to-
  business e-commerce applications and services to technology and Internet companies. OUTTASK.COM will provide its customers with a full range of supported, hosted e-commerce applications. OUTTASK.COM's primary applications will include budgeting and sales, customer resource and time and expense report management. Its integrated services will include employee travel, payroll, personal computer acquisition, telecommunications and e-mail. OUTTASK.COM intends to generate revenues primarily from annual subscription fees and transaction fees for integrated services and on-site implementation consulting support. OUTTASK.COM is headquartered in Arlington, Virginia and had 55 full-time employees as of February 29, 2000.

     Perceptual Robotics (www.perceptualrobotics.com) offers a software system called iCam that allows Internet users to control a robotic camera and immediately capture still images from remote locations. Users of this system can control both the size and quality or the image to adjust to their own modem or network speed. Peceptual Robotics' system includes software, an integrated video subsystem and a server computer. Perceptual Robotics currently generates revenues primarily from sales and maintenance of its hardware and software. Perceptual Robotics plans eventually to charge customers monthly fees. Perceptual Robotics is located in Evanston, Illinois and had 26 full-time employees as of February 29, 2000.

     PocketCard Inc. (www.pocketcard.com) provides businesses and individuals with debit cards that allow real-time funding, control and reporting over the Internet. PocketCard's product and services offer versatile payment solutions to meet the day-to-day spending and financial management needs of businesses and families. PocketCard uses web-based technology which allows for secure on-line transactions and reporting. PocketCard is an approved Independent Service Organization of Visa and also plans to co-brand its cards with other recognized companies. PocketCard also provides funding, spending and risk management expertise. PocketCard generates revenues through annual membership and transaction fees, as well as online advertising. PocketCard is headquartered in Gurnee, Illinois and had 29 full-time employees as of February 29, 2000.

     Sales divine, inc. provides experienced sales personnel to help improve the sales performance, and accelerate sales results, of its customers. Sales divine's services include sales strategy development, sales deployment modeling, hiring/placement, quota distribution/allocation, sales plan management, contract management, pipeline/forecast management and sales training. Sales divine intends to generate its revenues primarily from customer commission fees and other revenue goal-based incentives. Sales divine is located in Lisle, Illinois and had nine full-time employees as of February 29, 2000.

     Sequoia Software Corporation (www.sequoiasw.com) provides Internet infrastructure software, based on the XML programming language for web applications, to help shorten the cost and time necessary to deploy corporate portals. Corporate portals are proprietary web sites designed to facilitate the sharing of information and the conduct of business among companies and their customers and partners. Sequoia offers two XML-based products: Sequoia XML Portal Server, a software application for deploying corporate portals, and Xdex, an XML indexing application for organizing XML-based data. Sequoia's primary source of revenue is license and transaction fees from the use of its software. Sequoia is headquartered in Columbia, Maryland, with offices in Santa Clara, California and Dublin, Ireland, and had 166 full-time employees as of February 29, 2000. On February 8, 2000, Sequoia filed a registration statement with the SEC for an initial public offering of its common stock.

     sho research, Inc. is a market research company providing information about how businesses use, and can be expected to use, the Internet. sho research uses the Internet to collect and distribute information. sho research intends to generate revenues through consulting fees. sho research is headquartered in Lisle, Illinois and had six full-time employees as of February 29, 2000.

     Talent divine, inc. plans to provide recruiting, human resources and benefits services for our associated companies by identifying and satisfying recruitment needs. Talent divine also intends to manage benefits and employee human resource requirements and negotiate relationships with employee benefit plan carriers and payroll information services. Talent divine plans to generate revenues through recruiting and outsourcing fees. Talent divine is located in Lisle, Illinois and had seven full-time employees as of February 29, 2000.

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     TV House, Inc. plans to produce and syndicate Internet video financial news updates designed for individual investors. These news updates will be licensed to companies for use on their web sites. Additionally, TV House intends to provide a variety of Internet video content to e-commerce and other companies. TV House intends to generate revenues from product licensing fees, contracts and advertising. TV House is headquartered in Chicago, Illinois and had three full-time employees as of February 29, 2000.

     ViaChange.com, Inc. (www.viachange.com) has developed technology to conduct auctions in capital market products. ViaChange.com's solution has been initially developed for the secondary mortgage market, by providing online auctioning, valuation and transfer of whole loans and loan servicing rights. The secondary mortgage market involves the purchasing and selling of mortgage loans between banks, pension funds, government agencies, insurance companies and investment banks. Other potential products that Viachange.com may auction in the future include student loans, consumer loans, automobile leases, credit card debt, commercial loans and equipment leases. The exchange will also offer online computational models for portfolio trading. ViaChange.com intends to generate revenues from transaction fees. ViaChange.com is headquartered in Chicago, Illinois and had six full-time employees as of February 29, 2000.

     Web Design Group, Inc. (www.webdesigngroup.com) provides web development and electronic business services to companies seeking to develop and implement effective web solutions for their operations. Web Design Group has developed over 185 internet, intranet and extranet web applications. Web Design Group coordinates strategic consulting, project management, creative technology, online marketing and systems administration services. Web Design Group generates revenues primarily through web technology consulting services, online marketing services and development and production services, as well as hosting and maintenance services. Web Design Group is headquartered in Chicago, Illinois and had 32 full-time employees as of February 29, 2000. We own our interest in Web Design Group through Xqsite.

     Westbound Consulting, Inc. (www.westbound.com) delivers customized Internet solutions. Westbound generates revenues through web consulting, marketing, development and hosting services. Westbound is headquartered in Chicago, Illinois and has established its overseas development center in Hyderabad, India. Westbound had 40 full-time employees as of February 29, 2000. We own our interest in Westbound through Xqsite.

     Xqsite, Inc. provides web site design, deployment and implementation solutions designed to help business-to-business e-commerce companies use the Internet to gain competitive advantages. Xqsite uses its expertise in system and asset integration to provide customized, technologically sophisticated e-commerce solutions and internet applications. It uses integrated strategy, design and technology to deliver e-commerce solutions. Xqsite's primary source of revenues is expected to be contract service fees. Xqsite is headquartered in Lisle, Illinois and had 23 full-time employees as of February 29, 2000.

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Market Makers:

                                                                          Our Current
                                                                            Equity
                                                                          Ownership/
                                                               Associated   Voting
                                                        Date    Company      Power
     Associated Company      Market                    Formed    Since    Percentage
     ------------------      ------                   -------- ---------- -----------
 Aluminium.com, Inc.*        Aluminum                  11/1/99   3/10/00      34.6%

 BeautyJungle.com, Inc.*     Beauty Products           5/11/99   1/11/00      61.0%

 bid4real.com, inc.*         Real Estate              12/13/99   1/24/00      54.3%

 BidBuyBuild, Inc.*          Construction              11/9/99   2/11/00    35.5%(1)

 CapacityWeb.com, Inc.*      Manufacturing             1/11/00   2/11/00      44.6%

 Commerx, Inc.               Plastics                 12/14/98  11/19/99       1.1%

 eFiltration.com, Inc.*      Filtration                 9/7/99   2/11/00      45.2%

 Entrepower, Inc.*           Executive Recruiting     10/14/99  11/23/99      43.0%

 Farms.com, Ltd.             Agriculture                3/2/00   3/15/00    41.0%(2)
 iSalvage.com, Inc.*         Automotive Parts          7/20/99    2/3/00      36.3%

 The National Transportation Freight Transportation    4/30/99  10/29/99       5.3%
  Exchange, Inc.

 Neoforma.com, Inc.*         Medical Products          8/18/98  10/14/99       1.9%

 OfficePlanIt.com, Inc.*+    Office Furniture and     11/23/99  11/23/99  80.7%/90.0%
                             Supplies

 Oilspot.com, Inc.*          Petroleum                10/21/99   2/10/00      55.6%

 Whiplash, Inc.*             Travel                     3/7/96   11/8/99      26.5%

--------------------
(1) We also hold warrants to purchase shares of common stock of BidBuyBuild. Giving effect to the exercise of these warrants, we would hold 37.7% of both the equity and voting power of BidBuyBuild.

(2) We also hold warrants to purchase shares of common stock of Farms.com. Giving effect to the exercise of these warrants, we would hold 45.7% of both the equity and voting power of Farms.com.

     Aluminium.com, Inc. (www.aluminium.com) plans to provide a business-to-business online exchange for buying and selling all grades of aluminum raw materials. Participants in the aluminum market will be able to interact on the Aluminium.com exchange without purchasing departments, brokers or middlemen. Aluminium.com is headquartered in New York, New York and had eight full-time employees as of February 29, 2000.

     BeautyJungle.com, Inc. (www.beautyjungle.com) is creating an electronic marketplace for beauty products buyers and sellers to reduce the transaction costs of manufacturers and retailers, including drugstores, salons, and spas. BeautyJungle.com is also expanding its e-commerce service provider business which will enable content and portal sites, manufacturers and brick-and-mortar retailers to sell beauty products online at reduced costs, with accelerated time to market and greater operating efficiencies. BeautyJungle.com also maintains a consumer online retailing site that offers a wide selection of beauty products. BeautyJungle.com generates revenues from transaction fees and enablement services. BeautyJungle.com is headquartered in Chicago, Illinois and had 92 full-time employees as of February 29, 2000.

     bid4real.com, inc. (www.bid4real.com) plans to provide online business-to-business real estate auctions. bid4real.com will focus on the auction of commercial, industrial and government-owned properties, initially in the Chicago area, and plans to expand across the United States. bid4real.com plans to expedite the exchange of information and improve the due diligence process in real estate purchases through the use of virtual tours and electronic information dissemination. Sellers using bid4real.com's services will be able to

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  offer properties via the auction process, either with or without a broker.
  bid4real.com intends to generate revenues from transaction-based fees and advertising. bid4real.com is headquartered in Chicago, Illinois and had five full-time employees as of February 29, 2000.

     BidBuyBuild, Inc. (www.bidbuybuild.com) is creating an electronic marketplace in the commercial and industrial construction supply industry, initially focusing on the heating, ventilation and air conditioning markets. BidBuyBuild intends to serve contractors and subcontractors and manufacturers. It plans to allow contractors and subcontractors to obtain bids from various suppliers of building equipment and materials quickly and cost-effectively. It intends to allow manufacturers to reduce their dependence on field sales offices, third party distributors and other sales organizations. BidBuyBuild expects to generate revenues primarily through commissions and membership fees. BidBuyBuild is headquartered in Chicago, Illinois and had 15 full-time employees as of February 29, 2000.

     CapacityWeb.com, Inc. is creating an electronic marketplace for custom manufactured parts. Starting with fabricated metal manufacturing, CapacityWeb.com's site will be marketed as an exchange for industrial manufacturing capacity across a variety of industries. CapacityWeb.com intends to generate revenues through annual membership fees, sales commissions and transaction fees. CapacityWeb.com is headquartered in Evanston, Illinois and had five full-time employees as of February 29, 2000.

     Commerx, Inc. (www.commerx.com) creates electronic marketplaces that enable buyers and sellers in industrial processing markets to transact business on the Internet. Its first marketplace, PlasticsNet, is designed for plastics processors and suppliers. It launched its "PlasticsNet Marketplace" in May 1999 to streamline the sourcing and procurement process for plastics products and services. PlasticsNet offers procurement tools, auction exchange capabilities and information on products. Commerx generates revenues through e-commerce transaction fees. Commerx is headquartered in Chicago, Illinois and had 129 full-time employees as of February 29, 2000. On January 26, 2000 Commerx filed a registration statement with the SEC for an initial public offering of its common stock.

     eFiltration.com, Inc. (www.efiltration.com) is creating an electronic marketplace for the filtration industry. eFiltration.com brings together a wide array of filtration equipment manufacturers in one online destination, allowing users to compare products, seek technical support, contact customer service, participate in auctions, track orders and obtain financing. Customers include consumers, resellers and manufacturers of filtration products. eFiltration.com intends to generate revenues primarily from transaction fees. eFiltration.com is headquartered in Chicago, Illinois and had five full-time employees as of February 29, 2000.

     Entrepower, Inc. is developing web database and proprietary profile matching technologies to allow businesses, recruiters and experienced professionals to locate, learn about and contact one another easily and confidentially through its web site. Entrepower's software will screen individuals and identify matching job opportunities and board and advisory panel positions, based on advanced search criteria and personality profiles. This technology will be coupled with confidential mailboxes, optional networking features and a referral network. Entrepower intends to generate revenues primarily from registration and advertising fees. Entrepower is headquartered in Chicago, Illinois and had two full-time employees as of February 29, 2000.

     Farms.com (www.farms.com) recently combined with eHarvest.com. Farms.com provides an electronic marketplace for the livestock and grain industries and provides both producers and processors in these industries with an assortment of risk management and decision support tools. Farms.com generates revenues from the sale of livestock and transaction fees. Farms.com is headquartered in Memphis, Tennessee and had 31 full-time employees as of February 29, 2000.

     iSalvage.com, Inc. (www.isalvage.com) is creating an electronic marketplace for recycled and rebuilt automotive parts. Buyers will be able to use iSalvage.com to search for parts quickly and efficiently based on both quantitative and qualitative criteria, compare their prices and purchase them through iSalvage.com. iSalvage.com will also enable sellers of recycled parts to make price specifications available on the Internet and offer their inventories outside their local trading areas. iSalvage.com is running a pilot

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  program through March 2000 and plans to expand nationally after its completion. iSalvage.com intends to generate revenues primarily through transaction fees it charges to suppliers and through auctions, subscription fees and advertising. iSalvage.com is headquartered in New York City and had 20 full-time employees as of February 29, 2000.

     The National Transportation Exchange, Inc. (www.nte.net) offers an electronic marketplace that aggregates suppliers and buyers of freight transportation capacity. It's electronic marketplace is designed to allow suppliers of freight capacity to sell available unused capacity efficiently and effectively and to improve yields and reduce buyer costs. NTE currently has over 100 shipper members and 250 member carriers, which operate a total of 200,000 trucks, participating in its marketplace. It generates revenues from transaction and placement fees. NTE is headquartered in Downers Grove, Illinois and had 106 full-time employees as of February 29, 2000.

     Neoforma.com, Inc. (www.neoforma.com) provides business-to-business e-commerce services in the medical products market. Neoforma.com uses the Internet to address inefficiencies in the market for medical products, offering three primary services on its web site:

    . The Shop service, which provides a marketplace for new medical products;

    . The Auction service, which provides a marketplace for used or surplus products; and

    . The Plan service, which allows hospital planners to view and manipulate diagrams and photographs of leading medical facilities worldwide.

     Neoforma.com's principal source of revenue is transaction fees paid by the sellers of medical products that use the Shop and Auction services. Neoforma.com is headquartered in Santa Clara, California and had 351 full-time employees as of February 29, 2000. Neoforma.com is a public company listed on the Nasdaq National Market under the symbol NEOF.

     OfficePlanIt.com, Inc. is developing Internet technologies to allow businesses to research, procure and manage office products and services from a single source. OfficePlanIt.com expects to generate revenues through recruiting and outsourcing fees. OfficePlanIt.com is located in Lisle, Illinois and had six full-time employees as of February 29, 2000.

     Oilspot.com, Inc. (www.oilspot.com) provides an electronic marketplace that aggregates suppliers and buyers of petroleum products and services. It serves as an Internet clearinghouse for the petroleum industry's information, product availability and purchases through online exchanges, auctions and buying groups. Oilspot.com intends to generate revenues primarily through transaction fees and service fees. Oilspot.com is headquartered in Chicago, Illinois and had two full-time employees as of February 29, 2000.

     Whiplash, Inc. (www.whiplashnow.com) is a web-based distribution system that allows travel providers to market and produce complex leisure travel reservations. Whiplash's electronic marketplace allows travel providers and travel agents to negotiate deals for product representation and distribution. This marketplace provides these travel providers and travel agents with workflow and product aggregation and is intended to enable them to achieve operational efficiencies. Whiplash software integrates reservations and combines disparate products from various sources on one itinerary and in real time. Whiplash's primary source of revenue is transaction fees paid by travel providers. Whiplash is headquartered in Lisle, Illinois and had 33 full-time employees as of February 29, 2000.

     Xippix, Inc. (www.xippix.com) has developed technology that enables e-commerce businesses to incorporate a large number of large, high-resolution images into their web sites. Its high-speed image server, ImagePump, allows viewers to zoom, pan and spin images on the web. Xippix generates revenues primarily from sales of ImagePump servers. Xippix is located in Larkspur, California and had 32 full-time employees as of February 29, 2000.

Do Rights:

                                                                       Our
                                                                     Current
                                                                      Equity
                                                                    Ownership/
                                                         Associated   Voting
  Associated                                      Date    Company     Power
    Company                  Market              Formed    Since    Percentage
  ----------                 ------              ------  ---------- ----------
iGive.com, inc.  Charitable Assistance Services  9/21/95  2/11/00     31.1%

Panthera
 Productions,
 LLC             Wildlife Film Production       10/13/93  3/30/00     56.3%

     iGive.com, inc (www.igive.com) provides technology and services to a network of merchants, non-profit organizations and consumers which enable retail purchasers to assist non-profit organizations. Members of iGive.com's network may currently shop at over 190 online vendors, serving over 8,000 non-profit organizations. iGive.com generates revenues through merchant fees, online advertising and sponsorship fees. iGive.com is headquartered in Evanston, Illinois and had 30 full-time employees as of February 29, 2000.

     Panthera Productions, LLC is developing a web channel for entertainment and education that will provide users a virtual experience with animals throughout Africa. The company will use its traditional film production company to generate traffic to its web site. Panthera Productions films are broadcast internationally in over 40 countries and are distributed worldwide on videotape. Panthera generates revenue through film sales, sponsorship fees and the sale of retail products. Panthera Productions is headquartered in Dallas, Texas and had four full-time employees as of February 29, 2000.

Structure of Interests in Associated Companies

 Associated Companies in Which We Acquire Interests

   Generally, we initially acquire more than a 25% voting equity interest, consisting of convertible preferred stock in the associated companies in which we acquire interests. We generally structure our interests in our associated companies so that we are the shareholder holding the most voting power and can maintain our control position in these companies. However, we have made, and expect to continue to make, a limited number of smaller investments in associated companies to the extent this activity is consistent with our desire to avoid having to register as an investment company under the Investment Company Act. We also may provide additional capital as our associated companies grow, thereby increasing our ownership interest. Whenever possible, we obtain rights of participation in, or control over, material decisions affecting the associated company, including the right to approve business plans, mergers and acquisitions, management compensation, stock and option issuances and corporate borrowings. We also typically negotiate for additional rights, including registration rights, rights of first refusal, buy/sell arrangements, anti-dilution protection and preemptive rights relating to the associated company's issuance of additional equity. We generally have the right to appoint or nominate one or more members of our management team to each of our associated companies' boards of directors, with no other person having the right to appoint or nominate any greater number of directors. By structuring our transactions in this way, we intend to avoid regulation under the Investment Company Act. Our efforts to avoid regulation may affect the acquisitions or disposals of our associated company interests.

   The convertible preferred stock we acquire in our associated companies votes as if it were converted into common stock. As long as we hold this stock, it converts into a special class of common stock, with the voting rights described below. This preferred stock converts automatically upon an initial public offering of the common stock of the associated company that meets criteria relating to total offering size and offering price per share. We may also convert this preferred stock at our option at any time before a qualifying initial public offering. In general, the class of common stock issuable upon conversion of our preferred stock has the greater of one vote per share or a total of 25.1% of the voting power of all outstanding capital stock of the company. In addition, we typically require that no other stockholder can have more than 25% of the total voting power. To retain these voting rights, we typically need to maintain a minimum equity ownership interest in the associated company, which, in most cases, is five percent but in some cases is greater. For some associated companies, we also must participate pro rata up to a specified dollar amount in future equity financings of the associated company.

   Also, when we hold this preferred stock, we generally have the right to take control of the board of directors of the associated company upon events of default under the terms of this preferred stock. These events of default include failure to make a redemption payment when due, bankruptcy or insolvency and default on indebtedness over a threshold amount.

   The holders of a specified portion of this preferred stock, typically a majority or 2/3, generally have the right to cause the redemption of the preferred stock upon a fundamental change or change in ownership of the associated company, upon events of default under the terms of the preferred stock or on the fifth anniversary of the issue date of the preferred stock. The redemption price typically equals the liquidation value of the preferred stock plus accrued but unpaid dividends on the preferred stock.

   The table below shows our current voting percentage, type of stock owned, current voting rights and board rights for our current associated companies in which we have acquired interests. Our voting power percentages have been calculated based on the issued and outstanding common stock of each associated company, assuming the issuance of common stock on the conversion or exercise of preferred stock, but excluding the effect of options and warrants. Because the preferred stock votes as if it were converted into common stock, the voting rights described below are those of the common stock into which the preferred stock is convertible.

                      Current
                       Voting
                       Power
Associated Company   Percentage  Stock Type         Voting Rights                Board Seats
------------------   ----------  ----------         -------------                -----------
Aluminium.com, Inc.    34.6%     Series B   Greater of one vote per       2 of 7 directors
 ..................              Preferred  share or 25.1% of the total   designated by us; and 3
                                            voting power as long as we    directors designated
                                            hold at least 5% equity       jointly by management
                                            interest and continue to      representatives and us
                                            exercise our right of first
                                            refusal
BeautyJungle.com,      61.0%     Series B   Greater of one vote per       2 of 7 directors
 Inc...............              Preferred  share or 25.1% of the total   designated by us; 1
                                            voting power as long as we    additional director
                                            hold at least 5% equity       designated by us, subject
                                            interest                      to management shareholders
                                                                          approval; 1 director
                                                                          designated jointly by
                                                                          management shareholders
                                                                          and us; 1 director
                                                                          designated by management
                                                                          shareholders subject to
                                                                          our approval
bid4real.com, inc..    54.3%     Series A   Greater of one vote per       3 of 7 directors
                                 Preferred  share or 25.1% of the total   designated by us and 1
                                            voting power so long as we    additional director
                                            hold at least 5% equity       designated jointly with
                                            interest                      the holders of a majority
                                                                          of the common shares
BidBuyBuild, Inc...    35.5%(1)  Series A   Greater of one vote per       2 of 5 directors
                                 Preferred  share or 25.1% of the total   designated by us and 1
                                            voting power so long as we    additional director
                                            hold at least 5% equity       designated jointly by
                                            interest                      management representatives
                                                                          and us

                      Current
                       Voting
                       Power
Associated Company   Percentage   Stock Type           Voting Rights                Board Seats
------------------   ----------   ----------           -------------                -----------
CapacityWeb.com,       44.6%     Series A      Greater of one vote per       2 of 5 directors
 Inc...............              Preferred     share or 25.1% of the total   designated by us and 1
                                               voting power so long as we    additional director
                                               hold at least 5% equity       designated jointly by us
                                               interest                      and the management
                                                                             representative director
closerlook, inc....    42.7%     Class B       Greater of one vote per       2 of 5 directors
                                 Common        share or 25.1% of the total   designated by us
                                 and Series A- voting power so long as we
                                 2             hold at least 10% equity
                                 Preferred     interest
Commerx, Inc.......     1.1%     Series B      1 vote per share              None
                                 Preferred
comScore, Inc......     0.9%     Series A      1 vote per share              None
                                 Preferred
divine interChange,    95.0%     Series A-2    Greater of one vote per       6 of 7 directors
 inc...............              Preferred and share or 25.1% of the total   designated by us
                                 Class B       voting power so long as we
                                 Common        hold at least 5% equity
                                               interest
eFiltration.com,       45.2%     Series A      Greater of one vote per       2 of 5 directors
 Inc...............              Preferred     share or 25.1% of the total   designated by us and 1
                                               voting power so long as we    additional director
                                               hold at least 5% equity       mutually approved by us
                                               interest                      and the management
                                                                             representatives
Emicom Group, Inc..    33.0%(2)  Series C      1 vote per share              3 of 7 directors
                                 Preferred                                   designated by us and 1
                                                                             additional director
                                                                             approved by us
Entrepower, Inc....    43.0%     Series A-2    Greater of one vote per       2 of 5 directors
                                 Preferred     share or 25.1% of the total   designated by us and 1
                                               voting power as long as we    additional director must
                                               hold at least 5% equity       be acceptable to us
                                               interest
e-Reliable             47.1%     Series A      Greater of one vote per       2 of 7 directors
 Commerce, Inc.....              Preferred     share or 25.1% of the total   designated by us and 3
                                               voting power so long as we    additional directors
                                               hold at least 5% equity       mutually approved by us
                                               interest                      and the management
                                                                             representatives
Farms.com, Ltd.....    41.0%(3)  Series E-2    Greater of one vote per       2 of 7 directors
                                 Preferred     share or 25.1% of the total   designated by us and 1
                                               voting power so long as we    additional director
                                               hold at least 5% equity       designated jointly by us
                                               interest                      and the management
                                                                             director
i-Fulfillment,         48.8%     Series A      Greater of one vote per       2 of 5 directors
 Inc...............              Preferred     share or 25.1% of the total   designated by us and 1
                                               voting power so long as we    additional director
                                               hold at least 5% equity       mutually agreed to by us
                                               interest                      and a majority of the
                                                                             holders of common stock
iGive.com, inc.....    31.1%     Series B-2    Greater of one vote per       2 of 5 directors
                                 Preferred     share or 25.1% of the total   designated by us and 1
                                               voting power so long as we    additional director
                                               hold at least 5% equity       mutually approved by us
                                               interest                      and the management
                                                                             representatives
iSalvage.com, Inc..    36.3%     Series B      Greater of one vote per       2 of 5 directors
                                 Preferred     share or 25.1% of the total   designated by us
                                               voting power so long as we
                                               hold at least 5% equity
                                               interest
i-Street, Inc......    89.8%     Series A-2    5 votes per share of Series   3 of 5 directors
                                 Preferred and A-2 Preferred; Series B       designated by us
                                 Series B      Preferred is non-voting
                                 Preferred     until 3/24/03 and,
                                               thereafter, has 5 votes per
                                               share
LAUNCHworks inc. ..    39.7%(4)  Class A       1 vote per share              2 of 7 directors
                                 Special                                     designated by us and 1
                                 Shares                                      director designated
                                                                             jointly by us and the
                                                                             management representatives
LiveOnTheNet.com,      76.9%     Common        1 vote per share              Total control of board
 Inc...............
Martin Partners,       25.0%     L.L.C.        25% voting interest           We must approve
 L.L.C.............              interest                                    replacement of manager
Mercantec, Inc.....    40.4%(5)  Series        Greater of one vote per       1 director designated by
                                 C Preferred   share or 25.1% of the total   us, 1 outside director
                                               voting power so long as we    designated jointly by us
                                               hold at least 5% equity       and the management
                                               interest                      representatives and 1
                                                                             additional director
                                                                             designated jointly by us
                                                                             and the management
                                                                             representatives
mindwrap, inc......    97.1%     Class A       1 vote per share              Total control of board
                                 Common
The National
 Transportation         5.3%     Series C-2    1 vote per share              1 of 6 directors
 Exchange, Inc.....              Preferred                                   designated by us
Neoforma.com, Inc..     1.9%     Series E      1 vote per share              None
                                 Preferred

                      Current
                       Voting
                       Power
Associated Company   Percentage   Stock Type           Voting Rights                Board Seats
------------------   ----------   ----------           -------------                -----------
NetUnlimited, Inc..    61.4%     Series A-2    Greater of one vote per       4 of 7 directors
                                 Preferred     share or 25.1% of the total   designated by us and 1
                                               voting power so long as we    additional director
                                               hold at least 5% equity       mutually approved by us
                                               interest                      and the management
                                                                             shareholders
Oilspot.com, Inc...    55.6%     Series A-2    Greater of one vote per       2 of 5 directors
                                 Preferred     share or 25.1% of the total   designated by us and 1
                                               voting power so long as we    additional director
                                               hold at least 5% equity       designated by us and
                                               interest                      approved by holders of a
                                                                             majority of founders
                                                                             securities
OpinionWare.com,       44.1%     Series A-2    Greater of one vote per       2 of 5 directors
 Inc...............              Preferred     share or 25.1% of the total   designated by us and 1
                                               voting power so long as we    additional director
                                               hold at least 5% equity       designated jointly with
                                               interest                      the holders of a majority
                                                                             of the common shares
OUTTASK.COM, Inc...    31.0%     Series A-2    As long as we hold A-2        2 of 5 directors
                                 Preferred     preferred or class B common,  designated by us
                                               we will at all times have a
                                               voting interest larger than
                                               any other holder or
                                               affiliated group's voting
                                               interest unless (a) the
                                               number of preferred shares
                                               we hold is less than 15% of
                                               outstanding common stock on
                                               a fully diluted basis or (b)
                                               we have failed to exercise
                                               our preemptive rights to
                                               acquire equity securities up
                                               to $7,000,000; so long as we
                                               hold class B common stock
                                               issued upon conversion of
                                               series A-2 preferred stock
                                               and own at least 10% of
                                               outstanding common stock on
                                               a fully diluted basis, we
                                               will have the greater of one
                                               vote per share or 25.1% of
                                               the total voting power
Panthera               56.3%     LLC Interest  56.3% voting interest         3 of 5 members of the
 Productions, LLC..                                                          Management Committee
                                                                             designated by us
Perceptual             33.4%     Series C      Greater of one vote per       2 of 7 directors
 Robotics, Inc.....              Preferred     share or 25.1% of the total   designated by us and 3
                                               voting power as long as we    additional directors
                                               hold at least 10% equity      designated jointly by us
                                               interest                      and the management
                                                                             representatives
PocketCard Inc.....    37.4%     Series A-2    Greater of one vote per       2 of 5 directors
                                 Preferred     share or 25.1% of the total   designated by us and 1
                                               voting power so long as we    director designated
                                               hold at least 5% equity       jointly by us and
                                               interest                      management representatives
Sequoia Software
 Corporation.......     8.0%(6)  Series C      1 vote per share              1 of 7 directors
                                 Preferred                                   designated by us
TV House, Inc......    42.0%     Series A-2    Greater of one vote per       2 of 5 directors
                                 Preferred     share or 25.1% of the total   designated by us
                                               voting power as long as we
                                               hold at least 5% equity
                                               interest
ViaChange.com,         70.0%     Series A      Greater of one vote per       5 of 8 directors
 Inc...............              Preferred     share or 25.1% of the total   designated by us
                                               voting power so long as we
                                               hold at least 5% equity
                                               interest
Web Design Group,      53.7%     Series A      Greater of one vote per       3 of 5 directors
 Inc...............              Preferred     share or 25.1% of the total   designated by us
                                               voting power as long as we
                                               hold at least 5% equity
                                               interest
Westbound              52.4%     Series A-2    Greater of one vote per       2 of 3 directors
 Consulting, Inc...              Preferred     share or 25.1% of the total   designated by us
                                               voting power so long as we
                                               hold at least 5% equity
                                               interest
Whiplash, Inc......    26.5%     Series A-2    Greater of one vote per       1 of 5 directors
                                 Preferred     share or 25.1% of the total   designated by us
                                               voting power as long as we
                                               continue to exercise our
                                               right of first refusal
Xippix, Inc........    32.3%     Series A      Greater of one vote per       3 of 7 directors
                                 Preferred     share or 25.1% of the total   designated by us, and 1
                                               voting power so long as we    additional director
                                               hold at least 5% equity       designated jointly by us
                                               interest                      and management
                                                                             representatives

-------------------
(1) We also hold warrants to purchase shares of common stock of BidBuyBuild. Giving effect to the exercise of these warrants, we would hold 37.7% of both the equity and the voting power of BidBuyBuild.

(2) Our current equity ownership and voting power percentage is 53.8%, which will be reduced to 33.0% when Emicom completes the private financing it is currently conducting. Beginning March 24, 2002, Emicom will have a right to cause us to purchase all of its outstanding common stock, which right will terminate under certain circumstances, including Emicom's completion of an initial public offering.

(3) We also hold warrants to purchase shares of common stock of Farms.com. Giving effect to the exercise of these warrants, we would hold 45.7% of both the equity and the voting power of Farms.com.

(4) We also hold warrants to purchase shares of common stock of LAUNCHworks. Giving effect to the exercise of these warrants, we would hold 50.9% of both equity and voting power of LAUNCHworks.

(5) We also hold warrants to purchase shares of common stock of Mercantec. Giving effect to the exercise of these warrants, we would hold 41.6% of both the equity and voting power of Mercantec.

(6) We also hold warrants to purchase shares of preferred stock of Sequoia. Giving effect to the exercise of these warrants, we would hold 10.5% of the voting power of Sequoia.

 Associated Companies We Establish

   Several of our infrastructure service provider associated companies have been established by us as subsidiaries. We typically own at least 80% of the initial equity of each subsidiary, and up to 20% of the initial equity is sold to those persons who were our employees, including our executive officers, as of December 31, 1999. The equity sold to these employees is subject to transfer restrictions and repurchase rights which lapse over time. For each of the following associated companies that we have established to date: Buzz divine, dotspot, eXperience divine, FiNetrics, Host divine, Justice divine, Knowledge divine, OfficePlanIt.com, Sales divine, Talent divine and Xqsite, we contributed $16,000 in exchange for approximately 80% of the company's common stock. For sho research, we contributed $12,000 in exchange for approximately 60% of its common stock, and its president contributed $4,000 in exchange for approximately 20% of its common stock. For Community divine, we contributed approximately $17,000 in exchange for approximately 65% of its common stock and three key employees of Community divine contributed approximately $3,000 in exchange for approximately 15% of its common stock. Our eligible employees, including our executive officers, as of December 31, 1999 were given the opportunity to purchase stock of each of the associated companies that we have established to date. For each of these companies, these employees contributed a total of approximately $4,000 in exchange for a total of approximately 20% of the company's common stock. Of these total amounts for each of these associated companies, our executive officers contributed a total of approximately $2,000 in exchange for approximately 10% of their outstanding equity, and none of our other affiliates own any of their equity. Except as described above, none of the stock of any of these associated companies was issued to employees of that company or of any other associated company. We typically receive class B common stock entitled to ten votes per share and the eligible employees, including our executive officers, receive class A common stock entitled to one vote per share. However, the voting power of our class B common stock is limited to 90% of the voting power of any of these subsidiaries. We also generally establish a pool of options representing up to 20% of the equity of each of these associated companies on a fully-diluted basis for the benefit of the employees of, and other service providers to, all of our associated companies, including our employees. As a result of these issuances of stock and options, we may have as little as 50% of the economic interest in associated companies that we establish, even though we generally will have contributed substantially all of their operating capital. We intend to issue one-half of the options shortly after the time of formation of each of these associated companies to current employees of these associated companies and our employees working directly with these associated companies. Options granted from this pool generally will not be exercisable earlier than an initial public offering or a change in control of the associated company.

   In addition, we intend to contribute additional capital to these established companies on an as-needed basis for start-up financing. We currently intend to contribute a total of $116,000,000 to these associated companies over the next three to five years. The amounts we have contributed to these associated companies total approximately $20,000,000 through March 31, 2000 and are currently reflected as receivables from these companies. However, we currently contemplate that this initial funding is to be made through preferred stock and that the outstanding receivables will convert into preferred stock. We expect that this preferred stock will (1) be non-voting, (2) earn an 8% cumulative dividend, (3) convert into class B common stock after three years at the lesser of the original purchase price or the fair market value of the preferred stock and (4) be redeemable at the associated company's option at any time after three years from its issuance. Our receipt of this preferred stock will increase our equity ownership, but not our voting power, percentages of these companies. The terms and amounts of any funding to these associated companies are potentially subject to significant changes.

 Maximizing Stockholder Value

   We anticipate that we will realize returns from our associated company interests principally through initial public offerings and also through mergers and sales of the companies. Following initial public offerings by our associated companies, we generally expect to continue to retain controlling interests in most of these companies and to benefit as a stockholder from their increased public company values. We acquire interests in our associated companies for the long term. Although we do not anticipate selling our interests in associated companies in the ordinary course of business, other than as part of the merger or sale of an entire company, we may, from time to time, undertake sales of our interests when we believe them to be in our best interests.

   Our stockholders may in the future be offered opportunities to participate in the initial public offerings of associated companies that we establish or that we control. In addition, we typically seek in our purchase agreements rights relating to participation in directed share programs associated with initial public offerings of our associated companies. The applicable provisions generally require that, at the time of an associated company's initial public offering, the associated company will attempt to cause an offer to be made to us or our designees, which we expect would include our stockholders, to purchase 20% of the shares in the initial public offering. Currently, we have this right with respect to BeautyJungle.com, bid4real.com, BidBuyBuild, CapacityWeb.com, closerlook, eFiltration.com, Emicom Group, Entrepower, e-Reliable Commerce, Farms.com, i-Fulfillment, iGive.com, iSalvage.com, i-Street, Mercantec, NetUnlimited, Oilspot.com, OpinionWare.com, Panthera Productions, Perceptual Robotics, PocketCard, TV House, ViaChange.com, Web Design Group, Westbound Consulting and Xippix. In addition, we have a similar right with respect to 5% of the common stock offered by OUTTASK.COM in its initial public offering. However, these rights are exercisable only as to initial public offerings of associated companies that occur at least one year after the dates we obtained these rights. Further, if we are able to exercise these rights as to an associated company's initial public offering and direct that offers of the associated company's stock be made to our stockholders, we may be deemed to be an underwriter of the public offering made by that associated company or to be a co-issuer of that associated company's stock. As an underwriter or co-issuer, we could face significant legal risks, including potential liability under federal and state securities laws for allegedly false or misleading statements made in connection with the public offerings. Alternatively, we may elect not to exercise our rights to avoid becoming subject to these risks. Our stockholders, therefore, may not benefit from the rights we have obtained with respect to initial public offerings by our associated companies. One of our associated companies, Neoforma.com, recently completed its initial public offering and two of our other associated companies, Commerx and Sequoia, recently filed registration statements with the Securities and Exchange Commission for their initial public offering. We did not obtain any rights to participate in these three offerings.

Management of Venture Capital Funds

   Big Shoulders interTech Fund. We have organized the Big Shoulders interTech Fund, L.P., and our wholly-owned subsidiary serves as its general partner. As general partner, we have exclusive control over the management and operations of the fund. The fund generally will invest in start-up and early-stage companies located in Illinois and generally will make initial investments of $3,500,000 or less in each company. The fund may, however, make larger or smaller investments in these companies and investments in companies outside Illinois. On February 10, 2000, we became general partner and were admitted as a limited partner, and one other investor, an affiliate of Mesirow Financial, was admitted as a limited partner. The two initial investors in the fund committed to contribute a total of $14,000,000 to the fund, of which we have committed to contribute $9,860,000 as a limited partner and $140,000 as general partner. We are obligated to contribute 1% of the total commitments to the fund as general partner. The fund is seeking $75,000,000 to $125,000,000 in total commitments and may admit additional limited partners for a period of nine months from the date the initial partner was admitted. We believe that our management of this fund will enable us to develop relationships with new companies early in their development cycle and provide us with a pipeline of potential new associated companies.

   Platinum Venture Partnerships. On August 4, 1999, we became the general partner of Platinum Venture Partners I and Platinum Venture Partners II. We manage the operations of these venture capital funds and

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

provide strategic and operational support to the funds' portfolio companies. However, because these funds have raised and invested substantially all of their authorized capital, we only devote a limited amount of resources to managing their operations.

   For more information on the management fees we receive from these funds, see "Management Discussion and Analysis of Financial Condition--Overview."

Competition

 Competition for Associated Companies

   We face competition from numerous other capital providers seeking to acquire interests in Internet-related businesses, including:

  .  publicly-traded Internet companies;

  . traditional venture capital firms, including those that have invested in us and those that we manage;

  .  large corporations, including those that have invested in us;

  .  other capital providers that also offer support services to companies;
     and

  .  our associated companies.

Traditionally, venture capital and private equity firms have dominated investments in emerging technology companies, and many of these types of competitors may have greater experience and financial resources than we do. In addition to competition from venture capital and private equity firms, several public companies such as CMGI, Internet Capital Group and Safeguard Scientifics, as well as private companies such as Idealab!, devote significant resources to providing capital together with other resources to Internet companies. We may also face competition from an emerging group of online service providers that facilitate relationships between entrepreneurs and venture capitalists, such as vcapital.com and Garage.com. Further, several professional service firms have recently announced their intention to provide capital and service to e-commerce companies. Corporate strategic investors, including Fortune 500 and other major companies, are also developing Internet strategies and capabilities. Many of these competitors have greater financial resources and brand name recognition than we do, and the barriers to entry for companies wishing to provide capital and other resources to entrepreneurs and their emerging technology companies are minimal. We expect that competition from both private and public companies with business models similar to our own will intensify. Moreover, private venture capital firms and other capital and support service providers which do not plan to go public can avoid regulation under the Investment Company Act either by having no more than 100 beneficial owners of their securities, other than short-term paper, or by limiting the owners of their securities to certain qualified purchasers. These exemptions from the Investment Company Act will provide these competitors with more flexibility regarding their investment strategies, allowing them to take advantage of more opportunities or, in some cases, permitting them to invest in companies on more favorable terms to the companies than we are able to offer. Any of these competitors could limit our opportunities to acquire interests in new associated companies. If we cannot acquire controlling interests in attractive companies, our strategy to build a collaborative network of associated companies will not succeed.

 Competition Facing our Associated Companies

   Competition for Internet products and services is intense. As the market for business-to-business e-commerce grows, we expect that competition will intensify. Barriers to entry are minimal, and competitors can offer products and services at a relatively low cost. Our associated companies will compete for a share of a customer's:

  . purchasing budget for services, materials and supplies with other online providers and traditional distribution channels;

  . dollars spent on consulting services with many established information systems and management consulting firms; and

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

  . advertising budget with online services and traditional off-line media, such as print and trade associations.

   Our associated companies will encounter competition from existing companies that offer competitive solutions and additional companies that develop competitive solutions in the future. Our associated companies' competitors may develop Internet products or services that are superior to, or have greater market acceptance than, the solutions offered by our associated companies. If our associated companies are unable to compete successfully against their competitors, our associated companies will fail. In addition, our associated companies may compete with each other for business-to-business e-commerce opportunities. If this type of competition develops, it may deter companies from partnering with us and limit our business opportunities. Additionally, we may acquire interests in associated companies that compete with our current associated companies, which may deprive them of some of the benefits of being part of our network.

   Many of our associated companies will have to compete against companies with greater brand recognition and greater financial, marketing and other resources. Our associated companies may be at a disadvantage in responding to their competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

Government Regulations and Legal Uncertainties

 Investment Company Act of 1940

   Companies that are, or hold themselves out to be, engaged primarily in the business of investing, reinvesting or trading of securities are regulated under the Investment Company Act of 1940. Although we believe that we are actively engaged in business-to-business e-commerce and are not an investment company, we also rely on an SEC rule that allows us to avoid investment company regulation so long as at least 55% of our total assets are represented by, and at least 55% of our income is derived from, majority-owned subsidiaries, primarily controlled companies and other assets that meet the requirements of that rule. A committee of our Board of Directors will determine the value of our assets and of our interests in our associated companies, and the income or losses attributable to them, for purposes of determining compliance with this rule on at least a quarterly basis. To maintain compliance with this rule, we may be unable to sell assets which we would otherwise want to sell and may need to sell assets which we would otherwise want to retain. In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired and may need to forego opportunities to acquire interests in attractive companies that might be important to our business strategy. In addition, because our associated companies may not be majority-owned subsidiaries or primarily controlled companies either when we acquire interests in them or at later dates, changes in the value of our interests in our associated companies and the income/loss and revenue attributable to our associated companies could require us to register as an investment company. Investment Company Act regulations are inconsistent with our strategy of actively managing, operating and promoting collaboration among our network of associated companies, and it is not feasible for us to operate our business as a registered investment company. We believe that because of the planned structure of our interests in our associated companies and our business strategy, we will not be regulated under the Investment Company Act. However, we cannot assure you that the structure of our associated company interests and our business strategy will preclude regulation under the Investment Company Act, and we may need to take specific actions which would not otherwise be in our best interests to avoid such regulation.

   If we fall under the definition of an investment company, and are unable to rely on an SEC rule that would allow us to avoid investment company regulation so long as at least 55% of our total assets are represented by, and at least 55% of our income is derived from, assets that meet the requirements of that rule, we can rely on another SEC rule that would exempt us from the requirement of registering as an investment company for up to one year. After that one-year period, we must either register under the Investment Company Act or seek an administrative exemption from regulation under the Investment Company Act. We intend to seek this exemptive relief even while we are in compliance with the SEC rule in order to obtain greater assurance that we will not be regulated under the Investment Company Act. The granting of such an exemption is a matter of SEC discretion and, therefore, we cannot assure you that, if requested, an exemption of this type would be granted to us.

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

   If, despite our efforts, we were required to register as an investment company, we would have to comply with substantive requirements under the Investment Company Act applicable to registered investment companies. These requirements include:

  .  limitations on our ability to borrow;

  .  limitations on our capital structure;

  .  restrictions on acquisitions of interests in associated companies;

  .  prohibitions on transactions with affiliates;

  .  restrictions on specific investments; and

  . compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations.

These rules and regulations would significantly change our operations and prevent us from executing our business model. Associated companies with business strategies similar to ours, LAUNCHworks and Emicom Group will also be regulated under the Investment Company Act.

 Other Regulations and Legal Uncertainties

   As of the date of this prospectus, there are few laws or regulations directed specifically at e-commerce. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as the collection and use of data from web site visitors and related privacy issues, pricing, content, copyrights, promotions, distribution and quality of goods and services, registration of domain names and use, and export and distribution of encryption technology. The enactment of any additional laws or regulations may impede the growth of the Internet and business-to-business e-commerce, which could decrease the revenues of our associated companies and place additional financial burdens on them.

   E-commerce businesses are subject to the same numerous laws affecting interstate and international commerce in general. However, the application of these laws to online business is sometimes unclear. Laws and regulations directly applicable to e-commerce and Internet communications are becoming more prevalent. For example, Congress recently enacted laws regarding online copyright infringement. Other specific areas of legislative activity include:

  . Taxes. Congress has enacted a three-year moratorium, ending on October 21, 2001, on the application of discriminatory, multiple or special taxes by the states on Internet access or on products and services delivered over the Internet. Additionally, the moratorium prevents the states from creating new collection obligations with respect to otherwise valid taxes in the context of e-commerce. Congress further declared that there will be no federal taxes on e-commerce until the end of the moratorium. However, this moratorium does not prevent states from taxing activities or goods and services that the states would otherwise have the power to tax. Furthermore, the moratorium does not apply to some state taxes that were in place before the moratorium was enacted. The moratorium also does not affect federal and state income taxes on the taxable income of e-commerce businesses.

  . Online Privacy. Both Congress and the Federal Trade Commission are considering regulating the extent to which companies should be able to use and disclose information they obtain online. If any regulations are enacted, business-to-business e-commerce companies may find their marketing activities restricted. In addition, the European Union has directed its member nations to enact much more stringent privacy protection laws than are generally found in the United States. The Department of Commerce has reached a safe harbor agreement with the European Union, subject to approval by national governments, to allow U.S. corporations to conduct e-commerce in the European Union if they agree to abide by European privacy laws, or equivalent measures, when dealing with European consumers. Private industry initiatives and standards may also develop concerning privacy issues. In addition to compliance with governmental regulation, we and our associated companies may decide that it is in our best interest to comply with industry standards or public opinion regarding privacy issues voluntarily.

  . Regulation of Communications Facilities. To some extent, the rapid growth of the Internet in the United States has been due to the relative lack of government intervention in the marketplace for

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

     Internet access. This lack of intervention may not continue in the future. For example, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Additionally, local telephone carriers have petitioned the Federal Communications Commission to regulate Internet service providers in a manner similar to long distance telephone carriers and to impose access fees on the providers. Some Internet service providers are seeking to have broadband Internet access over cable systems regulated in much the same manner as telephone services, which could slow the deployment of broadband Internet access services. Because of these proceedings or others, new laws or regulations could be enacted which could burden the companies that provide the infrastructure on which the Internet is based, slowing the rapid expansion of the medium and its availability to new users.

  . Domain Names. The acquisition and maintenance of web site addresses generally is regulated by governmental agencies and their designees. The regulation of web site addresses in the United States and in foreign countries is subject to change. As a result, our associated companies may not be able to acquire or maintain relevant web site addresses in all countries where they conduct business.

   In addition to the specific issues outlined above, other generally applicable laws may also affect our associated companies and us. The exact applicability of many of these laws to Internet e-commerce is, however, uncertain.

Proprietary Rights

   Our associated companies have or are seeking copyrights and patents with respect to software applications, web sites, business processes, innovations, designs and other works of authorship or invention. These materials may constitute an important part of our associated companies' assets and competitive strengths. Federal law generally protects our associated companies' copyrights for a period ending on the earlier of 100 years from the creation of the underlying work or 75 years from the publication of the underlying work. "divine interVentures" and "Internet Zaibatsu" are our trademarks. We have applied to register these marks with the United States Patent and Trademark Office. All other brand, product or company names in this prospectus are trade names, trademarks or service marks of their respective owners.

Properties

   Our corporate headquarters and principal operational facilities are currently located in leased space in two buildings in Lisle, Illinois. We also lease additional office space in Chicago, Illinois; Austin, Texas; Winston-Salem, North Carolina; and the New York metropolitan area.

   We also have exercised an option to purchase the property in Chicago on which our high-tech 400,000 square foot facility is to be built. We expect to purchase this property in late April or early May 2000 and thereafter complete the construction and development of the facility. We expect that this facility will serve as our corporate headquarters and the headquarters of some of our associated companies, as well as other non-affiliated entities. This facility is being designed as a model home for a community of between 20 and 30 e-commerce businesses, featuring state-of-the-art technology to meet the needs of these companies and to showcase our capabilities. We expect that the facility will include a media center and television studio, child care center, health club and large restaurant-style kitchen and dining room, along with a digital museum. We anticipate that the facility could be ready for occupancy by the end of 2000. However, we are not obligated to proceed with the development of the facility.

Employees

   As of February 29, 2000, we had 234 employees, and our majority-owned associated companies had 420 employees. We believe that our relations with our employees are generally good.

Legal Proceedings

   We are not currently a party to any material legal or administrative proceedings.

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

                                   MANAGEMENT

Executive Officers and Directors

   The table below contains information about our executive officers and directors as of March 31, 2000. Our Board of Directors is divided into three classes with staggered three-year terms. The terms of our Class I directors will expire at our annual meeting of stockholders in 2000; the terms of our Class II directors will expire at our annual meeting of stockholders in 2001; and the terms of our Class III directors will expire at our annual meeting of stockholders in 2002. At each annual meeting of our stockholders, the successors to the directors whose terms expire will be elected for three-year terms.

 Name                  Age Position with Company               Director Class
 ----                  --- ---------------------               --------------
                           Chairman of the Board and Chief
 Andrew J. Filipowski   49  Executive Officer                    Class I

                           President, Chief Operating
 Scott A. Hartkopf      42  Officer and Director                 Class I

 Michael P. Cullinane   50 Executive Vice President, Chief
                            Financial Officer,
                            Treasurer and Director               Class II

 Paul L. Humenansky     42 Executive Vice President and
                            Director                             Class II

 Larry S. Freedman      36 Executive Vice President, General
                            Counsel
                            and Secretary

 Robert Bernard         38 Director                              Class II

 Michael J. Birck       62 Director                              Class III

 James E. Cowie         45 Director                              Class I

 Andrea Lee Cunningham  43 Director                              Class II

 Thomas P. Danis        53 Director                              Class III

 Michael H. Forster     57 Director                              Class III

 Arthur P. Frigo        58 Director                              Class I

 Gian M. Fulgoni        52 Director                              Class II

 George Garrick         47 Director                              Class I

 Craig D. Goldman       56 Director                              Class III

 Joseph D. Gutman       43 Director                              Class I

 Arthur W. Hahn         55 Director                              Class II

 David D. Hiller        46 Director                              Class III

 Jeffrey D. Jacobs      50 Director                              Class I

 Gregory K. Jones       39 Director                              Class II

 Michael J. Jordan      37 Director                              Class III

 Steven Neil Kaplan     40 Director                              Class III

 Richard P. Kiphart     58 Director                              Class II

 Ronald D. Lachman      42 Director                              Class III

 Eric C. Larson         45 Director                              Class I

 William A. Lederer     38 Director                              Class I

 Michael E. Leitner     32 Director                              Class I

 Lawrence F. Levy       56 Director                              Class II

 Thomas J. Meredith     49 Director                              Class III

 Teresa L. Pahl         40 Director                              Class II

 John Rau               51 Director                              Class III

 Bruce V. Rauner        44 Director                              Class I


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

                          Position
                          with
 Name                 Age Company    Director Class
 ----                 --- --------   --------------
 Andre Rice            42 Director     Class I

 Mohanbir S. Sawhney   36 Director     Class III

 Alex C. Smith         40 Director     Class II

 Timothy Stojka        33 Director     Class I

 Aleksander Szlam      48 Director     Class II

 Mark A. Tebbe         38 Director     Class III

 James C. Tyree        42 Director     Class I

 William Wrigley, Jr.  36 Director     Class I

 Robert Jay Zollars    42 Director     Class III

   Mr. Filipowski, one of our founders, has been Chairman of our Board of Directors and our Chief Executive Officer since our inception and was our President from our inception until October 1999. He is also Chairman and Chief Executive Officer of Platinum Venture Partners, Inc., the previous general partner of the Platinum Venture Partners limited partnerships. Mr. Filipowski was a founder of PLATINUM technology International inc. and served as the Chairman of its Board of Directors, Chief Executive Officer and President from its inception in 1987 until it was acquired by Computer Associates in June 1999. Mr. Filipowski is currently a director of eShare technologies, Inc., Blue Rhino Corporation, Bluestone Software Inc. and Platinum Entertainment, Inc.

   Mr. Hartkopf has been our President and Chief Operating Officer since October 1999. From 1993 until October 1999, Mr. Hartkopf was the President and Chief Executive Officer of Brayton International, a wholly-owned subsidiary of Steelcase, Inc. From 1991 until 1993, Mr. Hartkopf was President of Rucker Fuller, an office furnishings company. Prior to joining Rucker Fuller, Mr. Hartkopf was the Vice President of Marketing Strategies for the Management Horizons consulting practice within PricewaterhouseCoopers.

   Mr. Cullinane, one of our founders, has been our Chief Financial Officer and Treasurer since our inception and our Executive Vice President since August 1999. He is also a principal officer of Platinum Venture Partners, Inc. Mr. Cullinane served as Executive Vice President and Chief Financial Officer of PLATINUM from its inception in 1987 until it was acquired in June 1999. Mr. Cullinane is currently a director of VASCO Data Security International Inc., Made2Manage Systems, Inc., Platinum Entertainment, Inc. and Interactive Intelligence, Inc.

   Mr. Humenansky, one of our founders, has been our Executive Vice President since August 1999. He is also a principal officer of Platinum Venture Partners, Inc. Mr. Humenansky was a founder of PLATINUM and served as its Executive Vice President--Product Development from its inception in 1987 until its acquisition in June 1999. Mr. Humenansky also served as Chief Operations Officer of PLATINUM from January 1993 until its acquisition. Mr. Humenansky is currently a director of Platinum Entertainment, Inc.

   Mr. Freedman, one of our founders, has been our Executive Vice President, Secretary and General Counsel since our inception. Mr. Freedman was Vice President and Associate General Counsel of PLATINUM from December 1995 until October 1997 and served as its Senior Vice President and General Counsel from November 1997 until its acquisition by Computer Associates in June 1999. Following the acquisition, Mr. Freedman was retained by Computer Associates, in its legal department, to provide transition services for a period of six months. Prior to joining PLATINUM, Mr. Freedman was associated with the law firms of Katten Muchin Zavis, from August 1994 to November 1995, and Rudnick & Wolfe, from May 1988 to August 1994.

   Mr. Bernard is the founder of marchFIRST, Inc. (formerly Whittman-Hart, Inc.), an information technology company, and has served as its Chairman and Chief Executive Officer since its inception in 1984. From 1984 to August 1997, Mr. Bernard also served as marchFIRST's President. Mr. Bernard serves as Chairman of the subcommittee on education, skill and workforce development for the Chicago Mayor's Council of Technology Advisors and is currently a director of Web Street, Inc.

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

   Mr. Birck is a founder of Tellabs, Inc., a communications products and services provider, and has been its President and Chief Executive Officer since its inception in 1975. He currently serves as a director of Tellabs, Molex Incorporated and Illinois Tool Works Inc.

   Mr. Cowie has been a General Partner of Frontenac Company, a Chicago-based private equity investment firm, since February 1989. Mr. Cowie is currently a director of 3Com Corporation and Lante Corporation. Mr. Cowie was elected to our Board of Directors as a representative of Frontenac under the stockholders agreement with the holders of our series D and D-1 preferred stock.

   Ms. Cunningham founded, and has been the Chief Executive Officer of, Cunningham Communication, Inc., a public relations and strategic communication consulting firm serving high-technology companies, since 1985.

   Mr. Danis has been a Managing Director of Aon Risk Services of Southern California since January 2000 and a Managing Director of Aon Risk Service's Mergers and Acquisitions group since 1977. From 1992 until 1999, he was the President and Chief Executive Officer of Aon Risk Services of Missouri. He has also served as the Managing Director of the Mid-Rivers Market Area for Aon Corporation since 1997 and has been Co-Chair of the Merger and Acquisition Practice at Aon Corporation with responsibilities for international markets since 1996. Mr. Danis has over 20 years experience in the insurance industry, including as a co-founder of Corroon & Black of Missouri, a joint venture with Corroon & Black, which he operated for 16 years. Mr. Danis is currently a director of International Wire Group, Inc.

   Mr. Forster has served as one of the Senior Partners of Operations of Internet Capital Group, Inc., a provider of capital and services to Internet businesses, since June 1998. From April 1996 to March 1999, Mr. Forster served as Senior Vice President of Worldwide Field Operations for Sybase, Inc., a database management solutions company. From April 1994 to March 1996, Mr. Forster was Sybase's Senior Vice President and President of Sybase's Information Connection Division. Mr. Forster has over 30 years of sales, marketing and general management experience in the information technology industry. Mr. Forster is currently a director of Tangram Enterprise Solutions, Inc.

   Mr. Frigo has been the Chairman of the Board of Lucini Italia Company, a consumer products company, since 1997. He was formerly the Chief Executive Officer and owner of M.B. Walton, a consumer products company, and served as its Chief Executive Officer from 1987 until its sale in January 1998.

   Mr. Fulgoni is a founder of comScore, Inc., one of our associated companies, and has served as its Chairman since its inception in August 1999. Mr. Fulgoni also founded Lancaster Enterprises, LLC, which provides investment and counseling services to emerging growth companies, and has served as its Chairman since February 1999. From 1986 through 1998, Mr. Fulgoni served as Chief Executive Officer of Information Resources, Inc., which provides a variety of information and computer decision support services to the consumer packaged goods industry. From 1981 through 1998, Mr. Fulgoni served as IRI's President, and, from 1991 to 1995, he was its Chairman. Mr. Fulgoni is also currently a director of yesmail.com, inc.

   Mr. Garrick has served as Chief Executive Officer and President of Flycast Communications Corporation, an Internet marketing and advertising network, since April 1998 and as its Chairman since January 1999. From September 1997 until May 1998, Mr. Garrick owned and operated his own private Internet venture and consulting company, G2 Ventures, inc. From April 1997 until September 1997, Mr. Garrick served as Chief Marketing Officer for PowerAgent, Inc., an Internet media and marketing company. From March 1996 until April 1997, Mr. Garrick founded and operated NetROI LLC, an Internet audience measurement software company. From November 1993 until March 1996, Mr. Garrick served as the President and Chief Executive Officer of Information Resources, Inc.-North America, a marketing measurement company. Other than the period from July 1993 through October 1993, when Mr. Garrick served as President and Chief Executive Officer of Nielsen Marketing Research U.S.A., a unit of A.C. Nielsen Co., Mr. Garrick served Information Resources, Inc. in various capacities, including President, European Information Services, and President, Syndicated Information Division, from 1981 until his departure in March 1996.

   Mr. Goldman has served as President and Chief Executive Officer of Cyber Consulting Services Corp., a technology consulting firm, since March 1996. Mr. Goldman was Senior Vice President--Technology and Operations at The Chase Manhattan Bank from March 1988 until October 1991 and was a Senior Vice President and Chief Information Officer for The Chase Manhattan Bank from October 1991 until March 1996. Mr. Goldman is currently a director of CMGI, Inc., Engage Technologies, Inc., NaviSite, Inc., PRT Group Inc. and MangoSoft, Inc.

   Mr. Gutman has been a Managing Director of Goldman Sachs & Co. since 1996. Mr. Gutman joined the Equities Department of Goldman Sachs in 1981 and is currently also manager for the Chicago Institutional Equities Department of Goldman Sachs and co-head of Goldman Sachs' Chicago office.

   Mr. Hahn has been a partner with the law firm of Katten Muchin Zavis since 1984 and is a member of the firm's executive committee. Mr. Hahn was Chairman of the faculty of the Illinois Institute of Technology Chicago-Kent College of Law Graduate School of Financial Services Law from its inception in 1985 through 1989.

   Mr. Hiller has served as Senior Vice President--Development of the Tribune Company since 1993. Mr. Hiller is currently a director of the Lightspan Partnership, Inc.

   Mr. Jacobs has been the President of HARPO Entertainment Group, which produces The Oprah Winfrey Show, since 1988. In 1993, Mr. Jacobs founded CIVITAS Initiative, a national communications foundation serving the field of child development.

   Mr. Jones has been the President and Chief Executive Officer of uBid, Inc. since November 1997 and its Chairman since July 1998. From October 1995 to November 1997, Mr. Jones was Senior Vice President of Strategic Markets at APAC TeleServices, Inc., a provider of outsourced telephone-based marketing, sales and customer management solutions. From October 1990 to October 1995, Mr. Jones served as the President and Chief Operating Officer of The Reliable Corporation/Office 1, a Chicago-based direct mail and retailer of office products. Mr. Jones is currently a director of D.I.Y. Home Warehouse, Inc. and uBid.

   Mr. Jordan has been the President of Basketball Operations of the Washington Wizards, a partner in Lincoln Holdings, LLC, the holding company that owns the Washington Capitals franchise of the National Hockey League, and has indirectly owned an interest in the Washington Wizards franchise of the National Basketball Association since January 2000. From 1984 to 1993 and from 1995 to January 1999, Mr. Jordan was a player for the Chicago Bulls franchise of the National Basketball Association. Mr. Jordan is currently a director of Oakley, Inc.

   Professor Kaplan is the Neubauer Family Professor of Entrepreneurship and Finance at the University of Chicago Graduate School of Business, where he has taught since 1988. Professor Kaplan is the director of the American Finance Association and a Research Associate at the National Bureau of Economic Research. He is a principal at Michigan & Oak, LLC, a venture advisory firm, and serves as a director of ImageMax, Inc.

   Mr. Kiphart has been a General Partner and the head of the Corporate Finance Department of William Blair & Company since 1995 and a member of its corporate finance department since 1980. Mr. Kiphart joined William Blair in 1965, served in the U.S. Navy as Junior Officer in 1966, then rejoined William Blair. In 1972, he became a General Partner of the firm and was promoted to head of Equity Trading, where he served from 1972 to 1980. Mr. Kiphart is currently a director of Concord EFS, Inc.

   Mr. Lachman is the co-founder of Lachman Goldman Ventures, which funds and builds management teams for networking and software related companies, and has served as its President since 1995. In 1992, Mr. Lachman founded Lachman Technology, which was acquired by Legent Corporation in 1994. Mr. Lachman served as Vice President for Open Systems Strategy of Legent from 1994 until 1995. Mr. Lachman currently serves in a senior advisory board member capacity to many different technology companies in the fields of distributed computing and Internet commerce. Mr. Lachman is a director of The Santa Cruz Operation, Inc., a software company.

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

   Mr. Larson has been the Managing General Partner of Bank One Equity Capital, the private equity investment unit of Bank One Corporation since December 1998. Bank One Equity Capital is the successor to First Chicago Equity Capital, which Mr. Larson co-founded in 1991 to make equity investments in middle market companies. He has served as Senior Vice President since 1994 and has held a variety of principal and advisory positions since joining First Chicago in 1984. Mr. Larson was elected to our Board of Directors as a representative of First Chicago Equity Capital under the stockholders agreement with the holders of our series D and D-1 preferred stock.

   Mr. Lederer is the founder of Minotaur Capital Management, an Illinois-based investment firm, and its fund, Minotaur Partners, L.P., and has served as its President since 1994. From 1997 until December 1999, Mr. Lederer served as the Chief Executive Officer of Art.com Inc., an Internet-based art and framing service, which he founded in 1987. Mr. Lederer currently serves as Governor of the School of the Art Institute, Chicago.

   Mr. Leitner has been the Vice President, Corporate Development of 360networks, inc., a provider of fiber optic communications network products and services, since March 2000. He also continues to serve as a Senior Director of Corporate Development for Microsoft Corporation, a position he has held since June 1998. From 1994 until June 1998, Mr. Leitner was a Vice President in the Technology Mergers and Acquisitions group at Merrill Lynch & Co., Inc. Mr. Leitner was elected to our Board of Directors as a representative of Microsoft under the stockholders agreement with the holders of our series D and D-1 preferred stock.

   Mr. Levy is a co-founder of Levy Restaurants, a nationwide food service company, and has been its Chairman of the Board and the Chief Executive Officer since 1978. Mr. Levy is currently a director of Chicago Title Corporation and Il Fornaio America Corporation.

   Mr. Meredith has been a Senior Vice President of the Dell Computer Corporation since 1996, and has served as its Chief Financial Officer since 1992. Mr. Meredith is currently a director of i2 Technologies, Inc. and FreeMarkets, Inc. Mr. Meredith was elected to our Board of Directors as a representative of Dell under the stockholders agreement with the holders of our Series D and D-1 preferred stock.

   Ms. Pahl has been the Executive Vice President of Aon Group, Inc, a subsidiary of Aon Corporation, since August 1999 and the Chairman of Aon Enterprise Insurance Services, Inc. since August 1999. From 1995 until August 1999 she was President and CEO of Aon Enterprises Insurance Services, Inc. Ms. Pahl has served on the Aon Risk Services U.S. operating board since 1997.

   Mr. Rau has been the President and Chief Executive Officer of Chicago Title Corporation and Chicago Title Company since January 1997. Before joining Chicago Title, Mr. Rau was Dean of the School of Business at Indiana University from 1993 through December 1996. Mr. Rau is currently a director of LaSalle Bank N.A., First Industrial Realty Trust, Inc., Borg-Warner Automotive, Inc. and Nicor Inc.

   Mr. Rauner is Managing Principal of GTCR Golder Rauner, L.L.C., a private equity and venture capital firm, which he joined in 1981. Mr. Rauner is currently a director of Province Healthcare Company, Metamor Worldwide, Inc. (formerly COREStaff), AppNet, Inc., Polymer Group, Inc., Coinmach Laundry Corporation, Lason, Inc., AnswerThink Consulting Group, Inc. and Esquire Communications Ltd.

   Mr. Rice founded Rice Group, Ltd, an investment firm, and has served as its President since 1986. From 1985 until 1986, Mr. Rice served as Senior Project Manager in the Mergers and Acquisitions Department at Kraft Inc. From 1980 until 1985, Mr. Rice was a securities salesman at Goldman, Sachs & Co.

   Professor Sawhney is the Tribune Professor of Electronic Commerce and Technology at the Kellogg Graduate School of Management, Northwestern University, where he has taught since November 1994. He is a Fellow of the World Economic Forum, a Fellow of Diamond Technology Partners' Diamond Exchange, a member of Merrill Lynch's Technology Advisory Board and a principal at Michigan & Oak, LLC, a venture advisory firm.

   Mr. Smith has served as Vice President of Dell Ventures, a division of Dell USA L.P., since March 1999. From November 1995 until March 1999, Mr. Smith was the Treasurer of Dell USA. From 1991 until November 1995, Mr. Smith held various management positions within the Treasury Department of Dell USA. Mr. Smith was elected to our Board of Directors as a representative of Dell under the stockholders agreement with the holders of our Series D and D-1 preferred stock.

   Mr. Stojka is the founder of Commerx, Inc., one of our associated companies, and has served as its Chairman and Chief Executive Officer since January 1999. From 1991 through 1998, Mr. Stojka served as Chief Executive Officer of Fast Heat Inc., a manufacturing company. Mr. Stojka holds positions with several industry groups, including chairman of the International Division of Society of the Plastics Industry, chairman of operations for the National Plastics Exposition and member of the National Board in Washington, D.C.

   Mr. Szlam founded Melita International, a call center application software company, and has served as its Chairman and Chief Executive Officer, since 1983. In September 1999, Melita International acquired eShare Technologies, Inc., an Internet software company, and adopted eShare's name. Mr. Szlam continues to serve as Chairman and Chief Executive Officer of the combined entity.

   Mr. Tebbe is the founder of Lante Corporation, an Internet services company, and has served as its Chairman since June 1999. Mr. Tebbe served as Lante's President from 1984 to 1999. Mr. Tebbe currently serves as a director of ZixIt Corporation, an Internet security technology company.

   Mr. Tyree has served as Chairman and Chief Executive Officer of Mesirow Financial, a diversified financial services firm, since 1994. Mr. Tyree joined the firm in 1980 as a research associate. Mr. Tyree currently serves as a director of Standard Bank and Trust Company.

   Mr. Wrigley is President and Chief Executive Officer of William Wrigley Jr. Company, a chewing gum manufacturer. He has been a director of William Wrigley Jr. Company since 1988 and served as its Vice President from 1991 until 1998. Mr. Wrigley is currently a director of The J.M. Smucker Company.

   Mr. Zollars became the Chairman, President and Chief Executive Officer of Neoforma.com, Inc., one of our associated companies, in July 1999. From 1997 until July of 1999, Mr. Zollars was an Executive Vice President and Group President at Cardinal Health, Inc., a pharmaceutical service provider. From 1992 until 1997, he served as Corporate Vice President and President of U.S. Distribution at Baxter Healthcare, Inc. Mr. Zollars is currently a director of Epitope, Inc., a medical device company.

Nominees for Directorships

   The table below shows information about persons who have been nominated to serve on our board of directors as of March 31, 2000.

                                                                       Director
      Name                                                         Age   Class
      ----                                                         --- ---------
      Peter C.B. Bynoe............................................  49 Class III
      Harold F. (Bud) Enright, Jr.................................  63  Class II
      Sanjay Kumar................................................  37  Class II
      David Tolmie................................................  44   Class I

   Mr. Bynoe has been a partner with the law firm of Piper Marbury Rudnick & Wolfe since March 1995 and serves on the firm's management committee. Since May 1999, Mr. Bynoe has been the manager of Torchstar Communications, LLC, an investor in Midwest radio stations. In addition, since 1982, Mr. Bynoe has served as Chairman of Telemat Ltd., a business consulting firm. Mr. Bynoe is a director of Uniroyal Technology Corporation.

   Mr. Enright has served as Vice President of Corporate Business Development and Technology of Compaq Computer Corporation since 1998 when Compaq acquired Digital Equipment Corporation. From 1993 to 1998, he held various senior management positions with Digital, including Vice President of Marketing, Vice President of Software Development, Vice President of the Asia Pacific Technology Office, and Vice President of Corporate Development. Mr. Enright was nominated to our Board of Directors as a representative of Compaq under the purchase agreement between the Company and Compaq, relating to Compaq's purchase of shares of our class C common stock in a concurrent private placement.

   Mr. Kumar has been the President, Chief Operating Officer and a director of Computer Associates, Inc., a provider of enterprise management, information management and business application software products, since January 1994. Mr. Kumar joined Computer Associates in 1984 as a director of software development and has held senior positions at Computer Associates in development, strategic planning and operations. Mr. Kumar was nominated to our Board of Directors by CBW/SK divine Investments under the stockholders agreement with the holders of our series D and D-1 preferred stock.

   Mr. Tolmie has been the President and Chief Executive Officer of yesmail.com, Inc., now a subsidiary of CMGI, since January 1999. From September 1997 to December 1998, Mr. Tolmie served as CEO in Residence of Platinum Venture Partners. From 1988 until September 1997, he was Senior Vice President of Operations for Bally Total Fitness.

Committees of the Board of Directors

   Our Board of Directors has established an acquisition committee, audit committee, compensation committee, conflicts committee, do right committee, executive committee, Internet economy strategy committee and Investment Company Act compliance committee.

   Our acquisition committee has responsibility for reviewing, approving and authorizing significant transactions with associated companies and, to the extent necessary, may administer the functions of our conflicts committee with respect to these transactions. Our acquisition committee, consisting solely of non-employee directors, is divided into three teams. The current members of team one of our acquisition committee are Messrs. Frigo (co-chairman), Kaplan (co-chairman), Cowie, Forster, Leitner, Rau and Zollars. The current members of team two of our acquisition committee are Messrs. Goldman (co-chairman), Sawhney (co-chairman), Fulgoni, Hahn, Jones, Kiphart and Szlam. The current members of team three of our acquisition committee are Messrs. Smith (chairman), Bernard, Danis, Garrick, Jacobs, Tebbe, Tyree and Wrigley.

   Our audit committee recommends the independent public accountants to be engaged by us, considering independence and effectiveness. It also reviews the plan, scope and results of our annual audit, reviews our accounting and financial controls and reviews our accounting principles and financial disclosure practices with our independent public accountants. Our audit committee consists solely of non-employee directors. The current members of the audit committee are Messrs. Larson (chairman), Birck, Frigo, Garrick, Jones and Kiphart.

   Our compensation committee reviews, monitors, administers and establishes or recommends to our full Board of Directors compensation arrangements for our Chief Executive Officer and other members of our senior management. Our compensation committee also administers our incentive compensation plans and determines the number of shares covered by, and terms of, options to be granted to executive officers and other key employees under these plans. Our compensation committee consists solely of non-employee directors. The current members of the compensation committee are Messrs. Fulgoni (chairman), Levy, Rice, Szlam, Tyree, Zollars and Ms. Pahl.

   Our conflicts committee has principal responsibility for approving contracts and transactions between us or any of our subsidiaries, on the one hand, and any of our directors or officers or those of our subsidiaries or any other corporation, partnership, association or other organization in which one or more of our directors or officers are directors or officers or have financial interests, on the other hand. Our conflicts committee consists solely of non-employee directors. The current members of the conflicts committee are Messrs. Goldman (chairman), Forster, Fulgoni and Garrick.

   Our do right committee has responsibility for advancing our charitable and community service efforts, including the advancement of social, cultural and educational efforts. The current members of our do right committee are Messrs. Filipowski (co-chairman), Humenansky (co-chairman), Jordan (co-chairman), Gutman and Jacobs.

   Our executive committee has responsibility for reviewing and generally recommending matters to our full Board of Directors for approval. The current members of the executive committee are Messrs. Filipowski (chairman), Cowie, Cullinane, Forster, Goldman, Hahn, Hartkopf, Humenansky and Meredith.

   Our Internet economy strategy committee assists our management in developing our business strategy as it relates to the business-to-business Internet economy and offers strategic guidance and industry expertise to us and our associated companies. The current members of our Internet economy strategy committee are Messrs. Garrick (co-chairman), Sawhney (co-chairman), Bernard, Cunningham, Fulgoni, Jacobs, Kaplan, Lachman, Lederer, Rau, Rauner, Smith, Stojka, Szlam, Tebbe, Wrigley and Zollars.

   Our Investment Company Act compliance committee has the responsibility for ensuring that we do not become required to register as an investment company and subject to regulation under the Investment Company Act, including, specifically, responsibility for determining the value of our securities holdings, total assets and net income (loss) after taxes, as required from time to time but not less frequently than the end of each of our fiscal quarters. The current members of our Investment Company Act compliance committee are Messrs. Frigo (co-chairman), Goldman (co-chairman), Cowie, Forster, Fulgoni, Garrick, Jones and Kiphart.

Advisory Board

   We are establishing an advisory board to assist our management team in addressing strategic issues in particular business-to-business or geographic markets. We will seek members for this advisory board who are experienced business leaders or academics and who can provide high level insight and expert advice regarding our marketplaces and regions that we target. Our advisory board will initially consist of 25 members, including 20 industry advisors and five advisors for the Austin region. Each advisor will be expected to devote a minimum number of days per year to performing his or her duties, including attending periodic meetings on at least a quarterly basis. We will grant to each advisory board member, upon joining the advisory board, an option to purchase 25,000 shares of our class A common stock, which will vest over four years and be exercisable at the fair market value on the date of grant. Subsequent annual grants will be considered by the compensation committee of our Board of Directors.

Arrangements for Nomination as Director and Committee Member

   Under the stockholders agreement that we entered into with the holders of our series D and D-1 preferred stock, (1) we, (2) Messrs. Filipowski, Cullinane, Humenansky, Freedman, Kennedy, Santer, Slowey and Tatro and affiliates of Messrs. Filipowski, Humenansky, Freedman and Tatro, who together hold all of our class B common stock, and (3) the purchasers of our series D and D-1 preferred stock, have agreed to take all necessary actions, so that:

  . one member of our Board of Directors can be designated by each of the following holders of our series D and D-1 preferred stock: (1) CBW/SK divine Investments, (2) First Chicago Investment Corporation and Cross Creek Capital Partners X, LLC, which we together refer to as First Chicago Equity Capital, (3) Frontenac VII Limited Partnership and Frontenac Masters VII Limited Partnership, which we together refer to as Frontenac and (4) Microsoft Corporation; and

  . Dell USA L.P., which also holds our series D preferred stock, can designate two members of our Board of Directors.

Additionally, we have agreed under the stockholders agreement to take all necessary actions so that one of the directors designated by each of Frontenac and Dell is designated as a member of our executive committee. However, none of CBW/SK divine Investments, First Chicago Equity Capital, Frontenac, Microsoft or Dell will have any of these rights if it does not continue to own least 25% of the capital stock originally purchased by it.

   We have entered into a three year consulting agreement with Michael Jordan under which we agreed to use our best efforts to have Mr. Jordan elected to our Board of Directors, which occurred on March 13, 2000. Under the agreement, Mr. Jordan has agreed to be a co-chairman of our do right committee and to perform promotional activities for us. In connection with the consulting agreement, we issued Mr. Jordan an option to purchase 1,000,000 shares of our class A common stock at a purchase price of $1.00 per share under our stock incentive plan. The option was exercisable in full upon its grant, but vests as follows:
500,000 shares on the first anniversary of the grant date and 250,000 shares on each of the second and third anniversaries of the grant date, provided that Mr. Jordan continues to serve as a director and consultant on each of these anniversaries. Mr. Jordan exercised the option in full and purchased 1,000,000 shares of our class A common stock on March 10, 2000. We loaned Mr. Jordan $1,340,000 to pay the exercise price of the option and associated taxes. These shares are subject to restrictions on transfer and a right of repurchase by us at a price per share equal to the lower of the option exercise price and the fair market value per share of our class A common stock. These restrictions on transfers and repurchase rights expire based on the option vesting schedule.

   In connection with the purchase agreement relating to our concurrent private placement to Compaq, we have agreed to take all necessary action to elect a nominee of Compaq to our Board of Directors. Compaq will have this right to nominate a director so long as it continues to own at least 25% of the shares originally purchased by it in the private placement. Compaq has nominated Harold F. (Bud) Enright, Jr. to our Board of Directors. We anticipate that Mr. Enright will be elected to our Board of Directors in April 2000.

Compensation of Directors

   Our directors do not currently receive any cash compensation for their service as members of our Board of Directors, although we may decide to provide them with cash compensation in the future. We reimburse each director who is not our officer or employee for reasonable out-of-pocket expenses incurred in attending board and committee meetings. In September 1999, each of the persons then serving as a non-employee director was given the opportunity to purchase 250,000 shares of our class A common stock at a price of $0.001 per share. Each of the persons who has been appointed as a non-employee director after September 1999 has been granted an option to purchase 250,000 shares of our class A common stock. In addition, our 1999 stock incentive plan provides for the automatic grant on December 1 of each year, beginning December 1, 1999, of an option to purchase 50,000 shares of class A common stock to each person who is a non-employee director on the grant date. For more information about these options and our stock incentive plan, see "--1999 Stock Incentive Plan." Directors who are also our employees receive no additional compensation from us for services they render in their capacity as directors.

Executive Compensation

   The following table contains information with respect to all compensation paid by us during 1999 to our chief executive officer and our only other executive officer whose combined salary and bonus exceeded $100,000 for 1999.

                           Summary Compensation Table

                                                                     Long Term
                                                                    Compensation
                                      Annual Compensation              Awards
                               ------------------------------------ ------------
                                                                     Securities
    Name and Principal                               Other Annual    Underlying
    Positions                  Salary($)   Bonus($) Compensation($)  Options(#)
    ------------------         ---------   -------- --------------- ------------
Andrew J. Filipowski
 Chairman and Chief Executive
 Officer (1).................       --          --      15,300(2)    1,375,000
Scott A. Hartkopf,
 President...................    41,500(3)  200,000        --          750,000

---------------------
(1) Mr. Filipowski has agreed to waive his base salary through June 15, 2004.
(2) Represents personal travel for family members of Mr. Filipowski.
(3) Based on an annual rate of $239,778.

   Each of Messrs. Cullinane and Humenansky has agreed to waive his base salary through June 15, 2000. Mr. Freedman agreed to waive all cash compensation through December 15, 1999. After that date, Mr. Freedman receives a base salary at an annual rate of $200,000.

                               1999 Option Grants

   The following table contains information regarding our grant of stock options to our chief executive officer and our only other executive officer whose combined salary and bonus exceeded $100,000 for 1999.

                                     Individual Grants
                         ------------------------------------------
                                    Percentage
                         Number of   of Total                       Potential Realizable Value
                           Shares    Options                        at Assumed Annual Rates of
                         Underlying Granted to                       Stock Price Appreciation
                          Options   Employees  Exercise                 for Option Term (3)
                          Granted   in Fiscal    Price   Expiration ---------------------------
Name                      (#) (1)      1999    ($/Sh)(2)    Date    0% ($)   5% ($)    10% ($)
----                     ---------- ---------- --------- ---------- ------- --------- ---------
Andrew J. Filipowski.... 1,375,000     5.1%      $0.75   11/5/2009  343,750 1,208,480 2,535,146
Scott A. Hartkopf.......   750,000     2.8%      $0.75   11/5/2009  187,500   659,171 1,302,807

---------------------
(1) These options are immediately exercisable, but vest in equal annual installments on the first four anniversaries of the grant date if the executive continues to be employed by us on each of these anniversaries. The shares of our class A common stock issuable upon exercise of these options are subject to restrictions on transfer and a right of repurchase by us at a price per share equal to the lower of the option exercise price and the fair market value per share of our class A common stock. These restrictions and repurchase right expire based on the option vesting schedule.

(2) The exercise price of each of these options equalled the fair market value per share of our class A common stock on the grant date, as determined by the compensation committee of our Board of Directors, based upon the most recent price at which we sold our senior convertible preferred stock before the grant date in capital raising transactions. However, for financial statement purposes, the deemed fair market value of our class A common stock on the grant date was $1.00 per share.

(3) Potential realizable value is presented net of the option exercise price, but before any federal or state income taxes associated with exercise. It is calculated assuming that the deemed fair market value of our class A common stock on the date of grant for financial statement purposes appreciates at the indicated annual rates, compounded annually, for the term of the option. The 0%, 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future increases in the price of our class A common stock. Using the assumed initial public offering price of $7.00 for purposes of these calculations, the potential realizable values of these options at the assumed annual rates of stock price appreciation, would be as follows: Mr. Filipowski--$8,593,750 at 0%, $14,646,861 at 5% and $23,933,521 at 10%; and
    Mr. Hartkopf--$4,687,500 at 0%, $7,989,197 at 5% and $13,054,648 at 10%.
    Actual gains will be dependent on the future performance of our class A common stock and the option holder's continued employment through the vesting periods.

   Our other executive officers were granted options in 1999 to purchase the following number of shares of class A common stock at an exercise price of $0.75 per share: Mr. Cullinane 625,000 shares; Mr. Humenansky 750,000 shares; and Mr. Freedman 312,500 shares.

                               1999 Option Values

   The following table shows information regarding the unexercised options, all of which were immediately exercisable, held by our chief executive officer and our only other executive officer whose combined salary and bonus exceeded $100,000 for 1999 as of December 31, 1999. None of our executive officers exercised any options during 1999.

                                                   Number of Shares   Value of
                                                      Underlying    Unexercised
                                                     Unexercised    In-the-Money
                                                      Options at     Options at
                                                     December 31,   December 31,
                                                         1999         1999($)
                                                   ---------------- ------------
Name                                                 Exercisable    Exercisable
----                                               ---------------- ------------
Andrew J. Filipowski..............................    1,375,000      $5,568,750
Scott A. Hartkopf.................................      750,000       3,037,500

   The value of unexercised in-the-money options at December 31, 1999 is based upon the difference between the $0.75 per share exercise price of these options and the deemed fair market value of our class A common stock for financial statement purposes of $4.80 per share on December 31, 1999. Using the assumed initial public offering price of $7.00 for the purpose of calculating the value of unexercised in-the-money options held by Messrs. Filipowski and Hartkopf, as of December 31, 1999, the values would have been as follows: Mr. Filipowski-- $8,593,750; and Mr. Hartkopf--$4,687,500.

Compensation Committee Interlocks and Insider Participation

   Upon completion of this offering, our compensation committee will make all compensation decisions and will administer our incentive compensation programs and plans. Mr. Fulgoni, Mr. Levy, Ms. Pahl, Mr. Rice, Mr. Szlam, Mr. Tyree and Mr. Zollars currently serve as the members of our compensation committee. None of our executive officers, directors or compensation committee members currently serve, or in the past served, on the compensation committee of any other company the executive officers or directors of which serve on our compensation committee.

   The members of our compensation committee and their affiliates purchased shares of our class A common stock for $0.001 per share and shares of series C senior convertible preferred stock for $1.00 per share, as shown in the following table:

                                                            Class A Series C
                                                            Common  Preferred
     Committee Member                                       Shares   Shares
     ----------------                                       ------- ---------
     Gian M. Fulgoni....................................... 250,000 1,100,000
     Lawrence F. Levy......................................     --  2,741,000
     Teresa L. Pahl........................................ 250,000   100,000
     Andre Rice............................................ 250,000   200,000
     Aleksander Szlam......................................     --  1,000,000(1)
     James C. Tyree........................................     --        --
     Robert J. Zollars..................................... 250,000   350,000

    ---------------------
    (1) Represents shares purchased by a family partnership controlled by Mr. Szlam.

   In addition, members of our compensation committee have management positions with, and economic interests in, entities with which we have engaged in transactions, as follows:
  . Mr. Fulgoni is the founder and chairman of comScore. On October 29, 1999, we acquired approximately 0.9% of comScore for $200,208.

  . Ms. Pahl is the Vice President of Aon Group, Inc., a subsidiary of Aon Corporation and Chairman of Aon Enterprise Insurance Services, Inc., an affiliate of Aon Risk Services of Missouri. We are paying Aon Risk Services of Missouri approximately $250,000 as broker with respect to our directors and officers liability insurance. We have agreed to sell to Aon Corporation, concurrent with our completion of this offering, for cash in a private placement, a number of shares of our class C common stock having an aggregate initial public offering value of $25,000,000. We have also entered into a non-binding memorandum of understanding with Aon Corporation to collaborate toward the development and operation of an insurance services component of FiNetrics, as well as a reinsurance business, which may include Aon Corporation acquiring an ownership interest in FiNetrics.
  . James C. Tyree is the Chairman and Chief Executive Officer of Mesirow Financial. An affiliate of Mesirow has committed to invest $4,000,000 in the Big Shoulders interTech Fund.
  . Robert Jay Zollars is the Chairman, President and Chief Executive Officer of Neoforma.com and beneficially owns approximately 9.3% of Neoforma.com. On October 14, 1999, we acquired approximately 2.1% of Neoforma.com. As a result of Neoforma.com's initial public offering, our interest is approximately 1.9%.

Consulting and Noncompete Agreements

   Andrew J. Filipowski, Michael P. Cullinane and Paul L. Humenansky have entered into consulting and non-compete agreements under which each has agreed to provide consulting services to PLATINUM for a two year period, in the case of Mr. Filipowski, beginning on June 29, 1999 and, in the case of each of Messrs. Cullinane and Humenansky, beginning on the later of June 29, 1999 and the end of his employment period with PLATINUM.

   The consulting agreements contain non-compete provisions that prohibit Mr. Filipowski until June 29, 2007, and each of Messrs. Cullinane and Humenansky until June 29, 2004 from participating or engaging, directly or indirectly, on their own behalf or on behalf of others in any activities or business developing, manufacturing, marketing or distributing any products or services offered by PLATINUM on March 29, 1999, or any products or services offered by PLATINUM after that date and in which the consultant had actively participated. PLATINUM is engaged in the businesses of developing, marketing and supporting software products for managing information technology infrastructures and providing related professional services. Its products are designed to assist in the management and operation of large, complex, distributed environments by performing fundamental functions such as automating operations, maintaining the operating efficiency of systems and applications and ensuring data access and integrity. Additionally, PLATINUM's products provide support for certain multiple database management systems and packaged applications. As of March 29, 1999, PLATINUM also offered products and services for the creation, deployment and management of web content.

   Under the agreements, competitive activities which Messrs. Filipowski, Cullinane and Humenansky are prohibited from conducting include:

  . selling goods or rendering services, or assisting another person to sell goods or render services or attempt to sell goods or render services, of the type, or similar to the type, sold or rendered by PLATINUM; and

  . soliciting or assisting another person to solicit or attempt to solicit persons or entities that were customers as of March 29, 1999 or in the three years before that date or are or were prospective customers of PLATINUM or its affiliates before the end of the respective employment periods of Messrs. Filipowski, Cullinane and Humenansky, unless the solicitation of these customers is for goods or services unrelated to any activity which competes with PLATINUM.

   The agreements also prohibit each of Messrs. Filipowski, Cullinane and Humenansky from performing any action, activity or course of conduct that is detrimental in any material respect to the businesses or business reputation of PLATINUM or any of its affiliates, such as soliciting, recruiting or hiring any employees of PLATINUM or any of its affiliates or persons who have worked for PLATINUM or any of its affiliates at any time since January 1, 1998 and soliciting or encouraging any employees of PLATINUM or any of its affiliates to leave their employment, except that the consultants may hire, but not solicit or recruit, (1) any terminated employees of PLATINUM or (2) employees of PLATINUM (a) in connection with a business that is not an activity that competes with PLATINUM or (b) to work in a venture capital business, but not in a company in which a venture capital business invests or acquires an interest. In addition, each consultant may not disclose to any other person or use any confidential information relating to, or used by, PLATINUM or any of its affiliates, except in connection with the performance of the consultant's duties under the agreement.

   Each of Messrs. Filipowski, Cullinane and Humenansky is permitted (1) to remain as a director of those companies of which each was a director as of June 29, 1999, (2) to engage in venture capital activities so long as he does not invest through any venture in any company whose primary business is an activity which competes with PLATINUM, (3) to engage in competitive activities, as described above, after receiving written permission of PLATINUM, which permission will not be unreasonable withheld or delayed after June 29, 2004, in the case of Mr. Filipowski, and June 29, 2002, in the cases of Messrs. Cullinane and Humenansky, as long as the consultant's activities would not have a material adverse impact on any of PLATINUM's lines of business and (4) to engage in activities that Computer Associates has confirmed are not inconsistent with the prohibitions of the non-competition provisions of the consulting agreements.

   Larry S. Freedman, our Executive Vice President, General Counsel and Secretary, has entered into consulting and non-compete agreements with Computer Associates containing substantially the same terms as those of Messrs. Filipowski, Cullinane and Humenansky. All of these agreements with Computer Associates terminate on June 29, 2001.

   To manage our business effectively with respect to these agreements, we have consulted with PLATINUM and Computer Associates before making any acquisition to confirm that it would not result in a breach of these agreements. If the relevant parties to these agreements were to deem our activities or those of any proposed associated company to be prohibited by these consulting and non-compete agreements, we might not be able to conduct those activities or acquire interests in that associated company. To date, neither PLATINUM nor Computer Associates has raised any objection to any of our acquisitions or the business activities of us or any of our associated companies, including the web design and deployment operations of Xqsite. In the future, however, these consulting and non-compete agreements could limit our business opportunities, which could impair our success.

Incentive Program

   We intend to implement an incentive program for our employees. We expect that among the components of this program will be a plan under which our employees earn stock bonuses based upon any increases in the value of a portfolio that consists of our interests in associated companies that have completed initial public offerings and in any public companies into which our associated companies have been merged or sold. We will allocate 12.5% of these increases to a pool in which our employees will share, as determined by our management. We will periodically distribute to each participating employee a number of shares of class A common stock equal in value to a portion of that employee's share of the pool.

1999 Stock Incentive Plan

   Effective October 1, 1999, we adopted our 1999 stock incentive plan. Our officers, employees, directors, consultants and advisors are eligible to participate in this plan. The purpose of this plan is to attract and retain persons eligible to participate in the plan, motivate participants to achieve our long-term goals and further align the interest of participants with those of our stockholders through compensation that is directly linked to the profitability of our business and increases in stockholder value. We have made available 65,000,000 shares of our class A common stock for issuance under the plan. The maximum number of shares available for delivery under the plan automatically increases on January 1 of each year, beginning on January 1, 2001, by a number of shares of class A common stock equal to the lesser of (1) 10% of the total number of shares of class A common stock then outstanding, assuming for that purpose the conversion into class A common stock of all then outstanding convertible securities, or (2) 300,000,000 shares. Our compensation committee administers the stock incentive plan. This plan provides our compensation committee with broad discretion to select the officers, employees, directors, consultants and advisors to whom awards may be granted, as well as the type, size and terms and conditions of each award. The stock incentive compensation plan permits grants of the following types of awards:

  .  non-qualified and incentive stock options;

  .  stock appreciation rights; and

  .  other stock-based awards.

   Options granted provide for the purchase of class A common stock at prices determined by our compensation committee. Options granted under the plan become fully exercisable and vested upon a change in control of us.

   The stock incentive plan provides for the automatic grant on December 1 of each year, beginning on December 1, 1999, of an option to purchase 50,000 shares of class A common stock to each of our non-employee directors. Options granted to non-employee directors will have an exercise price equal to the fair market value of our class A common stock on the date of grant, as determined by our compensation committee. Stock options granted to non-employee directors expire on the earliest of (1) ten years after their date of grant, (2) one year after the termination of the non-employee director's service as our director because of death, disability or retirement at or after age 65 or (3) 90 days after the termination of the non-employee director's service as our director for any other reason. If a non-employee director's service as a director is terminated before the first anniversary of the grant date of any stock option for any reason other than death, disability or retirement at or after age 65, we have the right to re-purchase the shares obtained upon exercise of the stock option at a price per share equal to the lesser of (1) the exercise price per share under the stock option or (2) the fair market value per share as of the date the shares are repurchased.

   As of March 15, 2000, 33,984,775 shares of our class A common stock had been issued under our stock incentive plan, upon exercise of outstanding options or otherwise, at prices ranging from $0.75 to $1.75 per share, and we had outstanding options to purchase 6,062,772 shares of class A common stock under our stock incentive plan, with exercise prices ranging from $0.75 to $1.75 per share. Each of the outstanding options is, and each of the exercised options was, immediately exercisable in full, but vests in equal annual installments on the first four anniversaries of the grant date if the option recipient continues to be employed by us on each of these anniversaries. The shares of our class A common stock issuable or issued upon exercise of each of these options are subject to restrictions on transfer and a right of repurchase by us at a price per share equal to the lower of the option exercise price and the fair market value per share of our class A common stock. These restrictions on transfer and repurchase right expire based on the option vesting schedule.

Equity Compensation Loan Program

   In accordance with our stock incentive plan, we offered to loan each employee and director who has been awarded a non-qualified stock option under our stock incentive plan an amount necessary to pay the exercise price of their outstanding options. Under this program, we have loaned a total of $24,765,475 to a total of 431 employees, including executive officers and non-employee directors, through March 15, 2000. The outstanding loans are full recourse, bear interest at the Applicable Federal Rate and have five-year terms. Each employee or director receiving a loan has pledged the number of shares acquired with loan proceeds upon exercise of the applicable option as collateral for the loan. If the employee or director sells any of these shares, the employee or director will be obligated under the terms of the loan to use the proceeds of the sale to repay the outstanding balance of the loan related to the shares sold. If the employee's employment with us or the director's service to us terminates for any reason, the employee or director must repay the full outstanding loan balance to us within 90 days of this termination.

2000 Employee Stock Purchase Plan

   In January 2000, we adopted, subject to stockholder approval, our 2000 employee stock purchase plan, under which a total of 25,000,000 shares of class A common stock are available for sale to our employees and employees of our majority-owned associated companies. Through this plan, our eligible employees can purchase class A common stock through payroll deductions and other cash contributions.

   Initially, this stock purchase plan will operate over two-year plan periods, except that the first plan period will be shorter as described below. The stock purchase plan generally will be implemented in a series of consecutive three-month offering periods during each plan period. The first plan period, however, will begin on the date of this prospectus and end on February 28, 2002, and the first offering period will begin on the date of this prospectus and end on May 31, 2000.

   Each participant will be granted an option to purchase our class A common stock on the first day of the plan period, and the option will be automatically exercised on the last day of each offering period. The purchase price of each share of class A common stock under the stock purchase plan will equal 85% of the lesser of (1) the fair market value of our class A common stock on the first day of the plan period or (2) the fair market value on the date of purchase. Accordingly, the fair market value of our class A common stock on the first day of the first plan period will equal our initial public offering price. Our Board of Directors and compensation committee can change the length of the plan periods and offering periods and the other terms described above.

   Payroll deductions may not exceed $25,000 for any employee in any offering period. Further, no participating employee may purchase more than that number of shares which is equal to $25,000 divided by 85% of the fair market value of our class A common stock on the first day of the plan period. In addition, no employee can purchase class A common stock under the stock purchase plan if that person, immediately after the purchase, would own stock possessing 5% or more of the total combined voting power or value of all outstanding shares of all classes of our capital stock.

Limitation of Liability of Directors and Officers

   As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  .  any breach of the director's duty of loyalty to us or our stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  .  unlawful dividends or unlawful stock purchases or redemptions; or

  . any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of the director's duty of care. However, these provisions do not affect a director's responsibilities under any other laws, including federal securities laws.

Indemnification

   Our certificate of incorporation provides for the indemnification of our directors, to the fullest extent authorized by the Delaware General Corporation Law, and of selected officers, employees and agents, to the extent determined by our Board of Directors, except that we will generally not be obligated to indemnify a person in connection with an action initiated by that person without our prior written consent. The indemnification provided under our certificate of incorporation obligates us to pay the expenses of a director, or an officer who is entitled to indemnification, in advance of the final disposition of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts paid in advance if ultimately the director or officer is not entitled to indemnification. We have entered into indemnification agreements with each of our directors and executive officers providing for the indemnification described above.

Insurance

   Under our certificate of incorporation, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or who is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person's fulfilling one of these capacities, whether or not we would have the power to indemnify the person against the claim under the provisions of our certificate of incorporation. We have purchased director and officer liability insurance on behalf of our directors and officers.

                  RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

   The following is a description of the relationships and transactions to which we have been a party since our inception, in which the amount involved exceeded $60,000 and in which any director, executive officer or holder of more than 5% of our class A common stock or class B common stock has or will have a direct or indirect material interest, other than compensation arrangements which are described under "Management." Our class A common stock is entitled to one vote per share and our class B common stock is entitled to ten votes per share.

Our Organization

   Andrew J. Filipowski, our Chairman and Chief Executive Officer, was involved in our founding and organization and may be considered our promoter. In June 1999, we issued 1,000 shares of common stock to Mr. Filipowski, who contributed a nominal amount of capital for our initial capitalization. These shares of common stock were converted into 10,000 shares of our class B common stock.

Recent Financings

   Since our inception, we have funded our growth primarily through the sale of common stock and convertible preferred stock. Unless otherwise indicated, the information below regarding our financings does not assume the conversion of our convertible preferred stock, to be effected before the completion of this offering. We have issued the following shares:

 Common Stock Financing

   In August 1999, we sold a total of 20,700,000 shares of class A common stock at a purchase price of $0.001 per share to a group of 77 persons and a total of 12,250,000 shares of class B common stock at a purchase price of $0.001 per share to a group of six persons. We raised a total of $32,950 through our sale of these shares. Based on the mid-point of the estimated price range for this offering, $7.00, these shares will have a total market value of $230,650,000 upon the completion of this offering.

   The following directors, executive officers and beneficial owners of more than five percent of either our class A or class B common stock (assuming the conversion of all shares of our convertible preferred stock into common stock) directly or indirectly acquired beneficial ownership of class A common stock and class B common stock in our common stock financing:

      Directors, Executive Officers and 5%
      Stockholders                              Class A Shares Class B Shares
      ------------------------------------      -------------- --------------
      Andrew J. Filipowski.....................         --       5,500,000
      Michael P. Cullinane.....................         --       2,500,000
      Larry S. Freedman........................         --       1,250,000
      Scott A. Hartkopf........................   1,500,000            --
      Paul L. Humenansky.......................         --       1,000,000
      Michael J. Birck.........................     250,000            --
      James E. Cowie...........................     250,000            --
      Andrea Lee Cunningham....................     250,000            --
      Michael H. Forster.......................     250,000            --
      Arthur P. Frigo..........................     250,000            --
      Gian M. Fulgoni..........................     250,000            --
      George Garrick...........................     250,000            --
      Craig D. Goldman.........................     250,000            --
      Arthur N. Hahn...........................     250,000            --
      Jeffrey D. Jacobs........................     250,000            --
      Gregory K. Jones.........................     250,000            --
      Brian Kennedy............................   1,000,000            --
      Teresa L. Pahl...........................     250,000            --

      Directors, Executive Officers and 5%
      Stockholders                              Class A Shares Class B Shares
      ------------------------------------      -------------- --------------
      John Rau.................................     250,000            --
      Andre Rice...............................     250,000            --
      Michael Santer...........................   1,000,000            --
      Paul Tatro...............................         --       1,000,000
      William Wrigley, Jr......................     250,000            --
      Robert Jay Zollars.......................     250,000            --

 Series A Preferred Financing

   In September 1999, we sold a total of 9,236,600 shares of our series A-1 junior convertible preferred stock at a purchase price of $0.25 per share to a group of 51 persons and a total of 37,750,000 shares of our series A-2 junior convertible preferred stock at a purchase price of $0.25 to a group of seven persons. We raised a total of $11,721,650, after estimated expenses, through our sales of these shares. Each share of our series A-1 preferred stock will convert into one share of our class A common stock upon the completion of this offering, and each share of our series A-2 preferred stock will convert into one share of our class B common stock upon completion of this offering. Based on the mid-point of the estimated price range for this offering, $7.00, these shares of common stock will have a total market value of $328,906,200 upon the completion of this offering.

   The following directors, executive officers and beneficial owners of more than five percent of either our class A or class B common stock (assuming the conversion of all shares of preferred stock into common stock) directly or indirectly acquired beneficial ownership of series A-1 preferred stock and series A-2 preferred stock in our series A preferred stock financing:

      Directors, Executive Officers and 5%      Series A-1       Series A-2
      Stockholders                           Preferred Shares Preferred Shares
      ------------------------------------   ---------------- ----------------
      Andrew J. Filipowski(1)..............          --          19,950,000
      Michael P. Cullinane.................          --           3,000,000
      Larry S. Freedman(2).................          --             400,000
      Scott A. Hartkopf....................      200,000                --
      Paul L. Humenansky...................          --           3,000,000
      Paul A. Tatro........................          --          10,000,000

---------------------
(1) Includes 320,000 shares held in trust for the benefit of Mr. Filipowski's children.
(2) Represents shares held by a partnership that Mr. Freedman controls.

 Series B Preferred Financing

   In September 1999, we sold a total of 2,712,000 shares of our series B-1 convertible preferred stock at a purchase price of $0.50 per share to a group of 35 persons and a total of 20,100,000 shares of our series B-2 convertible preferred stock at a purchase price of $0.50 per share to a group of two persons. We raised a total of $11,381,000, after estimated expenses, through our sales of these shares. Each share of our series B-1 preferred stock will convert into one share of our class A common stock upon the completion of this offering, and each share of our series B-2 preferred stock will convert into one share of our class B common stock upon the completion of this offering. Based on the mid-point of the estimated price range for this offering, $7.00, these shares of common stock will have a total market value of $159,684,000 upon the completion of this offering.

   The following directors, executive officers and beneficial owners of more than five percent of either our class A or class B common stock (assuming the conversion of all shares of preferred stock into common stock) acquired beneficial ownership of series B-2 preferred stock in our series B preferred stock financing:

                                                                   Series B-2
      Directors, Executive Officers and 5% Stockholders         Preferred Shares
      -------------------------------------------------         ----------------
      Andrew J. Filipowski.....................................    20,000,000

 Series C Financing

   From September through December 14, 1999, we sold a total of 190,062,125 shares of our series C senior convertible preferred stock at a purchase price of $1.00 per share to a group of 473 persons. We raised a total of $189,220,906, after estimated expenses, through our sale of these shares. Each share of our series C preferred stock will convert into one share of our class A common stock upon the completion of this offering. Based on the mid-point of the estimated price range for this offering, $7.00, these shares will have a market value of $1,330,434,875 upon the completion of this offering.

   The following directors, executive officers and beneficial owners of more than five percent of either our class A or class B common stock (assuming the conversion of all shares of preferred stock into common stock), and family members of these persons, acquired beneficial ownership of series C preferred stock in the series C preferred stock financing:

                                                                    Series C
      Directors, Executive Officers and 5% Stockholders         Preferred Shares
      -------------------------------------------------         ----------------
      Andrew J. Filipowski (1).................................     1,180,000
      Michael P. Cullinane (2).................................       275,000
      Robert A. Bernard (3)....................................     2,000,000
      Michael J. Birck (4).....................................     5,000,000
      Thomas P. Danis (5)......................................       850,000
      Arthur Frigo, Sr. (6)....................................     5,000,000
      Gian M. Fulgoni..........................................     1,100,000
      George Garrick...........................................       100,000
      Craig D. Goldman.........................................       200,000
      Joseph D. Gutman.........................................       200,000
      Arthur W. Hahn...........................................       360,000
      Jeffrey D. Jacobs........................................     1,000,000
      Richard P. Kiphart.......................................     1,000,000
      Ronald D. Lachman (7)....................................       510,000
      William A. Lederer.......................................       300,000
      Michael Leitner..........................................       100,000
      Lawrence F. Levy.........................................     2,741,000
      Teresa L. Pahl...........................................       100,000
      William D. Prim..........................................     1,020,000
      John Rau.................................................     1,000,000
      Bruce V. Rauner..........................................       550,000
      Andre Rice...............................................       200,000
      Tim J. Stojka (8)........................................     1,000,000
      Aleksander Szlam (9).....................................     1,000,000
      Paul A. Tatro (10).......................................       205,000
      Mark A. Tebbe............................................       250,000
      David Tolmie.............................................        50,000
      William J. Wrigley, Jr...................................    17,000,000
      Robert Jay Zollars.......................................       350,000

---------------------
 (1) Represents 160,000 shares held by a corporation controlled by Mr. Filipowski and 1,020,000 shares held by Mr. Filipowski's brother-in-law.
 (2) Represents 200,000 shares purchased by Mr. Cullinane's brother, 15,000 purchased by Mr. Cullinane's father and his wife and 60,000 shares held by Mr. Cullinane's father- and mother-in-law.

 (3) Represents shares purchased by marchFIRST, Inc. Mr. Bernard is the Chairman of the Board and Chief Executive Officer of marchFIRST.
 (4) Represents shares purchased by Tellabs, Inc. Mr. Birck is the President and Chief Executive Officer and a director of Tellabs.

 (5) Includes 500,000 shares purchased by a partnership controlled by Mr. Danis and his two brothers.
 (6) Includes a total of 100,000 shares held by Mr. Frigo's son and 200,000 shares purchased by Mr. Frigo's two daughters.
 (7) Includes a total of 450,000 shares purchased by three trusts for the benefit of Mr. Lachman's children.
 (8) Represents shares purchased in a family partnership owned 25% by Mr. Stojka and 25% by each of three of Mr. Stojka's brothers.
 (9) Represents 1,000,000 shares purchased by a family partnership controlled by Mr. Szlam.
(10) Represents 35,000 shares purchased by Mr. Tatro's father, a total of 75,000 shares purchased by Mr. Tatro's two brothers, and a total of 95,000 shares purchased by Mr. Tatro's three brothers and sisters-in-law.

 Series D Preferred Financing

   On January 19, 2000, we sold a total of 191,830,300 shares of our series D senior participating convertible redeemable preferred stock at a purchase price of $1.00 per share to a group of 11 persons and a total of 5,169,700 shares of our series D-1 senior participating convertible redeemable (non-voting) preferred stock to two entities at a purchase price of $1.00 per share. We raised $196,900,000, after estimated expenses, through our sale of these shares. Each share of our series D and D-1 preferred stock will convert into one share of our class A common stock upon the completion of this offering. Based on the mid-point of the estimated price range for this offering, $7.00, these shares of common stock will have a market value of $1,379,000,000 upon the completion of this offering.

   The following beneficial owner of more than five percent of either our class A or class B common stock (assuming the conversion of all shares of preferred stock into common stock) acquired beneficial ownership of series D preferred stock in the series D preferred stock financing:

                                                                    Series D
      5% Stockholder                                            Preferred Shares
      --------------                                            ----------------
      Dell USA L.P.............................................   100,000,000

 Beneficial Ownership and Voting Power

   The table below shows, for each officer or director who beneficially owns 1% or more of either our class A or class B common stock before this offering and for each beneficial owner of more than 5% of either our class A or class B common stock, the percentage of our capital stock beneficially owned, and percentage of voting power of our common stock held, by that holder after each of the private financings discussed above, assuming the conversion of all our preferred stock into common stock. The table does not show our issuances of series E and series F preferred stock, which were not issued to any director, executive officer or holder of more than 5% of our class A common stock or class B common stock.

                           Common Stock        Series A          Series B          Series C          Series D
                             Financing         Financing         Financing         Financing         Financing
                         ----------------- ----------------- ----------------- ----------------- -----------------
  Directors, Executive
    Officers and 1%      Beneficial Voting Beneficial Voting Beneficial Voting Beneficial Voting Beneficial Voting
      Stockholders       Ownership  Power  Ownership  Power  Ownership  Power  Ownership  Power  Ownership  Power
  --------------------   ---------- ------ ---------- ------ ---------- ------ ---------- ------ ---------- ------
Andrew J. Filipowski....    16.7%    38.4%    31.8%    48.0%    44.2%    62.0%    15.6%    49.2%     9.3%    40.8%
Michael P. Cullinane....     7.6     17.5      6.9     18.9      5.4      7.5      1.9      6.0      1.3      4.9
Paul Humenansky.........     3.0      7.0      5.0      7.5      3.9      5.5      1.4      4.3        *      3.6
Larry S. Freedman.......     3.8      8.7      2.1      3.1      1.6      2.2      1.0      1.8        *      1.5
Dell USA L.P............     --       --       --       --       --       --       --       --      20.4      8.9
Paul A. Tatro...........     3.0      7.0     13.8     20.8     10.7     15.0      3.8     11.9      2.2      9.8
William Wrigley, Jr.....       *        *        *        *        *        *      5.8      1.8      3.5      1.5

---------------------
*  Less than 1%.

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


Loans to Executive Officers and Directors

   We offered to loan to each of our employees, including our executive officers, and our non-employee directors an amount necessary to pay the exercise price of, and, in the case of Mr. Jordan, associated taxes relating to, options we granted to that employee or director under the loan program described under "Management--Executive Compensation--Equity Compensation Loan Program." Under this program, we have loaned the following amounts to our executive officers and directors, all of which remain outstanding:

      Executive Officer/Director          Amount of Indebtedness Interest Rate
      --------------------------          ---------------------- -------------
      Andrew J. Filipowski...............       $1,031,250           6.21%
      Scott A. Hartkopf..................       $  562,500           6.21%
      Michael P. Cullinane...............       $  468,750           6.21%
      Paul L. Humenansky.................       $  750,000           6.21%
      Larry S. Freedman..................       $  234,375           6.21%
      Michael J. Jordan..................       $1,340,000           6.80%
      Ronald D. Lachman..................       $  225,000           6.21%
      Mohanbir S. Sawhney................       $  225,000           6.21%
      Timothy Stojka.....................       $  225,000           6.21%

Stockholders Agreement

   Under the stockholders agreement we entered into with the holders of our series D and D-1 preferred stock, (1) we, (2) Messrs. Filipowski, Cullinane, Humenansky, Freedman, Kennedy, Santer, Slowey and Tatro and affiliates of Messrs. Filipowski, Humenansky, Freedman and Tatro, who hold all of our class B common stock, and (3) the purchasers of our series D and D-1 preferred stock, who, collectively, hold 74.9% of the voting power of our capital stock, have agreed take all necessary actions, so that:

  . each of the following purchasers of our series D and D-1 preferred stock can designate one member of our Board of Directors: (1) CBW/SK divine Investments, (2) First Chicago Investment Corporation and Cross Creek Capital Partners X, LLC, (3) Frontenac VII Limited Partnership and Frontenac Masters VII Limited Partnership, which we together refer to as Frontenac, and (4) Microsoft Corporation has the right to designate one member of our Board of Directors; and

  . Dell USA L.P., which also purchased our series D preferred stock, can designate two members of our Board of Directors.

   Additionally, we have agreed to take all necessary actions so that one of the directors designated by each of Frontenac and Dell is designated as a member of our executive committee. However, none of CBW/SK divine Investments, First Chicago Equity Capital, Frontenac, Microsoft or Dell will have any of these rights if it does not continue to own at least 25% of the capital stock originally purchased by it. The entities hold the number of shares and have designated the members of our Board of Directors shown across from their names below.

                              Shares of class A            Designated
         Investor               common stock              board members
         --------             ----------------- ---------------------------------
     CBW/SK divine                25,000,000              Sanjay Kumar (1)
      Investments............
     Dell....................    100,000,000    Alex C. Smith, Thomas J. Meredith
     First Chicago Equity
      Capital................     14,850,000             Eric C. Larson
     Frontenac...............     14,975,000             James E. Cowie
     Microsoft...............     25,000,000           Michael E. Leitner

---------------------

(1) Nominee for directorship.

   Under this stockholders agreement, Mr. Filipowski has agreed that, for a period of one year from the consummation of this offering, he will not transfer more than 10% of the capital stock that he owns, other than to family members, family trusts, family-owned corporations or partnerships or his estate, without first giving notice to the purchasers of our series D and D-1 preferred stock and giving these parties the right to participate pro rata in the sale.

Registration Rights

   At any time after six months following the completion of this offering, the purchasers of our series D and D-1 preferred stock, including CBW/SK divine Investments, Dell, First Chicago Equity Capital, Frontenac and Microsoft, who will hold a total of 197,000,000 shares of our class A common stock after this offering, will be entitled to demand registration rights, allowing them to require us to file a registration statement covering all or part of their shares for registration under the Securities Act, subject to limitations. We are required to pay the expenses of no more than two demand registrations on Form S-1 and unlimited demand registrations on Form S-3 for these holders. In addition, at any time after 12 months following the consummation of this offering, the purchaser of our series E preferred stock, CMGI, which will hold a total of 25,078,133 shares of our class A common stock, will be entitled to unlimited demand registrations on Form S-3 for which we will be required to pay the expenses. In the event that a registration statement filed pursuant to these demand registration rights is an underwritten offering, and the managing underwriter advises us that the number of shares to be included in the offering exceeds the number of shares which can be sold in an orderly manner, we will include shares in the offering as follows: first, shares of stockholders requesting the demand registration and other shares with equivalent rights, on a pro rata basis, and second, other securities requested to be included. These stockholders have agreed not to sell their shares or exercise any demand registration rights for the period ending 180 days after the date of this prospectus.

   In addition, holders of 514,888,858 shares of our class A common stock, including 70,075,000 shares of our class A common stock issuable upon conversion of our class B common stock, will be entitled to request that we register their shares under the Securities Act for resale to the public in the event that we initiate a public offering. We propose to register any shares of class A common stock under the Securities Act either for our account or for the account of our other security holders, the holders of shares having piggyback rights are entitled to receive notice of the registration and are entitled to include their shares in the registration.

   These piggyback registration rights are subject to limitations, including the right of the underwriters of an offering to limit the number of shares included in a registration. If the number of shares is so limited, we will include shares with piggyback registration rights in the registration statement in accordance with their priority level. If the registration is not an underwritten demand registration under an agreement with us, first, shares of class A common stock that we propose to sell will be included in the registration, and second, shares of our class A common stock issued upon conversion of our series D and D-1 and series E preferred stock and other shares with equivalent rights will be included. If the registration is an underwritten demand registration under an agreement with us, first, the shares for which the registration has been requested and shares of class A common stock issued upon conversion of our series D and D-1 and series E preferred stock and other shares with equivalent rights will be included in the registration, and, second, shares of class A common stock that we propose to sell will be included. In either case, third, shares of our class A common stock issued directly or indirectly upon conversion of our series C preferred stock, series B preferred stock and series A preferred stock will be included in the registration, pro rata, on the basis of shares which are owned by these security holders and requested to be included. Finally, shares of our class A common stock which were sold by us in August 1999 or were issued upon conversion of class B common stock sold by us in August 1999 will be included in the registration, but only if all other shares with piggyback registration rights requested to be included are permitted to be included.

   We are generally required to bear all of the expenses of all these registrations, except underwriting discounts, selling commissions, applicable transfer taxes and fees of counsel retained by any stockholder. If we register shares of class A common stock held by security holders with registration rights, these holders would be able to publicly sell those shares immediately upon effectiveness of the registration statement and as long as the registration statement remains effective.

Associated Company Transactions

  . Mr. Filipowski, our Chairman and Chief Executive Officer, converted $800,000 of personal loans previously made by him to iGive.com into iGive.com's common stock at the time we acquired an interest in iGive.com. Mr. Filipowski beneficially owns approximately 14.2% of iGive.com. On February 11, 2000, we acquired approximately 31.1% of iGive.com for $4,000,000.

  . Messrs. Filipowski and Humenansky are directors of OpinionWare and beneficially own a total of approximately 12.6% of the equity of OpinionWare. In addition, Mr. Filipowski's son beneficially owns less than 1% of its equity. On December 8, 1999, we acquired approximately 44.1% of OpinionWare for $2,000,000.

  . Mr. Fulgoni, one of our directors, is the founder and chairman of comScore and beneficially owns approximately 20.7% of comScore. Mr. Garrick, one of our directors, beneficially owns approximately 1.2% of comScore. On October 29, 1999 we acquired approximately 0.9% of comScore for $200,208. Mr. Fulgoni became a member of our Board of Directors before this transaction.

  . Mr. Goldman, one of our directors, beneficially owns less than 1% of LAUNCHworks. We beneficially own approximately 39.7% of LAUNCHworks. Giving effect to the exercise of warrants that we hold, we would beneficially own approximately 50.9% of LAUNCHworks.

  . Mr. Filipowski is a director of Panthera Productions, beneficially owns 16.9% of Panthera, through his shared control over a charitable foundation, and has personally loaned Panthera approximately $306,000. We beneficially own 56.3% of Panthera.

  . Messrs. Kaplan and Sawhney, two of our directors, are members of CapacityWeb.com's Advisory Board. Michigan & Oak, LLC, a venture advisory firm of which Messrs. Kaplan and Sawhney are principals, beneficially owns approximately 3.8% of CapacityWeb.com. On February 11, 2000, we acquired approximately 44.5% of CapacityWeb.com for $4,500,000. In addition, Michigan & Oak is entitled to a finders fee of approximately $225,000, 5% of the amount paid by us for our interest in CapacityWeb.com. Michigan & Oak will be entitled to similar fees on other transactions which it brings to us. Messrs. Kaplan and Sawhney became members of our Board of Directors before this transaction.

  . Mr. Stojka, one of our directors, is the Chief Executive Officer of Commerx and beneficially owns approximately 17.1% of Commerx. On November 19, 1999, we acquired approximately 1.1% of Commerx for $2,500,000 . Mr. Stojka became a member of our Board of Directors after this transaction.

  . Mr. Zollars, one of our directors, is the Chairman, President and Chief Executive Officer of Neoforma.com and beneficially owns approximately 9.3% of Neoforma.com. On October 14, 1999, we acquired approximately 2.1% of Neoforma.com. As a result of Neoforma.com's initial public offering, our interest has been reduced to approximately 1.9%. Mr. Filipowski is a director of Neoforma and beneficially owns less than 1% of its equity. Mr. Zollars became a member of our Board of Directors before this transaction.

Real Estate Transactions

   Mr. Filipowski is a manager of Blackhawk, LLC. He also owns 3% of Blackhawk and intends to exercise a right to acquire an additional 30.3% of Blackhawk. From July 1999 through March 2000, we paid Blackhawk $50,000 per month for an option to lease a 400,000 square foot facility in Chicago or purchase the property on which the facility is to be constructed. We have exercised our option to purchase the property for $9,750,000 plus all costs and expenses of Blackhawk associated with the property. We expect to purchase the property by late April or early May 2000. We will arrange for and fund the construction of the facility. We estimate that the construction and development of the facility, which we expect to open by the end of 2000, will cost approximately $80,000,000. However, this budget may increase as we finalize plans for the facility. We expect that the majority of the construction and development costs will be funded through third party financing and that $14,000,000 of this amount will be reimbursed to us through tax increment financing.

   Mr. Filipowski owns 33.3% and is a manager of Habitat-Kahney, LLC. On January 7, 2000, we entered into a ten-year lease with Habitat-Kahney for additional office space in Chicago, Illinois. Our annual rent under this lease is $730,080, with an annual 2% increase, and we are responsible for our share of the building's utilities and operating expenses. We believe that our lease with Habitat-Kahney is on terms no less favorable to us than those terms that would be available in an arm's-length transaction with an unaffiliated third party.

Venture Capital Transactions

   Effective August 4, 1999, Platinum Venture Partners, Inc. withdrew, and we were substituted, as the general partner of each of Platinum Venture Partners I, L.P. and Platinum Venture Partners II, L.P. Messrs. Filipowski, Humenansky and Cullinane are principal shareholders and officers of Platinum Venture Partners, Inc. Mr. Filipowski beneficially owns approximately 22.5%, and each of Messrs. Cullinane and Humenansky beneficially owns less than 5%, of the equity of Platinum Venture Partners, Inc. Platinum Venture Partners, Inc. beneficially owns a 2.7% limited partnership interest in Platinum Venture Partners I and a 1.0% limited partnership interest in Platinum Venture Partners
II. Additionally, each of Messrs. Filipowski, Humenansky, Cullinane, Cowie, Danis, Frigo, Fulgoni, Jacobs and Levy owns a limited partnership interest in Platinum Venture Partners I and/or Platinum Venture Partners II.

   As general partner of Platinum Venture Partners I, we receive an annual management fee, payable in advance in quarterly installments of 2 1/2% of the fair value of the partnership, adjusted annually by the increase in a consumer price index during the preceding calendar year. As general partner of Platinum Venture Partners II, we receive an annual management fee, payable in advance in quarterly installments, of 2 1/2% of the aggregate partner commitments, adjusted annually by the percentage increase in a consumer price index during the preceding calendar year. We received a total of $275,000 from Platinum Venture Partners I and II on October 1, 1999 for fourth quarter 1999 management fees and $193,051 on January 1, 2000 for first quarter 2000 management fees. We expect to receive a total of approximately $815,000 in additional management fees from Platinum Venture Partners I and II for the remainder of 2000.

Other Transactions

   Robert Bernard, one of our directors, is the Chairman and Chief Executive Officer of marchFIRST, Inc. On January 21, 2000, we entered into a contract under which marchFIRST provides us with information technology consulting services when we need them. We have paid marchFIRST approximately $400,000, and owe them an additional approximately $200,000 for consulting services through March 15, 2000. We expect to incur approximately $1,000,000 of additional expenses for marchFIRST consulting services through May 2000. We have agreed to sell to marchFIRST, concurrent with our completion of this offering, for cash in a private placement at the initial public offering price, a number of shares of our class C common stock having an aggregate initial public offering value of $25,000,000

   Peter Bynoe is a partner of Piper Marbury Rudnick & Wolfe, which provides legal services to serve our associated companies. The cost to our associated companies for these services through February 29, 2000 was approximately $71,000. In addition, partners in Piper Marbury Rudnick & Wolf purchased for a total of $700,000, 700,000 shares of our class C preferred stock before this offering.

   Mr. Danis is a Managing Director of Aon Risk Services' Mergers and Acquisitions group. Ms. Pahl is an Executive Vice President of Aon Corporation and the Chairman of Aon Enterprise Insurance Services, Inc., an affiliate of Aon Risk Services of Missouri Aon. We are paying Aon Risk Services of Missouri approximately $250,000 as broker with respect to our directors and officers liability insurance. We have agreed to sell to Aon Corporation, concurrent with our completion of this offering, for cash in a private placement at the initial public offering price, a number of shares of our class C common stock having an aggregate initial public offering value of $25,000,000. We have also entered into a non-binding memorandum of understanding with Aon Corporation to collaborate toward the development and operation of an insurance services component of FiNetrics, as well as a reinsurance business, which may include Aon Corporation acquiring an ownership interest in FiNetrics.

   FleetBoston Robertson Stephens Inc. is an underwriter of this offering. We have agreed to sell BancBoston Capital, Inc., an affiliate of Robertson Stephens, concurrent with our completion of this offering, for cash in a private placement at the initial public offering price, a number of shares of our class C common stock having an aggregate initial public offering value of $25,000,000. However, BancBoston will not purchase a number of shares that would cause the underwriters of the offering to receive excessive compensation under rules of the National Association of Securities Dealers.

   Arthur Hahn, one of our directors, is a partner in the law firm of Katten Muchin Zavis, one of our legal counsels. Katten Muchin Zavis has provided us with legal services since our inception. The cost of these services through February 29, 1999 was approximately $4,100,000. We paid $400,000 of this total billed amount by issuing 400,000 shares of our series C preferred stock to Katten Muchin Zavis. Mr. Hahn transferred to Katten Muchin Zavis 125,000 of the shares of our class A common stock initially issued by us to him for $0.001 per share in his capacity as a director and a 50% beneficial interest in the option to purchase 50,000 shares of our class A common stock that was granted by us to him, which option was subsequently exercised by Mr. Hahn. As a result, Katten Muchin Zavis currently owns 550,000 shares of our class A common stock. Additionally, partners in Katten Muchin Zavis, including Mr. Hahn, purchased for a total of $2,350,000, 2,350,000 shares of our series C preferred stock before this offering.

   Michael Jordan, one of our directors, entered into a three year consulting agreement with us under which we agreed to use our best efforts to have Mr. Jordan elected to our Board of Directors, which occurred on March 13, 2000. Under the agreement, Mr. Jordan has agreed to be a co-chairman of our do right committee and to perform promotional activities for us. In connection with the consulting agreement, we issued Mr. Jordan an option to purchase 1,000,000 shares of our class A common stock at a purchase price of $1.00 per share under our stock incentive plan. The option was exercisable in full upon its grant, but vests as follows: 500,000 shares on the first anniversary of the grant date and 250,000 shares on each of the second and third anniversaries of the grant date, provided that Mr. Jordan continues to serve as a director and consultant on each of these anniversaries. Mr. Jordan exercised the option in full and purchased 1,000,000 shares of our class A common stock on March 10, 2000. We loaned Mr. Jordan $1,340,000 to pay the exercise price of the option and associated taxes. These shares are subject to restrictions on transfer and a right of repurchase by us at a price per share equal to the lower of the option exercise price and the fair market value per share of our class A common stock. These restrictions on transfers and repurchase rights expire based on the option vesting schedule.

   Richard Kiphart, one of our directors, is a principal of William Blair & Company. William Blair is receiving a fee as placement agent for the Big Shoulders interTech Fund in connection with its capital raising efforts. This fee will be equal to 1.75% of the total capital raised for the fund by William Blair.

   Michael Leitner, one of our directors, is the Vice President, Corporate Development of 360networks, inc. We have agreed to sell to 360networks, inc., concurrent with our completion of this offering, for cash in a private placement, 2,000,000 shares of our class C common stock at a price of $1.00 per share and 2,000,000 shares of our class C common stock at the initial public offering price. 360networks has agreed to sell to us 93,545 shares of its subordinate voting shares at a price of $5.00 per share and 280,636 shares of its subordinate voting shares at 360networks' initial public offering price less underwriting discounts. We have also entered into a non-binding memorandum of understanding with 360networks for 360networks to be a preferred supplier of bandwidth and switched data services to us and our associated companies.

   Mr. Leitner also serves as a Senior Director of Corporate Development of Microsoft. Microsoft purchased 25,000,000 shares of our series D preferred stock on January 19, 2000 for $25,000,000. On January 28, 2000, we entered into an Alliance Agreement with Microsoft, which was amended on March 29, 2000. Under this agreement, we have agreed to incorporate Microsoft products, technologies and services into our systems and the web application hosting services that we provide to our associated companies. In connection with this agreement, we are obligated to purchase approximately $15,000,000 of Microsoft software and services over the next four years. This agreement allows us and our associated companies to be preferred providers of outsourced Microsoft software solutions and allows Microsoft to be our preferred platform. In connection with the agreement, we have committed to use commercially reasonable efforts to encourage our associated companies to migrate to Microsoft software solutions, including expending $4,000,000 to promote these solutions. We have also agreed with Microsoft to create a digital feedback loop between us to create joint intelligence about the marketplace, Microsoft software, new product development and customer satisfaction. We have developed a joint board with Microsoft that will meet quarterly to evaluate the digital feedback loop and discuss cooperation in additional areas. Further, under this agreement, we have agreed to use commercially reasonable efforts to establish and staff an office in Seattle within 60 days after the completion of this offering and to develop a Seattle-based incubator habitat based on our current business model by May 2001, and committed to contribute at least $50,000,000 in capital for our Seattle operations for projects and acquisitions. We have agreed to sell to Microsoft, concurrent with our completion of this offering, for cash in a private placement, a number of shares of our class A common stock having an aggregate initial public offering value of $50,000,000.

   Alex Smith, one of our directors, is the Vice-President of Dell Ventures. Dell Ventures is a Venture Capital division of Dell USA L.P. , a subsidiary of Dell Computer Corporation. Thomas J. Meredith, another of our directors, is the Senior Vice President and Chief Financial Officer of Dell Computer Corporation. Dell USA purchased 100,000,000 shares of our series D preferred stock on January 19, 2000 for $100,000,000. We have paid approximately $3,200,000 to Dell Computer Corporation for computers and servers through March 15, 2000. We expect similar purchases to continue as we grow.

   James C. Tyree, one of our directors, is the Chairman and Chief Executive Officer of Mesirow Financial. An affiliate of Mesirow Financial has committed to invest $4,000,000 in the Big Shoulders interTech Fund.

   On December 7, 1999, we entered into a Business Opportunities Agreement with CBW/SK divine Investments, Dell USA, First Chicago Equity Capital, Frontenac Mesirow Capital Partners VII, L.P. and Microsoft, each of which purchased shares of our Series D or D-1 preferred stock in our Series D financing described above and each of which is entitled to at least one representative on our Board of Directors. Under this agreement, neither these stockholders nor their director representatives will have any obligation to us, our stockholders or any other party to present business opportunities to us before presenting them to other entities, other than opportunities that are presented to directors solely in, and as a direct result of, their capacity as our directors.

Company Policy

   We intend that any future transactions between us and our officers, directors and affiliates will be on terms no less favorable to us than can be obtained on an arm's length basis from unaffiliated third parties. Further, any of these transactions which we do not consider to be in the ordinary course of business will be approved by the conflicts committee or the acquisition committee of our Board of Directors. Each of the transactions described under "--Associated Company Transactions" was approved or ratified by our acquisition committee or conflicts committee. Members of our acquisition committee and conflicts committee recuse themselves from votes on matters in which they have an interest.

                             PRINCIPAL STOCKHOLDERS

   The following table contains information regarding the beneficial ownership of our common stock as of March 15, 2000 and as adjusted to reflect the sale of the shares of class A common stock in this offering, assuming the conversion into common stock of all of our outstanding preferred stock, by:

  . each person or group of affiliated persons known by us to beneficially own more than 5% of the outstanding shares of either our class A or class B common stock;

  .  each of our directors and executive officers;

  .  each of our nominees for directorships; and

  .  all of our directors and executive officers as a group.

   Unless otherwise indicated below, the persons in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares and percent of class beneficially owned by a person and the percentage ownership of that person include all shares of common stock subject to options held by that person, because all of our options are immediately exercisable in full. The percent of total voting power held by a person is based on the percent of each class of our common stock beneficially owned by that person. Where the percent of class or percent of total voting power is represented by an asterisk (*), the person owns less than 1% beneficial ownership interest. Unless we indicate otherwise, the address of each person who beneficially owns 5% or more of the outstanding shares of our common stock is c/o divine interVentures, inc., 4225 Naperville Road, Suite 400, Lisle, Illinois 60532.

                                Class A            Class B       Percent of Total
                             Common Stock        Common Stock      Voting Power
                          ------------------- ------------------ -----------------
                                      Percent            Percent  Before   After
                           Number of    of    Number of    of      the      the
Name of Beneficial Owner    Shares     Class    Shares    Class  Offering Offering
------------------------  ----------- ------- ---------- ------- -------- --------
Andrew J. Filipowski(1).    1,575,000     *   45,450,000  64.8%    39.7%    37.9%
Michael P. Cullinane....      625,000     *    5,500,000   7.8      4.8      4.6
Scott A. Hartkopf.......    2,450,000     *          --    --         *        *
Paul L. Humenansky......    1,000,000     *    4,000,000   5.7      3.6      3.4
Larry S. Freedman(2)....      312,500     *    1,625,000   2.3      1.4      1.4
Robert Bernard..........      300,000     *          --    --         *        *
Michael J. Birck(3).....      300,000     *          --    --         *        *
Peter C.B. Bynoe........          --    --           --    --       --       --
James E. Cowie..........      300,000     *          --    --         *        *
Andrea Lee Cunningham...      300,000     *          --    --         *        *
Thomas P. Danis(4)......      800,000     *          --    --         *        *
Dell USA L.P.(5)........  100,000,000  19.2          --    --       8.7      8.3
Harold F. (Bud) Enright,
 Jr.....................          --    --           --    --       --       --
Michael H. Forster......      300,000     *          --    --         *        *
Arthur P. Frigo.........    5,000,000     *          --    --         *        *
Gian M. Fulgoni.........    1,400,000     *          --    --         *        *
George Garrick..........      400,000     *          --    --         *        *
Craig D. Goldman........      500,000     *          --    --         *        *
Joseph D. Gutman........      450,000     *          --    --         *        *
Arthur W. Hahn..........      510,000     *          --    --         *        *
David D. Hiller(6)......      250,000     *          --    --         *        *
Jeffrey D. Jacobs.......    1,300,000     *          --    --         *        *
Gregory K. Jones........      300,000     *          --    --         *        *
Michael J. Jordan.......    1,000,000     *          --    --         *        *
Steven Neil Kaplan(7)...      300,000     *          --    --         *        *
Richard P. Kiphart......    1,300,000     *          --    --         *        *

                               Class A            Class B       Percent of Total
                             Common Stock       Common Stock      Voting Power
                          ------------------ ------------------ -----------------
                                     Percent            Percent  Before   After
                          Number of    of    Number of    of      the      the
Name of Beneficial Owner    Shares    Class    Shares    Class  Offering Offering
------------------------  ---------- ------- ---------- ------- -------- --------
Sanjay Kumar(8).........  25,250,000   4.9          --    --         *        *
Ronald D. Lachman.......     360,000     *          --    --         *        *
Eric C. Larson(7).......     300,000     *          --    --         *        *
William A. Lederer......     300,000     *          --    --         *        *
Michael Leitner.........     400,000     *          --    --         *        *
Lawrence F. Levy........   3,041,000     *          --    --         *        *
Thomas J. Meredith(7)...     300,000     *          --    --         *        *
Microsoft
 Corporation(9).........  32,142,857   6.2          --    --       2.2      2.7
Teresa L. Pahl..........     400,000     *          --    --         *        *
John Rau................   1,300,000     *          --    --         *        *
Bruce V. Rauner.........     850,000     *          --    --         *        *
Andre Rice..............     300,000     *          --    --         *        *
Mohanbir S. Sawhney.....     300,000     *          --    --         *        *
Alex C. Smith(7)........     300,000     *          --    --         *        *
Tim J. Stojka(10).......   1,300,000     *          --    --         *        *
Aleksander Szlam(11)....   1,300,000     *          --    --         *        *
Paul A. Tatro(12).......         --      *   11,000,000  15.7      9.6      9.1
Mark A. Tebbe...........     550,000     *          --    --         *        *
David M. Tolmie.........      50,000     *          --    --         *        *
James C. Tyree(7).......     300,000     *          --    --         *        *
William Wrigley,
 Jr.(13)................  17,300,000   3.3          --    --       1.5      1.4
Robert Jay Zollars......     650,000     *          --    --         *        *
Our executive officers
 and directors as a
 group (41 persons)(14).  50,523,500   9.7   56,575,000  80.7     53.7     49.6

---------------------

 (1) The shares of class A common stock include 200,000 shares held by a corporation controlled by Mr. Filipowski, and the shares of class B common stock include 320,000 shares held in trust for the benefit of Mr. Filipowski's children.
 (2) The class B common stock held by Mr. Freedman includes 400,000 shares held by a partnership controlled by Mr. Freedman.
 (3) Includes 50,000 shares of class A common stock issuable upon exercise of currently exercisable stock options.
 (4) Includes 500,000 shares held by a partnership controlled by Mr. Danis and his two brothers.
 (5) The address of Dell USA L.P. is 1 Dell Way, Round Rock, TX 78682.
 (6) Includes 250,000 shares of class A common stock issuable upon exercise of currently exercisable stock options.

 (7) Includes 300,000 shares of class A common stock issuable upon exercise of currently exercisable stock options.

 (8) Includes 25,000,000 shares held by a general partnership of which Mr. Kumar is a general partner.

 (9) The address of Microsoft is One Microsoft Way, Building 8, Redmond, WA
     98052.

(10) Includes 1,000,000 shares held by a partnership controlled by Mr. Stojka and his three brothers.

(11) Includes 1,000,000 shares held by a partnership controlled by Mr. Szlam.

(12) Includes 800,000 shares of class B common stock held in trust for the benefit of Mr. Tatro's children.

(13) Includes 17,000,000 shares of class A common stock held in trust for the benefit of Mr. Wrigley.

(14) Includes 1,800,000 shares of class A common stock issuable upon exercise of currently exercisable stock options.

                          DESCRIPTION OF CAPITAL STOCK

General

   The following summary describes the material terms of our capital stock. It also summarizes material provisions of our Certificate of Incorporation, as it will be amended and restated by our Third Amended and Restated Certificate of Incorporation, and our bylaws, as amended and restated. We will file our Third Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware before the completion of this offering. We will file a form of our Third Amended and Restated Certificate of Incorporation and a copy of our Amended and Restated By-laws as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

   Our certificate of incorporation authorizes us to issue 15,900,000,000 shares of capital stock, of which 15,000,000,000 shares will be designated class A common stock, $0.001 par value per share, 400,000,000 shares will be designated class B common stock, $0.001 par value per share, 400,000,000 shares will be designated class C common stock, $0.001 par value per share, and 100,000,000 shares will be designated preferred stock, $0.001 par value per share. Upon completion of this offering, our outstanding convertible preferred stock will convert into 430,295,052 shares of our class A common stock and 57,850,000 shares of our class B common stock, and we will have no outstanding shares of our preferred stock. Of our authorized class A and class B common stock, upon completion of this offering and the concurrent offerings:

  . 520,370,061 shares of our class A common stock will be issued and outstanding;

  . 70,075,000 shares of our class B common stock will be issued and outstanding;

  . 30,325,001 shares of our class C common stock will be issued and outstanding;

  . 6,062,772 shares of our class A common stock will be reserved for issuance upon exercise of currently outstanding options under our 1999 Stock Incentive Plan;

  . 24,952,453 shares of our class A common stock will be reserved for future awards under our 1999 Stock Incentive Plan; and

  . 25,000,000 shares of our class A common stock will be reserved for issuance under our 2000 Employee Stock Purchase Plan.

Additionally, the number of shares reserved for grant under our stock incentive plan automatically increases on January 1 of each year, beginning on January 1, 2001, by a number of shares of class A common stock equal to the lesser of (1) 10% of the total number of shares of our class A common stock then outstanding, assuming for that purpose the conversion into class A common stock of all then outstanding convertible securities, or (2) 300,000,000 shares.

Common Stock

   We have three classes of common stock: class A common stock, class B common stock and class C common stock. Except as set forth below, our class A common stock, class B common stock and class C common stock have identical rights.

Voting

   Holders of our class A common stock are entitled to one vote per share. Holders of class B common stock are entitled to ten votes per share. Holders of our class C common stock are not entitled to any voting rights. All actions submitted to a vote of stockholders will be voted on by holders of class A common stock and class B common stock voting together as a single class, except as discussed below or provided by law.

Conversion

   Our class A common stock has no conversion rights. Holders of our class B common stock may convert their class B common stock into class A common stock, in whole or in part, at any time and from time to time on a share-for-share basis. If any shares of class B common stock are beneficially owned by any person other than Mr. Filipowski, Mr. Humenansky, Mr. Cullinane, Mr. Freedman, Mr. Slowey or Mr. Tatro, or their family members, descendants or trusts for their benefit, entities or organizations controlled by these persons or foundations or charitable organizations established by these persons, these shares of class B common stock will automatically convert into an equal number of shares of class A common stock. If at any time the number of outstanding shares of class B common stock, plus the number of shares of class B common stock obtainable by conversion of other outstanding securities, represents less than 10% of the total number of outstanding shares of both classes of common stock, then, at that time, all outstanding shares of class B common stock will automatically convert into an equal number of shares of class A common stock. Under our certificate of incorporation, holders of our class C common stock may convert their class C common stock into our class A common stock, in whole or in part, at any time and from time to time. Holders of shares of class C common stock immediately following this offering may not convert these shares into shares of class A common stock until termination or expiration of applicable antitrust waiting periods.

 Dividends

   Holders of class A, class B and class C common stock are entitled to receive cash dividends equally on a per share basis if and when the dividends are declared by our Board of Directors from legally available funds. We will only be able to pay a dividend on our common stock when all accrued and unpaid dividends on our preferred stock have been paid or declared and set apart for payment. In the case of any dividend paid in common stock, holders of class A common stock are entitled to receive the same percentage dividend payable in shares of class A common stock that the holders of class B common stock receive payable in shares of class B common stock or that the holders of class C common stock receive payable in shares of class C common stock.

 Liquidation

   After satisfaction of the liquidation preferences of all securities ranking senior to the class A, class B and class C common stock, the holders of class A common stock, class B common stock and class C common stock will share with each other on an equal basis as a single class in any net assets available for distribution to holders of shares of common stock upon liquidation.

 Other Terms

   We will not be able to reclassify, subdivide or combine shares of one class of common stock without at the same time proportionately reclassifying, subdividing or combining shares of the other class of common stock.

   In any merger, consolidation or business combination, the consideration to be received per share by holders of either class A common stock, class B common stock or class C common stock must be identical to that received by holders of the other classes of common stock, except that in any transaction in which shares of capital stock are distributed, the shares may differ as to voting rights only to the extent that voting rights currently differ among class A common stock, class B common stock and class C common stock.

   The rights, preferences and privileges of holders of class A common stock, class B common stock and class C common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Holders of class A common stock, class B common stock and class C common stock have no preemptive, subscription, redemption or conversion rights, except as described above. The outstanding shares of class A common stock, class B common stock and class C common stock are, and the shares of class A common stock offered by us in this offering will be, when issued and paid for, fully paid and nonassessable.

Preferred Stock

   Under the terms of our certificate of incorporation, our Board of Directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. The Board of Directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

   The purpose of authorizing our Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances, providing desirable flexibility in connection with possible acquisitions and other corporate purposes. Our issuance of preferred stock could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

 Section 203 of Delaware General Corporate Law

   We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved by our Board of Directors and/or our stockholders in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

 Classified Board of Directors

   Our certificate of incorporation and bylaws provide for the division of our Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. Directors may only be removed for cause by the holders of at least 66 2/3% of the voting power of our outstanding capital stock. Any vacancy on the Board of Directors, including a vacancy resulting from an enlargement of the Board of Directors, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitation on filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us. In addition, our classified Board of Directors could delay attempts by stockholders who do not approve of our policies or procedures to elect a majority of our Board of Directors.

 No Stockholder Action by Written Consent; Special Meetings

   Our certificate of incorporation provides that our stockholders may not take action by written consent instead of a meeting. Our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and that special meetings of our stockholders may only be called by our Chairman of the Board of Directors or President or a majority of our Board of Directors. In order for any matter to be considered properly brought before a meeting, a stockholder must comply with certain requirements regarding advance notice and provide certain information to us. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, it would only be able to take action as a stockholder, such as electing new directors or approving a merger, at a duly called stockholders' meeting and not by written consent.

Transfer Agent and Registrar

   The transfer agent and registrar for the class A common stock is Harris Trust and Savings Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

   When we complete the offering, we will have 520,370,061 outstanding shares of class A common stock and a total of 100,390,001 outstanding shares of class B common stock and class C common stock, each convertible into an equal number of shares of our class A common stock. The 20,000,000 shares of our class A common stock sold in this offering will be freely transferable, unless they are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act; and subject, in the case of up to 2,500,000 shares reserved for sale in this offering to employees, directors and certain other persons associated with us, to 12-month lock-up agreements described below. The remaining total of 600,770,062 outstanding shares of our common stock will be restricted, which means they were originally issued in offerings, or upon conversion of convertible preferred stock issued in offerings, that were not subject to a registration statement filed with the SEC. These 600,770,062 restricted shares may be resold only through registration under the Securities Act or under an available exemption from registration, including the exemption provided by Rule 144, and all of these restricted shares will be subject to the 180-day lock-up agreements described below.

   In addition, upon completion of this offering, options to purchase 6,062,772 shares of class A common stock will be issued and outstanding, all of which will be exercisable in full.

Lock-Up Agreements

   Our directors, executive officers and all of our stockholders and option holders have agreed with the underwriters that, for a period of 180 days they will not, without the prior written consent of Credit Suisse First Boston Corporation, directly or indirectly offer, sell, transfer or dispose of any shares of our common stock, or any securities convertible into or exercisable for shares of our common stock, or enter into a transaction that would have the same effect, or publicly announce an intention to effect any of these transactions. The purchasers of shares in the concurrent private placements have agreed with the Company that they will not transfer or otherwise dispose of the shares purchased in the concurrent private placements, or enter into a transaction that would have the same effect, for a period of 12 months after the date of this prospectus. As a result of these contractual restrictions, the shares subject to these lock-up agreements cannot be sold until the agreements expire or unless prior written consent is received from Credit Suisse First Boston Corporation, even if they are earlier eligible for sale under Rule 144, 144(k) or 701 of the Securities Act discussed below. Any early waiver of the lock-up agreements by the underwriters, which, if granted, could permit sales of a substantial number of shares and could adversely affect the trading price of our shares, may not be accompanied by an advance public announcement by us. Credit Suisse First Boston Corporation may release all or a portion of the shares subject to these lock-up agreements at any time without notice. The underwriters have reserved for sale, at the initial public offering price, up to 2,500,000 shares of class A common stock for employees, directors, vendors, service providers, customers and other persons who have business or other relationships with us or our associated companies who have expressed an interest in purchasing class A common stock in the offering. To purchase reserved shares, those persons will be required to agree that, for a period of 12 months after the date of this prospectus, they will not transfer or dispose of those shares or enter into a transaction that would have the same effect. See "Underwriting."

Rule 144

   In general, under Rule 144, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, including a person who may be deemed our affiliate, who has beneficially owned restricted shares of class A common stock for at least one year (including any period in which the person owned securities convertible into these shares), would be entitled to sell publicly within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of our class A common stock then outstanding, which will equal approximately 5,203,700 shares immediately after this offering; or

  . the average weekly trading volume of our class A common stock on The Nasdaq Stock Market's National Market during the four calendar weeks before the filing of a notice on Form 144 relating to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. In June 2000, 10,000 restricted shares of our class A common stock, and, from September 2000 through April 2001, 533,835,287 restricted shares of our class A common stock, including the 100,390,001 shares of our class A common stock issuable upon conversion of our class B common stock and class C common stock, will become eligible for sale pursuant to Rule 144, subject to these volume and manner of sale limitations and the lock-up agreements described above. These shares exclude the shares which will be eligible for sale under Rule 701 under the Securities Act, as described below. We are unable to estimate accurately the number of restricted shares that will actually be sold under Rule 144 because this will depend in part on the market price of our common stock, the personal circumstances of the sellers and other factors.

Rule 144(k)

   Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the shares proposed to be sold, including the holding period of any prior owner other than an affiliate, would be entitled to sell these shares under Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

   Beginning 90 days after the date of this prospectus, 32,940,000 shares of our common stock sold by us in August 1999, and 33,984,775 shares of our class A common stock issued under our 1999 stock incentive plan upon exercise of options, or otherwise, before the effective date of the registration statement of which this prospectus is a part, will be eligible for sale in the public market through Rule 701 under the Securities Act, subject to the underwriters' lock-up agreements discussed above. Rule 701 covers shares issued before an initial public offering under compensatory benefit plans and contracts. In general, Rule 701 permits resales of these shares beginning 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act in reliance upon Rule 144, but without compliance with the holding period requirements and other restrictions contained in Rule 144.

Restrictions on Sales of Securities

   Under a stockholders agreement, Mr. Filipowski has agreed that, for a period of one year from the consummation of this offering, he will not sell more than 10% of the capital stock that he owns, other than to family members, family trusts, family-owned corporations or partnerships or his estate, without first giving notice to stockholders who acquired class A common stock upon the conversion of our series D and D-1 preferred stock in connection with the completion of this offering and giving such parties the right to participate pro rata in the sale. The purchasers of our Series D and D-1 preferred stock include CBW/SK divine Investments, Dell, First Chicago Equity Capital, Frontenac and Microsoft.

Registration Rights

   At any time after six months following the consummation of this offering, the purchasers of our series D and D-1 preferred stock, who will hold a total of 197,000,000 shares of our class A common stock after this offering, will be entitled to demand registration rights, allowing them to require us to file a registration statement covering all or part of their shares for registration under the Securities Act, subject to limitations. We are required to pay the expenses of no more than two demand registrations on Form S-1 and unlimited demand registrations on Form S-3 for these holders. In addition, at any time after 12 months following the consummation of this offering, the purchaser of our series E preferred stock, CMGI, which will hold a total of 25,078,133 shares of our class A common stock will be entitled to unlimited demand registrations on Form S-3 for which we will be required to pay the expenses. In the event that a registration statement filed pursuant to these demand registration rights is an underwritten offering, and the managing underwriter advises us that the number of shares to be included in the offering exceeds the number of shares which can be sold in an orderly manner, we will include shares in the offering as follows: first, shares of stockholders requesting the demand registration and other shares with equivalent rights, on a pro rata basis, and second, other securities requested to be included. These holders have agreed not to sell their shares or exercise any demand registration rights through the period ending 180 days after the date of this prospectus.

   In addition, after the completion of this offering, the holders of a total of 514,888,858 shares of our class A common stock, including 70,075,000 shares issuable upon conversion of our class B common stock and 222,078,133 shares as to which holders are entitled to demand registration rights as discussed above, will be entitled to request us to register their shares under the Securities Act for resale to the public in the event that we propose to register our class A common stock for ourself or upon demand of other stockholders. These rights, commonly referred to as piggyback registration rights, are subject to limitations, including the right of the underwriters to limit the number of shares included in such registration. The holders of shares having piggyback rights are entitled to receive notice of the registration and are entitled to include their shares in the registration. These holders have agreed not to sell their shares or exercise any demand registration rights for the period ending 180 days after the date of this prospectus.

   These piggyback registration rights are subject to limitations, including the right of the underwriters of an offering to limit the number of shares included in a registration. If the number of shares is so limited, we will include shares with piggyback registration rights in the registration statement in accordance with their priority level. If the registration is not an underwritten demand registration under an agreement with us, first shares of class A common stock that we propose to sell will be included in the registration, and, second, shares of our class A common stock issued upon conversion of our series D and D-1 and series E preferred stock will be included. If the registration is an underwritten demand registration under an agreement with us, first, the shares for whom the registration has been requested and shares of class A common stock issued upon conversion of our series D and D-1 and series E preferred stock and other shares with equivalent rights will be included in the registration, and, second, shares of class A common stock that we propose to sell will be included. In either case, third, shares of our class A common stock issued upon conversion of our series C senior preferred stock, series B preferred stock and series A preferred stock will be included in the registration, pro rata, on the basis of shares which are owned by such security holders and requested to be included. Finally, shares of our class A common stock which were sold by us in August 1999, or which were issued upon conversion of class B common stock sold in August 1999, will be included in the registration, but only if all other shares with piggyback registration rights requested to be included are permitted to be included.

   We are generally required to bear all of the expenses of all these registrations, except underwriting discounts, selling commissions, applicable transfer taxes and fees of counsel retained by any stockholder. If we register shares of class A common stock held by security holders with registration rights, those holders would be able to publicly sell those shares immediately upon effectiveness of the registration statement and as long as the registration statement remains effective.

Registration Statements on Form S-8

   After the effective time of the registration statement of which this prospectus is a part, we intend to file a registration statement on Form S-8 under the Securities Act to register:

  . 6,062,772 shares of class A common stock issuable upon exercise of outstanding options under our 1999 stock incentive plan;

  . 24,952,453 shares of class A common stock reserved for future grants under our 1999 stock incentive plan; and

  . 25,000,000 shares of class A common stock issuable under our 2000 employee stock purchase plan.

We expect this registration statement to become effective upon filing with the SEC. Shares covered by these registration statements will be freely tradeable, subject to exercise of options and vesting provisions and, in the case of affiliates only, to the restrictions of Rule 144, other than the holding period requirement. These shares will also be subject to the underwriter's lock-up agreements described above.

                                  UNDERWRITING

   Subject to the terms and conditions set forth in an underwriting agreement
dated               , we have agreed to sell to the underwriters named below,
for whom Credit Suisse First Boston Corporation, Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation, FleetBoston Robertson Stephens Inc. and DLJdirect Inc. are acting as representatives, the number of shares of class A common stock set forth opposite each name below:

                                                                      Number of
   Underwriters                                                         Shares
   ------------                                                       ----------
   Credit Suisse First Boston Corporation............................
   Donaldson, Lufkin & Jenrette Securities Corporation...............
   Bear, Stearns & Co. Inc...........................................
   FleetBoston Robertson Stephens Inc................................
   DLJdirect Inc. ...................................................
                                                                      ----------
       Total......................................................... 20,000,000
                                                                      ==========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of class A common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of class A common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 3,000,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of class A common stock.

   The underwriters propose to offer the shares of class A common stock initially at the public offering price on the cover page of this prospectus and
to selling group members at that price less a concession of $        per share.
The underwriters and selling group members may allow a discount of $ per share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   Underwriting compensation will consist of the underwriting discount and reimbursement of expenses described below. The underwriting discount consists of the difference between the amount paid by the underwriters to purchase the shares of class A common stock from us and the offering price of the shares to the public. The underwriting discount is expected to represent approximately 7% of the public offering price per share of class A common stock. The following
table summarizes the underwriting discount and estimated expenses of $       we
will pay.

                                         Per Share                   Total
                                 ------------------------- -------------------------
                                   Without        With       Without        With
                                    Over-        Over-        Over-        Over-
                                  allotment    allotment    allotment    allotment
                                 ------------ ------------ ------------ ------------
     Underwriting discounts and
      commissions paid by us...  $            $            $            $
     Expenses payable by us....  $            $            $            $

   The underwriters have informed us that they do not expect sales to accounts over which any underwriter exercises discretionary authority to exceed 5% of the shares of class A common stock being offered.

   From September through November 1999, Peter Pond, Brian Webber, Chad Schultz and Chris Baldwin, affiliates of Donaldson, Lufkin & Jenrette Securities Corporation and DLJdirect Inc., purchased a total of 425,000 shares of our series C preferred stock; and Leonard S. Gruenberg, an employee of Bear Stearns & Co., purchased 250,000 shares of our series C preferred stock. Each of these purchases was made on the same terms and conditions as the other investors in the private placement, including price per share. Each share of series C preferred stock will automatically convert into one share of class A common stock upon the closing of this offering.

   In addition, simultaneously with the closing of this offering, BancBoston Capital, Inc., an affiliate of FleetBoston Robertson Stephens Inc., will purchase at the initial public offering price a number of shares of our class C common stock having an aggregate initial public offering value of $25,000,000. However, BancBoston will not purchase a number of shares that would cause the underwriters of the offering to receive excessive compensation under rules of the National Association of Securities Dealers, Inc. We currently expect that BancBoston will purchase 1,325,000 shares of class C common stock.

   The shares of our series C common stock beneficially owned by the affiliates of Donaldson, Lufkin and Jenrette and DLJdirect, and by the employee of Bear Stearns & Co.; and the shares of our series C common stock to be purchased by BancBoston Capital, Inc., have been deemed by the National Association of Securities Dealers, Inc. to be underwriting compensation and will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the date of this offering, except as otherwise permitted by the National Association of Securities Dealers, Inc. Conduct Rule 2710(c)(7)(A).

   We and each of our executive officers, directors, stockholders and option holders have agreed not to offer, sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock, or enter into a transaction that would have the same effect, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days, or, in the case of CMGI, with respect to the shares purchased in the concurrent offering, 12 months after the date of this prospectus except, in our case, (1) issuances (a) in the concurrent offering, (b) upon the conversion of our class B common stock, (c) upon the exercise of employee stock options outstanding on the date of this prospectus, (d) under our stock incentive plan in effect on the date of this prospectus, (e) under our employee stock purchase plan in effect on the date of this prospectus and (f) in acquisitions and strategic transactions, provided that the parties receiving shares in these acquisitions and strategic transactions agree to be bound by the restrictions described above for the remainder of the 180-day lock-up period, and (2) the filing of a Form S-8 registration statement covering shares to be issued under our stock incentive plan and employee stock purchase plan.

   A prospectus in electronic format will be made available on the web site maintained by DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and a representative of the underwriters. Electronic prospectuses may also be made available on the web sites maintained by one or more of the other underwriters participating in this offering.

   The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations. DLJdirect is an online investment bank that will receive an allocation of shares of common stock in its capacity as an underwriter.

   Other than the prospectus in electronic format, the information contained on any underwriter's web site and any information contained on any other web site maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list the shares of class A common stock on The Nasdaq Stock Market's National Market under the symbol "DVIN."

   Prior to this offering, there has been no public market for our class A common stock. The initial public offering price will be determined by negotiation between us and the representatives. The principal factors considered in determining the public offering price will include:

  . the information set forth in this prospectus and otherwise available to the representatives;

  . the history of, and the prospects for, us and the industry in which we compete;

  .  an assessment of our management;

  .  the prospects for, and the timing of, our future earnings;

  . the present state of our development and our current financial condition;

  . the general condition of the securities markets at the time of this offering;

  . the recent market prices of, and the demand for, publicly-traded common stock of generally comparable companies; and

  .  market conditions for initial public offerings.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the class A common stock originally sold by that syndicate member is purchased in a stabilizing transaction or in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the class A common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

   The underwriters have reserved for sale, at the initial public offering price, up to 2,500,000 shares of the class A common stock for employees, directors, vendors, service providers, customers and other persons who have business or other relationships with us or our associated companies who have expressed an interest in purchasing class A common stock in the offering. To purchase reserved shares, those persons will be required to agree that, for a period of 12 months after the date of this prospectus, they will not transfer or dispose of these shares or enter into a transaction that would have the same effect. The number of shares available for sale to the general public in this offering will be reduced to the extent those persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the class A common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authority in each province where trades of class A common stock are effected. Accordingly, any resale of the class A common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the class A common stock.

Representations of Purchasers

   Each purchaser of class A common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that the purchaser is entitled under applicable provincial securities law to purchase the class A common stock without the benefit of a prospectus qualified under the securities laws; where required by law, that such purchaser is purchasing as principal and not as agent; and the purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canada courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of class A common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sales of any class A common stock acquired by the purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of class A common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of class A common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the class A common stock in their particular circumstances and with respect to the eligibility of the class A common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   Katten Muchin Zavis, Chicago, Illinois, will pass upon the validity of the class A common stock offered in this offering for us. Arthur W. Hahn, a partner in Katten Muchin Zavis is one of our directors. Mr. Hahn and several other partners of Katten Muchin Zavis have purchased a total of 2,350,000 shares of our series C preferred stock, which will convert into 2,350,000 shares of our class A common stock upon completion of this offering. Based on the mid-point of the estimated price range, $7.00, these shares will have a market price of $16,450,000 upon completion of this offering. In addition, as consideration for legal services, we issued 400,000 shares of our series C preferred stock, which will convert into 400,000 shares of our class A common stock upon completion of this offering. Mr. Hahn has transferred to Katten Muchin Zavis 125,000 of the shares of our class A common stock initially issued by us to him for $0.001 per share in his capacity as a director, and 25,000 of the shares of our class A common stock acquired by him for $0.75 per share upon exercise of stock options granted by us to him. Based on the mid-point of the estimated price range for this offering, $7.00, these 550,000 shares will have a market price of $3,850,000 upon completion of this offering. Mr. Hahn has also agreed to transfer to Katten Muchin Zavis 50% of the net proceeds associated with options granted by us to him in the future. Shearman & Sterling, New York, New York, will pass upon selected legal matters in connection with this offering for the underwriters.

                                    EXPERTS

   The consolidated financial statements of divine interVentures, inc. as of December 31, 1999 and for the period from May 7, 1999 (date of inception) through December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The financial statements of mindwrap, inc. as of March 31, 1998 and 1999, and November 19, 1999 and for the years ended March 31, 1998 and 1999 and the period from April 1, 1999 through November 19, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The financial statements of BeautyJungle.com, Inc. as of December 31, 1999 and for the period from May 11, 1999 (date of inception) through December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The financial statements of bid4real.com, inc. as of December 31, 1999 and for the period from December 13, 1999 (date of inception) through December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The financial statements of Bid4Real.com LLC as of December 31, 1999 and for the period from July 15, 1999 (date of inception) through December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The financial statements of BidBuyBuild, Inc. as of December 31, 1999 and for the period from November 9, 1999 (date of inception) through December 31, 1999 have been included herein and in the registration statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of closerlook, inc. as of December 31, 1998 and 1999 and for the years then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The financial statements of eFiltration.com, Inc. as of December 31, 1999 and for the period from September 7, 1999 (date of inception) through December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The balance sheet of i-Fulfillment, Inc. as of June 30, 1999, and the related statements of operations, stockholders' (deficit) equity and cash flows for the period from October 6, 1998 (Inception) through June 30, 1999, included in this S-1 Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The financial statements of iGive.com, inc. as of December 31, 1998 and 1999 and for the years then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The financial statements of iSalvage.com, Inc. as of December 31, 1999 and for the period from July 20, 1999 (date of inception) through December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The financial statements of i-Street, Inc. as of December 31, 1998 and September 30, 1999 and for the period from September 15, 1998 (date of inception) through December 31, 1998 and for the nine months ended September 30, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The financial statements of LiveOnTheNet.com, Inc. as of January 3, 1998 and January 2, 1999 and for the years then ended included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

   The financial statements of Martin Partners, L.L.C. as of December 31, 1998 and 1999 and for the years then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The financial statements of Mercantec, Inc. as of December 31, 1998 and 1999 and for the years then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The financial statements of The Oilspot.com LLC as of December 31, 1999 and for the period from October 21, 1999 (date of inception) through December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The financial statements of OpinionWare.com, Inc. as of September 30, 1999 and for the period from April 1, 1999 (date of inception) through September 30, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The financial statements of OUTTASK.COM, Inc. as of September 30, 1999 and for the period from April 6, 1999 (date of inception) through September 30, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The financial statements of Perceptual Robotics, Inc. as of December 31, 1998 and 1999 and for the years then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The financial statements of PocketCard Inc. as of December 31, 1998 and September 30, 1999 and for the period from September 3, 1998 (date of inception) through December 31, 1998 and for the nine months ended September 30, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The financial statements of ViaChange.com, Inc. as of December 31, 1999 and for the period from June 28, 1999 (date of inception) through December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The financial statements of Web Design Group, Inc. as of December 31, 1998 and 1999 and for the years then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Westbound Consulting, Inc. as of December 31, 1998 and 1999 and for the years then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The financial statements of Whiplash, Inc. as of December 31, 1997 and 1998 and for the years then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

   The financial statements of Xippix, Inc. as of December 31, 1999 and for the period from April 14, 1999 (date of inception) through December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed a registration statement on Form S-1 under the Securities Act with the SEC in connection with this offering. This prospectus is part of the registration statement and does not contain all of the information contained in the registration statement and all of the exhibits filed with the registration statement. For further information about us and our class A common stock, please see the registration statement and the exhibits filed with the registration statement. Summaries in this prospectus of the contents of any agreement or other document filed as an exhibit to this registration statement are not necessarily complete. In each instance, please refer to the copy of the agreement or other document filed as an exhibit to the registration statement.

   After we complete this offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any document we file with the SEC, including the registration statement and the exhibits filed with the registration statement, without charge, at the following SEC public reference rooms:

 450 Fifth Street, N.W.  Seven World Trade Center       Citicorp Center
     Judiciary Plaza            Suite 1300          500 West Madison Street
        Room 1024        New York, New York 10048         Suite 1400
 Washington, D.C. 20549                             Chicago, Illinois 60661

   You may copy all or any part of our SEC filings from these offices upon payment of the fees charged by the SEC. You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

   Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are available from the SEC's web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
DIVINE INTERVENTURES, INC.
  Independent Auditors' Report.............................................  F-5
  Consolidated Balance Sheet...............................................  F-6
  Consolidated Statement of Operations.....................................  F-7
  Consolidated Statement of Stockholders' Equity...........................  F-8
  Consolidated Statement of Cash Flows.....................................  F-9
  Notes to Consolidated Financial Statements............................... F-10

DIVINE INTERVENTURES, INC. UNAUDITED PRO FORMA INFORMATION
  Unaudited Pro Forma Financial Information--Basis of Presentation......... F-23
  Unaudited Pro Forma Condensed Combined Balance Sheet..................... F-24
  Unaudited Pro Forma Condensed Combined Statements of Operations.......... F-26
  Notes to Unaudited Pro Forma Condensed Combined Financial Statements..... F-28

MINDWRAP, INC.
  Independent Auditors' Report............................................. F-31
  Balance Sheets........................................................... F-32
  Statements of Operations................................................. F-33
  Statements of Net Investment by Parent................................... F-34
  Statements of Cash Flows................................................. F-35
  Notes to Financial Statements............................................ F-36

BEAUTYJUNGLE.COM, INC.
  Independent Auditors' Report............................................. F-42
  Balance Sheet............................................................ F-43
  Statement of Operations.................................................. F-44
  Statement of Stockholders' Equity (Deficit).............................. F-45
  Statement of Cash Flows.................................................. F-46
  Notes to Financial Statements............................................ F-47

BID4REAL.COM, INC. AND BID4REAL.COM LLC
  Independent Auditors' Report............................................. F-53
  Balance Sheets........................................................... F-54
  Statements of Operations................................................. F-55
  Statement of Stockholder's Deficit....................................... F-56
  Statement of Members' Deficit............................................ F-57
  Statement of Cash Flows.................................................. F-58
  Statement of Cash Flows.................................................. F-59
  Notes to Financial Statements............................................ F-60

BIDBUYBUILD, INC.
  Report of Independent Certified Public Accountants....................... F-65
  Balance Sheet............................................................ F-66
  Statement of Operations.................................................. F-67
  Statement of Shareholders' Deficit....................................... F-68
  Statement of Cash Flows.................................................. F-69
  Notes to Financial Statements............................................ F-70

CLOSERLOOK, INC.
  Independent Auditors' Report............................................. F-73
  Consolidated Balance Sheets.............................................. F-74
  Consolidated Statements of Operations.................................... F-75
  Consolidated Statements of Stockholders' Equity (Deficit)................ F-76
  Consolidated Statements of Cash Flows.................................... F-77
  Notes to Consolidated Financial Statements............................... F-78

                                                                          Page
                                                                          -----
EFILTRATION.COM, INC.
  Independent Auditors' Report...........................................  F-86
  Balance Sheet..........................................................  F-87
  Statement of Operations................................................  F-88
  Statement of Stockholders' Deficit.....................................  F-89
  Statement of Cash Flows................................................  F-90
  Notes to Financial Statements..........................................  F-91

I-FULFILLMENT, INC.
  Report of Independent Public Accountants...............................  F-95
  Balance Sheets.........................................................  F-96
  Statements of Operations...............................................  F-97
  Statements of Shareholders' (Deficit) Equity...........................  F-98
  Statements of Cash Flows...............................................  F-99
  Notes to Financial Statements.......................................... F-100

IGIVE.COM, INC.
  Independent Auditors' Report........................................... F-103
  Balance Sheets......................................................... F-104
  Statements of Operations............................................... F-105
  Statement of Unitholders' Deficit and Statement of Stockholders'
   Deficit............................................................... F-106
  Statements of Cash Flows............................................... F-107
  Notes to Financial Statements.......................................... F-108

ISALVAGE.COM, INC.
  Independent Auditors' Report........................................... F-116
  Balance Sheet.......................................................... F-117
  Statement of Operations................................................ F-118
  Statement of Stockholders' Equity...................................... F-119
  Statement of Cash Flows................................................ F-120
  Notes to Financial Statements.......................................... F-121

I-STREET, INC.
  Independent Auditors' Report........................................... F-126
  Balance Sheets......................................................... F-127
  Statements of Operations............................................... F-128
  Statements of Stockholder's Equity (Deficit)........................... F-129
  Statements of Cash Flows............................................... F-130
  Notes to Financial Statements.......................................... F-131

LIVEONTHENET.COM, INC.
  Report of Independent Public Accountants............................... F-136
  Balance Sheets......................................................... F-137
  Statements of Operations............................................... F-138
  Statements of Shareholders' Investment................................. F-139
  Statements of Cash Flows............................................... F-140
  Notes to Financial Statements.......................................... F-141

MARTIN PARTNERS, L.L.C.
  Independent Auditors' Report........................................... F-147
  Balance Sheets......................................................... F-148
  Statements of Operations............................................... F-149
  Statements of Members' Equity.......................................... F-150
  Statements of Cash Flows............................................... F-151
  Notes to Financial Statements.......................................... F-152

                                                                           Page
                                                                           -----
MERCANTEC, INC.
  Independent Auditors' Report............................................ F-154
  Balance Sheets.......................................................... F-155
  Statements of Operations................................................ F-156
  Statements of Stockholders' Equity (Deficit)............................ F-157
  Statements of Cash Flows................................................ F-158
  Notes to Financial Statements........................................... F-159

THE OILSPOT.COM LLC
  Independent Auditors' Report............................................ F-165
  Balance Sheet........................................................... F-166
  Statement of Operations................................................. F-167
  Statement of Members' Deficit........................................... F-168
  Statement of Cash Flows................................................. F-169
  Notes to Financial Statements........................................... F-170

OPINIONWARE.COM, INC.
  Independent Auditors' Report............................................ F-174
  Balance Sheet........................................................... F-175
  Statement of Operations................................................. F-176
  Statement of Shareholders' Deficit...................................... F-177
  Statement of Cash Flows................................................. F-178
  Notes to Financial Statements........................................... F-179

OUTTASK.COM, INC.
  Independent Auditors' Report............................................ F-185
  Balance Sheet........................................................... F-186
  Statement of Operations................................................. F-187
  Statement of Stockholders' Deficit...................................... F-188
  Statement of Cash Flows................................................. F-189
  Notes to Financial Statements........................................... F-190

PERCEPTUAL ROBOTICS, INC.
  Independent Auditors' Report............................................ F-195
  Balance Sheets.......................................................... F-196
  Statements of Operations................................................ F-197
  Statements of Stockholders' Equity (Deficit)............................ F-198
  Statements of Cash Flows................................................ F-199
  Notes to Financial Statements........................................... F-200

POCKETCARD INC.
  Independent Auditors' Report............................................ F-205
  Balance Sheets.......................................................... F-206
  Statements of Operations................................................ F-207
  Statements of Stockholders' Deficit..................................... F-208
  Statements of Cash Flows................................................ F-209
  Notes to Financial Statements........................................... F-210

VIACHANGE.COM, INC.
  Independent Auditors' Report............................................ F-216
  Balance Sheet........................................................... F-217
  Statement of Operations................................................. F-218
  Statement of Shareholders' Deficit...................................... F-219
  Statement of Cash Flows................................................. F-220
  Notes to Financial Statements........................................... F-221

                                                                           Page
                                                                           -----
WEB DESIGN GROUP, INC.
  Independent Auditors' Report............................................ F-224
  Balance Sheets.......................................................... F-225
  Statements of Operations................................................ F-226
  Statements of Stockholders' Equity (Deficit)............................ F-227
  Statements of Cash Flows................................................ F-228
  Notes to Financial Statements........................................... F-229

WESTBOUND CONSULTING, INC.
  Independent Auditors' Report............................................ F-232
  Consolidated Balance Sheets............................................. F-233
  Consolidated Statements of Operations................................... F-234
  Consolidated Statements of Equity (Deficit)............................. F-235
  Consolidated Statements of Cash Flows................................... F-236
  Notes to Consolidated Financial Statements.............................. F-237

WHIPLASH, INC.
  Independent Auditors' Report............................................ F-243
  Balance Sheets.......................................................... F-244
  Statements of Operations................................................ F-245
  Statements of Stockholders' Equity (Deficit)............................ F-246
  Statements of Cash Flows................................................ F-247
  Notes to Financial Statements........................................... F-248

XIPPIX, INC.
  Independent Auditors' Report............................................ F-254
  Balance Sheet........................................................... F-255
  Statement of Operations................................................. F-256
  Statement of Stockholders' Deficit...................................... F-257
  Statement of Cash Flows................................................. F-258
  Notes to Financial Statements........................................... F-259

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
divine interVentures, inc.

   We have audited the accompanying consolidated balance sheet of divine interVentures, inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from May 7, 1999 (inception) through December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of divine interVentures, inc. and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the period from May 7, 1999 (inception) through December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Chicago, Illinois
February 14, 2000

                           DIVINE INTERVENTURES, INC.

                           CONSOLIDATED BALANCE SHEET

                               December 31, 1999

                                     Assets

Current assets:
  Cash and cash equivalents...................................... $162,840,846
  Accounts receivable, less allowance for doubtful accounts of
   $586,511......................................................    2,628,718
  Notes receivable...............................................    4,075,000
  Prepaid expenses and other current assets......................    1,391,100
                                                                  ------------
      Total current assets.......................................  170,935,664
Property and equipment, net of accumulated depreciation..........    3,926,816
Goodwill and other intangible assets, net of accumulated
 amortization of $312,128........................................   18,122,621
Ownership interests in associated companies......................   44,752,056
Deferred offering costs..........................................    1,612,500
Other noncurrent assets..........................................      101,894
                                                                  ------------
      Total assets............................................... $239,451,551
                                                                  ============

                      Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable............................................... $  3,523,756
  Accrued expenses and other current liabilities.................    6,096,355
  Notes payable to associated companies..........................   22,500,000
  Deferred revenue...............................................      536,217
                                                                  ------------
      Total current liabilities..................................   32,656,328
Other noncurrent liabilities.....................................      281,118
Minority interest................................................      700,430

Stockholders' equity:
  Series D senior convertible preferred stock, $.001 par value;
   197,000,000 shares authorized; no shares issued and
   outstanding...................................................          --
  Series E senior participating convertible redeemable preferred stock, $.001 par value; 20,000,000 shares authorized; no
   shares issued and outstanding.................................          --
  Series F senior convertible preferred stock, $.001 par value;
   13,000,000 shares
   authorized, no shares issued and outstanding..................          --
  Series C senior convertible preferred stock, $.001 par value;
   200,000,000 shares authorized; 190,062,125 shares issued and
   outstanding...................................................      190,062
  Series B-1 junior convertible preferred stock, $.001 par value;
   25,000,000 shares authorized; 2,712,000 shares issued and
   outstanding...................................................        2,712
  Series B-2 junior convertible preferred stock, $.001 par value;
   21,000,000 shares authorized; 20,100,000 shares issued and
   outstanding...................................................       20,100
  Series A-1 junior convertible preferred stock, $.001 par value;
   48,000,000 shares authorized; 9,236,600 shares issued and
   outstanding...................................................        9,237
  Series A-2 junior convertible preferred stock, $.001 par value;
   39,000,000 shares authorized; 37,750,000 shares issued and
   outstanding...................................................       37,750
  Class A common stock, $.001 par value; 900,000,000 shares
   authorized; 22,750,000 shares issued and outstanding..........       22,750
  Class B common stock, $.001 par value; 100,000,000 shares
   authorized; 12,250,000 shares issued and outstanding..........       12,250
  Additional paid-in capital.....................................  241,007,340
  Unearned stock-based compensation..............................  (26,660,788)
  Accumulated deficit............................................   (8,827,738)
                                                                  ------------
      Total stockholders' equity.................................  205,813,675
                                                                  ------------
      Total liabilities and stockholders' equity................. $239,451,551
                                                                  ============

          See accompanying notes to consolidated financial statements.

                           DIVINE INTERVENTURES, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

         Period from May 7, 1999 (inception) through December 31, 1999

Revenues:
  Products....................................................... $    312,742
  Services.......................................................      723,877
                                                                  ------------
                                                                     1,036,619
                                                                  ------------
Operating expenses:
  Cost of revenues:
    Products.....................................................      233,778
    Services.....................................................      793,637
                                                                  ------------
                                                                     1,027,415
  Selling, general and administrative............................    8,407,786
  Amortization of stock-based compensation.......................      747,410
                                                                  ------------
    Total operating expenses.....................................   10,182,611
                                                                  ------------
    Operating loss...............................................   (9,145,992)
                                                                  ------------
Interest income..................................................    1,588,863
Interest expense.................................................     (204,817)
                                                                  ------------
    Loss before minority interest and equity in losses of
     associated companies........................................   (7,761,946)
Minority interest................................................       51,277
Equity in losses of associated companies.........................   (1,117,069)
                                                                  ------------
    Net loss.....................................................   (8,827,738)
Accretion of preferred stock dividends...........................   (3,520,052)
                                                                  ------------
    Net loss applicable to common stockholders................... $(12,347,790)
                                                                  ============

    Basic and diluted net loss per share applicable to common
     stockholders................................................ $      (0.73)
    Shares used in computing basic and diluted net loss per
     share.......................................................   16,896,444


          See accompanying notes to consolidated financial statements.

                          DIVINE INTERVENTURES, INC.

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

         Period from May 7, 1999 (inception) through December 31, 1999

                            Preferred stock       Common stock    Additional    Unearned                     Total
                          -------------------- ------------------   paid-in   stock-based   Accumulated  stockholders'
                            Shares     Amount    Shares   Amount    capital   compensation    deficit       equity
                          ----------- -------- ---------- ------- ----------- ------------  -----------  -------------
Balance at May 7, 1999
 (inception)............          --  $    --         --  $   --          --          --           --             --
Issuance of Class A
 common stock...........          --       --  20,700,000  20,700         --          --           --          20,700
Issuance of Class B
 common stock...........          --       --  12,250,000  12,250         --          --           --          12,250
Issuance of Series A-1
 preferred stock........    9,236,600    9,237        --      --    2,287,413         --           --       2,296,650
Issuance of Series A-2
 preferred stock........   37,750,000   37,750        --      --    9,387,250         --           --       9,425,000
Issuance of Series B-1
 preferred stock........    2,712,000    2,712        --      --    1,340,788         --           --       1,343,500
Issuance of Series B-2
 preferred stock........   20,100,000   20,100        --      --   10,017,400         --           --      10,037,500
Issuance of Series C
 preferred stock........  190,062,125  190,062        --      --  189,030,841         --           --     189,220,903
Exercise of stock
 options--Class A common
 stock..................          --       --   2,050,000   2,050   1,535,450         --           --       1,537,500
Unearned stock-based
 compensation...........          --       --         --      --   27,408,198 (27,408,198)         --             --
Amortization of stock-
 based compensation.....          --       --         --      --          --      747,410          --         747,410
Net loss................          --       --         --      --          --          --    (8,827,738)    (8,827,738)
                          ----------- -------- ---------- ------- ----------- -----------   ----------    -----------
Balance at December
 31, 1999...............  259,860,725 $259,861 35,000,000 $35,000 241,007,340 (26,660,788)  (8,827,738)   205,813,675
                          =========== ======== ========== ======= =========== ===========   ==========    ===========

         See accompanying notes to consolidated financial statements.

                           DIVINE INTERVENTURES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

     For the period from May 7, 1999 (inception) through December 31, 1999

Cash flows from operating activities:
  Net loss....................................................... $ (8,827,738)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization................................      410,249
    Amortization of stock-based compensation.....................      747,410
    Equity in losses of associated companies.....................    1,117,069
    Minority interest............................................      (51,277)
    Changes in assets and liabilities, excluding effects from
     acquisitions:
      Accounts receivable........................................     (577,266)
      Deferred offering costs....................................   (1,612,500)
      Prepaid expenses and other assets..........................     (488,550)
      Accounts payable...........................................    2,640,822
      Accrued expenses and other liabilities.....................    5,816,420
      Deferred revenue...........................................      121,753
                                                                  ------------
        Net cash used in operating activities....................     (703,608)
                                                                  ------------
Cash flows from investing activities:
  Additions to property and equipment............................   (2,636,365)
  Acquisitions of ownership interests in associated companies, net of cash acquired..........................................  (43,238,184)
  Issuance of notes receivable...................................   (4,075,000)
                                                                  ------------
        Net cash used in investing activities....................  (49,949,549)
                                                                  ------------
Cash flows from financing activities:
  Proceeds from the issuance of common stock.....................       32,950
  Proceeds from the exercise of stock options....................    1,537,500
  Proceeds from the issuance of preferred stock, net of issuance costs.........................................................  211,923,553
                                                                  ------------
        Net cash provided by financing activities................  213,494,003
                                                                  ------------
Net increase in cash and cash equivalents........................  162,840,846
Cash and cash equivalents at beginning of period.................          --
                                                                  ------------
Cash and cash equivalents at end of period.......................  162,840,846
                                                                  ============
Supplemental disclosures:
  Interest paid.................................................. $     26,543
  Noncash financing activities:
    Issuance of preferred stock in exchange for professional
     services....................................................      400,000
    Issuance of notes payable for ownership interests in
     associated companies........................................   22,500,000

          See accompanying notes to consolidated financial statements.

                           DIVINE INTERVENTURES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

 (a) Description of Business

   divine interVentures, inc. (Company) was incorporated in the State of Delaware on May 7, 1999 and commenced operations on June 30, 1999. The Company is actively engaged in business-to-business e-commerce through its community of associated companies. The Company fosters collaboration among the associated companies, many of which are located together in the Company's facilities, to provide cross-selling and marketing opportunities and support business growth and the sharing of information and business expertise. The Company manages, finances, operates and provides services to its associated companies.

 (b) Principles of Consolidation

   The various interests that the Company acquires in its associated companies are accounted for under three methods: consolidation, equity, or cost method. The Company determines the method of accounting for its associated companies on a case-by-case basis based upon its ownership percentage in each associated company, as well as its degree of influence over each associated company.

   Consolidation. Associated companies in which the Company owns, directly or indirectly, more than 50% of the outstanding voting power are generally accounted for under the consolidation method of accounting. Under this method, an associated company's results of operations are reflected within the Company's consolidated statement of operations. Earnings or losses attributable to other stockholders of a consolidated associated company are identified as "minority interest" in the Company's consolidated statement of operations. Minority interest adjusts the Company's consolidated net results of operations to reflect only its share of the earnings or losses of an associated company. Transactions between the Company and its consolidated associated companies are eliminated in consolidation.

   Equity Method. Associated companies in which the Company owns 50% or less of the outstanding voting power, but over which the Company exercises significant influence, are generally accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to an associated company depends on an evaluation of several factors including, among other things, representation on the associated company's board of directors, ownership percentage and voting rights associated with the Company's holdings in the associated company. Generally, if the Company owns at least 20%, but not more than 50%, of the outstanding voting power of an associated company, the Company accounts for its interests under the equity method. Under the equity method of accounting, associated companies' results of operations are not reflected within the Company's consolidated operating results. However, the Company's share of the earnings or losses of that associated company is identified as "equity in earnings (losses) of associated companies" in the Company's consolidated statement of operations.

   The amount by which the Company's carrying value exceeds its share of the underlying net assets of associated companies accounted for under the equity method of accounting is amortized on a straight-line basis over five years, which the Company believes to be the minimum number of years for which the associated companies will be successfully implementing their business plans, based on various factors such as their revenue models and technology, and the industries in which they operate. This amortization adjusts the Company's share of the "equity in earnings (losses) of associated companies" in the Company's consolidated statement of operations.

   Cost Method. Associated companies not accounted for under either the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, the Company's share of the earnings and losses of these companies is not included in the Company's consolidated statement of operations.

   The Company records its ownership interest in equity securities of its associated companies accounted for under the cost method at cost, unless the securities have readily determinable fair values based on quoted

                           DIVINE INTERVENTURES, INC.

market prices, in which case these interests would be accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities.

 (c) Cash Equivalents

   The Company considers all highly liquid instruments with an original maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents at December 31, 1999 are invested principally in money market accounts.

 (d) Concentration of Credit Risk

   The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents. The Company maintains all of its cash accounts with Bank of America. The total cash balances of the Company are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The Company had cash balances on deposit with Bank of America at December 31, 1999 that exceeded the balance insured by the FDIC by approximately $162,741,000.

 (e) Financial Instruments

   Cash equivalents, accounts receivable, notes receivable, accounts payable and notes payable to associated companies are carried at cost which approximates fair value due to the short-term maturity of these instruments.

 (f) Property and Equipment

   Property and equipment are carried at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. Amortization of leasehold improvements is computed over the shorter of the lease term or estimated useful life of the assets.

 (g) Software Development Costs

   Product development costs are expensed as incurred. SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, does not materially affect the Company.

 (h) Revenue Recognition

   Software transactions are accounted for in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements, such as software products, upgrades/enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The revenue allocated to software licenses where the separate service elements are not essential to functionality of the other elements is generally recognized when persuasive evidence of an arrangement exists, delivery of the product has occurred, the fee is fixed or determinable, and collectibility is probable. When the separate service elements are essential to the functionality of the other elements, software license revenues are recognized according to the contract accounting provisions outlined in SOP 81-1, Accounting for Performance of Construction-Type and Certain Performance-Type Contracts, specifically the percentage-of-completion method. The revenue allocated to post-contract customer support is recognized ratably over the term of the support, and revenue allocated to service elements such as training, installation and customization is recognized as the services are performed.

   Revenue earned from webcasting and Web page development, hosting and advertising are generally recognized in the month in which services are performed, provided that no significant obligations remain. Webcasting revenues are recognized when events are cast. Web advertising revenues are recognized in the period in which the advertising is displayed. One-time fees earned from web page development is recognized upon completion of the work. Revenues for Web hosting and advertising are recognized in the period the services are provided. Amounts received in advance of meeting the revenue recognition criteria are deferred.

                           DIVINE INTERVENTURES, INC.

   Consulting revenue is recognized as the services are performed.

   Revenue from equipment sales is recognized upon shipment.

   Management fees are recognized as revenue over the period of the management service.

 (i) Goodwill and Other Intangible Assets

   Goodwill represents the excess of cost over net assets of acquired businesses that are consolidated and is amortized on a straight-line basis over five years, which the Company believes to be the minimum number of years for which the associated companies will be successfully implementing their business plans, based on various factors such as their revenue models and technology, and the industries in which they operate. Other intangible assets include developed technology (generally amortized over three to seven years), customer lists (generally amortized over two to seven years) and workforce in place (generally amortized over three to ten years).

 (j) Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (k) Stock Options

   SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost of stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the option exercise price and is charged to operations over the vesting period. Income tax benefits attributable to stock options exercised are credited to additional paid-in capital.

 (l) Net Loss Per Share

   Net loss per share is computed using the weighted average number of common shares outstanding during the period and the net loss available to common stockholders of $12,347,790, which includes preferred stock dividends of $3,520,052. Because the Company reported a net loss for the period ended December 31, 1999, potentially dilutive securities have not been included in the shares used to compute net loss per share.

   Had the Company reported net income for the period ended December 31, 1999, the weighted average number of shares outstanding would have potentially been diluted by approximately 89,955,000 common equivalent shares, assuming the conversion of preferred stock and an additional 3,714,000 common equivalent shares, assuming the exercise of stock options.

 (m) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                           DIVINE INTERVENTURES, INC.

 (n) Recent Accounting Pronouncements

   The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flows.

(2) Revenues From Equity Method Investees

   Consolidated revenues for the period from May 7, 1999 (inception) through December 31, 1999 includes $292,893 of revenues generated from transactions with the Company's equity-method associated companies.

(3) Property and Equipment

   Property and equipment, at cost, less accumulated depreciation and amortization, are summarized as follows at December 31, 1999:

      Computer equipment and software............................... $3,739,362
      Office equipment and furniture................................    194,054
      Construction in progress......................................     32,564
      Leasehold improvements........................................     62,922
                                                                     ----------
                                                                      4,028,902
      Less accumulated depreciation and amortization................   (102,086)
                                                                     ----------
                                                                     $3,926,816
                                                                     ==========

(4) Goodwill and Other Intangible Assets

   Goodwill and other intangible assets are summarized as follows at December 31, 1999:

      Goodwill..................................................... $12,222,072
      Developed technology.........................................   3,893,971
      Customer lists...............................................   1,502,685
      Workforce in place...........................................     573,273
      Other intangible assets......................................     242,748
                                                                    -----------
                                                                     18,434,749
      Less accumulated amortization................................    (312,128)
                                                                    -----------
                                                                    $18,122,621
                                                                    ===========

(5) Business Combinations

   On October 14, 1999, the Company acquired 1.9% of Neoforma.com, Inc. (Neoforma) for $6,000,000. Neoforma provides business-to-business e-commerce services in the medical products market.

   On October 29, 1999, the Company acquired 2.1% of The National
Transportation Exchange, Inc. (NTE) for $750,000. NTE offers an electronic marketplace that aggregates suppliers and buyers of freight transportation capacity.

   On October 29, 1999, the Company acquired 0.9% of comScore, Inc., (comScore) for $200,208. ComScore is a company that provides online consumer behavior data and related consulting services.

   On November 8, 1999, the Company paid $2,000,000 and issued a promissory note for $4,000,000 for 26.5% of Whiplash, Inc. (Whiplash), which provides a web-based global distribution system that improves the efficiency and profitability of sellers in the leisure travel market space. The promissory note carries interest at 6% and is payable in a $2,000,000 final installment on March 31, 2000. The first $2,000,000 installment was paid on December 31, 1999.

   On November 19, 1999, the Company acquired 1.1% of Commerx, Inc. for $2,500,000. Commerx provides vertical online marketplaces for industrial markets.

   On November 19, 1999, the Company paid $4,905,275 for 100% of mindwrap, inc. (mindwrap) and their OPTIX software, which provides document imaging, management and control to laser disk technology. As part of this acquisition, $694,529 of debt owed by mindwrap to its parent company was forgiven.

                           DIVINE INTERVENTURES, INC.

   On November 23, 1999, the Company paid $5,000,000 and issued a promissory note for $10,000,000 for 37.4% of PocketCard Inc., which provides businesses and individuals with debit cards that allow real-time funding over the Internet. The promissory note carries interest at 8% and is payable in equal installments on February 20, 2000 and March 22, 2000.

   On November 23, 1999, the Company acquired 8.3% of Sequoia Software Corporation (Sequoia) for $5,000,000. Sequoia provides Internet infrastructure software to proprietary web sites designed as market makers.

   On November 23, 1999, the Company paid $500,000 for 63.8% of i-Street, Inc., which is a business-to-business media company and news portal focused on the Internet and technology businesses in Chicago and the Midwest.

   On November 23, 1999, the Company paid $867,000 for a 43.0% interest in Entrepower, Inc., which is an on-line recruiting service provider.

   On December 8, 1999, the Company paid $7,500,000 and issued a promissory note for $7,500,000 to purchase 76.9% of LiveOnTheNet.com, Inc. (LiveOnTheNet), which offers proprietary technology for webcasting live events online. This promissory note carries interest at the prime rate as recorded in the Wall Street Journal (8.5% at December 31, 1999) and is payable in full on June 30, 2000, or the consummation of an initial public offering by the Company, whichever is sooner. As part of this acquisition, $4,514,000 of debt owed by LiveOnTheNet to its parent company was forgiven.

   On December 8, 1999, the Company acquired 44.1% of OpinionWare.com, Inc. for $2,000,000. OpinionWare.com provides technology that allows businesses to gather and analyze the opinions of large public and private online communities.

   On December 10, 1999, the Company acquired 31.8% of OUTTASK.COM, Inc. (OUTTASK) for $4,000,000 and a promissory note for $3,000,000. The promissory note is payable on March 1, 2000 and carries an interest rate of 8.5%. OUTTASK provides business-to-business e-commerce applications and services to technology and Internet companies.

   The following unaudited pro forma financial information presents the consolidated operations of the Company and the acquired companies for the period from May 7, 1999 (inception) through December 31, 1999 as if the acquisitions had occurred as of May 7, 1999, after giving effect to certain adjustments including increased amortization of goodwill and other intangible assets related to the acquisitions. The unaudited pro forma financial information is provided for informational purposes only and should not be construed to be indicative of the Company's consolidated results of operations had the acquisitions been consummated May 7, 1999 and do not project the Company's results of operations for any future period:

      Revenues................................................... $  3,908,000
      Net loss...................................................  (12,580,000)
      Basic and diluted net loss per share applicable to common
       stockholders..............................................        (0.95)

(6) Ownership Interests in Associated Companies

   The following summarizes the Company's ownership interests in associated companies accounted for under the equity method or cost method of accounting. The ownership interests are classified according to applicable accounting methods at December 31, 1999. Cost basis represents the Company's original acquisition cost.

                                                          December 31, 1999
                                                      --------------------------
                                                      Carrying value Cost basis
                                                      -------------- -----------
      Equity method..................................  $30,299,931   $31,417,000
      Cost method....................................   14,452,125    14,452,125
                                                       -----------   -----------
                                                       $44,752,056   $45,869,125
                                                       ===========   ===========

                           DIVINE INTERVENTURES, INC.

   At December 31, 1999, the Company's carrying value in its associated companies accounted for under the equity method exceeded its share of the underlying equity in the net assets of such companies by $21,275,604. This excess is being amortized over a five-year period. Amortization expense of $443,136 is included in "equity in losses of associated companies" in the accompanying consolidated statement of operations.

   The following summarized financial information for associated companies accounted for under the equity method of accounting at December 31, 1999 has been compiled from the financial statements of the respective associated companies:

                                 Balance Sheet

                                                                    December 31,
                                                                        1999
                                                                    ------------
Current assets..................................................... $25,012,095
Noncurrent assets..................................................   1,327,778
                                                                    -----------
    Total assets................................................... $26,339,873
                                                                    ===========
Current liabilities................................................ $ 1,713,148
Non-current liabilities............................................     375,000
Stockholders' equity and redeemable preferred stock................  24,251,725
                                                                    -----------
    Total liabilities and stockholders' equity..................... $26,339,873
                                                                    ===========

                             Results of Operations

                                                                   May 7, 1999
                                                                  (inception) to
                                                                   December 31,
                                                                       1999
                                                                  --------------
Revenues.........................................................  $    34,092
Net loss.........................................................  $(4,784,780)

  Three of the companies in which the Company acquired an interest in 1999 have been accounted for using the consolidation method. The purchase prices have been allocated to the identifiable net assets based upon their book values, which approximate fair values, at the dates of acquisition. The portions of the purchase prices allocated to identifiable intangible assets and goodwill are being amortized on a straight-line basis over two to ten years. These companies are included in the Company's consolidated financial statements from the dates of acquisition. The purchase prices for 1999 acquisitions were allocated as follows:


                                                                         i-
                                        mindwrap,   LiveOnTheNet.com, Street,
                                           inc.           Inc.          Inc.
                                        ----------  ----------------- --------
        Identifiable net assets
         (liabilities assumed)......... $  (26,843)    $ 1,941,063    $298,054
        Developed technology...........  3,893,971             --          --
        Customer lists.................    751,803         750,882         --
        Workforce in place.............    286,344         286,929         --
        Goodwill.......................        --       12,021,126     201,946
                                        ----------     -----------    --------
        Purchase price................. $4,905,275     $15,000,000    $500,000
                                        ==========     ===========    ========

                           DIVINE INTERVENTURES, INC.

(7) Lease Commitments
   The Company has noncancelable operating lease commitments for office space and equipment. The future minimum lease payments as of December 31, 1999 are as follows:

      2000.......................................................... $1,010,059
      2001..........................................................  1,157,606
      2002..........................................................    776,677
      2003..........................................................    613,329
      2004..........................................................    631,657
      Thereafter....................................................  1,209,267
                                                                     ----------
          Total minimum lease payments.............................. $5,398,595
                                                                     ==========

   Rental expense under operating leases was approximately $200,000 for the period from May 7, 1999 (inception) through December 31, 1999.

(8) Income Taxes
   The reconciliation of income tax expense (benefit) computed using the Federal statutory rate of 34% to the Company's income tax expense (benefit) is as follows:

      Federal income tax benefit at the statutory rate............ $(3,001,431)
      State income tax benefit, net...............................    (329,274)
      Equity in losses of associated companies....................     379,803
      Minority interest...........................................     (17,434)
      Amortization of stock-based compensation....................     254,119
      Nondeductible intangible asset amortization.................     105,512
      Nondeductible meals and entertainment.......................      40,365
                                                                   -----------
                                                                    (2,568,340)
      Effect of change in valuation allowance.....................   2,568,340
                                                                   -----------
                                                                   $       --
                                                                   ===========

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1999 are as follows:

      Deferred tax assets:
        Depreciation............................................... $     3,171
        State taxes................................................      40,767
        Accrued expenses...........................................     274,041
        Net operating loss carryforward............................   2,250,361
                                                                    -----------
          Total gross deferred tax assets..........................   2,568,340
        Less valuation allowance...................................  (2,568,340)
                                                                    -----------
          Net deferred tax asset................................... $       --
                                                                    ===========

   No provision for Federal or state income taxes has been recorded as the Company incurred a net operating loss during the period presented. The Company has recorded a full valuation allowance against its gross deferred tax assets since management believes that it is more likely than not that these assets will not be realized. No income tax benefit has been recorded for the period presented because of the valuation allowance.

   At December 31, 1999, the Company had approximately $5,770,000 of net operating loss carryforwards, which are available to reduce future Federal income taxes, if any. The net operating loss carryforwards expire at the end of 2019.

(9) Ownership Interest in Platinum Venture Partners I, L.P. and Platinum Venture Partners II, L.P.

   On August 4, 1999, the Company became the general partner of Platinum Venture Partners I, L.P. (PVP I) and Platinum Venture Partners II, L.P. (PVP
II) pursuant to a vote by the limited partners of PVP I and PVP II, after Platinum Venture Partners, Inc. withdrew as general partner. The Company provides strategic and

                           DIVINE INTERVENTURES, INC.

operations support to the portfolio companies of PVP I and PVP II. These services are generally provided by the Company's employees, members of its board of directors, and outside consultants. The costs related to employees are paid by the Company and are reflected by the Company in cost of revenues on the consolidated statement of operations.

   As the general partner of PVP I, the Company's only source of income is an annual management fee, payable in advance in quarterly installments commencing on October 1, 1999, of 2 1/2% of the fair market value of the partnership, adjusted annually, by the increase in the Consumer Price Index for All Urban Consumers, U.S. City Average during the preceding calendar year. As the general partner of PVP II, the Company's only source of income is an annual management fee, payable in advance in quarterly installments commencing on October 1, 1999, of 2 1/2% of, through December 31, 2000, the aggregate partner commitments or, beginning January 1, 2001, the fair market value of the ownership, adjusted annually, by the percentage increase in the Consumer Price Index for All Urban Consumers, U.S. City Average during the preceding calendar year.

   Under the terms of the PVP I and PVP II Agreements of Limited Partnership (the Agreements), the Company may be removed as the general partner of PVP I and PVP II upon the written request of those limited partners which have at least two-thirds of the total limited partner interests as defined in the Agreements.

(10) Capital Stock

   Holders of class A common stock are entitled to one vote per share. Holders of class B common stock are entitled to 10 votes per share. Holders of series A, series B, and series C preferred stock will vote on an as-converted basis with the holders of class A and class B common stock as a single class on all matters requiring stockholder approval.

   The class A common stock has no conversion rights. A holder of class B common stock is able to convert its class B common stock into class A common stock, in whole or in part, at any time and from time to time on a share-for-share basis.

   Series A-1 and series B-1 shares are convertible at any time into class A common stock on a share-for-share basis. Series A-2 and series B-2 shares are convertible at any time into class B common stock on a share-for-share basis. Each share of series C preferred stock is convertible into one share of class A common stock at any time.

   The series C preferred stock will automatically convert into class A common stock immediately before the completion of a firm commitment underwritten public offering of the Company's class A common stock in which the aggregate price paid for the shares by the public is at least $50,000,000 at a price per share of class A common stock of no less than twice the effective conversion price of the series C preferred stock.

   Dividends on series A preferred stock are cumulative and accrue on a daily basis at an annual rate of 5.0% of the series A liquidation value. Dividends on series B preferred stock are cumulative and accrue on a daily basis at an annual rate of 6.5% of the series B liquidation value. Dividends on series C preferred stock are cumulative and accrue at an annual rate of 8.0% of the $1.00 purchase price. No dividends will be paid on common stock until all accrued but unpaid dividends on the series C, series B, and series A preferred stock, in that order, are paid or declared and set apart for payment. Dividends are payable only upon declaration by the Company's board of directors.

   Common and preferred stockholders are entitled to receive cash dividends equally on a per share basis, or on an as-converted basis for preferred stockholders, if and when the dividends are declared by the board of directors from legally available funds.

                           DIVINE INTERVENTURES, INC.

   In the case of any dividend paid in stock, holders of class A common stock will be entitled to receive the same percentage dividend payable in shares of class A common stock that the holders of class B common stock receive payable in shares of class B common stock.

   Preferred stock dividends in arrears as of December 31, 1999 are $169,513 for series A, $189,361 for series B, and $3,161,178 for series C.

   Holders of the series C, series B, and series A preferred stock are paid, in that order, upon the liquidation of the Company. Each series of preferred stock is entitled to its liquidation value plus any accrued but unpaid dividends, insofar as there are sufficient assets of the Company to be distributed. After satisfaction of the liquidation preferences of all series of preferred stock, any remaining assets will be distributed ratably among all holders of the common stock.

   Holders of series C preferred stock may choose to convert their shares into common stock and participate ratably as common stockholders rather than receive the liquidation preference as preferred stockholders. The Company is entitled at any time, upon 30 days prior notice, to redeem all or any portion of the series C preferred stock at a price per share equal to $1.00 plus all accrued but unpaid dividends.

   Dividends on series D preferred stock are cumulative, accrue on a daily basis at an annual rate of 8.0% of the series D liquidation value and are payable only upon declaration by the Company's board of directors. Series D preferred stock votes together with the common stock as a single class and is convertible into shares of class A common stock based upon the liquidation value of the series D preferred stock, at any time by the stockholder. Series D preferred stock ranks senior to all other classes and series of capital stock in the Company with regard to dividends and distributions on liquidation.

(11) Stock Options

   The Company, under the 1999 Stock Incentive Plan (Plan), which was adopted on October 1, 1999, reserved 40,000,000 shares of common stock for issuance. The maximum number of shares available for delivery under the Plan automatically increases on January 1 of each year, beginning on January 1, 2001, by a number of shares of class A common stock equal to the lesser of (1) 10% of the total number of shares of class A common stock then outstanding, assuming for that purpose the conversion into class A common stock of all then outstanding convertible securities, or (2) 300,000,000 shares.

   The stock is reserved for employees, directors, and consultants. The Company applies APB 25 in accounting for the Plan.

   During 1999, the Company granted stock options to purchase shares of class A common stock to employees and directors at a weighted average exercise price of $0.75, which were granted at less than the deemed fair value of the common stock at the date of grant. For the period from May 7, 1999 (inception) through December 31, 1999, the Company recorded unearned stock-based compensation of approximately $27,408,000 in connection with these options. This amount will be amortized over the vesting period of the applicable options, generally four years in the case of options granted to employees and one year in the case of options granted to non-employee directors. The Company amortized approximately $747,000 of unearned stock-based compensation for the period from May 7, 1999 (inception) through December 31, 1999. The Company expects to amortize the following amounts of deferred compensation relating to options granted in 1999 as follows: 2000 - $7,819,000; 2001 - $6,480,000; 2002 - $6,480,000 and 2003 -
$5,882,000.

   Had compensation cost for the Plan been determined consistent with SFAS No. 123, the Company's net loss and net loss per share would have been the pro forma amounts indicated below for the period from May 7, 1999 (inception) to December 31, 1999:

     Net loss:
       As reported................................................. $8,827,738
       Pro forma...................................................  8,977,605
     Net loss per share applicable to common stockholders:
       As reported................................................. $    (0.73)
       Pro forma...................................................      (0.74)

                           DIVINE INTERVENTURES, INC.

   The term of each option is stated in the option agreement and is not to exceed 10 years after the grant date. Option pricing shall be determined by the Plan Administrator. However, if the stock option is an incentive stock option, then the exercise price of the stock cannot be less than 100% of the fair value per share on the date of the grant.

   Any option granted shall be exercisable at such times and under such conditions as determined by the Plan Administrator. However, for most options, 25% of the shares subject to the option shall vest on each of the next four anniversaries of the vesting commencement date. Options under the Plan are exercisable immediately, subject to repurchase rights held by the Company, which lapse over the vesting period.

   The fair value of the stock option grants is estimated using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for stock option grants in 1999: weighted-average exercise price of $0.75; expected dividend yields of 0% for all years; expected volatility of 0%; risk-free interest rate of 6.42%; and an expected life of four years.

   Stock option plan activity during the period from May 7, 1999 (inception) to December 31, 1999 was as follows:

                                                                       Weighted
                                                                       average
                                                                       exercise
                                                            Shares      price
                                                          -----------  --------
      Outstanding at May 7, 1999 (inception).............         --
      Granted............................................  21,473,550   $0.75
      Exercised..........................................  (2,050,000)   0.75
                                                          -----------
      Outstanding at December 31, 1999...................  19,423,550    0.75
                                                          ===========
      Options exercisable at December 31, 1999...........  19,423,550
                                                          ===========
      Weighted-average fair value of options granted during the
       period from
       May 7, 1999 (inception) to December 31, 1999..................   $0.17

   The following table summarizes information about stock options outstanding at December 31, 1999:

                           Options outstanding                Options exercisable
                ------------------------------------------ -------------------------
                            Weighted-avg.
                Number of     remaining     Weighted-avg.  Number of  Weighted-avg.
Exercise price    Shares   contractual life exercise price   shares   exercise price
--------------  ---------- ---------------- -------------- ---------- --------------
 $0.75          19,423,550    9.8 years         $0.75      19,423,550     $0.75

(12) Related-party Transactions

   The Company's Chief Executive Officer owns 3% of Blackhawk, LLC (Blackhawk) and has the right to acquire an additional 30.3% of Blackhawk. The Company entered into an agreement with Blackhawk whereby it was granted the option to lease a planned office facility in Chicago, Illinois. The Company is required to pay a monthly fee of $50,000 to maintain its option to lease the planned facility. The option term expires on February 29, 2000. Should the Company not exercise the option, it would have to pay a $200,000 building material loss fee and a $100,000 design supervision fee to Blackhawk. During the period from July 1, 1999 through December 31, 1999, the Company paid Blackhawk $250,000.

   The Company's Chief Executive officer owns 33.3% of Habitat-Kahney, LLC (Habitat). In January 2000, the Company entered into a ten year facility lease with Habitat. The Company's rent under this lease is $730,080 per year, with an annual 2% increase.

(13) Revenues from Major Customers

   The Company applies SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, as it pertains to significant customers. PVP I and PVP II, for which the Company acts as general partner, and Whiplash, Inc. accounted for $275,082 (27%) and $282,493 (27%), respectively, of the Company's total revenues in 1999. No other customers accounted for more than 10% of the Company's total revenues in 1999.

                           DIVINE INTERVENTURES, INC.

(14) Subsequent Events

 Ownership Interests in Associated Companies

   During the period from January 1, 2000 through February 12, 2000, the Company acquired ownership interests in the following companies:

                                                Acquisition  Purchase    Equity
Company                                            Date        Price    Interest
-------                                         ----------- ----------- --------
BeautyJungle.com, Inc..........................   1/11/00   $10,000,000  61.0%
bid4real.com, inc..............................   1/24/00     7,000,000  54.3%
BidBuyBuild, Inc...............................   2/11/00     6,000,000  35.4%
CapacityWeb.com, Inc...........................   2/11/00     4,500,000  44.5%
closerlook, inc................................    2/1/00    22,600,000  42.7%
eFiltration.com, Inc...........................   2/11/00    10,000,000  45.2%
i-Fulfillment, Inc.............................   1/28/00    10,000,000  48.8%
iGive.com, inc.+...............................   2/11/00     4,000,000  31.1%
iSalvage.com, Inc..............................    2/3/00     6,500,000  36.3%
Martin Partners, L.L.C.........................    2/8/00     1,670,883  25.0%
Mercantec, Inc.................................   2/11/00    23,500,000  40.4%
The National Transportation Exchange, Inc......    1/5/00     5,112,665   5.3%*
Oilspot.com, Inc...............................   2/10/00     5,000,000  55.6%
Perceptual Robotics, Inc.......................   2/14/00    14,800,000  33.4%
ViaChange.com, Inc.............................   1/31/00     5,000,000  70.0%
Web Design Group...............................   2/11/00     7,000,000  53.4%
Westbound Consulting, Inc......................   2/11/00     1,000,000  52.0%
Xippix, Inc....................................    2/4/00     9,000,000  32.3%

---------------------
*Ownership percentage includes the effect of the Company's initial acquisition of $750,000 on October 29, 1999.
+The Company's Chairman of the Board of Directors is also Chairman of the Board of Directors of iGive.com and beneficially owns approximately 14.2% of iGive.com.

   During January 2000, a subsidiary of the Company paid $1,800,000 to Platinum Entertainment, Inc. and paid $200,000 into an escrow account for certain licensing rights of Platinum Entertainment, Inc. The Company's Chief Executive Officer and two Executive Vice Presidents serve as directors of Platinum Entertainment, Inc.

   On February 11, 2000, the Company executed an agreement with a third party to acquire collaboration and communication software for a total of $63,000,000, consisting of $15,000,000 in cash and the issuance of 10,000,000 shares of series F preferred stock of the Company at a fair value of $4.80 per share. The shares are expected to be issued in March 2000. This software is the basis for the products and services to be provided by divine interChange, inc., which was established by the Company on January 26, 2000.

 Sale of Series D Preferred Stock

   On January 19, 2000, the Company sold 197,000,000 shares of series D preferred stock for net proceeds of approximately $196,900,000.

 Authorization of Preferred Shares

   On February 3, 2000, the Company designated 20,000,000 preferred shares as series E senior participating convertible redeemable preferred stock. Series E preferred stock is convertible into shares of class A common stock based upon the liquidation value of the series E preferred stock, at any time by the stockholder. Series E preferred stock is on an equal ranking with series D senior convertible preferred stock with regard to dividends and distributions on liquidation.

                           DIVINE INTERVENTURES, INC.

   On January 19, 2000, the Company designated 12,600,000 preferred shares as series F senior convertible preferred stock. An additional 400,000 shares were authorized in February 2000. Series F preferred stock is convertible into shares of class A common stock based upon the liquidation value of the series F preferred stock, at any time by the stockholder. Series F preferred stock ranks senior to class A common stock, class B common stock, series A preferred stock, series B preferred stock, and series C preferred stock, and ranks junior to series D preferred stock and series E preferred stock, with regard to dividends and distributions on liquidation.

 Microsoft Alliance Agreement

   On January 28, 2000, the Company entered into a four-year agreement (Agreement) with Microsoft Corporation (Microsoft) pursuant to which the Company agreed to acquire at least $9,595,167 in desktop and server Microsoft software products, and purchase a minimum of $4,660,174 in Microsoft Consulting Services and a minimum of $1,067,430 in Microsoft product support services.

   As a term of the Agreement, the Company shall exercise commercially reasonable efforts to develop a Seattle-based facility that is anticipated to be leased to various other companies, consistent with the Company's current business model, within 15 months of the effective date of the Agreement.

 CMGI Purchase Agreement

   On February 3, 2000, the Company entered into an agreement whereby it authorized the sale of 20,000,000 shares of its series E senior participating convertible redeemable preferred stock to CMGI, Inc. (CMGI). These shares are convertible into shares of the Company's class A common stock. The sale is to be consummated as follows:

  . In March 2000, CMGI will purchase 18,284,327 shares of the preferred stock for $18,284,327.

  . Upon the consummation of a qualified initial public offering (IPO) of the Company, CMGI will purchase the number of shares of class A common stock necessary to make CMGI the beneficial owner of 4.9% of the class A common stock of the Company. These shares will be purchased at the qualified IPO price, and will be paid by the issuance to the Company of shares of CMGI common stock.

   The Company is obligated to redeem these shares as set forth in the following schedule.

                               Scheduled                         Specified
                            Redemption Date                Cumulative Percentage
                            ---------------                ---------------------
             January 1, 2005..............................          25%
             July 1, 2005.................................          33%
             January 1, 2006..............................          50%
             July 1, 2006.................................         100%

   The redemption price is $1 per share, plus all accrued and unpaid dividends, which accrue at an annual rate of 8%.

 2000 Employee Stock Purchase Plan

   In January 2000, the Company adopted, subject to stockholder approval, its 2000 Employee Stock Purchase Plan (ESPP), under which a total of 25,000,000 shares of class A common stock are available for sale to the Company's employees. Through this plan, the Company's eligible employees can purchase class A common stock through payroll deductions and other cash contributions.

                           DIVINE INTERVENTURES, INC.

   Initially, this ESPP will operate over two-year plan periods, except that the first plan period will be shorter as described below. The ESPP generally will be implemented in a series of consecutive six-month offering periods, during each ESPP period. The first ESPP period, however, will begin on the date of the Company's prospectus and end on February 28, 2002, and the first offering period will begin on the date of the Company's prospectus and end on February 28, 2001. There will be only three offering periods during the ESPP period.

   Each participant will be granted an option to purchase the Company's class A common stock on the first day of the ESPP period, and the option will be automatically exercised on the last day of each offering period. The purchase price of each share of class A common stock under the ESPP will equal 85% of the lesser of (1) the fair market value of the Company's class A common stock on the first day of the plan period or (2) the fair market value on the date of purchase. Accordingly, the fair market value of the Company's class A common stock on the first day of the first ESPP period will equal the Company's initial public offering price. The Company's Board of Directors and compensation committee can change the length of the plan periods and offering periods and the other terms described above.

   Payroll deductions may not exceed $25,000 for any employee in any offering period. Further, no participating employee may purchase more than that number of shares which is equal to $25,000 divided by 85% of the fair market value of the Company's class A common stock on the first day of the ESPP period. In addition, no employee can purchase class A common stock under the ESPP if that person, immediately after the purchase, would own stock possessing 5% or more of the total combined voting power or value of all outstanding shares of all classes of the Company's capital stock.

 Big Shoulders InterTech Fund

   On February 10, 2000, the Company committed to fund $4,000,000 to the Big Shoulders interTech Fund (Fund) that will invest in start-up and early-stage companies located in Illinois. The Company serves as general partner of the Fund. The $4,000,000 commitment consists of $80,000 as general partner and $3,920,000 as a limited partner. As general partner, the Company will be required to fund 1% of the total contributions to the Fund. The maximum total contribution to the Fund is $125,000,000, resulting in a maximum future contribution to the Fund by the Company as general partner of $1,170,000.

   With respect to each interest in a company acquired by the Fund, the Company is entitled to receive 20% of all distributions in relation to that interest, after the partners in the Fund have received a return of their invested capital in that company. If, upon liquidation of the Fund, the partners fail to receive a return of all of their contributed capital, the Company is obligated to contribute an amount equal to the deficiency, but not to exceed an amount equal to the distributions received by the Company with respect to the Company's 20% share. The Company is also entitled to receive an annual management fee of 2% of the total capital committed to the Fund during the first six years of the Fund. This management fee will then be reduced in 10% increments each year until the termination of the Fund.

   As general partner, the Company will have the exclusive management and control of the affairs of the Fund. However, the Company may be removed as general partner for cause upon the written notice of a two-thirds interest of the limited partners. The Company will initially account for its ownership interest in the Fund under the consolidation method of accounting and will review its accounting method as the Fund takes on additional limited partners.

                           DIVINE INTERVENTURES, INC.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                             BASIS OF PRESENTATION

   During the period from January 1, 2000 through February 14, 2000, the Company acquired a controlling interest in ViaChange.com, Inc., BeautyJungle.com, Inc., bid4real.com, Inc., Westbound Consulting, Inc., Oilspot.com, Inc. and Web Design Group, Inc. and significant minority ownership in eleven equity method associated companies. The unaudited pro forma condensed combined balance sheet as of December 31, 1999 reflects these acquisitions as if they occurred on that date.

   The unaudited pro forma condensed combined statement of operations for the period from May 7, 1999 (Company's inception) through December 31, 1999 reflects these acquisitions, as well as acquisitions made during 1999, namely mindwrap, inc., LiveOnTheNet.com, Inc. and i-Street, Inc. (consolidated entities) and five equity method associated companies, as if they occurred on May 7, 1999.

   Also during the first quarter of 2000, the Company sold an additional 215,284,327 shares of convertible preferred stock at $1.00 per share, par value $.001. The unaudited pro forma condensed combined balance sheet as of December 31, 1999 reflects the sale of these shares.

   Since the pro forma financial information is based upon the financial condition and operating results of the acquired entities during periods when they were not under the control, influence or management of the Company, the information presented may not be indicative of the results which would have actually been obtained had the acquisitions been completed as of the respective periods presented, nor are they indicative of future financial or operating results. The unaudited pro forma financial information does not give effect to any synergies that may occur due to the integration of the Company with its acquired entities. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical audited financial statements of the Company and the notes thereto as well as the audited historical financial statements of mindwrap, inc., LiveOnTheNet.com, Inc., i-Street, Inc., ViaChange.com, Inc., BeautyJungle.com, Inc., bid4real.com, Inc., Westbound Consulting, Inc., Oilspot.com, Inc. and Web Design Group, Inc. and certain equity method associated companies and the notes thereto included elsewhere in this prospectus.

                           DIVINE INTERVENTURES, INC.

  UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 1999

                                 divine        ViaChange.com, BeautyJungle.com,
                           interVentures, inc.      Inc.            Inc.
                           ------------------- -------------- -----------------
Assets:
Current assets:
 Cash and cash
  equivalents.............    $162,840,846            --            188,779
 Accounts receivable,
  net.....................       2,628,718            --             10,729
 Notes receivable.........       4,075,000            --                --
 Prepaid expenses and
  other current assets....       1,391,100            --          1,429,887
                              ------------        -------        ----------
     Total current assets.     170,935,664            --          1,629,395
 Property and equipment,
  net of accumulated
  depreciation............       3,926,816            --          1,202,368
 Ownership interests in
  associated companies....      44,752,056            --                --
 Goodwill and other
  intangible assets.......      18,122,621            --                --
 Other assets.............       1,714,394            --            254,900
                              ------------        -------        ----------
     Total assets.........    $239,451,551            --          3,086,663
                              ============        =======        ==========
Current liabilities:
 Accounts payable.........    $  3,523,756            --          4,764,057
 Accrued expenses and
  other current
  liabilities.............       6,096,355            --            414,316
 Deferred revenue.........         536,217            --                --
 Notes payable--current...      22,500,000            --          3,500,000
 Due to Parent............             --          42,207               --
                              ------------        -------        ----------
     Total current
      liabilities.........      32,656,328         42,207         8,678,373
                              ------------        -------        ----------
 Other noncurrent
  liabilities.............         281,118            --            186,564
 Minority interest........         700,430            --                --
                              ------------        -------        ----------
     Total liabilities....      33,637,876         42,207         8,864,937
                              ------------        -------        ----------
Stockholders' equity:
 Net investment by
  Parent..................             --         (42,207)       (5,778,274)
 Preferred stock..........         259,861            --                --
 Common stock.............          35,000            --                --
 Additional paid-in
  capital.................     241,007,340            --                --
 Unearned stock-based
  compensation............     (26,660,788)           --                --
 Accumulated deficit......      (8,827,738)           --                --
 Notes receivable from
  stock exercises.........             --             --                --
                              ------------        -------        ----------
     Total stockholders'
      equity..............     205,813,675        (42,207)       (5,778,274)
                              ------------        -------        ----------
     Total liabilities and
      stockholders'
      equity..............    $239,451,551            --          3,086,663
                              ============        =======        ==========


   See accompanying notes to unaudited pro forma condensed combined financial statements.

                           DIVINE INTERVENTURES, INC.

  UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 1999

                                                        Web Design
                        Westbound                         Group,    Pro forma       Pro forma
bid4real.com, inc.   Consulting, Inc. Oilspot.com, Inc.    Inc.    adjustments      combined
-------------------  ---------------- ----------------- ---------- -----------     -----------
      390,682                --                --         96,721   215,134,327 (a)
                                                                    (4,000,000)(b)
                                                                   (64,670,883)(c)
                                                                     2,041,431 (d)
                                                                   (15,000,000)(e) 297,021,903
          --             117,174               --        462,015           --        3,218,636
          --                 --                --            --            --        4,075,000
       57,498             21,744               --            --            --        2,900,229
     --------            -------           -------       -------   -----------     -----------
      448,180            138,918               --        558,736   133,504,875     307,215,768
       84,185            140,834               --        170,212           --        5,524,415
          --                 --                --            --    112,570,883 (c) 157,322,939
          --                 --                --            --     20,266,553 (b)  38,389,174
          --              50,038               --            --     63,000,000 (e)  65,019,332
     --------            -------           -------       -------   -----------     -----------
      532,365            329,790               --        728,948   329,342,311     573,471,628
     ========            =======           =======       =======   ===========     ===========
       88,513             53,415            12,145           --            --        8,441,886
       81,975             24,914            37,056       380,802           --        7,035,418
          --               8,194               --         12,500           --          556,911
      614,796            153,346               --          3,780    32,500,000 (c)  59,271,922
          --                 --                --            --            --           42,207
     --------            -------           -------       -------   -----------     -----------
      785,284            239,869            49,201       397,082    32,500,000      75,348,344
     --------            -------           -------       -------   -----------     -----------
          --              40,547               --         98,713           --          606,942
          --               1,440               --            --     10,425,039 (b)  11,126,909
     --------            -------           -------       -------   -----------     -----------
      785,284            281,856            49,201       495,795    42,925,039      87,082,195
     --------            -------           -------       -------   -----------     -----------
     (252,919)            47,934           (49,201)      233,153     5,841,514 (b)         --
          --                 --                --            --        215,284 (a)
                                                                         3,000 (c)
                                                                        10,000 (e)     488,145
          --                 --                --            --         31,935 (d)      66,935
          --                 --                --            --    214,919,043 (a)
                                                                    15,397,000 (c)
                                                                    26,774,971 (d)
                                                                    47,990,000 (e) 546,088,354
          --                 --                --            --            --      (26,660,788)
          --                 --                --            --            --       (8,827,738)
          --                 --                --            --    (24,765,475)(d) (24,765,475)
     --------            -------           -------       -------   -----------     -----------
     (252,919)            47,934           (49,201)      233,153   286,417,272     486,389,433
     --------            -------           -------       -------   -----------     -----------
      532,365            329,790               --        728,948   329,342,311     573,471,628
     ========            =======           =======       =======   ===========     ===========


   See accompanying notes to unaudited pro forma condensed combined financial statements.

                           DIVINE INTERVENTURES, INC.

      UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                  FOR THE PERIOD FROM MAY 7, 1999 (INCEPTION)
                           THROUGH DECEMBER 31, 1999

                                  (f)                                        i-
                                divine        mindwrap,  LiveOnTheNet.com, Street,  ViaChange.com,
                          interVentures, inc.   inc.           Inc.         Inc.         Inc.
                          ------------------- ---------  ----------------- -------  --------------
Revenues................     $    626,406     3,430,638      3,146,889         --          --
Operating expenses:
 Cost of revenue........          540,231     1,353,235      3,668,222         --          --
 Selling, general, and
  administrative........        8,069,968     2,387,846      1,480,133      29,175      95,729
 Amortization of stock-
  based compensation....          747,410           --             --          --          --
                             ------------     ---------     ----------     -------     -------
Total operating
 expenses...............        9,357,609     3,741,081      5,148,355      29,175      95,729
                             ------------     ---------     ----------     -------     -------
Net operating income
 (loss).................       (8,731,203)     (310,443)    (2,001,466)    (29,175)    (95,729)
                             ------------     ---------     ----------     -------     -------
Other income (expense)
 Interest income........        1,588,863         1,311          6,044         --          --
 Interest expense.......          204,816         9,562         12,089         --          --
                             ------------     ---------     ----------     -------     -------
Total other income
 (expense)..............        1,384,047        (8,251)        (6,045)        --          --
                             ------------     ---------     ----------     -------     -------
Net income (loss) before
 taxes, minority
 interest and equity in
 losses of associated
 companies..............       (7,347,156)     (318,694)    (2,007,511)    (29,175)    (95,729)
Income tax expense
 (benefit)..............              --         91,839            --          --          --
Minority interest.......              --            --             --          --          --
Equity in losses of
 associated companies...              --            --             --          --          --
                             ------------     ---------     ----------     -------     -------
Net income (loss).......       (7,347,156)     (410,533)    (2,007,511)    (29,175)    (95,729)
Accretion of preferred
 stock dividends and
 beneficial conversion
 feature in Series E
 preferred stock........       (3,520,052)          --             --          --          --
                             ------------     ---------     ----------     -------     -------
Net loss applicable to
 common stockholders....     $(10,867,208)     (410,533)    (2,007,511)    (29,175)    (95,729)
                             ============     =========     ==========     =======     =======
 Basic and diluted net
  loss per share
  applicable to common
  stockholders..........
 Shares used to compute
  basic and diluted net
  loss per share........

                           DIVINE INTERVENTURES, INC.

      UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                  FOR THE PERIOD FROM MAY 7, 1999 (INCEPTION)
                           THROUGH DECEMBER 31, 1999


                                                                    Web Design
BeautyJungle.com,  bid4real.com,    Westbound                         Group,    Pro forma       Pro forma
      Inc.             inc.      Consulting, Inc. Oilspot.com, Inc.    Inc.    adjustments       balances
-----------------  ------------- ---------------- ----------------- ---------- -----------      ---------
   196,730                --          226,313              --       1,902,311                     9,529,287
   108,712                --            5,610              --         832,047                     6,508,057
 9,327,102            259,600         420,769           49,201        499,842    4,736,343 (g)
                                                                                 8,400,000 (k)   35,755,707
       --                 --              --               --             --                        747,410
----------           --------        --------          -------      ---------  -----------     ------------
 9,435,814            259,600         426,379           49,201      1,331,889   13,136,343       43,011,175
----------           --------        --------          -------      ---------  -----------     ------------
(9,239,084)          (259,600)       (200,066)         (49,201)       570,422  (13,136,343)     (33,481,888)
----------           --------        --------          -------      ---------  -----------     ------------
     3,189                --              --               --           3,140                     1,602,547
    46,643              5,424           6,296              --             --       (21,651)(j)      263,179
----------           --------        --------          -------      ---------  -----------     ------------
   (43,454)            (5,424)         (6,296)             --           3,140       21,651        1,339,368
----------           --------        --------          -------      ---------  -----------     ------------
(9,282,538)          (265,024)       (206,362)         (49,201)       573,562  (13,114,692)     (32,142,520)
       --                 --              --               --             --           --            91,839
       --                 --           45,355              --             --     2,836,045 (h)    2,881,400
       --                 --              --               --             --   (15,251,298)(i) (15,251,298)
----------           --------        --------          -------      ---------  -----------     ------------
(9,282,538)          (265,024)       (161,007)         (49,201)       573,562  (25,529,945)     (44,604,257)
       --                 --              --               --             --    18,284,327)(4)  (21,804,379)
----------           --------        --------          -------      ---------  -----------     ------------
(9,282,538)          (265,024)       (161,007)         (49,201)       573,562  (43,814,272)     (66,408,636)
==========           ========        ========          =======      =========  ===========     ============
                                                                                                     $(3.93)

                                                                                                 16,896,444



   See accompanying notes to unaudited pro forma condensed combined financial statements.

                           DIVINE INTERVENTURES, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

   The unaudited pro forma condensed combined statements of operations for the period ended December 31, 1999 give effect to the acquisitions of mindwrap, inc., LiveOnTheNet.com, Inc., i-Street, Inc., ViaChange.com, Inc., BeautyJungle.com, Inc., bid4real.com, Inc. Westbound Consulting, Inc., Oilspot.com, Inc. and Web Design Group and the acquisitions of significant minority ownership interest in sixteen equity method associated companies as if they had occurred on May 7, 1999 (Company's inception).

   The following summarizes information concerning the estimated purchase price allocation for the acquisitions of the consolidated companies.

                                                           Fair value
                                                               of      Goodwill
                                                            tangible  and other
                                                Purchase   net assets intangible
                                                  price     acquired    assets
                                               ----------- ---------- ----------
      1999 acquisitions....................... $20,405,275  2,212,274 18,193,001
      2000 acquisitions.......................  35,000,000 14,733,447 20,266,553

   The effects of the acquisitions have been presented using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired, liabilities assumed and certain identifiable intangible assets based upon management's best preliminary estimate of fair value with any excess purchase price being allocated to goodwill. The preliminary allocation of the purchase price will be subject to further adjustments, as the Company finalizes its allocation of purchase price in accordance with generally accepted accounting principles. The pro forma adjustments related to the purchase price allocation of the acquisitions represent management's best estimate of the effects of the acquisitions.

2. Pro Forma Balance Sheet Adjustments

   The pro forma balance sheet adjustments as of December 31, 1999 consist of:

     (a) Reflects the sale of an additional 197,000,000 shares of series D senior convertible preferred stock at $1.00 per share, par value $0.001, in the first quarter of 2000, and receipt of the net proceeds from these sales, less approximately $100,000 of expenses associated with the offerings.

     Also reflects the sale of an additional 18,284,327 shares of series E senior convertible preferred stock at $1.00 per share, par value $0.001, in the first quarter of 2000, and receipt of the net proceeds from these sales, less approximately $50,000 of expenses associated with the offerings.

     (b) Reflects the acquisition of ViaChange.com, BeautyJungle.com, bid4real.com, Westbound Consulting, Oilspot.com and Web Design Group. The total consideration for these acquisitions was $35,000,000. Of this amount, $5,000,000 in notes were issued by the Company, which are not reflected in the pro forma adjustments since they are eliminated upon consolidation. The remaining $30,000,000 consideration was in the form of cash, of which $26,000,000 was retained within the acquired companies and is therefore not reflected as a reduction in consolidated cash balances.

     Goodwill and other intangible assets of $20,266,553 consists of the fair values of certain identifiable intangible assets acquired and difference in the Company's consideration for the acquired companies and the Company's ownership interest in the underlying net equity of the acquired companies. The acquisitions also reflect the minority interest ownership of $10,425,039 for the shareholders other than the Company.

     (c) Reflects the acquisitions of significant minority ownership interest in eleven equity method associated companies. The consideration consisted of $64,670,883 in cash, notes payable of $32,500,000 and preferred stock issuances at a deemed fair value of $14,400,000.

  The following table presents the purchase price paid by the Company for each acquisition, as well as the Company's ownership percentage in and interest in the net assets of each associated company.

                                                                       Interest
                                                                          in
                                                                      associated
                                                Purchase   Ownership   company
     Partner company                              price    percentage net assets
     ---------------                           ----------- ---------- ----------
     BeautyJungle.com, Inc.................... $10,000,000    61.0%   $2,575,253
     bid4real.com, inc........................   7,000,000    54.3%    3,663,665
     BidBuyBuild, Inc.........................   6,000,000    35.4%    2,073,763
     CapacityWeb.com, Inc.....................   4,500,000    44.5%    2,002,500
     closerlook, inc..........................  22,600,000    42.7%    1,783,149
     efiltration.com, inc.....................  10,000,000    45.2%    4,501,459
     i-Fullfillment, Inc......................  10,000,000    48.8%    4,881,565
     iGive.com, inc...........................   4,000,000    31.1%      681,299
     iSalvage.com, Inc........................   6,500,000    36.3%    2,478,533
     Martin Partners, L.L.C...................   1,670,883    25.0%      769,241
     Mercantec, Inc...........................  23,500,000    40.4%    9,285,290
     Oilspot.com, Inc.........................   5,000,000    55.6%    2,752,644
     Perceptual Robotics, Inc.................  14,800,000    33.4%    3,774,812
     ViaChange.com, Inc.......................   5,000,000    70.0%    3,470,455
     Web Design Group.........................   7,000,000    53.4%    1,726,504
     Westbound Consulting, Inc................   1,000,000    52.0%      544,926
     Xippix, Inc..............................   9,000,000    32.3%    2,855,882

     (d) Reflects the issuance of 31,934,775 shares of class A common stock in January through March 15, 2000 upon exercise of outstanding options as well as the issuance of an additional 700,000 shares of class A common stock in January 2000 under the Company's 1999 stock incentive plan, for a weighted-average exercise price of $0.84. The individuals exercising these options have paid cash to the Company of $2,041,431 and have issued notes to the Company in the amount of $24,765,475.

     (e) Reflects the acquisition of collaboration and communication software for $15,000,000 in cash and the issuance of 10,000,000 preferred shares of the Company at a deemed fair value of approximately $48,000,000.

3. Pro Forma Statement of Operations Adjustments

   The pro forma statement of operations adjustments for the period from May 7, 1999 (Company's inception) through December 31, 1999 consist of:

     (f) The divine interVentures, inc. column has been adjusted to exclude all operating activity from acquisitions which occurred through December 31, 1999 for LiveOntheNet.com, Inc., i-Street, Inc., OpinionWare.com, inc., OUTTASK.COM, inc., PocketCard, Inc., Entrepower, Inc. and mindwrap, inc.

     (g) Selling, general and administrative expenses have been adjusted to reflect the amortization of goodwill and other intangible assets associated with acquisitions of mindwrap, inc., LiveOntheNet.com, Inc., i-Street, Inc., ViaChange.com, Inc., BeautyJungle.com, Inc., bid4real.com, Inc., Westbound Consulting, Inc., Oilspot.com, Inc. and Web Design Group over a weighted-average useful life of five years. The acquisitions are reflected as the later of either May 7, 1999 (Company's inception) or each respective company's inception date.

     (h) Minority interest has been adjusted to reflect the minority interest portion of the operating loss in LiveOntheNet.com, Inc., i-Street, Inc., mindwrap, inc., ViaChange.com, Inc., BeautyJungle.com, Inc., bid4real.com, Inc., Westbound Consulting, Inc., Oilspot.com, Inc. and Web Design Group. The following table reflects the calculation of minority interest for each of these associated companies.

                                                           Minority
                                             Net income    interest   Minority
     Partner company                           (loss)     percentage  interest
     ---------------                         -----------  ---------- ----------
     BeautyJungle.com, Inc.................. $(6,124,581)    39.0%   $2,388,588
     bid4real.com, inc......................    (265,024)    45.7%      121,116
     i-Street, Inc..........................     (29,175)    36.2%       10,561
     LiveOnTheNet.com, Inc..................  (2,007,511)    23.1%      463,735
     mindwrap, inc..........................    (410,533)     2.9%       11,905
     Oilspot.com, Inc.......................     (49,201)    44.4%       21,845
     ViaChange.com, Inc.....................     (27,638)    30.0%        8,291
     Web Design Group.......................     573,562     46.6%     (267,280)
     Westbound Consulting, Inc..............    (161,007)    48.0%       77,284
                                                                     ----------
                                                                     $2,836,045
                                                                     ==========

     (i) Equity in losses of associated companies has been adjusted to reflect the Company's ownership interest in the income (loss) of the equity method associated companies and the amortization of the difference in the Company's carrying value in the associated company and the Company's ownership interest in the underlying net equity of the associated company over an estimated useful life of five years. The Company's equity income
  (loss) in each equity method associated company is as follows:

               Associated
               company           Equity income (loss)
               ----------        --------------------
               BidBuyBuild,
                Inc............     $    (235,928)
               CapacityWeb.com,
                Inc............          (333,000)
               closerlook,
                inc............        (2,984,515)
               efiltration.com,
                inc............          (385,110)
               i-Fullfillment,
                Inc............          (703,705)
               iGive.com, inc..          (732,962)
               iSalvage.com,
                Inc............          (840,772)
               Martin Partners,
                L.L.C..........           263,955
               Mercantec, Inc..        (3,344,383)
               OpinionWare.com,
                inc............          (493,100)
               OUTTASK.COM,
                inc............          (711,088)
               Perceptual
                Robotics, Inc..        (1,455,221)
               PocketCard,
                Inc............        (1,433,490)
               Entrepower,
                Inc............           (68,209)
               Whiplash, Inc...          (832,136)
               Xippix, Inc.....          (961,634)
                                    -------------
                                    $ (15,251,298)
                                    =============

     (j) Reflects the reduction in interest expense of mindwrap, inc. and LiveOnTheNet.com, Inc. as a result of the forgiveness of debt by their former Parent companies, assuming that the forgiveness occurred on May 7, 1999.

4.Pro Forma Net Loss Per Share
   Shares used to compute basic and diluted net loss per share are based upon the weighted average number of common shares outstanding by the Company for the period from May 7, 1999 (inception) to December 31, 1999.

   Based on the short period of time elapsed between the issuance of the Series E Preferred Stock on February 3, 2000 and the filing of the Company's Registration Statement on Form S-1 on February 14, 2000, the Company has recorded a non-cash preferred stock dividend of $18,284,327 which relates to the beneficial conversion feature associated with that preferred stock. The deemed dividend has been included for purposes of determining basic and diluted net loss per common share.

   Net loss per share is computed using the weighted average number of common shares outstanding during the period and the net loss available to common stockholders of $66,408,636, which includes preferred stock dividends of $21,804,379.

     (k) Reflects the amortization of collaboration and communication software acquired by the Company over an estimated useful life of five years.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
mindwrap, inc.:

   We have audited the accompanying balance sheets of mindwrap, inc. (a wholly-owned subsidiary of Metters Industries, Inc.) as of March 31, 1998 and 1999, and November 19, 1999, and the related statements of operations, net investment by Parent, and cash flows for the years ended March 31, 1998 and 1999, and for the period from April 1, 1999 through November 19, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of mindwrap, inc. as of March 31, 1998 and 1999, and November 19, 1999, and the results of its operations and its cash flows for the years ended March 31, 1998 and 1999, and for the period from April 1, 1999 through November 19, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

McLean, Virginia
January 21, 2000, except as to
 note 13,
  which is as of February 18,
   2000

                                 MINDWRAP, INC.
            (a wholly-owned subsidiary of Metters Industries, Inc.)

                                 BALANCE SHEETS

                 March 31, 1998 and 1999, and November 19, 1999

                                                 March 31,
                                            -------------------- November 19,
                  ASSETS                       1998      1999        1999
                  ------                    ---------- --------- ------------
 Current assets:
   Cash...................................  $  111,244    60,942     34,900
   Accounts receivable....................     955,863   542,545    628,773
   Inventory..............................     380,318    29,251     13,200
   Deposits and prepaid expenses..........       4,083    56,464     45,352
                                            ---------- ---------  ---------
     Total current assets.................   1,451,508   689,202    722,225
 Property and equipment, net..............     155,238   219,439    197,874
 Goodwill, net of accumulated amortization
  of $726,818, $1,114,454, and $1,331,947,
  respectively............................   1,211,343   823,707    469,934
                                            ---------- ---------  ---------
     Total assets.........................  $2,818,089 1,732,348  1,390,033
                                            ========== =========  =========

 LIABILITIES AND NET INVESTMENT BY PARENT
 ----------------------------------------
 Current liabilities:
   Accounts payable.......................  $  326,648   201,851    230,606
   Accrued expenses.......................     241,934   258,003    234,188
   Deferred revenue.......................   1,169,054   795,090    414,465
   Current maturities of obligations under
    capital leases........................      34,002    44,790     51,872
   Deferred taxes.........................      38,000       --         --
   Due to Parent..........................     203,146   414,582    402,000
                                            ---------- ---------  ---------
     Total current liabilities............   2,012,784 1,714,316  1,333,131
                                            ---------- ---------  ---------
 Obligations under capital leases, net of
  current portion.........................      66,470       762     21,257
                                            ---------- ---------  ---------
     Total liabilities....................   2,079,254 1,715,078  1,354,388
 Net investment by Parent.................     738,835    17,270     35,645
                                            ---------- ---------  ---------
     Total liabilities and net investment
      by Parent...........................  $2,818,089 1,732,348  1,390,033
                                            ========== =========  =========


                See accompanying notes to financial statements.

                                 MINDWRAP, INC.
            (a wholly-owned subsidiary of Metters Industries, Inc.)

                            STATEMENTS OF OPERATIONS
 Years ended March 31, 1998 and 1999, and the period from April 1, 1999 through
                               November 19, 1999

                                                                    Period from
                                              Years ended March       April 1,
                                                     31,            1999 through
                                             ---------------------  November 19,
                                                1998       1999         1999
                                             ----------  ---------  ------------
Revenue..................................... $4,943,641  4,519,945   2,301,990
Operating expenses:
  Costs of revenue..........................  1,789,021  1,782,918     820,769
  Selling, general and administrative.......  2,358,437  3,113,163   1,062,292
  Research and development..................    390,063     32,879     356,453
                                             ----------  ---------   ---------
    Operating income (loss).................    406,120   (409,015)     62,476
Other income (expense):
  Interest expense..........................    (21,296)   (12,598)     (5,907)
  Interest income...........................      2,801      1,727         --
                                             ----------  ---------   ---------
    Total other income (expense)............    (18,495)   (10,871)     (5,907)
                                             ----------  ---------   ---------
Income (loss) before income taxes...........    387,625   (419,886)     56,569
Provision for income taxes..................   (197,000)  (121,000)     (7,000)
                                             ----------  ---------   ---------
    Net income (loss)....................... $  190,625   (540,886)     49,569
                                             ==========  =========   =========




                See accompanying notes to financial statements.

                                 MINDWRAP, INC.
            (a wholly-owned subsidiary of Metters Industries, Inc.)

                     STATEMENTS OF NET INVESTMENT BY PARENT

                  Years ended March 31, 1998 and 1999, and the
              period from April 1, 1999 through November 19, 1999

                              Capital                  Retained
                            contributed Distributions  earnings   Net investment
                             by Parent    to Parent   (deficit)     by Parent
                            ----------- ------------- ----------  --------------
Balance at March 31, 1997.  $2,389,925         --     (1,310,699)   1,079,226
  Distribution to Parent..         --     (531,016)          --      (531,016)
  Net income..............         --          --        190,625      190,625
                            ----------    --------    ----------    ---------
Balance at March 31, 1998.   2,389,925    (531,016)   (1,120,074)     738,835
  Distribution to Parent..         --     (180,679)          --      (180,679)
  Net loss................         --          --       (540,886)    (540,886)
                            ----------    --------    ----------    ---------
Balance at March 31, 1999.   2,389,925    (711,695)   (1,660,960)      17,270
  Distribution to Parent..         --      (31,194)          --       (31,194)
  Net income..............         --          --         49,569       49,569
                            ----------    --------    ----------    ---------
Balance at November 19,
 1999.....................  $2,389,925    (742,889)   (1,611,391)      35,645
                            ==========    ========    ==========    =========




                See accompanying notes to financial statements.

                                 MINDWRAP, INC.
            (a wholly-owned subsidiary of Metters Industries, Inc.)

                            STATEMENTS OF CASH FLOWS

 Years ended March 31, 1998 and 1999, and the period from April 1, 1999 through
                               November 19, 1999

                                                                   Period from
                                              Years ended March      April 1,
                                                     31,           1999 through
                                              -------------------  November 19,
                                                1998       1999        1999
                                              ---------  --------  ------------
Cash flows from operating activities:
  Net income (loss).......................... $ 190,625  (540,886)     49,569
  Adjustments to reconcile net income (loss)
   to net cash provided by (used in)
   operating activities:
    Depreciation and amortization............   461,156   483,984     280,933
    Deferred taxes...........................    38,000   (38,000)        --
    Changes in assets and liabilities:
      Accounts receivable....................  (711,384)  413,318     (86,228)
      Inventory..............................  (379,343)  351,067      16,051
      Deposits and prepaid expenses..........    45,458   (52,381)     11,112
      Accounts payable.......................   241,602  (124,797)     28,755
      Accrued expenses.......................    88,817    16,069     (23,815)
      Deferred revenue.......................   859,893  (373,964)   (380,625)
      Due to Parent..........................    10,146   211,436     (12,582)
                                              ---------  --------    --------
        Net cash provided by (used in)
         operating activities................   844,970   345,846    (116,830)
                                              ---------  --------    --------
Cash flows from investing activities:
  Purchases of equipment.....................   (53,618)  160,549         --
  Income tax refunds reducing goodwill.......       --        --      136,280
                                              ---------  --------    --------
        Net cash provided by (used in)
         investing activities................   (53,618) (160,549)    136,280
                                              ---------  --------    --------
Cash flows from financing activities:
  Payments under capital lease obligations...   (45,287)  (54,920)    (14,298)
  Distributions to Parent....................  (531,016) (180,679)    (31,194)
  Proceeds from line of credit...............   175,000       --          --
  Repayments on line of credit...............  (375,000)      --          --
                                              ---------  --------    --------
        Net cash used in financing
         activities..........................  (776,303) (235,599)    (45,492)
                                              ---------  --------    --------
        Net increase (decrease) in cash......    15,049   (50,302)    (26,042)
Cash, beginning of period....................    96,195   111,244      60,942
                                              ---------  --------    --------
Cash, end of period.......................... $ 111,244    60,942      34,900
                                              =========  ========    ========
Supplemental disclosure of cash flow
 information--
  cash paid for interest..................... $  20,222    13,672       4,882
                                              =========  ========    ========
Supplemental disclosure of noncash investing
 activities--
  capital lease obligations.................. $ 145,759       --       41,875
                                              =========  ========    ========

                See accompanying notes to financial statements.

                                 MINDWRAP, INC.
            (a wholly-owned subsidiary of Metters Industries, Inc.)

                         NOTES TO FINANCIAL STATEMENTS

(1) Organization and Business

   mindwrap, inc., a Virginia corporation (the Company), is a wholly-owned subsidiary of Metters Industries, Inc. (Metters or the Parent). The Company specializes in the design and development of software products and services for Internet and Intranet enabled document management systems including storage and retrieval, document imaging, workflow, text search, and computer output to laser disk (COLD) that run in a client server environment on a variety of platforms.

   In May 1996, Metters acquired all of the outstanding stock of the Company in exchange for Metters common stock. The transaction was accounted for using the purchase method. The purchase price of approximately $2,527,000 was allocated to the net assets acquired based upon their estimated fair values. The excess of the purchase price over the estimated fair value of the net assets acquired, which approximated their historical recorded book amounts, of approximately $1,938,000 was recorded as goodwill by Metters and is being amortized on a straight-line basis over five years. The fair value adjustments of all assets and liabilities, including the amounts recorded as goodwill and its related amortization, have been reflected in the accompanying financial statements of the Company.

   The Company operates in a highly competitive marketplace and depends on proprietary technology, and attracting and retaining key personnel. The Company depends, in part, on financing from its Parent. There can be no assurance that the Company or its Parent will be able to raise additional capital to expand the Company's business activities, if necessary.

   On November 19, 1999, the Parent entered into a purchase agreement (the "Agreement") with a third party. Under the terms of the Agreement, the third party acquired all of the outstanding common stock of the Company, subject to normal conditions of closing.

(2) Summary of Significant Accounting Policies

 (a) Basis of Presentation

   The accompanying financial statements include the accounts of mindwrap, inc., a wholly-owned subsidiary of Metters Industries, Inc.

 (b) Preparation of Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (c) Revenue Recognition

   The Company accounts for software transactions in accordance with Statement of Position ("SOP") 97-2, Software Revenue Recognition. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements, such as software products, upgrades/enhancements, post-contract customer

                                 MINDWRAP, INC.
            (a wholly-owned subsidiary of Metters Industries, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


support, installation, and training, to be allocated to each element based on the relative fair values of the elements. The revenue allocated to software licenses where the separate service elements are not essential to functionality of the other elements is generally recognized when persuasive evidence of an arrangement exists, delivery of the product has occurred, the fee is fixed or determinable, and collectibility is probable. When the separate service elements are essential to the functionality of the other elements, software license revenues are recognized according to the contract accounting provisions outlined in SOP 81-1, Accounting for Performance of Construction-Type and Certain Performance-Type Contracts, specifically the percentage of completion method. The revenue allocated to post-contract customer support is recognized ratably over the term of the support, and revenue allocated to service elements such as training, installation and customization is recognized as the services are performed. Consulting revenue is also recognized as the services are performed. Revenue from equipment sales is recognized upon shipment. Amounts received in advance of meeting the revenue recognition criteria are deferred.

 (d) Inventories

   Inventories, which consist primarily of finished goods, are stated at the lower of cost or market. Cost is determined on a specific identification basis.

 (e) Property and Equipment

   Property and equipment is carried at historical cost less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method based on the estimated remaining useful lives of the assets as follows:

      Computer equipment................ 3 to 5 years
      Furniture and fixtures............ 5 years
      Capital leases.................... Shorter of estimated life or lease term

   In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standard ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

 (f) Cash Equivalents

   The Company considers all highly liquid financial instruments with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents at March 31, 1998 or 1999, or November 19, 1999.

 (g) Software Development Costs

   Product development expenses are expensed as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed does not materially affect the Company.

                                 MINDWRAP, INC.
            (a wholly-owned subsidiary of Metters Industries, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)



 (h) Goodwill

   The excess of cost over the fair value of net tangible and identifiable intangible assets acquired has been assigned to goodwill and is being amortized using the straight-line method over five years.

   During the period from April 1, 1999 through November 19, 1999, the Company received refunds of $136,280 of previously paid income taxes for periods prior to the acquisition by Metters. Such refunds have been recognized as a reduction of the goodwill from the acquisition by Metters.

 (i) Income Taxes

   The Company is included in the consolidated Federal and state returns of the Parent. However, the Company recognizes its provisions for income taxes as if the Company files its income tax returns separately. The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   Annually, the Parent charges (reimburses) the Company for its Federal and state income tax expense (benefit). Deferred income tax assets (liabilities) represent amounts to be recovered from (settled with) the Parent. These amounts are included in Due to Parent in the accompanying balance sheets. The tax attributes of the Parent are considered in assessing the recoverability of the Company's Federal and state deferred tax assets.

 (j) Comprehensive Income (Loss)

   In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The Company has no amounts associated with the components of other comprehensive income (loss) in the Company's financial statements.

 (k) Services Provided by the Parent

   Through November 19, 1999, the Parent provided certain services to the Company, including marketing, financial, and administrative support, and insurance. Certain costs of such services were charged to the Company by the Parent and may not be reflective of the actual costs of such services had they been provided by unrelated third parties.

(3) Property and Equipment

   Property and equipment consists of the following at March 31, 1998 and 1999, and November 19, 1999:

                                                   March 31,
                                               ------------------  November 19,
                                                 1998      1999        1999
                                               --------  --------  ------------
      Computer equipment...................... $499,149   659,698     701,573
      Furniture and fixtures..................    3,862     3,862       3,862
                                               --------  --------    --------
                                                503,011   663,560     705,435
      Less accumulated depreciation and
       amortization........................... (347,773) (444,121)   (507,561)
                                               --------  --------    --------
                                               $155,238   219,439     197,874
                                               ========  ========    ========

                                 MINDWRAP, INC.
            (a wholly-owned subsidiary of Metters Industries, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)



(4) Lease Commitments

   The Company has noncancelable operating and capital lease commitments for office space and computer equipment, respectively. The future minimum lease payments as of November 19, 1999 are as follows:

                                                             Operating Capital
      Year ending March 31,                                  --------- -------
        2000................................................  $13,644   57,159
        2001................................................      --    22,710
        2002................................................      --     1,856
                                                              -------  -------
          Total minimum lease payments......................  $13,644   81,725
                                                              =======
      Less amount representing interest.....................            (8,596)
                                                                       -------
      Present value of minimum lease payments...............            73,129
      Less current maturities of obligations under capital
       leases...............................................           (51,872)
                                                                       -------
      Obligations under capital leases, net of current
       maturities...........................................           $21,257
                                                                       =======

   Rental expense under operating leases was approximately $55,000, $73,000, and $25,000 for the years ended March 31, 1998 and 1999, and the period from April 1, 1999 through November 19, 1999, respectively. Cost and accumulated amortization for computer equipment under capital leases at November 19, 1999 are approximately $129,000 and $64,600, respectively.

(5) Net Investment by Parent

   Net investment by Parent represents the net equity of the Company. Net investment by Parent is increased (decreased) for the Company's net income
(loss) and contributions (distributions). As of March 31, 1998 and 1999, and November 19, 1999, the Company had 100,000 shares of common stock authorized, no par value, and 66,911 shares issued and outstanding, all of which was held by the Parent. During the years ended March 31, 1998 and 1999, and the period from April 1, 1999 through November 19, 1999, all of the outstanding common stock of the Company was pledged as collateral by the Parent to secure a line of credit from a bank.

(6) Accounts Receivable

   Accounts receivable consists of the following at March 31, 1998 and 1999, and November 19, 1999:

                                                      March 31,
                                                   ---------------- November 19,
                                                     1998    1999       1999
                                                   -------- ------- ------------
      Billed...................................... $621,760 534,229   628,773
      Unbilled....................................  334,103   8,316       --
                                                   -------- -------   -------
                                                   $955,863 542,545   628,773
                                                   ======== =======   =======

   The unbilled amounts are due within one year and are billed on the basis of contract terms and delivery schedules.

(7) Accrued Expenses

   Accrued expenses consists of the following at March 31, 1998 and 1999, and November 19, 1999:

                                                      March 31,
                                                   ---------------- November 19,
                                                     1998    1999       1999
                                                   -------- ------- ------------
      Accrued compensation and benefits........... $166,802 185,751   228,478
      Other.......................................   75,132  72,252     5,710
                                                   -------- -------   -------
                                                   $241,934 258,003   234,188
                                                   ======== =======   =======

                                 MINDWRAP, INC.
            (a wholly-owned subsidiary of Metters Industries, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)



(8) Related Party Transactions

   During the years ended March 31, 1998 and 1999, and the period from April 1, 1999 through November 19, 1999, the Parent collected cash from customers on behalf of the Company in the amounts of $531,016, $180,679, and $31,194, respectively, each of which are reflected as distributions to the Parent in the accompanying financial statements of the Company.

   During the years ended March 31, 1998 and 1999, and the period from April 1, 1999 through November 19, 1999, the Company incurred expenses of approximately $141,000, $159,000 and $98,000, respectively, for certain support services provided by the Parent. At March 31, 1998 and 1999, and November 19, 1999, the Company owed $44,146, $96,582, and $0, respectively, to the Parent in connection with the support services.

(9) Note Payable

   During fiscal year 1998, the Company had a $200,000 line of credit with a financial institution payable on demand with an interest rate at the bank's prime rate plus 1 percent. The loan was guaranteed and secured by the personal assets of certain stockholders of the Parent who were stockholders of the Company prior to its acquisition by the Parent. The line of credit expired in May 1998, and the Company did not renew the line of credit. The Company had no outstanding balance under the line of credit as of March 31, 1998.

(10) Income Taxes

   The components of the income tax provisions for the years ended March 31, 1998 and 1999, and the period from April 1, 1999 through November 19, 1999 are as follows:


                                                                    Period from
                                                     Years ended      April 1,
                                                      March 31,     1999 through
                                                   ---------------- November 19,
                                                     1998    1999       1999
                                                   -------- ------- ------------
      Current:
        Federal................................... $135,150 102,850    5,950
        State.....................................   23,850  18,150    1,050
                                                   -------- -------    -----
                                                    159,000 121,000    7,000
      Deferred:
        Federal...................................   32,300     --       --
        State.....................................    5,700     --       --
                                                   -------- -------    -----
                                                     38,000     --       --
                                                   -------- -------    -----
                                                   $197,000 121,000    7,000
                                                   ======== =======    =====

   The actual income tax provision differs from the expected income tax provision (benefit) computed using the statutory Federal income tax rate of 34 percent applied to pretax income (loss) as a result of the following:

                                                                   Period from
                                               Years ended March     April 1,
                                                      31,          1999 through
                                               ------------------  November 19,
                                                 1998      1999        1999
                                               --------  --------  ------------
      Computed "expected" tax provision
       (benefit).............................. $131,793  (142,761)    19,233
      Increase (reduction) in income taxes
       resulting from:
        Increase (decrease) in the beginning
         of the period valuation allowance....  (89,848)   95,723    (36,723)
        Amortization of goodwill..............  151,308   151,308     74,510
        Income tax refunds received...........      --        --     (77,000)
        Other, net............................    3,747    16,730     26,980
                                               --------  --------    -------
                                               $197,000   121,000      7,000
                                               ========  ========    =======

                                 MINDWRAP, INC.
            (a wholly-owned subsidiary of Metters Industries, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)



   The tax effects of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities as of March 31, 1998 and 1999, and November 19, 1999 are as follows:

                                                     March 31,
                                                  ---------------  November 19,
                                                   1998    1999        1999
                                                  ------- -------  ------------
      Deferred tax assets:
        Book depreciation in excess of tax
         depreciation............................ $56,881  54,649     22,500
        Other accruals...........................  38,760  44,400     36,500
                                                  ------- -------    -------
          Total deferred tax assets..............  95,641  99,049     59,000
                                                  ------- -------    -------
      Deferred tax liabilities:
        Unbilled accounts receivable............. 133,641   3,326        --
                                                  ------- -------    -------
          Total deferred tax liabilities......... 133,641   3,326        --
      Valuation allowance........................     --  (95,723)   (59,000)
                                                  ------- -------    -------
          Net deferred tax liability............. $38,000     --         --
                                                  ======= =======    =======

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the temporary differences are available to reduce income taxes payable, management has established a valuation allowance for the full amount of the net deferred tax assets at March 31, 1999 and November 19, 1999. The net change in the valuation allowance during the period from April 1, 1999 through November 19, 1999 was a decrease of $36,723. No income tax payments were made during the years ended March 31, 1998 and 1999, or the period from April 1, 1999 through November 19, 1999.

(11) Retirement Plan

   The Company maintains a qualified defined contribution retirement plan under the provisions of Internal Revenue Code Section 401(k). The participants may contribute any whole percentage of salary each pay period, subject to Federal limitations. The Company may make discretionary contributions to the Plan. During the years ended March 31, 1998 and 1999, and the period from April 1, 1999 through November 19, 1999, the Company made no discretionary contributions to the Plan.

(12) Significant Customers

   During the year ended March 31, 1998, the Company generated approximately 44 percent of its total revenue from three customers. During the year ended March 31, 1999, the Company generated approximately 37 percent of its total revenue from three customers. During the period from April 1, 1999 through November 19, 1999, the Company generated approximately 31 percent of its total revenue from three customers. At March 31, 1998 and 1999, and November 19, 1999, accounts receivable from these customers was approximately $68,700, $269,800, and $151,400, respectively.

(13) Subsequent Event

   Effective February 18, 2000, the Company changed its name from Blueridge Technologies, Incorporated to mindwrap, inc. All references to the Company's name have been reflected as mindwrap, inc. within these financial statements.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
BeautyJungle.com, Inc.:

   We have audited the accompanying balance sheet of BeautyJungle.com, Inc. (a development stage enterprise) as of December 31, 1999 and the related statements of operations, stockholders' equity/(deficit), and cash flows for the period from May 11, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BeautyJungle.com, Inc. (a development stage enterprise) as of December 31, 1999 and the results of its operations and its cash flows for the period from May 11, 1999 (inception) through December 31, 1999 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Chicago, Illinois
February 28, 2000, except for note 10, which is as of March 13, 2000

                             BEAUTYJUNGLE.COM, INC.
                        (a development stage enterprise)

                                 BALANCE SHEET

                               December 31, 1999

                                     ASSETS

Current assets:
  Cash and cash equivalents....................................... $   188,779
  Accounts receivable.............................................      10,729
  Inventory.......................................................   1,146,888
  Prepaid expenses................................................     146,874
  Other current assets............................................     136,125
                                                                   -----------
    Total current assets..........................................   1,629,395
  Property and equipment, net.....................................   1,202,368
  Other assets....................................................     254,900
                                                                   -----------
    Total assets.................................................. $ 3,086,663
                                                                   ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)

Current liabilities:
  Accounts payable................................................ $ 4,717,452
  Accrued expenses................................................     414,316
  Deferred rent...................................................      16,350
  Capital lease obligation........................................      30,255
  Notes payable to related parties................................   3,500,000
                                                                   -----------
    Total current liabilities.....................................   8,678,373
Deferred rent, less current portion...............................      70,744
Capital lease obligation, less current portion....................     115,820
                                                                   -----------
    Total liabilities.............................................   8,864,937
                                                                   -----------
Stockholders equity/(deficit):
  Common stock, $.001 par value. 47,000,000 shares authorized;
   17,217,632 shares issued and outstanding.......................      17,218
  Series A preferred stock, $.001 par value. 18,137,500 shares
   authorized; 18,137,500 shares issued and outstanding...........      18,137
  Additional paid-in capital......................................   3,472,299
  Subscription receivable.........................................      (3,390)
  Deficit accumulated during the development stage................  (9,282,538)
                                                                   -----------
    Total stockholders' equity/(deficit)..........................  (5,778,274)
                                                                   -----------
    Total liabilities and stockholders' equity/(deficit).......... $ 3,086,663
                                                                   ===========

                See accompanying notes to financial statements.

                             BEAUTYJUNGLE.COM, INC.
                        (a development stage enterprise)

                            STATEMENT OF OPERATIONS

         Period from May 11, 1999 (inception) through December 31, 1999

Net revenue....................................................... $   196,730
                                                                   -----------
Operating expenses:
  Cost of sales...................................................     108,712
  General and administrative......................................   5,216,074
  Sales and marketing.............................................   4,065,678
  Depreciation and amortization...................................      45,350
                                                                   -----------
    Total operating expenses......................................   9,435,814
                                                                   -----------
Operating loss....................................................  (9,239,084)
                                                                   -----------
Other income (expense):
  Interest income.................................................       3,189
  Interest expense................................................     (46,643)
                                                                   -----------
    Total other income (expense)..................................     (43,454)
                                                                   -----------
    Net loss...................................................... $(9,282,538)
                                                                   ===========



                See accompanying notes to financial statements.

                            BEAUTYJUNGLE.COM, INC.
                       (a development stage enterprise)

                  STATEMENT OF STOCKHOLDERS' EQUITY/(DEFICIT)

        Period from May 11, 1999 (inception) through December 31, 1999

                                                                                          Deficit
                                                                                        accumulated
                            Common stock     Preferred stock   Additional               during the        Total
                         ------------------ ------------------  paid-in    Subscription development   stockholders'
                           Shares   Amount    Shares   Amount   capital     receivable     stage     equity/(deficit)
                         ---------- ------- ---------- ------- ----------  ------------ -----------  ----------------
  Balance as of May 11,
   1999 (inception).....        --  $   --         --  $   --        --          --            --              --
  Issuance of common
   stock in formation of
   the Company, adjusted
   for stock split...... 16,950,000  16,950        --      --    (13,560)     (3,390)          --              --
  Exercise of stock op-
   tions................    267,632     268        --      --     26,496         --            --           26,764
  Issuance of Series A
   preferred stock......        --      --  18,137,500  18,137 3,609,363         --            --        3,627,500
  Costs related to the
   issuance of Series A
   preferred stock......        --      --         --      --   (150,000)        --            --         (150,000)
  Net loss..............        --      --         --      --        --          --     (9,282,538)     (9,282,538)
                         ---------- ------- ---------- ------- ---------      ------    ----------      ----------
  Balance as of December
   31, 1999............. 17,217,632 $17,218 18,137,500 $18,137 3,472,299      (3,390)   (9,282,538)     (5,778,274)
                         ========== ======= ========== ======= =========      ======    ==========      ==========


                See accompanying notes to financial statements.

                             BEAUTYJUNGLE.COM, INC.
                        (a development stage enterprise)

                            STATEMENT OF CASH FLOWS

         Period from May 11, 1999 (inception) through December 31, 1999

Cash flows from operating activities:
  Net loss........................................................ $(9,282,538)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization.................................      45,350
    Changes in assets and liabilities:
      Accounts receivable.........................................     (10,729)
      Inventory...................................................  (1,146,888)
      Prepaid expenses............................................    (146,874)
      Other current assets........................................    (136,125)
      Other assets................................................    (254,900)
      Accounts payable............................................   4,717,452
      Accrued expenses............................................     414,316
      Deferred rent...............................................      87,094
                                                                   -----------
        Net cash used in operating activities.....................  (5,713,842)
                                                                   -----------
Cash flows from investing activities--additions to property and equipment........................................................  (1,034,108)
                                                                   -----------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock, net of issuance
   costs..........................................................   3,477,500
  Proceeds from notes payable to related parties..................   3,500,000
  Proceeds from issuance of common stock..........................      26,764
  Payments on capital lease obligation............................     (67,535)
                                                                   -----------
        Net cash provided by financing activities.................   6,936,729
                                                                   -----------
        Net increase in cash and cash equivalents.................     188,779
    Cash and cash equivalents at beginning of period..............         --
                                                                   -----------
    Cash and cash equivalents at end of period.................... $   188,779
                                                                   ===========
    Supplemental disclosure of cash flow information--interest
     paid......................................................... $     1,736
                                                                   ===========
    Supplemental disclosure of noncash financing activity--
     equipment under capital lease................................ $   213,610
                                                                   ===========



                See accompanying notes to financial statements.

                             BEAUTYJUNGLE.COM, INC.
                        (a development stage enterprise)

                       NOTES TO THE FINANCIAL STATEMENTS

(1) Nature of the Business

   BeautyJungle.com, Inc. (the Company) was incorporated on May 11, 1999 as a C corporation. The Company sells a wide range of cosmetics, fragrances, and personal care products through its website, www.BeautyJungle.com.

   Since inception, the Company has devoted substantially all of its efforts to business planning, product development, acquiring operating assets, raising capital, marketing, and business development activities. Accordingly, the Company is in the development stage, as defined by Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises.

   The Company has incurred losses since inception. Should the Company be unable to generate significant net revenues and realize cash flows from operations in the near term, the Company may require additional equity or debt financing to meet working capital needs and to fund operating losses. Although management believes the Company could obtain such financing, there can be no assurances that such financing will be available in the future at terms acceptable to the Company.

   The Company is subject to risks and uncertainties common to growing technology-based companies, including technological change, growth and commercial acceptance of the Internet, dependence on principal products and third-party technology, new product development and performance, new product introductions and other activities of competitors, and its limited operating history.

(2) Summary of Significant Accounting Policies

 (a) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 (b) Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 (c) Restricted Cash

   At December 31, 1999, the Company maintained a $100,000 certificate of deposit in support of its merchant service agreement and a $209,375 certificate of deposit in support of a letter of credit related to one of its operating leases (see note 5). At December 31, 1999, $134,895 and $174,480 were included in current and non-current other assets, respectively.

 (d) Accounts Receivable

   Accounts receivable represents amounts due from credit card purchases net of service fees to the credit card processors.

 (e) Impairment of Long-Lived Assets

   In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts.

                             BEAUTYJUNGLE.COM, INC.
                        (a development stage enterprise)

                 NOTES TO THE FINANCIAL STATEMENTS--(Continued)


 (f) Property and Equipment

   Property and equipment are carried at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from five to seven years.

 (g) Financial Instruments

   The fair value of the Company's financial instruments were not materially different from their carrying values as of December 31, 1999.

 (h) Revenue Recognition

   Revenue, net of returns and allowances, is recognized upon shipment of products to the customer.

 (i) Inventory

   Inventory is recorded at cost using the first-in, first-out (FIFO) method.

 (j) Computer Software/Website Development

   The Company has adopted the provisions of Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Accordingly, certain costs to develop internal-use computer software are capitalized provided these costs will be recoverable. During the period from May 11, 1999 (inception) through December 31, 1999, $1,092,600 related to website development was incurred. This amount was expensed due to the uncertainty of recovery.

 (k) Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (l) Option Plan

   The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock Based Compensation. SFAS No. 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock based compensation. The disclosures are presented in note 8. The Company accounts for stock based compensation as prescribed under Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost of stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the option exercise price and is charged to operations over the vesting period.

 (m) Advertising Expenses

   Advertising expenses are charged to operations during the period in which they are incurred. The total amount of advertising expenses charged to operations was $3,282,031 for the period from May 11, 1999 (inception) through December 31, 1999.

                             BEAUTYJUNGLE.COM, INC.
                        (a development stage enterprise)

                 NOTES TO THE FINANCIAL STATEMENTS--(Continued)


 (n) Concentration of Credit Risk

   The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash and cash equivalents with one financial institution.

(3) Property and Equipment

   Property and equipment, including assets under capital lease, consist of the following:

                                                                    December 31,
                                                                        1999
                                                                    ------------
        Furniture and fixtures.....................................  $  194,272
        Equipment..................................................     664,799
        Computers..................................................     208,734
        Software...................................................       5,969
        Leasehold improvements.....................................     173,944
                                                                     ----------
                                                                      1,247,718
      Less accumulated depreciation and amortization...............     (45,350)
                                                                     ----------
          Property and equipment, net..............................  $1,202,368
                                                                     ==========

(4) Income Taxes

   The provision for income taxes differs from the amounts which would result by applying the applicable Federal income tax rate of 34% to income before provision for income taxes for the period from May 11, 1999 (inception) through December 31, 1999 as follows:

      Expected income tax benefit................................. $(3,156,063)
      State income tax benefit, net of Federal taxes..............    (556,952)
      Permanent differences.......................................       8,596
      Effect of change in valuation allowance.....................   3,704,419
                                                                   -----------
                                                                   $       --
                                                                   ===========

   Temporary differences giving rise to significant portions of the deferred tax assets and liabilities as of December 31, 1999 are as follows:

      Deferred tax assets:
        Net operating losses........................................ $2,502,817
        Start-up costs..............................................  1,185,398
        Deferred rent...............................................     34,838
                                                                     ----------
          Total deferred tax assets.................................  3,723,053
      Deferred tax liabilities--depreciation........................    (18,634)
                                                                     ----------
          Net deferred tax assets...................................  3,704,419
      Valuation allowance........................................... (3,704,419)
                                                                     ----------
          Net deferred tax assets................................... $      --
                                                                     ==========

   The Company has a net operating loss carryforward of approximately $6,257,043 which expires in 2019. The Company has recorded a full valuation allowance against its net deferred tax assets since management believes that, after considering all the available objective evidence, it is more likely than not that these assets will not be realized.

                            BEAUTYJUNGLE.COM, INC.
                       (a development stage enterprise)

                NOTES TO THE FINANCIAL STATEMENTS--(Continued)


(5) Commitments

   On October 6, 1999, the Company obtained a letter of credit in the amount of $209,375 as security for one of its lease agreements. At December 31, 1999, the letter of credit was unused. Under the terms of the lease, the amount of the letter of credit is scheduled to decrease in accordance with the following:

                                                                       Aggregate
      Effective date                                                    amount
      --------------                                                   ---------
      October 1, 2000................................................. $174,480
      October 1, 2001.................................................  139,585
      October 1, 2002.................................................  104,690

   On February 25, 2000, the Company signed a 10 year lease for office space, commencing August 1, 2000 through July 31, 2010. The Company must provide security of $349,700 either in the form of a letter of credit or surety bond. The security requirements decline to $202,600 effective August 1, 2005 through July 31, 2006, and to $48,200 effective August 1, 2006 through July 31, 2010. Under the terms of the lease, the Company must pay rent and its proportionate share of operating expenses, as determined by the lessor. Minimum noncancelable lease commitments under this agreement are included in the table below under Operating Lease Agreements.

 Operating Lease Agreements

   The Company has various lease agreements for real and personal property. These obligations extend through 2010 and in some cases contain renewal options. As of December 31, 1999, future minimum lease payments for noncancelable operating leases in excess of one year are as follows:

      2000........................................................... $  679,570
      2001...........................................................    897,888
      2002...........................................................    923,822
      2003...........................................................    817,002
      2004...........................................................    780,022
      Thereafter.....................................................  2,517,469
                                                                      ----------
        Total........................................................ $6,615,773
                                                                      ==========

   Rental expense on all operating leases totaled $277,100 for the period from May 11, 1999 (inception) through December 31, 1999.

 Capital Leases

   The following are the future minimum lease payments related to the Company's capital lease obligations:

      2000............................................................ $ 38,356
      2001............................................................   43,917
      2002............................................................   43,917
      2003............................................................   25,381
      2004............................................................   17,012
                                                                       --------
                                                                        168,583
      Less amounts representing interest..............................  (22,508)
                                                                       --------
        Present value of minimum lease payments.......................  146,075
      Less current maturities.........................................  (30,255)
                                                                       --------
                                                                       $115,820
                                                                       ========

                             BEAUTYJUNGLE.COM, INC.
                        (a development stage enterprise)

                 NOTES TO THE FINANCIAL STATEMENTS--(Continued)


 Other Commitments

   The Company has entered into three noncancelable agreements with companies that provide services related to the installation, implementation, hosting, and administration of the Company's website. The Company is obligated under these agreements as follows:

      2000............................................................. $339,216
      2001.............................................................  226,144
                                                                        --------
        Total.......................................................... $565,360
                                                                        ========

   The Company also has various other commitments for advertising and marketing totaling approximately $3,000,000 which are expected to be paid in 2000. These commitments are in the ordinary course of business and will be expensed as incurred in accordance with the Company's advertising policy described in note 2.

(6) Notes Payable to Related Parties
   From October through December 1999, the Company entered into promissory notes with the chief executive officer aggregating $2,500,000. The notes bear interest at 9% per annum and are payable upon demand. The principal of the notes may be prepaid, in whole or in part, without penalty or premium, at any time and are convertible to Series B preferred stock (see note 10). On January 11, 2000, principal of $708,000 was repaid along with accrued interest of $42,000. The Company also entered into a $1,000,000 promissory note with a member of the Company's Board of Directors on December 15, 1999. This note includes the same terms and conditions as the notes with the chief executive officer. On January 11, 2000, this note was repaid in full including accrued interest of $6,600.

(7) Capital Stock
   On June 22, 1999, the Board of Directors authorized the issuance and sale of Series A preferred stock, which is convertible into shares of the Company's common stock. The Board of Directors reserved 13,381,579 shares of common stock for issuance upon conversion of the Series A preferred stock. On September 15, 1999, the number of reserved shares of common stock for such conversion increased to 16,180,559. Any holder of Series A preferred stock may at any time convert all or any number of shares into a number of shares of common stock based on the conversion price in effect at such time. At December 31, 1999, each share of preferred stock was convertible into 0.89 shares of common stock. Each share of preferred stock entitles the holder to have the number of votes equal to the number of shares of common stock into which such shares of preferred stock are then convertible. The holders of preferred stock are entitled to receive payment of dividends or other distributions declared on common stock based on the amount of common shares the holder would have upon conversion. The Series A preferred shares rank senior to the common stock upon liquidation of the Company.

   On June 22, 1999, the Board of Directors declared a five-for-one stock split. The par value of the common stock was maintained at the pre-split amount of $.001 per share. The stock split has been reflected in the accompanying financial statements, and all applicable references to the number of common shares have been restated on a retroactive basis.

   On January 11, 2000, the Company entered into a Series B preferred stock purchase agreement (the Agreement) with a third party. Under the terms of the Agreement, the Company issued 35,168,864 shares of Series B convertible preferred stock for $10 million in gross proceeds and agreed to issue an additional 35,168,864 shares of Series B convertible preferred stock at a second closing.

   The Series B preferred stock has the same voting and dividend rights as Series A, however, the Series B preferred stock ranks senior to the Series A preferred stock and common stock upon liquidation of the Company. The Series B preferred stock is convertible into one share of common stock at any time. In addition, two-thirds of the Series B preferred stockholders may elect on January 11, 2005 to have the Company redeem all Series B preferred stock outstanding at the Series B redemption price which is the per share purchase price plus any accrued and unpaid dividends. All preferred stock will automatically convert upon a qualified public offering, as defined in the respective preferred stock agreements.

   As of the closing of the Agreement, the Company's authorized capital stock consisted of 142,000,000 shares of common stock, 18,137,500 shares of Series A convertible preferred stock, and 70,500,000 shares of Series B convertible preferred stock.

                             BEAUTYJUNGLE.COM, INC.
                        (a development stage enterprise)

                 NOTES TO THE FINANCIAL STATEMENTS--(Continued)


(8) Options

   The Company has an option plan providing for the issuance of options for common stock to employees, directors, consultants, and contractors. This plan permits the Company to issue options on terms that the Company determines appropriate. Such terms include exercise price, number of options, vesting dates, and other terms. The Company reserved 9,317,543 shares of common stock for issuance of awards under the plan.

   The Company applies APB No. 25 and related interpretations in accounting for its plan. Had compensation cost for the Company's options been determined consistent with SFAS No. 123, the net loss would have increased to the pro forma amount indicated below:

      Net loss:
        As reported................................................ $(9,282,538)
        Pro forma..................................................  (9,358,994)

   For purposes of calculating the compensation costs consistent with SFAS No. 123, the fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants during the period from May 11, 1999 (inception) through December 31, 1999: no expected dividend yield; no expected volatility; risk free interest rates of 5.92-6.16%; and expected lives ranging from one-half of one year to four years.

   Additional information on options is as follows:

                                                                       Weighted
                                                                       average
                                                            Number of  exercise
                                                             options    price
                                                            ---------  --------
      Options outstanding as of May 11, 1999 (inception)...       --    $ --
      Granted.............................................. 5,267,868    0.10
      Exercised............................................  (267,632)   0.10
      Forfeited............................................   (10,000)   0.10
                                                            ---------   -----
      Options outstanding as of December 31, 1999.......... 4,990,236   $0.10
                                                            =========   =====

   Following is a summary of outstanding options as of December 31, 1999:

                          Options outstanding                 Options exercisable
                   ----------------------------------------   ------------------------
                                  Weighted
                                   average       Weighted                   Weighted
                                  remaining      average                    average
      Exercise                   contractual     exercise                   exercise
       price        Number          life          price        Number        price
      --------     ---------     -----------     --------     ---------     --------
       $0.10       4,990,236      9.7 years       $0.10       1,029,243      $0.10

   The weighted average minimum value of options granted during the period from May 11, 1999 (inception) to December 31, 1999 was $0.07.

(9) 401(k) Savings Plan

   The Company sponsors a 401(k) savings plan (the Plan) covering substantially all employees. Employees may contribute up to the maximum limits set by the Internal Revenue Code for tax-deferred treatment. The Company does not contribute to the Plan.

(10) Subsequent Event

   On March 13, 2000, the Company sold 35,168,864 shares of Series B convertible preferred stock for $10.0 million in gross proceeds pursuant to the terms of the Series B preferred stock purchase agreement (see note 7). The proceeds were comprised of cash of $9.4 million and conversion of $0.6 million of the $2.5 million notes payable to a related party described in note 6.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
bid4real.com, inc.:

   We have audited the accompanying balance sheet of bid4real.com, inc. (a development stage enterprise) as of December 31, 1999, and the related statements of operations, stockholder's deficit, and cash flows for the period from December 13, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of bid4real.com, inc. (a development stage enterprise) as of December 31, 1999, and the results of its operations and its cash flows for the period from December 13, 1999 (inception) through December 31, 1999, in conformity with generally accepted accounting principles.

                                                  /s/ KPMG LLP

Chicago, Illinois
February 7, 2000

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Bid4Real.com LLC:

   We have audited the accompanying balance sheet of Bid4Real.com LLC (a development stage enterprise) as of December 31, 1999, and the related statements of operations, members' deficit, and cash flows for the period from July 15, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bid4Real.com LLC (a development stage enterprise) as of December 31, 1999, and the results of its operations and its cash flows for the period from July 15, 1999 (inception) through December 31, 1999, in conformity with generally accepted accounting principles.

                                                  /s/ KPMG LLP

Chicago, Illinois
February 7, 2000

                               BID4REAL.COM, INC.
                        (a development stage enterprise)

                                 BALANCE SHEETS

                               December 31, 1999

                                   bid4real.com, Bid4Real.com bid4real.com, inc.
                                       inc.          LLC          Pro forma
                                   ------------- ------------ ------------------
                                                                 (unaudited)
                                     Assets
Current assets:
  Cash...........................    $390,607            75         390,682
  Due from Bid4Real.com LLC......     109,393           --              --
  Other current assets...........         --         57,498          57,498
                                     --------      --------        --------
    Total current assets.........     500,000        57,573         448,180
Web site development, at cost....         --         48,862          48,862
Property and equipment, at cost..         --         35,323          35,323
                                     --------      --------        --------
    Total assets.................    $500,000       141,758         532,365
                                     ========      ========        ========

                            Liabilities and Deficit
Current liabilities:
  Accounts payable...............    $    --         88,513          88,513
  Accrued expenses...............       1,747        80,228          81,975
  Convertible note payable.......     500,000           --          500,000
  Due to bid4real.com, inc.......         --        109,393             --
  Related party promissory notes
   payable.......................         --        114,796         114,796
                                     --------      --------        --------
    Total current liabilities....     501,747       392,930         785,284
                                     --------      --------        --------
Series A-1 redeemable convertible
 preferred stock, $.001 par
 value; 7,000,000 shares
 authorized; none issued and
 outstanding.....................         --            --              --
Series A-2 redeemable convertible
 preferred stock, $.001 par
 value; 7,000,000 shares
 authorized; none issued and
 outstanding.....................         --            --              --

Equity (deficit):
  Members' equity:
   Member contributions..........         --         14,000             --
    less: member contributions
     receivable..................         --         (1,895)            --
  Stockholder's equity:
   Class A common stock, $.001
    par value; 15,031,842 shares
    authorized; none issued and
    outstanding at December 31,
    1999; 5,879,999 issued in
    merger.......................         --            --            5,880
   Class B common stock, $.001
    par value; 7,000,000 shares
    authorized; none issued and
    outstanding..................         --            --              --
   Common stock, $.001 par value;
    2,000 shares authorized; 1
    share issued and outstanding;
    cancelled in merger..........         --            --              --
   Additional paid-in capital....         --            --            6,225
   Deficit accumulated during the
    development stage............      (1,747)     (263,277)       (265,024)
                                     --------      --------        --------
    Total deficit................      (1,747)     (251,172)       (252,919)
                                     --------      --------        --------
    Total liabilities and
     deficit.....................    $500,000       141,758         532,365
                                     ========      ========        ========

                See accompanying notes to financial statements.

                               BID4REAL.COM, INC.
                        (a development stage enterprise)

                            STATEMENTS OF OPERATIONS

                            Period from
                         December 13, 1999    Period from
                            (inception)      July 15, 1999
                              through         (inception)
                         December 31, 1999      through
                           bid4real.com,   December 31, 1999 bid4real.com, inc.
                               inc.        Bid4Real.com LLC      Pro forma
                         ----------------- ----------------- ------------------
                                                                (unaudited)
Revenues................      $   --                --                 --
                              -------          --------           --------
Operating expenses:
  Payroll related
   expenses.............          --            151,016            151,016
  General and
   administrative.......          --            108,584            108,584
                              -------          --------           --------
    Total operating
     expenses...........          --            259,600            259,600
Interest expense........        1,747             3,677              5,424
                              -------          --------           --------
    Net loss............      $(1,747)         (263,277)          (265,024)
                              =======          ========           ========



                See accompanying notes to financial statements.

                               BID4REAL.COM, INC.
                        (a development stage enterprise)

                       STATEMENT OF STOCKHOLDER'S DEFICIT

      Period from December 13, 1999 (inception) through December 31, 1999

                                                         Deficit
                                                       accumulated
                              Common stock  Additional during the      Total
                              -------------  paid-in   development stockholder's
                              Shares Amount  capital      stage       deficit
                              ------ ------ ---------- ----------- -------------
Balance at December 13, 1999
 (inception)................   --     $--      --           --           --
Issuance of common stock in
 formation of the Company...     1     --      --           --           --
Net loss....................   --      --      --        (1,747)      (1,747)
                               ---    ----     ---       ------       ------
Balance at December 31,
 1999.......................     1    $--      --        (1,747)      (1,747)
                               ===    ====     ===       ======       ======



                See accompanying notes to financial statements.

                               BID4REAL.COM, INC.
                        (a development stage enterprise)

                         STATEMENT OF MEMBERS' DEFICIT

        Period from July 15, 1999 (inception) through December 31, 1999

                                                                      Members'
                                                                      deficit
                                                                    Bid4Real.com
                                                                        LLC
                                                                    ------------
Balance at July 15, 1999 (inception)...............................  $     --
Contributed capital................................................     14,000
Member contributions receivable....................................     (1,895)
Net loss...........................................................   (263,277)
                                                                     ---------
Balance at December 31, 1999.......................................  $(251,172)
                                                                     =========



                See accompanying notes to financial statements.

                               BID4REAL.COM, INC.
                        (a development stage enterprise)

                            STATEMENT OF CASH FLOWS

      Period from December 13, 1999 (inception) through December 31, 1999

                                                             bid4real.com, inc.
                                                             ------------------
Cash flows from operating activities:
  Net loss..................................................      $ (1,747)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Changes in assets and liabilities--
      Accrued expenses......................................         1,747
                                                                  --------
        Net cash used in operating activities...............           --
                                                                  --------
Cash flows from financing activities:
  Issuance of convertible note payable......................       500,000
  Advance to Bid4Real.com LLC...............................      (109,393)
                                                                  --------
        Net cash provided by financing activities...........       390,607
                                                                  --------
        Net increase in cash................................       390,607
Cash at beginning of period.................................           --
                                                                  --------
Cash at end of period.......................................      $390,607
                                                                  ========



                See accompanying notes to financial statements.

                               BID4REAL.COM, INC.
                        (a development stage enterprise)

                            STATEMENT OF CASH FLOWS

        Period from July 15, 1999 (inception) through December 31, 1999

                                                                   Bid4Real.com
                                                                       LLC
                                                                   ------------
Cash flows from operating activities:
  Net loss........................................................  $(263,277)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Changes in assets and liabilities:
      Other assets................................................    (57,498)
      Accounts payable............................................     88,513
      Accrued expenses............................................     80,228
                                                                    ---------
        Net cash used in operating activities.....................   (152,034)
                                                                    ---------
Cash flows from investing activities:
  Web site development costs......................................    (48,862)
  Purchases of property and equipment.............................    (35,323)
                                                                    ---------
        Net cash used in investing activities.....................    (84,185)
                                                                    ---------
Cash flows from financing activities:
  Proceeds from member contributions..............................     12,105
  Advance from bid4real.com, inc..................................    109,393
  Issuance of promissory notes to members.........................    114,796
                                                                    ---------
        Net cash provided by financing activities.................    236,294
                                                                    ---------
        Net increase in cash......................................         75
Cash at beginning of period.......................................        --
                                                                    ---------
Cash at end of period.............................................  $      75
                                                                    =========


                See accompanying notes to financial statements.

                               BID4REAL.COM, INC.
                        (a development stage enterprise)

                         NOTES TO FINANCIAL STATEMENTS

(1) Description of the Business and Basis of Presentation

   bid4real.com, inc. ("the Company") was incorporated as a Subchapter C-corporation on December 13, 1999. Bid4Real.com LLC was established as a limited liability company on July 15, 1999. On January 12, 2000, Bid4Real.com LLC merged with bid4real.com, inc. under the terms of an agreement and plan of merger between Bid4Real.com LLC and bid4real.com, inc. Upon completion of the merger, (i) each member of Bid4Real.com LLC will convert each incremental 1% ownership into 58,800 shares of bid4real.com, inc. Class A common stock, (ii) Bid4Real.com LLC will dissolve and (iii) the assets and liabilities of Bid4Real.com LLC will be transferred to the Company. The merger will be accounted for as a combination of entities under common control and, accordingly, the transfer of the assets and liabilities of Bid4Real.com LLC to the Company will be recorded by the Company at historical carrying values. The pro forma effect of the combination on reported financial position and results of operations is disclosed in the accompanying balance sheet and statement of operations as of and for the period from July 15, 1999 through December 31, 1999.

   The Company is an Internet-based business focused on providing real estate auction over the Internet. The Company's web site began on January 11, 2000 and is expected to become fully operational in February 2000.

   Since inception, the Company has devoted substantially all of its efforts to business planning, product development, acquiring operating assets, raising capital, marketing and business development activities. Accordingly, the Company was in the development stage during 1999, as defined by Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises.

   bid4real.com, inc. is subject to risks and uncertainties common to growing technology-based companies, including technological change, growth and commercial acceptance of the Internet, dependence on principal products and third party technology, new product development and performance, new product introductions and other activities by competitors, and its limited operating history.

(2) Summary of Significant Accounting Policies

 (a) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 (b)Property and Equipment

   Property and equipment, consisting primarily of computer equipment, is stated at cost. Bid4Real.com LLC has not recorded depreciation expense during the period from July 15, 1999 (inception) through December 31, 1999, as the equipment has not been placed into service.

 (c) Computer Software

   The Company has adopted the provisions of Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Accordingly, certain costs to develop internal-use computer software are capitalized. As of December 31, 1999, Bid4Real.com LLC has capitalized $48,862 of costs related to the development of its web site.

                               BID4REAL.COM, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 (d) Deferred Private Placement Costs

   The Company incurred professional fees aggregating $57,498 in connection with a January 2000 private placement (Note 3). Such amounts have been capitalized and are included in the accompanying balance sheet as other current assets.

 (e) Income Taxes

   Effective July 15, 1999, Bid4Real.com LLC elected to become a limited liability company for income tax reporting purposes. Accordingly, Bid4Real.com LLC is treated as a partnership for Federal income tax purposes. For the period from July 15, 1999 (inception) through December 31, 1999, no provision has been made for income taxes, as Bid4Real.com LLC is not directly subject to taxation. Bid4Real.com LLC's net loss is allocated to and included in the income tax returns of its members.

   The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the period that includes the enactment date. Deferred tax assets and an income tax benefit have not been reflected in the financial statements as of and for the period from December 13, 1999 (inception) through December 31, 1999, because the Company's management believes that, after considering all the available objective evidence, it is more likely than not that the underlying deferred tax assets will not be realized.

 (f) Recent Accounting Pronouncements

   The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position, or cash flows.

(3) Convertible Note Payable

   The Company issued a $500,000 convertible note to a third party on December 17, 1999. The note has a maturity date of March 27, 2000 and bears interest at 8.5% per annum. Upon the date that the Company and the holder enter into a definitive Series A Preferred Stock purchase agreement, the note will be surrendered and the outstanding principal amount of the note will automatically be converted into the Series A-2 convertible preferred stock based upon the price per share paid by the holder. All accrued interest and unpaid interest on the note will be paid in cash to the holder of the note. Interest expense totaled $1,747 for the period from December 17, 1999 through December 31, 1999.

   The note was subsequently converted into shares of the Company's Series A-2 convertible preferred stock in connection with the January 2000 private placement (Note 5).

(4) Related-party Transactions

 Promissory notes

   On August 10, 1999, Bid4Real.com LLC entered into promissory notes with several members of the LLC including an entity controlled by an officer. The promissory notes reflect amounts owed for advances to fund operating costs. The promissory notes bear interest at a rate of 9% per annum. No payments have been made on these notes as of December 31, 1999. Interest expense totaled $3,677 for the period from July 15, 1999 (inception) through December 31, 1999.

                               BID4REAL.COM, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Rental expense

   The Company's operating facilities are located in Chicago, Illinois. During the period from July 15, 1999 (inception) through December 31, 1999, the Company occupied office space subleased from an entity controlled by an officer. During this period, Bid4Real.com LLC paid $8,400 to this entity related to rental expense. Such amount represented the estimated market value of the rent expense.

(5) Subsequent Events

 Equity Transactions

   On January 6, 2000, the Company amended its certificate of incorporation to authorize the issuance of 7,000,000 shares of $.001 par value common stock.

   On January 12, 2000, the Company amended and restated its certificate of incorporation thereby authorizing 15,031,842 shares of $.001 par value Class A common stock, 7,000,000 shares of $.001 par value Class B common stock, 7,000,000 shares of $.001 par value Series A-1 preferred stock, and 7,000,000 shares of $.001 par value Series A-2 preferred stock. Upon liquidation, each holder of Series A-1 and Series A-2 preferred shares (collectively, "Series A preferred shares") shall be entitled to receive an amount equal to the greater of (i) $1.00, subject to adjustment in the event such shares are subdivided through a stock split, stock dividend, or otherwise ("the Series A liquidation value"), plus all accrued and unpaid dividends, and (ii) the amount such holder would receive if all holders of Series A preferred shares had converted their Series A preferred shares into common stock immediately prior to liquidation.

   Upon liquidation, and after payment of preferential amounts to holders of Series A preferred shares, the remaining assets of the Company shall be distributed to the holders of common shares. The Company shall pay preferential dividends to the holders of Series A preferred shares, when and if declared by the board of directors, at an annual rate of 8% of the sum of the Series A liquidation value plus all accrued and unpaid dividends. In the event any dividend or other distribution payable in cash, stock, or other property is declared on the common stock, each holder of Series A preferred shares on the record date for such dividend or distribution shall be entitled to receive the same cash, stock or other property which such holder would have received if on such record date such holder was the holder of record of the number of common shares into which such Series A preferred shares then held by such holder are then convertible.

   Series A-1 preferred shares may be converted at any time, at the election of the holder, into the number of shares of Class A common stock determined by adding (x) the number of shares determined by (i) multiplying the number of Series A-1 preferred shares to be converted by the Series A liquidation value and (ii) dividing the resulting product by the Series A conversion price ($1.00 initially, subject to adjustment upon certain dilutive events), plus (y) the number of shares determined by dividing the total amount of accrued and unpaid dividends with respect to each Series A-1 preferred share to be converted by the Series A conversion price. If the holders of more than two-thirds of the Series A-1 preferred shares then outstanding shall so elect, by vote or written consent, all of the outstanding Series A-1 preferred shares shall automatically convert into shares of Class A common stock.

   Series A-2 preferred shares may be converted at any time, at the election of the holder, into the number of shares of Class B common stock determined by adding (x) the number of shares determined by (i) multiplying the number of Series A-2 preferred shares to be converted by the Series A liquidation value and (ii) dividing the resulting product by the Series A conversion price, plus
(y) the number of shares determined by dividing

                               BID4REAL.COM, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

the total amount of accrued and unpaid dividends with respect to each Series A-2 preferred share to be converted by the Series A conversion price. If the holders of more than two-thirds of the Series A-2 preferred shares then outstanding shall so elect, by vote or written consent, all of the outstanding Series A-2 preferred shares shall automatically convert into shares of Series A-1 preferred stock or Class B common stock.

   Series A-2 preferred shares may be converted at any time, at the election of the holder, into an equal number of shares of Series A-1 preferred stock. Each Series A-2 preferred share shall automatically convert into one Series A-1 preferred share if the aggregate number of Series A-2 preferred shares and Class B common shares then outstanding is less than five percent of the aggregate number of common shares then outstanding.

   Class B common shares may be converted at any time, at the election of the holder, into an equal number of Class A common shares. Each Class B common share shall automatically convert into one Class A common share if the aggregate number of Series A-2 preferred shares and Class B common shares then outstanding is less than five percent of the aggregate number of common shares then outstanding.

   If a firm commitment underwritten public offering of shares of common stock is effected in which (a) the aggregate price paid by the public for the shares is at least $20,000,000 and (b) the price per share paid by the public for such shares is at least 300% of the Series A conversion price in effect immediately prior to such offering, then all of the outstanding Series A preferred shares shall be automatically converted into shares of common stock upon the closing of the public offering.

   The Series A preferred shares have certain redemption rights. If a fundamental change or change in ownership occurs, the holder or holders of a majority of the Series A preferred shares then outstanding may require the Company to redeem all the Series A preferred shares then outstanding at the Series A redemption price. The Series A redemption price per share equals the sum of the Series A liquidation value plus all declared but unpaid dividends on such Series A preferred share through the applicable redemption date.

   At any time or times on or after the earlier to occur of (i) the fifth anniversary of issuance or (ii) the date on which there is a sale of the Company by any means or change in control by any means, the holder or holders of two-thirds of the outstanding Series A preferred shares may elect to require the Company to redeem all or any portion of such holders' Series A preferred shares.

   Holders of Class A common stock, Class B common stock, Series A-1 preferred stock, and Series A-2 preferred stock vote together as a single class on all matters submitted to a vote before the stockholders of the Company. Holders of Class A and Class B common stock are entitled to one vote per share. Holders of Series A-1 preferred stock are entitled to the number of votes of Class A common shares such holders would have been entitled to had they converted all of their Series A-1 preferred shares to Class A common shares. Holders of Series A-2 preferred stock are entitled to the number of votes of Class B common shares such holders would have been entitled to had they converted all of their Series A-2 preferred shares to Class B common shares.

   Provided that holders of Class B common stock outstanding and issuable upon conversion of Series A-2 preferred stock own at least 5% of the Company's Class A common stock and Class B common stock and assuming conversion of all securities convertible into such shares, (i) such holders shall have the number of votes equal to the greater of (a) the voting rights determined in accordance with the preceding paragraph, and (b) 25.1% of the voting power of the Company, and (ii) the voting rights of any person or group other than holders of Class B common shares and Series A-2 preferred shares shall be limited to the number of votes equal to the lesser of (x) such holders' voting rights in accordance with the preceding paragraph, and (y) one vote less than the number of votes of the aggregate holders of the Class B common and Series A-2 preferred.

                               BID4REAL.COM, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   In conjunction with the January 12, 2000 merger of Bid4Real.com LLC and bid4real.com, inc., as discussed in Note 1, each member of Bid4Real.com LLC converted each incremental 1% ownership into 58,800 shares of bid4real.com, inc. Class A common stock. The conversion resulted in the issuance of 5,879,999 shares of the Company's Class A common stock. In addition, the 1 share of common stock issued and outstanding at December 31, 1999 was cancelled.

   The Company issued 11,015,921 shares of Series A-2 convertible preferred stock to a third party in conjunction with a January 2000 private placement, which yielded aggregate gross proceeds of $7,000,000. The proceeds from this offering included $6,500,000 cash and the conversion of a $500,000 convertible note (Note 3). The gross proceeds received will be reduced by $57,498 of deferred offering costs (Note 1(d)). As a result of this transaction, a majority voting interest was acquired by the third party.

 Line of Credit

   In January 2000, the Company entered into an operating line of credit with a borrowing limit of $250,000. Borrowings under the line of credit accrue interest at the bank's prime rate of interest. The line of credit will expire on December 31, 2000.

 Stock Options (unaudited)

   In January 2000, the Company established an incentive and non-qualified stock option plan ("the Plan") for employees, officers, and directors of the Company. The Company reserved 1,856,842 shares of Class A common stock for issuance under the Plan. The Board of Directors granted 271,158 incentive options at an exercise price of $.475 per Class A common share. The Board of Directors granted 211,526 non-qualified options at an exercise price of $.08 per Class A common share. The options vest over a period of time approved and adopted by the Board of Directors, generally one year from the date of grant.

(6) Pro Forma Presentation (unaudited)

   On January 12, 2000, Bid4Real.com LLC merged with bid4real.com, inc. under the terms of an agreement and plan of merger between Bid4Real.com LLC and bid4real.com, inc. Upon completion of the merger, (i) each member of Bid4Real.com LLC will convert each incremental 1% ownership into 58,800 shares of bid4real.com, inc. Class A common stock, (ii) Bid4Real.com LLC will dissolve and (iii) the assets and liabilities of Bid4Real.com LLC will be transferred to the Company. In addition, the 1 share of common stock issued and outstanding as of December 31, 1999 will be cancelled.

   The December 31, 1999 pro forma balance sheet is presented to give effect to the conversion of all the outstanding Bid4Real.com LLC membership interests into 5,879,999 shares of the Company's Class A common stock. Prior to the conversion, the net losses of Bid4Real.com LLC were allocated to the members and reflected in members' deficit. At the time of the conversion, members' deficit will be reclassified into Class A common stock and additional paid-in capital. The pro forma statement of operations for 1999 reflects the aggregation of the Company's operations from December 13, 1999 (inception) through December 31, 1999 and the operations of Bid4Real.com LLC from July 15, 1999 (inception) through December 31, 1999.

   Upon completion of the merger, 5,879,999 shares of Class A common stock will be issued and outstanding.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
BidBuyBuild, Inc.

   We have audited the accompanying balance sheet of BidBuyBuild, Inc. (a development stage enterprise) (the Company) as of December 31, 1999, and the related statements of operations, shareholders' deficit, and cash flows for the period from November 9, 1999 (date of inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BidBuyBuild, Inc. (a development stage enterprise) as of December 31, 1999, and the results of its operations and its cash flows for the period from November 9, 1999 (date of inception) through December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ Grant Thornton LLP

Chicago, Illinois
February 4, 2000

                               BIDBUYBUILD, INC.
                        (a development stage enterprise)

                                 BALANCE SHEET
                               December 31, 1999

Assets
  Current assets:
    Cash and cash equivalents....................................... $ 249,393
    Advances to founders............................................    24,800
    Prepaid expenses................................................     1,400
                                                                     ---------
      Total current assets..........................................   275,593
    Computer equipment..............................................    13,152
                                                                     ---------
      Total assets.................................................. $ 288,745
                                                                     =========
Liabilities and Shareholders' Deficit
  Current liabilities:
    Accounts payable................................................ $  10,448
    Accrued expenses................................................   270,209
    Convertible debt................................................   150,000
                                                                     ---------
      Total current liabilities.....................................   430,657
                                                                     =========
  Shareholders' Deficit:
    Common stock, authorized 5,000,000 shares, $.001 par value;
     4,962,500 issued and outstanding...............................     4,962
    Additional paid-in capital......................................   149,888
    Deficit accumulated during development stage....................  (296,762)
                                                                     ---------
      Total shareholders' deficit...................................  (141,912)
                                                                     ---------
      Total liabilities and shareholders' deficit................... $ 288,745
                                                                     =========



    The accompanying notes are an integral part of this financial statement.

                               BIDBUYBUILD, INC.
                        (a development stage enterprise)

                            STATEMENT OF OPERATIONS
       Period from November 9, 1999 (inception) through December 31, 1999

      Revenues........................................................ $    --
                                                                       --------
      Operating expenses:
        Product development costs.....................................  250,000
        General and administrative....................................   46,762
                                                                       --------
          Total operating expenses....................................  296,762
                                                                       --------
        Operating loss................................................  296,762
        Income taxes..................................................      --
                                                                       --------
        Net loss...................................................... $296,762
                                                                       ========




    The accompanying notes are an integral part of this financial statement.

                               BIDBUYBUILD, INC.
                        (a development stage enterprise)

                       STATEMENT OF SHAREHOLDERS' DEFICIT
       Period from November 9, 1999 (inception) through December 31, 1999

                                                        Deficit
                                                      accumulated
                            Common stock   Additional during the
                          ----------------  paid-in   development Shareholders'
                           Shares   Amount  capital      stage       deficit
                          --------- ------ ---------- ----------- -------------
Balance November 1, 1999
 (inception).............       --  $  --   $    --    $     --     $     --
Issuance of shares....... 4,962,500  4,962   149,888         --       154,850
Net Loss.................       --     --        --     (296,762)    (296,762)
                          --------- ------  --------   ---------    ---------
Balance December 31,
 1999.................... 4,962,500 $4,962  $149,888   $(296,762)   $(141,912)
                          ========= ======  ========   =========    =========





    The accompanying notes are an integral part of this financial statement.

                               BIDBUYBUILD, INC.
                        (a development stage enterprise)

                            STATEMENT OF CASH FLOWS
       Period from November 9, 1999 (inception) through December 31, 1999

Cash flows from operating activities:
  Net loss                                                           $(296,762)
  Adjustments to reconcile net income to net cash used in operating activities:
  Increase in advanced receivables..................................   (24,800)
  Increase in prepaid assets........................................    (1,400)
  Increase in accounts payable......................................    10,448
  Increase in accrued expenses......................................   270,209
                                                                     ---------
  Net cash used in operating activities.............................   (42,305)
Cash flows from investing activities:
  Capital expenditures..............................................   (13,152)
                                                                     ---------
  Net cash used in investing activities.............................   (13,152)
Cash flows from financing activities:
  Convertible debt..................................................   150,000
  Stock issuance....................................................   154,850
                                                                     ---------
  Net cash provided by financing activities.........................   304,850
                                                                     ---------
Net increase in cash and cash equivalents...........................   249,393
Cash and cash equivalents at beginning of year......................       --
                                                                     ---------
Cash and cash equivalents at end of year............................ $ 249,393
                                                                     =========



    The accompanying notes are an integral part of this financial statement.

                               BIDBUYBUILD, INC.
                        (a development stage enterprise)

                         NOTES TO FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies

 Development Stage

   BidBuyBuild, Inc. (the Company) commenced operations on November 9, 1999, and was incorporated in the State of Delaware under the name BidBuyBuild, Inc. The Company is a development stage enterprise that plans to provide a web-site initially focused on facilitating business to business ecommerce for Mechanical, Electrical and Plumbing (MEP) contracting.

   The Company has had no operating revenue; as its activities have focused on initial web-site development, market development, and raising capital. Financing of the development activities has been provided primarily through the sale of common stock and convertible debt. The accumulated loss from inception through December 31, 1999 was $296,762.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   Cash and cash equivalents include cash and short-term investments with original maturities of not more than three months.

 Computer Equipment

   Computer equipment is carried at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets, generally three years.

 Product Development Costs

   The Company has adopted the provisions of the American Institute of Certified Public Accountants' Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." During the period from November 9, 1999 (inception) through December 31, 1999, software development costs of $250,000 were incurred related to the development of a web-based network and website. Such amounts were expensed as they were incurred during the preliminary project phase.

 Income Taxes

   The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." Under SFAS No. 109 income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                               BIDBUYBUILD, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

 Comprehensive Income

   SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The Company has no amounts associated with the components of other comprehensive income in the Company's financial statements.

2. Computer Equipment

   Computer equipment is recorded at cost. Depreciation is provided using the straight-line method over three years. No depreciation was recorded, as the computers were not placed into service.

   Computer equipment, stated at cost, was as follows at December 31, 1999:

      Computer equipment................................................ $13,152
                                                                         =======

3. Advances to Founders

   During December the Company advanced amounts to its Founders. The balance outstanding as of December 31, 1999 was $24,800.

4. Income Taxes

   The Company has incurred net operating losses since inception. Given the uncertainty of future earning trends, the Company has not reflected any benefit of such net operating loss carryforwards in the accompanying financial statements.

      Expected income tax benefit at the statutory rate...........  $(100,900)
      (Increase) reduction in tax benefit resulting from:
        Increase in the beginning valuation allowance.............     118,706
        State income tax benefit..................................    (17,806)
                                                                   -----------
                                                                   $       --
                                                                   ===========

   The tax effects of temporary differences that give rise to significant deferred tax assets as of December 31, 1999 are as follows:

      Deferred tax assets:
        Net operating loss carryforward............................. $   3,958
        Start-up and organizational costs...........................   114,748
                                                                     ---------
          Total deferred tax assets.................................   118,706
      Valuation allowance........................................... $(118,706)
                                                                     ---------
      Net deferred tax asset........................................ $     --
                                                                     =========


   As of December 31, 1999, the Company has U.S. tax net operating loss carryforwards of approximately $4,000, which can be carried forward for 20 years and will begin to expire in 2019. Pursuant to Sections 382 and 383 of the Internal Revenue Code, the annual use of the Company's net operating loss and credit carryforwards, may be limited if a cumulative change in ownership (as defined by the Internal Revenue Code) of more than 50 percent occurs within a three-year testing period.

                               BIDBUYBUILD, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or the entire deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the temporary differences are available to reduce income taxes payable, management has established a valuation allowance for the full amount of the net deferred tax assets.

5. Convertible Notes to Stockholders

   During December 1999, the Company issued various unsecured notes payable to certain stockholders. These promissory notes bear interest at 5.66% and are due six months from the issuance date. The total principal balance outstanding on the notes at December 31, 1999 was $150,000 and has been classified as a current liability. If the Company fails to pay in full all principal and interest due under the notes, they shall automatically be converted into 37,500 shares of common stock.

6.Related Party

   The Company entered into a Consulting Agreement for the development of their ecommerce platform and web-site. Certain employees of the consulting firm are shareholders in the Company. Additionally, under certain circumstances, if the consulting fees are not paid, the outstanding payable will convert into common stock.

7. Subsequent Event

   On January 18, 2000, the Company entered into a Letter of Intent, with a third party (Investor). Subject to the Investor's due diligence, the Company will issue to Investor shares of Series A Convertible Preferred Stock (Series A Stock) equal to 35.3% of the Company's common stock on a fully diluted basis. Each share of Series A Stock is convertible into shares of common stock at the election of Investor. Additionally, Series A Stock will vote with the Company's common stock on all matters. At an IPO, the Series A Stock would be converted into shares of a class of supervoting (5 votes per share or at least 25.1% of the votes for directors, but not to exceed 40% of the votes for directors) common stock. The Company will also issue a warrant to the investor for approximately 281,000 shares of common stock (or 3% of the Company's common stock on a fully diluted basis). The warrant is exercisable, in whole or in part, at any time over the next five years.

                          INDEPENDENT AUDITORS' REPORT

The Stockholders

closerlook, inc.:

   We have audited the accompanying consolidated balance sheets of closerlook, inc. and subsidiary (the Company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of closerlook, inc. and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                             /s/ KPMG LLP

Chicago, Illinois
February 4, 2000, except for note 7, as to which the date is March 9, 2000

                                CLOSERLOOK, INC.

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1998 and 1999

                                                            1998       1999
                                                         ----------  ---------
                         Assets
Current assets:
  Cash and cash equivalents............................. $    5,102    154,935
  Accounts receivable, net of allowance for doubtful
   accounts of $8,000 and $10,250 in 1998 and 1999,
   respectively.........................................  1,313,931  1,127,020
  Other current assets..................................        --       9,813
                                                         ----------  ---------
    Total current assets................................  1,319,033  1,291,768
Property and equipment, net.............................    331,835    693,303
Other assets............................................     34,089     89,089
                                                         ----------  ---------
    Total assets........................................ $1,684,957  2,074,160
                                                         ==========  =========
     Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Line of credit........................................ $      --   1,050,000
  Current portion of capital lease obligations..........     40,760     40,255
  Accounts payable......................................    333,671  1,104,039
  Accrued vacation......................................    146,061    211,212
  Accrued wages and bonuses.............................    215,608     15,000
  Accrued contract costs................................     67,554        --
  Other accrued expenses................................     16,534        --
  Deferred revenue......................................    283,408    179,306
  Due to officer........................................        --     150,000
  Dividends payable.....................................     24,104        --
                                                         ----------  ---------
    Total current liabilities...........................  1,127,700  2,749,812
Deferred rent...........................................     89,380    100,127
Deposits................................................     10,955     10,955
Line of credit..........................................    400,000        --
Capital lease obligations, less current portion.........     43,021     16,144
                                                         ----------  ---------
    Total liabilities...................................  1,671,056  2,877,038
                                                         ----------  ---------
Stockholders' equity (deficit):
  Class A common stock, no par; 1,800,000 shares
   authorized in 1998; 852,000 shares issued and
   outstanding in 1998..................................        947        --
  Class B common stock, no par; 200,000 shares
   authorized in 1998; 48,000 shares issued and
   outstanding in 1998..................................         53        --
  Common stock, $0.001 par value; 2,000,000 shares
   authorized in 1999; 900,000 shares issued and
   outstanding in 1999..................................        --         900
  Paid-in capital.......................................        --         100
  Subscription receivable...............................     (1,000)    (1,000)
  Retained earnings (accumulated deficit)...............     13,901   (802,878)
                                                         ----------  ---------
    Total stockholders' equity (deficit)................     13,901   (802,878)
                                                         ----------  ---------
    Total liabilities and stockholders' equity
     (deficit).......................................... $1,684,957  2,074,160
                                                         ==========  =========

          See accompanying notes to consolidated financial statements.

                                CLOSERLOOK, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     Years ended December 31, 1998 and 1999

                                                             1998       1999
                                                          ----------  ---------
Revenues................................................. $4,785,569  7,386,314
Cost of services.........................................  2,362,311  3,641,835
                                                          ----------  ---------
                                                                      3,744,479
  Gross profit...........................................  2,423,258
Operating expenses:
  Salaries and benefits..................................  1,325,952  2,276,939
  General and administrative.............................    880,333  1,801,878
  Sales and marketing....................................    142,933    400,689
  Loss on disposal of property and equipment.............        --      71,877
                                                          ----------  ---------
    Total operating expenses.............................  2,349,218  4,551,383
                                                          ----------  ---------
    Operating income (loss)..............................     74,040   (806,904)
Other income (expense):
  Rental income..........................................     10,798     41,424
  Loss on investment.....................................        (47)       --
  Interest income........................................        765      5,735
  Interest expense.......................................    (37,950)   (57,034)
                                                          ----------  ---------
    Net income (loss).................................... $   47,606   (816,779)
                                                          ==========  =========


          See accompanying notes to consolidated financial statements.

                                CLOSERLOOK, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                     Years ended December 31, 1998 and 1999

                             Class A       Class B Common                                        Retained       Total
                          Common Stock         Stock        Common Stock                         earnings   stockholders'
                         ----------------  --------------- -------------- Paid-in Subscription (accumulated    equity
                          Shares   Amount  Shares   Amount Shares  Amount capital  receivable    deficit)     (deficit)
                         --------  ------  -------  ------ ------- ------ ------- ------------ ------------ -------------
Balance at December 31,
 1997..................   900,000  $1,000      --    $--       --   $--     --       (1,000)      (33,705)     (33,705)
Issuance of Class B
 Common Stock in
 exchange for Class A
 Common Stock retired..   (48,000)    (53)  48,000     53      --    --     --          --            --           --
Net income.............       --      --       --     --       --    --     --          --         47,606       47,606
                         --------  ------  -------   ----  -------  ----    ---      ------      --------     --------
Balance at December 31,
 1998..................   852,000     947   48,000     53      --    --     --       (1,000)       13,901       13,901
Exchange of stock in
 connection with
 recapitalization......  (852,000)   (947) (48,000)   (53) 900,000   900    100         --            --           --
Net loss...............       --      --       --     --       --    --     --          --       (816,779)    (816,779)
                         --------  ------  -------   ----  -------  ----    ---      ------      --------     --------
Balance at December 31,
 1999..................       --   $  --       --    $--   900,000  $900    100      (1,000)     (802,878)    (802,878)
                         ========  ======  =======   ====  =======  ====    ===      ======      ========     ========



           See accompanying notes to consolidated financial statements.

                                CLOSERLOOK, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     Years ended December 31, 1998 and 1999

                                                             1998       1999
                                                           ---------  --------
Cash flows from operating activities:
  Net income (loss)....................................... $  47,606  (816,779)
  Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities
    Depreciation and amortization.........................    83,784   125,850
    Loss on disposal of property and equipment............       --     71,877
    Change in assets and liabilities:
      Accounts receivable, net............................  (674,029)  186,911
      Other assets........................................    (1,472)  (64,813)
      Accounts payable....................................   213,686   770,368
      Accrued vacation....................................    24,284    65,151
      Accrued wages and bonuses...........................    74,565  (200,608)
      Accrued contract costs..............................   (37,032)  (67,554)
      Other accrued expenses..............................    (6,122)  (16,534)
      Deferred rent.......................................    32,638    10,747
      Deferred revenue....................................   283,408  (104,102)
      Deposits............................................    10,955       --
                                                           ---------  --------
        Net cash provided by (used in) operating
         activities.......................................    52,271   (39,486)
                                                           ---------  --------
Cash flows from investing activities--purchases of
 property and equipment...................................   (69,878) (543,000)
                                                           ---------  --------
        Net cash used in investing activities.............   (69,878) (543,000)
                                                           ---------  --------
Cash flows from financing activities:
  Principal payments on capital leases....................   (29,936)  (43,577)
  Net borrowings on line of credit........................    18,000   650,000
  Net borrowings from officer.............................       --    150,000
  Dividends paid..........................................    (3,350)  (24,104)
                                                           ---------  --------
        Net cash provided by (used in) financing
         activities.......................................   (15,286)  732,319
                                                           ---------  --------
        Net (decrease) increase in cash and cash
         equivalents......................................   (32,893)  149,833
Cash and cash equivalents at beginning of year............    37,995     5,102
                                                           ---------  --------
Cash and cash equivalents at end of year.................. $   5,102   154,935
                                                           =========  ========
Supplemental disclosure of cash flow information--
  interest paid........................................... $  37,950    57,034
Supplemental disclosure of non-cash investing and
 financing activities--
  assets acquired through capital leases..................    87,516    16,195

          See accompanying notes to consolidated financial statements.

                                CLOSERLOOK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Description of the Business

   Closer Look Creative, Inc. was originally established in 1994 as an S-Corporation. In June 1999, Closer Look Creative, Inc. changed its name to Closer Look Group, Inc. and formed three subsidiaries, Closer Look Creative LLC, closerlook.com LLC and nMinds LLC. On December 31, 1999, Closer Look Group, Inc. reincorporated as closerlook, inc., a Delaware corporation. In conjunction with the reincorporation, Closer Look Creative LLC and closerlook.com LLC were merged into closerlook, inc. and ceased to exist as separate legal entities.

   closerlook, inc. (the Company) is a digital strategy and design firm that provides print, video, and digital media services. The Company's website, www.closerlook.com, provides additional information on the Company and the services it provides.

(2) Summary of Significant Accounting Policies

 (a) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 (b) Basis of Consolidation

   The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany transactions have been eliminated.

 (c) Cash Equivalents

   The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

 (d)Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lines of the various classes of property ranging from three to seven years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over either the lease term or the estimated useful lives of the assets. Amortization of leasehold improvements is computed over the shorter of the lease term or estimated useful life of the asset.

 (e) Revenue Recognition

   The Company derives its revenues primarily from consulting service agreements including fixed-price and time-and-materials agreements. Revenues are recognized over the period of each project based upon the percentage of completion method. Provisions for contract adjustments and losses are recorded in the period such items are identified. Deferred revenue represents amounts billed in advance of services rendered.

 (f) Income Taxes

   The Company operates as an S-Corporation, whereby all income, deductions, and credits pass through to the Company's shareholders for Federal income tax purposes.

                                CLOSERLOOK, INC.

 (g) Advertising Expenses

   Advertising expenses are charged to operations during the year in which they are incurred. The total amount of advertising expenses charged to operations was $30,342 and $285,134 for the years ended December 31, 1998 and 1999, respectively.

 (h) Stock Options

   The Company applies the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement 123). Statement 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument. Statement 123 gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board Opinion No. 25 (APB 25). The Company applies the measurement criteria prescribed by APB 25 and provides the pro forma disclosures required by Statement 123.

(3) Property and Equipment

   Property and equipment at December 31, 1998 and 1999 consists of the following:

                                                                December 31,
                                                            --------------------
                                                               1998      1999
                                                            ---------- ---------
      Editing equipment.................................... $   10,367    10,367
      Graphics tools.......................................        848       848
      Leasehold improvements...............................      3,775   245,914
      Office equipment.....................................    112,778   330,567
      Office furniture.....................................        --     29,141
      Computer equipment...................................    378,335   268,766
                                                            ---------- ---------
                                                               506,103   885,603
      Less: accumulated depreciation and amortization......  (174,268) (192,300)
                                                            ---------- ---------
                                                            $  331,835   693,303
                                                            ========== =========

(4) Stockholder's Equity (Deficit)

   Effective December 30, 1998, by resolution of the sole director, president and secretary, the Company issued 48,000 shares of Class B non-voting common stock in exchange for 48,000 shares of Class A voting common stock.

   Holders of Class A common stock are entitled to one vote per share at all meetings of the shareholders of the Company and in all matters on which shareholders are entitled to vote. Holders of Class B common stock are not entitled to vote. No other special preferences or rights exist.

   In conjunction with the Company's reincorporation in the State of Delaware on December 31, 1999, the Company underwent a recapitalization and exchanged its 852,000 shares of outstanding Class A common stock and 48,000 shares of outstanding Class B common stock for 900,000 shares of newly authorized common stock. As a result of the reincorporation, the Company has 2,000,000 shares of common stock authorized and the Class A and B common stock have been canceled.

                                CLOSERLOOK, INC.

(5) Stock Option Plan

   In 1997, the Company established an employee stock option plan ("the Plan") for all employees. Options are granted at estimated fair value as determined by the Board of Directors and expire ten years from the date of grant. Options granted generally vest over a 4-year period. The Company has reserved 263,750 shares of stock for issuance upon exercise of options.

   The Company applies APB 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for grant of stock options in the financial statements. Had compensation cost for the Company's options been determined consistent with SFAS 123, the net income (loss) would have been the pro forma amounts below:

                                                                1998     1999
                                                               ------- --------
      Net income (loss):
        As reported........................................... $47,606 (816,779)
        Pro forma.............................................  47,379 (864,153)

   The following summarizes activity under the Company's stock option plan:

                                                                    Weighted-
                                                                     average
                                                          Weighted-  minimum
                                                           average    value
                                               Number of  exercise  of options
                                                 shares     price    granted
                                               ---------- --------- ----------
      Options outstanding at December 31,
       1997...................................      --      $ --
      Options granted.........................    4,000      0.54     $0.23
                                                -------     -----     -----
      Options outstanding at December 31,
       1998...................................    4,000      0.54
      Options granted.........................  182,900      2.11     $0.88
                                                -------     -----     -----
      Options outstanding at December 31,
       1999...................................  186,900     $2.07
                                                =======     =====

   The following table provides certain information with respect to stock options outstanding at December 31, 1999:

                     Outstanding                       Exercisable
          --------------------------------- ---------------------------------
                                 Weighted-                         Weighted-
                                  average                           average
                      Weighted-  remaining              Weighted-  remaining
             Stock     average  contractual    Stock     average  contractual
Exercise    options   exercise     life       options   exercise     life
 price    outstanding   price     (years)   exercisable   price     (years)
--------  ----------- --------- ----------- ----------- --------- -----------
 $0.54        4,000     $0.54       8.0        1,000      $0.54       8.0
 $1.35      145,000     $1.35       9.0       53,000      $1.35       9.0
 $5.00       37,900     $5.00       9.5          --       $5.00       9.5
            -------     -----       ---       ------      -----       ---
            186,900     $2.07       9.1       54,000      $1.34       9.1
            =======     =====       ===       ======      =====       ===

                                CLOSERLOOK, INC.

   The weighted-average minimum values at date of grant for options granted during 1998 and 1999 were estimated using the Black-Scholes option valuation model with the following weighted-average assumptions:

                                                                  1998   1999
                                                                  -----  -----
      Expected life in years..................................... 10.00  10.00
      Interest rate..............................................   5.5%   5.1%
      Volatility.................................................     0%     0%
      Dividend yield.............................................     0%     0%

(6) Leases

   The Company leases certain computer and office equipment under capital leases, and office space under noncancelable operating leases expiring at various dates through 2002.

   Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1999 are as follows:

                                                             Capital Operating
      Year                                                   leases    leases
      ----                                                   ------- ----------
      2000.................................................. $43,641 $  415,353
      2001..................................................  14,251    417,189
      2002..................................................   2,575    241,878
                                                             ------- ----------
        Total minimum payments..............................  60,467 $1,074,420
                                                                     ==========
      Less amount representing interest.....................   4,068
                                                             -------
        Present value of net minimum lease payments.........  56,399
      Less current portion..................................  40,255
                                                             -------
                                                             $16,144
                                                             =======

   Rent expense for the years ended December 31, 1998 and 1999 was $338,226 and $390,519, respectively. Equipment recorded under capital leases is included in property and equipment as follows:

                                                                December 31,
                                                              -----------------
                                                                1998     1999
                                                              --------  -------
      Office equipment....................................... $ 46,022   62,217
      Computer equipment.....................................   78,774   78,774
                                                              --------  -------
                                                               124,796  140,991
      Less: accumulated amortization.........................  (35,354) (62,297)
                                                              --------  -------
        Total................................................ $ 89,442   78,694
                                                              ========  =======

(7) Line of Credit

   The Company maintains an operating line of credit with a borrowing limit of $400,000 and $1,050,000 at December 31, 1998 and 1999. Borrowings under the line of credit accrue interest at the prime rate plus 0.5% (8.25% and 9.00% at December 31, 1998 and 1999, respectively). At December 31, 1998 and 1999, the Company had outstanding borrowings of $400,000 and $1,050,000, respectively. The line of credit expires on April 30, 2000.

   At December 31, 1998 and 1999, the Company was in technical violation of covenants prohibiting the Company from entering into additional debt arrangements and requiring the Company to provide annual and monthly financial statements to the lender. On February 9, 2000, the Company obtained a modification to the covenant prohibiting the incurrence of additional debt after February 1, 2000. On March 9, 2000, the Company received a waiver of the covenant requiring the Company to provide periodic financial statements to the lender.

                                CLOSERLOOK, INC.

(8) Employee Benefit Plan

   The Company has a contributory profit sharing plan, established pursuant to the provisions of section 401(k) of the Internal Revenue Code, which provides retirement benefits for eligible employees of the Company. The Company matches a percentage of the employees' contributions and may make discretionary contributions to the plan. The Company contributed $0 and $14,368 to the plan for the years ended December 31, 1998 and 1999, respectively.

(9) Business and Credit Concentrations

   During 1998 and 1999, certain customers individually accounted for greater than 10% of revenues. Two customers accounted for 27% and 22% of revenues in 1998. Three customers accounted for 23%, 14% and 12% of revenues in 1999.

   The Company has amounts receivable from individual customers which account for greater than 10% of total accounts receivable. In 1998, three customers accounted for 20%, 13% and 12% of total accounts receivable. In 1999, five customers accounted for 18%, 15%, 14%, 11% and 10% of total accounts receivable.

(10) Related Party Transactions

   The Company reimburses certain executives for the cost incurred to lease an automobile. The total amount of reimbursed lease payments was $19,462 and $10,967 for the years ended December 31, 1998 and 1999, respectively.

   Certain shareholders were indebted to the Company for $1,000 and $2,818 at December 31, 1998 and 1999, respectively.

   The Company was indebted to a shareholder and officer for $150,000 at December 31, 1999.

(11) Subsequent Events

 (a) Sale of nMinds

   On January 14, 2000, the Company sold its investment in nMinds LLC to shareholders of the Company. In exchange for 100% of the outstanding units of nMinds LLC, the purchasers paid $100,000 cash and agreed to pay an additional $343,314, which represents amounts forwarded by the Company to nMinds from the date of its inception through the date of sale.

   Had the operations of the Company been reported exclusive of the operations of nMinds LLC, revenues and net income (loss) would have been the pro forma amounts indicated below:

                                                              1998      1999
                                                           ---------- ---------
   Revenues:
     As reported.......................................... $4,785,569 7,386,314
     Pro forma............................................  4,785,569 7,237,449
   Net income (loss):
     As reported..........................................     47,606  (816,779)
     Pro forma............................................     47,606  (153,427)

 (b) Equity Offering

   Effective February 1, 2000, the stockholders of the Company approved an Amended and Restated Certificate of Incorporation (Certificate). The Certificate gave the Company the authority to issue the following classes and amounts of stock:

     (a) 150,000 shares of Series A-1 preferred stock, par value $0.001 per share,

     (b) 150,000 shares of Series A-2 preferred stock, par value $0.001 per share,

     (c) 2,000,000 shares of Class A common stock, par value $0.001 per share, and

     (d) 450,000 shares of Class B common stock, par value $0.001 per share.

                                CLOSERLOOK, INC.

   The Series A-1 and A-2 preferred shares (collectively, "Series A preferred shares") have liquidation and dividend preferences. Upon the liquidation, dissolution or winding up of the Company, the holders of Series A preferred shares are entitled to receive an amount in cash out of the assets of the Company, before any payment or distribution is made on any other securities equal to the greater of (i) $33 1/3 per share (or $53 1/3 per share if divine interVentures, inc. ("divine") makes an additional capital contribution of $3,000,000 to the Company pursuant to a letter agreement and based upon financial performance in 2000) subject to adjustment in the event such shares are subdivided through a stock split, stock dividend, or otherwise (the "Series A liquidation value") plus all accrued and unpaid dividends, and (ii) the amount such holder would receive if all holders of Series A preferred shares had converted their Series A preferred shares into common stock immediately prior to liquidation, dissolution or winding up. Upon liquidation, and after payment of preferential amounts to the holders of Series A preferred shares, the remaining assets of the Company shall be distributed to the holders of Class A or Class B common shares (collectively, Common Shares).

   When, as and if declared, the Company shall pay annual preferential dividends to the holders of Series A preferred shares at a rate of 8% of the Series A liquidation value. Additionally, in the event any dividend or distribution is declared on the Common Shares, each holders of Series A preferred shares shall be entitled to a sum equal to the amount to which such holder would have received if the Series A preferred shares had been converted into Common Shares.

   Series A-1 preferred shares may be converted, at anytime, into the number of shares of Class A common stock determined by adding (x) the number of shares determined by (i) multiplying the number of Series A-1 preferred shares to be converted by 33 1/3 and (ii) dividing the resulting product by the Series A conversion price (initially $33 1/3, subject to adjustment upon certain dilutive events), plus (y) the number of shares determined by dividing the total amount of declared but unpaid dividends due and owing with respect to each Series A-1 preferred share to be converted by the Series A conversion price. If the holder or holders of more than two-thirds of the Series A-1 preferred shares then outstanding shall so elect, by vote or written consent, all of the outstanding Series A-1 preferred shares shall automatically convert into shares of Class A common stock.

   Series A-2 preferred shares may be converted, at any time, into the number of shares of Class B common stock determined by adding (x) the number of shares determined by (i) multiplying the number of Series A-2 preferred shares to be converted by 33 1/3 and (ii) dividing the resulting product by the Series A conversion price, plus (y) the number of shares determined by dividing the total amount of declared but unpaid dividends due and owing with respect to each Series A-2 preferred share to be converted by the Series A conversion price. If the holder or holders of more than two-thirds of the Series A-2 preferred shares then outstanding shall so elect, by vote or written consent, all of the outstanding Series A-2 preferred shares shall automatically convert into shares of either Series A-1 preferred stock or Class B common stock.

   Upon a public offering of Common Shares, meeting certain criteria as described in the Certificate, the Series A-1 preferred shares shall be converted into shares of Class A common stock and Series A-2 preferred shares shall be converted into shares of Class B common stock

   Series A-2 preferred may be converted, at anytime, into an equal number of shares of Series A-1 preferred stock. Each Series A-2 preferred share shall automatically convert into one Series A-1 preferred share if the number of Class B common shares then outstanding or issuable upon conversion of the Series A-2 preferred shares is less than ten percent of the aggregate number of Common shares then outstanding. Each Series A-2 preferred share shall automatically convert into one Series A-1 preferred share upon the transfer of such share to a person not controlled by divine.

   Class B common shares may be converted, at anytime, into an equal number of Class A common shares. Each Class B Common share shall automatically convert into one Class A common share if at any time the

                                CLOSERLOOK, INC.

aggregate of number of Class B common shares then outstanding and issuable upon conversion of the Series A preferred shares is less than ten percent of the aggregate number of Common Shares then outstanding. Each Class B common share shall automatically convert into one Class A common share upon a transfer to a person not controlled by divine.

   Series A-2 preferred shares have certain redemption rights. If a fundamental change or change in ownership occurs the holder or holders of the majority of Series A-2 preferred shares may require the Company to redeem all the Series A-2 preferred shares then outstanding at a price per share equal to the Series A liquidation value.

   During the ninety-day period commencing on the fifth anniversary of February 1, 2000, the holder or holders of two-thirds of the outstanding Series A-2 preferred shares may elect to require the Company to redeem all or any portion of such holders' Series A-2 preferred shares. The Company shall be required to redeem all Series A-2 preferred shares with respect to which redemption requests have been made at a price per share equal to the Series A liquidation value.

   During the thirty-day period commencing at the end of the ninety-day period referenced in the preceding paragraph, the Company may elect to redeem any outstanding Series A-2 preferred shares. The Company shall be required to redeem all Series A-2 preferred shares to be redeemed at a price per share equal to the Series A liquidation value.

   Each share of Class A and Class B common stock entitles the holder to one vote. The Series A preferred shares entitle the holder to one vote for each share of Class A or Class B common stock which such holder would have been entitled to receive had such holder converted all of its preferred stock. However, if holders of Class B common shares then outstanding and issuable upon conversion of A-2 preferred shares together own at least ten percent of the Company's issued and outstanding Common Shares, such holders shall have the number of votes equal to the greater of (a) such holders' voting power as determined on a one share to one vote basis or (b) 25.1% of the voting power of the Company.

   On February 1, 2000, the Company exchanged, on a one to one basis, all outstanding shares of closerlook, inc. common stock for Class A common stock.

   On February 1, 2000, the Company issued 150,000 shares of Series A-2 preferred stock (the "Preferred Shares") to divine for $5,000,000 cash. Additionally, the shareholders of the Company sold 300,000 Class A common shares for $8,000,000 cash and 2,000,000 shares of divine interVentures Series F Senior Convertible Preferred Stock ("Series F Stock"). Of the $8,000,000 and 2,000,000 shares of Series F stock exchanged, $1,500,000 and 1,500,000 shares of Series F stock were placed in escrow and will be paid to the shareholders if the Company achieves certain financial results in 2000. At the closing, divine exchanged the Class A common shares for Class B common shares. Additionally, 5,000 shares of Class A common stock were issued to Renaissance Capital Group, Inc. as partial payment for financial advisory and investment banking services related to this transaction.

   After the February 1, 2000 transactions described above, the only shares of capital stock of the Company issued and outstanding, reserved for issuance or committed to be issued will be:

     (a) 605,000 fully paid and non-assessable shares of Class A common stock, duly issued and outstanding, 150,000 shares of Class A common stock reserved for issuance upon conversion of the Series A-1 preferred shares, and 450,000 shares of Class A common stock reserved for issuance upon conversion of the Class B common shares;

                                CLOSERLOOK, INC.

     (b) 300,000 fully paid and non-assessable shares of Class B common stock, duly issued and outstanding and 150,000 shares of Class B common stock reserved for issuance upon conversion of the Preferred Shares;

     (c) 150,000 shares of Series A-1 preferred stock, reserved for issuance upon conversion of the Preferred Shares; and

     (d) 263,750 shares of Class A common stock reserved for issuance under the Amended and Restated closerlook, inc. Employee Stock Option Plan.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
eFiltration.com, Inc.:

   We have audited the accompanying balance sheet of eFiltration.com, Inc. (a development stage enterprise) as of December 31, 1999, and the related statements of operations, stockholders' deficit, and cash flows for the period from September 7, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eFiltration.com, Inc. (a development stage enterprise) as of December 31, 1999, and the results of its operations and its cash flows for the period from September 7, 1999 (inception) through December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Chicago, Illinois
February 7, 2000, except for
 note 6 which is as of
 February 11, 2000

             EFILTRATION.COM, INC. (a development stage enterprise)

                                 BALANCE SHEET

                               December 31, 1999

                                     ASSETS

Current assets:
  Prepaid expenses................................................... $    160
                                                                      --------
    Total assets..................................................... $    160
                                                                      ========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Due to affiliate..................................................... $ 37,670
Accounts payable and accrued liabilities.............................    3,509
                                                                      --------
    Total current liabilities........................................   41,179
                                                                      --------
Stockholders' deficit:
  Common stock, no par value, 1,000 shares authorized, 100 shares
   issued and outstanding............................................    1,000
  Due from shareholders..............................................   (1,000)
  Deficit accumulated during the development stage...................  (41,019)
                                                                      --------
    Total stockholders' deficit......................................  (41,019)
                                                                      --------
    Total liabilities and stockholders' deficit...................... $    160
                                                                      ========


                See accompanying notes to financial statements.

                             EFILTRATION.COM, INC.
                        (a development stage enterprise)

                            STATEMENT OF OPERATIONS

      Period from September 7, 1999 (inception) through December 31, 1999

Revenues............................................................. $    --
Selling, general and administrative expenses.........................   41,019
                                                                      --------
  Net loss........................................................... $(41,019)
                                                                      ========





                See accompanying notes to financial statements.

                             EFILTRATION.COM, INC.
                        (a development stage enterprise)

                       STATEMENT OF STOCKHOLDERS' DEFICIT

      Period from September 7, 1999 (inception) through December 31, 1999

                                                        Deficit
                                                      accumulated
                           Common stock               during the      Total
                           -------------   Due from   development stockholders'
                           Shares Amount shareholders    stage       deficit
                           ------ ------ ------------ ----------- -------------
Balance at September 7,
 1999 (inception).........  --    $  --        --           --           --
Issuance of common stock
 in formation of the
 Company..................  100    1,000    (1,000)         --           --
Net loss..................  --       --        --       (41,019)     (41,019)
                            ---   ------    ------      -------      -------
Balance at December 31,
 1999.....................  100   $1,000    (1,000)     (41,019)     (41,019)
                            ===   ======    ======      =======      =======




                See accompanying notes to financial statements.

                             EFILTRATION.COM, INC.
                        (a development stage enterprise)

                            STATEMENT OF CASH FLOWS

      Period from September 7, 1999 (inception) through December 31, 1999

Cash flows from operating activities:
  Net loss........................................................... $(41,019)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Changes in assets and liabilities:
      Prepaid expenses...............................................     (160)
      Accounts payable and accrued expenses..........................   41,179
                                                                      --------
        Net cash used in operating activities........................      --
                                                                      --------
        Net increase in cash.........................................      --
                                                                      --------
Cash at beginning of period..........................................      --
                                                                      --------
Cash at end of period................................................ $    --
                                                                      ========
Supplemental disclosure of noncash financing activities--issuance of common stock for amounts due from shareholders.................... $  1,000
                                                                      ========




                See accompanying notes to financial statements.

                             EFILTRATION.COM, INC.
                        (a development stage enterprise)

                         NOTES TO FINANCIAL STATEMENTS

(1) Nature of the Business

   eFiltration.com, Inc. (the Company) was incorporated as a Subchapter C corporation on September 7, 1999 as a spin-out of Filtration Group--Fluid Systems (Affiliate). Filtration Group--Fluid Systems originally served as a distributor of heating, ventilation and air conditioning (HVAC) filters throughout the Midwest, and has since expanded into manufacturing filter products. eFiltration.com, Inc. is focused on business-to-business (B2B) e-commerce in the filtration industry. Its customers are consumers of filtration products and other vertical sites that pay the Company to manage the filtration component of their B2B marketplace. The Company's website, www.efiltration.com, provides information on the Company and the services it performs.

   Since inception, the Company has devoted substantially all of its efforts to activities such as financial planning, raising capital, and website development. Accordingly, the Company is in the development stage, as defined by the Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises.

   The Company has incurred a loss since inception. Should the Company be unable to generate revenue and realize cash flows from operations in the near term, the Company may require additional equity or debt financing to meet working capital needs and to fund operating losses. Although management believes the Company could obtain such financing, there can be no assurances that such financing will be available in the future at terms acceptable to the Company.

   eFiltration.com, Inc. is subject to risks and uncertainties common to growing technology-based companies, including technological change, growth and commercial acceptance of the Internet, dependence on principal products and third-party technology, new product development and performance, new product introductions and other activities of competitors, and its limited operating history.

(2) Summary of Significant Accounting Policies

 (a) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (b) Website Development and Advertising Costs

   The Company has adopted the provisions of Statement of Position (SOP) 93-7, Reporting on Advertising Costs and SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Accordingly, costs related to media development and other website content are expensed as incurred. Costs qualifying for capitalization are initially capitalized and amortized over the useful life of the asset. For the period from September 7, 1999 (inception) through December 31, 1999, the Company incurred and expensed website development costs of $20,164. Costs initially capitalized under SOP 98-1 have subsequently been expensed as the useful life of the initial costs of the website has expired given the substantial modifications being made to the site.

   For the period from September 7, 1999 (inception) through December 31, 1999, the Company incurred and expensed $4,936 in advertising costs.

 (c) Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying

                             EFILTRATION.COM, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(3) Income Taxes

   The provision for income taxes differs from the amounts which would result by applying the applicable Federal income tax rate of 34% to loss before provision for income taxes for the period from September 7, 1999 (inception) to December 31, 1999 as follows:

      Expected income tax benefit from continuing operations......... $(13,946)
      State income tax benefit, net of Federal taxes.................   (2,461)
      Permanent differences..........................................       55
      Effect of change in valuation allowance........................   16,352
                                                                      --------
                                                                      $    --
                                                                      ========

   Temporary differences giving rise to significant portions of the deferred tax assets and liabilities at December 31, 1999 are as follows:

      Deferred tax assets:
        Start-up costs................................................ $ 14,378
        Net operating loss carryforward...............................    1,974
                                                                       --------
          Total gross deferred tax assets.............................   16,352
      Valuation allowance.............................................  (16,352)
                                                                       --------
          Net deferred taxes.......................................... $    --
                                                                       ========

   The Company incurred a net operating loss from September 7, 1999 (inception) through December 31, 1999, which can potentially be carried forward twenty years and will expire in 2019.

   The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, it is more likely than not that these assets will not be realized.

(4) Related Party Transactions

   The Affiliate of the Company under common control has funded the operations of the Company. One shareholder owning 50% of the Company also owns approximately 56% of the Affiliate. Total amounts payable at December 31, 1999 to the Affiliate is $37,670.

   Included in the amount due to Affiliate is $4,000 for corporate allocation. The corporate allocation is for accounting salaries, administration expense, rent, and shared office equipment.

(5) Commitments and Contingencies

   On November 24, 1999, the Company entered into an advertising agreement that provides for the Company to make payments during 2000 totaling $36,000.

                             EFILTRATION.COM, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


(6) Subsequent Events

   On February 2, 2000, the Company reincorporated in the State of Delaware. In conjunction with the reincorporation, authorized capital stock consisted of 9,307,692 shares of Common Stock, $.001 par value, all of which is issued and outstanding.

   On February 10, 2000, the Company amended and restated its certificate of incorporation thereby authorizing 34,158,163 shares of $.001 par value Class A common stock, 21,442,308 shares of $.001 par value Class B common stock, 21,442,308 shares of $.001 par value Series A-1 preferred stock, and 21,442,308 shares of $.001 par value Series A-2 preferred stock. Upon liquidation, each holder of Series A-1 and Series A-2 preferred shares (collectively, "Series A preferred shares") shall be entitled to receive an amount equal to the greater of (i) $1.30, subject to adjustment in the event such shares are subdivided through a stock split, stock dividend, or otherwise ("the Series A liquidation value"), plus all accrued and unpaid dividends, and (ii) the amount such holder would receive if all holders of Series A preferred shares had converted their Series A preferred shares into common stock immediately prior to liquidation.

   Upon liquidation, and after payment of preferential amounts to holders of Series A preferred shares, the remaining assets of the Company shall be distributed to the holders of common shares. The Company shall pay preferential dividends to the holders of Series A preferred shares, when and if declared by the board of directors, at an annual rate of 8% of the sum of the Series A liquidation value plus all accrued and unpaid dividends. In the event any dividend or other distribution payable in cash, stock, or other property is declared on the common stock, each holder of Series A preferred shares on the record date for such dividend or distribution shall be entitled to receive the same cash, stock or other property which such holder would have received if on such record date such holder was the holder of record of the number of common shares into which such Series A preferred shares then held by such holder are then convertible.

   Series A-1 preferred shares may be converted at any time, at the election of the holder, into the number of shares of Class A common stock determined by adding (x) the number of shares determined by (i) multiplying the number of Series A-1 preferred shares to be converted by the Series A liquidation value and (ii) dividing the resulting product by the Series A conversion price ($1.30 initially, subject to adjustment upon certain dilutive events), plus (y) the number of shares determined by dividing the total amount of accrued and unpaid dividends with respect to each Series A-1 preferred share to be converted by the Series A conversion price. If the holders of more than a majority of the Series A-1 preferred shares then outstanding shall so elect, by vote or written consent, all of the outstanding Series A-1 preferred shares shall automatically convert into shares of Class A common stock.

   Series A-2 preferred shares may be converted at any time, at the election of the holder, into the number of shares of Class B common stock determined by adding (x) the number of shares determined by (i) multiplying the number of Series A-2 preferred shares to be converted by the Series A liquidation value and (ii) dividing the resulting product by the Series A conversion price, plus
(y) the number of shares determined by dividing the total amount of accrued and unpaid dividends with respect to each Series A-2 preferred share to be converted by the Series A conversion price. If the holders of more than a majority of the Series A-2 preferred shares then outstanding shall so elect, by vote or written consent, all of the outstanding Series A-2 preferred shares shall automatically convert into shares of Series A-1 preferred stock or Class B common stock.

   Series A-2 preferred shares may be converted at any time, at the election of the holder, into an equal number of shares of Series A-1 preferred stock. Each Series A-2 preferred share shall automatically convert

                             EFILTRATION.COM, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

into one Series A-1 preferred share if the aggregate number of Series A-2 preferred shares and Class B common shares then outstanding is less than five percent of the aggregate number of common shares outstanding, assuming conversion or exercise of all outstanding convertible securities and options.

   Class B common shares may be converted at any time, at the election of the holder, into an equal number of Class A common shares. Each Class B common share shall automatically convert into one Class A common share if the aggregate number of Series A-2 preferred shares and Class B common shares then outstanding is less than five percent of the aggregate number of common shares then outstanding, assuming conversion or exercise of all outstanding convertible securities and options.

   If a firm commitment underwritten public offering of shares of common stock is effected in which (a) the aggregate price paid by the public for the shares is at least $20,000,000 and (b) the price per share paid by the public for such shares is at least 300% of the Series A conversion price in effect immediately prior to such offering, then all of the outstanding Series A preferred shares shall be automatically converted into shares of common stock upon the closing of the public offering.

   The Series A preferred shares have certain redemption rights. If a fundamental change or change in ownership occurs, the holder or holders of two-thirds of the Series A preferred shares then outstanding may require the Company to redeem all the Series A preferred shares then outstanding at the Series A redemption price. The Series A redemption price per share equals the greater of (i) the Series A liquidation value plus all accrued but unpaid dividends on such Series A preferred share through the applicable redemption date and (ii) the amount which would be received by a holder of such Series A preferred share upon liquidation based on fair market value of the Company as of the redemption date.

   At any time or times on or after the fifth anniversary of issuance, the holder or holders of two-thirds of the outstanding Series A preferred shares may elect to require the Company to redeem all or any portion of such holders' Series A preferred shares.

   Holders of Class A common stock, Class B common stock, Series A-1 preferred stock, and Series A-2 preferred stock vote together as a single class on all matters submitted to a vote before the stockholders of the Company. Holders of Class A and Class B common stock are entitled to one vote per share. Holders of Series A-1 preferred stock are entitled to the number of votes of Class A common shares such holders would have been entitled to had they converted all of their Series A-1 preferred shares to Class A common shares. Holders of Series A-2 preferred stock are entitled to the number of votes of Class B common shares such holders would have been entitled to had they converted all of their Series A-2 preferred shares to Class B common shares.

   Provided that holders of Class B common stock outstanding and issuable upon conversion of Series A-2 preferred stock own at least 5% of the Company's Class A common stock and Class B common stock and assuming conversion of all securities convertible into such shares, (i) such holders shall have the number of votes equal to the greater of (a) the voting rights determined in accordance with the preceding paragraph, and (b) 25.1% of the voting power of the Company, and (ii) the voting rights of any person or group other than holders of Class B common shares and Series A-2 preferred shares shall be limited to the number of votes equal to the lesser of (x) such holders' voting rights in accordance with the preceding paragraph, and (y) 25% of the voting power of the Company.

   On February 11, 2000 (closing date), the Company entered into a Series A Preferred Stock Purchase Agreement (the Agreement) with a third party. Under the terms of the Agreement, the third party received 7,692,308 shares of Series A-2 preferred stock from the Company for $5,000,000 in cash and a secured promissory note in the amount of $5,000,000. The third party is obligated to purchase additional shares of Series A-2 preferred stock for $11,000,000 if the Company has a minimum of $2,000,000 in revenues for the 12-month period ending on the last day of the fifteenth month after the closing date.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
i-Fulfillment, Inc.:

   We have audited the accompanying balance sheet of I-FULFILLMENT, INC. (an Illinois corporation in the development stage) as of June 30, 1999, and the related statements of operations, shareholders' (deficit) equity and cash flows for the period from October 6, 1998 (inception), through June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of i-Fulfillment, Inc. as of June 30, 1999, and the results of its operations and its cash flows for the period from October 6, 1998 (inception), through June 30, 1999, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Chicago, Illinois
February 8, 2000

                              I-FULFILLMENT, INC.
                         (a development stage company)

                                 BALANCE SHEETS

             As of June 30, 1999 and December 31, 1999 (Unaudited)

                                                         June 30,  December 31,
                                                           1999        1999
                         Assets                          --------  ------------
                                                                   (Unaudited)
Current Assets:
  Cash.................................................. $    --     $  1,000
Intangible Asset........................................      --        6,207
                                                         --------    --------
    Total assets........................................ $    --     $  7,207
                                                         ========    ========
     Liabilities and Shareholders' (Deficit) Equity
Current Liabilities:
  Accrued expenses ..................................... $  1,000    $  4,000
                                                         --------    --------
Commitments and Contingencies
Shareholders' (Deficit) Equity:
  Common stock, $0.01 par value; 10,000,000 shares
   authorized; 100 shares and 5,000,000 issued and
   outstanding as of June 30, 1999, and December 31,
   1999, respectively...................................        1      50,000
  Additional paid-in capital............................   13,138         --
  Deficit accumulated during the development stage......  (14,139)    (46,793)
                                                         --------    --------
    Total shareholders' (deficit) equity................   (1,000)      3,207
                                                         --------    --------
    Total liabilities and shareholders' equity.......... $    --     $  7,207
                                                         ========    ========



      The accompanying notes are an integral part of these balance sheets.

                              I-FULFILLMENT, INC.
                         (a development stage company)

                            STATEMENTS OF OPERATIONS

                Period from October 6, 1998 (Inception), Through
                        June 30, 1999, Six Months Ended
                         December 31, 1999 (Unaudited),
                  and Period from October 6, 1998 (Inception),
                     Through December 31, 1999 (Unaudited)

                                                                     Period From
                                           Period From                October 6,
                                            October 6,                   1998
                                               1998      Six Months  (Inception),
                                           (Inception),    Ended       Through
                                           Through June December 31, December 31,
                                             30, 1999       1999         1999
                                           ------------ ------------ ------------
                                                        (Unaudited)  (Unaudited)
Operating Expenses:
  General and administrative expenses.....   $(14,139)    $(32,654)    $(46,793)
                                             --------     --------     --------
Net Loss..................................   $(14,139)    $(32,654)    $(46,793)
                                             ========     ========     ========


        The accompanying notes are an integral part of these statements.

                              I-FULFILLMENT, INC.
                         (a development stage company)

                  STATEMENTS OF SHAREHOLDERS' (DEFICIT) EQUITY

                Period from October 6, 1998 (Inception), Through
                      June 30, 1999, and Six Months Ended
                         December 31, 1999 (Unaudited)

                              Common Stock,
                             Par Value $.01,                 Deficit
                            10,000,000 Shares              Accumulated
                               Authorized       Additional During the
                            ------------------   Paid-in   Development
                             Shares    Amount    Capital      Stage     Total
                            ---------  -------  ---------- ----------- --------
Balance, October 6, 1998
 (inception)..............        --   $   --    $    --    $    --    $    --
  Issuance of common
   stock..................        100        1        --         --           1
  Operating costs funded
   by shareholder.........        --       --      13,138        --      13,138
  Net loss for the period.        --       --         --     (14,139)   (14,139)
                            ---------  -------   --------   --------   --------
Balance, June 30, 1999....        100        1     13,138    (14,139)    (1,000)
  Cancellation of common
   stock (unaudited)......       (100)      (1)       --         --          (1)
  Issuance of common stock
   (unaudited)............  1,100,000   11,000        --         --      11,000
  Issuance of common stock
   in exchange for
   operating costs funded
   by shareholder
   (unaudited)............  3,900,000   39,000    (13,138)       --      25,862
  Net loss for the period
   (unaudited)............        --       --         --     (32,654)   (32,654)
                            ---------  -------   --------   --------   --------
Balance, December 31, 1999
 (unaudited)..............  5,000,000  $50,000   $    --    $(46,793)  $  3,207
                            =========  =======   ========   ========   ========


        The accompanying notes are an integral part of these statements.

                              I-FULFILLMENT, INC.
                         (a development stage company)

                            STATEMENTS OF CASH FLOWS

   Period from October 6, 1998 (Inception), Through June 30, 1999, Six Months
      Ended December 31, 1999 (Unaudited), and Period from October 6, 1998
               (Inception), Through December 31, 1999 (Unaudited)

                               Period From                       Period From
                             October 6, 1998                  October 6,  1998
                              (Inception),   Six Months Ended   (Inception),
                                 Through       December 31,        Through
                              June 30, 1999        1999       December 31, 1999
                             --------------- ---------------- -----------------
                                               (Unaudited)       (Unaudited)
Cash Flows from Operating
 Activities:
  Net loss..................    $(14,139)        $(32,654)        $(46,793)
  Adjustments to reconcile
   net loss to net cash used
   in operating activities--
    Accrued expenses........       1,000            3,000            4,000
                                --------         --------         --------
      Net cash used in
       operating activities.     (13,139)         (29,654)         (42,793)
                                --------         --------         --------
Cash Flows from Investing
 Activities:
  Payment for patent........         --            (6,207)          (6,207)
                                --------         --------         --------
Cash Flows from Financing
 Activities:
  Proceeds from issuance of
   common stock.............           1           11,000           11,001
  Operating costs funded by
   shareholder..............      13,138           25,861           38,999
                                --------         --------         --------
      Net cash provided by
       financing activities.      13,139           36,861           50,000
                                --------         --------         --------
Net Increase in cash........         --             1,000            1,000
Cash, beginning of period...         --               --               --
                                --------         --------         --------
Cash, end of period.........    $    --          $  1,000         $  1,000
                                ========         ========         ========


        The accompanying notes are an integral part of these statements.

                              I-FULFILLMENT, INC.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS

1. Description of Business

   i-Fulfillment, Inc. (the "Company") is a development stage company that plans to provide standardized turnkey fulfillment and inventory management services to e-businesses selling products over the Internet. The Company will provide this service by tightly integrating its supply chain systems to Web-store platforms and operating highly automated fulfillment centers from which clients' inventory will be shipped. The Company's operating strategy is to improve the quality of the shopping experience over the Internet through real-time inventory acknowledgement, shipment cost calculation and visibility to order status. The Company's goal is to allow e-businesses to go to market quickly without undertaking proprietary systems integration and infrastructure development. The Company plans to derive revenues primarily through activity and resource-based fees. The Company is headquartered in Chicago, Illinois.

2. Risks and Uncertainties

   The Company has incurred losses since inception and expects to continue to incur substantial losses. The net loss was $14,139 and $32,654 (unaudited) for the period ended June 30, 1999, and for the six months ended December 31, 1999, respectively. The Company expects to continue to incur significant expenses related to marketplace development, technology, sales and marketing and administration. Significant revenue will need to be generated to achieve and maintain profitability. There can be no assurance that the Company will be able to generate sufficient revenues to achieve or sustain profitability in the future. If profitability is reached, the Company may not be able to sustain or increase profitability. As further discussed in Note 7, on January 28, 2000, the Company entered into a Series A Preferred Stock Purchase Agreement ("Preferred Stock Agreement"), pursuant to which the Company sold 5,250,000 shares of Series A preferred stock for $10,500,000. However, $9,000,000 of this $10,500,000 funding is contingent upon the Company and its founder meeting certain requirements by February 15 and March 15, 2000. Accordingly, development of the operations is dependent upon the completion of these requirements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. Summary of Significant Accounting Policies and Practices

 Interim Financial Statements (Unaudited)

   In the opinion of the Company's management, the December 31, 1999, unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of such financial statements. The results of operations for the six months ended December 31, 1999, are not necessarily indicative of the results to be expected for the entire year.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Start-up Costs

   In accordance with Statement of Position No. 98-5, "Reporting on the Costs of Start-up Activities," the Company has expensed all start-up costs, including organization costs, as incurred.

                              i-FULFILLMENT, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Intangible Asset

   The intangible asset, primarily the cost of obtaining patents, is stated at cost and will be amortized using the straight-line method over the estimated economic useful life of 10 years.

 Income Taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance has been provided to offset deferred tax assets, which consists primarily of net operating losses. As of June 30, 1999, and December 31, 1999, the deferred tax asset and offsetting valuation allowance amounted to approximately $5,800 and $19,000 (unaudited), respectively. The Company has net operating losses for both federal and state tax purposes of approximately $14,000 and $47,000 (unaudited) as of June 30,1999, and December 31, 1999, respectively, which begin to expire in the year 2019. The net operating losses can be carried forward to offset future taxable income. Utilization of the above carryforwards may be subject to the utilization limits, which may inhibit the Company's ability to use carryforwards in the future.

4. Related Party

   The Company made rental payments of approximately $2,700 and $1,800 (unaudited), to a shareholder from October 6, 1998, through June 30, 1999, and for the six months ended December 31, 1999, respectively.

5. Commitments and Contingencies

   The Company has a one-year employment agreement with an employee that is effective if $3 million of funding is obtained before June 30, 2000.

6. Shareholders' (Deficit) Equity

 Common Stock

   On March 16, 1999, the Company issued 100 shares of $.01 par value common stock to its founder for $.01 per share. Subsequent to year-end, these shares were cancelled and additional shares were issued to the founder as is described in Note 7.

7. Subsequent Events--Capital Structure

   On July 1, 1999, the Company cancelled the 100 shares of common stock outstanding and issued 5,000,000 shares of common stock including 3,900,000 shares issued to the founder and his descendants for $.01 per share. Further, on July 1, 1999, the Company and the shareholders entered into a Shareholder Agreement which states that (a) shareholders cannot own, operate or become interested in any business similar to the Company, (b) transfer of shares is restricted and (c) in the event of death or divorce, the Company and then the other shareholders have the right of first refusal to purchase the stock. This Shareholder Agreement was cancelled in connection with the Preferred Stock Agreement described below.

                              i-FULFILLMENT, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   On January 27, 2000, the Company reincorporated in Delaware. In connection with the reincorporation, the Company increased its authorized capital stock to 5,250,000 shares of $.001 par value Series A-1 preferred stock, 5,000,000 shares of $.001 par value Series A-2 preferred stock, 20,000,000 shares of $.001 par value Class A common stock and 5,000,000 shares of $.001 par value Class B common stock. Accordingly, all existing shares of common stock were reclassified to shares of $.001 par value Class A common stock.

   On January 28, 2000, the Company entered into a Series A Preferred Stock Purchase Agreement. Under the terms of the Preferred Stock Agreement, the Company issued 5,000,000 shares of Series A-2 preferred stock and 250,000 shares of Series A-1 preferred stock for $2.00 per share. In consideration for the Series A preferred stock, the Company received $1,500,000 and a $9,000,000 promissory note secured by 4,500,000 shares of Series A-2 preferred stock. The promissory note is void if certain requirements are not achieved at February 15 and March 15, 2000. If these requirements are met, the note is payable as follows: $1,000,000 on February 15, 2000, $3,000,000 on March 15, 2000, and
$5,000,000 on May 1, 2000. If the requirements are not met by March 15, 2000, the Series A-2 preferred stockholder has the right to require the Company to repurchase its one million unsecured preferred shares for $2.4 million and the Series A-2 preferred stockholder forfeits the remaining 4 million unsecured shares. The February 15, requirement was met on February 8, 2000.

   In connection with the Preferred Stock Agreement, the Company entered into a Stockholders' Agreement on January 28, 2000. The Stockholders' Agreement provides that in the event a stockholder desires to sell stock, the Company and then certain stockholders have the right of first refusal.

   The Series A preferred stockholders are entitled to liquidation rights and dividends that accrue at 8% per annum. Preferred stockholders can convert their shares into common stock. The number of shares of common stock into which it is convertible is determined by adding (a) the result of multiplying the number of shares of stock to be converted by $2.00 and dividing that product by the Series A conversion price, as defined, plus (b) the number of shares determined by dividing the accrued and unpaid dividends by the Series A conversion price. In the event of an approved sale of the Company or a qualified public offering, as defined, the Series A preferred stock automatically converts to common stock and all accrued dividends are cancelled upon closing. Upon a fundamental change or change in ownership, as defined, the Series A preferred stockholders have the right to require the Company to redeem their stock at the Series A redemption price, as defined. Each holder of common stock is entitled to one vote per share outstanding. Each holder of preferred stock has votes equal to the number of shares of common stock into which the preferred stock is convertible.

   In conjunction with the Preferred Stock Agreement, two employees, one of which is the founder, who collectively own 3.9 million shares of Class A common stock signed Restricted Common Stock Agreements ("Restricted Stock Agreements"). The Restricted Stock Agreements provide for a ratable 30-month vesting period, with certain restrictions placed upon unvested shares. However, in the event of a qualified public offering, approved sale of the Company, death or disability of the employee or termination without cause, all restricted shares vest immediately. In the event an employee under the Restricted Stock Agreements is terminated for cause or voluntarily resigns, the Company and then the other stockholders have the right to repurchase all restricted shares at $0.01 per share and all unrestricted shares at fair market value, as defined.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
iGive.com, inc.:

   We have audited the accompanying balance sheets of iGive.com, inc. (the Company) as of December 31, 1998 and 1999, and the related statements of operations and cash flows for the years then ended. We have also audited the statement of unitholders' deficit for the year ended December 31, 1998 and the statement of stockholders' deficit for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iGive.com, inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP
Chicago, Illinois
February 25, 2000

                                IGIVE.COM, INC.

                                 BALANCE SHEETS

                           December 31, 1998 and 1999

                                                              December 31,
                                                          ----------------------
                                                             1998        1999
                         Assets                           ----------  ----------
 Current assets:
   Cash.................................................  $    7,337         --
   Trade accounts receivable, net of allowance of $0 and
    $6,810 at December 31, 1998 and 1999, respectively..      11,539      99,537
   Prepaid expenses and other current assets............      60,470      38,347
                                                          ----------  ----------
     Total current assets...............................      79,346     137,884
                                                          ----------  ----------
 Computer equipment, at cost............................      39,927     129,581
 Less accumulated depreciation..........................     (11,818)    (40,063)
                                                          ----------  ----------
     Computer equipment, net............................      28,109      89,518
 Other assets...........................................         --       16,512
                                                          ----------  ----------
                                                          $  107,455     243,914
                                                          ==========  ==========
 Liabilities and Unitholders' and Stockholders' Deficit
 Current liabilities:
   Bank overdraft.......................................  $      --      153,407
   Line of credit.......................................         --      100,000
   Accounts payable and accrued expenses................     256,371     196,679
   Member designated contributions payable..............     112,400       4,301
   Convertible notes and accrued interest...............     400,000   1,346,097
   Convertible notes held by shareholders and accrued
    interest............................................         --      152,547
   Due to officer.......................................     118,254     100,210
   Deposits on Series A preferred stock.................      33,000         --
                                                          ----------  ----------
     Total current liabilities..........................     920,025   2,053,241
 Line of credit.........................................     100,000         --
                                                          ----------  ----------
     Total liabilities..................................   1,020,025   2,053,241
                                                          ----------  ----------
 Unitholders' and stockholders' deficit:
   Class A membership units: 4,286,781 units issued and
    outstanding in 1998.................................     741,185         --
   Common membership units: 20,856,026 units issued and
    outstanding in 1998.................................      55,000         --
   Series A preferred stock, $0.0001 par: 25,421,284
    shares authorized;
     18,033,498 shares issued and outstanding in 1999...         --        1,803
   Common stock, $0.0001 par: 60,000,000 shares
    authorized; 20,856,026 shares issued and outstanding
    in 1999.............................................         --        2,086
   Additional paid-in capital...........................         --      977,804
   Accumulated deficit..................................  (1,708,755) (2,791,020)
                                                          ----------  ----------
     Total unitholders' and stockholders' deficit.......    (912,570) (1,809,327)
                                                          ----------  ----------
     Total liabilities and unitholders' and
      stockholders' deficit.............................  $  107,455     243,914
                                                          ==========  ==========

                See accompanying notes to financial statements.

                                IGIVE.COM, INC.

                            STATEMENTS OF OPERATIONS

                     Years ended December 31, 1998 and 1999

                                                             Years ended
                                                             December 31,
                                                        -----------------------
                                                           1998         1999
                                                        -----------  ----------
Net revenue............................................ $    18,321     182,533
                                                        -----------  ----------
Operating expenses:
  Sales and marketing..................................     283,308     503,522
  Member designated contributions......................     158,297     325,201
  Employee compensation................................     480,205     826,932
  Website development and maintenance..................     251,710      75,590
  General and administrative...........................     212,834     270,495
                                                        -----------  ----------
    Total operating expenses...........................   1,386,354   2,001,740
                                                        -----------  ----------
    Loss from operations...............................  (1,368,033) (1,819,207)
Interest expense, net..................................       5,449      56,406
                                                        -----------  ----------
    Net loss........................................... $(1,373,482) (1,875,613)
                                                        ===========  ==========


                See accompanying notes to financial statements.

                                IGIVE.COM, INC.

    STATEMENT OF UNITHOLDERS' DEFICIT FOR THE YEAR ENDED DECEMBER 31, 1998

    STATEMENT OF STOCKHOLDERS' DEFICIT FOR THE YEAR ENDED DECEMBER 31, 1999

                   Class A      Common                                                       Series A
                  membership  membership     Series A                                        preferred  Common
                    units        units       preferred                  Class A     Common    stock,    stock,   Additional
                    (# of        (# of         stock     Common stock  membership membership  $0.0001   $0.0001   paid-in
                    units)      units)     (# of shares) (# of shares)   units      units    par value par value  capital
                  ----------  -----------  ------------- ------------- ---------- ---------- --------- --------- ----------
Balance at
December 31,
1997............         --    20,490,951          --            --     $    --     20,000       --        --         --
Issuance of
membership
units...........   4,286,781      365,075          --            --      741,185    35,000       --        --         --
Net loss........         --           --           --            --          --        --        --        --         --
                  ----------  -----------   ----------    ----------    --------   -------     -----     -----    -------
Balance at
December 31,
1998............   4,286,781   20,856,026          --            --      741,185    55,000       --        --         --
Exchange of
membership units
for stock.......  (4,286,781) (20,856,026)   7,512,515    20,856,026    (741,185)  (55,000)      751     2,086        --
Issuance of
stock...........         --           --    10,520,983           --          --        --      1,052       --     977,804
Net loss........         --           --           --            --          --        --        --        --         --
                  ----------  -----------   ----------    ----------    --------   -------     -----     -----    -------
Balance at
December 31,
1999............         --           --    18,033,498    20,856,026    $    --        --      1,803     2,086    977,804
                  ==========  ===========   ==========    ==========    ========   =======     =====     =====    =======
                  Accumulated
                    deficit      Total
                  ------------ -----------
Balance at
December 31,
1997............    (335,273)    (315,273)
Issuance of
membership
units...........         --       776,185
Net loss........  (1,373,482)  (1,373,482)
                  ------------ -----------
Balance at
December 31,
1998............  (1,708,755)    (912,570)
Exchange of
membership units
for stock.......     793,348          --
Issuance of
stock...........         --       978,856
Net loss........  (1,875,613)  (1,875,613)
                  ------------ -----------
Balance at
December 31,
1999............  (2,791,020)  (1,809,327)
                  ============ ===========



                See accompanying notes to financial statements.

                                IGIVE.COM, INC.

                            STATEMENTS OF CASH FLOWS

                     Years ended December 31, 1998 and 1999

                                                        Year ended December
                                                                31,
                                                       -----------------------
                                                          1998         1999
                                                       -----------  ----------
Cash flows from operating activities:
  Net loss............................................ $(1,373,482) (1,875,613)
  Adjustments to reconcile net loss to net cash
   used in operating activities
    Depreciation......................................       9,236      28,245
    Noncash expenses..................................      80,000         --
    Change in assets and liabilities:
      Trade accounts receivable, net..................     (11,539)    (87,998)
      Prepaid expenses and other current assets.......     (60,470)     22,123
      Other assets....................................                 (16,512)
      Accounts payable and accrued expenses...........     246,361     (59,692)
      Member designated contributions payable.........     110,195    (108,099)
                                                       -----------  ----------
        Net cash used in operating activities.........    (999,699) (2,097,546)
                                                       -----------  ----------
Cash flows from investing activities--capital
 expenditures.........................................     (24,437)    (89,654)
                                                       -----------  ----------
Cash flows from financing activities:
  Net increase in bank overdraft......................         --      153,407
  Net borrowings on line of credit....................      75,000         --
  Net repayments of loans from officer................     (77,328)    (18,044)
  Proceeds from issuance of convertible notes.........     400,000   1,498,644
  Deposit on Series A preferred stock.................       3,000         --
  Proceeds from issuance of Class A membership units..     626,185         --
  Proceeds from issuance of Series A preferred stock..         --      545,856
                                                       -----------  ----------
        Net cash provided by financing activities.....   1,026,857   2,179,863
                                                       -----------  ----------
        Net increase (decrease) in cash...............       2,721      (7,337)
Cash at beginning of year.............................       4,616       7,337
                                                       -----------  ----------
Cash at end of year................................... $     7,337         --
                                                       ===========  ==========

Supplemental disclosure of cash flow information--
 interest paid........................................ $     3,804       8,225
Supplemental disclosure of noncash financing
 activities:
  Common membership units issued in exchange for
   professional services.............................. $    35,000         --
  Class A membership units issued in exchange for
   professional services..............................      15,000         --
  Deposit on Series A preferred stock provided in
   exchange for professional services.................      30,000         --
  Satisfaction of shareholder loans through issuance
   of Class A membership units........................     100,000         --
  Exchange of convertible notes for Series A preferred
   stock..............................................         --      400,000

                See accompanying notes to financial statements.

                                IGIVE.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) Description of the Business and Basis of Presentation

   iGive.com, inc. (the Company) is an Internet-based business that enables consumers to assist their favorite personal causes by making retail purchases from over 190 merchant websites accessed through the Company's website (iGive
Mall). The Company's website provides information on the Company and the mechanisms that enable consumers to assist their favorite personal causes (http://www.igive.com).

   The Company was originally established as a limited liability company in 1995 under the name Intercast L.L.C. Intercast created content and infrastructure for handheld wireless devices. In 1996, Intercast sold its net assets to a chip manufacturer and changed its name to Eyegive, L.L.C. On January 15, 1999, Eyegive, L.L.C. changed its name to iGive.com, inc. and changed its legal structure to a C-corporation. In conjunction with the change in legal structure, all outstanding Eyegive, L.L.C. common membership units were exchanged for an equal number of iGive.com, Inc. common shares and each Eyegive, L.L.C. Class A membership unit was exchanged for 1.752484 shares of iGive.com, inc. Series A preferred stock.

(2) Summary of Significant Accounting Policies

 (a) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (b) Revenue Recognition

   Under the terms of revenue sharing agreements between the Company and the merchants on the iGive Mall, the Company earns commissions based upon a percentage of sales generated from the merchant's link on the Company's website. The Company recognizes commission revenue, net of estimated sales returns, at the time a purchase is made from a merchant's website through a link from iGive Mall. Commission agreements are terminable at anytime by either the Company or the merchants.

   The Company earns revenue from advertisers each time an iGive.com member clicks on advertisement banners displayed on the Company's website, up to certain daily limits. The Company recognizes this advertising revenue at the time an iGive.com member clicks on the advertisement banner. Advertising agreements are terminable at anytime by either the Company or the advertisers.

 (c) Member Designated Charitable Contributions

   The Company incurs unconditional obligations to make payments to qualified not-for-profit organizations designated by its iGive members upon the occurrence of certain website accessing activities by those members. The Company also makes payments to member designated not-for-profit organizations or individuals when commission revenues are earned through merchant sales to iGive members. These expenses are recorded as incurred.

 (d) Computer Equipment

   Computer equipment is stated at cost. Depreciation is provided over the three-year estimated useful lives of the assets using the straight-line method.

 (e) Income Taxes

   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and

                                IGIVE.COM, INC.

operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   Prior to changing its legal form to a C-corporation on January 15, 1999, the Company operated as a limited liability company, whereby all income, deductions, and credits were passed through to the Company's unitholders for income tax purposes.

 (f) Website Costs

   The Company's website costs consist of the costs to develop features which enable users to perform functions on-line, hosting costs, and costs to develop and maintain content and graphics. The Company has adopted the provisions of Statement of Position (SOP) 93-7, Reporting on Advertising Costs and SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use in accounting for development costs. Accordingly, costs related to media development and other website content are expensed as incurred. Certain qualifying costs are capitalized and amortized over the estimated useful life of the asset. The Company has expensed all development costs incurred during 1998 and 1999 due to the short estimated life of these costs as a result of the frequent replacement of substantially all of the website's programmed features. Website hosting costs are expensed as incurred.

 (g) Stock Option Plan

   Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123) defines a fair value based method of accounting for an employee stock option or similar equity instrument. SFAS 123 gives entities a choice of recognizing related compensation expense by adopting the fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company applies the measurement criteria prescribed by APB 25 and provides the pro forma disclosures required by SFAS 123.

 (g) Deferred Costs

   The Company defers the costs of equity offerings and applies them to the proceeds received. In 1998, $52,970 of professional fees were incurred relating to the January 1999 private placement. In 1999, $1,017 of professional fees were incurred relating to the February 2000 private placement. These costs are reflected within prepaid expenses and other current assets as of December 31, 1998 and 1999, respectively.

(3) Unitholders' and Stockholders' Deficit

   The Company issued 365,075 common membership units to certain private investors during 1998 in exchange for professional services rendered. Expense and an equity contribution of $35,000 was recorded based on the fair value of the services received.

   In conjunction with a 1998 private placement, the Company issued 4,286,781 Class A membership units for a total capital contribution of $741,185. These amounts include 578,369 units issued to the Company's president in exchange for a $100,000 reduction in the Company's loan payable to this individual, and 86,755 units issued to an investor in exchange for professional services rendered. Expense and an equity contribution of $15,000 was recorded based on the fair value of the services received.

   During 1998, the Company received $3,000 cash and $30,000 worth of professional services as deposits on the future issuance of 334,483 shares of Series A preferred stock. Such shares were issued in conjunction with the January 1999 private placement described below.

                                IGIVE.COM, INC.

   In conjunction with the January 15, 1999 change in legal structure of the Company, the 20,856,026 issued and outstanding common membership units were exchanged for an equal number of shares of $0.0001 par value common stock, and the 4,286,781 issued and outstanding Class A membership units were exchanged for 7,512,515 shares of $0.0001 par value Series A preferred stock. The Amended and Restated Articles of Incorporation filed upon the Company's incorporation as a C-corporation on January 15, 1999 authorized the issuance of 60,000,000 shares of common stock and 25,421,284 shares of preferred stock.

   The transfer of assets and liabilities of Eyegive L.L.C. to the Company upon the change in legal structure have been recorded at the historical carrying values of Eyegive L.L.C. Net losses incurred by Eyegive L.L.C. through January 15, 1999 have been applied as a reduction of paid-in capital of the Company, because such losses are allocable to the unitholders of Eyegive L.L.C.

   The holders of Series A preferred stock are entitled to receive dividends annually at the rate of $0.008 per share, when and if declared by the Board of Directors of the Company, prior to the payment of any dividend on the common stock of the Company. At any time, each share of Series A preferred stock is convertible at the option of the holder into such number of shares of common stock determined by dividing $0.09866 by the conversion price applicable to such share. The initial conversion price of Series A preferred stock (the Series A conversion price) is $0.09866, and it is subject to adjustment for certain dilutive issuances, stock splits, combinations, and recapitalizations. In the event of any liquidation or dissolution of the Company, either voluntary or involuntary, the holders of Series A preferred stock shall be entitled to receive, prior and in preference to the distribution of any assets of the Company to the holders of common stock, an amount equal to $0.09866 per share, adjusted for any stock split, stock dividend, combination, or recapitalizations (the Series A liquidation value) for each share of Series A preferred stock then held, plus any accrued but unpaid dividends. Upon completion of this distribution, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of Series A preferred stock and common stock pro rata based on the number of shares held by each (assuming conversion of the Series A preferred stock) until holders of the Series A preferred stock have received $0.79 per share. Any remaining assets in the Company shall be distributed solely to the holders of common stock.

   The Company issued 10,216,908 shares of Series A preferred stock in conjunction with a January 1999 private placement. The proceeds from this offering included $608,000 cash and the conversion of $400,000 of convertible notes. The gross proceeds received have been reduced by $59,150 of offering costs, $52,970 of which were incurred in 1998 and are reflected as other current assets at December 31, 1998. The January 1999 private placement included the issuance of 30,408 shares for $3,000 that was received as of December 31, 1998.

   No dividends have been declared on the common stock or Series A preferred stock of the Company.

(4) Leases

   The Company incurred $2,679 of rent expense leasing home office space from an employee during 1998. The Company incurred $44,932 of rent expense leasing its office space from a third party under a month-to-month operating lease through December 14, 1999. The Company subsequently entered into an operating lease for office space with future non-cancelable rental payments of $60,450 and $62,400 in 2000 and 2001, respectively. The Company incurred $2,500 of rent expense under this lease for the period from December 15, 1999 through December 31, 1999.

(5) Due to Officer

   The due to officer balance reflects amounts owed to the president of the Company for advances provided to fund operating costs. These advances are non-interest bearing and are due on demand.

                                IGIVE.COM, INC.

(6) Line of Credit

   The Company maintains an operating line of credit with a borrowing limit of $100,000 at December 31, 1998 and 1999. Borrowings under the line of credit accrue interest at the bank's prime rate plus 0.5% (8.25% and 9.0% at December 31, 1998 and 1999, respectively). The Company had $100,000 of outstanding borrowings under the line of credit as of December 31, 1998 and 1999. The line of credit expires on September 15, 2000 and is personally guaranteed by the president of the Company.

(7) Convertible Notes

   The Company issued $400,000 of convertible notes to venture capital investors during 1998 as bridge financing until permanent financing could be obtained. The notes were convertible at the option of the holder into such number of shares of Series A preferred stock determined by dividing (1) the outstanding principal and accrued interest on the notes, into (2) the price per share of Series A preferred stock at the next qualified equity offering. These convertible notes were converted into 4,054,328 shares of Series A preferred stock in conjunction with the January 1999 private placement (Note 3).

   The Company issued a $47,403 convertible promissory note to the president of the Company on March 4, 1999. The note has a March 3, 2000 maturity date and accrues interest at 2% over the prime rate, payable in a single installment at maturity. The note may be converted into Series A preferred stock at a rate of $0.09866 per share.

   The Company issued a $50,000 convertible promissory note to a shareholder of the Company on April 7, 1999. The note has an April 6, 2000 maturity date and accrues interest at 2% over the prime rate, payable in a single installment at maturity. The note may be converted into Series A preferred stock at a rate of $0.09866 per share.

   The Company issued a $50,000 convertible promissory note to a shareholder of the Company on May 3, 1999. The note has a May 2, 2000 maturity date and accrues interest at 2% over the prime rate, payable in a single installment at maturity. The note may be converted into Series A preferred stock at a rate of $0.09866 per share.

   The Company issued a $200,000 convertible promissory note to an investor on May 12, 1999. This individual was subsequently appointed Chairman of the Board of Directors of the Company. The note had a May 11, 2000 maturity date and accrued interest at 2% over the prime rate, payable in a single installment at maturity. The note was initially convertible into shares of Series A preferred stock at the rate of $0.1192 per share. The Company issued a $400,000 convertible promissory note to its chairman on June 29, 1999. The note had a June 28, 2000 maturity date and accrued interest at 2% over the prime rate, payable in a single installment at maturity. The note was initially convertible into shares of Series A preferred stock at the rate of $0.1192 per share. On February 11, 2000, these notes, plus accrued interest thereon, were converted into shares of Series A preferred stock (Note 11).

   The Company issued a $200,000 convertible promissory note to its chairman on October 22, 1999. The note had a January 15, 2000 maturity date and accrued interest at 2% over the prime rate, payable in a single installment at maturity. On February 11, 2000, the Company issued 1,204,769 shares of Series B-1 preferred stock in satisfaction of the note and accrued interest thereon (Note 11).

   The Company issued a $500,000 convertible promissory note to divine interVentures, inc. (divine) on November 8, 1999. The Company's chairman is the chairman and chief executive officer of divine. The note had a January 15, 2000 maturity date and accrued interest at 2% over the prime rate, payable in a single installment at maturity. On February 11, 2000, the Company issued 3,003,040 shares of Series B-1 preferred stock in satisfaction of the note and accrued interest thereon (Note 11).

                                IGIVE.COM, INC.

(8) Significant Customers

   The Company had three customers that collectively accounted for 71% of trade accounts receivable and individually accounted for 43%, 17% and 11% of trade accounts receivable at December 31, 1998. The Company had three customers that collectively accounted for 64% of net revenue and individually accounted for 30%, 20% and 14% of net revenue for the year ended December 31, 1998. The Company had one customer that accounted for 15% of net revenue for the year ended December 31, 1999.

(9) Stock Options and Warrants

   In 1998, the Company established a stock option plan (the Plan) for all employees and select non-employees who render services to the Company. The options vest over a period of time approved and adopted by the Board of Directors, but in no event shall exceed ten years from the date of grant. Generally, the options vest over a four-year period from the date of grant. The Company has reserved 10,003,000 common shares for issuance upon exercise of options. Under the terms of an investors' rights agreement, 2,605,835 common shares are issuable to the president of the Company, subject to approval by the Company's board of directors, because options for all common shares reserved for issuance under the plan were not granted as of December 31, 1999.

   In connection with the January 1999 private placement, the Company issued 6,757,206 Series A preferred stock purchase warrants. The warrants entitled the holders to purchase up to 6,757,206 shares of Series A preferred stock at the private placement price of $0.09866 per share. In lieu of exercising the warrants through a cash contribution, the holders were entitled to elect to receive shares equal to the value of the warrants on the surrender date (net issue exercise). The number of shares received through a net issue exercise is determined by the following formula: (1) the number of shares purchasable under the warrant, multiplied by the excess of the fair value of the Series A preferred stock on the surrender date over the warrant exercise price; divided by (2) the fair value of the Series A preferred stock on the surrender date. The warrants were cancelled on February 11, 2000.

   The Company applies APB 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had compensation cost for the plans been determined consistent with SFAS No. 123, the Company's net loss would have been the pro forma amount indicated below:

                                                                        1999
                                                                     -----------
      Net loss:
        As reported................................................. $ 1,875,613
        Pro forma................................................... $ 1,879,432

   For purposes of calculating the compensation cost consistent with SFAS No. 123, the minimum value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999: dividend yield of 0%, risk free interest rates of 5.64%, volatility of 0% and expected lives of 10 years.

   The following is a summary of activity under the stock option plan:

                                                                       Weighted-
                                                                        average
                                                             Options   exercise
                                                           outstanding   price
                                                           ----------- ---------
      Outstanding at December 31, 1998....................       --        --
      Granted.............................................   275,000     $0.25
                                                             -------     -----
      Outstanding at December 31, 1999....................   275,000     $0.25
                                                             =======     =====
      Options exercisable at December 31, 1999............       --
      Weighted-average minimum value of options granted...     $0.11

                                IGIVE.COM, INC.

   The following table summarizes information about stock options outstanding at December 31, 1999:

                                  Options outstanding     Options exercisable
                               -------------------------- -------------------
                                                Weighted-           Weighted-
                       Number  Weighted-average  average             average
                         of       remaining     Exercise   Number   exercise
      Exercise price   shares  contractual life   price   of shares   price
      --------------   ------  ---------------- --------- --------- ---------
          $0.25        275,000    9.75 years      $0.25      --        --

(10)Income Taxes

   No provision for income taxes was recorded prior to the change in legal structure on January 15, 1999, as such liability was the responsibility of the Eyegive, L.L.C. unitholders, rather than the Company. Upon the change in legal structure of Eyegive, L.L.C. into iGive.com, Inc., the Company recorded an initial net deferred tax liability of $11,243. The remaining change in deferred income taxes for the year ended December 31, 1999 relates to the period subsequent to the change in legal structure.

   There is no provision for income taxes for the year ended December 31, 1999 due to the Company's net loss before income taxes.

   The total tax provision for the year ended December 31, 1999 differs from the amount computed by applying the Federal income tax rate of 34% to the loss before income taxes for the following reasons:

      Federal income tax benefit at statutory rate................... $(637,708)
      Increase (decrease) in taxes resulting from:
        State income tax benefit.....................................  (112,537)
        Establishment of deferred tax liability upon conversion to
         C-corporation...............................................    11,243
        Permanent differences........................................     2,118
        Increase in valuation allowance..............................   736,884
                                                                      ---------
      Income tax provision........................................... $     --
                                                                      =========

   The tax effects of the temporary differences that give rise to the deferred tax assets and liabilities at December 31, 1999 are presented below:

      Deferred tax assets:
        Allowance for doubtful accounts receivable...................     2,724
        Deferred rent................................................     1,020
        Net operating loss carryforward..............................   738,683
                                                                      ---------
          Gross deferred tax assets..................................   742,427
          Less valuation allowance...................................  (736,884)
                                                                      ---------
          Net deferred tax assets....................................     5,543
      Deferred tax liability--
        Depreciation on computer equipment...........................    (5,543)
                                                                      ---------
          Net deferred income taxes.................................. $     --
                                                                      =========


   The Company has Federal and state net operating loss carryforwards of approximately $1,847,000, which will begin to expire in 2019 if not used to offset future taxable income. The Company has recorded a full valuation allowance of $736,884 against its net deferred tax assets established during 1999 because the Company has not yet determined that it is more likely than not that the net deferred tax assets will be realizable.

                                IGIVE.COM, INC.

(11)Subsequent Events

   On February 11, 2000, the Company entered into a Series B Preferred Stock Purchase Agreement (the Agreement) with the Company's chairman and divine. In conjunction with this transaction, the Company amended its articles of incorporation to authorize 100,000,000 shares of $0.001 par value Class A common stock, 23,388,912 shares of $0.001 par value Class B common stock, 24,593,681 shares of $0.001 par value Series B-1 preferred stock, and 23,388,912 shares of $0.001 par value Series B-2 preferred stock, and to increase the authorized shares of $0.001 Series A preferred stock from 18,033,498 to 27,434,516. The Company issued 20,856,026 shares of the newly authorized Class A common stock to existing holders of common stock and all 20,856,026 previously outstanding shares of common stock were cancelled.

   At any time, each holder of Series A preferred stock may convert all or a portion of such shares into the number of shares of Class A common stock determined by (i) multiplying the number of Series A preferred shares being converted by the Series A liquidation value (Note 3) and (ii) dividing the resulting product by the Series A conversion price (Note 3) then in effect.

   At any time, each holder of Series B-1 preferred stock may convert all or a portion of such shares into the number of shares of Class A common stock determined by adding (x) the number of shares determined by (i) multiplying the number of Series B-1 preferred shares being converted by $0.17102 initially, subject to adjustment for stock splits, stock dividends, and other subdivisions (the Series B liquidation value) and (ii) dividing the resulting product by $0.17102, subject to adjustment for certain dilutive issuances, stock splits, combinations, and recapitalizations (the Series B conversion price), plus (y) the number of shares determined by dividing the total amount of accrued and unpaid dividends with respect to each Series B-1 share being converted by the Series B conversion price.

   At any time, each holder of Series B-2 preferred stock may convert all or a portion of such shares into the number of shares of Class B common stock determined by (i) multiplying the number of Series B-2 preferred shares being converted by the Series B liquidation value and (ii) dividing the resulting product by the Series B conversion price then in effect, plus (y) the number of shares determined by dividing the total amount of accrued and unpaid dividends with respect to each Series B-2 share being converted by the Series B conversion price.

   At any time, each holder of Class B common stock may convert all or a portion of such shares into an equal number of Class A common shares.

   The Series B-1 and B-2 preferred shares (collectively, "Series B preferred shares") have certain redemption rights. If a fundamental change or change in ownership occurs, the holder or holders of two-thirds of the Series B preferred shares then outstanding may require the Company to redeem all the Series B preferred shares then outstanding at the Series B redemption price. The Series B redemption price per share equals the greater of (i) the fair market value of the common stock into which such Series B preferred share is convertible and
(ii) the sum of (a) the Series B liquidation value plus (b) all accrued but unpaid dividends on such Series B preferred share through the applicable redemption date.

   At any time or times on or after the earlier to occur of (i) the fifth anniversary of issuance or (ii) the date on which a holder of equity securities of the Company acquires a voting interest in the Company which is greater than that of divine, the holder or holders of two-thirds of the outstanding Series B preferred shares may elect to require the Company to redeem all or any portion of such holders' Series B preferred shares.

   Holders of Class A common stock, Class B common stock, Series A preferred stock, Series B-1 preferred stock, and Series B-2 preferred stock vote together as a single class on all matters submitted to a vote before

                                IGIVE.COM, INC.

the stockholders of the Company. Holders of Class A common stock and Class B common stock are entitled to one vote per share. Holders of Series A preferred stock and Series B-1 preferred stock are entitled to the number of Class A common stock votes such holders would have been entitled to had they converted all of their Series A and Series B-1 preferred shares to Class A common shares. Holders of Series B-2 preferred stock are entitled to the number of Class B common stock votes such holders would have been entitled to had they converted all of their Series B-2 preferred shares to Class B common shares.

   Provided that holders of Class B common stock outstanding and issuable upon conversion of Series B-2 preferred stock own at least 5% of the Company's Class A common stock and Class B common stock, assuming conversion of all securities convertible into such shares, (i) such holders shall have the number of votes equal to the greater of (a) voting rights determined in accordance with the preceding paragraph, and (b) 25.1% of the voting power of the Company, and (ii) the voting rights of any person or group other than holders of Class B common shares and Series B-2 preferred shares shall be limited to the number of votes equal to the lesser of (x) such holders' voting rights in accordance with the preceding paragraph, and (y) 25% of the voting power of the Company.

   In the event of any liquidation or dissolution of the Company, either voluntary or involuntary, each holder of Series B-1 preferred stock and Series B-2 preferred stock (collectively, Series B preferred stock) shall be entitled to receive an amount per share equal to the greater of (A) the Series B liquidation value and (B) the amount such holder would receive if all holders of Series B preferred shares had converted their shares to Series B common shares immediately prior to liquidation. After distributions to holders of Series B preferred stock have been made, but prior to distribution to holders of Class A common stock and Class B common stock, each holder of Series A preferred stock shall be entitled to an amount per share equal to the Series A liquidation value (Note 3), plus any accrued but unpaid dividends. After payment to holders of Series A and Series B preferred shares, the remaining assets available for distribution will be distributed to holders of Class A common stock and Class B common stock in proportion to the number of such shares then held.

   The holders of Series B preferred stock are entitled to received dividends on each Series B share annually at the rate of 8% of the Series B liquidation value, when and if declared by the Board of Directors of the Company, prior to the payment of any dividend on the Series A preferred shares, Class A common shares, or Class B common shares. After payment of dividends to holders of Series B preferred stock, but prior to payment of dividends to holders of Class A common stock and Class B common stock, the holders of Series A preferred stock are entitled to received dividends annually at the rate of $0.008 per share, when and if declared by the Board of Directors of the Company. The Board of Directors of the Company may declare dividends on Class A common shares and Class B common shares whenever all accrued preferential dividends on the Series B preferred stock and Series A preferred stock have been paid or set aside for payment.

   Under the terms of the Agreement, the Company issued 1,204,769 shares of Series B-1 preferred stock to its chairman and 23,388,912 shares of Series B-2 preferred stock to divine for aggregate proceeds of $4,206,012. The proceeds from this transaction included conversion of a $200,000 convertible promissory note and accrued interest thereon held by the Company's chairman and conversion of a $500,000 convertible promissory note and accrued interest thereon held by divine.

   On February 11, 2000, the Company issued 9,401,018 shares of Series A preferred stock to certain investors, including the president of the Company and the chairman of the Company, for aggregate proceeds of $927,504. The proceeds from this transaction included conversion of $200,000 and $400,000 convertible promissory notes and accrued interest thereon held by the chairman of the Company.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
iSalvage.com, Inc.:

   We have audited the accompanying balance sheet of iSalvage.com, Inc., (a development stage enterprise) as of December 31, 1999, and the related statement of operations, stockholders' equity, and cash flows for the period from July 20, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iSalvage.com, Inc. (a development stage enterprise) as of December 31, 1999, and the results of its operations and its cash flows for the period from July 20, 1999 (inception) through December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

New York, New York
March 13, 2000
                               iSALVAGE.COM, INC.
                        (a development stage enterprise)

                                 BALANCE SHEET

                               December 31, 1999

                                     Assets

Current assets:
  Cash.............................................................  $  298,474
  Prepaid expenses.................................................      13,718
                                                                     ----------
    Total current assets...........................................     312,192
Property and equipment, net........................................     757,113
Other assets.......................................................      27,510
                                                                     ----------
    Total assets...................................................  $1,096,815
                                                                     ==========
                      Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable.................................................  $   90,606
  Accrued liabilities..............................................     678,294
                                                                     ----------
    Total current liabilities......................................     768,900
                                                                     ----------
Commitments

Series B-1 Redeemable Convertible Preferred Stock, $.001 par value.
 Authorized 4,986,559 shares; issued and outstanding none..........         --
Series B-2 Redeemable Convertible Preferred Stock, $.001 par value.
 Authorized 4,293,064 shares; issued and outstanding none..........         --
Stockholders' equity:
  Series A Convertible Preferred Stock, $.001 par value. Authorized
   2,200,000 shares; issued and outstanding 2,200,000 shares
   (liquidation value of $880,000).................................       2,200
  Class A Common Stock, $.001 par value. Authorized 13,512,696
   shares; issued and outstanding 4,625,000 shares.................       4,625
  Class B Common Stock, $.001 par value. Authorized 4,293,064
   shares; issued and outstanding none.............................         --
  Subscription receivable..........................................      (4,625)
  Additional paid-in capital.......................................     992,301
  Deferred stock compensation......................................    (102,907)
  Deficit accumulated during the development stage.................    (563,679)
                                                                     ----------
    Total stockholders' equity.....................................     327,915
                                                                     ----------
    Total liabilities and stockholders' equity.....................  $1,096,815
                                                                     ==========



                See accompanying notes to financial statements.

                               iSALVAGE.COM, INC.
                        (a development stage enterprise)

                            STATEMENT OF OPERATIONS

        Period from July 20, 1999 (inception) through December 31, 1999

Operating expenses:
  Product development................................................. $305,788
  General and administrative..........................................  255,567
  Depreciation........................................................    2,324
                                                                       --------
    Total operating expenses..........................................  563,679
                                                                       --------
    Net loss.......................................................... $563,679
                                                                       ========





                See accompanying notes to financial statements.

                              iSALVAGE.COM, INC.
                       (a development stage enterprise)

                       STATEMENT OF STOCKHOLDERS' EQUITY

        Period from July 20, 1999 (inception) through December 31, 1999

                            Series A                                                             Deficit
                          convertible        Class A                                           accumulated
                        preferred stock    Common Stock                Additional   Deferred   during the      Total
                        ---------------- ---------------- Subscription  paid-in      stock     development stockholders'
                         Shares   Amount  Shares   Amount  receivable   capital   compensation    stage       equity
                        --------- ------ --------- ------ ------------ ---------- ------------ ----------- -------------
Balance at July 20,
1999 (inception)......        --  $  --        --  $  --    $   --      $    --    $     --     $     --     $     --
Issuance of Class A
Common Stock..........        --     --  4,625,000  4,625       --           --          --           --         4,625
Receivable from
stockholders..........        --     --        --     --     (4,625)         --          --           --        (4,625)
Issuance of Series A
Convertible Preferred
Stock.................  2,200,000  2,200       --     --        --       877,800         --           --       880,000
Issuance of stock
options to employees..        --     --        --     --        --       104,430    (104,430)         --           --
Amortization of
deferred compensation.        --     --        --     --        --           --        1,523          --         1,523
Issuance of stock
options to
consultants...........        --     --        --     --        --        10,071         --           --        10,071
Net loss and
comprehensive loss....        --     --        --     --        --           --          --      (563,679)    (563,679)
                        --------- ------ --------- ------   -------     --------   ---------    ---------    ---------
Balance at December
31, 1999..............  2,200,000 $2,200 4,625,000 $4,625   $(4,625)    $992,301   $(102,907)   $(563,679)   $ 327,915
                        ========= ====== ========= ======   =======     ========   =========    =========    =========



                See accompanying notes to financial statements.

                               iSALVAGE.COM, INC.
                        (a development stage enterprise)

                            STATEMENT OF CASH FLOWS

        Period from July 20, 1999 (inception) through December 31, 1999

Cash flows from operating activities:
  Net loss.......................................................... $(563,679)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Non-cash advisory expense.......................................    10,071
    Depreciation and amortization...................................     3,847
    Changes in assets and liabilities:
      Prepaid expenses..............................................   (13,718)
      Other assets..................................................   (27,510)
      Accounts payable and accrued liabilities......................   768,900
                                                                     ---------
        Net cash provided by operating activities...................   177,911
                                                                     ---------
Cash flows from investing activities:
  Property and equipment............................................  (759,437)
                                                                     ---------
        Net cash used in investing activities.......................  (759,437)
                                                                     ---------
Cash flows from financing activities:
  Issuance of preferred stock.......................................   880,000
                                                                     ---------
        Net cash provided by financing activities...................   880,000
                                                                     ---------
        Net increase in cash........................................   298,474
Cash at beginning of period.........................................       --
                                                                     ---------
Cash at end of period............................................... $ 298,474
                                                                     =========


                See accompanying notes to financial statements.

                               iSALVAGE.COM, INC.
                        (a development stage enterprise)

                         NOTES TO FINANCIAL STATEMENTS

(1) Business

   iSalvage.com, Inc. (the Company) was incorporated under the laws of the State of Delaware on July 20, 1999 for the purpose of creating iSalvage.com, an Internet-based business marketplace for buyers and sellers of recycled and rebuilt auto parts.

   Since inception, the Company has devoted substantially all of its efforts to business planning, product development, raising capital and business development activities. Accordingly, the Company is in the development stage, as defined by Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises."

   iSalvage.com, Inc. is subject to risks and uncertainties common to growing technology-based companies, including technological change, growth and commercial acceptances of the Internet, dependence on principal products and third-party technology, new product development and performance, new product introductions and other activities of competitors and its limited operating history.

(2) Summary of Significant Accounting Policies

 (a) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 (b) Property and Equipment

   Property and equipment are carried at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years.

 (c) Impairment of Long-Lived Assets

   In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

 (d) Product Development Costs

   The Company has adopted the provisions of the American Institute of Certified Public Accountants' Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Accordingly, certain costs to develop internal-use computer software are capitalized after the Company has completed a preliminary project assessment. During the period from July 20, 1999 (inception) through December 31, 1999, software development costs of $656,250 were capitalized in connection with the development of iSalvage.com web-site software.

 (e) Other Assets

   Other assets include security deposits related the Company's lease agreement for its office premises.

                               iSALVAGE.COM, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

 (f) Stock-Based Compensation

   The Company accounts for its stock options under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board Opinion
(APB) No. 25, "Accounting for Stock Issued to Employees," and provide pro forma net income (loss) disclosures for employee stock option grants made as if the fair value-based method defined in SFAS No. 123 had been applied. Under APB No. 25, compensation expense is recorded on the date of grant only if the current fair value of the underlying stock exceeded the exercise price. The Company has elected to apply the provisions of APB No. 25 and provide the pro forma disclosures of SFAS No. 123.

 (g) Income Taxes

   The Company accounts for income taxes in accordance with SFAS 109, "Accounting for Income Taxes." Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (h) Recent Accounting Pronouncements

   In 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." These statements have no impact on the Company's financial statements.

   In 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, which is effective for fiscal years beginning after June 15, 2000, will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. If the derivative is an effective hedge, changes in its fair value will be offset against the change in the fair value of the hedged item in either other comprehensive income or earnings. The ineffective portion of a derivative classified as a hedge will be immediately recognized in earnings. The Company is required to adopt the new statement effective July 1, 2000, and has not yet determined the effect SFAS No. 133 will have on its results of operations and financial position. This statement is not required to be applied retroactively to financial statements of prior periods.

   In 1999, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement did not have any effect on the Company's financial statements.

(3) Property and Equipment

   Property and equipment at December 31, 1999 consist of the following:

     Computer hardware/software....................................... $751,288
     Furniture and fixtures...........................................    5,259
     Leasehold improvements...........................................    2,890
                                                                       --------
                                                                        759,437
     Less accumulated depreciation and amortization...................   (2,324)
                                                                       --------
       Property and equipment, net.................................... $757,113
                                                                       ========

                              iSALVAGE.COM, INC.
                       (a development stage enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

(4) Accrued Liabilities

   Accrued liabilities at December 31, 1999 consist primarily of accrued web development costs of $656,250.

(5) Lease Commitments

   The Company leases office space and equipment under operating lease agreements.

   The future lease payments due under those leases are as follows:

           Year ended December 31                    Amount
           ----------------------                   --------
           2000.................................... $ 81,540
           2001....................................   85,434
           2002....................................   89,522
                                                    --------
                                                    $256,496
                                                    ========

(6) Income Taxes

   Income tax benefit as reported herein differs from the "expected" income tax benefit for the period from July 20, 1999 (inception) through December 31, 1999, computed by applying the Federal corporate tax rate of 34% to the loss before income taxes, as follows:

     Computed "expected" tax benefit................................ $(191,700)
     State tax benefit, net of Federal income tax benefit...........   (33,800)
     Nondeductible expenses.........................................       500
     Increase in valuation allowance................................   225,000
                                                                     ---------
                                                                     $     --
                                                                     =========

   The tax effect of temporary differences that give rise to deferred tax assets at December 31, 1999 is as follows:

     Net operating loss carryforward................................. $ 121,800
     Fixed assets, principally due to differences in depreciation....       900
     Expenses not currently deductible for tax purposes..............   102,300
                                                                      ---------
         Gross deferred tax assets...................................   225,000
     Less valuation allowance........................................  (225,000)
                                                                      ---------
         Net deferred income taxes................................... $     --
                                                                      =========

   In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

   The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences or net operating loss carryforwards become deductible. Management considers projected future taxable income and tax planing strategies which can be implemented by the Company in making this assessment. The Company has recorded a full valuation allowance against its deferred tax asset since management believes that after considering all the available objective evidence, it is more likely that not, that these assets will not be realized.

                               iSALVAGE.COM, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   At December 31, 1999, the Company has tax operating loss carryforwards of approximately $304,500, which expire in 2019.

(7) Stockholders' Equity

   On July 28, 1999, the Company sold 4,625,000 shares of Class A Common Stock to its founders for $4,625 or $.001 per share. In connection with this sale, the Company accepted promissory notes of $4,625 which are due on March 15, 2000 and carry no interest.

   On August 30, 1999, the Company sold 2,200,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") for $880,000, or $.40 per share. The Series A Preferred Stock is convertible into Class A Common Stock at any time at the option of the holder, on a one-for-one basis, subject to certain anti-dilution provisions, and has preference to the Company's common stock in the event of liquidation. In addition, the Series A Preferred Stock automatically converts into Class A Common Stock upon the closing of a qualified initial public offering ("IPO") of its Class A Common Stock, as defined. The holders of the Series A Preferred Stock vote on an as-if-converted basis, and are entitled to dividends only when and if declared by the Company.

   On January 31, 2000, the Company amended its corporate charter to provide for 29,285,383 authorized shares consisting of the following:

  . 2,200,000 Series A Convertible Preferred Stock, all issued and outstanding,

  . 4,986,559 shares of Series B-1 Redeemable Convertible Preferred Stock,

  . 4,293,064 shares of Series B-2 Redeemable Convertible Preferred Stock,

  . 13,512,696 shares of Class A Common Stock, of which 4,625,000 are issued and

  . 4,293,064 shares of Class B Common Stock.

   On February 3, 2000, the Company sold 693,495 shares of Series B-1 Redeemable Convertible Preferred Stock to third parties and 4,293,064 shares of Series B-2 Redeemable Convertible Preferred Stock to divine interVentures, inc., at $1.51407 per share aggregating $7.55 million. The Series B-1 and Series B-2 are collectively referred to as the "Series B Preferred Stock."

   Series B-1 and Series B-2 are convertible into Class A and Class B Common Stock, respectively, on a one-for-one basis, subject to certain anti-dilution provisions, at any time at the option of the holder or automatically upon the closing of a qualified IPO, as defined.

   The holders of the Series B Preferred Stock vote on an as-if converted basis. However, as long as the Series B-2 stockholders hold at least 5% of the outstanding common shares, on an as-converted basis, then the voting right of such stockholders will be increased to the number of shares held multiplied by
1.25 and the voting rights of all other stockholders will be reduced proportionately.

   The Series B stockholders have preference in liquidation over the common and Series A stockholders. Upon liquidation, including any merger or acquisition where the existing stockholders of the Company own less than 50% of the successor entity, the holders of the Series B Preferred Stock are entitled to have the Company redeem their shares at the original price paid per share, plus an 8% cumulative return.

   In the event that the Series B Preferred Stock has not been converted by February 3, 2005, the holders of the outstanding Series B Preferred Stock can elect to have the Company redeem their Preferred Stock for an amount equal to their original investment plus an 8% cumulative return.

                               iSALVAGE.COM, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   The Company will record issuance costs incurred in connection with the Series B Preferred Stock as discounts at issuance and will accrete the discounts from the date of issuance through the date of mandatory redemption on February 3, 2005.

(8) Stock Options

   In 1999, the Company adopted the 1999 Stock Incentive Plan (the "Plan") which authorized the issuance of 2,196,000 shares of Class A common stock to be issued in accordance with terms of the Plan. The options generally vest over a four-year period and expire seven years from the date of issuance.

   In December 1999, the Company recorded deferred stock compensation of $104,430 in connection with the granting of options to employees and board members under the Plan. The amount is presented as a reduction of stockholders' equity and amortized over the vesting period of the options. The Company has amortized $1,523 of total deferred compensation for the period from July 20, 1999 (inception) through December 31, 1999.

   The Company applies APB No. 25 and related interpretations in accounting for its stock options issued to employees. Had compensation cost for the Company's stock option grants been determined based on the fair value at the grant date for awards consistent with the method of SFAS No. 123, the Company's reported net loss of $563,679 for the period from July 20, 1999 (inception) to December 31, 1999, would have increased to a pro forma net loss amount of $564,173.


   The fair value of each option grant was estimated on the date of grant using the Black Scholes method option-pricing model with the following weighted average assumptions: dividend yield of zero (0%) percent, risk-free interest rate of 6%, volatility of 0% and expected life of 5 years.

   Stock option activity for the period indicated is as follows:

                                                                       Weighted-
                                                                        average
                                                                       exercise
                                                               Shares    price
                                                               ------- ---------
      Outstanding on July 20, 1999 (inception)................     --    $ --
      Granted................................................. 772,950    0.21
                                                               -------   -----
      Outstanding on December 31, 1999........................ 772,950   $0.21
                                                               =======   =====

   The following table summarizes information about stock options outstanding at December 31, 1999.

                                 Options outstanding
                              ------------------------------
                                          Weighted-average
                                             remaining
              Range of                    contractual life     Weighted-average
           exercise price     Shares          (years)           exercise price
           --------------     -------     ----------------     ----------------
               $0.10          275,000           6.92                $0.10
               $0.25          427,000           6.92                $0.25
               $0.40           70,950           6.67                $0.40
                              -------
                              772,950
                              =======

   As of December 31, 1999, no options were vested.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
i-Street, Inc.:

   We have audited the accompanying balance sheets of i-Street, Inc., (a development stage enterprise) as of December 31, 1998 and September 30, 1999, and the related statements of operations, stockholder's equity (deficit), and cash flows for the period from September 15, 1998 (inception) through December 31, 1998, the nine months ended September 30, 1999, and for the period from September 15, 1998 (inception) to September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of i-Street, Inc. (a development stage enterprise) as of December 31, 1998 and September 30, 1999, and the results of its operations and its cash flows for the period from September 15, 1998 (inception) through December 31, 1998, the nine months ended September 30, 1999, and for the period from September 15, 1998 (inception) to September 30, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Chicago, Illinois
November 12, 1999, except for
 note 6 which is as of
 November 23, 1999

                                 I-STREET, INC.
                        (a development stage enterprise)

                                 BALANCE SHEETS

                    December 31, 1998 and September 30, 1999

                                                    December 31, September 30,
                      ASSETS                            1998         1999
                      ------                        ------------ -------------
Current assets:
  Prepaid expenses.................................   $    45            88
  Other current assets, net........................       --             25
                                                      -------       -------
    Total current assets...........................        45           113
Property and equipment, net of accumulated
 depreciation......................................     1,820         1,331
Other assets, net..................................        51           318
                                                      -------       -------
    Total assets...................................   $ 1,916         1,762
                                                      =======       =======
  LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
  ----------------------------------------------
Current liabilities:
  Accounts payable.................................   $    29           238
  Accrued liabilities..............................       --          3,719
  Amounts payable to sole shareholder..............       --          7,083
                                                      -------       -------
    Total current liabilities......................        29        11,040
                                                      -------       -------
Series A-1 redeemable convertible preferred stock,
 $.001 par value; 574,000 shares authorized; none
 issued and outstanding............................       --            --
Series A-2 redeemable convertible preferred stock,
 $.001 par value; 574,000 shares authorized; none
 issued and outstanding............................       --            --
Stockholder's equity (deficit) (see note 6):
  Class A common stock, $.001 par value; 1,500,000
   shares authorized; 326,000 issued and
   outstanding.....................................       326           326
  Class B common stock, $.001 par value; 1,500,000
   shares authorized; none issued and outstanding..       --            --
  Additional paid-in capital.......................     3,990        37,029
  Deficit accumulated during the development stage.    (2,429)      (46,633)
                                                      -------       -------
    Total stockholder's equity (deficit)...........     1,887        (9,278)
                                                      -------       -------
    Total liabilities and stockholder's equity
     (deficit).....................................   $ 1,916         1,762
                                                      =======       =======



              See accompanying notes to the financial statements.

                                 I-STREET, INC.
                        (a development stage enterprise)

                            STATEMENTS OF OPERATIONS

   Period from September 15, 1998 (inception) through December 31, 1998, nine months ended September 30, 1999, and period from September 15, 1998 (inception)
                           through September 30, 1999

                            Period from                           Period from
                         September 15, 1998        Nine        September 15, 1998
                            (inception)           months          (inception)
                              through             ended             through
                         December 31, 1998  September 30, 1999 September 30, 1999
                         ------------------ ------------------ ------------------
Revenues................      $   --                 --                 --
                              -------            -------            -------
Operating expenses:
  Organizational costs..          178                150                328
  Operations............          869             26,737             27,606
  Payroll expense for
   sole shareholder.....          --               7,083              7,083
  Administration........        1,079              9,617             10,696
  Depreciation and
   amortization.........          303                617                920
                              -------            -------            -------
    Total operating
     expenses...........        2,429             44,204             46,633
                              -------            -------            -------
    Net loss............      $(2,429)           (44,204)           (46,633)
                              =======            =======            =======




              See accompanying notes to the financial statements.

                                 I-STREET, INC.
                        (a development stage enterprise)

                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

 Period from September 15, 1998 (inception) through December 31, 1998 and nine months ended September 30, 1999

                                                      Deficit
                             Class A                accumulated
                           common stock  Additional during the       Total
                          --------------  paid-in   development  stockholder's
                          Shares  Amount  capital      stage    equity (deficit)
                          ------- ------ ---------- ----------- ----------------
Balance at September 15,
 1998 (inception) ......      --   $ --       --          --            --
Issuance of common stock
 in formation of the
 Company................  326,000   326       --          --            326
Contributed capital.....      --     --     3,990         --          3,990
Net loss................      --     --       --       (2,429)       (2,429)
                          -------  ----    ------     -------       -------
Balance at December 31,
 1998...................  326,000   326     3,990      (2,429)        1,887
Contributed capital.....      --     --    33,039         --         33,039
Net loss................      --     --       --      (44,204)      (44,204)
                          -------  ----    ------     -------       -------
Balance at September 30,
 1999...................  326,000  $326    37,029     (46,633)       (9,278)
                          =======  ====    ======     =======       =======



              See accompanying notes to the financial statements.

                                 I-STREET, INC.
                        (a development stage enterprise)

                            STATEMENTS OF CASH FLOWS

     Period from September 15, 1998 (inception) through December 31, 1998, nine months ended September 30, 1999, and period from September 15, 1998 (inception) through September 30, 1999

                             Period from                           Period from
                          September 15, 1998                    September 15, 1998
                             (inception)        Nine months        (inception)
                               through             ended             through
                          December 31, 1998  September 30, 1999 September 30, 1999
                          ------------------ ------------------ ------------------
Cash flows from
 operating activities:
  Net loss..............       $(2,429)           (44,204)           (46,633)
  Adjustments to
   reconcile net loss to
   net cash used in
   operating activities:
    Depreciation........           284                489                773
    Amortization........            19                128                147
    Changes in assets
     and liabilities:
      Prepaid expenses..           (45)               (43)               (88)
      Other assets......           (70)              (420)              (490)
      Accounts payable
       and accrued
       expenses.........            29             11,011             11,040
                               -------            -------            -------
        Net cash used in
         operating
         activities.....        (2,212)           (33,039)           (35,251)
                               -------            -------            -------
Cash flow from investing
 activities--additions
 to property and
 equipment..............        (2,104)               --              (2,104)
                               -------            -------            -------
Cash flows from
 financing activities:
  Proceeds from issuance
   of common stock......           326                --                 326
  Capital contributions
   from sole
   shareholder..........         3,990             33,039             37,029
                               -------            -------            -------
        Net cash
         provided by
         financing
         activities.....         4,316             33,039             37,355
                               -------            -------            -------
        Net increase in
         cash...........           --                 --                 --
Cash at beginning of
 period.................           --                 --                 --
                               -------            -------            -------
Cash at end of period...       $   --                 --                 --
                               =======            =======            =======


              See accompanying notes to the financial statements.

                                 I-STREET, INC.
                        (a development stage enterprise)

                         NOTES TO FINANCIAL STATEMENTS

(1) Nature of the Business

   i-Street, Inc. (the Company) was incorporated as a C-corporation on September 15, 1998 and is an Internet-based business focused on providing web-based services for the start-up business community. The Company's web site, www.i-streetcentral.com, provides information on the Company and the services it performs.

   Since inception, the Company has devoted substantially all of its efforts to business planning, product development, acquiring operating assets, raising capital, marketing, and business development activities. Accordingly, the Company is in the development stage, as defined by the Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises.

   i-Street, Inc. is subject to risks and uncertainties common to growing technology-based companies, including technological change, growth and commercial acceptances of the Internet, dependence on principal products and third party technology, new product development and performance, new product introductions and other activities of competitors, and its limited operating history.

(2) Summary of Significant Accounting Policies

 (a) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 (b) Impairment of Long-lived Assets

   In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company records impairment of losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

 (c) Property and Equipment

   Property and equipment are carried at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from three to five years.

 (d) Computer Software

   The Company has adopted the provisions of Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Accordingly, certain costs to develop internal-use computer software are capitalized. During the period from September 15, 1998 (inception) through December 31, 1998, no software development costs were incurred. During the nine months ended September 30, 1999, software development costs of $21,000 related to website development were incurred. Such amounts were expensed due to the uncertainty of recovery.

 (e) Other Assets

   Other assets (current and long-term) include amounts paid for domain name rights which are being amortized over their two year lives.

                                 I-STREET, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 (f) Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (g) Revenue Share Agreements

   The Company entered into two revenue share agreements during 1999. In conjunction with the revenue share agreements, the Company has a banner link to two third-party websties. The Company earns a commission based upon a percentage of any sales generated from the banner link on the Company's web site. The revenue share agreements are cancelable at any time by either party. No revenues have been recognized from the revenue share agreements.

 (h) Recent Accounting Pronouncements

   The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position, or cash flows.

(3) Property and Equipment

   Property and equipment consists of the following:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
      Property and equipment:
        Office equipment.............................    $  526          526
        Computer equipment...........................     1,578        1,578
                                                         ------        -----
                                                          2,104        2,104
      Less accumulated depreciation..................      (284)        (773)
                                                         ------        -----
          Property and equipment, net................    $1,820        1,331
                                                         ======        =====

(4) Income Taxes

     The reconciliation of income tax expense (benefit) computed using the Federal statutory rate of 34% to the Company's income tax expense (benefit) is as follows:

                                            Period from
                                         September 15, 1998
                                            (inception)        Nine months
                                              through             ended
                                         December 31, 1998  September 30, 1999
                                         ------------------ ------------------
      Expected income tax benefit from
       continuing operations............       $ (826)           (15,030)
      State income tax benefit, net of
       Federal taxes....................         (146)            (2,652)
      Permanent differences.............          160                226
      Effect of change in valuation
       allowance........................          812             17,456
                                               ------            -------
                                               $  --                 --
                                               ======            =======

                                 I-STREET, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   Temporary differences giving rise to significant portions of the deferred tax assets and liabilities at December 31, 1998 and September 30, 1999 are as follows:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
      Deferred tax assets--start-up costs............    $ 870         18,286
      Deferred tax liabilities--depreciation.........      (58)           (18)
                                                         -----        -------
          Net deferred tax assets....................      812         18,268
      Valuation allowance............................     (812)       (18,268)
                                                         -----        -------
          Net deferred taxes ........................    $ --             --
                                                         =====        =======

   The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, it is more likely than not that these assets will not be realized.

(5) Related Party Transactions

   The Company's sole shareholder contributed capital to the Company to pay operating expenses. Such amounts are not due to the shareholder.

   The Company has $7,083 of accrued salary at September 30, 1999, payable to the sole shareholder of the Company.

   The Company's operating facilities are located in Chicago, Illinois. During the period from September 15, 1998 (inception) through September 30, 1999, the Company occupied office space owned by the sole shareholder. The Company's financial statements excluded rent expense for the period from September 15, 1998 (inception) through September 30, 1999 as it was impracticable to determine the amount of expense to allocate to the Company from its sole shareholder.

(6) Subsequent Events

   In October 1999, the Company affected a 326:1 stock split on its then outstanding shares of Class A common stock. All share information included in these financial statements has been retroactively adjusted to reflect the revised authorized capital stock and the stock split.

   In October 1999, the Company amended and restated its certificate of incorporation thereby authorizing 1,500,000 shares of $.001 par value Class A common stock, 1,500,000 shares of $.001 par value Class B common stock, and 1,500,000 shares of $.001 par value Series A preferred stock, of which 574,000 shares were designated as Series A-1 shares and 574,000 shares were designated as Series A-2 shares. Upon liquidation, each holder of Series A-1 and Series A-2 preferred shares (collectively, "Series A preferred shares") shall be entitled to receive an amount equal to the greater of (i) $.87108, subject to adjustment in the event such shares are subdivided through a stock split, stock dividend, or otherwise ("the Series A liquidation value"), plus all accrued and unpaid dividends, and (ii) the amount such holder would receive if all holders of Series A preferred shares had converted their Series A preferred shares into common stock immediately prior to liquidation.

   Upon liquidation, and after payment of preferential amounts to holders of Series A preferred shares, the remaining assets of the Company shall be distributed to the holders of common shares. The Company shall pay preferential dividends to the holders of Series A preferred shares, when and if declared by the board of

                                 I-STREET, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


directors, at an annual rate of 8% of the sum of the Series A liquidation value plus all accrued and unpaid dividends. In the event any dividend or other distribution payable in cash, stock, or other property is declared on the common stock, each holder of Series A preferred shares on the record date for such dividend or distribution shall be entitled to receive the same cash, stock or other property which such holder would have received if on such record date such holder was the holder of record of the number of common shares into which such Series A preferred shares then held by such holder are then convertible.

   Series A-1 preferred shares may be converted at any time, at the election of the holder, into the number of shares of Class A common stock determined by adding (x) the number of shares determined by (i) multiplying the number of Series A-1 preferred shares to be converted by the Series A liquidation value and (ii) dividing the resulting product by the Series A conversion price ($.87108 initially, subject to adjustment upon certain dilutive events), plus
(y) the number of shares determined by dividing the total amount of accrued and unpaid dividends with respect to each Series A-1 preferred share to be converted by the Series A conversion price. If the holders of more than two-thirds of the Series A-1 preferred shares then outstanding shall so elect, by vote or written consent, all of the outstanding Series A-1 preferred shares shall automatically convert into shares of Class A common stock.

   Series A-2 preferred shares may be converted at any time, at the election of the holder, into the number of shares of Class B common stock determined by adding (x) the number of shares determined by (i) multiplying the number of Series A-2 preferred shares to be converted by the Series A liquidation value and (ii) dividing the resulting product by the Series A conversion price, plus
(y) the number of shares determined by dividing the total amount of accrued and unpaid dividends with respect to each Series A-2 preferred share to be converted by the Series A conversion price. If the holders of more than two-thirds of the Series A-2 preferred shares then outstanding shall so elect, by vote or written consent, all of the outstanding Series A-2 preferred shares shall automatically convert into shares of Series A-1 preferred stock or Class B common stock.

   Series A-2 preferred shares may be converted at any time, at the election of the holder, into an equal number of shares of Series A-1 preferred stock. Each Series A-2 preferred share shall automatically convert into one Series A-1 preferred share if the aggregate number of Series A-2 preferred shares and Class B common shares then outstanding is less than five percent of the aggregate number of common shares outstanding.

   Class B common shares may be converted at any time, at the election of the holder, into an equal number of Class A common shares. Each Class B common share shall automatically convert into one Class A common share if the aggregate number of Series A-2 preferred shares and Class B common shares then outstanding is less than five percent of the aggregate number of common shares then outstanding.

   If a firm commitment underwritten public offering of shares of common stock is effected in which (a) the aggregate price paid by the public for the shares is at least $20,000,000 and (b) the price per share paid by the public for such shares is at least 300% of the Series A conversion price in effect immediately prior to such offering, then all of the outstanding Series A preferred shares shall be automatically converted into shares of common stock upon the closing of the public offering.

   The Series A preferred shares have certain redemption rights. At any time prior to a qualified public offering, if a fundamental change or change in ownership occurs, the holder or holders of a majority of the Series A preferred shares then outstanding may require the Company to redeem all the Series A preferred shares then outstanding at the Series A redemption price. The Series A redemption price per share equals the sum of (a) $0.87108 (such amount to be adjusted proportionately in the event the Series A preferred shares are

                                 I-STREET, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

subdivided by any means into a greater number or combined by any means into a lesser number) plus (b) all accrued but unpaid dividends on such Series A preferred share through the applicable redemption date.

   At any time or times on or after the fifth anniversary of issuance, but prior to a qualified public offering, the holder or holders of two-thirds of the outstanding Series A preferred shares may elect to require the Company to redeem all or any portion of such holders' Series A preferred shares.

   Holders of Class A common stock, Class B common stock, Series A-1 preferred stock, and Series A-2 preferred stock vote together as a single class on all matters submitted to a vote before the stockholders of the Company. Holders of Class A and Class B common stock are entitled to one vote and five votes per share, respectively. Holders of Series A-1 preferred stock are entitled to the number of votes of Class A common shares such holders would have been entitled to had they converted all of their Series A-1 preferred shares to Class A common shares. Holders of Series A-2 preferred stock are entitled to the number of votes of Class B common shares such holders would have been entitled to had they converted all of their Series A-2 preferred shares to Class B common shares.

   On November 23, 1999, the Company entered into a Series A Preferred Stock Purchase Agreement (the Agreement) with a third party. Under the terms of the Agreement, the Company issued 574,000 shares of Series A-2 preferred stock.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To LiveOnTheNet.com, Inc.:

   We have audited the accompanying balance sheets of LiveOnTheNet.com, Inc. (formerly Traveller Information Services, Inc., an Alabama corporation and 75%- owned subsidiary of Thermo Information Solutions Inc.) as of January 3, 1998 and January 2, 1999, and the related statements of operations, shareholders' investment and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LiveOnTheNet.com, Inc. as of January 3, 1998 and January 2, 1999, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Boston, Massachusetts
April 18, 1999

                             LIVEONTHENET.COM, INC.

                                 BALANCE SHEETS

       January 3, 1998, January 2, 1999, and October 2, 1999 (unaudited)
                      (In thousands except share amounts)

                                               January 3, January 2, October 2,
                   ASSETS                         1998       1999       1999
                   ------                      ---------- ---------- -----------
                                                                     (unaudited)
Current assets:
  Cash and cash equivalents..................    $  141     1,440          28
  Accounts receivable, less allowances of
   $21, $177, and $666.......................     1,079     3,219       1,803
  Prepaid income taxes (note 5)..............       235       558         640
  Prepaid expenses and other current assets..        22       228       1,073
                                                 ------     -----      ------
                                                  1,477     5,445       3,544
                                                 ------     -----      ------
Property and equipment, at cost, net.........       612       953       1,212
                                                 ------     -----      ------
Other assets.................................       265       302         278
                                                 ------     -----      ------
                                                 $2,354     6,700       5,034
                                                 ======     =====      ======
  LIABILITIES AND SHAREHOLDERS' INVESTMENT
  ----------------------------------------
Current liabilities:
  Current maturities of long-term capital
   lease obligations (note 7)................    $   20       147         130
  Accounts payable...........................       261       472         332
  Accrued income taxes.......................       --        487         --
  Deferred revenue...........................       --        113         --
  Other accrued expenses.....................       102       404         273
  Due to parent company (note 6).............       290     2,630       4,514
                                                 ------     -----      ------
                                                    673     4,253       5,249
                                                 ------     -----      ------
Long-term capital lease obligations (note 7).       --        150         145
                                                 ------     -----      ------
Deferred income taxes........................       --        162         162
                                                 ------     -----      ------
Commitments (note 8)
Shareholders' investment (note 4):
  Common stock, $.01 par value, 1,000,000
   shares authorized at January 3, 1998 and
   January 2, 1999 and 1,100,000 shares
   authorized at October 2, 1999; 929,861
   shares issued.............................         9         9           9
  Capital in excess of par value.............     2,193     2,193       2,193
  Treasury stock at cost, 2,600 shares.......       (23)      (23)        (23)
  Accumulated deficit........................      (498)      (44)     (2,701)
                                                 ------     -----      ------
                                                  1,681     2,135        (522)
                                                 ------     -----      ------
                                                 $2,354     6,700       5,034
                                                 ======     =====      ======

   The accompanying notes are an integral part of these financial statements.

                             LIVEONTHENET.COM, INC.

                            STATEMENTS OF OPERATIONS

                Years ended January 3, 1998 and January 2, 1999 and the periods from January 4, 1998 through October 3, 1998 (unaudited)
            and January 3, 1999 through October 2, 1999 (unaudited)
                                 (In thousands)

                                                        Period from Period from
                                                        January 4,  January 3,
                                                           1998        1999
                                  Year ended Year ended   through     through
                                  January 3, January 2, October 3,  October 2,
                                     1998       1999       1998        1999
                                  ---------- ---------- ----------- -----------
                                                        (unaudited) (unaudited)
Revenues.........................   $3,231      6,237      5,347       4,165
                                    ------     ------      -----      ------
Costs and operating expenses:
  Cost of revenues...............    2,087      5,391      4,422       4,855
  Selling, general and
   administrative expenses (note
   6)............................    1,416      1,506      1,024       1,959
  Gain on sale of business (note
   2)............................      --      (1,427)       --          --
                                    ------     ------      -----      ------
                                     3,503      5,470      5,446       6,814
                                    ------     ------      -----      ------
Operating income (loss)..........     (272)       767        (99)     (2,649)
Interest income..................       17        --         --            8
Interest expense.................      --         (63)       (12)        (16)
                                    ------     ------      -----      ------
    Income (loss) before income
     taxes.......................     (255)       704       (111)     (2,657)
Income tax (provision) benefit
 (note 5)........................       96       (250)        39         --
                                    ------     ------      -----      ------
    Net income (loss)............   $ (159)       454        (72)     (2,657)
                                    ======     ======      =====      ======



   The accompanying notes are an integral part of these financial statements.

                             LIVEONTHENET.COM, INC.

                     STATEMENTS OF SHAREHOLDERS' INVESTMENT

                Years ended January 3, 1998 and January 2, 1999 and the period from January 3, 1999 through October 2, 1999 (unaudited)
                                 (In thousands)

                                          Common
                                          stock,
                                           $.01  Capital in
                                           par    excess of Treasury Accumulated
                                          value  par value   stock     deficit
                                          ------ ---------- -------- -----------
Balance at December 28, 1996.............  $  9    2,193      (23)       (339)
Net loss.................................   --       --       --         (159)
                                           ----    -----      ---      ------
Balance at January 3, 1998...............     9    2,193      (23)       (498)
Net income...............................   --       --       --          454
                                           ----    -----      ---      ------
Balance at January 2, 1999...............     9    2,193      (23)        (44)
Net loss (unaudited).....................   --       --       --       (2,657)
                                           ----    -----      ---      ------
Balance at October 2, 1999 (unaudited)...  $  9    2,193      (23)     (2,701)
                                           ====    =====      ===      ======




   The accompanying notes are an integral part of these financial statements.

                             LIVEONTHENET.COM, INC.

                            STATEMENTS OF CASH FLOWS

                Years ended January 3, 1998 and January 2, 1999 and the periods from January 4, 1998 through October 3, 1998 (unaudited)
            and January 3, 1999 through October 2, 1999 (unaudited)
                                 (In thousands)

                                                        Period from Period from
                                                        January 4,  January 3,
                                                           1998        1999
                                  Year ended Year ended   through     through
                                  January 3, January 2, October 3,  October 2,
                                     1998       1999       1998        1999
                                  ---------- ---------- ----------- -----------
                                                        (unaudited) (unaudited)
Operating activities:
  Net income (loss)..............   $(159)        454        (72)     (2,657)
  Adjustments to reconcile net
   income (loss) to net cash used
   in operating activities:
    Depreciation and
     amortization................     230         364        134         374
    Provision for losses on
     accounts receivable.........     --          787         66         622
    Deferred income tax expense
     (benefit) (note 5)..........    (109)       (169)        14        (569)
    Gain on sale of business
     (note 2)....................     --       (1,427)       --          --
    Changes in current accounts:
      Accounts receivable........    (744)     (2,927)    (2,381)        794
      Other current assets.......     117          29         52        (845)
      Accounts payable...........      19         211        254        (140)
      Other current liabilities..      88         701        490        (244)
                                    -----      ------     ------      ------
        Net cash used in
         operating activities....    (558)     (1,977)    (1,443)     (2,665)
                                    -----      ------     ------      ------
Investing activities:
  Proceeds from sale of business
   (note 2)......................     --        1,478        --          --
  Purchases of property and
   equipment.....................    (405)       (252)      (154)       (578)
  Other..........................     (98)        (57)        54         (23)
                                    -----      ------     ------      ------
        Net cash provided by
         (used in) investing
         activities..............    (503)      1,169       (100)       (601)
                                    -----      ------     ------      ------
Financing activities:
  Advances from parent company...     279       2,221      1,512       1,884
  Payments under capital lease
   obligations...................     (34)       (114)       (76)        (30)
                                    -----      ------     ------      ------
        Net cash provided by
         financing activities....     245       2,107      1,436       1,854
                                    -----      ------     ------      ------
        Increase (decrease) in
         cash and cash
         equivalents.............    (816)      1,299       (107)     (1,412)
Cash and cash equivalents at
 beginning of year...............     957         141        141       1,440
                                    -----      ------     ------      ------
Cash and cash equivalents at end
 of year.........................   $ 141       1,440         34          28
                                    =====      ======     ======      ======
Cash paid for:
  Interest.......................   $ --           63         12          16
  Income taxes...................     --          --         --          473
                                    =====      ======     ======      ======
Noncash activities--
  Acquisition of property and
   equipment under capital lease.   $ --          391        362           8
                                    =====      ======     ======      ======

   The accompanying notes are an integral part of these financial statements.

                             LIVEONTHENET.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) Nature of Operations and Summary of Significant Accounting Policies

 Nature of Operations

   LiveOnTheNet.com, Inc. (formerly Traveller Information Services Inc., "the Company") designs, develops and provides a broad array of information technology products and services.

 Relationship with Thermo Information Solutions Inc., Thermo Coleman Corporation and Thermo Electron Corporation

   On October 17, 1996, Thermo Coleman Corporation ("Coleman") acquired a 75% interest in the Company. In March 1997, Coleman transferred to Thermo Information Solutions Inc. ("TIS") the assets and liabilities relating to its information technology business, including its 75% interest in the stock of the Company. As of January 2, 1999, TIS owned 713,247 shares of the Company's common stock representing 75% of such outstanding common stock. TIS is a 79%- owned subsidiary of Coleman. Coleman is an 87%-owned subsidiary of Thermo Electron Corporation ("Thermo Electron").

   The accompanying financial statements include the assets, liabilities, income and expenses of the Company as included in TIS's, Coleman's and Thermo Electron's consolidated financial statements.

 Fiscal Year

   The Company has adopted a fiscal year ending the Saturday nearest December
31. References to fiscal 1997 and 1998 are for the fiscal years ended January 3, 1998 and January 2, 1999, respectively. Fiscal year 1998 included 52 weeks; fiscal 1997 included 53 weeks.

 Unaudited Interim Financial Information

   The financial statements as of October 2, 1999 and for the periods from January 4, 1998 through October 31, 1998 and from January 3, 1999 through October 2, 1999, respectively, are unaudited. In the opinion of the Company's management, the unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for that period. The results of operations for the period from January 3, 1999 through October 2, 1999 are not necessarily indicative of the results of operations to be expected for the year ended January 1, 2000.

 Revenue Recognition

   The Company earns revenues through Webcasting and Web page development, hosting and advertising. In general, revenues are recognized in the month in which services are performed, provided that no significant obligations remain. Webcasting revenues are recognized when events are cast. Web advertising revenues are recognized in the period in which the advertising is displayed. The Company provides automated Web page development, hosting and advertising to small businesses. The one-time fee for developing a Web page is recognized upon completion of the work. Revenues for Web hosting and advertising are recognized in the period the services are provided.

   Through December 1998, the Company also earned revenues as an Internet services provider, and recognized revenue as services were provided (note 2).

 Stock-based Compensation Plans

   The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans (note 3).

                             LIVEONTHENET.COM, INC.

Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to shareholders' investment.

 Income Taxes

   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

 Cash and Cash Equivalents

   The Company's cash equivalents are invested in an interest-bearing money market account. Cash and cash equivalents are carried at cost, which approximates market value.

 Property and Equipment

   The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: machinery and equipment, 3 to 7 years and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property and equipment consists of:

                                                                      1997 1998
                                                                      ---- -----
                                                                         (In
                                                                      thousands)
      Machinery and equipment........................................ $925 1,447
      Leasehold improvements.........................................   52    55
                                                                      ---- -----
                                                                       977 1,502
      Less accumulated depreciation and amortization.................  365   549
                                                                      ---- -----
                                                                      $612   953
                                                                      ==== =====

 Other Assets

   Other assets in the accompanying balance sheet relate primarily to specifically identifiable intangible assets and are amortized using the straight-line method over an estimated useful life of 5 years. These assets were $337,000 at year-end 1997 and 1998, net of accumulated amortization of $80,000 and $137,000, at year-end 1997 and 1998, respectively.

 Comprehensive Income

   During the first quarter of 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This pronouncement sets forth requirements for disclosure of the Company's comprehensive income and accumulated other comprehensive items. In general, comprehensive income combines net income and "Other comprehensive items," which represents certain items reported as components of shareholders' investment. The Company has no such items and, accordingly, its comprehensive income (loss) is equal to its net income (loss) for all periods presented.

 Fair Value of Financial Instruments

   The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and due to parent company. The carrying amounts of these financial instruments approximate fair value due to their short-term nature.

                             LIVEONTHENET.COM, INC.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) Disposition

   In December 1998, the Company sold its access and virtual domain (vdom) line of business to an unrelated third party for $1,628,000 in cash, of which $150,000 is held in escrow, resulting in a gain of $1,427,000. The access and vdom business provided regional Internet services and World Wide Web services to small businesses. This line of business represented 25% of the Company's revenues in 1998.

(3) Employee Benefit Plans

 Stock-based Compensation Plans

   The Company has an incentive stock option plan for its key employees, which permits the grant of incentive stock option awards as determined by the Company's Board of Directors (the "Board"). The option recipients and the terms of the options granted under this plan are determined by the Board. As of year-end 1998, options to purchase 23,735 shares were outstanding. These options vested and became immediately exercisable on the two-month anniversary of the grant date. The term of the options is five years. Incentive stock options must be granted at not less than fair market value of the Company's stock on the date of grant.

   A summary of the Company's stock option activity is:

                                                    1997            1998
                                               --------------- ---------------
                                                      Weighted        Weighted
                                               Number average  Number average
                                                 of   exercise   of   exercise
                                               shares  price   shares  price
                                               ------ -------- ------ --------
                                                    (Shares in thousands)
      Options outstanding, at beginning and
       end of year............................   24    $3.00     24    $3.00
                                                ===    =====    ===    =====
      Options exercisable.....................   24    $3.00     24    $3.00
                                                ===    =====    ===    =====
      Options available for grant.............  --              --
                                                ===             ===

   As of January 2, 1999, the options outstanding were exercisable at $3.00 and had a weighted-average remaining contractual life of 1.7 years.

 Pro Forma Stock-based Compensation Expense

   In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation costs for awards granted under the Company's

                             LIVEONTHENET.COM, INC.

stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income (loss) would have been:

                                                                1997      1998
                                                               --------  -------
                                                               (In thousands)
      Net income (loss):
        As reported........................................... $   (159)    454
                                                               ========  ======
        Pro forma.............................................     (169)    446
                                                               ========  ======

   Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.

   The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

 Defined Contribution Pension Plan

   Beginning in February 1997, substantially all of the Company's full-time employees are eligible to participate in a defined contribution pension plan after one year of service. Contributions to the plan are made by both the employee and the Company. Company contributions are based upon 2% of employee's gross wages for the prior year. For these plans, the Company contributed and charged to expense $11,000 and $13,000 in 1997 and 1998, respectively.

(4) Common Stock

   At January 2, 1999, the Company had reserved 23,735 unissued shares of its common stock for possible issuance under stock-based compensation plans.

(5) Income Taxes

   The components of the income tax (provision) benefit are:

                                                                 1997    1998
                                                                ------- -------
                                                                (In thousands)
      Currently payable:
        Federal................................................ $   --     (370)
        State..................................................     --      (41)
                                                                ------- -------
                                                                    --     (411)
                                                                ------- -------
      Prepaid (deferred), net:
        Federal................................................      83     135
        State..................................................      13      26
                                                                ------- -------
                                                                     96     161
                                                                ------- -------
                                                                $    96    (250)
                                                                ======= =======

                            LIVEONTHENET.COM, INC.

   The income tax (provision) benefit in the accompanying statement of operations differs from the amount calculated by applying the statutory federal income tax rate of 34% to income (loss) before income taxes due to:

                                                              1997     1998
                                                             -------  -------
                                                             (In thousands)
      (Provision) benefit for income taxes at statutory
       rate................................................. $   87      (239)
      Increases (decreases) resulting from:
        State income taxes, net of federal..................      9       (10)
        Nondeductible expenses..............................     (1)      (12)
        Other...............................................      1        11
                                                             ------   -------
                                                             $   96      (250)
                                                             ======   =======

   Prepaid income taxes in the accompanying balance sheet consist of:

                                                                1997     1998
                                                               -------  -------
                                                               (In thousands)
      Prepaid income taxes:
        Net operating loss carryforward....................... $   260      --
        Depreciation..........................................     (31)    (162)
        Reserves and accruals.................................       6      558
                                                               -------  -------
                                                               $   235      396
                                                               =======  =======

(6) Related-party Transactions

 Corporate Services

   Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services. Since the beginning of 1998, the Company has paid Thermo Electron annually an amount equal to 0.8% of the Company's revenues. From October 1996 through year-end 1997, the Company paid an amount equal to 1.0% of the Company's revenues. For these services, the Company was charged $32,000 and $50,000 in 1997 and 1998, respectively. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

 Other Related-party Transactions

   In 1997 and 1998, Coleman paid the Company $755,000 and $42,000, respectively, for Internet services.

 Due to Parent Company

   The Company had $290,000 and $2,630,000 of interest-bearing advances from TIS at year-end 1997 and 1998, respectively, which bore interest at a rate of 5% and were due on demand.

                             LIVEONTHENET.COM, INC.

(7) Long-term Capital Lease Obligations

   The Company leases computer equipment under capital leases. The carrying amount of the equipment is $291,000, which is included in property and equipment, net in the accompanying balance sheet.

   The future minimum lease payments under capital leases are as follows (in thousands):

      1999................................................................ $163
      2000................................................................  111
      2001................................................................   47
                                                                           ----
                                                                            321
      Less amount representing interest...................................   24
                                                                           ----
      Present value of minimum lease payments.............................  297
      Less current portion................................................  147
                                                                           ----
      Long-term capital lease obligations................................. $150
                                                                           ====

(8) Commitments

   The Company leases portions of its office, operating facilities and certain equipment under various operating lease arrangements. The accompanying statement of operations includes expenses from operating leases of $101,000 and $45,000 in 1997 and 1998, respectively. At January 2, 1999, future minimum payments due under noncancelable operating leases, expiring at various dates through 2000, are $57,000 in 1999 and $26,000 in 2000. Total future minimum lease payments are $83,000.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Martin Partners, L.L.C.:

   We have audited the accompanying balance sheets of Martin Partners, L.L.C. as of December 31, 1998 and 1999, and the related statements of operations, members' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Martin Partners, L.L.C. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Chicago, Illinois
February 3, 2000, except for note 5 which is as of February 8, 2000

                            MARTIN PARTNERS, L.L.C.

                                 BALANCE SHEETS

                           December 31, 1998 and 1999

                                                             1998      1999
                          Assets                           --------  ---------
Current assets:
  Cash and cash equivalents............................... $385,136    590,420
  Accounts receivable, less allowance for doubtful
   accounts of $25,000 and $80,750 at December 31, 1998
   and 1999, respectively.................................  312,607  1,001,425
                                                           --------  ---------
    Total current assets..................................  697,743  1,591,845
Property and equipment:
  Computer equipment......................................   78,175     93,404
  Furniture and fixtures..................................   65,626     65,626
  Leasehold improvements..................................    6,800      6,800
                                                           --------  ---------
    Total property and equipment..........................  150,601    165,830
Less accumulated depreciation and amortization............  (50,195)   (78,412)
                                                           --------  ---------
    Net property and equipment............................  100,406     87,418
Other assets..............................................   14,184      9,376
                                                           --------  ---------
    Total assets.......................................... $812,333  1,688,639
                                                           ========  =========
             Liabilities and Members' Equity
Current liabilities:
  Accounts payable........................................ $  1,174      5,545
  Accrued expenses........................................      911     10,412
  Deferred revenue........................................   31,776    266,600
                                                           --------  ---------
    Total current liabilities.............................   33,861    282,557
Members' equity...........................................  778,472  1,406,082
                                                           --------  ---------
    Total liabilities and members' equity................. $812,333  1,688,639
                                                           ========  =========


                See accompanying notes to financial statements.

                            MARTIN PARTNERS, L.L.C.

                            STATEMENTS OF OPERATIONS

                     Years ended December 31, 1998 and 1999

                                                              1998       1999
                                                           ----------  ---------
Revenue................................................... $3,194,660  4,455,688
Operating expenses:
  Salaries................................................  1,229,802  1,448,595
  General and administrative expenses.....................    771,573    709,661
                                                           ----------  ---------
    Total operating expenses..............................  2,001,375  2,158,256
                                                           ----------  ---------
    Operating income......................................  1,193,285  2,297,432
Other income (expense):
  Interest expense........................................     (1,506)       --
  Interest income.........................................     20,843     30,892
  Other, net..............................................      6,538        --
                                                           ----------  ---------
    Total other income....................................     25,875     30,892
                                                           ----------  ---------
    Net income............................................ $1,219,160  2,328,324
                                                           ==========  =========




                See accompanying notes to financial statements.

                            MARTIN PARTNERS, L.L.C.

                         STATEMENTS OF MEMBERS' EQUITY

                     Years ended December 31, 1998 and 1999

                                                                     Members'
                                                                      Equity
                                                                    -----------
Balance at December 31, 1997....................................... $   731,717
Net income.........................................................   1,219,160
Capital withdrawal.................................................  (1,172,405)
                                                                    -----------
Balance at December 31, 1998.......................................     778,472
Net income.........................................................   2,328,324
Capital withdrawal.................................................  (1,700,714)
                                                                    -----------
Balance at December 31, 1999....................................... $ 1,406,082
                                                                    ===========



                See accompanying notes to financial statements.

                            MARTIN PARTNERS, L.L.C.

                            STATEMENTS OF CASH FLOWS

                     Years ended December 31, 1998 and 1999

                                                         1998         1999
                                                      -----------  -----------
Cash flows from operating activities:
  Net income......................................... $ 1,219,160    2,328,324
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization....................      26,383       28,217
    Changes in current assets and liabilities:
      Accounts receivable............................      85,715     (688,818)
      Accounts payable...............................     (25,342)       4,371
      Accrued expenses...............................        (296)       9,501
      Deferred revenue...............................     (79,657)     234,824
      Other assets...................................       1,251        4,808
                                                      -----------  -----------
        Net cash provided by operating activities....   1,227,214    1,921,227
                                                      -----------  -----------
Cash flows from investing activities--
  property and equipment expenditures................     (22,812)     (15,229)
                                                      -----------  -----------
        Net cash used in investing activities........     (22,812)     (15,229)
                                                      -----------  -----------
Cash flows from financing activities:
  Members' capital withdrawn.........................  (1,172,405)  (1,700,714)
  Principal borrowings on notes payable..............      39,123          --
  Principal payments on notes payable................     (57,873)         --
                                                      -----------  -----------
        Net cash used in financing activities........  (1,191,155)  (1,700,714)
                                                      -----------  -----------
        Net increase in cash and cash equivalents....      13,247      205,284
Cash and cash equivalents at beginning of year.......     371,889      385,136
                                                      -----------  -----------
Cash and cash equivalents at end of year............. $   385,136      590,420
                                                      ===========  ===========
Supplemental disclosure of cash flow information--
 cash paid for interest ............................. $     1,507          --
                                                      ===========  ===========


                See accompanying notes to financial statements.

                            MARTIN PARTNERS, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

 Nature of Business

   Martin Partners, L.L.C. was organized in the State of Illinois on January 10, 1996, as a limited liability company under the Limited Liability Company Act of Illinois, in force January 1, 1994. The Company specializes in the executive search and placement business. The Company conducts business with customers located worldwide.

   By terms of the operating agreement, the Company will continue until December 31, 2026, unless terminated earlier by written agreement of a majority of the members. Members participate in income and losses proportionately on the basis of the percentage of interest held and are subject to losses only to the extent of their respective investments.

 Income Tax Status

   Effective January 10, 1996, the Company elected to become a limited liability company for income tax reporting purposes. The Company has elected the cash basis of accounting for income tax reporting purposes. The Company is treated as a Partnership for Federal income tax purposes. Accordingly, these financial statements contain no provision and no assets or liabilities for Federal or state income taxes.

 Basis of Accounting

   The financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles.

 Revenue Recognition

   Revenue from client services is generally recognized ratably over a 90-day period commencing in the month of the initial acceptance of a search. A client has the ability to cancel the search at any time within the first 90 days. If a search is canceled, the Company will bill for services performed through the date of cancellation. Revenue consists of fees billed to clients, net of reimbursed expenses for candidate travel and other related recruiting expenses.

 Cash Equivalents

   The Company considers all highly liquid investments purchased with initial maturities of three months or less to be cash equivalents.

 Property and Equipment

   Property and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives, which range from five to seven years.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            MARTIN PARTNERS, L.L.C.

(2) Long-term Leases

   The Company leases its facility under an operating lease expiring May 31, 2004. The Company also leases a postage meter and copier under operating lease agreements. Total rent expense was $166,434 and $111,958 for the years ended December 31, 1998 and 1999, respectively. The following is a schedule of the future minimum rental payments required under the above leases as of December 31, 1999:

       Year ending
      December 31,
          1999                                                           Amount
      ------------                                                      --------
        2000..........................................................  $ 63,048
        2001..........................................................    64,626
        2002..........................................................    63,608
        2003..........................................................    64,002
        2004..........................................................    29,226
                                                                        --------
      Total future minimum payments...................................  $284,510
                                                                        ========

(3) Incentive Plans

 Profit Sharing Plan

   The Company established a qualified Defined Contribution SAR-SEP Profit Sharing Plan (the "Plan"), effective January 10, 1996. The Plan covers substantially all employees. Annual contributions to the Plan are made at the discretion of the Company's Board of Directors. The annual profit sharing contribution is calculated based upon applying a percentage, not to exceed fifteen percent (15%), to the calendar year compensation of those employees participating in the Plan. The Company recorded profit sharing expense of $33,344 and $29,188 for the years ended December 31, 1998 and 1999, respectively.

 Long-term Incentive Plan

   The Company established a long-term incentive plan during 1997 for substantially all employees. The Plan awards employees with Incentive Units with a four-year vesting period which appreciate with increases in annual gross revenues. The Company recorded expense related to the plan of $-0- and $10,383 for the years ended December 31, 1998 and 1999, respectively.

(4) Significant Customers

   Revenue for the three largest customers aggregated approximately 27% of total revenue for the year ended December 31, 1998. As of December 31, 1998, there were three customers whose individual account balances aggregated 45% of total trade accounts receivable.

   Revenue for the three largest customers aggregated approximately 26% of total revenue for the year ended December 31, 1999. As of December 31, 1999, there were three customers whose individual account balances aggregated 50% of total trade accounts receivable.

(5) Subsequent Event

   On February 8, 2000, a third party purchased a 25% member interest in the Company from the majority member for cash.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Mercantec, Inc.:

   We have audited the accompanying balance sheets of Mercantec, Inc. as of December 31, 1998 and 1999 and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mercantec, Inc. as of December 31, 1998 and 1999 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Chicago, Illinois
January 28, 2000, except for
 note 11 which is as of
 February 11, 2000

                                MERCANTEC, INC.

                                 BALANCE SHEETS

                           December 31, 1998 and 1999

                        ASSETS                            1998         1999
                        ------                         -----------  ----------
Current assets:
  Cash and cash equivalents........................... $ 5,427,024   2,513,428
  Accounts receivable, net of allowance for doubtful
   accounts of $25,000 in 1999........................      39,936     432,837
  Prepaid expenses and other current assets...........      57,501     172,955
                                                       -----------  ----------
    Total current assets..............................   5,524,461   3,119,220
                                                       -----------  ----------
Property and equipment, at cost:
  Furniture and fixtures..............................     127,272     156,152
  Office equipment....................................      78,880     174,769
  Computer equipment..................................     187,465     534,707
  Computer software...................................      75,148     369,725
  Leasehold improvements..............................       9,982      29,897
                                                       -----------  ----------
                                                           478,747   1,265,250
  Less accumulated depreciation and amortization......     146,621     372,065
                                                       -----------  ----------
    Property and equipment, net.......................     332,126     893,185
                                                       -----------  ----------
Other assets..........................................      59,839      60,524
                                                       -----------  ----------
                                                       $ 5,916,426   4,072,929
                                                       ===========  ==========
    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
    ----------------------------------------------
Current liabilities:
  Accounts payable and accrued expenses............... $   575,014     898,472
  Capital lease obligation, current portion...........      17,766      17,766
  Convertible note payable............................         --    3,000,000
  Deferred revenue....................................     251,975     363,937
  Accrued payroll.....................................         --       47,000
                                                       -----------  ----------
    Total current liabilities.........................     844,755   4,327,175
  Capital lease obligation, less current portion......      88,630      70,864
  Note payable........................................     166,500     191,500
                                                       -----------  ----------
    Total liabilities.................................   1,099,885   4,589,539
                                                       -----------  ----------
Stockholders' equity (deficit):
  Preferred Stock, $.01 par value, authorized
   15,000,000 shares:
   Series A Convertible Preferred Stock, 2,432,434
    shares issued and outstanding.....................      24,324      24,324
   Series B Convertible Preferred Stock, 2,250,000
    shares issued and outstanding.....................      22,500      22,500
   Series C Convertible Preferred Stock, 6,980,000
    shares issued and outstanding.....................      69,800      69,800
  Common stock, $.001 par value, 55,000,000 shares
   authorized; 14,518,431 and 14,878,806 shares issued
   in 1998 and 1999...................................      14,518      14,878
  Additional paid in capital..........................   8,559,804   8,685,919
  Accumulated deficit.................................  (3,698,860) (9,158,486)
  Treasury stock, at cost, 2,632,500 common shares....    (175,545)   (175,545)
                                                       -----------  ----------
    Total stockholders' equity (deficit)..............   4,816,541    (516,610)
                                                       -----------  ----------
                                                       $ 5,916,426   4,072,929
                                                       ===========  ==========

                See accompanying notes to financial statements.

                                MERCANTEC, INC.

                            STATEMENTS OF OPERATIONS

                     Years ended December 31, 1998 and 1999

                                                           1998         1999
                                                        -----------  ----------
Net revenue............................................ $ 1,015,416   1,469,245
                                                        -----------  ----------
Operating expenses:
  Sales and marketing..................................   1,440,470   3,039,784
  Research and development.............................     928,151   1,839,904
  General and administrative...........................     738,026   2,124,562
                                                        -----------  ----------
    Total operating expenses...........................   3,106,647   7,004,250
                                                        -----------  ----------
    Loss from operations...............................  (2,091,231) (5,535,005)
                                                        -----------  ----------
Other income (expense):
  Interest income......................................      46,233     132,226
  Interest expense.....................................      (1,382)    (59,501)
  Miscellaneous income (expense).......................     (11,466)      2,654
                                                        -----------  ----------
    Total other income (expense).......................      33,385      75,379
                                                        -----------  ----------
    Loss before income taxes...........................  (2,057,846) (5,459,626)
Income taxes                                                    --          --
                                                        -----------  ----------
    Net loss........................................... $(2,057,846) (5,459,626)
                                                        ===========  ==========



                See accompanying notes to financial statements.

                                MERCANTEC, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                     Years ended December 31, 1998 and 1999

                                     Preferred Stock
                  -----------------------------------------------------
                      Series A          Series B          Series C         Common stock    Additional
                  ----------------- ----------------- ----------------- ------------------  paid in    Accumulated  Treasury
                   Shares   Amount   Shares   Amount   Shares   Amount    Shares   Amount   capital      deficit      stock
                  --------- ------- --------- ------- --------- ------- ---------- ------- ----------  -----------  ---------
Balance at
December 31,
1997............  2,432,434 $24,324       --  $   --        --  $   --  14,484,375 $14,484 $1,771,100  $(1,641,014) $(175,545)
Net loss........        --      --        --      --        --      --         --      --         --    (2,057,846)       --
Issuance of
common stock in
lieu of deferred
payroll.........        --      --        --      --        --      --      30,681      31     30,653          --         --
Exercise of
stock options...        --      --        --      --        --      --       3,375       3        297          --         --
Issuance of
Series B
Convertible
Preferred Stock.        --      --  2,250,000  22,500       --      --         --      --     977,500          --         --
Issuance of
Series C
Convertible
Preferred Stock,
net of issuance
costs...........        --      --        --      --  6,980,000  69,800        --      --   5,780,254          --         --
                  --------- ------- --------- ------- --------- ------- ---------- ------- ----------  -----------  ---------
Balance at
December 31,
1998............  2,432,434  24,324 2,250,000  22,500 6,980,000  69,800 14,518,431  14,518  8,559,804   (3,698,860)  (175,545)
Net loss........        --      --        --      --        --      --         --      --         --    (5,459,626)       --
Settlement of
issuance costs
for Series A
Preferred Stock.        --      --        --      --        --      --         --      --     135,000          --         --
Issuance costs
for Series C
Preferred Stock.        --      --        --      --        --      --         --      --     (50,000)         --         --
Exercise of
stock options...        --      --        --      --        --      --     360,375     360     41,115          --         --
                  --------- ------- --------- ------- --------- ------- ---------- ------- ----------  -----------  ---------
Balance at
December 31,
1999............  2,432,434 $24,324 2,250,000 $22,500 6,980,000 $69,800 14,878,806 $14,878 $8,685,919  $(9,158,486) $(175,545)
                  ========= ======= ========= ======= ========= ======= ========== ======= ==========  ===========  =========
                       Total
                   stockholders'
                  equity (deficit)
                  ----------------
Balance at
December 31,
1997............     $   (6,651)
Net loss........     (2,057,846)
Issuance of
common stock in
lieu of deferred
payroll.........         30,684
Exercise of
stock options...            300
Issuance of
Series B
Convertible
Preferred Stock.      1,000,000
Issuance of
Series C
Convertible
Preferred Stock,
net of issuance
costs...........      5,850,054
                  ----------------
Balance at
December 31,
1998............      4,816,541
Net loss........     (5,459,626)
Settlement of
issuance costs
for Series A
Preferred Stock.        135,000
Issuance costs
for Series C
Preferred Stock.        (50,000)
Exercise of
stock options...         41,475
                  ----------------
Balance at
December 31,
1999............     $ (516,610)
                  ================

                See accompanying notes to financial statements.

                                MERCANTEC, INC.

                            STATEMENTS OF CASH FLOWS

                     Years ended December 31, 1998 and 1999

                                                           1998         1999
                                                    --- -----------  ----------
Cash flows from operating activities:
  Net loss........................................      $(2,057,846) (5,459,626)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Loss on sale of equipment.....................            1,101         --
    Depreciation and amortization.................           86,255     225,444
    Provision for doubtful accounts...............              --       25,000
    Change in assets and liabilities:.............
      Accounts receivable.........................          483,613    (417,901)
      Prepaid expenses and other current assets...          (35,822)   (115,454)
      Accounts payable and accrued expenses.......          217,991     483,458
      Deferred revenue............................         (434,449)    111,962
      Accrued payroll.............................         (106,562)     47,000
      Other assets................................          (54,801)       (685)
                                                        -----------  ----------
        Net cash used in operating activities.....       (1,900,520) (5,100,802)
                                                        -----------  ----------
Cash flows from investing activities:
  Proceeds from sale of furniture.................              645         --
  Capital expenditures............................         (115,927)   (786,503)
                                                        -----------  ----------
        Net cash used in investing activities.....         (115,282)   (786,503)
                                                        -----------  ----------
Cash flows from financing activities:
  Net proceeds (repayments) on convertible note
   payable........................................           (1,258)  3,000,000
  Payments on capital leases......................           (2,272)    (17,766)
  Proceeds from issuance of preferred stock--
   Series B.......................................        1,000,000         --
  Proceeds from issuance of preferred stock--
   Series C.......................................        5,850,054     (50,000)
  Proceeds from exercise of common stock options..              300      41,475
                                                        -----------  ----------
        Net cash provided by financing activities.        6,846,824   2,973,709
                                                        -----------  ----------
        Net increase in cash and cash equivalents.        4,831,022  (2,913,596)
                                                        -----------  ----------
Cash and cash equivalents at beginning of period..          596,002   5,427,024
                                                        -----------  ----------
Cash and cash equivalents at end of period........      $ 5,427,024   2,513,428
                                                        ===========  ==========
Supplemental disclosure of cash flow information--
 interest paid....................................      $     1,390       9,501
Supplemental disclosure of noncash financing ac-
 tivities:
  Reduction of deferred payroll resulting from
   issuance of common stock.......................           30,684         --
  Capital lease obligation assumed................          108,668         --
  Settlement of issuance costs for Series A
   preferred stock................................              --      135,000

                See accompanying notes to financial statements.

                                MERCANTEC, INC.

                         NOTES TO FINANCIAL STATEMENTS


(1) Description of the Business

   Mercater, the predecessor entity, was originally incorporated in December 1995 in the State of Illinois to develop, integrate, and market on-line electronic commerce solutions and technology for the Internet market place. On March 8, 1996, Mercater changed its name to Mercantec, Inc. (Mercantec or the Company). Mercantec specializes in offering software for building and operating electronic storefronts on the World Wide Web.

   During 1996, Mercantec acquired all rights to its core technology, SoftCart(TM), an electronic commerce virtual shopping solution, from Skeleton Development Corporation, which released the initial version in August 1995. As a part of the agreement to acquire the technology, Skeleton Development Corporation was dissolved and all employees joined Mercantec as founders.

   In February 1997, the Company was reincorporated in the State of Delaware.

(2) Summary of Significant Accounting Policies

 (a) Cash and Cash Equivalents

   The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

 (b) Revenue Recognition

   The Company accounts for its revenue in compliance with AICPA Statement of Position 97-2, "Software Revenue Recognition."

   The Company enters into arrangements with resellers and master distributors which typically include the following elements: 1) the right to resell a specified number of software licenses over a specified term; 2) maintenance services to the reseller or distributor for a specified term; and 3) training and consultation services. These arrangements are separately-priced, irrevocable, and the license portion is based on a fixed fee with no refunds entitled to the reseller or distributor in the event the specified number of licenses are not resold within the term of the arrangement. As the Company does not have vendor specific objective evidence of fair value of all elements, revenue associated with software, maintenance and services is recognized ratably over the term of the arrangement.

   Renewal license fees and license fees in excess of the number of licenses permitted by the original arrangement are recognized monthly upon verification of reseller reports and/or activation reports from the end user. Revenue is also recognized on renewal maintenance and training and consultation services under separately priced contracts as the services are performed.

   The Company also enters into arrangements with merchants (end users) containing a single software license, maintenance, and training and consultation services. License and maintenance revenue is recognized ratably over the term of the arrangement while service revenues are recognized as services are performed.

                                MERCANTEC, INC.

 (c) Software Development

   Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as research and development costs and are charged to expense as incurred. Once technological feasibility has been established, software development costs would be capitalized. The Company's software costs have not been capitalized due to the short life cycle of the Company's software products and the short period between technological feasibility and when products are ready for release to customers.

 (d)Property and Equipment

   Property and equipment are stated at cost. Depreciation or amortization is provided over the estimated useful lives of the assets using the straight-line method for financial reporting purposes. The estimated useful lives are as follows:

      Furniture and fixtures...............................             7 years
      Office equipment.....................................             7 years
      Computer equipment ..................................             3 years
      Computer software....................................             3 years
      Leasehold improvements............................... Over the lease term

   Depreciation and amortization expense was $86,255 and $225,444 for 1998 and 1999, respectively.

 (e)Income Taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement 109). Under Statement 109, deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

 (f)Use of Estimates in the Preparation of Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 (g) Fair Value of Financial Instruments

   The Company's financial instruments include accounts receivable, accounts payable, note payable, and capital lease obligations. The fair value of these financial instruments approximates their carrying values due to the short-term nature of these instruments or the rates on these instruments approximate current market rates.

 (h) Advertising Expenses

   Advertising expenses are charged to operations during the year in which they are incurred. The total amount of advertising expenses charged to operations was approximately $10,000 and $29,000 in 1998 and 1999, respectively.

                                MERCANTEC, INC.

 (i) Stock Option Plans

   In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement 123). Statement 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument. Statement 123 gives entities a choice of recognizing related compensation expense using the fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board Opinion No. 25 (APB 25). The Company continues to use the measurement prescribed by APB 25 and provides the pro forma disclosures required by Statement 123.

(3) Stockholders' Equity (Deficit)

   Effective November 20, 1998, the Company declared a 4.5 to 1 stock split effective for all common stock and Series A, Series B, and Series C preferred stock. All common stock, preferred stock, and stock option information has been restated to reflect this stock split on a retroactive basis.

   The Company amended its articles of incorporation and increased the authorized number of shares to 55,000,000 of $.001 par value common stock, of which 50,000,000 shares are designated as voting common stock and 5,000,000 shares are designated as nonvoting common stock. All of the Company's issued common stock has voting privileges as of December 31, 1998 and 1999. Also, the Company authorized 15,000,000 shares of $.01 par value Preferred Stock, of which 6,075,000 shares have been designated Series A Convertible Preferred Stock. Shares of Series A Convertible Preferred Stock are convertible into shares of common stock at a conversion price of $.82 per share but may be adjusted for specified events.

   During 1997, the Company acquired 2,632,500 shares of its common stock for $175,545 (see notes 7 and 10). Additionally, through a private placement offering, the Company issued 2,432,434 shares of Series A Convertible Preferred Stock (Series A) for $.82 per share or $2,000,000. The expenses associated with the private placement were deducted from the proceeds received. The Company also accrued through additional paid in capital an additional $180,000 in expenses in 1997 related to a claim by the placement agent which was settled in 1999 for $45,000 resulting in additional paid in capital related to the Series A offering of $135,000.

   During 1998 through two separate private placements, the Company issued Series B Convertible Preferred Stock (Series B) and Series C Convertible Preferred Stock (Series C). The Company issued 2,250,000 shares of Series B for $.44 per share or $1,000,000. In connection with the Series B issuance of preferred stock, the Company granted warrants to acquire 303,822 shares of common stock at an exercise price of $1.00 per share. These warrants expire in June of 2003.

   Also during 1998, the Company issued 6,980,000 shares of Series C for $1.00 per share. The Company recorded net cash proceeds of $5,850,054 after the expenses associated with the private placement of the Series C stock were deducted. In connection with the Series C issuance of preferred stock, the Company granted warrants to acquire 698,000 shares of common stock at an exercise price of $1.00 per share. These warrants expire in November of 2003.

   In connection with the Series C issuance of preferred stock, the Company granted an option to the placement agent to purchase 1,396,000 Series C shares at $1.00 per share. The placement agent's option is exercisable immediately and the option expires the later of November 20, 2005 or three years following the closing of an initial public offering. Additionally, the Company granted warrants to the placement agent to acquire 139,600 shares of common stock at an exercise price of $1.00 per share. These warrants expire in November of 2003.

   The fair value of the warrants and options issued in connection with the Series B and Series C issuances of preferred stock are a direct cost of obtaining capital, and as such, have been recorded as additional paid in capital.

                                MERCANTEC, INC.

   The Company obtained $250,000 of bridge financing during 1998 from the Series C placement agent. This bridge financing was repaid with the proceed from the Series C offering. The placement agent also received warrants to purchase 75,000 shares of common stock at an exercise price of $1.00 per share with terms identical to the warrants issued to the holders of the Series C. The fair value of the warrants was $-0-, accordingly, the Company did not record any incremental interest expense in connection with issuing these warrants.

   All series of preferred stock are non-cumulative, are convertible into shares of common stock at a ratio of one-for-one, subject to certain anti-dilution and price-protection adjustments as defined in the respective Private Placement Memoranda, and have voting rights based on common stock equivalents. Conversion will be automatic upon closing of a qualified initial public offering of the Company's common stock. Series A, Series B and Series C preferred stockholders have a liquidation preference of $0.44 per share, $0.82 per share, and $1.00 per share, respectively.

(4) Stock Option Plan

   In 1996 and 1998, the Company established the Mercantec, Inc. Stock Option Plan and the 1998 Equity Incentive Plan, respectively ("the Plans"), for all employees and select non-employees who render services to the Company. The options vest over a period of time approved and adopted by the Board of Directors, but in no event shall exceed ten years from the date of grant. Generally the options vest over a four year period from the date of grant. The Company has reserved 4,500,000 common shares for issuance upon exercise of options.

   The Company applies APB 25 in accounting for its Plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had compensation cost for the plans been determined consistent with SFAS No. 123, the Company's net loss would have been the pro forma amounts indicated below:

                                                         1998          1999
                                                      -----------  ------------
      Net loss:
        As reported.................................. $(2,057,846) $ (5,459,626)
        Pro forma.................................... $(2,368,445) $ (5,758,294)

   For purposes of calculating the compensation cost consistent with SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998 and 1999: dividend yield of 0%, risk free interest rates of 5.75%, volatility of 0% and expected lives of 10 years.

   The following is a summary of activity under the stock option plans:

                                                                       Weighted-
                                                                        average
                                                            Options    exercise
                                                          outstanding    price
                                                          -----------  ---------
      Outstanding at December 31, 1997..................    1,998,000  $   0.80
      Granted...........................................    1,444,138  $   0.82
      Canceled..........................................     (502,875) $   0.09
                                                          -----------
      Outstanding at December 31, 1998..................    2,939,263  $   0.82
      Granted...........................................    1,464,032  $   1.00
      Canceled..........................................   (1,222,932) $   1.00
                                                          -----------
      Outstanding at December 31, 1999..................    3,180,363  $   0.96
                                                          ===========

                                                             1998        1999
                                                          -----------  ---------
      Options exercisable at December 31................      752,013   858,190
      Weighted-average exercise price of options
      exercisable.......................................  $      0.86  $   0.88
      Weighted-average minimum value of options granted.  $      0.41  $   0.43

                                MERCANTEC, INC.

   At December 31, 1999, there were 1,319,637 options available for grant. The weighted-average remaining life of the 3,180,363 outstanding options at December 31, 1999 was 9.2 years, and these options had exercise prices ranging from $0.09 to $1.00.

(5) Leases

   The Company is obligated under a capital lease for office equipment that expires in December of 2003. The Company was required, per the office equipment lease, to purchase a $50,000 certificate of deposit and pledge the certificate of deposit as collateral. The $50,000 certificate of deposit is recorded as a non-current other asset. At December 31, 1999, the gross amount of office equipment and related accumulated amortization recorded under the capital lease were as follows:

      Office equipment................................................ $108,668
      Less accumulated amortization...................................   16,818
                                                                       --------
                                                                       $ 91,850
                                                                       ========

   The Company leases its office space under an operating lease expiring in 2003. Total rent expense for the years ended December 31, 1998 and 1999 was approximately $64,800 and $103,200, respectively.

   Commitments under leases at December 31, 1999 are as follows:

                                               Capitalized lease Operating leases
                                               ----------------- ----------------
      2000...................................      $ 27,267          105,700
      2001...................................        27,267          110,100
      2002...................................        27,267          114,400
      2003...................................        24,995           98,400
                                                   --------          -------
      Total minimum lease payments...........       106,796          428,600
                                                                     =======
      Less amount representing interest......        18,166
                                                   --------
      Present value of minimum lease
       payments..............................        88,630
        Less current portion of capital lease
         obligation..........................       (17,766)
                                                   --------
      Noncurrent portion of capital lease
       obligation............................      $ 70,864
                                                   ========

(6) Income Taxes

   The tax effects of temporary differences between financial and income tax reporting result in net deferred tax assets as of December 31, 1998 and 1999, respectively, and relate primarily to net operating loss carryforwards. At December 31, 1998 and 1999, the Company has gross deferred tax assets totaling $3,594,919 and $8,991,510. A valuation allowance has been applied to reduce the deferred tax assets to zero at December 31, 1998 and 1999. During 1998 and 1999, the valuation allowance increased by $2,043,000 and $5,396,591, respectively.

   Realization is dependent upon generating sufficient future taxable income to absorb the tax benefits. The amount of deferred tax assets considered to be realizable could be increased in the near term if estimates of future taxable income during the carryforward period increase.

   At December 31, 1999, the Company had $8,858,354 of net operating loss carryforwards, which are available to reduce taxable income in future years. If not used, the net operating loss carryforwards will expire through 2019.

(7)Note Payable

   During 1997, the Company purchased 2,025,000 common shares from a former employee with a $166,500 promissory note at an interest rate of 8.25% and payable in five equal annual installments of $41,625. The payments commence at the end of the first annual period in which the Company achieves a positive cash flow

                                MERCANTEC, INC.

in an amount in excess of the aggregate of (i) $41,625 plus (ii) the amount of interest accrued and unpaid through the date of the end of such annual period. See note 10 regarding related litigation.

(8)Convertible Note Payable

   On November 24, 1999, the Company entered into an agreement with a third party, whereby the third party agreed to lend the Company $3,000,000 for a period of six months to provide interim financing to the Company prior to the proposed equity transaction described in note 11. The full amount is due and payable on May 24, 2000, unless converted to Series D preferred stock upon the execution of a definitive Series D Preferred Stock Purchase Agreement. The note bears interest at a rate of 8.5% per annum. Interest expense of approximately $25,000 was included in accrued expenses at December 31, 1999. In connection with this financing, the Company issued to the third party a warrant to purchase 317,000 shares of common stock at $2.36 per share as additional consideration. The fair value of the warrant was $-0-. Accordingly, the Company did not record any incremental interest expense in connection with issuing the warrant.

(9)Business and Credit Concentrations

   During 1998, two customers accounted for 33% and 21% of the Company's revenue. During 1999, three customers accounted for 27%, 17% and 11% of the Company's revenue. At December 31, 1999, three customers accounted for 46%, 17%, and 16% of the Company's accounts receivable.

(10)Litigation

   The Company is a defendant in a lawsuit, which alleges wrongful termination. The plaintiff, a former employee and stockholder of the Company, alleges damages of an unspecified amount and seeks an equitable order for the return of 2,025,000 shares of the Company's common stock which were repurchased during 1997 and are included as treasury stock in the financial statements. Although the ultimate resolution of these proceedings cannot be ascertained, the Company believes that it has meritorious defenses to the plaintiff's claim.

(11)Subsequent Events

   On February 11, 2000, the Company entered into a Series D Preferred Stock purchase agreement with a third party. Under the terms of the agreement, the Company issued 15,501,319 shares of Series D convertible preferred stock for $1.516 per share and warrants to purchase 1,550,132 shares of common stock at $1.58 per share. The gross proceeds from issuance of Series D preferred stock is payable by the third party as follows: $9 million on February 11, 2000, $6.5 million on April 1, 2000 and $5 million on July 15, 2000. The second and third payments are pursuant to a promissory note secured by the pledge of the purchased Series D preferred shares. The convertible note payable for $3 million described in note 8 was converted into Series D preferred stock.

   The Series D convertible preferred stock is subject to rights of redemption for two thirds of the Series D shares after six years and has supervoting rights (equal to 1.25 common) if converted into common shares, and other rights and preferences as defined in the agreement. In addition, the Series D convertible preferred stock has a liquidation preference to all other classes of stock.

   As of the closing of this agreement, the Company's authorized capital stock consisted of 44,060,802 shares of $.0001 par value preferred stock and 70,051,451 shares of $.001 par value common stock.

   On January 31, 2000, the Company agreed to purchase, upon closing the agreement above, 1,000,000 shares of Series A convertible preferred stock from its Series A investors at $2.00 per share. The Company also agreed to secure offers, as defined in the agreement, with respect to the purchase of the remaining outstanding Series A preferred shares at an aggregate purchase price not less than $2.00 per share. The Company is required to redeem any remaining unsold Series A convertible preferred shares no later than 9 months after closing the agreement above, secured by a $2,864,868 irrevocable stand-by letter of credit with American National Bank and Trust Company.

                          INDEPENDENT AUDITORS' REPORT

The Members of
The Oilspot.com LLC:

   We have audited the accompanying balance sheet of The Oilspot.com LLC (a development stage enterprise) as of December 31, 1999, and the related statements of operations, members' deficit, and cash flows for the period from October 21, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Oilspot.com LLC (a development stage enterprise) as of December 31, 1999, and the results of its operations and its cash flows for the period from October 21, 1999 (inception) through December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Chicago, Illinois
March 13, 2000

                              THE OILSPOT.COM LLC
                        (a development stage enterprise)

                                 BALANCE SHEET

                               December 31, 1999

                                     Assets

Assets................................................................ $    --
                                                                       ========

                        Liabilities and Members' Deficit

Current liabilities:
  Accounts payable.................................................... $ 12,145
  Due to related parties..............................................   37,056
                                                                       --------
    Total current liabilities.........................................   49,201
Members' deficit......................................................  (49,201)
                                                                       --------
    Total liabilities and members' deficit............................ $    --
                                                                       ========




                See accompanying notes to financial statements.

                              THE OILSPOT.COM LLC
                        (a development stage enterprise)

                            STATEMENT OF OPERATIONS

       Period from October 21, 1999 (inception) through December 31, 1999

Revenues............................................................. $    --
                                                                      --------
Operating expenses:
  General and administrative expenses................................   44,444
  Sales and marketing expenses.......................................    4,757
                                                                      --------
    Total operating expenses.........................................   49,201
                                                                      --------
    Net loss......................................................... $(49,201)
                                                                      ========



                See accompanying notes to financial statements.

                              THE OILSPOT.COM LLC
                        (a development stage enterprise)

                         STATEMENT OF MEMBERS' DEFICIT

       Period from October 21, 1999 (inception) through December 31, 1999

                                                              Number
                                                                of    Members'
                                                               Units  deficit
                                                              ------- --------
Balance at October 21, 1999 (inception)......................     --  $    --
Issuance of units in formation of the limited liability
 company..................................................... 444,400      --
Net loss.....................................................     --   (49,201)
                                                              ------- --------
Balance at December 31, 1999................................. 444,400 $(49,201)
                                                              ======= ========



                See accompanying notes to financial statements.

                              THE OILSPOT.COM LLC
                        (a development stage enterprise)

                            STATEMENT OF CASH FLOWS

       Period from October 21, 1999 (inception) through December 31, 1999

Cash flows from operating activities:
  Net loss........................................................... $(49,201)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Changes in liabilities:
      Accounts payable...............................................   12,145
      Due to related parties.........................................   37,056
                                                                      --------
        Net cash used in operating activities........................      --
                                                                      --------
        Net increase in cash.........................................      --
Cash at beginning of period..........................................      --
                                                                      --------
Cash at end of period................................................ $    --
                                                                      ========



                See accompanying notes to financial statements.

                              THE OILSPOT.COM LLC
                        (a development stage enterprise)

                         NOTES TO FINANCIAL STATEMENTS

(1) Nature of the Business

   The Oilspot.com LLC (the Company) was organized in the State of Delaware on October 21, 1999, as a limited liability company. The Company provides web-based services for the oil and lubricant industry. The Company's web site, www.oilspot.com, provides information on the Company and the services it performs.

   Since inception, the Company has devoted substantially all of its efforts to business planning, product development, raising capital, marketing, and business development activities. Accordingly, the Company is in the development stage, as defined by the Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises.

   The Company is subject to risks and uncertainties common to growing technology-based companies, including technological change, growth and commercial acceptances of the Internet, dependence on principal products and third-party technology, new product development and performance, new product introductions and other activities of competitors, and its limited operating history.

(2) Summary of Significant Accounting Policies

 (a) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (b) Web Site Development

   The Company has adopted the provisions of Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Costs qualifying for capitalization are initially capitalized and amortized over the useful life of the asset. Costs initially capitalized under SOP 98-1 have subsequently been expensed as the useful life of the initial costs of the web site have expired given that frequent modifications are being made to the site.

 (c) Income Taxes

   Effective October 21, 1999, the Company elected to become a limited liability company for income tax reporting purposes. Accordingly, the Company is treated as a partnership for Federal and state income tax purposes. For the period from October 21, 1999 (inception) through December 31, 1999, no provision has been made for income taxes, as the Company is not directly subject to taxation. The Company's net loss is allocated to and included in the income tax returns of its members.

(3) Related-party Transactions

   During the period from October 21, 1999 (inception) through December 31, 1999, the Company utilized office space provided by a member, as needed. The Company incurred no rent or utility expenses from October 21, 1999 (inception) through December 31, 1999. The Company believes the value of the office rent provided on an as needed basis by the member is not material to the financial statements.

   The Company maintains a significant relationship with a member who provides development services for its web site. For the period from October 21, 1999 (inception) through December 31, 1999, the Company incurred costs of $31,300 for such services. Management believes that the service fee charged by the member is reasonable and that such fees are representative of the expenses the Company would have incurred with an unrelated third party.

                              THE OILSPOT.COM LLC
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   The Company receives certain marketing services from an affiliate, who is a related party through common ownership. For the period from October 21, 1999 (inception) through December 31, 1999, the Company incurred costs of $4,757 for such services. Management believes that the service fee charged by the affiliate is reasonable and that such fees are representative of the expenses the Company would have incurred with an unrelated third party.

   Certain expenses of the Company, such as hosting fees for the web site, in the amount of $999 have been paid by members and will be reimbursed by the Company.

(4) Subsequent Events

 (a) Equity Transactions

   Effective January 31, 2000, the Company amended and restated its articles of incorporation and converted from a limited liability company to a C-corporation, Oilspot.com, Inc. The Company amended its articles of incorporation to authorize 600,000 shares of $0.001 par value Series A-1 preferred stock, 600,000 shares of $0.001 par value Series A-2 preferred stock (collectively, the Series A Preferred Shares), 2,000,000 shares of $0.001 par value Class A common stock, and 600,000 shares of $0.001 par value Class B common stock. The Company issued 444,400 shares of the newly authorized Class A common stock to the existing members and all 444,400 previously outstanding units of the limited liability company were canceled.

   Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the shareholders of Series A Preferred Shares are entitled to receive a cash distribution prior to any distribution to a shareholder of Class A common stock or Class B common stock (collectively, the Common Shares). The cash distribution is equal to the greater of (i) $8.99928 (the Series A Liquidation Value and the initial Series A Conversion Price) plus all accrued and unpaid dividends and (ii) the amount such shareholder would receive if all shareholders of Series A Preferred Shares had converted their shares into common stock immediately prior to such liquidation, dissolution or winding up. The remaining assets available for distribution are distributed to the shareholders of Common Shares ratably in proportion to the number of shares of common stock held.

   The Series A Conversion Price will be reduced to the extent of all accrued and unpaid dividends per share of Series A Preferred Shares. The Series A Conversion Price will be adjusted for events such as the issuance of rights, options, convertible securities, dilutive events and stock splits. Each share of Series A Preferred Shares accrues dividends on a daily basis from the date of issuance at a rate of 7% per annum of the Series A Liquidation Value per share. The board of directors may declare a dividend on the Common Shares when the Series A Preferred Shares are no longer outstanding.

   Each share of Series A-1 preferred stock is convertible anytime, at the election of the shareholder, into Class A common stock by adding (i) the number of shares determined by (a) multiplying the number of Series A-1 preferred stock to be converted by the Series A Liquidation Value and (b) dividing the resulting product by the Series A Conversion Price then in effect, plus (ii) the number of shares determined by dividing the total amount of accrued and unpaid dividends due with respect to each Series A-1 preferred stock to be converted by the Series A Conversion Price.

   Each share of Series A-2 preferred stock is convertible anytime, at the election of the shareholder, into Class B common stock by adding (i) the number of shares determined by (a) multiplying the number of Series A-2 preferred stock to be converted by the Series A Liquidation Value and (b) dividing the resulting product by the Series A Conversion Price then in effect, plus (ii) the number of shares determined by dividing the total amount of accrued and unpaid dividends due with respect to each Series A-2 preferred stock to be

                              THE OILSPOT.COM LLC
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

converted by the Series A Conversion Price. Alternatively, each share of Series A-2 preferred stock is convertible anytime, at the election of the shareholder, into one share of Series A-1 preferred stock. Each share of Series A-2 preferred stock will automatically convert into one share of Series A-1 preferred stock upon transfer of such share to a person other than a permitted shareholder or any time the number of shares of Class B common stock then outstanding or issuable upon conversion of the Series A-2 preferred stock is less than 5% of the aggregate number of Common Shares then outstanding.

   The Series A-1 preferred stock will automatically convert into Class A common stock and the Series A-2 preferred stock will automatically convert into Class B common stock upon the election of a majority of shareholders of Series A Preferred Shares. Further, upon a qualified public offering, in which certain criteria have been met, the Series A preferred stock will automatically convert into Class A common stock and the Series A-2 preferred stock will automatically convert into Class B common stock.

   Each share of Class B common stock is convertible anytime, at the election of the shareholder, into one share of Class A common stock. Each share of Class B common stock will automatically convert into one share of Class A common stock upon transfer of such share to a person other than a permitted shareholder or any time the number of shares of Class B common stock then outstanding or issuable upon conversion of the Series A Preferred Shares is less than 5% of the aggregate number of Common Shares then outstanding.

   The Series A preferred shares have certain redemption rights. If a fundamental change or change in ownership occurs, the holder or holders two-thirds of the Series A preferred shares then outstanding may require the Company to redeem all the Series A preferred shares then outstanding at the Series A redemption price. The Series A redemption price per share equals the greater of (i) the fair market value of such Series A preferred share (assuming payment of the Series A liquidation value, plus payment of accumulated but unpaid dividends) and (ii) the sum of (a) the Series A liquidation value plus
(b) all accrued but unpaid dividends on such Series A preferred share through the applicable redemption date.

   At any time or times on or after the earlier to occur of (i) the fifth anniversary of issuance or (ii) the date on which a holder of equity securities of the Company acquires a voting interest in the Company that is greater than that of divine, the holder or holders of two-thirds of the outstanding Series A preferred shares may elect to require the Company to redeem all or any portion of such holders' Series A preferred shares.

   The shareholders of the Common Shares and the Series A Preferred Shares vote together as a single class. The shareholders of the Class A common stock and the Class B common stock are entitled to one vote per share. The shareholders of the Series A-1 preferred stock are entitled to the number of votes each shareholder would have if all of the shareholder's Series A-1 preferred shares were converted into Class A common stock as of the date of record. For the purposes of voting, the Series A-1 preferred stock are convertible into fractional shares. The shareholders of the Series A-2 preferred stock are entitled to the number of votes each shareholder would have if all of the shareholder's Series A-2 preferred shares were converted into Class B common stock as of the date of record. For the purposes of voting, the Series A-2 preferred stock are convertible into fractional shares.

   Notwithstanding the preceding paragraph, as long as the shareholders of the Class B common stock outstanding and issuable upon conversion of the Series A-2 preferred stock together own at least five percent of the Company's issued and outstanding Common Shares, upon conversion, exercise or exchange of all outstanding options and convertible securities, (i) such shareholders shall have the number of votes equal to the greater of (a) the shareholders voting power as determined in the preceding paragraph and (b) twenty-five and one tenth percent of the voting power of the Company and (ii) the voting rights of any shareholder other than

                              THE OILSPOT.COM LLC
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

the shareholders of the Class B common stock and the Series A-2 preferred shares shall be limited to the number of votes equal to the lesser of (a) such shareholder's actual voting interest as determined in accordance with the preceding paragraph and (b) twenty-five percent of the voting power of the Company.

   On February 10, 2000, the Company entered into a Series A Preferred Stock Purchase Agreement (the Agreement) with divine interVentures, inc. (divine). Under the terms of the Agreement, the Company issued 555,600 shares of Series A-2 preferred stock to divine for aggregate proceeds of $5,000,000. The proceeds from the transaction include cash consideration and a $2,500,000 secured promissory note from divine issued on February 10, 2000. The note has a May 10, 2000 maturity date and accrues interest at a rate equal to the lesser of 8.5% or the maximum rate permitted under applicable law.

   In conjunction with the Agreement, the Company has reserved for issuance, 555,600 shares of Series A-1 preferred stock for conversion of the Series A-2 preferred stock, 555,600 shares of Class B common stock for the conversion of the Series A-2 preferred stock, and 555,600 shares of Class A common stock for the conversion of the Class B common stock.

 (b) Service Agreements

   The Company entered into a Web-site Services Agreement (Services Agreement) on February 9, 2000 for the strategy, design, development and maintenance of its web site. The Services Agreement is between the Company and a shareholder of the Company. The Services Agreement will remain in effect until the parties no longer have any unfulfilled obligations under the Services Agreement. The Company will commit to obtain services from the shareholder for a period of six months. After July 10, 2000, the Company may terminate this agreement upon thirty days written notice. The Company will pay the shareholder a nonrefundable monthly fee of $50,000 for such services. On a monthly basis, incurred costs will be credited against the nonrefundable fee and any costs incurred in excess of the nonrefundable fee will be paid by the Company. Any amount of the nonrefundable fee not utilized within the month may be carried forward for application against future costs.

   The Company entered into an Interim Chief Technical Officer (CTO) Agreement (CTO Agreement) on February 9, 2000 for CTO services. The CTO Agreement is between the Company and a shareholder of the Company. The Company will pay the shareholder a nonrefundable monthly fee of $10,000 for such services. The CTO Agreement has an initial term of one month which automatically renews. The Company may terminate the CTO Agreement upon two weeks written notice.

 (c) Stock Options

   In February 2000, the Company established an incentive and non-qualified stock option plan (the Plan) for employees, officers and directors of the Company and any consultant or advisor providing services to the Company. The Company reserved 250,000 shares of Class A common stock for issuance under the Plan.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
OpinionWare.com, Inc.:

   We have audited the accompanying balance sheet of OpinionWare.com Inc. (a development stage enterprise) (the Company) as of September 30, 1999, and the related statements of operations, shareholders' deficit, and cash flows for the period from April 1, 1999 (inception) through September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OpinionWare.com, Inc. (a development stage enterprise) as of September 30, 1999, and the results of its operations and its cash flows for the period from April 1, 1999 (inception) through September 30, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Minneapolis, Minnesota
November 24, 1999, except
 for note 8, which is as of
 December 8, 1999

                             OPINIONWARE.COM, INC.
                        (a development stage enterprise)

                                 BALANCE SHEET

                               September 30, 1999

                                     ASSETS

Current assets:
  Cash.............................................................. $  47,092
                                                                     ---------
Property and equipment..............................................    37,054
  Less accumulated depreciation.....................................    (5,260)
                                                                     ---------
                                                                        31,794
                                                                     ---------
Other assets, net...................................................    60,720
                                                                     ---------
    Total assets.................................................... $ 139,606
                                                                     =========

                     LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
  Line of credit.................................................... $ 135,000
  Accrued expenses..................................................    36,074
  Note payable......................................................    10,000
                                                                     ---------
    Total current liabilities.......................................   181,074
Advance from investor...............................................   375,000
                                                                     ---------
    Total liabilities...............................................   556,074
                                                                     ---------
Shareholders' deficit:
  Common stock, authorized 10,000,000 shares, no par; issued and outstanding 2,400,000
   shares...........................................................    40,000
  Additional paid-in capital........................................    87,120
  Deficit accumulated during the development stage..................  (543,588)
                                                                     ---------
    Total shareholders' deficit.....................................  (416,468)
                                                                     ---------
    Total liabilities and shareholders' deficit..................... $ 139,606
                                                                     =========


                See accompanying notes to financial statements.

                             OPINIONWARE.COM, INC.
                        (a development stage enterprise)

                            STATEMENT OF OPERATIONS

        Period from April 1, 1999 (inception) through September 30, 1999

Revenues.............................................................. $    --
                                                                       --------
Operating expenses:
  Research and development............................................  242,325
  General and administrative..........................................  272,668
                                                                       --------
    Total operating expenses..........................................  514,993
Interest expense......................................................   28,595
                                                                       --------
    Net loss.......................................................... $543,588
                                                                       ========




                See accompanying notes to financial statements.

                             OPINIONWARE.COM, INC.
                        (a development stage enterprise)

                       STATEMENT OF SHAREHOLDERS' DEFICIT

        Period from April 1, 1999 (inception) through September 30, 1999

                                                         Deficit
                                                       accumulated
                            Common Stock    Additional during the      Total
                          -----------------  paid-in   development shareholders' ---
                           Shares   Amount   capital      stage       deficit
                          --------- ------- ---------- ----------- -------------
Balance at April 1, 1999
 (inception)............        --  $   --       --          --           --
Issuance of common stock
 at May 26, 1999 (date
 of incorporation)......  2,400,000  40,000      --          --        40,000
Options issued in
 connection with advance
 from investor..........        --      --    87,120         --        87,120
Net loss................        --      --       --     (543,588)    (543,588)
                          --------- -------   ------    --------     --------
Balance at September 30,
 1999...................  2,400,000 $40,000   87,120    (543,588)    (416,468)
                          ========= =======   ======    ========     ========




                See accompanying notes to financial statements.

                             OPINIONWARE.COM, INC.
                        (a development stage enterprise)

                            STATEMENT OF CASH FLOWS

        Period from April 1, 1999 (inception) through September 30, 1999

Cash flows from operating activities:
  Net loss.......................................................... $(543,588)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization...................................     5,260
    Interest expense related to the issuance of options.............    26,400
    Increase in accrued expenses....................................    36,074
                                                                     ---------
      Net cash used in operating activities.........................  (475,854)
                                                                     ---------
Cash flows from investing activities--purchases of property and
 equipment..........................................................   (27,054)
                                                                     ---------
      Net cash used in investing activities.........................   (27,054)
                                                                     ---------
Cash flows from financing activities:
  Net proceeds from line of credit..................................   135,000
  Proceeds from issuance of note payable............................    10,000
  Advance from investor.............................................   375,000
  Proceeds from issuance of common stock............................    30,000
                                                                     ---------
      Net cash provided by financing activities.....................   550,000
                                                                     ---------
Net increase in cash................................................    47,092
Cash, beginning of period...........................................       --
                                                                     ---------
Cash, end of period................................................. $  47,092
                                                                     =========
Supplemental disclosure of noncash financing and investing
 activities:
  Common stock issued in exchange for fixed assets.................. $  10,000
  Cash paid for interest............................................     2,195
                                                                     =========



                See accompanying notes to financial statements.

                             OPINIONWARE.COM, INC.
                        (a development stage enterprise)

                         NOTES TO FINANCIAL STATEMENTS

(1) Description of Business and Summary of Significant Accounting Policies

 (a) Development Stage

   OpinionWare.com, Inc. (the Company) commenced operations on April 1, 1999, and was incorporated in the State of Minnesota on May 26, 1999 under the name OpinionWare.com, Inc. The Company is a development stage enterprise that plans to provide a first-of-its-kind product for web-based opinion discussion that allows businesses to interact and understand the opinions of public and private online communities. The Company currently conducts operations in Minnesota, Ohio, Colorado, Illinois, and Massachusetts.

   The Company has had no operating revenues, as its activities have focused on initial product development, market development, and raising capital. Financing of the development activities has been provided primarily through the sale of common stock, establishment of a line of credit and an advance from a third party investor. The accumulated loss from inception through September 30, 1999 was $543,588.

   On November 16, 1999, the Company reincorporated as a Delaware corporation and on December 8, 1999 amended its articles of incorporation (see note 8).

 (b) Cash Equivalents

   The Company considers highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents.

 (c) Property and Equipment

   Property and equipment are recorded at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, which is three years.

 (d) Research and Development

   The cost of research and development is expensed in the period in which it is incurred.

 (e) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

 (f) Stock-based Compensation

   The Company applies the intrinsic value method prescribed in APB Opinion No. 25 to account for the issuance of stock incentives to employees and directors and, accordingly, no compensation expense related to employees' and directors' stock incentives has been recognized in the financial statements. Pro forma disclosure of the net income impact of applying the provisions of SFAS No. 123, Accounting for Stock-based Compensation, of recognizing stock compensation expense over the vesting period based on the fair value of all stock-based awards on the date of grant is presented in note 2.

                             OPINIONWARE.COM, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)



 (g) Income Taxes

   Deferred taxes are provided on an asset and liability method for temporary differences and for operating loss and tax credit carryforwards. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.

(2) Stock Options

   Incentive stock options and nonqualified options may be granted for the purchase of up to 1,618,000 shares of common stock.

   During the period from May 26, 1999 (date of incorporation) through September 30, 1999, the Company granted options for the purchase of 1,220,000 shares of common stock, at $0.05 per share. All options vest over a 28 month period and expire no later than 9 years and 4 months from date of grant. At September 30, 1999, 100,000 of these options were exercisable at a price of $0.05 per share.

   Information with respect to options outstanding as of September 30, 1999 is summarized as follows:

                                                                  Weighted
                                                              average exercise
                                                     Options  price per share
                                                    --------- ----------------
      Outstanding at May 26, 1999 (date of
       incorporation)..............................       --         --
        Granted.................................... 1,220,000      $0.05
                                                    ---------      -----
      Outstanding at September 30, 1999............ 1,220,000      $0.05
                                                    =========      =====

   The following table summarizes information about stock options outstanding at September 30, 1999:

                        Options Outstanding          Options exercisable
                 ---------------------------------- ----------------------
                                Weighted
                    Number       average               Number
                  outstanding   remaining            exercisable
      Exercise   September 30, contractual Exercise September 30, Exercise
       prices        1999         life      price       1999       price
      --------   ------------- ----------- -------- ------------- --------
       $0.05       1,220,000       9.1      $0.05      100,000     $0.05

   The Company has adopted the disclosure provisions only of SFAS No. 123, for employees and directors, and will continue to account for its stock option plan in accordance with the provisions of APB No. 25, Accounting for Stock Issued to Employees.

   The estimated per share weighted-average fair value of all stock options granted during the period ended September 30, 1999 was $0.02, as of the date of grant. The fair value of the Company's stock-based awards was estimated using the Black-Scholes option pricing model with the following assumptions:

      Expected life in years........................................       9.33
      Risk-free interest rates...................................... 5.5 to 6.4%
      Expected volatility...........................................          0%

   Pursuant to the requirements of SFAS No. 123, the following is the pro forma net loss amount for the period from April 1, 1999 (inception) through September 30, 1999, as if the compensation cost for the stock

                             OPINIONWARE.COM, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


options issued had been determined based on the fair value at the grant date for grants issued during the period ended September 30, 1999, reflected over the options vesting period.

      Net loss:
        As reported................................................... $543,588
        Fair value of stock-based compensation........................    1,990
                                                                       --------
          Pro forma net loss.......................................... $545,578
                                                                       ========

(3) Advance from Investor

   The Company received $375,000 from a third party investor through the period ended September 30, 1999 to be converted in the future to a yet undetermined number of shares of the Company. Coincident with the issuance of shares, the Company plans to issue 100,000 options to the investor to purchase 100,000 shares of the Company as consideration for the advance. The fair value of the consideration represents debt issuance costs and has been reflected in other assets net of amortization as of September 30, 1999 (see note 8).

(4) Line of Credit

   On June 15, 1999, the Company entered into a loan agreement with a financial institution, which made available a line of credit of $135,000 through May 14, 2000. Interest on the outstanding balance is based on the prime rate of interest plus one and one-quarter percent. The interest rate on the outstanding balance of $135,000 at September 30, 1999 was 9.5 percent. The line of credit is collateralized by any and all of the assets of the Company and the personal guarantees of the shareholders of the Company. The Company also has agreed to pay the financial institution a facility fee, which is calculated at the rate of .01 percent per annum on $135,000.

(5) Note Payable

   On June 15, 1999 the Company entered into a promissory note agreement with a third party in the amount of $10,000. Outstanding principal and interest is due at the earlier of June 15, 2004 or upon demand. The promissory note agreement calls for interest to be charged on the outstanding principal balance at 6 percent per annum. At an undetermined future date, the Company plans to issue the holder of the note 8,000 options to purchase 8,000 shares of the Company.

(6) Income Taxes

   The Company has incurred net operating losses since inception. Given the uncertainty of future earning trends, the Company has not reflected any benefit of such net operating loss carryforwards in the accompanying financial statements.

   As of September 30, 1999, the Company has U.S. tax net operating loss carryforwards of approximately $500,000, which will be available to offset earnings during the carryforward period. If not used, these carryforwards begin to expire in 2019. Pursuant to Sections 382 and 383 of the Internal Revenue Code, the annual use of the Company's net operating loss and credit carryforwards may be limited if a cumulative change in ownership (as defined by the Internal Revenue Code) of more than 50 percent occurs within a three-year testing period.

                             OPINIONWARE.COM, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)



(7) Commitments and Contingencies

 (a) Lease Agreements

   The Company leases certain office space in Massachusetts under a noncancelable operating lease that expired on September 30, 1999. Rental expense under the lease during the period April 1, 1999 (inception) through September 30, 1999 was $21,000. The lease was renewed on October 1, 1999 for a six-month period with base rent of $3,500 per month.

 (b) Employment Contracts

   The Company has employment agreements and arrangements with the two shareholders of the Company and certain management personnel that provide for aggregate minimum annual base compensation of $760,000, expiring on various dates through July 2001.

 (c) Options to be Granted

   The Company has agreed to appoint two directors to the board contingent upon the completion of an investment in the Company by a third party (see note 8). Coincident with the appointment of the two directors to the Company's board, the Company has agreed to grant each of the newly appointed directors 75,000 options for the purchase of 75,000 shares of common stock of the Company.

(8) Subsequent Events

   On November 19, 1999, the Company amended and restated its certificate of incorporation thereby authorizing 10,000,000 shares of $.001 par value Class A common stock, 4,900,000 shares of $.001 par value Class B common stock, 4,900,000 shares of $.001 par value Series A-1 preferred stock, and 4,900,000 shares of $.001 par value Series A-2 preferred stock. Upon liquidation, each holder of Series A-1 and Series A-2 preferred shares (collectively, "Series A preferred shares") shall be entitled to receive an amount equal to the greater of (i) $.90, subject to adjustment in the event such shares are subdivided through a stock split, stock dividend, or otherwise ("the Series A liquidation value"), plus all accrued and unpaid dividends, and (ii) the amount such holder would receive if all holders of Series A preferred shares had converted their Series A preferred shares into common stock immediately prior to liquidation.

   Upon liquidation, and after payment of preferential amounts to holders of Series A preferred shares, the remaining assets of the Company shall be distributed to the holders of common shares. The Company shall pay preferential dividends to the holders of Series A preferred shares, when and if declared by the board of directors, at an annual rate of 8% of the sum of the Series A liquidation value plus all accrued and unpaid dividends. In the event any dividend or other distribution payable in cash, stock, or other property is declared on the common stock, each holder of Series A preferred shares on the record date for such dividend or distribution shall be entitled to receive the same cash, stock or other property which such holder would have received if on such record date such holder was the holder of record of the number of common shares into which such Series A preferred shares then held by such holder are then convertible.

   Series A-1 preferred shares may be converted at any time, at the election of the holder, into the number of shares of Class A common stock determined by adding (x) the number of shares determined by (i) multiplying the number of Series A-1 preferred shares to be converted by the Series A liquidation value and (ii) dividing the resulting product by the Series A conversion price ($.90 initially, subject to adjustment upon certain dilutive events), plus (y) the number of shares determined by dividing the total amount of accrued and unpaid dividends

                             OPINIONWARE.COM, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


with respect to each Series A-1 preferred share to be converted by the Series A conversion price. If the holders of more than two-thirds of the Series A-1 preferred shares then outstanding shall so elect, by vote or written consent, all of the outstanding Series A-1 preferred shares shall automatically convert into shares of Class A common stock.

   Series A-2 preferred shares may be converted at any time, at the election of the holder, into the number of shares of Class B common stock determined by adding (x) the number of shares determined by (i) multiplying the number of Series A-2 preferred shares to be converted by the Series A liquidation value and (ii) dividing the resulting product by the Series A conversion price, plus
(y) the number of shares determined by dividing the total amount of accrued and unpaid dividends with respect to each Series A-2 preferred share to be converted by the Series A conversion price. If the holders of more than two-thirds of the Series A-2 preferred shares then outstanding shall so elect, by vote or written consent, all of the outstanding Series A-2 preferred shares shall automatically convert into shares of Series A-1 preferred stock or Class B common stock.

   Series A-2 preferred shares may be converted at any time, at the election of the holder, into an equal number of shares of Series A-1 preferred stock. Each Series A-2 preferred share shall automatically convert into one Series A-1 preferred share if the aggregate number of Series A-2 preferred shares and Class B common shares then outstanding is less than five percent of the aggregate number of common shares outstanding, assuming conversion or exercise of all outstanding convertible securities and options.

   Class B common shares may be converted at any time, at the election of the holder, into an equal number of Class A common shares. Each Class B common share shall automatically convert into one Class A common share if the aggregate number of Series A-2 preferred shares and Class B common shares then outstanding is less than five percent of the aggregate number of common shares then outstanding, assuming conversion or exercise of all outstanding convertible securities and options.

   If a firm commitment underwritten public offering of shares of common stock is effected in which (a) the aggregate price paid by the public for the shares is at least $20,000,000 and (b) the price per share paid by the public for such shares is at least 300% of the Series A conversion price in effect immediately prior to such offering, then all of the outstanding Series A preferred shares shall be automatically converted into shares of common stock upon the closing of the public offering.

   The Series A preferred shares have certain redemption rights. If a fundamental change or change in ownership occurs, the holder or holders of two-thirds of the Series A preferred shares then outstanding may require the Company to redeem all the Series A preferred shares then outstanding at the Series A redemption price. The Series A redemption price per share equals the greater of (i) the fair market value of such Series A preferred share (assuming payment of the Series A liquidation value, plus payment of accumulated but unpaid dividends, plus the value of the common stock into which such Series A preferred share is convertible) and (ii) the sum of (a) $0.90 (such amount to be adjusted proportionately in the event the Series A preferred shares are subdivided by any means into a greater number or combined by any means into a lesser number) plus (b) all accrued but unpaid dividends on such Series A preferred share through the applicable redemption date.

   At any time or times on or after the earlier to occur of (i) the fifth anniversary of issuance or (ii) the date on which a holder of equity securities of the Company acquires a voting interest in the Company which is greater than that of the Permitted Holders (as defined in the amended and restated certificate of incorporation), the holder or holders of two-thirds of the outstanding Series A preferred shares may elect to require the Company to redeem all or any portion of such holders' Series A preferred shares.

                             OPINIONWARE.COM, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)



   Holders of Class A common stock, Class B common stock, Series A-1 preferred stock, and Series A-2 preferred stock vote together as a single class on all matters submitted to a vote before the stockholders of the Company. Holders of Class A and Class B common stock are entitled to one vote per share. Holders of Series A-1 preferred stock are entitled to the number of votes of Class A common shares such holders would have been entitled to had they converted all of their Series A-1 preferred shares to Class A common shares. Holders of Series A-2 preferred stock are entitled to the number of votes of Class B common shares such holders would have been entitled to had they converted all of their Series A-2 preferred shares to Class B common shares.

   Provided that holders of Class B common stock outstanding and issuable upon conversion of Series A-2 preferred stock own at least 5% of the Company's Class A common stock and Class B common stock and assuming conversion of all securities convertible into such shares, (i) such holders shall have the number of votes equal to the greater of (a) the voting rights determined in accordance with the preceding paragraph, and (b) 25.1% of the voting power of the Company, and (ii) the voting rights of any person or group other than holders of Class B common shares and Series A-2 preferred shares shall be limited to the number of votes equal to the lesser of (x) such holders' voting rights in accordance with the preceding paragraph, and (y) 25% of the voting power of the Company.

   On December 8, 1999, the Company entered into a Series A Preferred Stock Purchase Agreement (the Agreement) with a third party. Under the terms of the Agreement, the Company issued 2,222,222 shares of Series A-2 convertible preferred stock.

   On December 8, 1999, the advance from investor (see note 3) was converted into 416,666 shares of Series A-1 preferred stock. In addition, options to purchase 100,000 shares of Class A common stock with an exercise price of $.05 per share were issued to the investor.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Outtask.com, Inc.:

   We have audited the accompanying balance sheet of Outtask.com, Inc. (a development stage enterprise) as of September 30, 1999, and the related statements of operations, stockholders' deficit, and cash flows for the period from April 6, 1999 (inception) through September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Outtask.com, Inc. (a development stage enterprise) as of September 30, 1999, and the results of its operations and its cash flows for the period from April 6, 1999 (inception) through September 30, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

McLean, Virginia
November 5, 1999, except as to note 8,  which is as of December 10, 1999

                               OUTTASK.COM, INC.
                        (a development stage enterprise)

                                 BALANCE SHEET

                               September 30, 1999

                                     ASSETS

Current assets:
  Cash.............................................................. $ 190,747
  Prepaid rent......................................................     2,909
                                                                     ---------
    Total current assets............................................   193,656
Property and equipment, net.........................................    72,506
Deposit.............................................................     5,816
                                                                     ---------
    Total assets.................................................... $ 271,978
                                                                     =========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable.................................................. $  55,425
  Accrued vacation..................................................     2,300
  Advance from founder..............................................   234,750
                                                                     ---------
    Total current liabilities.......................................   292,475
                                                                     ---------
Stockholders' deficit:
  Common stock, $.01 par value; 30,000,000 shares authorized;
   11,775,000 shares issued and outstanding.........................   117,750
  Deficit accumulated during the development stage..................  (138,247)
                                                                     ---------
    Total stockholders' deficit.....................................   (20,497)
                                                                     ---------
    Total liabilities and stockholders' deficit..................... $ 271,978
                                                                     =========



                See accompanying notes to financial statements.

                               OUTTASK.COM, INC.
                        (a development stage enterprise)

                            STATEMENT OF OPERATIONS

        Period from April 6, 1999 (inception) through September 30, 1999

Revenue............................................................... $    --
                                                                       --------
Operating expenses:
  Research and development............................................   59,187
  Marketing...........................................................   42,849
  General and administrative..........................................   36,211
                                                                       --------
    Total operating expenses..........................................  138,247
Income taxes..........................................................      --
                                                                       --------
    Net loss.......................................................... $138,247
                                                                       ========




                See accompanying notes to financial statements.

                               OUTTASK.COM, INC.
                        (a development stage enterprise)

                       STATEMENT OF STOCKHOLDERS' DEFICIT

        Period from April 6, 1999 (inception) through September 30, 1999

                                                        Deficit
                                                      accumulated
                                     Common Stock     during the      Total
                                  ------------------- development stockholders'
                                    Shares    Amount     stage       deficit
                                  ---------- -------- ----------- -------------
Balance at April 6, 1999
 (inception).....................        --  $    --        --           --
  Issuance of common stock....... 11,775,000  117,750       --       117,750
  Net loss.......................        --       --   (138,247)    (138,247)
                                  ---------- --------  --------     --------
Balance at September 30, 1999.... 11,775,000 $117,750  (138,247)     (20,497)
                                  ========== ========  ========     ========





                See accompanying notes to financial statements.

                               OUTTASK.COM, INC.
                        (a development stage enterprise)

                            STATEMENT OF CASH FLOWS

        Period from April 6, 1999 (inception) through September 30, 1999

Cash flows from operating activities:
  Net loss.......................................................... $(138,247)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation....................................................       978
    Changes in assets and liabilities:
      Prepaid rent..................................................    (2,909)
      Accounts payable..............................................    55,425
      Accrued vacation..............................................     2,300
                                                                     ---------
        Net cash used in operating activities.......................   (82,453)
                                                                     ---------
Cash flows from investing activities:
  Purchases of property and equipment...............................   (73,484)
  Deposit...........................................................    (5,816)
                                                                     ---------
        Net cash used in investing activities.......................   (79,300)
Cash flows from financing activities:
  Proceeds from issuance of common stock............................   117,750
  Advance from founder..............................................   234,750
                                                                     ---------
        Net cash provided by financing activities...................   352,500
                                                                     ---------
        Net increase in cash........................................   190,747
Cash, beginning of period...........................................       --
                                                                     ---------
Cash, end of period................................................. $ 190,747
                                                                     =========



                See accompanying notes to financial statements.

                               OUTTASK.COM, INC.
                        (a development stage enterprise)

                         NOTES TO FINANCIAL STATEMENTS

(1) Organization and Business

   OUTTASK.COM, Inc. (the "Company"), a Delaware corporation, was founded on April 6, 1999. The Company is a development stage enterprise as it is currently devoting substantially all of its efforts to commencing its planned principal operations and has not yet begun to generate revenue. The Company will provide a variety of web-based business applications and solutions.

   The Company operates in a highly competitive marketplace and depends on proprietary technology, and attracting and retaining key personnel. The Company's products, when developed, will be subject to rapid technological obsolescence and potential failures, and there can be no assurance that the Company will develop a marketable product. In addition, there can be no assurance that the Company will be able to raise sufficient capital to support its product development efforts and business activities.

(2) Summary of Significant Accounting Policies

 (a) Preparation of Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (b) Property and equipment

   Property and equipment is carried at historical cost less accumulated depreciation. Depreciation and amortization is calculated using the straight-line method based on the estimated remaining useful lives of the assets as follows:

      Computer hardware................................................. 3 years
      Video hardware.................................................... 3 years
      Furniture and fixtures............................................ 5 years

   In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standard ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

 (c) Cash and Cash Equivalents

   The Company considers all highly liquid financial instruments with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents at September 30, 1999.

                               OUTTASK.COM, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)



 (d) Research and Development

   Research and development expenses include product development activities and are expensed as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed does not materially affect the Company.

 (e) Income Taxes

   The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (f) Comprehensive Income

   In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The Company has no amounts associated with the components of other comprehensive income in the Company's financial statements.

(3) Leases and Other Commitments

   The Company has a noncancellable operating lease for office space in Virginia, which expires in June 2000. Rental expense under the lease, which was executed on August 16, 1999, was approximately $8,500 for the period from April 6, 1999 (inception) through September 30, 1999. The remaining lease payments as of September 30, 1999 are approximately $34,900.

   The Company entered into an agreement in September 1999 with a third party to provide internet and related support services. The agreement expires in September 2000 and requires monthly payments in the amount of $1,540.

(4) Property and Equipment

   Property and equipment consists of the following at September 30, 1999:

      Computer hardware................................................ $51,920
      Video hardware...................................................  13,995
      Furniture and fixtures...........................................   7,569
                                                                        -------
                                                                         73,484
      Less accumulated depreciation....................................    (978)
                                                                        -------
                                                                        $72,506
                                                                        =======

(5) Capital Stock

   In April 1999, the Company issued an aggregate of 117,500 shares of common stock to the Company's founders at a price of $1.00 per share.

                               OUTTASK.COM, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)



(6) Related Party Transactions

   During the period from April 6, 1999 (inception) through September 30, 1999, the Company received advances from its founder in the aggregate amount of $234,750. The advances are unsecured, do not bear interest, and are repayable upon demand.

(7) Income Taxes

   No provision has been made for income taxes as the Company incurred a taxable loss for the period from April 6, 1999 (inception) through September 30, 1999. The actual income tax provision (benefit) differs from the expected income tax benefit computed using the statutory federal income tax rate of 34 percent applied to pretax loss as a result of the following:

      Computed "expected" tax benefit................................. $(47,004)
      (Increase) reduction in tax benefit resulting from:
        Increase in the beginning of the year valuation allowance.....   55,299
        State income tax benefit......................................   (8,295)
                                                                       --------
                                                                       $    --
                                                                       ========

   The tax effects of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities as of September 30, 1999 are as follows:

      Deferred tax assets:
        Net operating loss carryforward............................... $ 23,675
        Start-up and organizational costs.............................   31,624
                                                                       --------
          Total deferred tax assets...................................   55,299
                                                                       --------
      Valuation allowance.............................................  (55,299)
                                                                       --------
          Net deferred tax asset...................................... $    --
                                                                       ========

   The Company had net operating loss carryforwards of approximately $59,000 at September 30, 1999 for income tax purposes. These carryforwards expire, if unused, in 2019. Because of the "change of ownership" provision of the Internal Revenue Code, a portion of the Company's net operating loss carryforwards may be subject to annual limitations regarding their utilization in the event of a change in control of the Company.

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the temporary differences are available to reduce income taxes payable, management has established a valuation allowance for the full amount of the deferred tax assets at September 30, 1999. No income tax payments were made during the period from April 6, 1999 (inception) through September 30, 1999.

(8) Subsequent Events

   In November 1999, the Company executed a 100:1 common stock split. All common stock share amounts have been retroactively adjusted in the accompanying financial statements to reflect the split.

                               OUTTASK.COM, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)



   On December 9, 1999, the Company amended and restated its certificate of incorporation thereby authorizing 30,000,000 shares of $.01 par value Class A common stock, 10,000,000 shares of $.01 par value Class B common stock, 9,259,259 shares of $.01 par value Series A-1 preferred stock, and 8,101,852 shares of $.01 par value Series A-2 preferred stock. Upon liquidation, each holder of Series A-1 and Series A-2 preferred shares (collectively, "Series A preferred shares") shall be entitled to receive an amount equal to the greater of (i) $.864, subject to adjustment in the event such shares are subdivided through a stock split, stock dividend, or otherwise ("the Series A liquidation value"), plus all accrued and unpaid dividends, and (ii) the amount such holder would receive if all holders of Series A preferred shares had converted their Series A preferred shares into common stock immediately prior to liquidation.

   Upon liquidation, and after payment of preferential amounts to holders of Series A preferred shares, the remaining assets of the Company shall be distributed to the holders of common shares. The Company shall pay preferential dividends to the holders of Series A preferred shares, when and if declared by the board of directors, at an annual rate of 8% of the sum of the Series A liquidation value plus all accrued and unpaid dividends. In the event any dividend or other distribution payable in cash, stock, or other property is declared on the common stock, each holder of Series A preferred shares on the record date for such dividend or distribution shall be entitled to receive the same cash, stock or other property which such holder would have received if on such record date such holder was the holder of record of the number of common shares into which such Series A preferred shares then held by such holder are then convertible.

   Series A-1 preferred shares may be converted at any time, at the election of the holder, into the number of shares of Class A common stock determined by adding (x) the number of shares determined by (i) multiplying the number of Series A-1 preferred shares to be converted by the Series A liquidation value and (ii) dividing the resulting product by the Series A conversion price ($.864 initially, subject to adjustment upon certain dilutive events), plus (y) the number of shares determined by dividing the accrued and unpaid dividends with respect to each Series A-1 preferred share to be converted by the Series A conversion price. If the holders of more than two-thirds of the Series A-1 preferred shares then outstanding shall so elect, by vote or written consent, all of the outstanding Series A-1 preferred shares shall automatically convert into shares of Class A common stock.

   Series A-2 preferred shares may be converted at any time, at the election of the holder, into the number of shares of Class B common stock determined by adding (x) the number of shares determined by (i) multiplying the number of Series A-2 preferred shares to be converted by the Series A liquidation value and (ii) dividing the resulting product by the Series A conversion price, plus
(y) the number of shares determined by dividing the total amount of accrued and unpaid dividends with respect to each Series A-2 preferred share to be converted by the Series A conversion price. If the holders of more than two-thirds of the Series A-2 preferred shares then outstanding shall so elect, by vote or written consent, all of the outstanding Series A-2 preferred shares shall automatically convert into shares of Series A-1 preferred stock or Class B common stock.

   Series A-2 preferred shares may be converted at any time, at the election of the holder, into an equal number of shares of Series A-1 preferred stock. Each Series A-2 preferred share shall automatically convert into one Series A-1 preferred share if the aggregate number of Class B common shares then outstanding is less than ten percent of the aggregate number of common shares outstanding, assuming conversion or exercise of all outstanding convertible securities and options.

   Class B common shares may be converted at any time, at the election of the holder, into an equal number of Class A common shares. Each Class B common share shall automatically convert into one Class A common share if the aggregate number of Class B common shares then outstanding is less than ten percent of the

                               OUTTASK.COM, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


aggregate number of common shares then outstanding, assuming conversion or exercise of all outstanding convertible securities and options.

   If a firm commitment underwritten public offering of shares of common stock is effected in which (a) the aggregate price paid by the public for the shares is at least $20,000,000 and (b) the price per share paid by the public for such shares is at least 300% of the Series A conversion price in effect immediately prior to such offering, then all of the outstanding Series A preferred shares shall be automatically converted into shares of common stock upon the closing of the public offering.

   The Series A preferred shares have certain redemption rights. If a fundamental change or change in ownership occurs, the holder or holders of at least two-thirds of the Series A preferred shares then outstanding may require the Company to redeem all the Series A preferred shares then outstanding at the Series A redemption price. The Series A redemption price per share equals the sum of the Series A liquidation value plus all accrued but unpaid dividends on such Series A preferred share through the applicable redemption date.

   At any time or times on or after the earlier to occur of (i) the fifth anniversary of issuance or (ii) the date on which the Company undergoes a fundamental change or change in ownership, the holder or holders of at least two-thirds of the outstanding Series A preferred shares may elect to require the Company to redeem all or any portion of such holders' Series A preferred shares.

   Holders of Class A common stock, Class B common stock, Series A-1 preferred stock, and Series A-2 preferred stock vote together as a single class on all matters submitted to a vote before the stockholders of the Company. Holders of Class A and Class B common stock are entitled to one vote per share. Holders of Series A-1 preferred stock are entitled to the number of votes of Class A common shares such holders would have been entitled to had they converted all of their Series A-1 preferred shares to Class A common shares. Holders of Series A-2 preferred stock are entitled to the number of votes of Class B common shares such holders would have been entitled to had they converted all of their Series A-2 preferred shares to Class B common shares.

   Provided that holders of Class B common stock outstanding and issuable upon conversion of Series A-2 preferred stock own at least 15% of the Company's Class A common stock and Class B common stock and assuming conversion of all securities convertible into such shares, (i) such holders shall have the number of votes equal to the greater of (a) the voting rights determined in accordance with the preceding paragraph, and (b) 25.1% of the voting power of the Company, and (ii) the voting rights of any person or group other than holders of Class B common shares and Series A-2 preferred shares shall be limited to the number of votes equal to the lesser of (x) such holders' voting rights in accordance with the preceding paragraph, and (y) 25% of the voting power of the Company.

   On December 10, 1999, the Company entered into a Series A Preferred Stock Purchase Agreement (the Agreement) with a third party. Under the terms of the Agreement, the Company issued 8,101,852 shares of Series A-2 preferred stock.

   On December 10, 1999, the Company increased the number of shares of Class A common stock reserved for issuance under its Stock Incentive Plan to 1,500,000 and issued 945,000 common stock options.

   In December 1999, the Company issued 1,115,407 shares of Series A-1 preferred stock including 1,012,731 shares issued to the Company's founder.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Perceptual Robotics, Inc.:

   We have audited the accompanying balance sheets of Perceptual Robotics, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Perceptual Robotics, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Chicago, Illinois
January 21, 2000, except for
 note 10, which is as of
 February 14, 2000

                           PERCEPTUAL ROBOTICS, INC.

                              BALANCE SHEETS

                           December 31, 1998 and 1999

                                                                1998        1999
                           Assets                             ---------  ----------
Current assets:
 Cash and cash equivalents................................... $  33,893     577,358
 Accounts receivable, net of allowance for doubtful accounts
  of $10,000 in 1998 and $20,000 in 1999.....................   302,953     535,378
 Inventory...................................................    23,674     151,323
 Prepaid expenses............................................    47,809     108,398
                                                              ---------  ----------
     Total current assets....................................   408,329   1,372,457
                                                              ---------  ----------
Property and equipment:
 Equipment and furnishings...................................    81,129     130,961
 Less accumulated depreciation...............................   (35,846)    (64,918)
                                                              ---------  ----------
     Net property and equipment..............................    45,283      66,043
                                                              ---------  ----------
Other assets:
 Incorporation costs.........................................       689         689
 Patents.....................................................       --       36,571
 Less accumulated amortization...............................      (413)     (1,312)
                                                              ---------  ----------
     Net other assets........................................       276      35,948
                                                              ---------  ----------
     Total assets............................................ $ 453,888   1,474,448
                                                              =========  ==========
       Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
 Note payable--bank.......................................... $ 100,000         --
 Notes payable--stockholders.................................   100,000         --
 Accounts payable............................................   129,336     221,215
 Due to stockholders and employees...........................    33,562         --
 Customer deposits...........................................    34,756      41,080
 Accrued expenses............................................    68,149     133,411
 Accrued payroll taxes.......................................    15,679         800
 Warranty reserve............................................    10,048      24,976
 Deferred revenues...........................................   107,000     143,106
                                                              ---------  ----------
     Total current liabilities...............................   598,530     564,588
                                                              ---------  ----------
Redeemable convertible preferred stock:
 Series A--8% cumulative; stated value $3.00 per share;
  175,000 shares authorized; 169,591 shares issued and
  outstanding, with a $3.00 per share redemption value plus
  accrued 8% annual cumulative dividends.....................   553,931     598,245
 Series B--8% cumulative; stated value $5.00 per share;
  400,000 shares authorized in 1999; 361,125 shares issued
  and outstanding in 1999, with a $5.00 per share redemption
  value plus accrued 8% annual cumulative dividends..........       --    1,853,756
Stockholders' equity (deficit):
 Convertible preferred stock:
   Junior Series One--non-cumulative; stated value $0.47 per
    share; 63,830 shares authorized; 63,830 shares issued and
    outstanding..............................................    30,000      30,000
   Junior Series Two--non-cumulative; stated value $0.8225
    per share; 30,396 shares authorized; 30,396 shares issued
    and outstanding..........................................    25,001      25,001
 Common stock:
   Voting--no par value; 100,000,000 shares authorized;
    1,000,000 shares issued and outstanding in 1998;
    1,121,584 shares issued and outstanding in 1999..........     2,800     102,803
   Nonvoting--no par value; 100,000,000 shares authorized, no
    shares issued and outstanding............................       --          --
   Accumulated deficit.......................................  (756,374) (1,699,945)
                                                              ---------  ----------
     Total stockholders' equity (deficit)....................  (698,573) (1,542,141)
                                                              ---------  ----------
     Total liabilities and stockholders' equity (deficit).... $ 453,888   1,474,448
                                                              =========  ==========

                See accompanying notes to financial statements.

                           PERCEPTUAL ROBOTICS, INC.

                            STATEMENTS OF OPERATIONS

                     Years ended December 31, 1998 and 1999

                                                             1998       1999
                                                          ----------  ---------
Net revenues............................................. $1,011,152  1,732,734
Cost of revenues.........................................    336,866    688,972
                                                          ----------  ---------
    Gross profit.........................................    674,286  1,043,762
                                                          ----------  ---------
Operating expenses:
  General and administrative.............................    253,781    565,663
  Selling................................................    413,678    839,441
  Research and development...............................    321,714    476,836
                                                          ----------  ---------
    Total operating expenses.............................    989,173  1,881,940
                                                          ----------  ---------
    Loss from operations.................................   (314,887)  (838,178)
                                                          ----------  ---------
Other income (expense):
  Interest income........................................      1,694     25,154
  Interest expense.......................................     (9,835)   (10,331)
                                                          ----------  ---------
    Other income (expense), net..........................     (8,141)    14,823
                                                          ----------  ---------
    Loss before income taxes.............................   (323,028)  (823,355)
Income taxes.............................................        --         --
                                                          ----------  ---------
    Net loss............................................. $ (323,028)  (823,355)
                                                          ==========  =========





                See accompanying notes to financial statements.

                           PERCEPTUAL ROBOTICS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                     Years ended December 31, 1998 and 1999

                                    Preferred stock
                         -------------------------------------                                     Total
                         Junior Series One  Junior Series Two     Common stock                 stockholders'
                         ------------------ ------------------ ------------------ Accumulated     equity
                          Amount    Shares   Amount    Shares   Amount   Shares     deficit      (deficit)
                         --------- -------- --------- -------- -------- --------- -----------  -------------
Balance at December 31,
1997.................... $  30,000   63,830 $  25,001   30,396 $  2,800 1,000,000 $  (392,314)  $   334,513
Accrued dividends on
redeemable convertible
preferred stock.........       --       --        --       --       --        --      (41,032)      (41,032)
Net loss................       --       --        --       --       --        --     (323,028)     (323,028)
                         --------- -------- --------- -------- -------- --------- -----------   -----------
Balance at December 31,
1998....................    30,000   63,830    25,001   30,396    2,800 1,000,000    (756,374)     (698,573)
Issuance of common
stock...................       --       --        --       --   100,003   121,584         --        100,003
Issuance of warrants....       --       --        --       --       --        --       12,381        12,381
Accrued dividends on
redeemable convertible
preferred stock.........       --       --        --       --       --        --     (132,597)     (132,597)
Net loss................       --       --        --       --       --        --     (823,355)     (823,355)
                         --------- -------- --------- -------- -------- --------- -----------   -----------
Balance at December 31,
1999.................... $  30,000   63,830 $  25,001   30,396 $102,803 1,121,584 $(1,699,945)  $(1,542,141)
                         ========= ======== ========= ======== ======== ========= ===========   ===========


                See accompanying notes to financial statements.

                           PERCEPTUAL ROBOTICS, INC.

                            STATEMENTS OF CASH FLOWS

                     Years ended December 31, 1998 and 1999

                                                          1998        1999
                                                        ---------  -----------
Cash flows from operating activities:
  Net loss............................................. $(323,028)    (823,355)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Depreciation and amortization......................    24,065       29,971
    Provision for doubtful accounts....................    10,000       10,000
    Issuance of warrants...............................       --        12,381
    Changes in operating assets and liabilities:
      Accounts receivable..............................  (243,660)    (252,425)
      Inventory........................................    (4,564)    (127,650)
      Prepaid expenses.................................    (6,113)     (60,589)
      Accounts payable.................................    66,700       91,879
      Accrued liabilities..............................   141,542      101,417
      Due to stockholders and employees................    26,479          --
      Customer deposits................................    34,756        6,324
                                                        ---------  -----------
        Net cash used in operating activities..........  (273,823)  (1,012,047)
                                                        ---------  -----------
Cash flows from investing activities:
  Payments of patent costs.............................       --       (36,571)
  Purchases of property and equipment..................   (16,310)     (39,832)
                                                        ---------  -----------
        Net cash used in investing activities..........   (16,310)     (76,403)
                                                        ---------  -----------
Cash flows from financing activities:
  Proceeds from sale of common stock...................       --       100,003
  Net proceeds from sale of preferred stock............       --     1,631,912
  Proceeds from notes payable..........................   200,000          --
  Payments on notes payable............................       --      (100,000)
                                                        ---------  -----------
        Net cash provided by financing activities......   200,000    1,631,915
                                                        ---------  -----------
        Increase (decrease) in cash and cash
         equivalents...................................   (90,133)     543,465
Cash and cash equivalents, beginning of year...........   124,026       33,893
                                                        ---------  -----------
Cash and cash equivalents, end of year................. $  33,893      577,358
                                                        =========  ===========
Supplemental disclosure:
  Interest paid........................................ $   5,653       12,703
                                                        =========  ===========
Noncash financing activity:
  Conversion of note payable-stockholders and due to
   stockholders to Series B redeemable convertible pre-
   ferred stock........................................ $     --       133,561
                                                        =========  ===========

                See accompanying notes to financial statements.

                           PERCEPTUAL ROBOTICS, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) Description of Business

   Perceptual Robotics, Inc. (the Company) develops and sells software which enables users to control and view images from live video cameras over the Internet. In conjunction with selling the software, hardware is purchased from various manufacturers and resold to customers.

(2) Summary of Significant Accounting Policies

 (a) Cash and cash equivalents

   The Company considers all investments with an original maturity of three months or less to be cash equivalents. The cash equivalents are maintained by one financial institution and are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1999, the Company's uninsured cash balance was approximately $450,000.

 (b) Inventory

   Inventory is stated using the moving average cost basis. At December 31, 1998 and 1999, the inventory consisted of hardware and third party software.

 (c) Property and Equipment

   Property and equipment consisting of office equipment and furnishings are stated at cost and depreciated using the straight-line method with useful lives ranging from 3 to 7 years. Depreciation expense of $23,927 and $29,072 was recorded in 1998 and 1999, respectively.

 (d) Revenue Recognition

   The Company recognizes revenue associated with hardware upon delivery to the customer. Revenue from software is recognized upon delivery provided no significant production, customization or modification of the software is required.

   The Company provides custom software development to some of its customers. Revenue is recognized on the percentage-of-completion method for these contracts and for software sales involving significant production, customization or modification.

   The Company also sells upgrade and service contracts related to its software. The revenue related to these contracts is recognized over the life of the contract.

 (e) Warranty Reserve

   The Company provides a warranty reserve equal to two percent of hardware sales during the year to voluntarily cover claims made by customers after expiration of the hardware manufacturers' warranty.

 (f) Software Development

   Software development costs are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to Be Sold Leased or Otherwise Marketed." Costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as research and development costs and are charged to expense as incurred. Once technological feasibility has been established, software

                           PERCEPTUAL ROBOTICS, INC.

development costs would be capitalized, however, the Company has not capitalized any costs to date given the initial software product was technologically feasible upon inception of the Company and subsequent enhancements and version releases thereto did not qualify for capitalization pursuant to the provisions of SFAS No. 86.

 (g) Fair Value of Financial Instruments

   The Company's financial instruments include accounts receivable, accounts payable and notes payable. The fair value of these financial instruments approximates their carrying values due to the short term nature of these instruments or the rates on these instruments approximate current market rates.

 (h) Advertising Expenses

   Advertising expenses are charged to operations during the year in which they are incurred. The total amount of advertising expenses charged to operations was approximately $80,000 and $154,000 for the years ended December 31, 1998 and 1999, respectively.

 (i) Stock Options Plan

   In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation" which defines a fair value based method of accounting for employee stock options and similar equity instruments. SFAS No. 123 gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board Opinion No. 25 (APB No. 25). The Company continues to use the measurement approach prescribed by APB No. 25 but provides the pro forma disclosures required by SFAS No. 123.

 (j) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (k) Impairment of Long-lived Assets

   The Company evaluates the carrying value of its intangible and other long-lived assets periodically in compliance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of."

(3) Income Taxes

   The Company, prior to August 31, 1997, with the consent of its shareholders, elected to be taxed as an S corporation under the provisions of the Internal Revenue Code. Under these provisions, the shareholders were taxed on the Company's taxable income in lieu of the corporate income tax. Therefore, no provision or liability for federal or state income taxes is reflected in the financial statements prior to August 31, 1997.

   Due to the sale of stock on August 31, 1997 to an entity which disqualified the corporation for the S corporation election under the Internal Revenue Code, the Company revoked the election as of that date.

                           PERCEPTUAL ROBOTICS, INC.

   Subsequent to September 1, 1997, the Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and/or liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities that will result in taxable income or deductible expenses in future years. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount anticipated to be realized.

   At December 31, the Company had the following deferred tax assets and liabilities:

                                                               1998      1999
                                                             --------  --------
      Deferred tax assets:
        Net operating loss carryforwards.................... $174,000   504,000
        Depreciation........................................   11,000    14,000
        Legal expenses......................................   13,000    12,000
        Other...............................................    2,000       --
                                                             --------  --------
          Total deferred tax assets.........................  200,000   530,000
      Valuation allowance................................... (200,000) (530,000)
                                                             --------  --------
          Net deferred tax assets...........................      --        --
      Deferred tax liabilities..............................      --        --
                                                             --------  --------
          Net deferred taxes................................ $    --        --
                                                             ========  ========

   At December 31, 1999, the Company has net operating loss carryforwards of $1,228,000 available to reduce future years' taxable income. These carryforwards will begin to expire, if unused, in 2012. The valuation allowance increased $78,000 and $330,000 in 1998 and 1999, respectively. It is management's judgement that a full valuation allowance is deemed necessary given management's belief that it is more likely than not that the deferred tax assets will not be realized prior to expiration of the net operating loss carryforwards or prior to forfeiture.

(4) Lease Commitments

   The Company leases its offices in Evanston, Illinois on a month-to-month basis. The lease may be cancelled by either party with 30-days notice. The provisions of the lease require monthly rental and real estate tax payments. Total lease payments aggregated $20,577 and $52,782 in 1998 and 1999, respectively.

   The Company signed a lease agreement dated March 3, 1999 for certain computer and video equipment. The agreement provides for periodic purchases of equipment up to $50,000 by the lessor, at the direction of and for use by the Company. The Company is obligated to make monthly rental payments, the amount and number to be determined at the time of each equipment purchase based on an interest rate of prime + 1%. The Company, as additional consideration, has granted the lessor 1,000 warrants to purchase Series B redeemable convertible preferred stock at $5.00 per share, which was based on the sale price for the Series B redeemable convertible preferred stock offering that took place in 1999 (see note 8). The fair value of this equity instrument using the Black-Scholes option-pricing model was immaterial. Accordingly, the Company did not record additional operating expense as a result of issuing the warrants. During 1999, the Company leased approximately $44,000 in equipment under this agreement. Payments for this leased equipment of $2,057 per month are being made over twenty-four months.

   The agreement was amended on November 15, 1999 to increase available purchases of equipment up to $120,000.

                           PERCEPTUAL ROBOTICS, INC.

(5) Concentrations

   In 1998, the Company had revenues of approximately $296,000 to its four largest customers representing approximately 29% of total revenues. In 1999, the Company had revenues of approximately $674,000 to its two largest customers representing approximately 39% of total revenues. The Company had a receivable from one customer of approximately $85,000 at December 31, 1999 and receivables from two customers approximating $158,000 at December 31, 1998.

(6) Notes Payable--Bank

   The Company has a working capital loan through a credit and security agreement with the Associated Bank. The agreement matured on March 25, 1999 and was renewed until March 25, 2000. The note is secured by all corporate assets and guaranteed by two of the Company's officers and stockholders. On April 2, 1999, the Company repaid the $100,000 balance outstanding under this agreement.

(7) Notes Payable--Stockholders

   On May 15, 1998, the Company issued convertible promissory notes to certain stockholders aggregating $100,000 due on demand. The notes are subordinated to bank debt. Interest accrues monthly at 6% per annum on the outstanding principal balance. The lenders, as additional consideration for extending credit to the Company, have the right to convert the notes plus accrued interest into fully paid shares of Series B redeemable convertible preferred stock. On March 30, 1999 the lenders converted the notes plus accrued interest into shares of Series B redeemable convertible preferred stock (see note 8). In conjunction with these notes, the Company also issued warrants to the lenders for the purchase of 21,005 shares of Series B preferred stock. The fair value of the warrants of $5,102 was recorded as additional interest expense.

(8) Redeemable Convertible Preferred Stock

   The Company sold 361,125 shares of Series B redeemable convertible preferred stock at $5 per share for total capital of $1,805,625. The consideration received on the sale consisted of $133,561 converted from shareholder loans and $1,631,912 of net proceeds at closing for net capital raised of $1,765,473. Similar to the other authorized series of preferred stock, Series B redeemable convertible is convertible to voting common stock on a one-for-one basis and has voting rights based on common share equivalents.

   Series A redeemable convertible preferred stock is redeemable in one-third increments on December 31, 2002, 2003 and 2004. Outstanding shares as of the redemption dates will be redeemed at $3.00 per share plus accrued 8% annual cumulative dividends. Accordingly, the Series A redeemable convertible preferred stock value of $508,773 at the November 1997 purchase date has been increased by $4,126, $41,032 and $44,314 in 1997, 1998 and 1999, respectively, to accrue for accumulated unpaid dividends.

   Series B redeemable convertible preferred stock is redeemable in one-third increments on December 31, 2003, 2004 and 2005. Outstanding shares as of the redemption dates will be redeemed at $5.00 per share plus accrued 8% annual cumulative dividends. Accordingly, the Series B redeemable convertible preferred stock value of $1,765,473 at the 1999 purchase dates has been increased by $88,283 to accrue for accumulated unpaid dividends.

(9) Preferred Stock

   During 1998, the Company had three series of authorized preferred stock:
Series A, Junior Series One and Junior Series Two. The Company authorized 300,000 shares of preferred stock of which 30,774 shares remained undesignated at December 31, 1998. All series of authorized preferred stock have voting rights based on common share equivalents and are convertible into voting common stock at any time at the discretion of the holder, on a one-for-one basis.

   During 1999, the Company authorized an additional 1,700,000 shares of preferred stock and designated 400,000 of these shares as Series B resulting in 1,330,774 shares of preferred stock remaining undesignated at December 31, 1999.

                           PERCEPTUAL ROBOTICS, INC.

(10) Employee Stock Option Plan

   In 1997, the Company adopted a stock option plan authorizing the grant of incentive or nonqualified options for the purchase of common stock of the Company. The Company has reserved 600,000 common shares for issuance upon exercise of options. Incentive stock options may only be granted to employees of the Company whereas nonqualified options may be granted to employees, officers, directors or consultants of the Company. Options are exercisable based on vesting schedules stipulated in the individual grant which are typically four years. All options expire ten years from the grant date.

   The following summarizes activity under the Company's stock option plan in 1998 and 1999:

                                                                       Weighted
                                                                       average
                                                                       exercise
                                                              Number    price
                                                             --------  --------
      Options outstanding at December 31, 1997..............  201,006   $0.36
        Options granted to employees and directors during
         1998...............................................  144,532    0.30
        Options forfeited................................... (107,548)   0.94
                                                             --------   -----
      Options outstanding at December 31, 1998..............  237,990   $0.61
        Options granted to employees and directors during
         1999...............................................  141,125    0.50
        Options exercised................................... (121,584)   0.82
                                                             --------   -----
      Options outstanding at December 31, 1999..............  257,531   $0.45
                                                             ========   =====

   At December 31, 1999, there were 55,515 vested options which had a weighted average exercise price of $0.44 per option.

   At December 31, 1999, there were 220,885 options available for grant. The weighted average remaining life of the 257,531 outstanding options at December 31, 1999 was 8.9 years and the options had exercise prices ranging from $0.30-0.82.

   The Company applied APB No. 25 in accounting for all options granted during 1998 and 1999. Accordingly, no compensation cost has been recognized in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date as prescribed by SFAS No. 123, the Company's pro forma net loss would have been $326,325 in 1998 and $830,534 in 1999. The fair values were determined using the Black-Scholes option-pricing model assuming risk free interest rates ranging from 5-6%, zero dividends, no volatility and expected lives ranging from 3-4 years.

   During 1999, the Company issued warrants to a consultant for the purchase of 25,000 shares of Series B preferred stock. The fair value of the warrants of $7,279 was recorded as compensation expense in 1999.

(11)Subsequent Event

   On February 14, 2000, the Company sold 1,083,333 shares of Series C-2 preferred stock at $12 per share to an investor in exchange for $10,000,000 cash and 1,000,000 shares of the investor's preferred stock. The Series C-2 preferred stock accumulates dividends at a rate of 8% and has rights similar to the other classes of preferred stock including the right to convert to common shares on a one-for-one basis. However, the Series C-2 preferred stock carries non-dilutive voting rights, as defined in the preferred stock purchase agreement. Concurrent with the sale of stock, the Company reincorporated under a new charter in the State of Delaware. As part of the reincorporation, the number of authorized shares was reduced to 10,000,000 for common and 5,000,000 for preferred, including all prior series, Series C-2 (sold in this transaction and available for sale) and Series C-1 (currently being marketed to current shareholders and other private investors). Concurrent with the reincorporation, the Company amended its certificate of incorporation. In the amended and restated certificate of incorporation, the redemption dates for Series A and B redeemable convertible preferred stock (see note 8) were changed to December 31, 2004, 2005 and 2006 to be consistent with the stated redemption dates for Series C-1 and C-2 preferred stock. Series C-1 and C-2 preferred stock is redeemable in one-third increments on December 31, 2004, 2005 and 2006 at $12 per share plus accrued 8% annual cumulative dividends.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
PocketCard Inc.:

   We have audited the accompanying balance sheets of PocketCard Inc. (a development stage enterprise) as of December 31, 1998 and September 30, 1999 and the related statements of operations, stockholders' deficit, and cash flows for the period from September 3, 1998 (inception) through December 31, 1998, for the nine months ended September 30, 1999, and for the period from September 3, 1998 (inception) through September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PocketCard Inc. (a development stage enterprise) as of December 31, 1998 and September 30, 1999, and the results of its operations and its cash flows for the period from September 3, 1998 (inception) through December 31, 1998, for the nine months ended September 30, 1999, and for the period from September 3, 1998 (inception) through September 30, 1999 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP
Chicago, Illinois
November 5, 1999, except for note 7,  which is as of November 23, 1999

                                POCKETCARD INC.
                        (a development stage enterprise)

                                 BALANCE SHEETS

                    December 31, 1998 and September 30, 1999

                                                     December 31, September 30,
                       ASSETS                            1998         1999
                       ------                        ------------ -------------
Current assets:
  Cash..............................................  $     900        6,793
  Restricted cash...................................        --         6,175
  Stock subscriptions receivable....................      9,000       52,083
                                                      ---------     --------
    Total current assets............................      9,900       65,051
Property and equipment, net of accumulated
 depreciation.......................................        --        25,344
Other assets........................................        --           395
                                                      ---------     --------
    Total assets....................................  $   9,900       90,790
                                                      =========     ========
       LIABILITIES AND STOCKHOLDERS' DEFICIT
       -------------------------------------
Current liabilities:
  Due to affiliates.................................  $ 306,620      602,622
  Accrued expenses..................................        --        16,313
  Customer deposits.................................        --         8,642
  Deferred revenue..................................        --         1,925
                                                      ---------     --------
    Total current liabilities.......................    306,620      629,502
                                                      ---------     --------
Series A-1 redeemable convertible preferred stock,
 $.0000001 par value; 16,863,905 shares authorized;
 none issued and outstanding........................        --           --
Series A-2 redeemable convertible preferred stock,
 $.0000001 par value; 14,792,899 shares authorized;
 none issued and outstanding........................        --           --
Stockholders' deficit (see notes 3 and 7):
  Class A common stock, $.0000001 par value;
   90,000,000 shares authorized; 20,000,000 and
   24,629,629 shares issued and outstanding at
   December 31, 1998 and September 30, 1999.........          2            2
  Class B common stock, $.0000001 par value;
   14,792,899 shares authorized; none issued and
   outstanding......................................        --           --
  Additional paid-in capital........................      9,998       62,081
  Deficit accumulated during the development stage..   (306,720)    (600,795)
                                                      ---------     --------
    Total stockholders' deficit.....................   (296,720)    (538,712)
                                                      ---------     --------
    Total liabilities and stockholders' deficit.....  $   9,900       90,790
                                                      =========     ========

                See accompanying notes to financial statements.

                                POCKETCARD INC.
                        (a development stage enterprise)

                            STATEMENTS OF OPERATIONS

      Period from September 3, 1998 (inception) through December 31, 1998, the nine months ended September 30, 1999, and the period from
            September 3, 1998 (inception) through September 30, 1999

                                       Period from                 Period from
                                       September 3,               September 3,
                                           1998                       1998
                                       (inception)   Nine months   (inception)
                                         through        ended        through
                                       December 31, September 30, September 30,
                                           1998         1999          1999
                                       ------------ ------------- -------------
Revenues..............................  $     --         4,020         4,020
Operating expenses:
  Product development primarily to
   related parties (note 6)...........    291,920      220,818       512,738
  Selling and marketing primarily to
   related parties (note 6)...........      8,250       23,850        32,100
  General and administrative primarily
   to related parties (note 6)........      6,550       50,653        57,203
  Depreciation........................        --         2,774         2,774
                                        ---------     --------      --------
    Total operating expenses..........    306,720      298,095       604,815
                                        ---------     --------      --------
    Net loss..........................  $(306,720)    (294,075)     (600,795)
                                        =========     ========      ========




                See accompanying notes to financial statements.

                                POCKETCARD INC.
                        (a development stage enterprise)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

  Period from September 3, 1998 (inception) through December 31, 1998,the nine months ended September 30, 1999, and the period fromSeptember 3, 1998
                     (inception) through September 30, 1999

                                                         Deficit
                               Class A                 accumulated
                            common stock    Additional during the      Total
                          -----------------  paid-in   development stockholders'
                            Shares   Amount  capital      stage       deficit
                          ---------- ------ ---------- ----------- -------------
Balance at September 3,
 1998 (inception).......         --   $--        --          --           --
Issuance of common
 stock..................  20,000,000     2     9,998         --        10,000
Net loss................         --    --        --     (306,720)    (306,720)
                          ----------  ----    ------    --------     --------
Balance at December 31,
 1998...................  20,000,000     2     9,998    (306,720)    (296,720)
Exercise of employee
 stock options..........   4,629,629   --     52,083         --        52,083
Net loss................         --    --        --     (294,075)    (294,075)
                          ----------  ----    ------    --------     --------
Balance at September 30,
 1999...................  24,629,629  $  2    62,081    (600,795)    (538,712)
                          ==========  ====    ======    ========     ========



                See accompanying notes to financial statements.

                                POCKETCARD INC.
                        (a development stage enterprise)

                            STATEMENTS OF CASH FLOWS

      Period from September 3, 1998 (inception) through December 31, 1998, the nine months ended September 30, 1999, and the period from
            September 3, 1998 (inception) through September 30, 1999

                                        Period from                 Period from
                                        September 3,               September 3,
                                            1998                       1998
                                        (inception)   Nine months   (inception)
                                          through        ended        through
                                        December 31, September 30, September 30,
                                            1998         1999          1999
                                        ------------ ------------- -------------
Cash flows from operating activities:
  Net loss............................   $(306,720)    (294,075)     (600,795)
  Adjustments to reconcile net loss to
   net cash provided by (used in)
   operating activities:
    Depreciation......................         --         2,774         2,774
    Changes in assets and liabilities:
      Restricted cash.................         --        (6,175)       (6,175)
      Other assets....................         --          (395)         (395)
      Accrued expenses................         --        16,313        16,313
      Customer deposits...............         --         8,642         8,642
      Deferred revenue................         --         1,925         1,925
      Due to affiliate................     306,620      296,002       602,622
                                         ---------     --------      --------
        Net cash provided by (used in)
         operating activities.........        (100)      25,011        24,911
                                         ---------     --------      --------
Cash flows from investing activities--
 capital expenditures.................         --       (28,118)      (28,118)
                                         ---------     --------      --------
        Net cash used in investing
         activities...................         --       (28,118)      (28,118)
                                         ---------     --------      --------
Cash flows from financing activities--
 proceeds from issuance of common
 stock................................       1,000        9,000        10,000
                                         ---------     --------      --------
        Net cash provided by financing
         activities...................       1,000        9,000        10,000
                                         ---------     --------      --------
        Net increase in cash..........         900        5,893         6,793
Cash at beginning of period...........         --           900           --
                                         ---------     --------      --------
Cash at end of period.................   $     900        6,793         6,793
                                         =========     ========      ========


                See accompanying notes to financial statements.

                                POCKETCARD INC.
                       (a development stage enterprise)

                         NOTES TO FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

 (a) Description of Business

   PocketCard Inc. (the Company) was incorporated in Illinois on September 3, 1998 for the purpose of providing business and family groups with supervised access to funds.

   Since inception, the Company has been engaged principally in organizational activities, including raising capital, recruiting a management team and employees, executing agreements, negotiating strategic relationships, and developing operational plans and marketing activities. Accordingly, the Company is in the development stage, as defined by Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises.

 (b) Revenue Recognition

   The Company's customers pay an annual membership fee for the right to receive and use Company issued debit cards that allow real-time funding, control, and reporting over the Internet. Revenues from annual membership fees are recognized ratably over the membership period. Revenues from transaction fees are recognized upon the completion of the related transaction.

   Of the $4,020 of revenue for the nine months ended September 30, 1999, $3,000 related to one customer.

 (c) Property and Equipment

   Property and equipment are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, generally three years.

 (d) Customer Deposits

   Customer deposits consist of amounts received from customers for the purpose of loading available funds onto the Company issued debit cards held by such customers. The cash related to customer deposits is held in a custodial bank account and is not used in the operations of the Company.

 (e) Product Development Costs

   The Company has adopted the provisions of the American Institute of Certified Public Accountants' Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Accordingly, certain costs to develop internal-use computer software are capitalized. During the period from September 3, 1998 (inception) through December 31, 1998, and during the nine months ended September 30, 1999, software development costs of $291,920 and $220,818, respectively, were incurred related to the development of a web-based network and website. Such amounts were expensed due to the uncertainty of recovery.

 (f) Stock-based Compensation

   The Company accounts for its stock options under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board Opinion
(APB) No. 25, "Accounting for Stock Issued to Employees," and provide pro forma disclosures for employee stock option grants made as if the fair

                                POCKETCARD INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


value-based method defined in SFAS No. 123 had been applied. Under APB No. 25, compensation expense would be recorded on the date of grant only if the current fair value of the underlying stock exceeded the exercise price. The Company has elected to apply the provisions of APB No. 25 and provide the pro forma disclosures of SFAS No. 123.

 (g) Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (h) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) Property and Equipment

   Property and equipment, at cost, less accumulated depreciation, is summarized as follows at September 30, 1999:

      Computer equipment............................................... $20,376
      Software.........................................................   7,742
                                                                        -------
                                                                         28,118
      Less accumulated depreciation....................................  (2,774)
                                                                        -------
                                                                        $25,344
                                                                        =======

(3) Stockholders' Deficit

   As of December 31, 1998, there was a $9,000 subscription receivable related to the issuance of common stock on the date of incorporation. The subscription receivable was subsequently paid in 1999. As of September 30, 1999, there was a $52,083 subscription receivable related to the exercise of stock options during the nine months then ended. This subscription receivable was fully paid in October 1999.

(4) Stock Option Plan

   In 1999, the Company adopted a stock option plan under which certain employees may be granted the right to purchase shares of common stock at the fair value on the date of grant. The Company has reserved an aggregate of 7,889,098 shares of common stock for issuance under the plan. Stock options may be exercised only to the extent they have vested in accordance with provisions determined by the Board of Directors.

                                POCKETCARD INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)



   The Company applies APB No. 25 in accounting for its plans and, accordingly, no compensation cost has been recognized in the financial statements for its stock options. Had the Company determined compensation cost based on the fair value at the grant date for its stock-based compensation plans under SFAS No. 123, the Company's net loss would have been the pro forma amounts indicated below:

                                                    Period from
                                                 September 3, 1998  Nine months
                                                    (inception)        ended
                                                      through      September 30,
                                                 December 31, 1998     1999
                                                 ----------------- -------------
      Net loss:
        As reported.............................     $306,720         294,075
        Pro forma...............................      306,720         303,603
                                                     ========         =======

   For purposes of calculating the compensation cost consistent with SFAS No. 123, the fair value of each option grant in 1999 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected dividend yield 0%, expected volatility of 0%, risk-free interest rate of 4.51% to 5.66% and an expected life of one to two years.

   Stock option activity for the periods indicated is as follows:

                                                                Weighted-average
                                                      Shares     exercise price
                                                    ----------  ----------------
      Outstanding on January 1, 1998...............        --        $ --
      Granted......................................  4,652,590         .01
      Exercised.................................... (4,629,629)        .01
                                                    ----------       -----
      Outstanding on September 30, 1999............     22,961       $ .02
                                                    ==========       =====

   The following table summarizes information about stock options outstanding at September 30, 1999.

                                   Options outstanding     Options exercisable
                                 ----------------------- -----------------------
                                        Weighted-average        Weighted-average
      Range of exercise prices   Shares  exercise price  Shares  exercise price
      ------------------------   ------ ---------------- ------ ----------------
          $0.01 to $0.025        22,961       $.02       5,841        $.01
                                 ======       ====       =====        ====

   The remaining contract life of 5,600 of the outstanding options is 9.8 years. The remaining 17,361 outstanding options expire 30 days after the employees' termination of employment with the Company.

(5) Income Taxes

   The provision for income taxes differs from the amounts which would result by applying the applicable Federal income tax rate to income before provision for income taxes for the period from September 3, 1998 (inception) to December 31, 1998 and for the nine months ended September 30, 1999 as follows:


                                              Period from
                                           September 3, 1998
                                              (inception)       Nine months
                                                through            ended
                                           December 31, 1998 September 30, 1999
                                           ----------------- ------------------
      Expected income tax benefit.........     $(104,285)         (99,985)
      State income tax benefit............       (18,403)         (17,644)
      Effect of change in valuation
       allowance..........................       122,688          117,629
                                               ---------          -------
                                               $     --               --
                                               =========          =======

                                POCKETCARD INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)



   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1998 and September 30, 1999 are as follows:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
      Deferred tax assets:
        Net operating loss carryforward..............   $    --        51,715
        Start-up costs...............................    122,688      189,720
                                                        --------     --------
          Total gross deferred tax assets............    122,688      241,435
                                                        --------     --------
      Deferred tax liabilities--depreciation.........        --        (1,118)
                                                        --------     --------
          Total gross deferred tax liabilities.......        --        (1,118)
                                                        --------     --------
          Net deferred tax assets....................    122,688      240,317
      Valuation allowance............................   (122,688)    (240,317)
                                                        --------     --------
          Net deferred taxes.........................   $    --           --
                                                        ========     ========

   Net operating losses for income tax purposes of $129,289 generated for the nine month period ended September 30, 1999 can be carried forward for twenty years and will expire in the year 2019.

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the temporary differences are available to reduce income taxes payable, management has established a valuation allowance for the full amount of the net deferred tax assets.

(6) Related-party Transactions

   The Company maintains significant relationships with certain related parties in regards to service agreements. One affiliate charges the Company a fee related to programming, customer service and data processing services. The term of this agreement extends through June 30, 2002. Another affiliate charges the Company for check guaranty and debit card fund transfer services. The Company and these affiliates (the Affiliates) are related parties through common ownership. The Company is charged rates for these services that are substantially similar to those paid by other clients of the Affiliates.

   Operating expenses include amounts to the Affiliates as follows:

                                               Period from
                                            September 3, 1998
                                               (inception)       Nine months
                                                 through            ended
                                            December 31, 1998 September 30, 1999
                                            ----------------- ------------------
      Product development..................     $291,920           220,818
      Selling and marketing................        8,250            16,886
      General and administrative...........        6,450            27,150
                                                --------           -------
          Total............................     $306,620           264,854
                                                ========           =======

                                POCKETCARD INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)



(7) Subsequent Events

   On November 22, 1999, the Company amended and restated its certificate of incorporation thereby authorizing 90,000,000 shares of $.0000001 par value Class A common stock, 14,792,899 shares of $.0000001 par value Class B common stock, 16,863,905 shares of $.0000001 par value Series A-1 preferred stock, and 14,792,899 shares of $.0000001 par value Series A-2 preferred stock. Upon liquidation, each holder of Series A-1 and Series A-2 preferred shares (collectively, "Series A preferred shares") shall be entitled to receive an amount equal to the sum of (i) $1.014, subject to adjustment in the event such shares are subdivided through a stock split, stock dividend, or otherwise ("the Series A liquidation value"), plus all accrued and unpaid dividends, and (ii) the amount such holder would receive if all holders of Series A preferred shares had converted their Series A preferred shares into common stock immediately prior to liquidation.

   Upon liquidation, and after payment of preferential amounts to holders of Series A preferred shares, the remaining assets of the Company shall be distributed to the holders of common shares. The Company shall pay preferential dividends to the holders of Series A preferred shares, when and if declared by the board of directors, at an annual rate of 8% of the sum of the Series A liquidation value plus all accrued and unpaid dividends. In the event any dividend or other distribution payable in cash, stock, or other property is declared on the common stock, each holder of Series A preferred shares on the record date for such dividend or distribution shall be entitled to receive the same cash, stock or other property which such holder would have received if on such record date such holder was the holder of record of the number of common shares into which such Series A preferred shares then held by such holder are then convertible.

   Series A-1 preferred shares may be converted at any time, at the election of the holder, into the number of shares of Class A common stock determined by adding (x) the number of shares determined by (i) multiplying the number of Series A-1 preferred shares to be converted by the Series A liquidation value and (ii) dividing the resulting product by the Series A conversion price ($1.014 initially, subject to adjustment upon certain dilutive events), plus
(y) the number of shares determined by dividing the total amount of accrued and unpaid dividends with respect to each Series A-1 preferred share to be converted by the Series A conversion price. If the holders of more than a majority of the Series A-1 preferred shares then outstanding shall so elect, by vote or written consent, all of the outstanding Series A-1 preferred shares shall automatically convert into shares of Class A common stock.

   Series A-2 preferred shares may be converted at any time, at the election of the holder, into the number of shares of Class B common stock determined by adding (x) the number of shares determined by (i) multiplying the number of Series A-2 preferred shares to be converted by the Series A liquidation value and (ii) dividing the resulting product by the Series A conversion price, plus
(y) the number of shares determined by dividing the total amount of accrued and unpaid dividends with respect to each Series A-2 preferred share to be converted by the Series A conversion price. If the holders of more than a majority of the Series A-2 preferred shares then outstanding shall so elect, by vote or written consent, all of the outstanding Series A-2 preferred shares shall automatically convert into shares of Series A-1 preferred stock or Class B common stock.

   Series A-2 preferred shares may be converted at any time, at the election of the holder, into an equal number of shares of Series A-1 preferred stock. Each Series A-2 preferred share shall automatically convert into one Series A-1 preferred share if the aggregate number of Series A-2 preferred shares and Class B common shares then outstanding is less than five percent of the aggregate number of common shares outstanding, assuming conversion or exercise of all outstanding convertible securities and options.

                                POCKETCARD INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   Class B common shares may be converted at any time, at the election of the holder, into an equal number of Class A common shares. Each Class B common share shall automatically convert into one Class A common share if the aggregate number of Series A-2 preferred shares and Class B common shares then outstanding is less than five percent of the aggregate number of common shares then outstanding, assuming conversion or exercise of all outstanding convertible securities and options.

   If a firm commitment underwritten public offering of shares of common stock is effected in which (a) the aggregate price paid by the public for the shares is at least $20,000,000 and (b) an implied pre-money valuation equal to at least $120,000,000, then all of the outstanding Series A preferred shares shall be automatically converted into shares of common stock upon the closing of the public offering.

   The Series A preferred shares have certain redemption rights. If a fundamental change or change in ownership occurs, the holder or holders of a majority of the Series A preferred shares then outstanding may require the Company to redeem all the Series A preferred shares then outstanding at the Series A redemption price. The Series A redemption price per share equals the sum of (x) $1.014 (such amount to be adjusted proportionately in the event the Series A preferred shares are subdivided by any means into a greater number or combined by any means into a lesser number) plus (y) all declared but unpaid dividends on such Series A preferred shares through the applicable redemption date.

   At any time or times on or after the fifth anniversary of issuance, the holder or holders of two-thirds of the outstanding Series A preferred shares may elect to require the Company to redeem all or any portion of such holders' Series A preferred shares.

   Holders of Class A common stock, Class B common stock, Series A-1 preferred stock, and Series A-2 preferred stock vote together as a single class on all matters submitted to a vote before the stockholders of the Company. Holders of Class A and Class B common stock are entitled to one vote per share. Holders of Series A-1 preferred stock are entitled to the number of votes of Class A common shares such holders would have been entitled to had they converted all of their Series A-1 preferred shares to Class A common shares. Holders of Series A-2 preferred stock are entitled to the number of votes of Class B common shares such holders would have been entitled to had they converted all of their Series A-2 preferred shares to Class B common shares.

   Provided that holders of Class B common stock outstanding and issuable upon conversion of Series A-2 preferred stock own at least 5% of the Company's Class A common stock and Class B common stock and assuming conversion of all securities convertible into such shares, (i) such holders shall have the number of votes equal to the greater of (a) the voting rights determined in accordance with the preceding paragraph, and (b) 25.1% of the voting power of the Company, and (ii) the voting rights of any person or group other than holders of Class B common shares and Series A-2 preferred shares shall be limited to the number of votes equal to the lesser of (x) such holders' voting rights in accordance with the preceding paragraph, and (y) 25% of the voting power of the Company.

   On November 23, 1999, the Company entered into a Series A Preferred Stock Purchase Agreement the Agreement) with various third parties. Under the terms of the Agreement, the Company issued 14,792,899 shares of Series A-2 convertible preferred stock. The Company also issued a total of 98,618 shares of Series A-1 convertible preferred stock under the Agreement to other third parties.

   On November 2, 1999, the Company was reincorporated in the State of Delaware and affected a twenty-for-one stock dividend on its then outstanding shares of Class A common stock. All share information included in these financial statements has been retroactively adjusted to reflect the revised authorized capital stock and the stock dividend.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
ViaChange.com, Inc.:

   We have audited the accompanying balance sheet of ViaChange.com, Inc. (a development stage enterprise) (the Company) as of December 31, 1999 and the related statements of operations, shareholders' deficit and cash flows for the period from June 28, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ViaChange.com, Inc. (a development stage enterprise) as of December 31, 1999 and the results of its operations and its cash flows for the period from June 28, 1999 (inception) through December 31, 1999 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Los Angeles, California
February 28, 2000

                              VIACHANGE.COM, INC.
                        (a development stage enterprise)

                                 BALANCE SHEET

                               December 31, 1999

                                     Assets

Total assets......................................................... $    --
                                                                      ========
                     Liabilities and Shareholders' Deficit
Current liabilities--due to related party............................ $ 42,207
                                                                      --------
Shareholders' deficit:
  Preferred stock, $0.001 par value. Authorized 5,000,000 shares;
   issued and outstanding none.......................................      --
  Common stock, $0.001 par value. Authorized 15,000,000 shares;
   issued and outstanding 1,000,000 shares...........................    1,000
  Less receivable for common stock...................................   (1,000)
  Additional paid-in capital.........................................   53,522
  Deficit accumulated during the development stage...................  (95,729)
                                                                      --------
    Total shareholders' deficit......................................  (42,207)
                                                                      --------
    Total liabilities and shareholders' deficit...................... $    --
                                                                      ========



                See accompanying notes to financial statements.

                              VIACHANGE.COM, INC.
                        (a development stage enterprise)

                            STATEMENT OF OPERATIONS

        Period from June 28, 1999 (inception) through December 31, 1999

Revenues............................................................. $    --
                                                                      --------
Operating expenses:
  General and administrative.........................................   79,729
  Research and development...........................................   16,000
                                                                      --------
    Total operating expenses.........................................   95,729
                                                                      --------
    Net loss......................................................... $(95,729)
                                                                      ========



                See accompanying notes to financial statements.

                              VIACHANGE.COM, INC.
                        (a development stage enterprise)

                       STATEMENT OF SHAREHOLDERS' DEFICIT

        Period from June 28, 1999 (inception) through December 31, 1999

                                                                       Deficit
                                                                     accumulated
                            Common stock                  Additional during the      Total
                          ---------------- Receivable for  paid-in   development shareholders'
                           Shares   Amount  common stock   capital      stage       deficit
                          --------- ------ -------------- ---------- ----------- -------------
Balance at June 28, 1999
 (inception)............        --  $  --         --           --          --           --
Issuance of common stock
 at September 10, 1999..  1,000,000  1,000        --           --          --         1,000
Receivable for common
 stock..................        --     --      (1,000)         --          --        (1,000)
Nonreimbursable expenses
 paid by ViaSpace.com
 LLC....................        --     --         --        53,522         --        53,522
Net loss................        --     --         --           --      (95,729)     (95,729)
                          --------- ------     ------       ------     -------      -------
Balance at December 31,
 1999...................  1,000,000 $1,000     (1,000)      53,522     (95,729)     (42,207)
                          ========= ======     ======       ======     =======      =======


                See accompanying notes to financial statements.

                              VIACHANGE.COM, INC.
                        (a development stage enterprise)

                            STATEMENT OF CASH FLOWS

        Period from June 28, 1999 (inception) through December 31, 1999

Cash flows from operating activities:
  Net loss........................................................... $(95,729)
  Adjustments to reconcile net loss to net cash used in operating activities
    Increase in due to related party.................................   42,207
    Operating expense paid by ViaSpace.com LLC on behalf of
     ViaChange.com, Inc..............................................   53,522
                                                                      --------
      Net cash used in operating activities..........................      --
Cash flows from investing activities.................................      --
Cash flows from financing activities.................................      --
                                                                      --------
      Net increase in cash...........................................      --
Cash, beginning of period............................................      --
                                                                      --------
Cash, end of period.................................................. $    --
                                                                      ========
Supplemental disclosure of noncash financing activities--
 nonreimbursable operating expenses paid by ViaSpace.com LLC on behalf of ViaChange.com, Inc........................................ $ 53,522
                                                                      ========



                See accompanying notes to financial statements.

                              VIACHANGE.COM, INC.
                        (a development stage enterprise)

                         NOTES TO FINANCIAL STATEMENTS

(1) Description of Business and Summary of Significant Accounting Policies

 (a) Development Stage

   ViaChange.com, Inc. (the Company) commenced operations and was incorporated in the state of Delaware on June 28, 1999, under the name ViaChange.com, Inc. The Company is a development stage enterprise that plans to offer an Internet based secondary mortgage exchange that will provide the following value-added benefits:

  . State-of-the-art e-commerce tools to list auctions

  . Automation of trading of secondary mortgage loans

  . Valuation and arbitrage services online

  . Bulk loans for sale

  . Deal flow services

  . Multiple pricing alternatives

  . Qualification of buyers and sellers.

   The Company currently conducts operations in California.

   The Company has had no operating revenues, as its activities have focused on initial product development, market development and raising capital. Financing of the development activities has been provided primarily through advances from ViaSpace Technologies, LLC (ViaSpace), a company under common ownership with the Company. The accumulated loss from inception through December 31, 1999 was $95,729.

 (b) Research and Development

   The cost of research and development is expensed in the period in which it is incurred.

 (c) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

 (d) Stock-Based Compensation

   The Company applies the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25) to account for the issuance of stock incentives to employees and directors and, accordingly, no compensation expense related to employees' and directors' stock incentives has been recognized in the financial statements. Pro forma disclosure of the net income impact of applying the provisions of Statement of Financial Accounting Standards No. 123 Accounting for Stock-based Compensation, (SFAS No. 123), of recognizing stock compensation expense over the vesting period based on the fair value of all stock-based awards on the date of grant is presented in note 3.

                              VIACHANGE.COM, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 (e) Income Taxes

   The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under the asset and liability method of SFAS 109, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. We consider the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

(2) Related Party Transactions

   ViaSpace funded all operating expenses of the Company from the date of inception through December 31, 1999. These expenses have been allocated to the Company at the actual amount paid by ViaSpace, or at allocated arms-length amounts for shared services such as office space and administrative services.

   Certain of these expenses amounting to $42,207 are reflected as amounts due to ViaSpace on the accompanying balance sheet. In addition, $53,522 of expenses paid by ViaSpace are not reimbursable by the Company under the terms of the Series A Preferred Stock Purchase Agreement entered into in January 2000 (see note 5). Accordingly, these expenses have been reflected as a deemed capital contribution in the accompanying financial statements for the period ended December 31, 1999.

(3) Stock Options

   Effective December 27, 1999, the Company adopted the 1999 Stock Plan of ViaChange.com, Inc. (the 1999 Plan). Under the 1999 Plan, incentive stock options and nonqualified options may be granted for the purchase of up to 833,333 shares of common stock. Options granted under the 1999 Plan vest 25% one year from the date of grant, and the remaining options vest monthly in increments of 1/48 of the remaining 75% of the total options granted.

   As of December 31, 1999, no options had been granted under the 1999 Plan. Subsequent to December 31, 1999, a total of 353,333 options were granted at prices ranging from $0.50 to $1.80 per share.

   The Company has adopted the disclosure provisions only of SFAS No. 123, for employees and directors, and will account for the 1999 Plan in accordance with the provisions of APB No. 25.

(4) Income Taxes

   The income tax benefit differs from the expected income tax benefit computed using the statutory Federal income tax rate of 34% applied to pretax loss as a result of the following:

   Computed "expected" tax benefit................................... $(32,548)
   State income taxes................................................   (5,564)
   Increase in the beginning of the period valuation allowance.......   38,112
                                                                      --------
                                                                      $    --
                                                                      ========

                              VIACHANGE.COM, INC.
                        (a development stage enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   The tax effects of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities as of December 31, 1999 are as follows:

   Deferred tax assets:
     Start-up and organizational costs................................. $31,712
     Net operating loss carryforward...................................   6,400
                                                                        -------
       Total deferred tax assets.......................................  38,112
     Valuation allowance...............................................  38,112
                                                                        -------
       Net deferred tax asset.......................................... $   --
                                                                        =======

   The Company had net operating loss carryforwards of approximately $16,000 at December 31, 1999 for income tax purposes. These carryforwards expire, if unused, in 2019.

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the temporary differences are available to reduce income taxes payable, management has established a valuation allowance for the full amount of the deferred tax assets at December 31, 1999. No income tax payments were made during the period from June 28, 1999 (inception) through December 31, 1999.

(5) Subsequent Events

   In January 2000, the Company amended and restated its articles of incorporation. As a result of this amendment, the total number of available shares of stock of the Company was revised to include the following:

  . 2,333,333 shares of Series A-1 Preferred Stock, $.001 par value per share

  . 2,333,333 shares of Series A-2 Preferred Stock, $.001 par value per share

  . 10,000,000 shares of Class A Common Stock, $.001 par value per share

  . 2,333,333 shares of Class A Common Stock, $.001 par value per share.

   All previously issued common stock was converted to Class A Common Stock.

   Also in January 2000, the Company entered into a Series A-2 Preferred Stock Purchase Agreement (the Agreement) with a third party. Under the terms of the Agreement, the Company issued 2,333,333 shares of Series A Preferred Stock for aggregate consideration of $5,000,000. The Series A-2 Preferred Stock is convertible to shares of Class B Common Stock at the option of the holders of the Series A-2 Preferred Stock, and automatically converts at the earlier of a public offering of common stock or at December 31, 2001. The number of shares of Class B Common Stock issuable upon conversion is dependent upon several factors, including the value of the Company, as defined in the Agreement, and accrued and unpaid dividends. In addition, the Series A-2 Preferred Stock is redeemable upon the occurrence of certain events, such as a change in control of the Company. Series A-2 Preferred Stock has voting rights equal to the if-converted number of Class B Common Shares on the voting record date. In connection with the consummation of the sale of Series A Preferred Stock, the Company was obligated to pay finders fees of $200,000 to an advisor to the transaction.

   In February, 2000, the Company entered into an employment agreement with an officer of the Company. The agreement provides for minimum payments of $170,000 initially for the first year with minimum increases of 5% annually, terminating in February, 2004.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Web Design Group, Inc.:

   We have audited the accompanying balance sheets of Web Design Group, Inc. (the Company) as of December 31, 1998 and 1999 and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Web Design Group, Inc. as of December 31, 1998 and 1999 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Chicago, Illinois
March 3, 2000

                             WEB DESIGN GROUP, INC.

                                 BALANCE SHEETS

                           December 31, 1998 and 1999

                                                            1998        1999
                                                          ---------  ----------
                         Assets
Current assets:
  Cash and cash equivalents.............................. $  67,230      96,721
  Accounts receivable....................................    43,731     254,546
  Revenue earned on contracts in progress in excess of
   billings..............................................    82,108     207,469
                                                          ---------  ----------
    Total current assets.................................   193,069     558,736
                                                          ---------  ----------
Property and equipment, at cost:
  Office equipment.......................................   129,706     215,582
  Furniture and fixtures.................................    12,039      98,171
  Vehicles...............................................       --       22,870
                                                          ---------  ----------
    Total property and equipment.........................   141,745     336,623
  Less accumulated depreciation and amortization.........  (126,095)   (166,411)
                                                          ---------  ----------
Property and equipment, net..............................    15,650     170,212
                                                          ---------  ----------
    Total assets......................................... $ 208,719     728,948
                                                          =========  ==========
     Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Accrued expenses....................................... $  34,796      96,567
  Billings in excess of revenues earned on contracts in
   progress..............................................       --       12,500
  Due to former shareholder..............................   250,000     250,000
  Current portion of note payable........................       --        3,780
  Line of credit.........................................    59,500         --
  Current maturities of obligations under capital
   leases................................................     1,008      34,235
                                                          ---------  ----------
    Total current liabilities............................   345,304     397,082
Capital lease obligations, less current portion..........     2,723      90,647
Note payable, less current portion.......................       --        8,066
                                                          ---------  ----------
    Total liabilities....................................   348,027     495,795
                                                          ---------  ----------
Stockholders' equity (deficit):
  Class B common stock, $.001 par; 14,000,000 shares
   authorized, 12,142,860 shares issued and outstanding
   in 1998 and 1999......................................    12,143      12,143
  Retained earnings (accumulated deficit)................  (151,451)    221,010
                                                          ---------  ----------
    Total stockholders' equity (deficit).................  (139,308)    233,153
                                                          ---------  ----------
      Total liabilities and stockholders' equity
       (deficit)......................................... $ 208,719     728,948
                                                          =========  ==========

                See accompanying notes to financial statements.

                             WEB DESIGN GROUP, INC.

                            STATEMENTS OF OPERATIONS

                     Years ended December 31, 1998 and 1999

                                                             1998       1999
                                                           ---------  ---------
Revenues.................................................. $ 927,237  2,470,834
Cost of revenues..........................................   458,512  1,150,523
                                                           ---------  ---------
    Gross margin..........................................   468,725  1,320,311
                                                           ---------  ---------
Operating expenses:
  Sales and marketing.....................................     6,446     44,470
  Compensation and benefits...............................   322,115    185,341
  General and administrative..............................   259,785    660,055
                                                           ---------  ---------
    Total operating expenses..............................   588,346    889,866
                                                           ---------  ---------
    Operating income (loss)...............................  (119,621)   430,445
                                                           ---------  ---------
Other income (expense):
  Interest income.........................................       --       4,758
  Interest expense........................................    (3,235)    (7,766)
                                                           ---------  ---------
    Total other expense...................................    (3,235)    (3,008)
                                                           ---------  ---------
    Net income (loss)..................................... $(122,856)   427,437
                                                           =========  =========



                See accompanying notes to financial statements.

                             WEB DESIGN GROUP, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                     Years ended December 31, 1998 and 1999

                                     Class B Common     Retained       Total
                                         Stock          earnings   stockholders'
                                   ------------------ (accumulated    equity
                                     Shares   Amount    deficit)     (deficit)
                                   ---------- ------- ------------ -------------
Balance at December 31, 1997...... 12,142,860 $12,143    (28,595)     (16,452)
Net income........................        --      --    (122,856)    (122,856)
                                   ---------- -------   --------     --------
Balance at December 31, 1998...... 12,142,860  12,143   (151,451)    (139,308)
Distribution to shareholders......        --      --     (54,976)     (54,976)
Net income........................        --      --     427,437      427,437
                                   ---------- -------   --------     --------
Balance at December 31, 1999...... 12,142,860 $12,143    221,010      233,153
                                   ========== =======   ========     ========



                See accompanying notes to financial statements.

                             WEB DESIGN GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                     Years ended December 31, 1998 and 1999

                                                              1998       1999
                                                            ---------  --------
Cash flows from operating activities:
  Net income (loss).......................................  $(122,856)  427,437
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
    Depreciation and amortization.........................     31,606    31,629
    Change in assets and liabilities:
      Accounts receivable.................................   (15,352)  (210,815)
      Billings less than revenues earned on contracts in
       progress...........................................    (66,151) (112,861)
      Accrued expenses....................................    267,109    61,771
                                                            ---------  --------
        Net cash provided by operating activities.........     94,356   197,161
                                                            ---------  --------
Cash flows from investing activities--purchases of
 property and equipment...................................     (4,239)  (52,168)
                                                            ---------  --------
        Net cash used in investing activities.............     (4,239)  (52,168)
                                                            ---------  --------
Cash flows from financing activities:
  Net repayments on line of credit........................    (40,500)  (59,500)
  Issuance of note payable................................        --     11,846
  Payments under capital lease obligations................     (3,584)  (12,872)
  Distribution to shareholders............................        --    (54,976)
                                                            ---------  --------
        Net cash used in financing activities.............    (44,084) (115,502)
                                                            ---------  --------
        Net increase in cash and cash equivalents.........     46,033    29,491
Cash and cash equivalents at beginning of year............     21,197    67,230
                                                            ---------  --------
Cash and cash equivalents at end of year..................  $  67,230    96,721
                                                            =========  ========
Supplemental disclosure of cash flow information--interest
 paid.....................................................  $   3,235     7,766
                                                            =========  ========
Supplemental disclosure of noncash investing activity--
 capital lease obligations assumed........................  $     --    134,023
                                                            =========  ========


                See accompanying notes to financial statements.

                             WEB DESIGN GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) Description of the Business

   Web Design Group, Inc. (Company) is a professional Internet service firm established in 1994 to provide web development and e-business transformation services. The Company was originally established as a C-Corporation and in July 1996, elected S Corporation status.

(2) Summary of Significant Accounting Policies

 (a) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (b) Cash Equivalents

   The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

 (c) Revenue Recognition

   The Company derives its revenues primarily from web development service agreements and hosting and maintenance of web sites. Revenues are recognized over the period of each agreement based upon the percentage of completion method. Provisions for contract adjustments and losses are recorded in the periods such items are identified. Revenue earned on contracts in progress in excess of billings, as reflected on the accompanying balance sheet, comprise amounts of revenue recognized on contracts for which billings have not been rendered. Billings in excess of revenues earned on contracts in progress comprise amounts of billings recognized on contracts for which revenues have not been earned. Service revenues from maintenance contracts and hosting of web sites are recognized as services are performed.

 (d) Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the various classes of property ranging from three to five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

 (e) Income Taxes

   The Company operates as an S Corporation, whereby all income, deductions, and credits pass through to the Company's shareholders for Federal and state income tax purposes. The Company is subject to the Illinois Replacement Tax.

 (f) Fair Value of Financial Instruments

   The fair value of the Company's financial instruments approximates their carrying value due to the short-term nature of these instruments.

 (g) Advertising Expenses

   Advertising expenses are charged to operations during the year in which they are incurred. The total amount of advertising expenses charged to operations was $2,585 and $13,061 for the years ended December 31, 1998 and 1999, respectively.

 (h) Cost of Revenues

   Cost of revenues includes compensation and benefits for employees performing services to clients and an allocation of facilities expense and technology costs.

                            WEB DESIGN GROUP, INC.

(3) Leases

   The Company leases its office space in Chicago under a seven year, noncancelable operating lease. Additionally, the Company leases certain computer and office equipment under capital leases expiring at various dates through 2003.

   Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1999 are as follows:

                                                              Capital  Operating
                                                              leases    leases
                                                              -------  ---------
   2000...................................................... $43,657   108,140
   2001......................................................  42,432   108,140
   2002......................................................  34,771   105,589
   2003......................................................  23,158   103,037
   2004......................................................     --    103,037
   Thereafter................................................     --    206,074
                                                              -------  --------
     Total minimum lease payments............................ 144,018  $734,017
                                                                       ========
   Less amount representing interest......................... (19,136)
                                                              -------
   Present value of minimum lease payments................... 124,882
   Less current portion...................................... (34,235)
                                                              -------
   Noncurrent portion of capital lease obligations........... $90,647
                                                              =======

   Rent expense for the years ended December 31, 1998 and 1999 was $24,977 and $42,659, respectively.

(4) Line of Credit and Note Payable

   The Company maintains an operating line of credit with a bank with a borrowing limit of $250,000 as of December 31, 1999. Borrowings under the line of credit accrue interest at the prime rate plus 0.5% (9.0% at December 31, 1999). The Company had outstanding borrowings of $59,500 at December 31, 1998. No amounts were outstanding under the line of credit at December 31, 1999.

   As of December 31, 1999, the Company had an outstanding note payable for an automobile used by an officer and shareholder of the Company. The note requires monthly principal payments of approximately $300, bears interest at 0.9% per annum, and matures in January 2003.

(5) 401(k) Savings Plan

   During 1999, the Company established a 401(k) savings plan for its employees. Under the plan, employees may defer 2% to 15% of their compensation up to the maximum limits set by the Internal Revenue Code. The Company does not match employee contributions.

(6) Significant Customers

   The Company had three customers that collectively accounted for 47% of accounts receivable and individually accounted for 21%, 16% and 10% of accounts receivable as of December 31, 1998. During 1998, the Company's three largest customers accounted for 31% of total revenue.

   The Company had three customers that collectively accounted for 42% of accounts receivable and individually accounted for 17%, 14% and 11% of accounts receivable as of December 31, 1999. One customer accounted for 11% of revenues during 1999.

                             WEB DESIGN GROUP, INC.

(7) Due to Former Shareholder

   As of December 31, 1998 and 1999, the Company had a commitment to a former shareholder for their 1998 severance from the Company. This amount was subsequently paid in February 2000.

(8) Subsequent Events

   On February 10, 2000, the Company was reincorporated and affected a 12,142.86 for one stock split and exchange of its then outstanding shares of common stock into Class B Common Shares. All share information included in these financial statements has been retroactively adjusted to reflect the stock split, exchange and increase in authorized shares of Class B Common Stock.

   On February 11, 2000, the Company entered into a Series A Preferred Stock Purchase Agreement with a third party (Purchaser). In connection with this transaction, the Company amended its certificate of incorporation to increase the Company's authorized shares to 26,000,000, comprised of 6,000,000 shares of Series A Preferred Stock, 6,000,000 shares of Class A Common Stock and 14,000,000 shares of Class B Common Stock and authorized the issuance of 6,000,000 shares of the Company's Series A Preferred Stock, par value $0.001 per share. The Series A Preferred Stock is convertible on a one-for-one basis for shares of $0.001 par value Class A Common Stock at any time by the holder. In the event of an initial public offering of common stock by the Company, the outstanding Series A Preferred Shares shall be automatically converted into Class A Common Stock. The Company issued 6,000,000 shares of Series A Preferred Stock to the Purchaser for $7,000,000.

   The Series A preferred shares have certain redemption rights. The holder or holders of two-thirds of the Series A preferred shares then outstanding may elect, on the fifth anniversary of the initial issuance of such Series A preferred shares, to require the Company to redeem all Series A preferred shares then outstanding at the Series A redemption price. The Series A redemption price per share equals the sum of (x) $1.167 (such amount to be adjusted proportionately in the event the Series A preferred shares are subdivided by any means into a greater number or combined by any means into a lesser number) plus (y) all accrued and unpaid dividends on such Series A preferred share through the applicable redemption date.

   The holder or holders of two-thirds of the outstanding Series A preferred shares may elect, on the fifth anniversary of issuance, to require the Company to redeem all Series A preferred shares then outstanding at the Series A redemption price.

   The common shares and Series A Preferred Stock shall vote together as a single class. Holders of Series A Preferred Stock are entitled to the number of votes equal to the number of common shares which the holder would have been entitled to receive had such holder converted all of its Series A Preferred Stock into common shares on that date.

   In addition, so long as the Purchaser owns at least (5%) of the Company's issued and outstanding common shares (assuming conversion, exercise or exchange of all outstanding options and convertible securities, including the Series A Preferred Shares), (i) the Class A Common Stock shall have the number of votes equal to the greater of (x) one (1) vote per share, and (y) twenty-five and one tenth percent (25.1%) of the voting power of the Company and (ii) the voting rights of any "person" or "group" other than holders of Class A Common Stock shall be limited to the number of votes equal to the lessor of (x) such person's or group's actual voting interest and (y) twenty-five percent (25%) of the voting power of the Company.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Westbound Consulting, Inc.:

   We have audited the accompanying consolidated balance sheets of Westbound Consulting, Inc. and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Westbound Consulting, Inc. and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Chicago, Illinois
March 10, 2000

                   WESTBOUND CONSULTING, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1998 and 1999

                                                               1998      1999
                                                             --------  --------
                          Assets
Current assets:
  Cash.....................................................  $ 63,089       --
  Accounts receivable, net of allowance of $0 and $7,700 in
   1998 and 1999, respectively.............................     8,040   117,174
  Deferred offering costs..................................       --     20,310
  Member contributions receivable..........................    12,200     1,434
                                                             --------  --------
    Total current assets...................................    83,329   138,918
                                                             --------  --------
Property and equipment, at cost:
  Computers and equipment..................................     3,061    78,697
  Software.................................................       515     1,249
  Furniture and fixtures...................................       --     91,696
                                                             --------  --------
                                                                3,576   171,642
  Less accumulated depreciation and amortization...........      (716)  (30,808)
                                                             --------  --------
    Property and equipment, net............................     2,860   140,834
                                                             --------  --------
Goodwill, net of accumulated amortization of $669 in 1999..       --     39,444
Deposit on investment in affiliate.........................   140,000       --
Other assets...............................................       --     10,594
                                                             --------  --------
    Total assets...........................................  $226,189   329,790
                                                             ========  ========
                  Liabilities and Equity
Current liabilities:
  Bank overdraft...........................................  $    --      9,160
  Accounts payable.........................................       --     44,255
  Accrued expenses.........................................     7,445    24,914
  Current portion of loan payable..........................       --      5,683
  Current portion of note payable to related party.........    34,671    37,999
  Note payable to related party and accrued interest.......       --     30,988
  Due to officers..........................................     9,532    61,439
  Due to related parties...................................       --     17,237
  Deposit on membership interest...........................   130,000       --
  Deferred income and other current liabilities............       --      8,194
                                                             --------  --------
    Total current liabilities..............................   181,648   239,869
                                                             --------  --------
Note payable to related party, less current portion........    40,329    12,221
Loan payable, less current portion.........................       --     28,326
                                                             --------  --------
    Total liabilities......................................   221,977   280,416
Minority interest..........................................       --      1,440
Equity:
  Common stock, no par value: 1,000 and 100,000,000 shares
   authorized, issued, and outstanding in 1998 and 1999,
   respectively............................................         1   186,009
  Members' interests.......................................    11,146       --
  Accumulated other comprehensive income...................       --     (2,580)
  Accumulated deficit......................................    (6,935) (135,495)
                                                             --------  --------
    Total equity...........................................     4,212    47,934
                                                             --------  --------
    Total liabilities and equity...........................  $226,189   329,790
                                                             ========  ========

          See accompanying notes to consolidated financial statements.

                   WESTBOUND CONSULTING, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     Years ended December 31, 1998 and 1999

                                                               1998      1999
                                                             --------  --------
Revenue..................................................... $ 52,006   338,844
Operating expenses:
  Compensation..............................................   39,657   222,847
  Development...............................................      --    155,211
  General and administrative................................   71,202   191,918
                                                             --------  --------
    Total operating expenses................................  110,859   569,976
                                                             --------  --------
    Loss from operations....................................  (58,853) (231,132)
Interest expense, net.......................................    5,000    10,216
Foreign currency gains......................................      --        (90)
                                                             --------  --------
    Net loss before minority interest.......................  (63,853) (241,258)
    Minority interest.......................................      --      1,440
                                                             --------  --------
    Net loss................................................ $(63,853) (242,698)
                                                             ========  ========



          See accompanying notes to consolidated financial statements.

                   WESTBOUND CONSULTING, INC. AND SUBSIDIARY

                  CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

                     Years ended December 31, 1998 and 1999

                              Westbound
                           Consulting, Inc.       Westbound                Westbound
                             Common Stock     Consulting, L.L.C.        Consulting, Inc.
                         -------------------- ------------------ ------------------------------
                                                   Members'      Accumulated other  Accumulated      Total
                           Shares     Amount      interests      comprehensive loss   deficit   equity (deficit)
                         ----------- -------- ------------------ ------------------ ----------- ----------------
Balance at December 31,
 1997...................       1,000 $      1           --                --           (6,935)        (6,934)
Issuance of membership
 interests..............         --       --         74,999               --              --          74,999
Net loss................         --       --        (63,853)              --              --         (63,853)
                         ----------- --------      --------            ------        --------       --------
Balance at December 31,
 1998...................       1,000        1        11,146               --           (6,935)         4,212
Issuance of membership
 interests..............         --       --        130,000               --              --         130,000
Net loss for the period
 from January 1, 1999
 through June 7, 1999...         --       --       (114,138)              --              --        (114,138)
Exchange of membership
 interests for common
 stock..................  84,999,000   27,008       (27,008)              --              --             --
Issuance of common
 stock..................  15,000,000  159,000           --                --              --         159,000
Net loss for the period
 from
 June 8, 1999 through
 December 31, 1999......         --       --            --                --         (128,560)      (128,560)
Foreign currency
 translation
 adjustment.............         --       --            --             (2,580)            --          (2,580)
                         ----------- --------      --------            ------        --------       --------
Comprehensive loss......         --       --            --             (2,580)       (128,560)      (131,140)
                         ----------- --------      --------            ------        --------       --------
Balance at December 31,
 1999................... 100,000,000 $186,009           --             (2,580)       (135,495)        47,934
                         =========== ========      ========            ======        ========       ========


          See accompanying notes to consolidated financial statements.

                   WESTBOUND CONSULTING, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     Years ended December 31, 1998 and 1999

                                                              1998      1999
                                                            --------  --------
Cash flows from operating activities:
  Net loss................................................. $(63,853) (242,698)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Depreciation and amortization..........................      716     4,359
    Provision for bad debt.................................      --      9,495
    Minority interest......................................      --      1,440
    Foreign exchange gain..................................      --        (90)
    Membership interest issued as expense reimbursement to
     officer...............................................    3,249       --
    Changes in assets and liabilities, net of acquisition:
      Accounts receivable..................................   (8,040) (115,216)
      Other assets.........................................      --     (2,320)
      Accounts payable.....................................      --     44,255
      Accrued expenses.....................................    7,445    11,108
      Accrued interest.....................................    5,000    (1,155)
                                                            --------  --------
        Net cash used in operating activities..............  (55,483) (290,822)
                                                            --------  --------
Cash flows from investing activities:
  Investment in affiliate, net of cash acquired............ (140,000)  (18,543)
  Purchases of property and equipment......................   (3,035)  (10,949)
                                                            --------  --------
        Net cash used in investing activities.............. (143,035)  (29,492)
                                                            --------  --------
Cash flows from financing activities:
  Increase in bank overdraft...............................      --      9,160
  Issuance of loan payable.................................      --     35,000
  Issuance of notes payable to related parties.............   70,000    40,000
  Principal repayments of notes payable to related parties
   and loan payable........................................      --    (33,632)
  Net increase in due to officers..........................    7,451    35,497
  Deposits on membership interests.........................  130,000       --
  Issuance of membership interests ........................   52,990    12,200
  Issuance of common stock ................................      --    159,000
                                                            --------  --------
        Net cash provided by financing activities..........  260,441   257,225
                                                            --------  --------
        Net increase (decrease) in cash....................   61,923   (63,089)
Cash at beginning of year..................................    1,166    63,089
                                                            --------  --------
Cash at end of year........................................ $ 63,089       --
                                                            ========  ========
Supplemental disclosure of cash flow information--
  cash paid during the year for interest................... $     --    11,546
Supplemental disclosure of noncash financing activities:
  Membership interest issued as expense reimbursement to
   officer................................................. $  3,249       --
  Membership interest issued as reduction of amounts due to
   officers................................................    6,560       --
  Member contributions receivable..........................   12,200       --
  Offering costs accrued but not paid......................      --     20,310
  Membership interest issued for which refundable deposit
   was received in prior year..............................      --    130,000
                                                            ========  ========

          See accompanying notes to consolidated financial statements.

                   WESTBOUND CONSULTING, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Description of Business and Basis of Presentation

   Westbound Consulting, Inc. and subsidiary (the Company) are a software consulting firm that specializes in developing customized e-commerce software solutions. The Company's Chicago-based consultants work directly with clients to determine their business requirements and facilitate implementation. The Company's development team, based in Hyderabad, India, performs programming work. Substantially all of the Company's revenue is derived from customers located in the United States.

   Westbound Consulting, Inc. was originally incorporated in the State of Illinois on August 25, 1997, under the name Beyond 2000, Inc., which it was known as until February 28, 1998. Westbound Consulting, L.L.C. was incorporated in the State of Illinois as a limited liability company on March 31, 1998. The historical consolidated financial statements of Westbound Consulting, Inc. and subsidiary include the financial position and the results of operations of Westbound Consulting, L.L.C. Westbound Consulting, Inc. and Westbound Consulting, L.L.C. have common owners and substantially the same management teams. In a conversion (the Conversion) that was effected on June 7, 1999, (i) all of the assets and liabilities of Westbound Consulting, L.L.C. were transferred to the Company, (ii) all of the members' equity interests in Westbound Consulting, L.L.C. were transferred to Westbound Consulting, Inc. in exchange for 84,999,000 shares of the common stock of Westbound Consulting, Inc., and (iii) Westbound Consulting, L.L.C. was dissolved. At the time of the Conversion, Westbound Consulting, Inc. was a non-operating entity with nominal net assets. The transfer of assets and liabilities of Westbound Consulting, L.L.C. to Westbound Consulting, Inc. has been recorded by Westbound Consulting, Inc. using the historical carrying values of Westbound Consulting, L.L.C.

(2) Summary of Significant Accounting Policies

 (a) Principles of Consolidation

   In December 1998 and November 1999, the Company remitted $140,000 and $20,000, respectively, as deposits for an investment in Westbound Consulting Services Pvt. Ltd. (WBCS Pvt. Ltd.), a Hyderabad, India-based entity whose majority shareholder was a Westbound Consulting, L.L.C. member in 1998 and is currently a stockholder of the Company. The Company purchased 29,799 equity shares of WBCS Pvt. Ltd. on December 6, 1999, representing 70% of WBCS Pvt. Ltd.'s outstanding equity shares. The acquisition has been accounted for under the purchase method of accounting. From December 6, 1999, the Company has accounted for its investment in WBCS Pvt. Ltd. under the consolidation method. Under this method, WBCS Pvt. Ltd.'s results of operations are reflected within the Company's consolidated statement of operations. Income attributable to other stockholders of WBCS Pvt. Ltd. is identified as minority interest in the Company's consolidated statement of operations. Minority interest adjusts the Company's consolidated net results of operations to reflect only its share of the income of WBCS Pvt. Ltd. Transactions between the Company and WBCS Pvt. Ltd. occurring between December 6, 1999 and December 31, 1999 have been eliminated in consolidation. Amounts incurred for development work performed by WBCS Pvt. Ltd. prior to December 6, 1999 have not been eliminated and are recorded as development expense.

 (b) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (c) Revenue Recognition

   Consulting fees are generally billed at a contracted hourly rate and the Company recognizes this revenue over the period during which the work is performed.

                   WESTBOUND CONSULTING, INC. AND SUBSIDIARY

 (d) Property and Equipment

   Property and equipment are stated at cost. Depreciation and amortization is provided over the estimated useful lives of the assets, ranging from 3 to 6 years, using the straight-line method.

 (e) Income Taxes

   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   Prior to the Conversion, the only true operating entity of the Company was Westbound Consulting, L.L.C., a limited liability company, whereby all income, deductions, and credits were passed through to the L.L.C. members for Federal and state income tax purposes.

 (f) Goodwill

   Goodwill represents the excess of cost over the fair value of the Company's interest in the net assets of WBCS Pvt. Ltd. and is being amortized on a straight-line basis over five years.

(3) Debt

   The Company issued a $70,000 promissory note to a related party in June 1998. The note accrued interest at 12.0% and was initially payable in 23 monthly installments of $3,500, commencing in January 1999. The Company borrowed an additional $10,000 from the related party in October 1999, which was to be repaid through additional monthly payments added to the original term. Pursuant to the promissory note agreement, two officers of the Company each pledged 51.5% of their respective ownership interests in the Company as security to the lender. The Company repaid this note in February 2000.

   The Company borrowed $35,000 under a business loan agreement in July 1999. The loan accrued interest at 12.9% and was payable in 60 monthly installments commencing in August 1999. The Company repaid this loan in February 2000.

   The Company issued a $30,000 promissory note to a related party in October 1999 as a bridge loan until permanent financing could be obtained. The note accrued interest at 15% and was repaid by the Company in February 2000.

   Upon acquisition of WBCS Pvt. Ltd., the Company assumed $17,237 of borrowings from certain related parties. These borrowings were non-interest bearing and due on demand, and were repaid by the Company in February 2000.

(4) Due to Officers

   The due to officers balance reflects amounts owed to officers of the Company for advances remitted to fund operating costs. These advances were non-interest bearing and due on demand and were repaid by the Company in February 2000.

                   WESTBOUND CONSULTING, INC. AND SUBSIDIARY

(5) Stockholders' Equity

   At the Company's inception on August 25, 1997, 1,000 shares of common stock were issued for $1.

   In 1998, Westbound Consulting L.L.C. issued membership interests for capital contributions of $74,999, and received $130,000 as a deposit for a membership interest that was issued in 1999.

   In 1999, the Company issued 15,000,000 shares of no par value common stock for capital contributions of $159,000.

   In conjunction with the Conversion, the Company issued 94,999,000 common shares to holders of Westbound Consulting, L.L.C. membership interests and Westbound Consulting, L.L.C. was dissolved.

(6) Income Taxes

   Loss before provision for income taxes from continuing operations was taxed in the following jurisdictions:

                                                               1998      1999
                                                             --------  --------
   Domestic................................................. $(63,853) (224,057)
   Foreign..................................................      --    (18,641)
                                                             --------  --------
                                                             $(63,853) (242,698)
                                                             ========  ========

   No provision for Federal or state income taxes was recorded prior to the Conversion as such liability was the responsibility of the members of Westbound Consulting, L.L.C., rather than the Company. Upon the Conversion, the Company recorded an initial net deferred tax liability of $11,720, resulting in deferred income tax expense of $11,720. This deferred income tax expense was offset by a deferred income tax benefit of $11,720 incurred from June 8, 1999 through December 31, 1999 as a result of establishment of deferred tax assets available to offset the entire deferred tax liability. The remaining change in deferred income taxes for the year ended December 31, 1999 relates to the period subsequent to the Conversion.

   There is no provision for income taxes during 1998 or 1999 due to the Company's net losses before income taxes.

   The Company's operations in India are subject to a five year tax holiday, which will terminate in 2003.

   The total tax provision for the year ended December 31, 1999 differs from the amount computed by applying the Federal income tax rate of 34% to the loss before income taxes for the following reasons:

   Expected income tax benefit at statutory rate..................... $(82,517)
   State income tax benefit, net of Federal taxes....................   (6,082)
   Permanent differences.............................................      571
   Loss prior to conversion to C-Corporation.........................   40,172
   Establishment of deferred tax balances upon C-Corporation
    conversion.......................................................   11,720
   Foreign income not subject to tax.................................   (1,142)
   Increase in valuation allowance...................................   37,278
                                                                      --------
   Income tax provision.............................................. $    --
                                                                      ========

                   WESTBOUND CONSULTING, INC. AND SUBSIDIARY

   The tax effects of the temporary differences that give rise to the deferred tax assets and liabilities at December 31, 1999 are presented below:

   Deferred tax assets:
     Intangible assets................................................ $    731
     Net operating loss carryforward..................................   54,895
                                                                       --------
       Gross deferred tax assets......................................   55,626
       Less valuation allowance.......................................  (37,278)
                                                                       --------
       Net deferred tax assets........................................   18,348
   Deferred tax liabilities:
     Cash to accrual adjustment.......................................  (18,348)
       Total deferred tax liabilities.................................  (18,348)
                                                                       --------
       Net deferred income taxes...................................... $    --
                                                                       ========

   The Company has Federal and state net operating loss carryforwards of approximately $141,000 which begin to expire in 2019 if not used to offset future taxable income. The Company has recorded a full valuation allowance of $37,278 against its net deferred tax assets acquired and established during 1999 as the Company has not yet determined that it is more likely than not that the net deferred tax assets will be realizable.

(7) Significant Customers

   The Company had one customer that accounted for 100% of accounts receivable at December 31, 1998. The Company had three customers that collectively accounted for 100% of revenue and individually accounted for 57%, 32%, and 11% of revenue for the year ended December 31, 1998. The Company had three customers that collectively accounted for 87% of accounts receivable and individually accounted for 51%, 25%, and 11% of accounts receivable at December 31, 1999. The Company had three customers that collectively accounted for 65% of revenue and individually accounted for 33%, 17%, and 15% of revenue for the year ended December 31, 1999.

(8) Leases

   The Company incurred $4,600 and $5,839 of rent expense leasing office space in the home of an officer of the Company during 1998 and 1999, respectively. The Company subsequently entered into an operating lease for office space with future non-cancelable rental payments of $4,620 in 2000. The Company incurred $1,980 of rent expense under this lease for the period from November 15, 1999 through December 31, 1999.

(9) Subsequent Events

   The Company re-incorporated in the State of Delaware in February 2000, thereby authorizing 185,714,286 shares of $0.001 par value Series A-1 preferred stock, 185,714,286 shares of $0.001 par value Series A-2 preferred stock, 400,000,000 shares of $0.001 par value Class A common stock, and 185,714,286 shares of $0.001 par value Class B common stock. Upon liquidation, each holder of Series A-1 and Series A-2 preferred shares (collectively, "Series A preferred shares") shall be entitled to receive an amount equal to the greater of (i) $0.005384615, subject to adjustment in the event such shares are subdivided through a stock split, stock dividend, or otherwise ("the Series A liquidation value"), plus all accrued and unpaid dividends, and (ii) the amount such holder would receive if all holders of Series A preferred shares had converted their Series A preferred shares into common stock immediately prior to liquidation.

   Upon liquidation, and after payment of preferential amounts to the holders of Series A preferred shares, the remaining assets of the Company shall be distributed to the holders of common shares. The Company shall pay preferential dividends to the holders of Series A preferred shares, when and if declared by the board of directors, at a rate of 8% annually of the sum of the Series A liquidation value plus all accrued and unpaid dividends. In the event any dividend or other distribution payable in cash, stock, or other property which such

                   WESTBOUND CONSULTING, INC. AND SUBSIDIARY holder would have received if on such record date such holder was the holder of record of the number of common shares into which such Series A preferred shares then held would be convertible.

   Series A-1 preferred shares may be converted into the number of shares of Class A common stock determined by adding (x) the number of shares determined by (i) multiplying the number of Series A-1 preferred shares to be converted by the Series A liquidation value and (ii) dividing the resulting product by the Series A conversion price ($0.005384615 initially, subject to adjustment upon certain dilutive events), plus (y) the number of shares determined by dividing the total amount of accrued and unpaid dividends with respect to each Series A-1 preferred share to be converted by the Series A conversion price.

   Series A-2 preferred shares may be converted into the number of shares of Class B common stock determined by adding (x) the number of shares determined by (i) multiplying the number of Series A-2 preferred shares to be converted by the Series A liquidation value and (ii) dividing the resulting product by the Series A conversion price, plus (y) the number of shares determined by dividing the total amount of accrued and unpaid dividends with respect to each Series A-2 preferred share to be converted by the Series A conversion price.

   Series A-2 preferred shares may be converted into an equal number of shares of Series A-1 preferred stock. Each Series A-2 preferred share shall automatically convert into one Series A-1 preferred share if the number of Class B common shares then outstanding or issuable upon conversion of Series A-2 preferred shares is less than five percent of the aggregate number of common shares then outstanding, assuming conversion or exercise of all outstanding convertible securities and options.

   Class B common shares may be converted into an equal number of Class A common shares. Each Class B common share shall automatically convert into one Class A common share if the number of Class B common shares then outstanding or issuable upon conversion of Series A preferred shares is less than five percent of the aggregate number of common shares then outstanding, assuming conversion or exercise of all outstanding convertible securities and options.

   On February 11, 2000, the Company entered into a Series A Preferred Stock Purchase Agreement (the Agreement) with Xqsite, Inc., a wholly owned subsidiary of divine interVentures, inc. (divine). In conjunction with the Agreement, the Company issued 185,714,286 shares of Series A-2 preferred stock, for aggregate proceeds of $1,000,000. The proceeds from this issuance consist of (i) $500,000 cash, less principal and interest owed to divine under a $50,000 bridge loan executed January 14, 2000, (ii) a $250,000 promissory note payable to the Company on May 11, 2000, and (iii) a $250,000 promissory note payable to the Company on August 11, 2000.

   The Series A preferred shares have certain redemption rights. If a fundamental change or change in ownership occurs, the holder or holders of a majority of the Series A preferred shares then outstanding may require the Company to redeem all the Series A preferred shares then outstanding at the Series A redemption price. The Series A redemption price per share equals the sum of the Series A liquidation value plus all accrued but unpaid dividends on such Series A preferred share through the applicable redemption date.

   At any time or times on or after the earlier to occur of (i) the fifth anniversary of issuance or (ii) the date on which a holder of equity securities of the Company acquires a voting interest in the Company that is greater than that of divine and its affiliates or other permitted holders, the holder or holders of two-thirds of the outstanding Series A preferred shares may elect to require the Company to redeem all or any portion of such holders' Series A preferred shares.

                   WESTBOUND CONSULTING, INC. AND SUBSIDIARY

   Holders of Class A common stock, Class B common stock, Series A-1 preferred stock, and Series A-2 preferred stock vote together as a single class on all matters submitted to a vote before the stockholders of the Company. Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to five votes per share. Holders of Series A-1 preferred stock are entitled to the number of votes of Class A common shares such holders would have been entitled to had they converted all of their Series A-1 preferred shares to Class A common shares. Holders of Series A-2 preferred stock are entitled to five times the number of votes of Class B common shares such holders would have been entitled to had they converted all of their Series A-2 preferred shares to Class B common shares.

   Provided that holders of Class B common stock outstanding and issuable upon conversion of Series A-2 preferred stock own at least 5% of the Company's Class A common stock and Class B common stock and assuming conversion of all securities convertible into such shares, (i) such holders shall have the number of votes equal to the greater of (a) voting rights determined in accordance with the preceding paragraph, and (b) 25.1% of the voting power of the Company, and (ii) the voting rights of any person or group other than holders of Class B common shares and Series A-2 preferred shares shall be limited to the number of votes equal to the lesser of (x) such holders' voting rights in accordance with the preceding paragraph, and (y) 25% of the voting power of the Company.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Whiplash, Inc.:

   We have audited the accompanying balance sheets of Whiplash, Inc. (a development stage enterprise) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended and for the period from March 7, 1996 (inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Whiplash, Inc. (a development stage enterprise) as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended and for the period from March 7, 1996 (inception) through December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Chicago, Illinois
December 10, 1999

                                 WHIPLASH, INC.
                        (a development stage enterprise)

                                 BALANCE SHEETS
         December 31, 1997 and 1998 and September 30, 1999 (unaudited)

                                              December 31,
                                         -----------------------  September 30,
                 ASSETS                     1997         1998         1999
                 ------                  -----------  ----------  -------------
                                                                   (unaudited)
Current assets:
  Cash and cash equivalents............. $   102,035      69,751       98,211
  Accounts receivable ..................      52,163      56,209          817
  Common stock subscription receivable..      67,500      67,500          --
                                         -----------  ----------   ----------
    Total current assets ...............     221,698     193,460       99,028
Property and equipment, net of
 accumulated depreciation and
 amortization...........................      55,227      42,406       26,541
Other assets............................       5,000       5,982        9,605
                                         -----------  ----------   ----------
    Total assets........................ $   281,925     241,848      135,174
                                         ===========  ==========   ==========

     LIABILITIES AND STOCKHOLDERS'
            EQUITY (DEFICIT)
     -----------------------------
Current liabilities:
  Accounts payable ..................... $    75,144     171,134       62,576
  Accrued expenses .....................      10,689      74,140      107,127
  Current portion of notes payable to
   stockholders ........................         --      200,000    1,100,000
                                         -----------  ----------   ----------
    Total current liabilities ..........      85,833     445,274    1,269,703
Notes payable to stockholders, less
 current portion .......................     140,000     650,000      495,000
                                         -----------  ----------   ----------
    Total liabilities ..................     225,833   1,095,274    1,764,703
                                         -----------  ----------   ----------

Stockholders' equity (deficit):
  Common stock, $.0001 par value;
   25,000,000 shares authorized;
   9,250,000 shares issued and
   outstanding at December 31, 1997 and
   1998 and 9,306,664 shares issued and
   outstanding at September 30, 1999
   (unaudited)..........................         925         925          931
  Additional paid-in capital ...........   1,383,739   1,383,739    1,383,733
  Deficit accumulated during the
   development stage ...................  (1,328,572) (2,238,090)  (3,014,193)
                                         -----------  ----------   ----------
    Total stockholders' equity (deficit)
     ...................................      56,092    (853,426)  (1,629,529)
                                         -----------  ----------   ----------
    Total liabilities and stockholders'
     (equity) (deficit) ................ $   281,925     241,848      135,174
                                         ===========  ==========   ==========


                See accompanying notes to financial statements.

                                 WHIPLASH, INC.
                        (a development stage enterprise)

                            STATEMENTS OF OPERATIONS

                    Years ended December 31, 1997 and 1998,
               the period from March 7, 1996 (inception) through
        December 31, 1998, and the nine months ended September 30, 1998
                        (unaudited) and 1999 (unaudited)

                                               Period from
                                              March 7, 1996
                            Years ended        (inception)     Nine months ended
                            December 31,         through         September 30,
                         -------------------  December 31,  -----------------------
                           1997       1998        1998         1998        1999
                         ---------  --------  ------------- ----------- -----------
                                                            (unaudited) (unaudited)
Revenues................ $  52,163     3,390       55,553       3,390         600
                         ---------  --------   ----------    --------    --------
Operating expenses:
  Product development...   578,290   738,161    1,714,026     529,097     585,245
  General and
   administrative.......   298,566   116,239      485,653      99,497     110,926
  Depreciation and
   amortization.........    25,436    29,265       66,876      21,949      23,267
                         ---------  --------   ----------    --------    --------
    Total operating
     expenses...........   902,292   883,665    2,266,555     650,543     719,438
Other income (expense):
  Interest income.......     1,439       188        2,343         167         443
  Interest expense......       --    (29,431)     (29,431)    (17,570)    (57,708)
                         ---------  --------   ----------    --------    --------
    Total other income
     (expense)..........     1,439   (29,243)     (27,088)    (17,403)    (57,265)
                         ---------  --------   ----------    --------    --------
    Net loss............ $(848,690) (909,518)  (2,238,090)   (664,556)   (776,103)
                         =========  ========   ==========    ========    ========


                See accompanying notes to financial statements.

                                 WHIPLASH, INC.
                        (a development stage enterprise)

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                    Years ended December 31, 1997 and 1998,
               the period from March 7, 1996 (inception) through December 31, 1998, and the nine months ended September 30, 1999 (unaudited)

                                                             Deficit
                                                           accumulated
                            Common Stock                   during the        Total
                          ----------------   Additional    development   stockholders'
                           Shares   Amount paid-in capital    stage     equity (deficit)
                          --------- ------ --------------- -----------  ----------------
Balance at March 7, 1996
 (inception)............        --   $--            --            --              --
  Issuance of common
   stock................  9,250,000   925     1,327,075           --        1,328,000
  Net loss..............        --    --            --       (479,882)       (479,882)
                          ---------  ----     ---------    ----------      ----------
Balance at December 31,
 1996...................  9,250,000   925     1,327,075      (479,882)        848,118
  Common stock
   subscribed for
   services.............        --    --         56,664           --           56,664
  Net loss..............        --    --            --       (848,690)       (848,690)
                          ---------  ----     ---------    ----------      ----------
Balance at December 31,
 1997...................  9,250,000   925     1,383,739    (1,328,572)         56,092
  Net loss..............        --    --            --       (909,518)       (909,518)
                          ---------  ----     ---------    ----------      ----------
Balance at December 31,
 1998...................  9,250,000   925     1,383,739    (2,238,090)       (853,426)
  Issuance of common
   stock subscribed
   (unaudited)..........     56,664     6            (6)          --              --
  Net loss (unaudited)..        --    --            --       (776,103)       (776,103)
                          ---------  ----     ---------    ----------      ----------
Balance at September 30,
 1999 (unaudited).......  9,306,664  $931     1,383,733    (3,014,193)     (1,629,529)
                          =========  ====     =========    ==========      ==========



                See accompanying notes to financial statements.

                                 WHIPLASH, INC.
                        (a development stage enterprise)

                            STATEMENTS OF CASH FLOWS

                    Years ended December 31, 1997 and 1998,
               the period from March 7, 1996 (inception) through
        December 31, 1998, and the nine months ended September 30, 1998
                        (unaudited) and 1999 (unaudited)

                                               Period from
                                              March 7, 1996
                            Years ended        (inception)     Nine months ended
                            December 31,         through         September 30,
                         -------------------  December 31,  -----------------------
                           1997       1998        1998         1998        1999
                         ---------  --------  ------------- ----------- -----------
                                                            (unaudited) (unaudited)
Cash flows from
 operating activities:
  Net loss.............. $(848,690) (909,518)  (2,238,090)   (664,556)   (776,103)
  Adjustments to
   reconcile net loss to
   net cash used in
   operating activities:
    Depreciation and
     amortization.......    25,436    29,265       66,876      21,949      23,267
    Changes in assets
     and liabilities:
      Accounts
       receivable.......   (52,163)   (4,046)     (56,209)     (3,859)     55,392
      Other assets......       --       (982)      (5,982)       (982)     (3,623)
      Accounts payable..    18,493    95,990      171,134      70,206    (108,558)
      Accrued expenses..     2,347    63,451       74,140      16,497      32,987
                         ---------  --------   ----------    --------    --------
        Net cash used in
         operating
         activities.....  (854,577) (725,840)  (1,988,131)   (560,745)   (776,638)
Cash flows from
 investing activities--
 purchase of property
 and equipment..........    (6,526)  (16,444)    (109,282)    (16,444)     (7,402)
                         ---------  --------   ----------    --------    --------
        Net cash used in
         investing
         activities.....    (6,526)  (16,444)    (109,282)    (16,444)     (7,402)
Cash flows from
 financing activities:
  Payments on common
   stock subscriptions..   590,000       --     1,260,500         --       67,500
  Common stock
   subscribed for
   services.............    56,664       --        56,664         --          --
  Proceeds from notes
   payable to
   stockholders.........   140,000   710,000      850,000     490,000     745,000
                         ---------  --------   ----------    --------    --------
        Net cash
         provided by
         financing
         activities.....   786,664   710,000    2,167,164     490,000     812,500
                         ---------  --------   ----------    --------    --------
        Net increase
         (decrease) in
         cash...........   (74,439)  (32,284)      69,751     (87,189)     28,460
Cash and cash
 equivalents at
 beginning of period....   176,474   102,035          --      102,035      69,751
                         ---------  --------   ----------    --------    --------
Cash and cash
 equivalents at end of
 period................. $ 102,035    69,751       69,751      14,846      98,211
                         =========  ========   ==========    ========    ========

                See accompanying notes to financial statements.

                                 WHIPLASH, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

 (a) Description of Business

   Whiplash, Inc. (the Company) was incorporated in Delaware as a C-corporation on March 7, 1996 (inception), for the purpose of becoming an online business-to-business global distribution company for the leisure travel marketplace. The Company was formed around the goal of becoming the premier "electronic retail enabler" for all travel-related companies by enhancing the existing supply chain between the travel provider, dealer direct and business-to-business model.

   Since inception, the Company has been engaged principally in organizational activities, including raising capital, recruiting a management team and employees, executing agreements, negotiating strategic relationships, and developing operational plans and marketing activities. Accordingly, the Company is in the development stage, as defined by Statement of Accounting Standards
(SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises.

 (b) Unaudited Interim Financial Information

   The financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999, respectively, are unaudited. In the opinion of the Company's management, the unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results of operations to be expected for the year ending December 31, 1999.

 (c) Cash Equivalents

   The Company considers all highly liquid instruments with an original maturity of three months or less at the time of purchase to be cash equivalents.

 (d) Property and Equipment

   Property and equipment are carried at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years.

 (e) Revenue Recognition

   The Company's revenues since inception consist primarily of consulting services provided to third parties. Revenues from consulting services are recognized as the services are performed.

 (f) Product Development Costs

   Product development costs are expensed as incurred and consist primarily of payroll and payroll related expenses for personnel dedicated to developing the Company's global distribution network.

 (g) Stock-based Compensation

   The Company accounts for its stock options under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to

                                 WHIPLASH, INC.

Employees, and provide pro forma net income disclosures for employee stock option grants made as if the fair value-based method defined in SFAS 123 had been applied. Under APB No. 25, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company has elected to apply the provisions of APB No. 25 and provide the pro forma disclosures required by SFAS No. 123.

 (h) Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (i) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) Property and Equipment

   Property and equipment, at cost, less accumulated depreciation, are summarized as follows at December 31, 1997 and 1998:

                                                                December 31,
                                                              -----------------
                                                                1997     1998
                                                              --------  -------
      Computer hardware and software......................... $ 66,362   82,806
      Office furniture and equipment.........................   26,476   26,476
                                                              --------  -------
                                                                92,838  109,282
      Less accumulated depreciation and amortization.........  (37,611) (66,876)
                                                              --------  -------
                                                              $ 55,227   42,406
                                                              ========  =======


(3) Stock Option Plan

   In 1996, the Company adopted a stock option plan under which certain employees may be granted the right to purchase shares of common stock at or above the fair value on the date of grant. The Company has reserved an aggregate of 790,000 shares of common stock for issuance under the plan. Stock options may be exercised only to the extent they have vested in accordance with provisions determined by the Board of Directors.

   The per share weighted-average fair value of stock options granted during 1998 was $0.03 on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected dividend yield 0%, expected volatility of 0%, risk-free interest rate of 5.6% and an expected life of 3 years. There were no stock option grants in 1997.

                                 WHIPLASH, INC.

   The Company applies APB No. 25 in accounting for its plans and accordingly, no compensation cost has been recognized in the financial statements for its stock options. Had the Company determined compensation cost based on the fair value at the grant date for its stock-based compensation plans under SFAS No. 123, the Company's net loss would have been the pro forma amounts indicated below:

                                                               December 31,
                                                            -------------------
                                                              1997       1998
                                                            ---------  --------
      Net loss:
        As reported........................................ $(848,690) (909,518)
        Pro forma..........................................  (854,046) (915,669)
                                                            =========  ========

   Stock option activity for the periods indicated is as follows:

                                                                       Weighted-
                                                                        Average
                                                                       Exercise
                                                               Shares    Price
                                                               ------- ---------
Outstanding on December 31, 1996 and 1997..................... 640,000   $0.20
Granted during 1998........................................... 150,000    0.20
                                                               -------
Outstanding on December 31, 1998.............................. 790,000   $0.20
                                                               =======   =====

   The following table summarizes information about stock options outstanding at December 31, 1998:

                                                                 Options
                              Options outstanding              exercisable
                        ----------------------------------  --------------------
                                   Weighted-
                                    average     Weighted-             Weighted-
                                   remaining     average               average
                                  contractual   exercise              exercise
      Exercise price    Shares       life         price     Shares      price
      --------------    -------   -----------   ---------   -------   ---------
      $0.20             790,000    7.8 years      $0.20     320,000     $0.20
                        =======    =========      =====     =======     =====


(4) Notes Payable to Stockholders

   During 1997 and 1998, the Company issued various unsecured promissory notes to certain stockholders. These promissory notes bear interest at rates ranging from 5.58% to 7.28% and are generally due two years from the issuance date. The total principal balance outstanding on the notes at December 31, 1998 was $850,000, of which $200,000 has been classified as a current liability. The outstanding principal balance and related accrued interest shall be automatically converted into shares of the Company's Series A preferred stock upon the closing of an external financing in which the Company receives at least $5.0 million from the sale of equity securities (see note 6).

(5) Income Taxes

   The reconciliation of income tax expense (benefit) computed using the Federal statutory rate of 34% to the Company's income tax expense (benefit) is as follows:

                                                             1997       1998
                                                           ---------  --------
      Expected income tax benefit at the statutory rate... $(269,289) (309,236)
      State income tax benefit............................   (47,522)  (54,571)
      Permanent differences...............................        55       650
      Effect of change in valuation allowance.............   316,756   363,157
                                                           ---------  --------
                                                           $     --        --
                                                           =========  ========

                                WHIPLASH, INC.

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1997 and December 31, 1998 are as follows:

                                                              1997       1998
                                                            ---------  --------
      Deferred tax assets:
        Capitalized start-up costs......................... $ 509,935   858,618
        Accrued expenses...................................       --     11,772
        Property and equipment--depreciation...............       --        894
        Other..............................................       547       547
                                                            ---------  --------
          Total gross deferred tax assets..................   510,482   871,831
      Less valuation allowance.............................  (508,401) (871,558)
                                                            ---------  --------
          Net deferred tax assets..........................     2,081       273
                                                            ---------  --------
      Deferred tax liabilities:
        Property and equipment--depreciation...............     1,917       --
        Other..............................................       164       273
                                                            ---------  --------
          Total gross deferred tax liabilities.............     2,081       273
                                                            ---------  --------
          Net deferred tax asset (liability)............... $     --        --
                                                            =========  ========

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the temporary differences are available to reduce income taxes payable, management has established a valuation allowance for the full amount of the net deferred tax assets.

(6) Subsequent Events

   On October 27, 1999, the Company amended and restated its certificate of incorporation thereby authorizing 20,000,000 shares of $.001 par value Class A common stock, 3,726,708 shares of $.001 par value Class B common stock, 4,751,553 shares of $.001 par value Series A-1 preferred stock, and 3,726,708 shares of $.001 par value Series A-2 preferred stock. Upon liquidation, each holder of Series A-1 and Series A-2 preferred shares (collectively, "Series A preferred shares") shall be entitled to receive an amount equal to the greater of (i) $1.61, subject to adjustment in the event such shares are subdivided through a stock split, stock dividend, or otherwise ("the Series A liquidation value"), plus all accrued and unpaid dividends, and (ii) the amount such holder would receive if all holders of Series A preferred shares had converted their Series A preferred shares into common stock immediately prior to liquidation.

   Upon liquidation, and after payment of preferential amounts to holders of Series A preferred shares, the remaining assets of the Company shall be distributed to the holders of common shares. The Company shall pay preferential dividends to the holders of Series A preferred shares, when and if declared by the board of directors, at an annual rate of $0.13 per share (as adjusted for any stock splits and like events). In the event any dividend or other distribution payable in cash, stock, or other property is declared on the common stock, each holder of Series A preferred shares on the record date for such dividend or distribution shall be entitled to receive the same cash, stock or other property which such holder would have received if on such record date such holder was the holder of record of the number of common shares into which such Series A preferred shares then held by such holder are then convertible.

   Series A-1 preferred shares may be converted at any time, at the election of the holder, into the number of shares of Class A common stock determined by
(i) multiplying the number of Series A-1 preferred shares to be

                                 WHIPLASH, INC.

converted by $1.61 and (ii) dividing the resulting product by the Series A conversion price ($1.61 initially, subject to adjustment upon certain dilutive events) then in effect. If the holders of more than two-thirds of the Series A-1 preferred shares then outstanding shall so elect, by vote or written consent, all of the outstanding Series A-1 preferred shares shall automatically convert into shares of Class A common stock.

   Series A-2 preferred shares may be converted at any time, at the election of the holder, into the number of shares of Class B common stock determined by (i) multiplying the number of Series A-2 preferred shares to be converted by $1.61 and (ii) dividing the resulting product by the Series A conversion price then if effect. If the holders of more than two-thirds of the Series A-2 preferred shares then outstanding shall so elect, by vote or written consent, all of the outstanding Series A-2 preferred shares shall automatically convert into shares of Series A-1 preferred stock or Class B common stock.

   Series A-2 preferred shares may be converted at any time, at the election of the holder, into an equal number of shares of Series A-1 preferred stock. Each Series A-2 preferred share shall automatically convert into one Series A-1 preferred share if the aggregate number of Series A-2 preferred shares and Class B common shares then outstanding is less than five percent of the aggregate number of common shares outstanding, assuming conversion or exercise of all outstanding convertible securities and options.

   Class B common shares may be converted at any time, at the election of the holder, into an equal number of Class A common shares. Each Class B common share shall automatically convert into one Class A common share if the aggregate number of Series A-2 preferred shares and Class B common shares then outstanding is less than five percent of the aggregate number of common shares then outstanding, assuming conversion or exercise of all outstanding convertible securities and options.

   If a firm commitment underwritten public offering of shares of common stock is effected in which (a) the aggregate price paid by the public for the shares is at least $20,000,000 and (b) the price per share paid by the public for such shares is at least 300% of the Series A conversion price in effect immediately prior to such offering, then all of the outstanding Series A preferred shares shall be automatically converted into shares of common stock upon the closing of the public offering.

   The Series A preferred shares have certain redemption rights. If a fundamental change or change in ownership occurs, the holder or holders of at least two-thirds of the Series A preferred shares then outstanding may require the Company to redeem all the Series A preferred shares then outstanding at the Series A redemption price. The Series A redemption price per share equals the sum of the Series A liquidation value plus all declared but unpaid dividends on such Series A preferred shares through the applicable redemption date.

   At any time or times on or after the fifth anniversary of issuance, the holder or holders of two-thirds of the outstanding Series A preferred shares may elect to require the Company to redeem all or any portion of such holders' Series A preferred shares.

   Holders of Class A common stock, Class B common stock, Series A-1 preferred stock, and Series A-2 preferred stock vote together as a single class on all matters submitted to a vote before the stockholders of the Company. Holders of Class A and Class B common stock are entitled to one vote per share. Holders of Series A-1 preferred stock are entitled to the number of votes of Class A common shares such holders would have been entitled to had they converted all of their Series A-1 preferred shares to Class A common shares. Holders of Series A-2 preferred stock are entitled to the number of votes of Class B common shares such holders would have been entitled to had they converted all of their Series A-2 preferred shares to Class B common shares.

                                 WHIPLASH, INC.

   On November 8, 1999, the Company entered into a Series A Preferred Stock Purchase Agreement (the Agreement) with a third party. Under the terms of the Agreement, the Company issued 3,726,708 shares of Series A-2 preferred stock.

   During the period from January 1, 1999 through November 8, 1999, the Company issued $800,000 of additional unsecured promissory notes to certain stockholders. These promissory notes bear interest at a rate of 5.58%. The total principal balance outstanding of all unsecured promissory notes at November 8, 1999 was $1,650,000. In conjunction with the Agreement, the $1,650,000 of principal outstanding on the notes plus accrued interest was converted into 1,024,845 shares of Series A-1 preferred stock. The Series A-1 preferred stock is ultimately convertible into shares of common stock of the Company in accordance with the terms of the Agreement.

   On November 8, 1999, the Company increased the number of shares of Class A common stock reserved for issuance under its stock option plan to 2,290,000.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Xippix, Inc.:

   We have audited the accompanying balance sheet of Xippix, Inc. as of December 31, 1999, and the related statements of operations, stockholders' deficit, and cash flows for the period from April 14, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xippix, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the period from April 14, 1999 (inception) through December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Chicago, Illinois
March 14, 2000

                                  XIPPIX, INC.

                                 BALANCE SHEET

                               December 31, 1999

                                     Assets

Current assets:
  Cash.............................................................. $ 175,327
  Accounts receivable...............................................    60,804
  Security deposits.................................................    23,505
  Prepaid expenses and other current assets.........................    27,566
                                                                     ---------
    Total current assets............................................   287,202
Property and equipment, net.........................................   261,747
                                                                     ---------
    Total assets.................................................... $ 548,949
                                                                     =========
                     Liabilities and Stockholders' Deficit
Current liabilities:
  Capital lease obligation.......................................... $ 153,274
  Accounts payable..................................................   130,335
  Accrued expenses..................................................    88,489
  Due to shareholders...............................................    68,444
  Deferred revenue..................................................   266,667
                                                                     ---------
    Total current liabilities.......................................   707,209
Deferred revenue, less current portion..............................   499,944
                                                                     ---------
    Total liabilities............................................... 1,207,153
                                                                     ---------
Stockholders' deficit:
  Common stock, no par value. 100,000,000 shares authorized;
   55,277,778 shares issued and outstanding.........................     1,106
  Due from shareholders.............................................    (1,050)
  Accumulated deficit...............................................  (658,260)
                                                                     ---------
    Total stockholders' deficit.....................................  (658,204)
                                                                     ---------
      Total liabilities and stockholders' deficit................... $ 548,949
                                                                     =========


                See accompanying notes to financial statements.

                                  XIPPIX, INC.

                            STATEMENT OF OPERATIONS

        Period from April 14, 1999 (inception) through December 31, 1999

Revenues........................................................... $1,726,250
Cost of revenues...................................................    953,600
                                                                    ----------
    Gross profit...................................................    772,650
                                                                    ----------
Operating expenses:
  Product development..............................................    104,275
  Selling, general and administrative..............................  1,377,062
                                                                    ----------
    Total operating expenses.......................................  1,481,337
                                                                    ----------
    Loss from operations...........................................   (708,687)
                                                                    ----------
Other income:
  Interest income..................................................      2,927
  Other............................................................     47,500
                                                                    ----------
    Total other income.............................................     50,427
                                                                    ----------
    Net loss....................................................... $ (658,260)
                                                                    ==========



                See accompanying notes to financial statements.

                                  XIPPIX, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT

        Period from April 14, 1999 (inception) through December 31, 1999

                           Common stock                                 Total
                         -----------------   Due from   Accumulated stockholders'
                           Shares   Amount shareholders   deficit      deficit
                         ---------- ------ ------------ ----------- -------------
Balance at April 14,
 1999 (inception).......        --  $  --        --           --           --
Issuance of common
 stock.................. 55,277,778  1,106    (1,050)         --            56
Net loss................        --     --        --      (658,260)    (658,260)
                         ---------- ------    ------     --------     --------
Balance at December 31,
 1999................... 55,277,778 $1,106    (1,050)    (658,260)    (658,204)
                         ========== ======    ======     ========     ========




                See accompanying notes to financial statements.

                                  XIPPIX, INC.

                            STATEMENT OF CASH FLOWS

        Period from April 14, 1999 (inception) through December 31, 1999

Cash flows from operating activities:
  Net loss.......................................................... $(658,260)
  Adjustments to reconcile net loss to net cash provided by
   operating activities:
    Depreciation and amortization...................................    92,566
    Changes in assets and liabilities:
      Accounts receivable...........................................   (60,804)
      Security deposits.............................................   (23,505)
      Prepaid expenses and other current assets.....................   (27,566)
      Accounts payable..............................................   130,335
      Accrued expenses..............................................    88,489
      Due to shareholders...........................................    68,444
      Deferred revenue..............................................   766,611
                                                                     ---------
        Net cash provided by operating activities...................   376,310
                                                                     ---------
Cash flows from investing activities--
  Purchases of property and equipment...............................   (51,043)
                                                                     ---------
        Net cash used in investing activities.......................   (51,043)
                                                                     ---------
Cash flows from financing activities:
  Payment of obligation under capital lease.........................  (149,996)
  Proceeds from issuance of common stock............................        56
                                                                     ---------
        Net cash used in financing activities.......................  (149,940)
                                                                     ---------
Net increase in cash................................................   175,327
Cash at beginning of period.........................................       --
                                                                     ---------
Cash at end of period............................................... $ 175,327
                                                                     =========
Supplemental disclosure of non cash investing and financing
 activities:
  Equipment acquired through capital lease.......................... $ 303,270
  Issuance of common stock for amounts due from shareholders........ $   1,050


                See accompanying notes to financial statements.

                                  XIPPIX, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) Organization and Business

   Xippix, Inc. (the Company) was incorporated as a C-corporation in the state of California on April 14, 1999. The Company specializes in the design and development of Internet imaging and services for e-commerce websites. The Company's product under development is intended to enable users to view images on Internet websites with greater resolution.

   The Company has adopted a March 31 fiscal year end.

(2) Summary of Significant Accounting Policies and Practices

 (a) Property and Equipment

   Property and equipment are carried at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from three to five years.

   Property and equipment under capital leases are stated at the fair value of the leased item at the inception of the lease. Property and equipment held under capital leases are amortized using the straight-line method over the estimated useful life of the related asset.

 (b) Deferred Revenue

   Deferred revenue represents billings for services that have not yet been rendered and the value assigned to a sales and distribution right granted to a third party for sales of the Company's principal product, ImagePump, in Japan. Deferred revenue for services that have not yet been rendered is recognized as the services are performed. The value assigned to the sales and distribution right will be recognized based upon sales of ImagePump in Japan by the third party at agreed upon royalty rates.

 (c) Revenue Recognition

   The Company's revenues since inception consist primarily of contracted software development services provided to third parties. Service revenues are recognized as services are rendered. Revenue from product and software sales are recognized upon product delivery and customer acceptance, when all significant contractual obligations are satisfied and the collection of the resulting receivables is reasonably assured. Revenue from royalties is recognized based upon sales of the Company's products at agreed upon royalty rates.

 (d) Product Development

   Software development costs are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as product development and expensed as incurred. Once technological feasibility has been established, additional costs incurred in development, including coding, testing, and documentation writing, are capitalized until the software's general release. Capitalized costs are evaluated for net realizability by estimating the future gross revenues from that product reduced by the estimated future costs of completing and disposing of that product, including costs of performing maintenance and customer support required to satisfy the Company's responsibility set forth at the time of sale. During the period from April 14, 1999 (inception) through December 31, 1999 all development costs were expensed due to the uncertainty of realizability.

 (e) Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to

                                  XIPPIX, INC.

taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (f) Stock Option Plan

   The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense would be recorded on the date of grant only if the fair value of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

 (g) Impairment of Long-lived Assets

   In accordance with SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-Lived Assets to be Disposed of, the Company records impairment of losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

 (h) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(3) Property and Equipment

   Property and equipment, at cost, less accumulated depreciation and amortization, are summarized as follows at December 31, 1999:

   Equipment under capital lease...................................... $303,270
   Equipment and purchased software...................................   51,043
                                                                       --------
                                                                        354,313
   Less accumulated depreciation and amortization.....................  (92,566)
                                                                       --------
                                                                       $261,747
                                                                       ========

(4) Leases

   The Company is obligated under a capital lease for equipment that expires on May 30, 2000. At December 31, 1999, the gross amount of equipment and related accumulated amortization recorded under this lease was $303,270 and $88,452, respectively.

   The Company also has several operating leases, primarily for office facilities and storage, that expire in 2000. Rental expense, including common area maintenance expense, was $183,739 for the period from April 14, 1999 (inception) through December 31, 1999.

   Future minimum lease payments under noncancelable operating leases as of December 31, 1999 are $228,629 for 2000. Future minimum capital lease payments as of December 31, 1999 are $153,274 for 2000.

                                  XIPPIX, INC.

(5) Income Taxes

   The reconciliation of income tax expense (benefit) computed using the Federal statutory rate of 34% to the Company's income tax expense (benefit) is as follows:

   Expected income tax benefit...................................... $(223,808)
   State income tax benefit, net of Federal taxes...................   (39,496)
   Other............................................................     1,461
   Effect of change in valuation allowance..........................   261,843
                                                                     ---------
                                                                     $     --
                                                                     =========

   The tax effects of temporary differences that give rise to significant portions of deferred taxes at December 31, 1999 is presented below.

   Deferred tax assets:
     Property and equipment.......................................... $  27,855
     Deferred revenue................................................   149,983
     Net operating loss carryforward.................................    84,005
                                                                      ---------
       Total gross deferred tax assets...............................   261,843
   Valuation allowance...............................................  (261,843)
                                                                      ---------
       Net deferred tax asset........................................ $     --
                                                                      =========

   The Company incurred a net operating loss from April 14, 1999 (inception) through December 31, 1999, which can potentially be carried forward twenty years and will expire in 2019.

   The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, it is more likely than not that these assets will not be realized.

(6) Capital Stock

   In May 1999, the Company issued an aggregate of 42,500,000 shares of common stock to the Company's founders at a price of $0.00002 per share.

   In July 1999, the Company received $500,000 from a third party for 2,777,778 shares of the Company's common stock and the sales and distribution rights in Japan to the Company's principal product, ImagePump. The Company recorded the fair value of the shares of common stock in equity and the remainder as deferred revenue. The deferred revenue will be recognized based upon sales of ImagePump in Japan by the third party at agreed upon royalty rates.

   In October 1999, the Company issued 10,000,000 shares of common stock to an officer of the Company at a price of $0.00002 per share.

(7) Stock Option Plan

   In 1999, the Company adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to employees. The Plan authorizes grants of options to purchase up to 15,000,000 shares of authorized but unissued common stock. Stock options granted can have a maximum term

                                  XIPPIX, INC.

of 10 years and a maximum vesting period of 20% per year over the five-year period commencing on the date of grant. Terms for specific stock option grants are to be determined by the Board of Directors within the above guidelines.

   At December 31, 1999, there were 10,557,500 additional shares available for grant under the Plan. The per share weighted-average minimum value of stock options granted during 1999 was de minimus on the date of grant using the Black Scholes option-pricing model (excluding a volatility assumption) with the following weighted-average assumptions: 1999--expected dividend yield 0%, risk-free interest rate of 5.72%, and an expected life of 4.28 years.

   The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized in the financial statements for its stock options grants.

   Stock option activity during the period indicated is as follows:

                                                     Number of  Weighted-average
                                                      shares     exercise price
                                                     ---------  ----------------
   Outstanding at April 14, 1999 (inception)........       --       $   --
     Granted........................................ 4,722,500       .00002
     Canceled.......................................  (280,000)      .00002
                                                     ---------
   Outstanding at December 31, 1999................. 4,442,500       .00002
                                                     =========

   At December 31, 1999, there were no options exercisable.

(8) Employee Benefits

   The Company has a 401(k) retirement plan covering substantially all of its employees. The participants may contribute up to 15% of their salary, subject to Federal tax limitations. The Company matches 50% of the employees' contribution up to 6% of the employee's contribution rate. During 1999, the Company contributed $33,765 in matching contributions.

(9) Related-party Transactions

   In the ordinary course of its business, the Company conducted certain transactions with one of its shareholders, principally software development services, which resulted in revenues of $41,250 for the period from April 14, 1999 (inception) through December 31, 1999.

   At December 31, 1999, the Company accrued $68,444 related to certain significant shareholders of the Company for employee services performed for the period from October 15, 1999 through December 31, 1999.

(10) Significant Customers

   During the period from April 14, 1999 (inception) through December 31, 1999, two customers accounted for 45% and 41% of the Company's revenues. At December 31, 1999, one customer accounted for 99% of the Company's accounts receivable.

                                  XIPPIX, INC.

(11) Subsequent Events

 (a) Debt Transactions

   The Company entered into a short term promissory note in the amount of $400,000 with a third party on January 7, 2000. The principal amount and all the accrued but unpaid interest were due on February 8, 2000. The Company satisfied its principal and interest obligation under the promissory note on February 4, 2000 through the issuance of stock as described below.

 (b) Equity Transactions

   Effective February 3, 2000, the Company amended and restated its articles of incorporation to authorize 27,000,000 shares of $0.001 par value Series A Preferred Stock and 200,000,000 shares of $0.00001 par value Common Stock.

   Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each shareholder of Series A Preferred Shares is entitled to receive a cash distribution prior to any distribution to a shareholder of Common Stock. The cash distribution is equal to the greater of (i) $0.3343925 per Series A Preferred Share (Series A Purchase Price or Series A Conversion Price) plus all accrued and unpaid dividends and (ii) the amount such shareholder would receive if all shareholders of Series A Preferred Shares had converted their shares into Common Stock immediately prior to such liquidation, dissolution or winding up (the Series A Liquidation Value). The remaining assets available for distribution are distributed to the shareholders of Common Stock ratably in proportion to the number of shares of Common Stock held.

   At any time, a holder of Series A Preferred Shares may convert all or any portion of the Series A preferred shares held by such holder into the number of shares of Common Stock computed by multiplying the number of Series A Preferred Shares to be converted by the Series A Liquidation Value and dividing the resulting product by the Series A Conversion Price then in effect. No accrued and unpaid dividends may be included in the Series A Liquidation Value or converted into Common Stock in conjunction with the conversion of the Series A Preferred Shares.

   The Series A Conversion Prices will be adjusted for events such as the issuance of rights, options, and convertible securities, dilutive events and stock splits. Each share of Series A Preferred Shares accrues dividends on a daily basis from the date of issuance at a rate of 8% per annum of the Series A Purchase Price. The board of directors may declare a dividend on the Common Stock only when all accrued and unpaid dividends on the Series A Preferred Shares have been paid. Then, in the event any dividend or other distribution payable in cash, stock or other property is declared on the Common Stock, each holder of Series A Preferred Shares on the record date for such dividend or distribution shall be entitled to receive such dividend or distribution such holder would have received if on such record date such holder was the holder of the number of shares of Common Stock into which such Series A Preferred Shares then held by such holder are convertible.

   If an underwritten public offering of shares of Common Stock is effected in which (a) the aggregate price paid by the public for the shares is at least $25,000,000 and (b) the price per share paid by the public for such shares is at least 300% of the Series A Conversion Price in effect immediately prior to such offering, then all of the outstanding Series A Preferred Shares shall be automatically converted into shares of Common Stock upon the closing of the public offering.

   The Series A Preferred Shares have certain redemption rights. If a fundamental change or change in ownership occurs, the holder or holders of at least two-thirds of the Series A Preferred Shares then outstanding

                                  XIPPIX, INC.

may require the Company to redeem all the Series A Preferred Shares then outstanding at the Series A Redemption Price. The Series A Redemption Price equals the Series A Liquidation Value as of the redemption date.

   The holder or holders of two-thirds of the outstanding Series A Preferred Shares may elect, on the fifth anniversary of issuance, to require the Company to redeem all Series A Preferred Shares then outstanding at the Series A Redemption Price.

   Holders of Common Stock and Series A Preferred Stock vote together as a single class on all matters submitted to a vote before the stockholders of the Company. Holders of Common Stock are entitled one vote per share. Holders of Series A Preferred Stock are entitled to the number of votes of Common Shares such holders would have been entitled to had they converted all of their Series A Preferred Shares to Common Shares.

   On February 4, 2000, the Company entered into a Series A Preferred Stock Purchase Agreement (the Agreement) with a third party. Under the terms of the Agreement, the Company issued 26,914,481 shares of Series A preferred stock for proceeds of $9,000,000. The proceeds from the transaction include cash of $4,598,556, satisfaction of the principal and interest due under the promissory note issued on January 7, 2000 and a promissory note in the amount of $4,000,000.

   In conjunction with the agreement, the Company has reserved 55,000,000 shares of Common Stock for issuance upon conversion of the Series A Preferred Shares.

 (c) Lease Agreement

   On February 15, 2000, the Company entered into a facility operating lease that commences on March 1, 2000 and extends through November 30, 2003. The Company's total commitment under the lease is $1,215,415 plus common area operating expenses.

[Inside Back Cover]

The triple helix graphic               [A triple helix type design
represents the interwoven              running the length of the
relationships of divine                right hand side of the inside
interVentures' associated              back cover with dots
companies                              indicating each of the
                                       associated companies and lines
                                       to the associated company
                                       names below]

                                                         Aluminium.com
                                                      BeautyJungle.com
                                                          bid4real.com
                                                           BidBuyBuild
                                                           Buzz divine
                                                       CapacityWeb.com
                                                            closerlook
                                                               Commerx
                                                      Community divine
                                                              comScore
                                                    divine interChange
                                                               dotspot
                                                             Farms.com
                                                       eFiltration.com
                                                          Emicom Group
                                                            Entrepower
                                                   e-Reliable Commerce
                                                     eXperience divine
                                                             FiNetrics
                                                           Host divine
                                                        i-Fullfillment
                                                             iGive.com
                                                          iSalvage.com
                                                              i-Street
                                                        Justice divine
                                                      Knowledge divine
                                                           LAUNCHworks
                                                      LiveOnTheNet.com
                                                       Martin Partners
                                                             Mercantec
                                                              mindwrap
                                           The National Transportation
                                                              Exchange
                                                          Neoforma.com
                                                          NetUnlimited
                                                      OfficePlanIt.com
                                                           Oilspot.com
                                                       OpinionWare.com
                                                           OUTTASK.COM
                                                  Panthera Productions
                                                   Perceptual Robotics
                                                            PocketCard
                                                          Sales divine
                                                               Sequoia
                                                          sho research
                                                         Talent divine
                                                              TV House
                                                         ViaChange.com
                                                      Web Design Group
                                                  Westbound Consulting
                                                              Whiplash
                                                                Xippix
                                                                Xqsite

           [Outside Back Cover]



  [Company logo: red Japanese koi fish with the following text printed across
                                      it.]

                           The Internet Zaibatsu(TM)
                    Building businesses for the new economy.



                                 www.divine.com

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   Set forth below is an estimate of the approximate amount of fees and expenses, other than underwriting commissions and discounts, payable by the Registrant in connection with the issuance and distribution of our common stock pursuant to the Prospectus contained in this Registration Statement. The Registrant will pay all of these expenses.

                                                                     Approximate
                                                                       Amount
                                                                     -----------
SEC registration fee................................................ $  121,440
NASD filing fee.....................................................     30,500
Nasdaq National Market listing fee..................................     90,000
Accountants' fees and expenses......................................  3,000,000
Legal fees and expenses.............................................  1,000,000
Transfer agent and registrar fees and expenses......................     20,000
Printing and engraving..............................................  1,200,000
Miscellaneous expenses..............................................     58,060
                                                                     ----------
  Total............................................................. $5,500,000
                                                                     ==========

   All expenses other than the SEC registration fee, NASD filing fee and Nasdaq National Market listing fee are estimated.

Item 14. Indemnification of Directors and Officers

   The Registrant's certificate of incorporation provides that the Registrant shall indemnify its directors to the full extent permitted by the General Corporation Law of the State of Delaware and may indemnify its officers and employees to such extent, except that the Registrant shall not be obligated to indemnify any such person (1) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, without the Registrant's prior written consent, or (2) for any amounts paid in settlement of an action indemnified against by the Registrant without the prior written consent of the Registrant. The Registrant has entered into indemnity agreements with each of its directors. These agreements may require the Registrant, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' liability insurance.

   In addition, the Registrant's certificate of incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (4) for any transaction from which the director derives an improper personal benefit.

   Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

   The Registrant has obtained directors' and officers' liability insurance.

   Under the terms of the Underwriting Agreement, the Underwriters have agreed to indemnify, under certain conditions, the Registrant, its directors, certain of its officers and persons who control the Registrant within the meaning of the Securities Act of 1933.

Item 15. Recent Sales of Unregistered Securities

   The following information does not reflect the conversion of the Registrant's (1) series A-1, series B-1, series C, series D, series D-1, series E and series F preferred stock into class A common stock and (2) series A-2 and series B-2 preferred stock into class B common stock, each to be effected upon consummation of this offering.

   (1) In June 1999, the Registrant issued 1,000 shares of common stock to Mr. Filipowski for cash in the amount of $10. The Registrant sold these shares in a transaction exempt from registration under the Securities Act in reliance upon
Section 4(2) of the Securities Act ("Section 4(2)"), as a transaction not involving a public offering. In August 1999, the Registrant converted these shares into 10,000 shares of class B common stock.

   (2) From August 25 until October 19, 1999, the Registrant issued (a) an aggregate of 20,700,000 shares of class A common stock to 77 officers, directors and employees (including persons who had accepted offers of employment) (collectively, "Employees") for cash in the aggregate amount of $20,700 and (b) an aggregate of 12,250,000 shares of class B common stock to Messrs. Filipowski, Cullinane, Humenansky, Freedman, Slowey and Tatro, for cash in the aggregate amount of $12,250. The aggregate proceeds to the Registrant from these sales were $32,950. The Registrant sold these shares pursuant to its 1999 Stock Purchase Plan (the "Stock Purchase Plan") in transactions exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act ("Rule 701").

   (3) From September 15 until September 30, 1999, the Registrant issued (a) an aggregate of 9,236,600 shares of series A-1 convertible preferred stock to 50 Employees and to a family member of Mr. Filipowski, for cash in the aggregate amount of $2,309,150 and (b) an aggregate of 37,350,000 shares of series A-2 preferred stock, par value $.001 per share, to Messrs. Filipowski, Cullinane, Humenansky, Slowey and Tatro and to a partnership owned by Mr. Freedman and the Registrant's assistant general counsel and controlled by Mr. Freedman, for cash in the aggregate amount of $9,437,500. The aggregate proceeds to the Registrant from these sales were $11,721,650. Except as set forth in the following sentence, the Registrant sold these shares pursuant to its Stock Purchase Plan in transactions exempt from registration under the Securities Act in reliance upon Section 4(2), as transactions not involving a public offering. In the case of the sales to the family member of Mr. Filipowski and the partnership controlled by Mr. Freedman, the Registrant sold the shares in transactions exempt from registration under the Securities Act in reliance upon Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act ("Rule 506"), as a transaction not involving a public offering. Both the family member of Mr. Filipowski and the partnership controlled by Mr. Freedman represented in writing to the Registrant that they were "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act ("accredited investors").

   (4) From September 28 until October 7, 1999, the Registrant issued (a) an aggregate of 2,712,000 shares of series B-1 convertible preferred stock to 35 Employees for cash in the aggregate amount of $1,356,000 and (b) 20,100,000 shares of series B-2 convertible preferred stock to Messrs. Filipowski and Slowey for cash in the aggregate amount of $10,050,000. The aggregate proceeds to the Registrant from these sales was $11,381,000. The Registrant sold these shares pursuant to its Stock Purchase Plan in transactions exempt from registration under the Securities Act in reliance upon Section 4(2), as transactions not involving a public offering.

   (5) From September 30 through December 14, 1999, the Registrant issued an aggregate of 190,062,125 shares of series C convertible preferred stock to 474 investors, for cash in the aggregate amount of $189,662,125 and legal services having a value of $400,000. The aggregate proceeds to the Registrant from these sales were $188,820,903. Of the shares of series C convertible preferred stock issued by the Registrant, an aggregate of 43,616,000 were sold to 27 executive officers and directors (including, for each such person, parties related to that person) and 400,000 were issued to Katten Muchin Zavis, legal counsel to the Registrant, in exchange for legal services having a value of $400,000. The Registrant sold the shares of series C convertible preferred stock in transactions exempt from registration under the Securities Act in reliance upon Rule 506, as transactions not involving a public offering. Each of the purchasers of series C preferred stock represented in writing to the Registrant that such purchaser was an accredited investor.

   (6) From October 1999 through March 15, 2000, the Registrant granted options (the "701 Options") to purchase an aggregate of 28,885,047 shares of its class A common stock to 634 Employees, one director and 111 consultants. From January 1, 2000 through March 15, 2000, 488 of the Employees and one director exercised 701 Options and purchased an aggregate of 24,622,275 shares of class A common stock for consideration (cash and notes) in the aggregate amount of $20,703,600. The Registrant granted the 701 Options and sold the underlying shares pursuant to its 1999 Stock Incentive Plan (the "Stock Incentive Plan") in transactions exempt from registration under the Securities Act in reliance upon Rule 701.

   (7) From October 1999 through March 15, 2000, the Registrant granted options (the "Accredited Investor Options") to purchase an aggregate of 10,462,500 shares of its class A common stock to the 40 executive officers and directors of the Registrant. From December 21, 1999 through March 15, 2000, 33 of these executive officers and directors exercised Accredited Investor Options and purchased an aggregate of 8,662,500 shares of class A common stock for consideration (cash and notes) in the aggregate amount of $3,721,875. The Registrant granted the Accredited Investor Options and sold the underlying shares pursuant to its Stock Incentive Plan in transactions exempt from registration under the Securities Act in reliance upon Section 4(2), as transactions not involving a public offering. Each of these Employees represented in writing to the Registrant that such person was an accredited investor.

   (8) On December 7, 1999, the Registrant agreed to issue, and on January 19, 2000 issued, an aggregate of 197,000,000 shares of series D convertible preferred stock and series D-1 convertible preferred stock to Frontenac VII Limited Partnership, Frontenac Masters VII Limited, First Chicago Investment Corporation, Cross Creek Partners X, LLC, Mesirow Capital Partners VII, Sumitomo Corporation, Sumitomo Corporation of America, Dell USA L.P., CBW/SK divine Investments and Microsoft Corporation, for cash in the aggregate amount of $197,000,000. The aggregate net proceeds to the Registrant from these sales were $196,900,000. The Registrant sold these shares in a transaction exempt from registration under the Securities Act in reliance upon Rule 506, as a transaction not involving a public offering. Each of the purchasers of series D preferred stock represented in writing to the Registrant that such purchaser was an accredited investor.

   (9) On January 17, 2000, the Registrant issued an aggregate of 700,000 shares of class A common stock (the "701 Stock") to two Employees for cash in the aggregate amount of $525,000. The Registrant sold the 701 Stock pursuant to its Stock Incentive Plan in transactions exempt from registration under the Securities Act in reliance upon Rule 701.

   (10) On February 1, 2000, the Registrant issued an aggregate of 2,000,000 shares of its series F convertible preferred stock to two stockholders of closerlook, inc. in connection with the Registrant's acquisition of preferred stock of closerlook, inc. The Registrant issued these shares in reliance upon Rule 506, as a transaction not involving a public offering. Each of these stockholders represented in writing to the Registrant that such purchaser was an accredited investor.

   (11) On February 3, 2000, the Registrant agreed to issue, and on March 14, 2000, issued 18,284,327 shares of series E convertible preferred stock to CMGI, Inc. ("CMGI") for cash in the aggregate amount of $18,284,327. The aggregate net proceeds to the Registrant from this sale were $18,234,327. The Registrant has sold these shares in a transaction exempt from registration under the Securities Act in reliance upon Rule 506, as a transaction not involving a public offering. CMGI represented in writing to the Registrant that it was an accredited investor and a "qualified institutional buyer," as defined in Rule 144A promulgated under Section 4(1) of the Securities Act ("QIB").

   (12) On February 11, 2000, the Registrant agreed to issue, and on March 14, 2000, the Registrant issued 10,000,000 shares of its series F convertible preferred stock to UBS AG, Chicago Branch ("UBS") in connection with the Registrant's acquisition of preferred stock of divine interChange, inc. The Registrant issued these shares in reliance upon Rule 506, as a transaction not involving a public offering. UBS represented in writing to the Registrant that it was an accredited investor and is a QIB.

   (13) On February 11, 2000, the Registrant issued 1,000,000 shares of its series F convertible preferred stock to Perceptual Robotics, Inc. ("PRI") in connection with the Registrant's acquisition of preferred stock of PRI. The Registrant issued these shares in reliance upon Rule 506, as a transaction not involving a public offering. PRI represented in writing to the Registrant that it was an accredited investor.


   No underwriters were involved in any of the transactions described above. Each recipient of securities in each of the transactions described above represented the recipient's intention to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits.

      1*       Form of Underwriting Agreement.
      3.1**    Form of Third Amended and Restated Certificate of
               Incorporation of the Registrant.
      3.2*     Amended and Restated By-laws of the Registrant.
      4.1*     Form of specimen stock certificate representing common
               stock.
      5**      Opinion of Katten Muchin Zavis as to the legality of the
               securities being registered (including consent).
     10.1*     divine interVentures, inc. 1999 Stock Incentive Plan.
     10.2*     Form of Option Agreement under the divine interVentures,
               inc. 1999 Stock Incentive Plan.
     10.3*     Form of Indemnification Agreement for Directors and
               Executive Officers.
     10.4*     Agreement of Sublease between Budget Rent A Car
               Corporation and divine interVentures, inc. dated as of
               August 25, 1999.
     10.5      Letter Agreement, dated July 1, 1999, among divine
               interVentures, inc., Blackhawk LLC and Andrew J.
               Filipowski, as amended on February 28, 2000.
     10.6*     Purchase Agreement, dated as of December 7, 1999, between
               divine interVentures, inc. and the purchasers named
               therein.
     10.7*     Series D Stockholders Agreement, dated as of December 7,
               1999, among divine interVentures, inc., the Management
               Stockholders (as defined therein) and the Purchasers (as
               defined therein).
     10.8*     Founders Shares Registration Rights Agreement, dated as of
               August 18, 1999, among divine interVentures, inc. and the
               Purchasers (as defined therein).
     10.9*     Series A Registration Rights Agreement, dated as of
               September 3, 1999, among divine interVentures, inc. and
               the Purchasers (as defined therein).
     10.10*    Series B Registration Rights Agreement, dated as of
               September 17, 1999, among divine interVentures, inc. and
               the Purchasers (as defined therein).

     10.11*    Series C Registration Rights Agreement, dated as of
               September 30, 1999, among divine interVentures, inc. and the Purchasers (as defined therein).
     10.12*    Series D Registration Rights Agreement, dated as of
               December 7, 1999, among divine interVentures, inc. and the Purchasers (as defined therein).

     10.13*    Consulting and Non-Compete Agreement, dated as of March
               29, 1999, between PLATINUM technology International, inc.
               and Andrew J. Filipowski.
     10.14*    Consulting and Non-Compete Agreement, dated as of March
               29, 1999, between PLATINUM technology International, inc.
               and Michael P. Cullinane.
     10.15*    Consulting and Non-Compete Agreement, dated as of March
               29, 1999 between PLATINUM technology International, inc.
               and Paul L. Humenansky.
     10.16*    Consulting and Non-Compete Agreement, dated as of June 1,
               1999, between Computer Associates, Inc. and Larry S.
               Freedman.
     10.17*    Business Opportunities Agreement, dated as of December 7,
               1999, by and among divine interVentures, inc. and Dell USA
               L.P., Microsoft Corporation, CBW/SK divine Investments,
               Frontenac VII Limited Partnership, Frontenac Masters VII
               Limited Partnership, First Chicago Investment Corporation,
               Cross Creek X, LLC and Mesirow Capital Partners VII.
     10.18*    Big Shoulders Intertech Fund, L.P. Limited Partnership
               Agreement, dated as of February 10, 2000.
     10.19*    Series E Registration Rights Agreement, dated as of
               February 3, 2000.
     10.20* Purchase Agreement, dated February 3, 2000, between divine interVentures, inc and CMGI, Inc.
     10.21* Alliance Agreement, dated as of January 28, 2000, between divine interVentures, inc. and Microsoft Corporation.
     10.22*    Lease, dated January 7, 2000, by and between Habitat-
               Kahny, LLC and dotspot, inc.

     10.23* Consulting Agreement, dated as of March 9, 2000 by and between divine interVentures, inc. and Michael J. Jordan.

     10.24     First Amendment to the Limited Partnership Agreement of
               Big Shoulders Intertech Fund, L.P., dated as of March 31,
               2000.

     10.25**   Amendment No. 1 to Alliance Agreement, by and between
               Microsoft Corporation and divine interVentures, inc., dated as of March 29, 2000.

     10.26**   Term Sheet, dated March 29, 2000, by and between Level 3
               Communications, LLC, divine interVentures, inc. and Host
               divine, inc.
     21        Subsidiaries of the Registrant.

     23.1 Consent of KPMG LLP with respect to consolidated financial statements of divine interVentures, inc.
     23.2 Consent of KPMG LLP with respect to financial statements of mindwrap, inc.
     23.3 Consent of KPMG LLP with respect to financial statements of BeautyJungle.com, Inc.
     23.4 Consent of KPMG LLP with respect to financial statements of bid4real.com, inc.
     23.5 Consent of KPMG LLP with respect to financial statements of Bid4Real.com LLC
     23.6 Consent of Grant Thornton LLP with respect to financial statements of BidBuyBuild, Inc.
     23.7 Consent of KPMG LLP with respect to consolidated financial statements of closerlook, inc.
     23.8 Consent of KPMG LLP with respect to financial statements of eFiltration, Inc.
     23.9 Consent of Arthur Andersen LLP with respect to financial statements of i-Fulfillment, Inc.
     23.10 Consent of KPMG LLP with respect to financial statements of iGive.com, inc.
     23.11 Consent of KPMG LLP with respect to financial statements of iSalvage.com, Inc.


     23.12 Consent of KPMG LLP with respect to financial statements of i-Street, Inc.
     23.13 Consent of Arthur Andersen LLP with respect to financial statements of LiveOnTheNet.com, Inc.
     23.14 Consent of KPMG LLP with respect to financial statements of Martin Partners, L.L.C.
     23.15 Consent of KPMG LLP with respect to financial statements of Mercantec, Inc.
     23.16 Consent of KPMG LLP with respect to financial statements of The Oilspot.com LLC.
     23.17 Consent of KPMG LLP with respect to financial statements of OpinionWare.com, Inc.
     23.18 Consent of KPMG LLP with respect to financial statements of OUTTASK.COM, Inc.
     23.19 Consent of KPMG LLP with respect to financial statements of Perceptual Robotics, Inc.
     23.20 Consent of KPMG LLP with respect to financial statements of PocketCard Inc.
     23.21 Consent of KPMG LLP with respect to financial statements of ViaChange.com, Inc.
     23.22 Consent of KPMG LLP with respect to financial statements of Web Design Group, Inc.
     23.23 Consent of KPMG LLP with respect to consolidated financial statements of Westbound Consulting, Inc.
     23.24 Consent of KPMG LLP with respect to financial statements of Whiplash, Inc.
     23.25 Consent of KPMG LLP with respect to financial statements of Xippix, Inc.
     23.26 Consent of Katten Muchin Zavis (contained in its opinion to be filed as Exhibit 5 hereto).

     24.1*     Power of Attorney (included on signature page hereto).

     24.2*     Power of Attorney of David D. Hiller

     24.3*     Power of Attorney of Thomas J. Meredith

     24.4      Power of Attorney of Joseph D. Gutman

     24.5      Power of Attorney of Michael J. Jordan

     27        Financial Data Schedule

---------------------
*  Previously filed
** To be filed by amendment


   (b) Financial Statement Schedules

     No financial statement schedules are required to be filed with this Registration Statement.

Item 17. Undertakings

   The Registrant hereby undertakes:

   (1) To provide to the Underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (3) For purposes of determining any liability under the Securities Act, (a) the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (b) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 3rd day of April, 2000.

                                          divine interVentures, inc.

                                                /s/ Michael P. Cullinane
                                          By:__________________________________
                                                   Michael P. Cullinane
                                              Executive Vice President, Chief
                                              Financial Officer and Treasurer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 3, 2000.

                 Signature                                     Title
                 ---------                                     -----


                     *                      Chairman of the Board and Chief Executive
___________________________________________   Officer
           Andrew J. Filipowski

        /s/ Michael P. Cullinane            Executive Vice President, Chief Financial
___________________________________________ Officer, Treasurer, Principal Financial and
           Michael P. Cullinane             Accounting Officer and Director

                     *                      President, Chief Operating Officer and
___________________________________________   Director
              Scott Hartkopf

                     *                      Executive Vice President and Director
___________________________________________
            Paul L. Humenansky

                     *                      Director
___________________________________________
              Robert Bernard

                     *                      Director
___________________________________________
             Michael J. Birck

                     *                      Director
___________________________________________
              James E. Cowie

                     *                      Director
___________________________________________
             Andrea Cunningham

                     *                      Director
___________________________________________
               Thomas Danis

                     *                      Director
___________________________________________
            Michael H. Forster


                 Signature                  Title
                 ---------                  -----
                     *                      Director
___________________________________________
              Arthur P. Frigo

                     *                      Director
___________________________________________
               Gian Fulgoni

                     *                      Director
___________________________________________
              George Garrick

                     *                      Director
___________________________________________
             Craig D. Goldman

         /s/ Joseph D. Gutman               Director
___________________________________________
             Joseph D. Gutman

                     *                      Director
___________________________________________
              Arthur W. Hahn

                     *                      Director
___________________________________________
              David D. Hiller

                     *                      Director
___________________________________________
             Jeffrey D. Jacobs

                     *                      Director
___________________________________________
             Gregory K. Jones

         /s/ Michael J. Jordan              Director
___________________________________________
             Michael J. Jordan

                     *                      Director
___________________________________________
            Steven Neil Kaplan

                     *                      Director
___________________________________________
            Richard P. Kiphart

                     *                      Director
___________________________________________
             Ronald D. Lachman

                     *                      Director
___________________________________________
                Eric Larson

                     *                      Director
___________________________________________
              William Lederer

                     *                      Director
___________________________________________
              Michael Leitner


                 Signature                  Title
                 ---------                  -----
                     *                      Director
___________________________________________
             Lawrence F. Levy

                     *                      Director
___________________________________________
            Thomas J. Meredith

                     *                      Director
___________________________________________
              Teresa L. Pahl

                     *                      Director
___________________________________________
                 John Rau

                     *                      Director
___________________________________________
               Bruce Rauner

                     *                      Director
___________________________________________
                Andre Rice

                     *                      Director
___________________________________________
            Mohanbir S. Sawhney

                     *                      Director
___________________________________________
               Alex C. Smith

                     *                      Director
___________________________________________
              Timothy Stojka

                     *                      Director
___________________________________________
             Aleksander Szlam

                     *                      Director
___________________________________________
                Mark Tebbe

                     *                      Director
___________________________________________
              James C. Tyree

                     *                      Director
___________________________________________
           William Wrigley, Jr.

                     *                      Director
___________________________________________
             Robert J. Zollars


      /s/ Michael P. Cullinane
By: _________________________________
         Michael P. Cullinane
           Attorney-in-Fact